As filed with the Securities and Exchange Commission on September 26, 2019.

Registration No. 333-231697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endeavor Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7900	83-3340169
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Lublin

Chief Financial Officer

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(310) 285-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill, Esq. Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Benjamin J. Cohen, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200	Seth Krauss, Esq. Chief Legal Officer Joel Karansky, Esq. Deputy General Counsel and Corporate Secretary Endeavor Group Holdings, Inc. 11 Madison Avenue New York, NY 10010 (212) 586-5100	Thomas Holden, Esq. Ropes & Gray LLP Three Embarcadero Center San Francisco, California 94111 (415) 315-6300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.00001 per share	17,250,000	$27.00	$465,750,000.00	$56,448.90

(1)

Includes 2,250,000 shares of Class A common stock that may be sold if the option to purchase additional shares of Class A common stock granted by the Registrant named herein to the underwriters is exercised in full.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The Registrant previously paid $86,325.68 in connection with prior filings of this Registration Statement on May 23, 2019 and September 16, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 26, 2019.

Preliminary Prospectus

Class A Common Stock	15,000,000 Shares

This is an initial public offering of shares of Class A common stock of Endeavor Group Holdings, Inc. All of the 15,000,000 shares of Class A common stock being offered are being sold by the Company.

Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $26.00 and $27.00.

We currently conduct our business through Endeavor Operating Company and its subsidiaries. Prior to the closing of this offering, we intend to complete an internal reorganization through a series of transactions, which we refer to as the “reorganization transactions.” After the completion of this offering, Endeavor Group Holdings will manage and operate the business and control the strategic decisions and day-to-day operations of Endeavor Operating Company through Endeavor Manager and include the operations of Endeavor Operating Company in our consolidated financial statements.

Following this offering, Endeavor Group Holdings, Inc. will have four classes of authorized common stock: Class A common stock, Class B common stock, Class X common stock and Class Y common stock. The Class A common stock offered hereby and the Class X common stock will have one vote per share. The Class Y common stock will have 20 votes per share. The Class B common stock will be non-voting. Our Chief Executive Officer, Ariel Emanuel, and our Executive Chairman, Patrick Whitesell, and their affiliates, together with affiliates of Silver Lake Partners will hold a majority of our issued and outstanding Class Y common stock, Class X common stock and, in the case of affiliates of Silver Lake Partners, Class A common stock after this offering and, as a group, will control more than a majority of the combined voting power of our common stock. As a result, they will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets.

We have applied to list the Class A common stock on the New York Stock Exchange (the “Exchange”) under the symbol “EDR.”

We will be a “controlled company” under the corporate governance rules of the Exchange applicable to listed companies, and therefore we will be permitted to, and we intend to, elect not to comply with certain corporate governance requirements thereunder. See “Management—Controlled Company.”

Investing in our Class A common stock involves risks. See “Risk Factors” on page 32 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting (Conflicts of Interest).”

To the extent that the underwriters sell more than 15,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 2,250,000 shares from us at the initial public offering price less the underwriting discount within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares against payment in New York, New York on             , 2019.

Goldman Sachs & Co. LLC	KKR	J.P. Morgan	Morgan Stanley	Deutsche Bank Securities

Barclays	Citigroup	Credit Suisse	RBC Capital Markets	UBS Investment Bank	Evercore ISI	Jefferies	HSBC

BTIG	CODE Advisors	DBO Partners	LionTree	Moelis & Company	Sandler O’Neill + Partners, L.P.	Academy Securities	Ramirez & Co., Inc.	Siebert Cisneros Shank & Co., L.L.C.	The Williams Capital Group, L.P.

Prospectus dated             , 2019.

TALENT REPRESENTATION
DEVELOPMENT
MARKETING AND LICENSING
ENDEAVOR
DISTRIBUTION AND SALES
EVENT MANAGEMENT
DIRECT-TO-CONSUMER

1898

The William Morris Agency (WMA) forms in New York City, eventually becoming the longest-running talent agency in the world.

1910

Screen legend Charlie Chaplin signs with WMA, strengthening the company's foothold in the fast-growing film industry.

1955

Marilyn Monroe and Elvis Presley join WMA as clients; the present-day Endeavor represents more than 6,000 clients, including leading entertainers, content creators, legendary athletes, sports institutions, style icons and blue-chip brands.

1960

Mark McCormack starts IMG in a handshake deal with Arnold Palmer, marking what many consider the beginning of modern-day sports marketing.

1964

IMG creates golf's World Match Play Championship. The company now manages and produces tournaments around the world as part of a portfolio of more than 700 events annually, including sporting events covering 20 sports across 25 countries, international fashion weeks, art fairs and music, culinary and lifestyle festivals.

1968

IMG first signs Wimbledon as a client. The relationship now spans more than 50 years and includes media production and distribution, as well as sponsorships.

1976

IMG stages one of its first tennis events, the Pepsi Grand Slam; the company is now involved in numerous tennis events globally, including owning the Miami Open.

1977

Laraine Ashton Agency joins IMG, followed by International Legends in the early 1980s. This forms the basis of IMG Models, which now represents seven of 10 women on *Forbes*' 2019 list of the highest paid models.

1987

IMG acquires Nick Bollettieri Tennis Academy, forming the basis of IMG Academy, now one of the leading sports training institutions in the world.

1995

Four former ICM agents, including current Endeavor CEO Ariel Emanuel, form the Endeavor Talent Agency, a boutique agency with a focus on television.

2000

Patrick Whitesell, now Endeavor Executive Chairman, joins Endeavor, bringing expertise in movies.

2001

IMG acquires the 7th on Sixth events, now New York Fashion Week: The Shows, one of a number of international fashion events the company stages annually.

2007

IMG College, now Learfield IMG College, forms with the acquisition of the Collegiate Licensing Company (CLC), Host Communications and ISP.

2009

WMA and Endeavor merge to form WME in the biggest talent agency merger in history.

The WME (now Endeavor) Foundation, a 501c3 non-profit, is established. Its mission is to ensure that the industries Endeavor works in are accessible to all. The Foundation is part of Endeavor Impact, a broader social impact effort that focuses on equity, democracy, inclusion and sustainability, and provides cause consulting to clients looking to leverage their influence and reach to promote social change.

2010

Fortune names Ariel Emanuel and Patrick Whitesell to its "Businesspersons of the Year" list.

2012

WME forms a strategic partnership with Silver Lake Partners, a global leader in technology investing, which becomes a catalyst for a growth period that includes more than 20 acquisitions and a number of organic growth initiatives.

2014

WME acquires IMG, creating WME I IMG (now Endeavor), a leading global entity in entertainment and sports.

Fast Company names WME to its list of the 50 Most Innovative Companies. Endeavor and/or its subsidiaries have been named to the list several more times since.

2015

Endeavor makes a number of strategic acquisitions, including The Wall Group, the Miss Universe Organization and Professional Bull Riders.

2016

Endeavor acquires UFC, the world's premier professional mixed martial arts organization, and arts media and events company Frieze.

Endeavor China forms with investment capital from Sequoia Capital China, Tencent and affiliates of FountainVest Partners.

Endeavor is named one of *Fortune*'s "25 Most Important Private Companies."

2017

Endeavor launches Endeavor Content, which has financed and/or sold more than 100 shows and films since.

2018

Endeavor expands into new verticals, including podcasts (Endeavor Audio), VIP experiences (Endeavor Experiences) and education; enhances its sports betting business (IMG Arena); and acquires OTT leader NeuLion (now Endeavor Streaming).

Through and including                 , 2019 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

i

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus were obtained through Company research, surveys and studies conducted by third parties and industry and general publications. Certain information contained under the heading “Business” is based on studies, analyses and surveys prepared by Activate, Inc., Billboard, ESP Properties, Eventbrite, IBISWorld, Kagan, Kleiner Perkins, International Licensing Industry Merchandisers’ Association, PricewaterhouseCoopers LLP (“PwC”), S&P Global Market Intelligence, SportBusiness Group, Statista and Technavio. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward-Looking Statements.”

TRADEMARKS

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

BASIS OF PRESENTATION

Organizational Structure

In connection with the closing of this offering, we will effect what we refer to herein as the “reorganization transactions.” Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the reorganization transactions and this offering. See “Organizational Structure” for a description of the reorganization transactions and a diagram depicting our organizational structure before and after giving effect to the reorganization transactions and this offering.

As used in this prospectus, unless we state otherwise or the context otherwise requires:

•

“we,” “us,” “our,” “Endeavor,” the “Company” and similar references refer (a) after giving effect to the reorganization transactions, to Endeavor Group Holdings and its consolidated subsidiaries, and (b) prior to giving effect to the reorganization transactions, to Endeavor Operating Company and its consolidated subsidiaries.

•	“Endeavor Group Holdings” refers to Endeavor Group Holdings, Inc., a Delaware corporation and the issuer in this offering.

•	“Endeavor Manager” refers to Endeavor Manager, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Group Holdings following the reorganization transactions.

•	“Endeavor Manager Units” refers to the common interest units in Endeavor Manager.

•

“Endeavor Operating Company” refers to Endeavor Operating Company, LLC, a Delaware limited liability company and a direct subsidiary of Endeavor Manager’s and indirect subsidiary of ours following the reorganization transactions.

•

“Endeavor Operating Company Units” refers to all of the existing equity interests in Endeavor Operating Company (other than the Endeavor Profits Units) that will be reclassified into Endeavor Operating Company’s non-voting common interest units upon the consummation of the reorganization transactions.

ii

•

“Endeavor Phantom Units” refers to the phantom units outstanding, which, following this offering, and subject to certain conditions and limitations, will entitle the holder to cash equal to the value of a number of Endeavor Manager Units, Endeavor Operating Company Units or Endeavor Profits Units, or of equity settled to the equivalent number of Endeavor Manager Units, Endeavor Operating Company Units or Endeavor Profits Units.

•

“Endeavor Profits Units” refers to the profits units of Endeavor Operating Company that will remain outstanding following this offering. Endeavor Profits Units will be economically similar to stock options. Each Endeavor Profits Unit has a per unit hurdle price, which is economically similar to the exercise price of a stock option.

•

“Executive Holdcos” refers to Endeavor Executive Holdco, LLC, Endeavor Executive PIU Holdco, LLC and Endeavor Executive II Holdco, LLC, each a management holding company, the equity owners of which include current and former senior officers, employees or other service providers of Endeavor Operating Company, and which will be controlled by Messrs. Emanuel and Whitesell.

•

“Management Holdcos” refers to WME Holdco, LLC and certain other management holding companies, the equity owners of which include current and former senior officers, employees or other service providers of Endeavor Operating Company.

We are a holding company and, immediately after the consummation of the reorganization transactions and this offering, our principal asset will be our indirect ownership interests in Endeavor Operating Company.

Presentation of Financial Information

Endeavor Operating Company, LLC is the predecessor of the issuer, Endeavor Group Holdings, Inc., for financial reporting purposes. Endeavor Group Holdings, Inc. will be the audited financial reporting entity following this offering. Accordingly, this prospectus contains the following historical financial statements:

•

Endeavor Group Holdings, Inc. Other than the audited balance sheet as of March 31, 2019 and the unaudited balance sheet as of June 30, 2019, the historical financial information of Endeavor Group Holdings, Inc. has not been included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date other than those incidental to its formation and preparation of this prospectus and registration statement of which this prospectus forms a part. Endeavor Group Holdings, Inc. had no other assets or liabilities during the periods presented in this prospectus.

•

Endeavor Operating Company, LLC. As we will have no other interest in any operations other than those of Endeavor Operating Company, LLC and its subsidiaries, the historical consolidated financial information included in this prospectus is that of Endeavor Operating Company, LLC and its subsidiaries.

The unaudited pro forma financial information of Endeavor Group Holdings, Inc. presented in this prospectus has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Endeavor Operating Company, LLC and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the reorganization transactions described in “Organizational Structure,” the Preferred Equity Redemption described under “Prospectus Summary—Recent Developments” and other transactions including the consummation of this offering, as if all such transactions had occurred on January 1, 2018, in the case of the unaudited pro forma consolidated statements of operations, and as of June 30, 2019, in the case of the unaudited pro forma consolidated balance sheet. See “Unaudited Pro Forma Financial Information” for a complete description of the adjustments and assumptions underlying the pro forma financial information included in this prospectus.

iii

In the early 1990s, I read George Gilder’s Life After Television. It changed the way I thought about content and distribution. That book was a catalyst that led me to leave a large, established talent agency to start a new and nimble one.

Industry leaders said there wasn’t room for this new ‘Endeavor,’ but we were focused on breaking new ground. We saw an opportunity to use disruption to our benefit and build a company and a platform for where the world was headed.

From the start, we knew we had to extend beyond television and become an impact player in the movie business. For that, we brought in my partner, Patrick Whitesell. Eight years later, we merged with the iconic William Morris Agency to diversify further into books, music, theater and non-scripted television. This merger launched a decade of growth for our company marked, in part, by more than 20 acquisitions — headlined by sports, fashion and media giant IMG and mixed martial arts leader UFC. These companies combined to form a platform distinguished not only by its longevity — having collectively withstood over 120 years of disruption — but also its access, scale and global network.

Content is no longer defined solely by the traditional categories our businesses were founded on. Television, movies and live events have been joined by others including podcasts, experiences, social media and multiplayer video games. Wherever you are in the world and whatever way you define content, Endeavor is likely playing a role.

As the demand for content continues growing, developing new distribution channels to complement our clients’ creative needs is essential. We’ve built a series of businesses across streaming, audio, experiences, gaming and education to ensure our clients and Endeavor are well-positioned for whatever the entertainment landscape looks like in the coming decades.

The trust that some of the world’s most influential creators and visionaries have placed in us to help guide their careers is both a privilege and a responsibility. Every decision we’ve made since those early days reflects our commitment to amplify their influence and maximize their economic potential. Our unique platform enables them to connect with each other, and our IP and owned assets, in ways that are far more meaningful than if approached in isolation.

As the entertainment industry moves toward a closed ecosystem model with less transparency, our clients and businesses need more insight, resources and solutions than ever before. We believe being a public company will only further accelerate our ability to look around corners and open up new categories and opportunities for those in the Endeavor network.

As a public company, we’ll continue:

•	Navigating the ever-evolving definition of content
•	Cultivating an environment that encourages connections across the platform and a forward-thinking approach to decision-making
•	Aggressively advocating on behalf of those who’ve placed their trust in us
•	Embracing diversity, inclusion and equality across our platform — content, clients and employees
•	Defining success based on long-term growth and innovation, not short-term gains

This company has been a catalyst for culture-defining content for more than a century. We have a great responsibility to carry this mission forward.

We hope you join us as we begin this next chapter.

v

PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering but does not contain all of the information that you should consider before investing in our Class A common stock. Before making an investment decision, you should read this entire prospectus carefully, including the discussion under the heading “Risk Factors” and the consolidated financial statements and related notes thereto contained elsewhere in this prospectus. This prospectus includes forward looking-statements that involve risks and uncertainties. See “Forward-Looking Statements” for more information.

Our Company

Endeavor is a global entertainment, sports and content company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. We create value for our clients – talent, brands and owners of intellectual property (“IP”) – and our owned assets through our integrated capabilities of talent representation, content development, content distribution and sales, event management, marketing and licensing, and direct-to-consumer offerings. We leverage these capabilities to generate revenue in a variety of ways, including media rights sales, sponsorships, subscriptions, license fees, ticket sales, profit participations, profit sharing, pay-per-view programming, commissions and strategic consulting fees, data streaming fees and tuition. Our diverse client base and iconic owned assets combined with our integrated capabilities and flexible business model form a platform that we believe not only amplifies economic potential for our clients, but also allows us to generate revenue in new ways and to maximize revenue from existing relationships and assets across our various businesses.

We believe our platform is highly adaptable to the ever-changing entertainment, sports and content ecosystem and well positioned for continued growth as audiences increasingly seek premium forms of content (e.g., television shows, films, documentaries, video games, podcasts, education, live events and experiences). We are responsive to the growing demand for this content and agnostic to both how that demand is fulfilled and where that content is consumed. Capitalizing on our unique vantage point at the center of this ecosystem, we have broadened our capabilities and created a robust portfolio of owned assets. Beginning with the formation of the original Endeavor talent agency in 1995, our merger with the venerable William Morris Agency to form WME in 2009, and the acquisition of media, sports and fashion leader IMG in 2014, followed by a series of organic growth initiatives, digital investments, strategic partnerships, joint ventures and acquisitions, most notably the Ultimate Fighting Championship (“UFC”) in 2016, we have built a platform that we believe is incredibly difficult to replicate by any other company.

Amidst both industry shifts and our own evolution, access has remained at Endeavor’s core. Once defined by access to talent (e.g., actors, musicians, models, athletes and writers), we have broadened this access to include blue-chip brands (e.g., consumer product companies, sports federations and properties, global broadcasters and digital companies), IP (e.g., television shows, films, books, podcasts and video games) and owned assets (e.g., UFC, Professional Bull Riders (“PBR”), the Miami Open and Frieze), reaching diverse audiences across key media verticals globally. We have also extended our capabilities to amplify and complement our clients’ businesses, helping them reach new audiences and identify new opportunities for growth.

We currently deliver our integrated capabilities across our Entertainment & Sports, Representation and Endeavor X segments, as described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Business Overview.” Our business has delivered consistent growth and strong financial performance. For the year ended December 31, 2018, we generated $3,613.5 million in revenue, net income of $231.3 million, Adjusted Net Income of $100.1 million and Adjusted EBITDA of $551.1 million. For a discussion of Adjusted Net Income and Adjusted EBITDA and reconciliations to the most closely comparable GAAP measures, see “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data.”

Our Content Platform

Endeavor’s platform offers a comprehensive solution for our diverse array of clients and owned assets to expand their presence across entertainment, sports and the entire content ecosystem by leveraging our integrated capabilities. We have demonstrated the ability to generate growth, identify complementary opportunities and open up new categories of business. Our platform offers breadth and depth of access that both retains and continually attracts new creative talent and opportunities. We believe this creates a powerful network that when combined with our integrated capabilities and flexible business model not only amplifies economic potential for our clients, but also allows us to generate revenue in new ways and to maximize revenue from existing relationships and assets across our various businesses.

OUR INTEGRATED CAPABILITIES

Talent Representation

Since 1898, we have represented some of the world’s greatest talent, including entertainers, content creators, legendary athletes, sports institutions and style icons. In 2018, for example, we represented more Academy Award and Grammy winners than any other talent agency, as well as some of television’s most prolific creators, arranged various elements of more than 300 television series that premiered across broadcast, cable and streaming channels, represented over 60% of headliners of the major music festivals in the U.S., and managed seven of the 10 highest paid models according to Forbes. We continue to be a primary provider of content to broadcast and cable networks (accounting, for example, for half of the new series ordered by broadcast networks in 2018 and half of HBO’s current original programming) and have also become one of the largest providers of content to the streaming video-on-demand ecosystem. We are dedicated to helping our more than 6,000 clients build their brands, maintain creative control of their destinies, and diversify and grow their businesses through our platform, providing them opportunities to increase their monetization potential and amplify their reach.

Development

Our content capabilities range from concept development and financing to production, marketing and sales, on behalf of hundreds of creators, sports federations, events and other brands, as well as our owned assets. We provide a full range of entertainment content development services for creators of premium television properties, documentaries, feature films and podcasts seeking greater ownership and creative freedom as they navigate the increasingly consolidated media landscape. We have financed and/or sold more than 100 shows and films through Endeavor Content, including “The Night Manager,” “La La Land” and “Killing Eve.” Through our state-of-the-art studios, we produce tens of thousands of hours of sports programming annually including live competition and editorial video content for leading sports properties, such as the English Premier League, Wimbledon, the Ryder Cup and Serie A, as well as for our owned assets including UFC and PBR. We also produce content for our owned 24/7 sports channels – Sport 24, the first-ever live sports channel for the airline and cruise industries, and EDGEsport, a premium action sports channel – and for a number of other 24/7 sports channels, including the Premier League Content Service for international broadcasters, which includes live matches and regular editorial programming.

Distribution and Sales

We are one of the largest independent global distributors of sports programming, and possess deep relationships with a wide variety of broadcasters and media partners around the world. We sell media rights globally in over 160 countries on behalf of more than 150 clients such as the International Olympic Committee (“IOC”), National Football League (“NFL”), National Hockey League (“NHL”) and Premier League, as well as our owned assets including UFC, PBR and Miss Universe. We also work with more than 200 leading sportsbook brands worldwide to deliver live streaming video and data feeds for more than 45,000 sports events annually, as well as on-demand virtual sports products. This infrastructure also powers the global sale of premium television properties, documentaries and feature films.

Event Management

We own and/or manage more than 700 events annually around the globe, including sporting events covering 20 sports across 25 countries, international fashion weeks, art fairs and music, culinary and lifestyle festivals. We continue to expand our existing owned assets such as UFC, PBR, Frieze and Winter Wonderland, domestically and into new markets, including China and Russia. In addition, we develop new events and create festival environments inclusive of culinary, music and esports around our existing properties and events like UFC (International Fight Week), PBR (Helldorado Days) and the Miami Open.

Marketing and Licensing

We are an agency of record for global blue-chip brands that collectively spend over $60 billion in worldwide advertising annually, including Anheuser-Busch InBev and Visa. We represent brands across licensing, marketing, advertising, digital, public relations, analytics and experiential. Our integrated set of services has grown to include branding and marketing leaders like 160over90 and experiential marketing firms such as IMG Live and Fusion Marketing. Beyond our work directly for brands, we help drive sponsorship, licensing and endorsement deals on behalf of talent, IP and owned assets across our platform, leading us to be ranked the No. 1 licensing agency according to License Global magazine in 2019.

Direct-to-Consumer

Through the relationships and access generated by our platform, we seek opportunities to directly engage with consumers across a range of mediums including digital video, audio, experiences and education. Rooted in our acquisition of NeuLion in 2018, subsequently rebranded as Endeavor Streaming, we are able to provide our clients, including the NFL, NBA and WWE, as well as our owned assets such as UFC and PBR with streaming video solutions (e.g., FIGHT PASS and PBR RidePass). Through Endeavor Audio, we have the ability to develop and distribute podcasts. We are also curating one-of-a-kind VIP experiences for corporate clients and consumers through Endeavor Experiences, with access ranging from backstage moments at concerts to cooking demos with top chefs. In the education and training space, we operate IMG Academy and the UFC Performance Institute, both of which offer specialized training to athletes. We are currently exploring a variety of other direct-to-consumer opportunities as we continue to expand our suite of offerings.

Our Competitive Strengths

Scaled Platform at the Center of the Entertainment, Sports and Content Ecosystem. We believe our platform is distinguished by its longevity, access, scale and global network. We trace our roots back to the establishment of the William Morris Agency in 1898 and IMG in 1960. We represent more than 6,000 clients, conduct business in over 160 countries and manage in excess of 700 events annually. We believe our expertise and the breadth and scale of our capabilities allow us to be responsive to the growing demand for premium forms of content and adaptable in identifying revenue-generating opportunities for our clients and owned assets, which power our platform. The growth in our client base and owned assets, in turn, enhances each of our capabilities, further reinforcing our platform.

Flexible and Varied Revenue Models. We apply the appropriate model to each potential revenue opportunity to maximize that opportunity on behalf of our clients and owned assets. We have the flexibility to generate revenue in a variety of ways, including media rights sales, television packaging fees, profit participations, sponsorships, ticket sales, subscriptions, license fees, data streaming fees, pay-per-view programming, tuition, profit sharing, commissions and strategic consulting fees. We also continue to develop and explore new revenue models.

Scalable Global Footprint. Endeavor’s broad presence currently includes approximately 7,000 employees across more than 20 countries. We augment our global reach through relationships with strategic local partners around the world. For example, we formed a new partnership in 2016, Endeavor China, with investment capital from Sequoia Capital China, Tencent and affiliates of FountainVest Partners to expand our presence in China. We leverage our global footprint to expand the reach of our capabilities and enhance our competitive positioning. We have demonstrated our ability to successfully expand our owned and represented events into new markets, including the expansion of UFC to Russia, China and the Middle East.

Acquisition Expertise. Since 2014, we have completed a number of mergers and acquisitions, including, most notably, IMG and UFC. We believe our platform and platform-driven insights allow us to see around the corner, identifying industry trends and related acquisition opportunities. We believe Endeavor is an acquirer of choice for entrepreneurs and businesses attracted to the power of our platform, and as a result, we benefit from the inbound and often proprietary opportunities generated by our relationships and platform. We have a core competency in evaluating these opportunities with a disciplined investment approach, integrating them and realizing synergies.

Well-positioned to Benefit from Growing End Markets. We have a history of consistently embracing disruption and thriving as transformative technologies have emerged, traditional models have evolved and the definition of content has broadened. We believe that, unlike many of our competitors across entertainment and sports, we are well-positioned to respond to the growing demand for all forms of premium content. Our strong positioning in healthy, growing end markets enhances our competitive ability to retain existing and attract new clients and opportunities to our platform.

Entrepreneurial Culture Led by a Visionary, Seasoned Management Team. We encourage and empower our employees to leverage the resources of our platform to pursue new opportunities for our clients and owned assets. We believe this dynamic culture in turn attracts clients and partners who are themselves aspirational and growth oriented. Established by our visionary founders, including our Chief Executive Officer Ariel Emanuel and our Executive Chairman Patrick Whitesell, this entrepreneurial and creative culture is reinforced daily by them, and strengthened by our deep executive leadership team.

Strong Growth and Robust Operating Margins. Since the start of 2015 through the end of 2018, we have grown revenue at a 27.1% compounded annual growth rate (“CAGR”), driven by industry tailwinds, organic reinvestment and strategic acquisitions. Further, our business generated Adjusted EBITDA margin of approximately 15.3% in 2018. We believe our financial profile provides flexibility to continue to execute upon our various growth initiatives. Our model is further supported by the diversification of our business, which we believe helps insulate our revenue and earnings streams from operational and market volatility.

Our Growth Strategies

Leverage Platform Capabilities to Increase Opportunities for Our Clients and Owned Assets. We intend to continue leveraging the breadth of our scaled platform’s capabilities and the depth of our expertise to maximize the economic opportunity for, and grow wallet share on behalf of, our clients and owned assets. Our experience in opening up new lines of business for our clients and owned assets continually adds to our institutional expertise. We believe these successes allow us to both deepen relationships with our existing clients and attract new aspirational and growth oriented clients and partners, strengthening our platform’s network benefits and driving further revenue growth.

Expand Our Content Offerings. Beyond our current growing end markets, we are further expanding our presence in high growth verticals that have thrived as technology has transformed the entertainment, sports and content landscape. We are enhancing our existing direct-to-consumer services (Endeavor Streaming), growing our podcast offering (Endeavor Audio) and developing new VIP experiences for corporate clients and consumers (Endeavor Experiences), and creating a unique education platform. We believe our platform provides us unique insights to continue identifying and investing in emerging high growth verticals.

Expand Global Presence. We have grown globally to now conduct business in more than 160 countries and intend to continue expanding our international presence both organically and inorganically through businesses such as Endeavor China. We envision demand for our clients and owned assets will continue to grow in markets around the world and therefore aim to improve and increase access and activation opportunities across our platform, particularly in certain large media markets such as China and Russia. We believe there is an opportunity to drive operating leverage and expand the presence of many of our events into new geographic locations. For example, in 2019, we expanded Frieze, one of the world’s most influential contemporary art fairs, from New York and London to Los Angeles and Sneaker Con, a premier sneaker show that gathers shoe fanatics around the world, from North America and Europe to mainland China. We believe our existing global sales and distribution infrastructure allows us to efficiently scale our content offerings in new geographies.

Transform Business Mix Toward Ownership of Premium Assets. We intend to continue investing in premium content assets as the market demand for quality content and live experiences continues to grow. We believe we are well positioned to identify and extract the true value potential of under-monetized content by leveraging the breadth and scale of our platform. We have deliberately transformed our business mix, significantly increasing our proportion of Adjusted EBITDA contributed by owned assets to approximately 50%.

Pursue Strategic Mergers and Acquisitions. We have successfully completed a number of strategic acquisitions that have expanded Endeavor’s capabilities, created our portfolio of owned assets and allowed us to deepen our relationships with our clients. We believe our agency-led insights give us a pulse on the market that we leverage to capitalize on key industry trends. We plan to continue to selectively pursue merger and acquisition opportunities with a disciplined investment approach to further improve our growth trajectory and enhance our platform’s capabilities. We also expect to continue to invest in our acquisition sourcing, evaluation, execution and integration resources.

Our Industry and Market Opportunity

The markets in which we participate are global, large and benefit from robust industry growth trends. Consumers are increasingly more engaged with entertainment and sports content and live experiences.

The global entertainment and media market was an estimated $2.1 trillion in 2018 and is expected to grow at a 4% CAGR through 2023 to $2.6 trillion, according to PwC’s Global Entertainment & Media Outlook 2019-2023 (“E&M Outlook”). We believe we benefit from the growth of all entertainment, sports and media verticals, in particular:

Television and Film Content

According to market research firm Technavio (“Technavio”) and PwC’s E&M Outlook, the global subscription television industry (including over-the-top (“OTT”) services) and the film industry are expected to grow at a blended 4% CAGR from $293 billion in 2017 to $350 billion by 2022. This includes the OTT industry’s expected growth at a 10% CAGR from $36 billion in 2017 to $58 billion by 2022. The global film industry, as illustrated by movie ticket sales, is expected to grow at a 8% CAGR from $46 billion in 2017 to $66 billion by 2022, according to a report by Technavio. Television subscription fees across traditional cable, satellite and OTT distribution channels in aggregate are growing, driving up the value of television and film content. The proliferation of acquirers of content, including broadcast networks, cable networks, satellite providers and OTT providers has increased the competition for high-quality, original programming as well as library content.

Marketing and Licensing

Around the world, marketing and licensing are key strategies for brands to obtain exposure, achieve better recall, communicate themes and drive increased consumer engagement. Globally, in 2018, there was an estimated spend of $66 billion on sponsorships, up from $43 billion in 2008, according to Statista 2019-Worldwide; IEG; 2007 to 2017. As for the overall advertising landscape, Zenith estimated that global advertising spending reached $579 billion in 2018, and will grow at a CAGR of 4% through 2020. According to a survey by the International Licensing Industry Merchandisers’ Association, global retail sales and revenue from licensed goods and services increased to $272 billion in 2017, up 3% since 2016.

Live Events

Consumers are increasingly attending more live events, seeking unique immersive experiences which can be shared on social media. According to Technavio, the total global live ticketing industry (excluding film) was $78 billion in 2017 and is expected to grow at a 6% CAGR to $105 billion by 2022. The music industry represents one of the largest live event markets with global concert ticket sales expected to grow at a 7% CAGR from $19 billion in 2017 to $26 billion by 2022, according to Technavio. According to a 2017 survey conducted by Eventbrite, 78% of Americans attended a live event in the past year, with millennials leading this trend.

Sports

The global sporting events industry is projected to grow from $161 billion in 2018 to $180 billion by 2021 at a 4% CAGR, according to Technavio. The North American sports industry alone is projected to grow from

$71 billion in 2018 to $80 billion by 2022, at a 3% CAGR, according to PwC’s Sports Outlook 2018 (“Sports Outlook”). According to SportBusiness Group, Global Media Report 2018, the global sports media rights industry comprised a $47 billion market in 2017 and is expected to grow to $53 billion by 2021 and we believe distributors will continue to place a premium on live sports content. Additionally, the global sports betting and lotteries industry generated $217 billion in 2018, according to IBISWorld, and we believe the industry will continue to grow with further sports betting legalization in the United States.

Risks Associated with Our Business

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks summarized in the “Risk Factors” section of this prospectus immediately following this prospectus summary, including the risks that:

•	changes in public and consumer tastes and preferences and industry trends could reduce demand for our services and content;

•

our ability to generate revenue from discretionary and corporate spending on entertainment and sports events is subject to many factors, including many that are beyond our control, such as general macroeconomic conditions;

•	our failure to identify, sign and retain clients could adversely affect our business;

•	our substantial indebtedness could limit our ability to pursue our growth strategy; and

•	we are controlled by Messrs. Emanuel and Whitesell, Executive Holdcos and certain affiliates of Silver Lake Partners, whose interest in our business may be different than an investor in this offering.

Corporate History

The Endeavor Agency, L.L.C. was founded in 1995 by Ariel Emanuel and several partners. In 2009, The Endeavor Agency, L.L.C. merged with the William Morris Agency, LLC (founded in 1898) to form William Morris Endeavor Entertainment, LLC (“WME”), with Ariel Emanuel and Patrick Whitesell becoming WME’s Co-Chief Executive Officers.

In May 2012, affiliates of Silver Lake Partners made a strategic minority investment in WME, the first of several investments by affiliates of Silver Lake Partners in us or our affiliates (e.g., UFC, Learfield IMG College).

In 2014, WME acquired media, sports and fashion leader IMG Worldwide Holdings, Inc. (“IMG”) (founded in 1960) (the “IMG Acquisition”) and formed Endeavor Operating Company, with additional equity capital from, among others, affiliates of Silver Lake Partners.

Since the IMG Acquisition, additional investments have been made in Endeavor by, among others, affiliates of Silver Lake Partners (and now Silver Lake Partners’ equity stake is primarily held in vehicles which began their investment periods in 2014 or later), the Canada Pension Plan Investment Board and GIC Private Limited, Singapore’s sovereign wealth fund. Endeavor has also completed a series of organic growth initiatives, entered into several strategic joint ventures and made a number of additional acquisitions.

In 2016, Endeavor, together with affiliates of Silver Lake Partners and affiliates of Kohlberg Kravis Roberts & Co. L.P. (collectively, “KKR”) and certain other investors, acquired Zuffa Parent, LLC (“UFC Parent”), which owns and operates UFC, the world’s premier professional mixed martial arts (“MMA”)

organization (the “UFC Acquisition”). We have a controlling financial interest over the business and affairs of UFC Parent and have consolidated UFC Parent’s financial results from the date of the UFC Acquisition. We currently own 50.1% of UFC Parent’s common equity.

Additional acquisitions include: Frieze, a leading arts event and media company; PBR, the premier professional bull riding organization; 160over90, a full-service branding and marketing agency; and NeuLion, a video streaming services leader. In addition, we formed Endeavor China, a strategic partnership with Sequoia Capital China, a venture capital and private equity firm, Tencent Holdings Limited, a provider of media, entertainment, internet and mobile services in China, and affiliates of FountainVest Partners, a China-focused private equity firm.

On December 31, 2018, we completed the merger of our IMG College business with Learfield Communications, LLC (“Learfield”), a provider of integrated marketing solutions in college sports, to form Learfield IMG College. In connection with the merger, we sold approximately 13% of the equity interests in Learfield IMG College to affiliates of Silver Lake Partners for $250 million. We received cash proceeds totaling $399.2 million and 36% of the equity interests of Learfield IMG College, which was recognized as an equity method investment having a value equal to $725.1 million as of December 31, 2018. The results of operations of our IMG College business are presented as discontinued operations for all periods prior to its disposal.

On March 29, 2019, our subsidiary, WME Dragon Holdings, LLC, entered into a definitive agreement to sell its 49% interest in Droga5 to an affiliate of Accenture LLP for consideration of $233.0 million, subject to customary adjustments. The sale of our interest in Droga5 closed on April 30, 2019 and, at closing, we received cash consideration of approximately $207 million, which amount is subject to customary (but upward only) post-closing adjustments, including for the release of escrows.

Recent Developments

As part of the UFC Acquisition in 2016, UFC Parent issued $360 million of preferred equity in the form of Class P Units (the “UFC Preferred Units”). The holders of UFC Preferred Units are entitled to a cumulative distribution at an annual rate of 13.0%, payable quarterly in arrears by accumulating and compounding to the liquidation preference (the “preferred return”). After the third, fourth and fifth anniversary of the issuance of the UFC Preferred Units, UFC Parent may elect to redeem any or all of the outstanding UFC Preferred Units at an amount per unit equal to the then current liquidation preference, plus a redemption premium of 105%, 102.5% and 100%, respectively. On September 11, 2019, UFC Parent commenced a redemption of all of the UFC Preferred Units for aggregate consideration of $537.7 million (the “Preferred Equity Redemption”). UFC Parent financed the redemption of the UFC Preferred Units, together with fees and expenses related thereto, with $465 million of incremental first lien term loans under our UFC Credit Facilities (as defined below) and $77.7 million of cash on hand. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Historical Liquidity and Capital Resources—Debt facilities—UFC Credit Facilities and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Historical Liquidity and Capital Resources—Debt facilities— UFC Preferred Units.”

The financing for the incremental first lien term loans under our UFC Credit Facilities and the Preferred Equity Redemption closed on September 18, 2019.

The Reorganization Transactions

“Up-C” Structure

This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they decide to undertake an initial public offering. The Up-C structure can provide tax benefits and associated cash flow advantages to both the issuer corporation and the existing owners of the partnership or limited liability company in the initial public offering.

We currently conduct our business through Endeavor Operating Company and its subsidiaries. Prior to the closing of this offering, we intend to complete an internal reorganization through a series of transactions, which we refer to as the “reorganization transactions.” After the completion of this offering, Endeavor Group Holdings will manage and operate the business and control the strategic decisions and day-to-day operations of Endeavor Operating Company through Endeavor Manager and include the operations of Endeavor Operating Company in our consolidated financial statements.

Capital and Voting Structure

In connection with the reorganization transactions:

•

we will amend and restate our certificate of incorporation and will be authorized to issue four classes of common stock, which we refer to collectively as our “common stock” and which are summarized in the following table:

Class of Common Stock	Votes	Economic Rights
Class A common stock	1	Yes
Class B common stock	None	Yes
Class X common stock	1	None
Class Y common stock	20	None

Voting shares of our common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders. We will issue shares of our Class A common stock to the investors in this offering. No shares of our Class B common stock will be outstanding upon the closing of this offering. We do not intend to list our Class B common stock, Class X common stock or Class Y common stock on any stock exchange;

•

Endeavor Manager, a newly formed subsidiary of Endeavor Group Holdings, will become the sole managing member of Endeavor Operating Company, and Endeavor Group Holdings will become the sole managing member of Endeavor Manager;

•

Endeavor Manager will issue to the equityholders of certain management holding companies common interest units in Endeavor Manager, which we refer to as “Endeavor Manager Units,” along with paired shares of our Class X common stock, as consideration for the acquisition of Endeavor Operating Company Units held by such management holding companies;

•

we will (i) issue to affiliates of certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners, shares of our Class Y common stock, Class A common stock and rights to receive payments under the tax receivable agreement described below and (ii) issue to affiliates of certain other of our pre-IPO investors shares of our Class A common stock, in each case as consideration for the acquisition of Endeavor Operating Company Units held by such pre-IPO investors;

•

all of the existing equity interests in Endeavor Operating Company (other than certain profits units, which will remain outstanding after this offering) will be reclassified into Endeavor Operating Company’s non-voting common interest units, which we refer to as “Endeavor Operating Company Units;”

•

we will issue to the holders of Endeavor Operating Company Units (other than Endeavor Manager) paired shares of our Class X common stock and, in certain instances, Class Y common stock, in each case equal to the number of Endeavor Operating Company Units held by each of them upon completion of this offering and in exchange for the payment by such holders of the aggregate par value of the Class X common stock and Class Y common stock that is received; and

•

Endeavor Profits Units that will remain outstanding following this offering will be economically similar to stock options. Each Endeavor Profits Unit has a per unit hurdle price, which is economically similar to the exercise price of a stock option.

Ownership of Economic Interests

•

Upon completion of the reorganization transactions and this offering, and assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and an offering size of $405.0 million, the economic interests in Endeavor Group Holdings owned by investors in this offering and our pre-IPO equityholders will be as follows:

	Endeavor Group Holdings		Fully Converted		Fully Converted Diluted
	Shares	%	Shares	%	Shares	%
	(1)		(2)		(3)
Shareholders of Endeavor Group Holdings
Investors in this offering	15,000,000	12.0%	15,000,000	6.4%	15,000,000	6.3%
Silver Lake Partners and related parties	52,396,532	42.0%	52,396,532	22.3%	52,396,532	22.1%
Affiliates of our other pre-IPO investors	57,497,825	46.0%	57,497,825	24.4%	57,497,825	24.2%
Sub-Total	124,894,357	100.0%	124,894,357	53.1%	124,894,357	52.6%

Members of Endeavor Manager (other than Endeavor Group Holdings)	—	—	11,138,461	4.7%	11,138,461	4.7%
Sub-Total	—	—	11,138,461	4.7%	11,138,461	4.7%

Members of Endeavor Operating Company (other than Endeavor Manager)
Silver Lake Partners and related parties	—	—	53,573,579	22.8%	53,573,579	22.6%
Affiliates of our other pre-IPO investors	—	—	8,198,253	3.5%	8,198,253	3.5%
Messrs. Emanuel and Whitesell and Executive Holdcos	—	—	37,388,018	15.9%	39,623,393	16.7%
Sub-Total	—	—	99,159,850	42.2%	101,395,225	42.7%

Total	124,894,357	100.0%	235,192,668	100.0%	237,428,043	100.0%

(1)

Reflects the number of shares of our Class A common stock then outstanding. If the underwriters exercise in full their option to purchase additional shares of our Class A common stock, the number of shares owned by investors in this offering, and in the table above, would be 17,250,000.

(2)

Reflects the number of shares of our Class A common stock that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A common stock, excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at such initial offering price.

(3)

Reflects the number of shares of our Class A common stock (excluding approximately 1,880,946 restricted stock units and 1,617,774 options based on the highpoint of the estimated public offering price range set forth on the cover page of this prospectus that we intend to grant to certain directors, employees and other service providers in connection with this offering) that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A common stock, assuming (a) that all performance-based vesting Endeavor Operating Company Units whose vesting conditions would not be satisfied at such initial offering price were not exchanged for any shares of our Class A common stock and (b) that all Endeavor Profits Units were exchanged into Endeavor Operating Company Units in respect of their in-the-money value at such initial offering price.

•

The economic rights in Endeavor Group Holdings owned by Messrs. Emanuel and Whitesell and Executive Holdcos as members of Endeavor Operating Company as reflected in the table above will vary depending on, among other things, the satisfaction of certain performance-based vesting conditions and the extent to which the Endeavor Profits Units are in the money. The following table summarizes the Endeavor Operating Company Units and Endeavor Profits Units owned by Messrs. Emanuel and Whitesell and Executive Holdcos and their applicable performance-based vesting conditions and hurdle prices:

	Weighted Average		Endeavor Operating Company
	Per Unit		Basic	Fully Converted Diluted	Fully Converted Fully Diluted
	Vesting Price	Hurdle Price	Units	Units	Units
	(1)	(2)	(3)	(4)	(5)
Endeavor Operating Company Units	—	—	37,388,018	37,388,018	37,388,018
Endeavor Operating Company Unit with performance-based vesting conditions	$34.25	—	—	—	391,986
Endeavor Profits Units	—	$21.20	—	2,235,375	10,398,847
Endeavor Profits Units with performance-based vesting conditions	$37.30	$23.22	—	—	5,488,662

Total			37,388,018	39,623,393	53,667,513

(1)

Reflects performance-based vesting conditions based on the achievement of certain equity valuation targets, expressed as a per unit price on a weighted-average basis. For Endeavor Operating Company Units and Endeavor Profits Units with these performance-based vesting conditions, subject to certain exceptions and restrictions, these conditions must be satisfied before these units become exchangeable into cash or shares of our Class A common stock (or, in the case of Endeavor Profits Units, into Endeavor Operating Company Units that would then be exchangeable into cash or shares of our Class A common stock). At the time of this offering, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), none of the performance-based vesting conditions of the 391,986 Endeavor Operating Company Units and 5,488,662 Endeavor Profits Units shown in the table above will have been satisfied (because such initial offering price would be less than the applicable per unit vesting price).

(2)

Reflects distribution thresholds, expressed as a per unit hurdle price on a weighted-average basis (similar to an exercise price for stock options). Subject to certain restrictions, Endeavor Profits Units will be exchangeable by their holders into a number of Endeavor Operating Company Units that will generally be equal to (a) the spread between the per unit value of an Endeavor Operating Company Unit at the time of the exchange and the applicable per unit hurdle price, divided by (b) the per unit value of an Endeavor Operating Company Unit. At the time of this offering, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), (i) the 10,398,847 Endeavor Profits Units shown in the table above would be exchangeable into 2,235,375 Endeavor Operating Company Units and (ii) as described in note (1) above, the 5,488,662

Endeavor Profits Units with performance-vesting conditions shown in the table above would not be exchangeable into any Endeavor Operating Company Units (because the initial offering price would be less than the applicable per unit vesting price).
(3)

Reflects the number of Endeavor Operating Company Units then outstanding, excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at the time of this offering, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus).

(4)

Reflects the number of Endeavor Operating Company Units that would be outstanding if all Endeavor Profits Units were exchanged into Endeavor Operating Company Units in respect of their in-the-money value, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), and excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at such initial offering price.

(5)

Reflects the number of Endeavor Operating Company Units that would be outstanding if (a) the performance-based vesting conditions of Endeavor Company Units and Endeavor Profits Units with such conditions were satisfied and (b) all Endeavor Profits Units were exchanged into Endeavor Operating Company Units on a one-to-one basis (regardless of their in-the-money value).

•

For illustrative purposes only, the following table shows how the number of economic interests in Endeavor Group Holdings would vary at various future trading prices per share of our Class A common stock after the completion of this initial public offering, assuming an offering size of $405.0 million and the reorganization transactions are completed on the basis of an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus):

Hypothetical Price Per Share of Class A Common Stock	Endeavor Group Holdings Basic	Fully Converted Basic	Fully Converted Diluted
	Shares	Shares	Shares
	(1)	(2)	(3)
$20.00	124,894,357	235,192,668	235,736,161
$24.00	124,894,357	235,192,668	236,407,860
$28.00	124,894,357	235,192,668	237,719,847
$32.00	124,894,357	235,192,668	239,127,294
$36.00	124,894,357	235,192,668	240,439,748
$40.00	124,894,357	235,192,668	242,775,351

(1)	Reflects the number of shares of our Class A common stock then outstanding.
(2)

Reflects the number of shares of our Class A common stock that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A Common stock, excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at such initial offering price.

(3)

Reflects the number of shares of our Class A common stock that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A common stock, assuming (a) the applicable hypothetical price per share of Class A common stock, (b) that all performance-based vesting Endeavor Operating Company Units whose vesting conditions would not be satisfied at such hypothetical price per share were not exchanged for any shares of our Class A common stock, and (c) that all Endeavor Profits Units then outstanding were exchanged into Endeavor Operating Company Units in respect of their in-the-money value at such hypothetical price per share.

Ownership of Voting Rights.

•

Upon completion of the reorganization transactions and this offering, and assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), the combined voting power in Endeavor Group Holdings will be as follows:

	If the underwriters do not exercise their option to purchase additional shares of Class A common stock		If the underwriters exercise in full their option to purchase additional shares of Class A common stock
	Votes		Votes
	Total	%	Total	%
Investors in this offering	15,000,000	0.4%	17,250,000	0.5%
Silver Lake Partners and related parties	2,225,372,331	58.9%	2,225,372,331	58.8%
Affiliates of our other pre-IPO investors	401,209,929	10.6%	401,209,929	10.6%
Members of Endeavor Manager (other than Endeavor Group Holdings)	11,138,461	0.3%	11,138,461	0.3%
Messrs. Emanuel and Whitesell, Executive Holdcos	1,127,017,773	29.8%	1,127,017,773	29.8%

Total	3,779,738,494	100.0%	3,781,988,494	100.0%

•

Upon completion of the reorganization transactions and this offering, and assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and an offering size of $405.0 million, the voting rights in Endeavor Group Holdings will be owned as follows:

	Shares			Votes
	Class A	Class X	Class Y	Total	%
	(1)	(2)	(3)
Shareholders of Endeavor Group Holdings
Investors in this offering	15,000,000	—	—	15,000,000	0.4%
Silver Lake Partners and related parties	52,396,532	—	52,396,532	1,100,327,172	29.1%
Affiliates of our other pre-IPO investors	57,497,825	—	8,864,935	234,796,525	6.2%
Sub-Total	124,894,357	—	61,261,467	1,350,123,697	35.7%

Members of Endeavor Manager (other than Endeavor Group Holdings)	—	11,138,461	—	11,138,461	0.3%

Sub-Total	—	11,138,461	—	11,138,461	0.3%

Members of Endeavor Operating Company (other than Endeavor Manager)
Silver Lake Partners and related parties	—	53,573,579	53,573,579	1,125,045,159	29.8%
Affiliates of our other pre-IPO investors	—	8,198,253	7,910,758	166,413,404	4.4%
Messrs. Emanuel and Whitesell and Executive Holdcos	—	53,667,513	53,667,513	1,127,017,773	29.8%
Sub-Total	—	115,439,345	115,151,850	2,418,476,336	64.0%

Total	124,894,357	126,577,806	176,413,317	3,779,738,494	100.0%

(1)

If the underwriters exercise in full their option to purchase additional shares of our Class A common stock, the number of shares of Class A common stock owned by investors in this offering, and in the table above, would be 17,250,000.

(2)

Members of Endeavor Manager (other than Endeavor Group Holdings) will receive one share of our Class X common stock for each Endeavor Management Unit owned by them. Members of Endeavor Operating Company (other than Endeavor Manager) will receive one share of our Class X common stock for each Endeavor Operating Company Unit and Endeavor Profits Unit owned by them, as applicable.

(3)

Silver Lake Partners and related parties, affiliates of certain of our other pre-IPO investors, Messrs. Emanuel and Whitesell and Executive Holdcos will receive one share of our Class Y common stock for each share of Class A common stock, Endeavor Operating Company Unit and Endeavor Profits Unit owned by them, as applicable.

At such time that Endeavor Profits Units are exchanged into a number of Endeavor Operating Company Units, the holders exchanging such Endeavor Profits Units will receive a number of shares of our Class X common stock and shares of our Class Y common stock for each Endeavor Operating Company Unit into which such Endeavor Profits Units were so exchanged.

The following diagram depicts our organizational structure following the reorganization transactions, this offering and the application of the net proceeds from this offering (assuming an initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares). For purposes of depicting ownership of voting power in Endeavor Group Holdings, the below diagram takes into account shares of Class X common stock and Class Y common stock held by investors in this offering and our pre-IPO equityholders (including holders of all Endeavor Manager Units and Endeavor Operating Company Units). For purposes of depicting ownership of economic interests in Endeavor Group Holdings, the below diagram does not take into account (a) any performance-based vesting Endeavor Operating Company Units whose vesting conditions would not be satisfied at such initial offering price, and (b) any Endeavor Profits Units. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organization:

Endeavor Group Holdings is a holding company and, immediately after the consummation of the reorganization transactions and this offering, our principal asset will be our indirect ownership interests in Endeavor Operating Company. The total number of Endeavor Operating Company Units and Endeavor Profits Units indirectly owned by us, the other members of Endeavor Manager and the members of Endeavor Operating Company (other than Endeavor Manager) at any given time will equal the sum of the outstanding shares of our Class A common stock and our Class X common stock.

Exchange Mechanics

Following this offering, the members of Endeavor Operating Company (other than Endeavor Manager) will have the right from time to time to cause Endeavor Operating Company to redeem any or all of their Endeavor Operating Company Units (and paired shares of Class X common stock) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings. Upon the disposition of the Class A common stock received by members of Endeavor Operating Company from the exchange of their Endeavor Operating Company Units (and corresponding cancelation of paired shares of Class X common stock), or a Triggering Event (as defined below), any shares of Class Y common stock that are paired with such Class A common stock as a result of the redemption or exchange will be cancelled/redeemed for no consideration.

Following this offering, the members of Endeavor Manager (other than Endeavor Group Holdings) will have the right from time to time, subject to certain restrictions, to cause Endeavor Manager to redeem any or all of their vested Endeavor Manager Units (and paired shares of Class X common stock) in exchange for, at our election, either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings.

Proceeds

Based on an assumed initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), we estimate that the net proceeds from this offering will be $361.6 million (or $419.3 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to contribute the net proceeds from this offering to Endeavor Manager in exchange for a number of Endeavor Manager Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering. Endeavor Manager would then, in turn, contribute such contribution amount to Endeavor Operating Company in exchange for an equal number of Endeavor Operating Company Units, and such contribution amount will be used by Endeavor Operating Company for the repayment of term loan debt under our 2014 Credit Facilities (as defined below), working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering for acquisitions of complementary businesses or other assets. We estimate that the offering expenses (other than the underwriting discounts) will be approximately $21.2 million. All of such offering expenses will be paid for or otherwise borne by Endeavor Operating Company. See “Use of Proceeds” for further details.

Tax Receivable Agreement

In connection with the reorganization transactions, we will acquire existing equity interests in Endeavor Operating Company held by certain of our pre-IPO investors as described in “Organizational Structure —Reorganization Transactions—Pre-IPO Investors Mergers” in exchange for the issuance of shares of our Class A common stock, Class Y common stock and rights to receive payments under a tax receivable agreement. As a result of these acquisitions, we will succeed to certain tax attributes of certain of our pre-IPO investors and will receive the benefit of tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries. In addition, future redemptions or exchanges of Endeavor Operating Company Units in exchange for shares of our Class A common stock or cash are expected to produce favorable tax attributes that would not be available to us in the absence of such redemptions or exchanges. We intend to enter into a tax receivable agreement with certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners and certain management holding vehicles (or their members) and affiliates of our pre-IPO investors, whom we refer to collectively as the “Post-IPO TRA Holders,” that will provide for the payment by us to the Post-IPO TRA Holders (or their transferees of Endeavor Operating Company Units or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using assumptions regarding combined state and local income tax rates) as a result of these tax attributes and tax attributes resulting from payments made under the tax receivable agreement. See “Organizational Structure—Tax Receivable Agreement” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Our Principal Equityholders

Following the completion of the reorganization transactions and this offering, Messrs. Emanuel and Whitesell and entities controlled by Messrs. Emanuel and Whitesell, together with certain affiliates of Silver Lake Partners that will be our stockholders upon the completion of this offering (the “Silver Lake Equityholders”), as a group, will control approximately 88.7% of the combined voting power of our outstanding common stock (or 88.6% if the underwriters exercise their option to purchase additional shares in full) based on an assumed initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). As a result, Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets. Because Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will collectively control, as a group, more than 50% of the combined voting power of our outstanding common stock, we will be a “controlled company” under the corporate governance rules for Exchange- listed companies. Therefore we will be permitted to, and we intend to, elect not to comply with certain corporate governance requirements of the Exchange. See “Management—Controlled Company,” “Principal Stockholders” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” for additional information.

Mr. Emanuel has successfully served as our Co-Chief Executive Officer from 2009 to 2017 and as our Chief Executive Officer since 2017, and Mr. Whitesell has successfully served as our Co-Chief Executive Officer from 2009 to 2017 and as our Executive Chairman since 2017. Combined, Messrs. Emanuel and Whitesell have nearly 60 years of experience in the entertainment industry. Each Executive Holdco is managed by an executive committee composed of Messrs. Emanuel and Whitesell.

Silver Lake, an investment firm, is the global leader in technology investing, with over $43 billion in combined assets under management and committed capital and a team of approximately 100 investment and value creation professionals located around the world. Silver Lake devotes its full scope of talent and intellectual capital to the singular mission of investing in the world’s leading technology, technology-enabled and related growth businesses. Applying the strategic insights of an experienced industry participant, the operating skill of a world-class management team, and sophisticated investing and structuring capabilities, Silver Lake leverages the deep knowledge and expertise of a global team based in Silicon Valley, New York, London and Hong Kong. Silver Lake’s large-scale investments arm is Silver Lake Partners.

Corporate Information

We were formed as a Delaware corporation in January 2019. We have no material assets and have not engaged in any business or other activities except in connection with the reorganization transactions and this offering. Our corporate headquarters are located at 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210, and our telephone number is (310) 285-9000. Our website address is www.endeavorco.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

The Offering

Class A common stock offered by us	15,000,000 shares.

Option to purchase additional shares	We have granted the underwriters the right to purchase an additional 2,250,000 shares of Class A common stock from us within 30 days from the date of this prospectus.

Class A common stock to be outstanding immediately after this offering	124,894,357 shares (or 127,144,357 shares if the underwriters exercise their option to purchase additional shares in full).

If, immediately after this offering and the application of the net proceeds from this offering, all of the members of Endeavor Operating Company and Endeavor Manager were to elect to have their Endeavor Operating Company Units or Endeavor Manager Units, as applicable, and corresponding shares of Class X common stock, redeemed and we elected to redeem such units in exchange for shares of our Class A common stock, 235,192,668 shares of our Class A common stock would be outstanding (39.0% of which would be owned by non-affiliates of the Company) (or 237,442,668 shares (39.6% of which would be owned by non-affiliates of the Company) if the underwriters exercise their option to purchase additional shares in full).

Class B common stock to be outstanding immediately after this offering	None. Shares of our Class B common stock have economic but no voting rights (except as required by applicable law).

Class X common stock to be outstanding immediately after this offering	126,577,806 shares. Shares of our Class X common stock have voting but no economic rights (including rights to dividends and distributions upon liquidation) and will be issued in the reorganization transactions to the members of Endeavor Manager (other than Endeavor Group Holdings) in an amount equal to the number of Endeavor Manager Units held by such persons and to other members of Endeavor Operating Company in an amount equal to the number of Endeavor Operating Company Units held by such persons. When a member of Endeavor Manager exercises its right from time to time to cause Endeavor Manager to redeem any or all of its Endeavor Manager Units as described elsewhere in this prospectus, a corresponding number of shares of our Class X common stock held by such member will be simultaneously cancelled. When a holder of Endeavor Operating Company Units exercises its right from time to time to cause Endeavor Operating Company to redeem any or all of its Endeavor Operating Company Units as described elsewhere in this prospectus, a corresponding number of shares of our Class X common stock held by such member will be simultaneously canceled.

Class Y common stock to be outstanding immediately after this offering

176,413,317 shares. Shares of our Class Y common stock have voting but not economic rights (including rights to dividends and distributions upon liquidation). We will issue shares of our Class Y common stock to affiliates of certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners, in consideration for Endeavor Operating Company Units acquired by Endeavor Group Holdings from such pre-IPO investors in the reorganization transactions. We will also issue paired shares of our Class Y common stock to certain other holders of Endeavor Operating Company Units (other than Endeavor Manager), equal to the number of Endeavor Operating Company Units held. See “Organizational Structure.”

Voting rights	Each share of our Class A common stock entitles its holder to one vote per share, representing an aggregate of 3.3% of the combined voting power of our outstanding common stock upon the completion of this offering and the application of the net proceeds from this offering (or 3.4% if the underwriters exercise their option to purchase additional shares in full).

Shares of our Class B common stock do not entitle holders to any voting rights (except as required by applicable law).

Each share of our Class X common stock entitles its holder to one vote per share, representing an aggregate of 3.3% of the combined voting power of our outstanding common stock upon the completion of this offering and the application of the net proceeds from this offering (or 3.3% if the underwriters exercise their option to purchase additional shares in full).

Each share of our Class Y common stock entitles its holder to 20 votes per share, representing an aggregate of 93.3% of the combined voting power of our outstanding common stock upon the completion of this offering and the application of the net proceeds from this offering (or 93.3% if the underwriters exercise their option to purchase additional shares in full).

All classes of our common stock with voting rights generally vote together as a single class on all matters submitted to a vote of our stockholders. See “Description of Capital Stock.”

Redemption rights	The members of Endeavor Operating Company (other than Endeavor Manager) will have the right from time to time to cause Endeavor Operating Company to redeem any or all of their Endeavor Operating Company Units, (and paired shares of Class X common stock), in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings. Upon the disposition of the Class A common stock received by members of Endeavor Operating Company from the exchange of their Endeavor Operating Company Units (and paired shares of Class X common stock), or a Triggering Event, any paired shares of Class Y common stock will be cancelled/redeemed for no consideration.

The holders of Endeavor Profits Units will have the right from time to time, subject to certain restrictions, to cause Endeavor Operating Company to exchange their vested Endeavor Profits Units into (1) a number of Endeavor Operating Company Units that will generally be equal to (a) the product of (X) the number of vested Endeavor Profits Units to be exchanged with a given per unit hurdle price and (Y) then-current spread between the per unit value of an Endeavor Operating Company Unit at the time of the exchange and the per unit hurdle price of such Endeavor Profits Units divided by (b) the per unit value of an Endeavor Operating Company Unit at the time of the exchange and (2) a corresponding number of shares of our Class X common stock and Class Y common stock.

The members of Endeavor Manager (other than Endeavor Group Holdings) will have the right from time to time, subject to certain restrictions, to cause Endeavor Manager to redeem any or all of their vested Endeavor Manager Units (and paired shares of our Class X common stock), in exchange for, at our election, either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings.

Each share of our Class Y common stock will automatically be canceled/redeemed (a) upon any sale or other transfer of (i) the paired Endeavor Operating Company Unit (or the paired Class A common stock in the case that the Endeavor Operating Company Unit and paired share of Class X common stock is redeemed and converted) in the case of affiliates of certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners, and other holders of Endeavor Operating Company Units (other than Endeavor Manager), and (ii) those paired shares of Class A common stock, in the case of affiliates of certain other pre-IPO investors, in each case subject to certain limited exceptions, such as transfers to certain permitted transferees, or (b) upon the earlier of (i) the date on which neither Messrs. Emanuel nor Whitesell is employed as our Chief Executive Officer or Executive Chairman and (ii) the date on which neither Messrs. Emanuel nor Whitesell own shares of our Class A common stock representing, and/or own securities that if redeemed for shares of our Class A common stock would represent an ownership interest in our Class A common stock representing, at least 25% of the shares of our Class A common stock owned by Messrs. Emanuel and Whitesell (or that would be owned by Messrs. Emanuel and Whitesell if all relevant securities they own were redeemed for shares of our Class A common stock), respectively, as of the completion of this offering (together with (i), a “Triggering Event”). See “Description of Capital Stock.”

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $361.6 million (or approximately $419.3 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). We intend to cause Endeavor Operating Company to use the net proceeds from this offering to repay $325 million of the outstanding term loan borrowings under our 2014 Credit Facilities (as defined below), for working capital and for general corporate purposes. We may also use a portion of the net proceeds from this offering for acquisitions of complementary businesses or other assets. Initially, we intend to contribute $382.8 million of the net proceeds from this offering to Endeavor Manager (or $440.5 million if the underwriters exercise their option to purchase additional shares in full) in exchange for a number of Endeavor Manager Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering (provided that we may reduce such contribution amount, without reducing the number of Endeavor Manager Units we receive, by the amount of any expenses we pay in connection with this offering (which we estimate will be approximately $21.2 million) that are not otherwise paid or for which we are not otherwise reimbursed by Endeavor Operating Company). Endeavor Manager would then, in turn, contribute such contribution amount to Endeavor Operating Company in exchange for an equal number of Endeavor Operating Company Units. See “Use of Proceeds” for further details.

Conflicts of Interest

Certain affiliates of Credit Suisse Securities (USA) LLC, an underwriter in this offering, are expected to receive at least five percent of the net proceeds of this offering as a result of the repayment of outstanding term loan borrowings under our 2014 Credit Facilities, which would be considered a “conflict of interest” under the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering because the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Dividend policy	We do not expect to pay any dividends or other distributions on our Class A common stock in the foreseeable future. We currently intend to retain future earnings. See “Dividend Policy.”

Proposed Exchange symbol	“EDR.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our Class A common stock.

Unless we indicate otherwise or the context otherwise requires, the information in this prospectus:

•	gives effect to the reorganization transactions and the reclassification of existing ownership interests in Endeavor Operating Company into 220,192,668 Endeavor Operating Company Units;

•	assumes an initial public offering price of $27.00 per share of Class A common stock, which is the highpoint of the range set forth on the cover page of this prospectus;

•	assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock from us;

•

excludes shares issuable pursuant to stock options, restricted stock units or other equity-based awards with respect to an aggregate amount of 15,000,000 shares of Class A common stock, that are initially reserved for issuance under the Endeavor Group Holdings, Inc. 2019 Incentive Award Plan (the “2019 Incentive Award Plan”) following the completion of this offering. See “Executive Compensation—2019 Incentive Award Plan;”

•

excludes approximately 1,880,946 restricted stock units and 1,617,774 options based on the highpoint of the estimated public offering price range set forth on the cover page of this prospectus that we intend to grant to certain directors, employees and other service providers in connection with this offering. See “Executive Compensation—Compensation Discussion and Analysis—New Equity Awards.”

•	excludes 11,138,461 shares of Class A common stock reserved for issuance upon the exchange of Endeavor Manager Units (together with corresponding shares of our Class X common stock);

•	excludes 99,159,850 shares of Class A common stock reserved for issuance upon the exchange of Endeavor Operating Company Units (together with corresponding shares of our Class X common stock);

•

excludes 391,986 shares of Class A common stock reserved for issuance upon the exchange of Endeavor Operating Company Units with performance-based vesting conditions that will remain outstanding with a weighted-average per unit vesting price of $34.25 (and paired shares of Class X common stock);

•

excludes 10,398,847 shares of Class A common stock reserved for issuance upon the exchange of Endeavor Operating Company Units (and paired shares of Class X common stock) issuable upon the exercise of the exchange rights of the holders of Endeavor Profits Units that will remain outstanding with a weighted-average per unit hurdle price of $21.20;

•

excludes 5,488,662 shares of Class A common stock reserved for issuance upon the exchange of Endeavor Operating Company Units (and paired shares of Class X common stock) issuable upon the exercise of the exchange rights of the holders of Endeavor Profits Units with performance-based vesting conditions that will remain outstanding with a weighted-average per unit vesting price of $37.30 per unvested Endeavor Operating Company Unit and a weighted-average per unit hurdle price of $23.22;

•

excludes Endeavor Phantom Units, which, at the time of this offering, and subject to certain conditions and limitations, would entitle their holders to cash equal to the value of (a) 878,982 Endeavor Operating Company Units, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), and excluding 183,743 Endeavor Phantom Units with performance-based vesting conditions whose vesting conditions would not be satisfied at the time of this offering assuming such initial offering price, or (b) 1,402,531 Endeavor Operating Company Units, if all performance-based vesting conditions of Endeavor Phantom Units with such conditions were satisfied and all Endeavor Phantom Units that track the value of Endeavor Profits Units instead tracked the value of Endeavor Operating Company Units on a one-to-one basis (regardless of such Endeavor Profits Units’ in-the-money value). The Company has historically settled Endeavor Phantom Units in cash, but may in its discretion settle these in Endeavor Manager Units, Endeavor Operating Company Units or Endeavor Profits Units.

Securities Outstanding at Assumed Offering Price

Although the total number of Endeavor Operating Company Units and Endeavor Manager Units outstanding after the offering will not fluctuate based on the trading price of our Class A common stock, certain share information and information regarding Endeavor Operating Company Units and Endeavor Manager Units presented in this prospectus will vary depending on the initial public offering price in this offering. Specifically, the number of Endeavor Operating Company Units and Endeavor Manager Units issued in the reorganization transactions will vary, depending on the initial public offering price in this offering, which will also impact the shares of Class X common stock and Class Y common stock, received by members of Endeavor Manager (other than Endeavor Group Holdings) and members of Endeavor Operating Company (other than Endeavor Manager). An increase in the assumed initial public offering price would result in a decrease in the amount of Endeavor Operating Company Units and Endeavor Manager Units, and in turn, shares of Class X common stock, received by holders of Endeavor Manager Units (other than Endeavor Group Holdings) and shares of Class X common stock and Class Y common stock, as applicable, received by members of Endeavor Operating Company (other than Endeavor Manager). A decrease in the assumed initial public offering price would result in an increase in the amount of Endeavor Operating Company Units and Endeavor Manager Units, and in turn, shares of Class X common stock, received by holders of Endeavor Manager Units (other than Endeavor Group Holdings) and shares of Class X common stock and Class Y common stock, as applicable, received by members of Endeavor Operating Company (other than Endeavor Manager).

For illustrative purposes only, the table below shows the number of Endeavor Manager Units held by members of Endeavor Manager (other than Endeavor Group Holdings), Endeavor Operating Company Units held by members of Endeavor Operating Company (other than Endeavor Manager), shares of Class X common stock and Class Y common stock outstanding immediately after giving effect to the reorganization transactions and this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us) at various initial public offering prices:

	Class A Common Stock	Endeavor Manager Units held by members of Endeavor Manager (other than Endeavor Group Holdings)	Endeavor Operating Company Units held by members of Endeavor Operating Company (other than Endeavor Manager)	Class X Common Stock	Class Y Common Stock
$26.00	124,894,357	11,071,067	99,005,037	126,355,599	176,258,504
$27.00	124,894,357	11,138,461	99,159,850	126,577,806	176,413,317

The table above excludes the following interests: (i) Endeavor Operating Company Units with performance-based vesting conditions that will remain outstanding with a weighted-average per unit vesting price; (ii) Endeavor Profits Units that will remain outstanding with a weighted-average per unit hurdle price; and (iii) Endeavor Profits Units with performance-based vesting conditions that will remain outstanding with a weighted-average per unit vesting price and a weighted-average per unit hurdle price. For illustrative purposes, the table below shows the number of such interests outstanding immediately after giving effect to the reorganization transactions and this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us) at various initial public offering prices:

	Endeavor Operating Company Units (with performance- based vesting conditions)	Endeavor Profits Units (with a weighted- average per unit hurdle price)	Endeavor Profits Units (with performance- based vesting conditions and a weighted- average per unit hurdle price)
$26.00	391,986	10,398,847	5,488,662
$27.00	391,986	10,398,847	5,488,662

Unless we indicate otherwise throughout this prospectus or the context otherwise requires, all information in this prospectus assumes (i) there are no restrictions on the ability of holders of Endeavor Operating Company Units or Endeavor Manager Units, in each case together with corresponding shares of our Class X common stock, to exercise at any time and from time to time the redemption rights described elsewhere in this prospectus, (ii) that, in each case where a member of Endeavor Operating Company or Endeavor Manager exercises such rights to cause Endeavor Operating Company or Endeavor Manager to redeem any or all of its Endeavor Operating Company Units (and in each case paired shares of Class X common stock) or Endeavor Manager Units (and paired shares of Class X common stock), as applicable, we determine to issue shares of Class A common stock in exchange therefor, rather than redeem or exchange for cash and (iii) there will be no exchange of Endeavor Profits Units for Endeavor Operating Company Units and paired shares of Class X common stock as described in “Organizational Structure.”

Summary Historical and Pro Forma Consolidated Financial and Other Data

The following tables set forth our summary historical consolidated financial and other data for the periods presented. We were formed as a Delaware corporation in January 2019 and have not, to date, conducted any activities other than those incidental to our formation and the preparation of this prospectus and the registration statement of which this prospectus forms a part. On August 18, 2016, Endeavor Operating Company acquired UFC Parent and the following tables reflect the consolidation of UFC Parent from August 18, 2016. We originally acquired 34% of UFC Parent’s common equity and increased our ownership percentage to 50.1% in August 2017.

The consolidated statements of operations data for the years ended December 31, 2016, 2017 and 2018 and the consolidated balance sheet data as of December 31, 2018 have been derived from Endeavor Operating Company’s audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2018 and 2019 and the consolidated balance sheet data as of June 30, 2019 have been derived from Endeavor Operating Company’s unaudited consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 and the six months ended June 30, 2019 give effect to (i) the Preferred Equity Redemption, (ii) the reorganization transactions described under “Organizational Structure,” (iii) the creation or acquisition of certain tax assets in connection with this offering and the reorganization transactions and the creation or acquisition of related liabilities in connection with entering into the tax receivable agreement with the Post-IPO TRA Holders, (iv) the adoption of the 2019 Incentive Award Plan, the expected issuance of the IPO grants upon the completion of this offering, and the modification of certain pre-IPO equity-based awards, and (v) this offering and the application of the net proceeds as described under “Use of Proceeds,” as if each had occurred on January 1, 2018. The unaudited pro forma consolidated balance sheet as of June 30, 2019 gives effect to (i) the Preferred Equity Redemption, (ii) the reorganization transactions described under “Organizational Structure,” (iii) the acquisition or creation of certain tax assets in connection with this offering and the reorganization transactions and the creation or acquisition of related liabilities in connection with entering into the tax receivable agreement with the Post-IPO TRA Holders, (iv) the adoption of the 2019 Incentive Award Plan, the expected issuance of the IPO grants upon the completion of this offering, and the modification of certain pre-IPO equity-based awards, and (v) this offering and the application of the net proceeds from this offering as described under “Use of Proceeds,” as if each had occurred on June 30, 2019.

The summary historical and unaudited pro forma consolidated financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited Pro Forma Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our respective consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

	Years Ended December 31,			Six Months Ended June 30,		Pro Forma Year Ended December 31,	Pro Forma Six Months Ended June 30,
	2016	2017	2018	2018	2019	2018	2019
(In thousands, except per share data)
Revenue	$2,366,960	$3,020,116	$3,613,478	$1,500,863	$2,048,552	$3,613,478	$2,048,552

Total operating expenses	2,364,114	3,078,241	3,720,897	1,633,665	2,038,188	3,744,539	2,045,385

Operating income (loss) from continuing operations	2,846	(58,125)	(107,419)	(132,802)	10,364	(131,061)	3,167
Interest expense, net	(197,707)	(261,226)	(277,200)	(134,739)	(142,084)	(283,442)	(146,220)
Loss from continuing operations, net of tax	(129,130)	(200,159)	(463,694)	(402,199)	(215,296)	(470,100)	(210,305)
Income (loss) from discontinued operations, net of tax (including gain on sale in 2018)	30,814	26,991	694,998	(73,413)	(5,000)
Net (loss) income	(98,316)	(173,168)	231,304	(475,612)	(220,296)
Net loss attributable to non-controlling interests	(58,417)	(111,919)	(85,241)	(71,118)	(27,718)

Net (loss) income attributable to Endeavor Operating Company, LLC	$(39,899)	$(61,249)	$316,545	$(404,494)	$(192,578)

Loss from continuing operations attributable to non-controlling interests						(290,884)	(128,559)

Loss from continuing operations attributable to Endeavor Group Holdings, Inc.						$(179,216)	$(81,746)

Pro forma loss per share data:
Basic and diluted loss per share of Class A common stockholders:
Continuing operations:
Basic						(3.76)	(1.68)
Diluted						(3.76)	(1.68)
Continuing operations attributable to Endeavor Group Holdings, Inc.:
Basic						(1.43)	(0.65)
Diluted						(1.43)	(0.65)
Weighted average number of shares used in computing loss per share
Basic						124,894,366	129,894,366
Diluted						124,894,366	129,894,366
Unaudited Financial Data:
Adjusted EBITDA(1)	$355,145	$516,103	$551,086	$206,622	$249,675
Adjusted EBITDA margin(1)	15.0%	17.1%	15.3%	13.8%	12.2%
Adjusted Net Income (Loss)(1)	$32,858	$89,677	$100,117	$(33,731)	$47,227

Consolidated Balance Sheet Data:

	As of December 31,	As of June 30,	Pro Forma As of June 30,
(In thousands)	2018	2019	2019
Cash and cash equivalents	$768,080	$830,936	$721,062
Total assets	9,665,132	10,003,594	9,868,922
Long-term debt, including current portion	4,642,013	4,599,271	4,739,043
Total liabilities	6,674,443	7,235,463	7,467,913
Redeemable non-controlling interests	155,666	151,301	151,301
Redeemable equity	43,693	43,693	—
Members’ equity/shareholders’ equity	1,585,066	1,346,857	1,091,036
Nonredeemable non-controlling interests	1,206,264	1,226,280	1,158,672
Total members’/shareholders’ equity	2,791,330	2,573,137	2,249,708

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss), adjusted to exclude the results of discontinued operations, income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-out costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings and certain other items identified as affecting comparability, when applicable. Adjusted EBITDA margin is a non-GAAP financial measure and is defined as Adjusted EBITDA divided by revenue.

Management believes that Adjusted EBITDA is useful to investors as it eliminates certain items identified as affecting the period-over-period comparability of our operating results, and that Adjusted EBITDA margin accordingly provides a performance margin adjusted for such items affecting comparability. Adjusted EBITDA eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in business combinations, and improves comparability by eliminating the significant level of interest expense associated with our debt facilities, as well as income taxes, which may not be comparable with other companies based on our tax structure.

Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases for our Chief Operating Decision Maker (“CODM”) to evaluate our consolidated operating performance and the operating performance of each of our reportable segments and is used for planning and forecasting purposes, including the allocation of resources and capital to our segments.

Adjusted Net Income is a non-GAAP financial measure and is defined as net income (loss) attributable to Endeavor Operating Company, adjusted to exclude the results of discontinued operations and our share (excluding those relating to non-controlling interests) of the adjustments used to calculate Adjusted EBITDA, other than income taxes, net interest expense and depreciation, on an after tax basis, the release of tax valuation allowances and other tax items.

Adjusted Net Income adjusts income or loss from continuing operations attributable to the Company for items not considered reflective of our operating performance. Management believes that such non-GAAP information is useful to investors and analysts as it provides a better understanding of the performance of our continuing operations for the periods presented and, accordingly, facilitates the development of future projections and earnings growth prospects.

Other companies may define Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income differently, and as a result our measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income may not be directly comparable to those of other companies. Although we use Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income should be considered in addition to, and not as a substitute for, net income (loss) in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income are not intended as alternatives to net income (loss) as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Our GAAP-based measures can be found in our consolidated financial statements and related notes included elsewhere in this prospectus.

The following table reconciles net (loss) income to Adjusted EBITDA:

	Years Ended December 31,			Six Months Ended June 30,
(In thousands)	2016	2017	2018	2018	2019
Net (loss) income	$(98,316)	$(173,168)	$231,304	$(475,612)	$(220,296)
(Income) loss from discontinued operations, net of tax (including gain on sale in 2018)	(30,814)	(26,991)	(694,998)	73,413	5,000
Provision for (benefit from) income taxes	16,953	(29,824)	88,235	92,938	(8,777)
Interest expense, net	197,707	261,226	277,200	134,739	142,084
Depreciation and amortization	175,134	341,144	365,959	180,893	143,353
Equity-based compensation expense(1)	87,644	153,997	149,138	88,908	45,447
Merger, acquisition and earn-out costs(2)	75,525	55,202	66,577	37,980	26,134
Certain legal costs(3)	(481)	21,292	26,677	16,487	9,810
Restructuring, severance and impairment(4)	26,502	12,313	38,363	4,308	32,010
Fair value adjustment – Droga5(5)	(106,736)	(83,579)	38,962	33,057	3,734
Fair value adjustment – equity investments(6)	—	—	(67,318)	4,250	7,283
Equity method losses – Learfield IMG College(7)	—	—	—	—	19,183
Other(8)	12,027	(15,509)	30,987	15,261	44,710

Adjusted EBITDA	$355,145	$516,103	$551,086	$206,622	$249,675

Adjusted EBITDA margin	15.0%	17.1%	15.3%	13.8%	12.2%

The following table reconciles net (loss) income to Adjusted Net Income (Loss):

	Years Ended December 31,			Six Months Ended June 30,
(In thousands)	2016	2017	2018	2018	2019
Net (loss) income	$(98,316)	$(173,168)	$231,304	$(475,612)	$(220,296)
Net loss attributable to non-controlling interests	58,417	111,919	85,241	71,118	27,718

Net (loss) income attributable to Endeavor Operating Company, LLC	(39,899)	(61,249)	316,545	(404,494)	(192,578)
(Income) loss from discontinued operations, net of tax (including gain on sale in 2018)	(30,814)	(26,991)	(694,998)	73,413	5,000
Amortization	126,053	281,585	301,162	147,697	110,823
Equity-based compensation expense(1)	87,644	153,997	149,138	88,908	45,447
Merger, acquisition and earn-out costs(2)	75,525	55,202	66,577	37,980	26,134
Certain legal costs(3)	(481)	21,292	26,677	16,487	9,810
Restructuring, severance and impairment(4)	26,502	12,313	38,363	4,308	32,010
Fair value adjustment – Droga5(5)	(106,736)	(83,579)	38,962	33,057	3,734
Fair value adjustment – equity investments(6)	—	—	(67,318)	4,250	7,283
Equity method losses – Learfield IMG College(7)	—	—	—	—	19,183
Other(8)	12,027	(15,509)	30,987	15,261	44,710
Tax effects of adjustments(9)	(3,001)	(5,480)	(9,295)	(8,036)	(9,901)
Adjustments allocated to non-controlling interests(10)	(113,962)	(165,429)	(135,990)	(64,362)	(54,428)
Valuation allowance and other tax items(11)	—	(76,475)	39,307	21,800	—

Adjusted Net Income (Loss)	$32,858	$89,677	$100,117	$(33,731)	$47,227

(1)	Equity-based compensation expense represents primarily non-cash compensation expense associated with our equity-based compensation plans.

The decrease for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 is primarily due to put rights entered into with certain senior executives during the six months ended June 30, 2018, which was not repeated in 2019, as well as certain outstanding equity-based awards becoming fully vested prior to 2019, offset by expense related to new senior executive awards. For the six months ended June 30, 2018, equity-based compensation expense primarily related to our Representation segment and Corporate and other. For the six months ended June 30, 2019, equity-based compensation expense primarily related to our Entertainment & Sports and Representation segments and Corporate and other.

The decrease for the year ended December 31, 2018 as compared to the year ended December 31, 2017 is primarily due to approximately $70 million of compensation expense related to a repurchase offered to employees in 2017, which will be paid in cash over three years, and which was not repeated in 2018. Such decrease was partially offset by additional expense from new awards granted in 2018 and a full year of expense from grants awarded in 2017. In 2017 and 2018, equity-based compensation expense primarily related to our Representation segment and Corporate and other.

The increase for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily related to the repurchase offered to employees noted above. Equity-based compensation expense in 2016 had a comparable impact on our Entertainment & Sports and Representation segments as well as Corporate and other.

(2)

Includes (i) certain costs of professional advisors related to mergers, acquisitions, dispositions or joint ventures and (ii) fair value adjustments for contingent consideration liabilities related to acquired businesses and compensation expense for deferred consideration associated with selling shareholders that are required to remain our employees.

Such costs for the six months ended June 30, 2019 related primarily to our Representation segment, of which the largest component was earn-out adjustments. Acquisition earn-out adjustments were approximately $15 million and primarily related to Fusion Marketing and IMG Live and various smaller acquisitions.

Such costs for the six months ended June 30, 2018 related primarily to our Representation segment, of which the largest component was earn-out adjustments, as well as Corporate and other, of which the largest component was professional advisor costs. Acquisition earn-out adjustments were approximately $20 million and primarily related to 160over90, Fusion Marketing and IMG Live and various smaller acquisitions.

Such costs for the year ended December 31, 2018 related primarily to our Representation segment, of which the largest component was earn-out adjustments, as well as Corporate and other, of which the largest component was professional advisor costs. Acquisition earn-out adjustments were approximately $36 million and primarily related to 160over90, Fusion Marketing and IMG Live as well as various smaller acquisitions.

Such costs for the year ended December 31, 2017 related primarily to our Entertainment & Sports segment and the largest component was earn-out adjustments. Acquisition earn-out adjustments were approximately $42 million and related to UFC, Fusion Marketing and IMG Live as well as various smaller acquisitions.

Such costs for the year ended December 31, 2016 related primarily to our Entertainment & Sports segment and the largest component was professional service costs of approximately $57 million related to the acquisition of UFC. Acquisition earn-out adjustments were approximately $6 million and primarily related to Fusion Marketing and IMG Live and various smaller acquisitions.

(3)

Includes costs related to certain litigation or regulatory matters. Such costs for the year ended December 31, 2018 and for the six months ended June 30, 2019 and 2018 related primarily to our Entertainment & Sports segment and Corporate and other. Such costs for the years ended December 31, 2016 and 2017 had comparable impact on our Entertainment & Sports segment and Corporate and other.

(4)	Includes certain costs related to our restructuring activities and non-cash impairment charges.

Such costs for the six months ended June 30, 2019 included approximately $25 million related to the impairment of certain investments and approximately $7 million for severance and restructuring expenses and primarily related to our Endeavor X and Entertainment & Sports segments.

Such costs for the six months ended June 30, 2018 primarily related to severance and restructuring expenses and primarily related to our Representation segment and Corporate and other.

Such costs for the year ended December 31, 2018 primarily related to severance and restructuring expenses, including costs related to the cessation of operations of certain events and the impairment of related assets, and had a comparable impact on our Entertainment & Sports and Representation segments.

Such costs for the year ended December 31, 2017 primarily related to severance and restructuring expenses and had a comparable impact on our Entertainment & Sports and Representation segments and Corporate and other.

Such costs for the year ended December 31, 2016 included approximately $12 million primarily related to the impairment of certain events and approximately $12 million for severance and restructuring expenses, including approximately $6 million related to cost reduction initiatives in UFC and primarily related to our Entertainment & Sports and Representation segments.

(5)

Reflects the change in fair value of our investment in Droga5, which was accounted for using the fair value option through the disposal of our interest in April 2019. Such non-cash fair value adjustments relate wholly to our Representation segment.

(6)

Includes the net change in fair value for certain equity investments with and without readily determinable fair values, based on observable price changes, in connection with the adoption of ASU 2016-01 and ASU 2018-03 effective January 1, 2018.

(7)

Relates to equity method losses from our investment in Learfield IMG College following the merger of our IMG College business with Learfield Communications, LLC in December 2018. Prior to December 2018 and its disposal, income or loss from our IMG College business is classified as discontinued operations.

(8)

For the six months ended June 30, 2019, other costs primarily comprised charges of approximately $19 million related to the impairment of a note receivable due from an equity investment related to our Representation segment, approximately $14 million related to non-cash fair value adjustments of embedded foreign currency derivatives related to our Entertainments & Sports segment, approximately $7 million of costs associated with the refinancing of our UFC Credit Facilities, which related primarily to our Entertainments & Sports segment, and charges of approximately $5 million related to a premium on the redemption of certain equity units held by an investor, which related to Corporate and other.

For the six months ended June 30, 2018, other costs primarily comprised charges of approximately $18 million associated with the refinancing of our 2014 Credit Facilities, which related primarily to Corporate and other, approximately $8 million of charges related to non-cash fair value adjustments of embedded foreign currency derivatives related to our Entertainments & Sports segment and approximately $4 million of losses on foreign exchange transactions, which related primarily to our Entertainment & Sports segment and Corporate and other, partially offset by a gain on disposal of a business of approximately $17 million, which related to our Representation segment.

For the year ended December 31, 2018, other costs primarily comprised charges of approximately $19 million of costs associated with the refinancing of our 2014 Credit Facilities, which related primarily to Corporate and other, approximately $19 million related to the non-cash fair value adjustment of our UFC warrant liability at the Entertainment & Sports segment, as well as approximately $8 million of losses on foreign exchange transactions, which related primarily to our Entertainment & Sports segment and Corporate and other. In 2018, these charges were partially offset by approximately $18 million of a gain on disposal of a business, which related to our Representation segment.

For the year ended December 31, 2017 , other costs primarily comprised approximately $14 million of gains on disposal of certain businesses and approximately $12 million of gains on foreign exchange transactions, partially offset by charges of approximately $6 million related to the non-cash fair value adjustment of our UFC warrant liability at the Entertainment & Sports segment as well as approximately $3 million of costs associated with the refinancing of our 2014 Credit Facilities and related primarily to our Representation segment and Corporate and other.

For the year ended December 31, 2016, other costs primarily comprised approximately $10 million of foreign exchange transaction losses offset by approximately $7 million of gains on the disposal of certain businesses and related primarily to our Entertainment & Sports segment and Corporate and other.

(9)	Reflects the U.S. and non-U.S. tax impacts with respect to each adjustment noted above, as applicable.

(10)	Reflects the share of the adjustments noted above that are allocated to our non-controlling interests, net of tax.

(11)	Such items for the six months ended June 30, 2018 relate to a $21.8 million net tax expense recorded as a result of our acquisition of NeuLion and subsequent tax restructuring.

Such items for the year ended December 31, 2018 relate to a $21.8 million net tax expense recorded as a result of our acquisition of NeuLion and subsequent tax restructuring and $17.5 million related to the tax impact of losses recognized on certain agreements for foreign statutory purposes, subject to limitation under foreign tax law.

Such item for the year ended December 31, 2017 relates to the release of the valuation allowance on net U.S. deferred tax assets, exclusive of deferred tax liabilities on indefinite lived intangible assets, state income taxes and foreign tax credits.

RISK FACTORS

Investing in our Class A common stock involves substantial risks. You should carefully consider the following factors, together with all of the other information included in this prospectus, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus, before investing in our Class A common stock. Any of the risk factors we describe below could adversely affect our business, financial condition or results of operations. The market price of our Class A common stock could decline if one or more of these risks or uncertainties develop into actual events, causing you to lose all or part of your investment. We cannot assure you that any of the events discussed below will not occur. While we believe these risks and uncertainties are especially important for you to consider, we may face other risks and uncertainties that could adversely affect our business. Please also see “Forward-Looking Statements” for more information.

Risks Related to Our Business

Changes in public and consumer tastes and preferences and industry trends could reduce demand for our services and content offerings and adversely affect our business.

Our ability to generate revenues is highly sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of the talent, brands and owners of IP we represent, and the assets we own. Our success depends on our ability to offer premium content through popular channels of distribution that meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. Our operations and revenues are affected by consumer tastes and entertainment trends, including the market demand for the distribution rights to live sports events, which are unpredictable and subject to change and may be affected by changes in the social and political climate. Changes in consumers’ tastes or a change in the perceptions of our business partners, whether as a result of the social and political climate or otherwise, could adversely affect our operating results. Our failure to avoid a negative perception among consumers or anticipate and respond to changes in consumer preferences, including in the form of content creation or distribution, could result in reduced demand for our services and content offerings or those of our clients and owned assets across our platform, which could have an adverse effect on our business, financial condition and results of operations.

Our ability to create popular entertainment and sports content is increasingly important to the success of our business and our ability to generate revenues. The production and sales of programming, films and other entertainment and sports content is inherently risky because the revenues we derive from various sources primarily depend on our ability to satisfy consumer tastes and expectations in a consistent manner. The popularity of our content and owned assets is affected by our ability to maintain or develop strong brand awareness and target key audiences, the sources and nature of competing content offerings, the time and manner in which consumers acquire and view some of our entertainment products and the options available to advertisers for reaching their desired audiences. Consumer tastes change frequently and it is a challenge to anticipate what offerings will be successful at any point in time. We invest substantial capital in our content and owned assets, including in the creation of original content, before learning the extent to which it will achieve popularity with consumers. For example, as of December 31, 2018 we have committed to spending approximately $3.7 billion in guaranteed payments for media, event or other representation rights and similar expenses over the next five years, regardless of our ability to profit from these rights. A lack of popularity of these, our other content offerings or our owned assets, as well as labor disputes, unavailability of a star performer, equipment shortages, cost overruns, disputes with production teams or adverse weather conditions, could have an adverse effect on our business, financial condition and results of operations.

Our ability to generate revenue from discretionary and corporate spending on entertainment and sports events, such as corporate sponsorships and advertising, is subject to many factors, including many that are beyond our control, such as general macroeconomic conditions.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals and inflation can significantly impact our operating results. While consumer and corporate spending may decline at any time for reasons beyond our control, the risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by reductions in corporate sponsorship and advertising and decreases in attendance at live entertainment and sports events. During periods of reduced economic activity, many consumers have historically reduced their discretionary spending and advertisers have reduced their sponsorship and advertising expenditures, which can result in a reduction in sponsorship opportunities. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, thereby possibly impacting our operating results and growth. A prolonged period of reduced consumer or corporate spending could have an adverse effect on our business, financial condition and results of operations.

We may not be able to adapt to or manage new content distribution platforms or changes in consumer behavior resulting from new technologies.

We must successfully adapt to and manage technological advances in our industry, including the emergence of alternative distribution platforms. If we are unable to adopt or are late in adopting technological changes and innovations that other entertainment providers offer, it may lead to a loss of consumers viewing our content, a reduction in revenues from attendance at our live events, a loss of ticket sales or lower ticket fees. It may also lead to a reduction in our clients’ ability to monetize new platforms. Our ability to effectively generate revenue from new distribution platforms and viewing technologies will affect our ability to maintain and grow our business. Emerging forms of content distribution may provide different economic models and compete with current distribution methods (such as television, film and pay-per-view (“PPV”) in ways that are not entirely predictable, which could reduce consumer demand for our content offerings. We must also adapt to changing consumer behavior driven by advances that allow for time shifting and on-demand viewing, such as digital video recorders and video-on-demand, as well as internet-based and broadband content delivery and mobile devices. If we fail to adapt our distribution methods and content to emerging technologies and new distribution platforms, while also effectively preventing digital piracy, our ability to generate revenue from our targeted audiences may decline and could result in an adverse effect on our business, financial condition and results of operations.

Because our success depends substantially on our ability to maintain a professional reputation, adverse publicity concerning us, one of our businesses, our clients or our key personnel could adversely affect our business.

Our professional reputation is essential to our continued success and any decrease in the quality of our reputation could impair our ability to, among other things, recruit and retain qualified and experienced agents, managers and other key personnel, retain or attract agency clients or customers or enter into multimedia, licensing and sponsorship engagements. Our overall reputation may be negatively impacted by a number of factors, including negative publicity concerning us, members of our management or our agents, managers and other key personnel. In addition, we are dependent for a portion of our revenues on the relationships between content providers and the clients and key brands, such as sports leagues and federations and collegiate sporting institutions, that we represent, many of whom are significant public personalities with large social media followings whose actions generate significant publicity and public interest. Any adverse publicity relating to such individuals or entities that we employ or represent, or to our company, including from reported or actual incidents or allegations of illegal or improper conduct, such as harassment, discrimination or other misconduct, could result in significant media attention, even if not directly relating to or involving Endeavor, and could have a negative impact on our professional reputation, potentially resulting in termination of licensing or other contractual relationships, our or our employees’ inability to attract new customer or client relationships, or the loss or termination of such employees’ services, all of which could adversely affect our business, financial condition and results of operations. Our professional reputation could also be impacted by adverse publicity relating to one or more of our owned or majority owned brands, events or businesses.

We depend on the relationships of our agents, managers and other key personnel with clients across many categories, including television, film, professional sports, fashion, music, literature, theater, digital, sponsorship and licensing.

We depend heavily upon relationships that our agents, managers and other key personnel have developed with clients across many content categories, including, among others, television, film, professional sports, fashion, music, literature, theater, digital, sponsorship and licensing. The personal relationships that our agents, managers and other key personnel have developed with studios, brands and other key business contacts help us to secure access to sponsorships, endorsements, professional contracts, productions, events and other opportunities for our clients, which is critical to our success. Due to the importance of those industry contacts to us, a substantial deterioration in these relationships, or substantial loss of agents, managers or other key personnel who maintain these relationships, could adversely affect our business. In particular, our client management business is dependent upon the highly personalized relationships between our agent and manager teams and their respective clients. A substantial deterioration in the team managing a client may result in a deterioration in our relationship with, or the loss of, the clients represented by that agent or manager. The substantial loss of multiple agents or managers and their associated clients could have an adverse effect on our business, financial condition and results of operations. Most of our agents, managers and other key personnel are not party to long-term contracts and, in any event, can leave our employment with little or no notice. We can give no assurance that all or any of these individuals will remain with us or will retain their associations with key business contacts.

Our success depends, in part, on our continuing ability to identify, recruit and retain qualified and experienced agents and managers. If we fail to recruit and retain suitable agents or if our relationships with our agents change or deteriorate, it could adversely affect our business.

Our success depends, in part, upon our continuing ability to identify, recruit and retain qualified and experienced agents and managers. There is great competition for qualified and experienced agents and managers in the entertainment and sports industry, and we cannot assure you that we will be able to continue to hire or retain a sufficient number of qualified persons to meet our requirements, or that we will be able to do so under terms that are economically attractive to us. Any failure to retain certain agents and managers could lead to the loss of sponsorship, multimedia and licensing agreements and other engagements and have an adverse effect on our business, financial condition and results of operations.

Our failure to identify, sign and retain clients could adversely affect our business.

We derive substantial revenue from the engagements, sponsorships, licensing rights and distribution agreements entered into by the clients with whom we work. We depend on identifying, signing and retaining as clients those artists, athletes, models and key brands whose identities or brands are in high demand by the public and, as a result, are deemed to be favorable candidates for engagements. Our competitive position is dependent on our continuing ability to attract, develop and retain clients whose work is likely to achieve a high degree of value and recognition as well as our ability to provide such clients with sponsorships, endorsements, professional contracts, productions, events and other opportunities. Our failure to attract and retain these clients, an increase in the costs required to attract and retain such clients, or an untimely loss or retirement of these clients could adversely affect our financial results and growth prospects. We have not entered into written agreements with many of the clients we represent. These clients may decide to discontinue their relationship with us at any time and without notice. In addition, the clients with whom we have entered into written contracts may choose not to renew their contracts with us on reasonable terms or at all or they may breach or seek to terminate these contracts. If any of our clients decide to discontinue their relationships with us, whether they are under a contract or not, we may be unable to recoup costs expended to develop and promote them and our financial results may be adversely affected. Further, the loss of such clients could lead other of our clients to terminate their relationships with us.

We derive substantial revenue from the sale of multimedia rights, licensing rights and sponsorships. A significant proportion of this revenue is dependent on our commercial agreements with entertainment and sports events. Our failure to renew or replace these key commercial agreements on similar or better terms could have an adverse effect on our business, financial condition and results of operations.

Our business involves potential internal conflicts of interest and includes our client representation businesses representing both talent and content rights holders and distributors while our content businesses produce content, which may create a conflict of interest.

Increasingly, we must manage actual and potential internal conflicts of interest in our business due to the breadth and scale of our platform. Different parts of our business may have actual or potential conflicts of interests with each other, including our client representation, media production, events production, sponsorship, and content development businesses. Although we attempt to manage these conflicts appropriately, any failure to adequately address or manage internal conflicts of interest could adversely affect our reputation and the willingness of clients and third parties to work with us may be affected if we fail, or appear to fail, to deal appropriately with actual or perceived internal conflicts of interest, which could have an adverse effect on our business, financial condition and results of operations.

The markets in which we operate are highly competitive, both within the United States and internationally.

We face competition from a variety of other domestic and foreign companies. We face competition from alternative providers of the content, services and events we and our clients offer and from other forms of entertainment and leisure activities in a rapidly changing and increasingly fragmented marketplace. Any increased competition, which may not be foreseeable, or our failure to adequately address any competitive factors, could result in reduced demand for our content, live events, clients or key brands, which could have an adverse effect on our business, financial condition and results of operations.

We depend on the continued service of the members of our executive management and other key employees, as well as management of acquired businesses, the loss or diminished performance of whom could adversely affect our business.

Our performance is substantially dependent on the performance of the members of our executive management and other key employees, as well as management of acquired businesses. We seek to acquire businesses that have strong management teams and often rely on these individuals to conduct the day-to-day operations of and pursue the growth of these acquired businesses. Although we have entered into employment and severance protection agreements with certain members of our senior management team and we typically seek to sign employment agreements with the management of acquired businesses, we cannot be sure that any member of our senior management or management of the acquired businesses will remain with us or that they will not compete with us in the future. The loss of any member of our senior management team could impair our ability to execute our business plan and growth strategy, have a negative impact on our revenues and the effective working relationships that our executive management have developed and cause employee morale problems and the loss of additional key employees, agents, managers and clients.

We depend on key relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors and other distribution partners.

A key component of our success is our relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors and other distribution partners. We are dependent on maintaining these existing relationships and expanding upon them to ensure we have a robust network of corporate sponsors and distribution partners with whom we can work to arrange multimedia rights sales and sponsorship engagements, including distribution of our owned, operated or represented events. Our television programming for our owned, operated and represented events is distributed by television and cable networks, satellite providers, PPV, digital streaming and other media. We depend on many third parties for the operation and distribution of our television programming. Because a portion of our revenues are generated, directly and indirectly, from this distribution, any failure to maintain or renew arrangements with distributors and platforms, the failure of distributors or platforms to continue to provide services to us or the failure to enter into new distribution opportunities on terms favorable to us could adversely affect our business. We regularly engage in negotiations relating to substantial agreements covering the distribution of our television programming by carriers located in the United States and abroad. We have an important relationship with ESPN for UFC as they are the exclusive domestic home to all UFC events. We have agreements with multiple PPV providers globally and distribute a portion of our owned, operated or represented events through PPV, including certain events that are sold exclusively through PPV. Any adverse change in these relationships or agreements or a deterioration in the perceived value of our clients or of our sponsorships, advertisements or other distribution channels could have an adverse effect on our business, financial condition and results of operations.

Owning and managing certain events for which we sell media and sponsorship rights, ticketing and hospitality exposes us to greater financial risk. If the live events that we own and manage are not financially successful, our business could be adversely affected.

We act as a principal by owning and managing certain live events for which we sell media and sponsorship rights, ticketing and hospitality, such as UFC’s events, the Miami Open, the Miss Universe competition and the Professional Bull Riders’ events. Organizing and operating a live event involves significant financial risk as we bear all or most event costs, including a significant amount of up-front costs. In addition, we typically book our live events many months in advance of holding the event and often agree to pay a fixed guaranteed amount prior to receiving any related revenue. Accordingly, if a planned event fails to occur or there is any disruption in our ability to live stream or otherwise distribute, whether as a result of technical difficulties or otherwise, we could lose a substantial amount of these up-front costs, fail to generate the anticipated revenue and be forced to issue refunds for media and sponsorship rights, advertising fees and ticket sales. If we are forced to postpone a planned event, we would incur substantial additional costs in order to stage the event on a new date, may have reduced attendance and revenue and may have to refund fees. We could be compelled to cancel or postpone all or part of an event for many reasons, including poor weather, issues with obtaining permits or government regulation, performers failing to participate, as well as extraordinary incidents, such as mass-casualty incidents and natural disasters or similar events. Past terrorist and security incidents, military actions in foreign locations, periodic elevated terrorism alerts and pandemic or other public health concerns have raised numerous challenging operating factors, including public concerns regarding air travel, military actions and additional national or local catastrophic incidents, causing a nationwide disruption of commercial and leisure activities. We often have cancellation insurance policies in place to cover a portion of our losses if we are compelled to cancel an event, but our coverage may not be sufficient and is subject to deductibles. If the live events that we own and manage are not financially successful, we could suffer an adverse effect on our business, financial condition and results of operations.

Our recent acquisitions have caused us to grow rapidly, and we will need to continue to make changes to operate at our current size and scale. We may face difficulty in further integrating the operations of the businesses acquired in our recent transactions, and we may never realize the anticipated benefits and cost synergies from all of these transactions. If we are unable to manage our current operations or any future growth effectively, our business could be adversely affected.

Our recent acquisitions have caused us to grow rapidly, and we may need to continue to make changes to operate at our current size and scale. If we fail to realize the anticipated benefits and cost synergies from our recent acquisitions, or if we experience any unanticipated or unidentified effects in connection with these transactions, including one-time write-offs of goodwill, amortization expenses of other intangible assets or any unanticipated disruptions with important third-party relationships, our business, financial condition and results of operations could be adversely affected. Moreover, our recent acquisitions involve risks and uncertainties including, without limitation, those associated with the integration of operations, financial reporting, technologies and personnel and the potential loss of key employees, agents, managers, clients, customers or strategic partners. Because the integration of the businesses acquired in our recent transactions have and will require significant time and resources, and we may not be able to manage the process successfully, these acquisitions may not be accretive to our earnings and they may negatively impact our results of operations. If our operations continue to grow, we will be required, among other things, to upgrade our management information systems and other processes and to obtain more space for our expanding administrative support and other headquarters personnel. Our continued growth could strain our resources and divert management’s attention, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties could result in the erosion of our brand image and reputation and could have an adverse effect on our business, financial condition and operating results.

We may be unsuccessful in our strategic acquisitions, investments and commercial agreements, and we may pursue acquisitions, investments or commercial agreements for their strategic value in spite of the risk of lack of profitability.

We face significant uncertainty in connection with acquisitions, investments and commercial agreements. To the extent we choose to pursue certain commercial, investment or acquisition strategies, we may be unable to identify suitable targets for acquisition, investment opportunities or commercial deals, or to make these acquisitions, investments or deals on favorable terms. If we identify suitable acquisition candidates, investments or deals, our ability to realize a return on the resources expended pursuing such candidates, investments or deals and to successfully implement or enter into them will depend on a variety of factors, including our ability to obtain financing on acceptable terms and requisite governmental approvals as well as the factors discussed below. Additionally, we may decide to make or enter into acquisitions, investments or commercial agreements with the understanding that such acquisitions, investments or commercial agreements will not be profitable, but may be of strategic value to us. We cannot provide assurances that the anticipated strategic benefits of these acquisitions, investments or commercial agreements will be realized in the long-term or at all.

We may fail to identify or assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring a company, making an investment or entering into a commercial agreement and, as such may not obtain sufficient warranties, indemnities, insurance or other protections, which could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition. Additionally, some warranties and indemnities may give rise to unexpected and significant liabilities. Future acquisitions that and commercial arrangements we may pursue could result in dilutive issuances of equity securities and the incurrence of further debt.

Our compliance with regulations may limit our operations and future acquisitions.

We are also subject to laws and regulations, including those relating to antitrust, that could significantly affect our ability to expand our business through acquisitions or enter into joint ventures. For example, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice with respect to our domestic acquisitions and joint ventures, and the European Commission, the antitrust regulator of the European Union (the “E.U.”), with respect to our European acquisitions and joint ventures, have the authority to challenge our acquisitions and joint ventures on antitrust grounds before or after the acquisitions or joint ventures are completed. State agencies may also have standing to challenge these acquisitions and joint ventures under state or federal antitrust law. Comparable authorities in other foreign countries also have the ability to challenge our foreign acquisitions and joint ventures. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. Multiple or repeated failures by us to comply with these laws and regulations could result in increased fines, actions or legal proceedings against us. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental regulatory authorities could have adverse effects on us, including increased costs of compliance. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and regulations by these governmental authorities.

We share control in joint venture projects, other investments and strategic alliances, which limits our ability to manage third-party risks associated with these projects.

We participate in a number of joint ventures, other non-controlling investments and strategic alliances and may enter into additional joint ventures, investments and strategic alliances in the future. In these joint ventures, investments and strategic alliances, we often have shared control over the operation of the assets and operations. As a result, such investments and strategic alliances may involve risks such as the possibility that a partner in an investment might become bankrupt, be unable to meet its capital contribution obligations, have economic or business interests or goals that are inconsistent with our business interests or goals, or take actions that are contrary to our instructions or to applicable laws and regulations. In addition, we may be unable to take action without the approval of our partners, or our partners could take binding actions without our consent. Consequently, actions by a partner or other third party could expose us to claims for damages, financial penalties and reputational harm, any of which could have an adverse effect on our business, financial condition and results of operations.

Preparing our financial statements requires us to have access to information regarding the results of operations, financial position and cash flows of our joint ventures and other investments. Any deficiencies in their internal controls over financial reporting may affect our ability to report our financial results accurately or prevent or detect fraud. Such deficiencies also could result in restatements of, or other adjustments to, our previously reported or announced operating results, which could diminish investor confidence and reduce the market price for our Class A common stock. Additionally, if our joint ventures and other investments are unable to provide this information for any meaningful period or fail to meet expected deadlines, we may be unable to satisfy our financial reporting obligations or timely file our periodic reports.

We may face labor shortages that could slow our growth.

The successful operation of our business depends upon our ability to attract, motivate and retain a sufficient number of qualified employees. Shortages of labor may make it increasingly difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees and could adversely impact our events and productions. Competition for qualified employees could require us to pay higher wages, which could result in higher labor costs and could have an adverse effect on our business, financial condition and results of operations.

We also rely on contingent workers and volunteers in order to staff our live events and productions, and our failure to manage our use of such workers effectively could adversely affect our business, financial condition and results of operations. We could potentially face various legal claims from contingent workers and volunteers in the future, including claims based on new laws or stemming from employees being misclassified. We may be subject to shortages, oversupply or fixed contractual terms relating to contingent workers. Our ability to manage the size of, and costs associated with, the contingent workforce may be subject to additional constraints imposed by local laws.

Our key personnel may be adversely impacted by immigration restrictions and related factors.

Our ability to retain our key personnel is impacted, at least in part, by the fact that a portion of our key personnel in the United States is comprised of foreign nationals who are not United States citizens. In order to be legally allowed to work in the United States, these individuals generally hold immigrant visas (which may or may not be tied to their employment with us) or green cards, the latter of which makes them permanent residents in the United States.

The ability of these foreign nationals to remain and work in the United States is impacted by a variety of laws and regulations, as well as the processing procedures of various government agencies. Changes in applicable laws, regulations or procedures could adversely affect our ability to hire or retain these key personnel and could affect our costs of doing business and our ability to deliver services to our clients. In addition, if the laws, rules or procedures governing the ability of foreign nationals to work in the United States were to change or if the number of visas available for foreign nationals permitted to work in the United States were to be reduced, our business could be adversely affected, if, for example, we were unable to retain an employee who is a foreign national.

The business of our agents and managers, and the clients we represent is international in nature and may require them to frequently travel or live abroad. The ability of our key personnel and talent to travel internationally for their work is impacted by a variety of laws and regulations, policy considerations of foreign governments, the processing procedures of various government agencies and geopolitical actions, including war and terrorism, or natural disasters including earthquakes, hurricanes, floods and fires. In addition, our productions and live events internationally subjects us to the numerous risks involved in foreign travel and operations and also subjects us to local norms and regulations, including regulations requiring us to obtain visas for our key personnel and, in some cases, hired talent. Actions by the clients we represent which are out of our control may also result in certain countries barring them from travelling internationally, which could adversely affect our business. If our key personnel and talent were prevented from conducting their work internationally for any reason, it could have an adverse effect on our business, financial condition and results of operations.

We rely on technology, such as our information systems, to conduct our business. Failure to protect our technology against breakdowns and security breaches could adversely affect our business.

We rely on technology, such as our information systems, content distribution systems, ticketing systems and payment processing systems, to conduct our business. This technology is vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners and vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” nation states and others. The techniques used to breach security safeguards evolve rapidly, and they may be difficult to detect for an extended period of time, and the measures we take to safeguard our technology may not adequately prevent such incidents.

While we have taken steps to protect our confidential and personal information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information. Such incidents could adversely affect our business operations, reputation and client relationships. Any such breach would require us to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including the payment of fines. Although we maintain an insurance policy that covers data security, privacy liability and cyber attacks, our insurance may not be adequate to cover losses arising from breaches or attacks on our systems. We also may be required to notify regulators about any actual or perceived personal data breach as well as the individuals who are affected by the incident within strict time periods.

Furthermore, we have a large number of operating entities throughout the world and, therefore, operate on a largely decentralized basis. We are also in the process of integrating the technology of our acquired companies. The resulting size and diversity of our technology systems, as well as the systems of third party vendors with whom we contract, increase the vulnerability of such systems to breakdowns and security breaches. In addition, we rely on technology at live events, the failure or unavailability of which, for any significant period of time, could affect our business, our reputation and the success of our live events. Any significant interruption or failure of the technology upon which we rely or any significant breach of security could result in decreased performance and increased operating costs, causing our business to suffer, and could adversely affect our business, financial condition and results of operations.

In addition, our use of social media presents the potential for further vulnerabilities. For instance, we may be subject to boycotts, spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, DDOS attacks, password attacks, man-in-the-middle attacks, cybersquatting, impersonation of employees or officers, abuse of comments and message boards, fake reviews, doxing and swatting. While we have internal policies in place to protect against these vulnerabilities, we can make no assurances that we will not be adversely affected should one of these events occur.

Unauthorized disclosure of sensitive or confidential client or customer information could harm our business and standing with our clients and customers.

The protection of our client, customer, employee and other company data is critical to us. We collect, store, transmit and use personal information relating to, among others, our clients, IMG Academy students, employees, consumers and event participants. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential client and customer information. Our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, payment card terminal tampering, computer viruses, misplaced, lost or stolen data, programming or human errors or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of client or customer information, whether by us or our third-party service providers, could damage our reputation, result in the loss of clients and customers, expose us to risk of litigation and liability or regulatory investigations or actions, disrupt our operations and harm our business. In addition, as a result of recent security breaches, the media and public scrutiny of information security and privacy has become more intense. As a result, we may incur significant costs to change our business practices or modify our service offerings in connection with the protection of personally identifiable information.

Regulatory action for alleged privacy violations could result in significant fines.

Regulators may impose significant fines for privacy and data protection violations. Our business operations involve the collection, transfer, use, disclosure, security and disposal of personal or sensitive information in various locations around the world, including the E.U. As a result, our business is subject to complex and evolving U.S. and international laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to our business practices, penalties, increased cost of operations, or otherwise harm our business. For example the E.U. adopted a new law governing data privacy called the General Data Protection Regulation (“GDPR”) that became effective in May 2018. The GDPR creates new requirements regarding personal information. Non-compliance with the GDPR carries significant monetary penalties of up to the higher of 4% of a company’s worldwide total revenue or €20 million. However, there can be no assurances that we will be successful in our efforts to comply with the GDPR or other privacy and data protection laws and regulations, or that violations will not occur, particularly given the complexity of both these laws and our business, as well as the uncertainties that accompany new laws. In addition, in June 2018, California passed the California Consumer Privacy Act of 2018, which will become operational on January 1, 2020 and imposes significant data privacy and potential statutory damages related to data protection for the data of California residents. It is likely that further amendments will be proposed to this legislation. The effects of this legislation potentially are far-reaching and may require us to modify our data processing practices and policies and to incur significant costs and expenses in an effort to comply.

We may be unable to protect our trademarks and other intellectual property rights, and others may allege that we infringe upon their intellectual property rights.

We have invested significant resources in brands associated with our business such as “Endeavor,” “WME,” “William Morris Endeavor,” “IMG” and “UFC” in an attempt to obtain and protect our public recognition. These brands are essential to our success and competitive position. We have also invested significant resources in the premium content that we produce.

Our trademarks and other intellectual property rights are critical to our success and our competitive position. Our intellectual property rights may be challenged and invalidated by third parties and may not be strong enough to provide meaningful commercial competitive advantage. If we fail to maintain our intellectual property, our competitors might be able to enter the market, which would harm our business. Further, policing unauthorized use and other violations of our intellectual property is difficult, particularly given our global scope, so we are susceptible to others infringing, diluting or misappropriating our intellectual property rights. If we are unable to maintain and protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. In particular, the laws of certain foreign countries do not protect intellectual property rights in the same manner as do the laws of the United States and, accordingly, our intellectual property is at greater risk in those countries even where we take steps to protect such intellectual property. While we believe we have taken, and take in the ordinary course of business, appropriate available legal steps to reasonably protect our intellectual property, we cannot predict whether these steps will be adequate to prevent infringement or misappropriation of these rights.

From time to time, in the ordinary course of our business, we become involved in opposition and cancellation proceedings with respect to some of our intellectual property or third party intellectual property. Any opposition and cancellation proceedings or other litigation or dispute involving the scope or enforceability of our intellectual property rights or any allegation that we infringe, misappropriate or dilute upon the intellectual property rights of others, regardless of the merit of these claims, could be costly and time-consuming. If any infringement or other intellectual property claim made against us by any third party is successful, if we are required to indemnify a third party with respect to a claim, or if we are required to, or decide to, cease use of a brand, rebrand or obtain non-infringing intellectual property (such as through a license), it could result in harm to our competitive position and could adversely affect our business and financial condition.

Through new and existing legal and illegal distribution channels, consumers have increasing options to access entertainment video. Piracy, in particular, threatens to damage our business. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. The success of our streaming video solutions (e.g. FIGHT PASS and PBR RidePass) is directly threatened by the availability and use of pirated alternatives. The value that streaming services are willing to pay for content that we develop may be reduced if piracy prevents these services from realizing adequate revenues on these acquisitions.

Lastly, in the event of a bankruptcy, our intellectual property licenses could be affected in numerous ways. There is a concern that a bankruptcy can result in us losing intellectual property rights. Although some protections are granted via the United States Bankruptcy Code, the United States Bankruptcy Code definition of intellectual property only includes trade secrets, patents and patent applications, copyrights, and mask works and does not include trademarks. Because we rely heavily on the licensing of trademarks, we are at risk of losing rights in the event of a bankruptcy.

As a result of our operations in international markets, we are subject to risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to such markets.

We provide services in various jurisdictions abroad through a number of brands and businesses that we own and operate, as well as through joint ventures, and we expect to continue to expand our international presence. We face, and expect to continue to face, additional risks in the case of our existing and future international operations, including:

•	political instability, adverse changes in diplomatic relations and unfavorable economic conditions in the markets in which we have international operations or into which we may expand;

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more restrictive or otherwise unfavorable government regulation of the entertainment and sports industry, which could result in increased compliance costs or otherwise restrict the manner in which we provide services and the amount of related fees charged for such services;

•	limitations on the enforcement of intellectual property rights;

•	enhanced difficulties of integrating any foreign acquisitions;

•	limitations on the ability of foreign subsidiaries to repatriate profits or otherwise remit earnings;

•	adverse tax consequences;

•	less sophisticated legal systems in some foreign countries, which could impair our ability to enforce our contractual rights in those countries;

•	limitations on technology infrastructure;

•	variability in venue security standards and accepted practices; and

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difficulties in managing operations due to distance, language and cultural differences, including issues associated with (i) business practices and customs that are common in certain foreign countries but might be prohibited by U.S. law and our internal policies and procedures and (ii) management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing of foreign operations, which we might not be able to do effectively or on a cost-efficient basis.

Exchange rates may cause fluctuations in our results of operations.

Because we own assets overseas and derive revenues from our international operations, we may incur currency translation losses or gains due to changes in the values of foreign currencies relative to the U.S. Dollar. We cannot, however, predict the effect of exchange rate fluctuations upon future operating results. Although we cannot predict the future relationship between the U.S. Dollar and the currencies used by our international businesses, principally the British Pound and the Euro, we experienced a foreign exchange rate net loss of $7.6 million for the year ended December 31, 2018. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Risk.”

Participants and spectators in connection with our live entertainment and sports events are subject to potential injuries and accidents, which could subject us to personal injury or other claims and increase our expenses, as well as reduce attendance at our live entertainment and sports events, causing a decrease in our revenue.

There are inherent risks to participants and spectators involved with producing, attending or participating in live entertainment and sports events. Injuries and accidents have occurred and may occur from time to time in the future, which could subject us to substantial claims and liabilities for injuries. Incidents in connection with our entertainment and sports events at any of our venues or venues that we rent could also result in claims, reducing operating income or reducing attendance at our events, causing a decrease in our revenues. There can be no assurance that the insurance we maintain will be adequate to cover any potential losses. The physical nature of many of our live sports events exposes the athletes that participate to the risk of serious injury or death. These injuries could include concussions, and many sports leagues and organizations have been sued by athletes over alleged long-term neurocognitive impairment arising from concussions. Although the participants in certain of our live sports events, as independent contractors, are responsible for maintaining their own health, disability and life insurance, we may seek coverage under our accident insurance policies, if available, or our general liability insurance policies, for injuries that our athletes incur while competing. To the extent such injuries are not covered by our policies, we may self-insure medical costs for our athletes for such injuries. Liability to us resulting from any death or serious injury, including concussions, sustained by athletes while competing, to the extent not covered by our insurance, could adversely affect our business, financial condition and operating results.

Costs associated with, and our ability to, obtain insurance could adversely affect our business.

Heightened concerns and challenges regarding property, casualty, liability, business interruption, cancellation and other insurance coverage have resulted from terrorist and related security incidents along with varying weather-related conditions and incidents. As a result, we may experience increased difficulty obtaining high policy limits of coverage at a reasonable cost and with reasonable deductibles, including coverage for acts of terrorism and weather-related property damage. We cannot assure you that future increases in insurance costs and difficulties obtaining high policy limits and reasonable deductibles will not adversely impact our profitability, thereby possibly impacting our operating results and growth. We have a significant investment in property and equipment at each of our venues, which are generally located near major cities and which hold events typically attended by a large number of people.

We cannot assure you that our insurance policy coverage limits, including insurance coverage for property, casualty, liability and business interruption losses and acts of terrorism, would be adequate should one or multiple adverse events occur, or that our insurers would have adequate financial resources to sufficiently or fully pay our related claims or damages. We cannot assure you that adequate coverage limits will be available, offered at a reasonable cost, or offered by insurers with sufficient financial soundness. The occurrence of such an incident or incidents affecting any one or more of our venues could have an adverse effect on our financial position and future results of operations if asset damage or company liability were to exceed insurance coverage limits or if an insurer were unable to sufficiently or fully pay our related claims or damages.

We are subject to extensive U.S. and foreign governmental regulations, and our failure to comply with these regulations could adversely affect our business.

Our operations are subject to federal, state and local laws, statutes, rules, regulations, policies and procedures in the United States and around the world, which are subject to change at any time, governing matters such as:

•	licensing laws for talent agencies, such as California’s Talent Agencies Act;

•	licensing laws for the promotion and operation of MMA events;

•	licensing, permitting and zoning requirements for operation of our offices, locations, venues and other facilities;

•	health, safety and sanitation requirements;

•	the service of food and alcoholic beverages;

•	the welfare and protection of animals;

•	working conditions, labor, minimum wage and hour, citizenship, immigration, visas, harassment and discrimination, and other labor and employment laws and regulations;

•	human rights and human trafficking, including compliance with the U.K. Modern Slavery Act and similar current and future legislation;

•	our employment of youth workers and compliance with child labor laws;

•	compliance with the U.S. Americans with Disabilities Act of 1990 and the U.K.’s Disability Discrimination Act 1995;

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compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) and similar regulations in other countries, which prohibit U.S. companies and their intermediaries from engaging in bribery or other prohibited payments to foreign officials and require companies to keep books and records that accurately and fairly reflect the transactions of the company and to maintain an adequate system of internal accounting controls;

•	compliance with applicable antitrust and fair competition laws;

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compliance with international trade controls, including applicable import/export regulations, and sanctions and international embargoes that may limit or restrict our ability to do business with specific individuals or entities or in specific countries or territories;

•	compliance with anti-money laundering and countering terrorist financing rules, currency control regulations, and statutes prohibiting tax evasion and the aiding or abetting of tax evasion;

•	marketing activities;

•	environmental protection regulations;

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compliance with current and future privacy and data protection laws imposing requirements for the processing and protection of personal or sensitive information, including the GDPR and the E.U. e-Privacy Regulation;

•	compliance with cybersecurity laws imposing country-specific requirements relating to information systems and network design, security, operations, and use;

•	tax laws; and

•	imposition by foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed, ownership restrictions or currency exchange controls.

Noncompliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, reputational harm, adverse media coverage, and other collateral consequences. Multiple or repeated failures by us to comply with these laws and regulations could result in increased fines or proceedings against us. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations and financial condition. While we attempt to conduct our business and operations in a manner that we believe to be in compliance with such laws and regulations, there can be no assurance that a law or regulation will not be interpreted or enforced in a manner contrary to our current understanding. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact our business, which could decrease demand for our services, reduce revenue, increase costs or subject us to additional liabilities. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live events for incidents that occur at our events, particularly relating to drugs and alcohol.

In some United States and foreign jurisdictions, we may have direct and indirect interactions with government agencies and state-affiliated entities in the ordinary course of our business. In particular, athletic commissions and other applicable regulatory agencies require us to obtain licenses for promoters, medical clearances or other permits or licenses for athletes or permits for events in order for us to promote and conduct our live events and productions. In the event that we fail to comply with the regulations of a particular jurisdiction, whether through our acts or omissions or those of third parties, we may be prohibited from promoting and conducting our live events and productions in that jurisdiction. The inability to present our live events and productions in jurisdictions could lead to a decline in various revenue streams in such jurisdictions, which could have an adverse effect on our business, financial condition and results of operations.

We operate in a number of countries which are considered to be at a heightened risk for corruption. Additionally, we operate in industry segments, such as sports marketing, that have been the subject of past anti-corruption enforcement efforts. As a global company, a risk exists that our employees, contractors, agents or managers could engage in business practices prohibited by applicable U.S. laws and regulations, such as the FCPA, as well as the laws and regulations of other countries prohibiting corrupt payments to government officials and others, such as the Bribery Act. There can be no guarantee that our compliance programs will prevent corrupt business practices by one or more of our employees, contractors, agents, managers or vendors, or that regulators in the U.S. or in other markets will view our program as adequate should any such issue arise.

We are also required to comply with economic sanctions laws imposed by the United States or by other jurisdictions where we do business, which may restrict our transactions in certain markets, and with certain customers, business partners and other persons and entities. As a result, we are not permitted to, directly or indirectly (including through a third party intermediary), procure goods, services, or technology from, or engage in transactions with, individuals and entities subject to sanctions. While we believe we have been in compliance with sanctions requirements, there can be no guarantee that we will remain in compliance. Any violation of corruption or sanctions laws could result in fines, civil and criminal sanctions against us or our employees, prohibitions on the conduct of our business (e.g., debarment from doing business with International Development Banks and similar organizations) and damage to our reputation, which could have an adverse effect on our business, financial condition and results of operations. Any violation of corruption or sanctions laws could result in fines, civil, criminal sanctions against us or our employees, prohibitions on the conduct of our business (e.g., debarment from doing business with International Development Banks and similar organizations) and damage to our reputation, which could have an adverse effect on our business, financial condition and results of operations.

In addition, in June 2016, voters in the United Kingdom approved an advisory referendum to withdraw from the E.U., commonly referred to as “Brexit.” Subsequently, in March 2017, the United Kingdom’s government invoked Article 50 of the Treaty on European Union, which formally triggered the two-year negotiation process to exit the E.U. Negotiations to determine the United Kingdom’s future relationship with the E.U., including terms of trade, are complex and there can be no assurance regarding the terms or timing of any such arrangements. A withdrawal could significantly disrupt the free movement of goods, services and people between the United Kingdom and the E.U., and result in increased legal and regulatory complexities, potential higher costs of conducting business in Europe as well as less demand for concerts and other live entertainment in the United Kingdom and the E.U. Brexit has also contributed to significant volatility and uncertainty in global stock markets and currency exchange rates, and such volatility could continue to occur as the negotiation process progresses. While the full parameters and implications of Brexit are currently unknown, any of these effects could have an adverse effect on our business, financial condition and results of operations.

We are signatory to certain franchise agreements of unions and guilds and are subject to certain licensing requirements of the states in which we operate. We are also signatories to certain collective bargaining agreements and depend upon unionized labor for the provision of some of our services. Our clients are also members of certain unions and guilds that are signatories to collective bargaining agreements. Any expiration, termination, revocation or non-renewal of these franchises, collective bargaining agreements, or licenses and any work stoppages or labor disturbances could adversely affect our business.

Certain of our business, clients, or employees at some of the locations in which we operate are subject to collective bargaining and/or franchise agreements. These collective bargaining and/or franchise agreements regularly expire and require negotiation in the ordinary course of business. Upon the expiration of any of these collective bargaining and/or franchise agreements, however, we, the trade associations with which we are affiliated, and/or our clients’ unions may be unable to negotiate new collective bargaining and/or franchise agreements on satisfactory terms or at all, and our operations may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating. Certain of such unions and guilds have in the past gone on strike, and in the future may do so again. In addition, our operations at one or more of our facilities may also be interrupted as a result of labor disputes by outside unions attempting to unionize one or more groups of employees (even if not employed by us) at a venue even though we do not currently have unionized labor at that venue. There have also been efforts to unionize the MMA athletes that participate in UFC’s events. A work stoppage at one or more of our operated venues or at our promoted events could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect that a potential work stoppage would have on our business.

We are party to certain collective bargaining agreements that require contributions to various multiemployer pension, health and welfare plans that cover unionized employees. Required contributions to these plans could unexpectedly increase during the term of a collective bargaining agreement due to the Employee Retirement Income Security Act of 1974, as amended, which requires additional contributions to be made when a pension fund enters into critical status, which may occur for reasons that are beyond our control. In addition, we may be required by law to fulfill our pension withdrawal liability with respect to any multiemployer pension plans from which we may withdraw or partially withdraw. Our potential withdrawal liability will increase if a multiemployer pension plan in which we participate has significant underfunded liabilities. Any unplanned multiemployer pension liabilities could have an adverse effect on our business, financial condition and results of operations.

Our talent agency business is and was signatory, through a trade association, The Association of Talent Agents (“ATA”), to certain franchise agreements with the unions and guilds that represent certain of its clients. The agency is also subject to licensing and other requirements of certain states in which we operate. Our ability to maintain, renew or operate without such licenses and franchises is not guaranteed. For example, one such guild, the Writers Guild of America (“WGA”), has recently terminated its existing franchise agreement, the Artists’ Manager Basic Agreement, with the ATA. The termination became effective April 6, 2019. In the absence of a new, negotiated agreement, the WGA unilaterally implemented a Code of Conduct (the “Code of Conduct”) that includes terms that effectively prohibit packaging deals by agencies and prohibit ATA members or their affiliated companies from producing content. WME has not signed the Code of Conduct. The WGA has instructed its members to terminate writing representation services of any agency (including WME) that has not signed the Code of Conduct and as a result, the agency has received termination letters from a majority of its writer clients for the commissioning of writing representation services (for clarity, notwithstanding such terminations, the Company continues to represent more than 6,000 clients as of the date of this prospectus). The duration of the dispute between WGA and the ATA (including WME) is unknown. Furthermore, the WGA and certain writers have recently filed a lawsuit in state court in California against WME and other talent agencies alleging, among other things, breach of fiduciary duty and unfair competition under California law based on the same issues underlying the WGA’s dispute with the ATA, including the use of packaging deals and connections to affiliate producers. In addition, on June 24, 2019, WME filed a lawsuit in federal court in California against the WGA alleging violations of Section 1 of the Sherman Act. In August 2019, the WGA voluntarily dismissed its state court lawsuit against WME and other talent agencies and instead refiled the claims in that lawsuit as counterclaims to the action brought against it by WME in federal court. The WGA asserts counterclaims of breach of fiduciary duty, unfair competition, violations of Section 1 of the Sherman Act, violations of the California Cartwright Act and RICO, among others. On September 13, 2019, the judge ordered the case to be consolidated with cases brought by United Talent Agency and Creative Artists Agency. The outcome of the dispute, including the commercial landscape that will exist in the future between writers and agents, could have an adverse effect on our business. As with the WGA dispute, any revocation, non-renewal or termination of our or our clients’ franchises or licenses, including but not limited to the Artists’ Manager Basic Agreement, any change in our client representation business’ ability to generate new future packaging revenues or its ability to affiliate with other Endeavor companies that produce content, or any disputed application of, or unexpected change in franchise or licensing requirements (whether applicable to us, our clients or otherwise), could have an adverse effect on our business, financial condition and results of operations.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

From time to time, we may need additional financing, whether in connection with our capital improvements, acquisitions or otherwise. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets and other factors. If borrowings available under our first lien credit agreement entered into by certain of our subsidiaries in May 2014 in connection with the acquisition of IMG (as amended, restated, modified and/or supplemented from time to time, the “2014 Credit Facilities”) and UFC Parent’s term loan and revolving credit facilities (the “UFC Credit Facilities” and collectively with the 2014 Credit Facilities, the “Senior Credit Facilities”) are insufficient, we may be required to adopt one or more alternatives to raise cash, such as incurring additional indebtedness, selling our assets, seeking to raise additional equity capital or restructuring, which alternatives may not be available to us on favorable terms when required, or at all. Any of the foregoing could have a material adverse effect on our business. In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Class A common stock, and our then existing stockholders may experience dilution.

Unfavorable outcomes in legal proceedings may adversely affect our business and operating results.

Our results may be affected by the outcome of pending and future litigation. Unfavorable rulings in our legal proceedings could result in material liability to us or have a negative impact on our reputation or relations with our employees or third parties. The outcome of litigation, including class action lawsuits, is difficult to assess or quantify. Plaintiffs in class action lawsuits may seek recovery of very large or indeterminate amounts and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. UFC is currently named in five related class-action lawsuits filed against it alleging that UFC violated Section 2 of the Sherman Antitrust Act of 1890 by monopolizing the alleged market for elite professional MMA athletes’ services. Additionally, IMG is currently named in three claims against it in Milan, Italy alleging anti-competitive practices. See “Business—Legal Proceedings.” If we are unable to resolve these or other matters favorably, our business, operating results and our financial condition may be adversely affected.

In addition, we are currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have an adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could have an adverse effect on our business, results of operations and financial condition.

Risks Related to Our Organization and Structure

We are a holding company and our principal asset after completion of this offering will be our indirect equity interests in Endeavor Operating Company, and accordingly we are dependent upon distributions from Endeavor Operating Company to pay taxes and other expenses.

We are a holding company and, upon completion of the reorganization transactions and this offering, our principal asset will be our indirect ownership of Endeavor Operating Company. See “Organizational Structure.” We have no independent means of generating revenue. As the indirect sole managing member of Endeavor Operating Company, we intend to cause Endeavor Operating Company to make distributions to its equityholders, including the members of Endeavor Operating Company (including Endeavor Profits Units holders) and Endeavor Manager, in amounts sufficient to cover the taxes on their allocable share of the taxable income of Endeavor Operating Company. As the sole managing member of Endeavor Manager, we intend to cause Endeavor Manager, to the extent it is able, to make non-pro rata distributions to us such that we will be able to cover all applicable taxes payable by us, any payments we are obligated to make under the tax receivable agreement we intend to enter into as part of the reorganization transactions and other costs or expenses, but we will be limited in our ability to cause Endeavor Operating Company to make distributions to its equityholders (including for purposes of paying corporate and other overhead expenses and dividends) under the Senior Credit Facilities. In addition, certain laws and regulations may result in restrictions on Endeavor Manager’s ability to make distributions to us, Endeavor Operating Company’s ability to make distributions to its equityholders, or the ability of Endeavor Operating Company’s subsidiaries to make distributions to it.

To the extent that we need funds and Endeavor Manager, Endeavor Operating Company or Endeavor Operating Company’s subsidiaries are restricted from making such distributions, under applicable law or regulation, as a result of covenants in the Senior Credit Facilities or otherwise, we may not be able to obtain such funds on terms acceptable to us or at all and as a result could suffer an adverse effect on our liquidity and financial condition. In situations where Endeavor Operating Company does not have sufficient cash to make tax distributions to all of its members in the full amount provided for in the Endeavor Operating Company Agreement, tax distributions made to Endeavor Manager will be reduced (relative to those tax distributions made to other members of Endeavor Operating Company) to reflect the income tax rates to which Endeavor Manager and Endeavor Group Holdings are subject and certain other factors (with the amount of such reduction being paid to the other members of Endeavor Operating Company as tax distributions). Tax distributions will generally be treated as advances of other distributions made under the Endeavor Operating Company Agreement.

Under the limited liability company agreement of Endeavor Operating Company (the “Endeavor Operating Company Agreement”), we expect Endeavor Operating Company, from time to time, to make distributions in cash to its equityholders, including the members of Endeavor Operating Company (including the Endeavor Profits Units holders) and Endeavor Manager, in amounts sufficient to cover the taxes on their allocable share of the taxable income of Endeavor Operating Company. We further expect that, under the limited liability company agreement of Endeavor Manager (the “Endeavor Manager LLC Agreement”), Endeavor Manager may make non-pro rata distributions in cash to us using the proceeds it receives from any such tax distributions by Endeavor Operating Company. As a result of (i) potential differences in the amount of net taxable income indirectly allocable to us and to Endeavor Operating Company’s other equityholders, (ii) the lower tax rate applicable to corporations as opposed to individuals and (iii) the favorable tax benefits that we anticipate from (a) future redemptions or exchanges of Endeavor Operating Company Units (and paired shares of Class X common stock), in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, (b) payments under the tax receivable agreement and (c) the acquisition of interests in Endeavor Operating Company from its equityholders (other than Endeavor Group Holdings and Endeavor Manager), we expect that these tax distributions may be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the tax receivable agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for Endeavor Operating Company Units or Endeavor Manager Units and corresponding shares of common stock will be made as a result of any cash distribution by us or any retention of cash by us. To the extent we do not distribute such cash as dividends on our Class A common stock and instead, for example, hold such cash balances, or lend them to Endeavor Operating Company, this may result in shares of our Class A common stock increasing in value relative to the value of Endeavor Operating Company Units. The holders of Endeavor Operating Company Units may benefit from any value attributable to such cash balances if they acquire shares of Class A common stock in exchange for their Endeavor Operating Company Units (and paired shares of Class X common stock).

We are controlled by Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, whose interests in our business may be different than yours, and our board of directors has delegated significant authority to an Executive Committee and to Messrs. Emanuel and Whitesell.

Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will, as a group, control approximately 88.7% of the combined voting power of our common stock (or 88.6% if the underwriters exercise their option to purchase additional shares in full) after the completion of this offering and the application of the net proceeds from this offering as a result of their ownership of shares of our Class A common stock and Class X common stock, each share of which is entitled to 1 vote on all matters submitted to a vote of our stockholders, and Class Y common stock, each share of which is entitled to 20 votes on all matters submitted to a vote of our stockholders.

Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will collectively have the ability to substantially control our Company, including the ability to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and stockholder amendments to our by-laws and the approval of any merger or sale of substantially all of our assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, even if such events are in the best interests of minority stockholders. This concentration of voting power with Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders may have a negative impact on the price of our Class A common stock. In addition, because shares of our Class Y common stock each have 20 votes per share on matters submitted to a vote of our stockholders, Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will be able to control our Company as long as they own Class Y common stock representing more than a majority of the total voting power of our issued and outstanding common stock, voting together as a single class. Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will continue to control the outcome of matters submitted to stockholders so long as they collectively hold 89,993,773 shares of Class Y common stock, which represents 21.0% of the outstanding shares of all our common stock outstanding upon the closing of this offering. Holders of Class Y common stock would continue to control the outcome of matters submitted to stockholders where Class Y common stock represents 21.0% of the outstanding shares of all our common stock.

Additionally, prior to a Triggering Event, pursuant to Section 141(a) of the Delaware General Corporation Law (“DGCL”), the Executive Committee will have all of the power and authority (including voting power) of the board of directors. The Executive Committee will have the authority to approve any actions of the Company, except for matters that must be approved by the Audit Committee of the board (or both the Executive Committee and the Audit Committee), or by a committee qualified to grant equity to persons subject to Section 16 of the Exchange Act for purposes of exempting transactions pursuant to Section 16b-3 thereunder, or as required under Delaware law, SEC rules and the rules of the Exchange. The Executive Committee will consist of Messrs. Emanuel and Whitesell and two directors nominated to our board of directors by the Silver Lake Equityholders. The Executive Committee will further delegate to Messrs. Emanuel and Whitesell the authority to manage the business of the Company with power and authority to approve any actions of the Company, except for certain specified actions that require the approval of the Executive Committee and as required under Delaware law, SEC rules and the rules of the Exchange. See “Management—Structure of the Board of Directors.”

Messrs. Emanuel’s and Whitesell’s, Executive Holdcos’ and the Silver Lake Equityholders’ interests may not be fully aligned with yours, which could lead to actions that are not in your best interest. Because Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders hold part of their economic interest in our business through Endeavor Operating Company, rather than through the public company, they may have conflicting interests with holders of shares of our Class A common stock. For example, Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders may have different tax positions from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, and whether and when we should undergo certain changes of control within the meaning of the tax receivable agreement or terminate the tax receivable agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Messrs. Emanuel’s and Whitesell’s, Executive Holdcos’ and the Silver Lake Equityholders’ significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.

Section 203 of the DGCL may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL. Nevertheless, our amended and restated certificate of incorporation will contain provisions that will become operative following a Triggering Event and that will have a similar effect to Section 203 of the DGCL, except that they provide that Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders and their respective affiliates and direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Our amended certificate of incorporation will provide that, to the fullest extent permitted by law, Endeavor Group Holdings renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for Endeavor Group Holdings and Messrs. Emanuel and Whitesell (other than in their capacity as officers and employees of the Company), Executive Holdcos, the Silver Lake Equityholders, or any of our non-employee directors have no duty to present such corporate opportunity to Endeavor Group Holdings and they may invest in competing businesses or do business with our clients or customers. To the extent that Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders, or our non-employee directors invest in other businesses, they may have differing interests than our other stockholders. In addition, we may in the future partner with or enter into transactions with our pre-IPO investors or their affiliates, including with respect to future investments, acquisitions and dispositions.

For additional information regarding the share ownership of, and our relationship with, the Silver Lake Equityholders, you should read the information under the headings “Principal Stockholders” and “Certain Relationships and Related Party Transactions.”

We cannot predict the impact our capital structure and the concentrated control by Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders may have on our stock price or our business.

We cannot predict whether our multiple share class capital structure, combined with the concentrated control by Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, will result in a lower trading price or greater fluctuations in the trading price of our Class A common stock, or will result in adverse publicity or other adverse consequences. In addition, some indexes are considering whether to exclude companies with multiple share classes from their membership. For example, in July 2017, FTSE Russell, a provider of widely followed stock indexes, stated that it plans to require new constituents of its indexes to have at least five percent of their voting rights in the hands of public stockholders. In addition, in July 2017, S&P Dow Jones, another provider of widely followed stock indexes, stated that companies with multiple share classes will not be eligible for certain of their indexes. As a result, our Class A common stock will likely not be eligible for these stock indexes. We cannot assure you that other stock indexes will not take a similar approach to FTSE Russell or S&P Dow Jones in the future. Exclusion from indexes could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.

Our control of UFC is subject to certain consent rights held by other equityholders of UFC, whose interests in UFC may be different than ours and yours, and the terms of the preferred units issued as partial financing for the UFC Acquisition contain negative covenants that may limit our ability to pursue our business strategies with respect to UFC.

The Second Amended and Restated Limited Liability Company Agreement of UFC Parent, dated as of August 18, 2016 (the “UFC LLC Agreement”), which governs the ownership of UFC, contains certain rights designed to protect Silver Lake Partners and KKR from a substantial change in operations that are outside the ordinary course of business. These rights include:

•	the right to consent to UFC’s incurrence of indebtedness in excess of $50 million in a single transaction or in excess of $150 million over three years;

•

issuance of equity securities, redemptions or repurchases of equity securities, liquidation or dissolution, distributions in respect of membership interests, acquisitions or sales of any business for consideration in excess of $50 million in a single transaction or in excess of $150 million over three years;

•

incurrence of operating expenses or capital expenditures in a fiscal year in excess of 132.5% and 150%, respectively, of the amount of operating expenses or capital expenditures incurred in the preceding fiscal year;

•	settlement of any suit, action or legal proceeding requiring payments in excess of $20 million or imposing a material limitation or obligation on UFC; and

•	any related party transaction and any material changes to the nature of the business, taken as a whole.

While not participatory in nature, these rights held by the other owners of UFC limit our ability to make unilateral decisions about the management and operation of UFC without the approval of its other owners, whose interests may not be fully aligned with ours and yours, which could lead to actions that are not in our and your best interest.

In addition, the UFC LLC Agreement also contains provisions relating to an initial public offering of UFC, which provide that (i) prior to February 18, 2019, an initial public offering of UFC may be requested or approved by at least one director designated by each of us, Silver Lake Partners and KKR, (ii) after February 18, 2019 but prior to August 18, 2021, an initial public offering of UFC may be requested or approved by at least one director designated by each of us, Silver Lake Partners and KKR, provided that a request or approval by any two of the directors designated by each of us, Silver Lake Partners and KKR is required if the valuation in the offering achieves a specified valuation, and provided further that the approval of the director designated by us is required under all circumstances prior to August 18, 2021, so long as we hold a majority of the equity entitled to appoint directors of UFC, and (iii) after August 18, 2021, any of us, Silver Lake Partners or KKR, subject to certain ownership requirements, may exercise a demand right with respect to an initial public offering without approval by us or our director designees. Any initial public offering undertaken pursuant to the UFC LLC Agreement must be completed in accordance with the agreement and could be dilutive to our ownership position in UFC. The demand rights granted pursuant to the UFC LLC Agreement may require UFC to undertake an initial public offering at a time or on terms that are not in your best interests, and such a transaction could adversely affect the value of our investment in UFC.

The terms of the preferred units issued by UFC to affiliates of MSD Capital, L.P. as partial financing for the UFC Acquisition limit, among other things, UFC’s ability to issue dividends, repurchase or redeem equity, make certain restricted payments, issue preferred equity, incur indebtedness and enter into affiliate transactions. The terms of such preferred units also contain certain events of default. Our ability to comply with these covenants is subject to certain events outside of our control. If we are unable to comply with these covenants, the holders of such preferred units could elect to increase the applicable distribution rate on such preferred units.

We have a substantial amount of indebtedness, which could adversely affect our business.

As of June 30, 2019, we had an aggregate of $4.5 billion outstanding indebtedness under our Senior Credit Facilities, with the ability to borrow up to $328.7 million more under revolving credit facilities under our Senior Credit Facilities.

If we cannot generate sufficient cash flow from operations to service this debt, we may need to refinance this debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.

This substantial amount of indebtedness could:

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures or other purposes;

•	require us to refinance in order to accommodate the maturity of the term loans under our 2014 Credit Facilities in 2025 and the term loans under our UFC Credit Facilities in 2026;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have proportionately less indebtedness;

•	increase our cost of borrowing and cause us to incur substantial fees from time to time in connection with debt amendments or refinancings; and

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limit our ability to obtain necessary additional financing for working capital, capital expenditures or other purposes in the future, plan for or react to changes in our business and the industries in which we operate, make future acquisitions or pursue other business opportunities and react in an extended economic downturn.

Despite this substantial indebtedness, we may still be able to incur significantly more debt. The incurrence of additional debt could increase the risks associated with this substantial leverage, including our ability to service this indebtedness. For example, the incurrence of $465 million of incremental first lien term loans under our UFC Credit Facilities to finance our Preferred Equity Redemption is anticipated to result in S&P lowering the term loan issue level rating one notch to match the corporate credit rating at UFC Holdings, LLC. See “Prospectus Summary—Recent Developments.” In addition, because a portion of the borrowings under our credit facilities bear interest at a variable rate, our interest expense could increase, exacerbating these risks. Of the aggregate principal balance of $4,504 million outstanding under the Senior Credit Facilities as of June 30, 2019, $1,500 million has been fixed through interest rate swaps leaving $3,004 million of floating rate debt under those facilities. A 1% increase in the interest rates charged on the outstanding amount of our floating rate debt would increase our annual interest expense by $30.3 million.

Restrictive covenants in the Senior Credit Facilities may restrict our ability to pursue our business strategies.

The credit agreements governing the terms of the Senior Credit Facilities restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness, loans and investments, liens and affiliate transactions. The Senior Credit Facilities also contain customary events of default, including a change in control. These covenants, among other things, limit our ability to fund future working capital needs and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of our assets and opportunities fully. Such covenants could limit the flexibility of our subsidiaries in planning for, or reacting to, changes in the entertainment and sports industry. Our ability to comply with these covenants is subject to certain events outside of our control. If we are unable to comply with these covenants, the lenders under the Senior Credit Facilities could terminate their commitments and accelerate repayment of our outstanding borrowings, which also may result in the acceleration of or default under any other debt we may incur in the future to which a cross-acceleration or cross-default provision applies. If such an acceleration were to occur, we may be unable to obtain adequate refinancing for our outstanding borrowings on favorable terms, or at all. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities. If we are unable to repay our outstanding borrowings when due, the lenders under the Senior Credit Facilities will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them, which may have an adverse effect on our business, financial condition and operating results.

We will require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

Our ability to make payments on, or to refinance our respective obligations under, our indebtedness will depend on future operating performance and on economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. Additionally, the terms of the UFC Credit Facilities and the preferred units issued by UFC Parent restrict the ability of our UFC subsidiaries to make dividends to us, which may limit us from using funds from our UFC subsidiaries to make payments on our indebtedness under the 2014 Credit Facilities. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our respective obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our indebtedness, we must continue to execute our business strategy. If we are unable to do so, we may need to refinance all or a portion of our indebtedness on or before maturity.

We will be exempt from certain corporate governance requirements since we will be a “controlled company” within the meaning of the Exchange rules, and as a result our stockholders will not have the protections afforded by these corporate governance requirements.

Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will control, as a group, more than 50% of our combined voting power upon the completion of this offering. As a result, we will be considered a “controlled company” for the purposes of the Exchange rules and corporate governance standards, and therefore we will be permitted to, and we intend to, elect not to comply with certain corporate governance requirements of the Exchange, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish Compensation and Nominating and Corporate Governance Committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. Accordingly, holders of our Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the rules and corporate governance standards of the Exchange, and the ability of our independent directors to influence our business policies and affairs may be reduced. We expect to remain a controlled company until Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders no longer control, as a group, more than 50% of our combined voting power. Each member of our control group holds Class A common stock and Class X common stock, each of which has 1 vote per share, and Class Y common stock, which has a 20-vote per share feature. See “Management—Controlled Company.” The shares of Class Y common stock held by our control group will be canceled/redeemed for no consideration upon the earlier of (i) the disposition of (a) the paired Endeavor Operating Company Units (and the corresponding shares of Class X common stock) and (b) the shares of Class A common stock (as a result of a redemption of paired Endeavor Operating Company Units (and the corresponding shares of Class X common stock) paired with such Class Y common stock, as applicable, and (ii) with respect to all shares of Class Y common stock, a Triggering Event. Because there is no time-based sunset date for our Class Y common stock, we may continue to be a controlled company indefinitely.

We will be required to pay certain of our pre-IPO investors for certain tax benefits we may claim (or are deemed to realize) in the future, and the amounts we may pay could be significant.

In connection with the reorganization transactions, we will acquire existing equity interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described in “Organizational Structure—Reorganization Transactions—Pre-IPO Investors Mergers” in exchange for the issuance of shares of our Class A common stock, Class Y common stock and rights to receive payments under the tax receivable agreement. As a result of these acquisitions, we will succeed to certain tax attributes of certain of our pre-IPO investors and will receive the benefit of tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries. In addition, future redemptions or exchanges of Endeavor Operating Company Units from members of Endeavor Operating Company (other than Endeavor Manager) in exchange for shares of our Class A common stock or cash are expected to produce favorable tax attributes that would not be available to us in the absence of such redemptions or exchanges.

We intend to enter into the tax receivable agreement with the Post-IPO TRA Holders that will provide for the payment by us to the Post-IPO TRA Holders (or their transferees of Endeavor Operating Company Units or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using assumptions regarding combined state and local income tax rates) as a result of (i) any tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries resulting from (a) the acquisition of equity interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described in “Organizational Structure—Reorganization Transactions—Pre-IPO Investors Mergers,” (b) future redemptions or exchanges by us of Endeavor Operating Company Units from members of Endeavor Operating Company (other than Endeavor Manager) in exchange for shares of our Class A common stock or cash or (c) payments made under the tax receivable agreement, (ii) any net operating losses or certain other tax attributes of certain pre-IPO investors that are available to us to offset income or gain earned after the mergers, (iii) any existing tax basis associated with Endeavor Operating Company Units the benefit of which is allocable to us as a result of the exchanges of such Endeavor Operating Company Units for shares of our Class A common stock and (iv) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement. The tax receivable agreement will make certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the covered tax attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including, among others, the timing of redemptions or exchanges by members of Endeavor Operating Company, the price of our Class A common stock at the time of the redemptions or exchange, the extent to which such redemptions or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

Future payments under the tax receivable agreement could be substantial. Assuming that all units eligible to be redeemed for cash or Class A common stock would be exchanged for Class A common stock by Endeavor

Group Holdings at the time of the offering and that we will have sufficient taxable income to utilize all of the tax attributes covered by the tax receivable agreement when they are first available to be utilized under applicable law, we estimate that payments to the Post-IPO TRA Holders under the tax receivable agreement would aggregate to approximately $867.7 million over the next 15 years and for yearly payments over that time to range between approximately $17.9 million to $73.9 million per year, based on an assumed public offering price of $27.00 (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). The payments under the tax receivable agreement are not conditioned upon any Post-IPO TRA Holder’s continued ownership of us.

In addition, the Post-IPO TRA Holders (or their transferees or other assignees) will not reimburse us for any payments previously made if any covered tax benefits are subsequently disallowed, except that any excess payments made to any Post-IPO TRA Holder (or such holder’s transferees or assignees) will be netted against future payments that would otherwise be made under the tax receivable agreement with such Post-IPO TRA Holder, if any, after our determination of such excess. We could make payments to the Post-IPO TRA Holders under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the tax benefits covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

In addition, the tax receivable agreement will provide that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, the Post-IPO TRA Holders will have the option to terminate the tax receivable agreement, and we will be required to make a payment to the Post-IPO TRA Holders covered by such termination in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.50% or LIBOR plus 200 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where the Post-IPO TRA Holders have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial, significantly in advance of any potential actual realization of such further tax benefits, and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. The Senior Credit Facilities restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement as a result of restrictions in our Senior Credit Facilities, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Risks Related to this Offering and Our Class A Common Stock

No public market currently exists for our Class A common stock, and there can be no assurance that an active public market for our Class A common stock will develop.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price for our Class A common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our Class A common stock after this offering. If you purchase shares of our Class A common stock, you may not be able to resell those shares of Class A common stock at or above the initial public offering price. We cannot predict the extent to which investor interest in our Class A common stock will lead to the development of an active trading market on the Exchange or otherwise or how liquid that market might become. If an active public market for our Class A common stock does not develop, or is not sustained, it may be difficult for you to sell your Class A common stock at a price that is attractive to you or at all.

Future sales of our Class A common stock, or the perception in the public markets that these sales may occur, may depress the price of our Class A common stock.

Additional sales of a substantial number of shares of our Class A common stock in the public market after this offering, or the perception that such sales may occur, could have an adverse effect on our stock price and could impair our ability to raise capital through the sale of additional stock. Upon the completion of this offering, we will have 124,894,357 shares of Class A common stock issued and outstanding (or 127,144,357 shares of Class A common stock if the underwriters exercise their option to purchase additional shares). In addition, 110,298,311 shares of Class A common stock may be issued upon the exercise of the redemption rights of our pre-IPO equityholders (other than outstanding Endeavor Profits Units described below) described elsewhere in this prospectus. Furthermore, redemptions or exchanges of Endeavor Manager Units and Endeavor Operating Company Units (and the corresponding shares of Class X common stock) into Class A common stock will have a dilutive effect on the number of outstanding shares of our Class A common stock, even if the indirect or direct economic ownership of Endeavor Operating Company or Endeavor Manager, as applicable, by holders of our Class A common stock remain unchanged. The Class A common stock offered hereby will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any Class A common stock that may be held or acquired by our directors, executive officers and other affiliates (as that term is defined in the Securities Act), which will be restricted securities under the Securities Act. The shares of Class A common stock not being offered hereby or issuable as described above will be restricted securities. Restricted securities may not be sold in the public market unless they are registered under the Securities Act or an exemption from registration is available.

Under the Registration Rights Agreement described under the heading “Certain Relationships and Related Party Transactions—Registration Rights Agreement,” our equityholders immediately following the completion of the reorganization transactions but prior to the completion of this offering, including Executive Holdcos and the Silver Lake Equityholders (our “Principal Stockholders”), will have demand and piggyback rights that will require us to file registration statements registering their Class A common stock (including shares of Class A common stock issuable upon the exercise by members of Endeavor Operating Company (other than Endeavor Manager) or members of Endeavor Manager (other than us) of their redemption rights described elsewhere in this prospectus) or to include sales of such Class A common stock in registration statements that we may file for ourselves or other stockholders. Any shares of Class A common stock sold under these registration statements will be freely tradable in the public market. In the event that such registration rights are exercised and a large number of Class A common stock is sold in the public market, such sales could reduce the trading price of our Class A common stock. These sales also could impede our ability to raise future capital. Additionally, we will bear all expenses in connection with any such registrations, including reimbursement of the reasonable fees and disbursements of one law firm for the selling stockholders (except that selling stockholders will be responsible for their pro rata share of underwriters’ commissions and discounts). See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

We and each of our executive officers and directors, Executive Holdcos, the Silver Lake Equityholders and certain of our other existing equityholders have agreed with the underwriters that for a period of 180 days after the date of this prospectus, we and they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our common stock, or any options or warrants to purchase any of our common stock or any securities convertible into, exchangeable for or that represent the right to receive our common stock (including, without limitation, Endeavor Operating Company Units and Endeavor Manager Units), subject to specified exceptions including that we may, during such 180-day period, (i) offer, contract to sell or issue Class A common stock or securities convertible into Class A common stock (including Endeavor Operating Company Units or Endeavor Manager Units) in connection with an acquisition or business combination (including the filing of a registration statement on Form S-4 or other appropriate form with respect thereto) or the entering into of a joint venture, provided that the aggregate number of shares of Class A common stock that may be issued (excluding any shares of Class A common Stock, Endeavor Manager Units or Endeavor Operating Company Units offered or contracted to be sold pursuant to a signed agreement in connection with an acquisition, business combination, joint venture or any similar transaction solely to the extent no shares of Class A common stock, Endeavor Operating Company Units or Endeavor Manager Units are issued during the 180-day period) shall not exceed 10% of the total number of shares of Class A common stock (determined after giving effect to the assumed exchange of all Endeavor Operating Company Units and Endeavor Manager Units then outstanding for newly issued shares of Class A common stock) issued and outstanding as of the closing of this offering and provided further that the acquirer of such common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement and (ii) offer or issue Endeavor Operating Company Units to our employees or employees of any of our subsidiaries who are not employees of such entity as of the date of this prospectus. Goldman Sachs & Co. LLC, KKR Capital Markets LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC may, in their discretion, at any time without prior notice (except with respect to common stock held by our executive officers and directors as described in the lock-up agreement), release all or any portion of the common stock from the restrictions in any such agreement. See “Underwriting (Conflicts of Interest)” for more information. After the lock-up agreements expire, up to an additional 173,515,223 shares of Class A common stock (including shares of Class A common stock issuable upon the exercise by members of Endeavor Operating Company (other than Endeavor Manager) or Endeavor Manager (other than us) of their redemption rights described elsewhere in this prospectus) may be sold by these equityholders in the public market either in a registered offering or pursuant to an exemption from registration, such as Rule 144 promulgated under the Securities Act (“Rule 144”). Of these shares, 67,545,122 shares may be immediately sold under Rule 144 without being subject to the volume, manner of sale and other restrictions of such rule. See “Shares Available for Future Sale” for a more detailed description of the restrictions on selling Class A common stock after this offering.

In addition, subject to certain restrictions:

•

the holders of 10,398,847 Endeavor Profits Units, which have a weighted-average per unit hurdle price of $21.20 per Endeavor Profits Unit, will be able to exchange their vested Endeavor Profits Units into Endeavor Operating Company Units and paired shares of our Class X common stock and Class Y common stock, as described in “Organizational Structure;”

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the holders of 5,488,662 unvested Endeavor Profits Units, which have a weighted-average per unit hurdle price of $23.22 per unvested Endeavor Profits Unit, and a weighted-average vesting price of $37.30 per unvested Endeavor Profits Unit, will be able to exchange their Endeavor Profits Units into Endeavor Operating Company Units and paired shares of our Class X common stock and Class Y common stock, as described in “Organizational Structure.” These holders may subsequently acquire shares of Class A common stock upon the exercise of their redemption rights; and

•

the holders of 391,986 Endeavor Operating Company Units with performance-based vesting conditions, which have a weighted-average per unit vesting price of $34.25, will be able to exchange their Endeavor Operating Company Units and paired shares of our Class X common stock, as described in “Organizational Structure.” These holders may subsequently acquire shares of our Class A common stock upon the exercise of their redemption rights.

In addition, we have initially reserved for issuance under our 2019 Incentive Award Plan 15,000,000 shares of Class A common stock. Any shares of Class A common stock that we issue, including under our 2019 Incentive Award Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering. Moreover, while in the past the Company has historically settled Endeavor Phantom Units in cash, it may in its discretion settle these in equity in the future, which would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

The price of our Class A common stock may be volatile, and you may be unable to resell your Class A common stock at or above the initial public offering price or at all.

After this offering, the market price for our Class A common stock is likely to be volatile, in part because our Class A common stock has not previously been traded publicly. In addition, the market price for our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	trends and changes in consumer preferences in the industries in which we operate;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the consumer and advertising marketplaces;

•	changes in key personnel;

•	our entry into new markets;

•	changes in our operating performance;

•	investors’ perceptions of our prospects and the prospects of the businesses in which we participate;

•	fluctuations in quarterly revenue and operating results, as well as differences between our actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in such guidance or our failure to meet such guidance;

•

changes in financial estimates or ratings by any securities analysts who follow our Class A common stock, our failure to meet such estimates or failure of those analysts to initiate or maintain coverage of our Class A common stock;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	the development and sustainability of an active trading market for our Class A common stock;

•	investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives;

•	the inclusion, exclusion, or deletion of our Class A stock from any trading indices;

•	future sales of our Class A common stock by our officers, directors and significant stockholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, wars, acts of terrorism, other natural disasters or responses to such events;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and

•	changes in accounting principles.

These and other factors may lower the market price of our Class A common stock, regardless of our actual operating performance. As a result, our Class A common stock may trade at prices significantly below the initial public offering price.

In addition, the stock markets, including the Exchange, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

If you invest in our Class A common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book deficit per share of our Class A common stock.

Purchasers of our Class A common stock in this offering will experience immediate and substantial dilution in net tangible book deficit per share to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book deficit per share of our Class A common stock. After giving effect to the reorganization transactions, the estimated impact of the tax receivable agreement, the Preferred Equity Redemption, this offering and the application of the net proceeds from this offering, on a fully exchanged and converted basis, our pro forma net tangible book deficit would have been approximately $(3,172) million, or $(13.49) per share, representing an immediate decrease in net tangible book deficit of $2.62 per share to existing equityholders and an immediate dilution in net tangible book deficit of $40.49 per share to new investors in this offering. For a further description of the dilution that you will experience immediately after the closing of this offering, see “Dilution.”

We do not expect to pay any cash dividends for the foreseeable future.

We currently expect to retain all of our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future following the completion of this offering. The declaration and payment of future dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, tax obligations, restrictions in the debt instruments of our subsidiaries, including the Senior Credit Facilities, and other factors deemed relevant by our board of directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Historical Liquidity and Capital Resources—Debt Facilities” for more information on the restrictions the Senior Credit Facilities impose on our ability to declare and pay cash dividends. As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur.

We will have broad discretion in the use of the net proceeds from this offering.

Our management will have broad discretion in the application of a portion of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess how a portion of the net proceeds are being used. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the net proceeds from this offering in ways that ultimately increase the value of your investment. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If we are unable to effectively implement or maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, include a management report assessing the effectiveness of our internal control over financial reporting, and include a report issued by our independent registered public accounting firm on that assessment, in each case beginning with our Annual Report on Form 10-K for the year ending December 31, 2020. We have identified a material weakness and may in the future identify additional material weaknesses or significant deficiencies that we may be unable to remedy before the requisite deadline for those reports. Our ability to comply with the annual internal control reporting requirements will depend on the effectiveness of our financial reporting and data systems and controls across our company. We expect these systems and controls to involve significant expenditures and to become increasingly complex as our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations or result in material misstatements in our financial statements, which could adversely affect our business and reduce our stock price.

We recently identified a material weakness in our internal control over financial reporting that resulted from not having a sufficiently documented risk assessment process and sufficiently documented compliance communication and investigation policies.

We recently identified a deficiency in the design and operation of our internal control over financial reporting that constituted a material weakness. This material weakness resulted from not having a sufficiently documented risk assessment process to identify and analyze risks of misstatement due to error and/or fraud, and not having sufficiently documented compliance communication and investigation policies. This deficiency did not result in any error or restatement of our financial statements.

We have taken steps to address this deficiency and have established an initial remediation plan. This remediation plan focuses on enhancing our existing risk assessment process, as well as our compliance communication and investigation policies and processes. Post enhancement, we intend to perform sufficient testing to evidence remediation; however, this material weakness may not be fully remediated until we have operated our business with these controls in place for a sufficient period of time.

Although not required for a private company, in 2017, we established an internal audit function focused on testing internal controls over financial reporting in preparation of the requirements of the Sarbanes-Oxley Act. However, we have not been required to provide a management assessment of internal controls under section 404(a) of the Sarbanes-Oxley Act. It is possible that if we had a 404(a) assessment, additional material weaknesses may have been identified. Additionally, our registered independent public accounting firm has not been engaged to perform an audit of our internal controls over financial reporting.

If we identify future material weaknesses in our internal control over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. Under Section 404 of the Sarbanes-Oxley Act, in the future we will be required to evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report as to internal control over financial reporting. Failure to maintain effective internal control over financial reporting also could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. We cannot assure you that our existing material weakness will be remediated or that additional material weaknesses will not exist or otherwise be discovered, any of which could materially adversely affect our business, operating results, and financial condition.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, the price of our Class A common stock and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our Class A common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our Class A common stock or publishes inaccurate or unfavorable research about us or our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause our stock price and trading volume to decline. In addition, if our operating results fail to meet the expectations of securities analysts, our stock price would likely decline.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent our acquisition by a third party.

Our certificate of incorporation and by-laws will contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, include the following, some of which may only become effective upon the Triggering Event:

•	the 20 vote per share feature of our Class Y common stock;

•

the fact that our Class Y common stock retains its 20 vote per share feature until such share of Class Y common stock is canceled/redeemed for no consideration upon, subject to certain exceptions, (i) the disposition of (a) the paired Endeavor Operating Company Units (and the corresponding shares of Class X common stock) and/or (b) the shares of Class A common stock (as a result of a redemption of paired Endeavor Operating Company Units (and the corresponding shares of Class X common stock) paired with such Class Y common stock or as a result of other transfers thereof) or (ii) a Triggering Event;

•	the division of our board of directors into three classes and the election of each class for three-year terms;

•	the sole ability of the Executive Committee, prior to the Triggering Event, to fill a vacancy on the board of directors;

•	prior to a Triggering Event and subject to certain exceptions, the vesting of all the power and authority of our board of directors to our Executive Committee;

•	advance notice requirements for stockholder proposals and director nominations;

•

after the Triggering Event, provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called and to take action by written consent;

•

after the Triggering Event, in certain cases, the approval of holders representing at least 66 2⁄3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal our by-laws, or amend or repeal certain provisions of our certificate of incorporation;

•	the required approval of holders representing at least 66 2⁄3% of the total voting power of the shares entitled to vote at an election of the directors to remove directors; and

•

the ability of our governing body to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our governing body.

These provisions of our certificate of incorporation and by-laws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our Class A common stock in the future, which could reduce the market price of our Class A common stock. For more information, see “Description of Capital Stock.”

In the event of a merger, consolidation or tender or exchange offer, holders of our Class A common stock shall not be entitled to receive excess economic consideration for their shares over that payable to the holders of the Class B common stock.

No shares of Class B common stock, the primary purpose of which is to be available for issuance in connection with acquisitions, joint ventures, investments or other commercial arrangements, will be issued and outstanding upon the closing of this offering. If we choose to issue Class B common stock in the future, the holders of our Class A common stock shall not be entitled to receive economic consideration for their shares in excess of that payable to the holders of the then outstanding shares of Class B common stock in the event of a merger, consolidation or tender or exchange offer, even though our Class B common stock does not have the right to vote. This would result in a lesser payment to the holders of Class A common stock than if there are no shares of Class B common stock outstanding at the time of such merger, consolidation or tender or exchange offer. For more information, see “Description of Capital Stock.”

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director (including any director serving as a member of the Executive Committee), officer, agent or other employee or stockholder of our company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the amended and restated certificate of incorporation or our by-laws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. However, the exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Transformation into a public company may increase our costs and disrupt the regular operations of our business.

We have historically operated as a privately owned company, and we have incurred, and expect to in the future incur, significant additional legal, accounting, reporting and other expenses as a result of having publicly traded common stock, including, but not limited to, increased costs related to auditor fees, legal fees, directors’ fees, directors and officers insurance, investor relations and various other costs. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Exchange Act, the Sarbanes-Oxley Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act, 2010, as well as rules implemented by the Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board. Compliance with these rules and regulations will make some activities more difficult, time-consuming, or costly, and increase demand, and as a result may place a strain, on our systems and resources. Moreover, the additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, which could have an adverse effect on our business, financial condition and results of operations.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning this initial public offering or us.

You should carefully evaluate all of the information in this prospectus. We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers or employees, that incorrectly reports on statements made by our officers or employees or that is misleading as a result of omitting information provided by us, our officers, or our employees. We have not authorized any other party to provide you with information concerning this initial public offering or us.

Risks Related to Tax Matters

Tax matters may cause significant variability in our financial results.

Our businesses are subject to income taxation in the United States, as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. If our effective tax rate increases, our operating results and cash flow could be adversely affected. Our effective income tax rate can vary significantly between periods due to a number of complex factors including, but not limited to, projected levels of taxable income, pre-tax income being lower than anticipated in countries with lower statutory rates or higher than anticipated in countries with higher statutory rates, increases or decreases to valuation allowances recorded against deferred tax assets, tax audits conducted and settled by various tax authorities, adjustments to income taxes upon finalization of income tax returns, the ability to claim foreign tax credits, and changes in tax laws and their interpretations in countries in which we are subject to taxation.

We may be required to pay additional taxes as a result of the new partnership audit rules.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships, including entities such as Endeavor Operating Company that are taxed as partnerships. Under these rules (which generally are effective for taxable years beginning after December 31, 2017), subject to certain exceptions, audit adjustments to items of income, gain, loss, deduction, or credit of an entity (and any holder’s share thereof) is determined, and taxes, interest, and penalties attributable thereto, are assessed and collected, at the entity level. Although it is uncertain how these rules will be implemented, it is possible that they could result in Endeavor Operating Company (or any of its applicable subsidiaries that are treated as partnerships for U.S. federal income tax purposes) being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as an indirect member of Endeavor Operating Company (or such other entities), could be required to indirectly bear the economic burden of those taxes, interest, and penalties even though we may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Under certain circumstances, Endeavor Operating Company may be eligible to make an election to cause holders of Endeavor Operating Company Units to take into account the amount of any understatement, including any interest and penalties, in accordance with such holders’ interest in Endeavor Operating Company in the year under audit. We will decide whether to cause Endeavor Operating Company to make this election in our sole discretion. If Endeavor Operating Company does not make this election, the then-current holders of Endeavor Operating Company Units (including Endeavor Group Holdings as an indirect member of Endeavor Operating Company) would economically bear the burden of the understatement even if such holders had a different percentage interest in Endeavor Operating Company during the year under audit, unless, and only to the extent, Endeavor Operating Company is able to recover such amounts from current or former impacted holders of Endeavor Operating Company.

The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury.

The tax classification of Endeavor Operating Company could be challenged.

We intend that Endeavor Operating Company has been and will continue to be treated as a partnership for federal and, if applicable, state or local income tax purposes and not as an association taxable as a corporation. However, if any taxing authority were to successfully assert otherwise, the tax consequences resulting therefrom would be materially different than those described elsewhere in this prospectus.

We may be required to fund withholding tax upon certain exchanges of Endeavor Operating Company Units into shares of our common stock by non-U.S. holders

In the event of a transfer by a non-U.S. transferor of an interest in a partnership that is engaged in a U.S. trade or business, the transferee generally must withhold tax in an amount equal to ten percent of the amount realized (as determined for U.S. federal income tax purposes) by the transferor on such transfer. After the reorganization transactions, holders of Endeavor Operating Company Units are expected to include non-U.S. holders. Pursuant to the Endeavor Operating Company Agreement, those non-U.S. holders’ Endeavor Operating Company Units may be redeemed for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock (which redemption, if made for shares of Class A common stock, would be effectuated via a direct purchase by Endeavor Group Holdings). It is expected that we will have to withhold ten percent of the amount realized (as determined for U.S. federal income tax purposes) by the non-U.S. holders in respect of these transactions. We may not have sufficient cash to satisfy such withholding obligation, and, we may be required to incur additional indebtedness or sell shares of our Class A common stock in the open market to raise additional cash in order to satisfy our withholding tax obligations.

We may incur certain tax liabilities attributable to our pre-IPO investors as a result of the reorganization transactions.

In connection with the reorganization transactions, certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners, will merge with and into Endeavor Group Holdings. See “Organizational Structure—Reorganization Transactions—Pre-IPO Investors Mergers.” As the successor to these merged entities, Endeavor Group Holdings will generally succeed to and be responsible for any outstanding or historical tax liabilities of the merged entities, including any liabilities that might be incurred as a result of the mergers described in the previous sentence. Any such liabilities for which Endeavor Group Holdings is responsible could have an adverse effect on our liquidity and financial condition.

Future changes to U.S. and foreign tax laws could adversely affect us.

The Group of Twenty (“the G20”), the Organization for Economic Co-operation and Development (“the OECD”), the U.S. Congress and Treasury Department and other government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations, including, but not limited to, transfer pricing, country-by-country reporting and base erosion. As a result, the tax laws in the United States and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could have an adverse effect on our worldwide tax liabilities, business, financial condition and results of operations.

Our ability to use certain net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in ownership of the relevant corporation by “5% shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period. Similar rules apply under state tax laws. If our corporate subsidiaries experience one or more ownership changes in connection with this offering and other transactions in our stock, then we may be limited in our ability to use our corporate subsidiaries’ net operating loss carryforwards and other tax assets to reduce taxes owed on the net taxable income that such subsidiaries earn. Any such limitations on the ability to use net operating loss carryforwards and other tax assets could adversely impact our business, financial condition and operating results.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” or, in each case, their negative, or other variations or comparable terminology and expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	our need to anticipate and address changes in public and consumer tastes and preferences and industry trends;

•	the effect of factors beyond our control, such as adverse economic conditions, on our operations;

•	our ability to adapt to or manage new content distribution platforms or changes in consumer behavior resulting from new technologies;

•	our reliance on our professional reputation and brand name;

•	our dependence on the relationships of our management, agents and other key personnel with clients across many content categories;

•	our ability to identify, sign and retain clients;

•	our ability to identify, recruit and retain qualified and experienced agents and managers;

•	our ability to represent clients and also develop and sell content, which may create a conflict of interest;

•	our ability to avoid or manage conflicts of interest arising from our client and business relationships;

•	the loss or diminished performance of members of our executive management and other key employees;

•	our dependence on key relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors and other distribution partners;

•

our ability to effectively manage the integration of and recognize economic benefits from the businesses acquired in our recent and future transactions, our operations at our current size, and any future growth;

•	the conduct of our operations through joint ventures and other investments with third parties;

•	immigration restrictions and related factors;

•	failure in technology, including at live events, or security breaches of our information systems;

•	the unauthorized disclosure of sensitive or confidential client or customer information;

•

our ability to protect our trademarks and other intellectual property rights, including our brand image and reputation, and the possibility that others may allege that we infringe upon their intellectual property rights;

•	the risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to both domestic and to international markets;

•	fluctuations in foreign currency exchange rates;

•	litigation and other proceedings to the extent uninsured or underinsured;

•	our compliance with certain franchise and licensing requirements of unions and guilds and dependence on unionized labor;

•	our substantial indebtedness and our ability to maintain compliance with restrictive covenants in the documents governing such indebtedness; and

•	the future trading prices of our Class A common stock and the impact of securities analysts’ reports on these prices.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

All information contained in this prospectus is materially accurate and complete as of the date of this prospectus. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements in this prospectus after the date of this prospectus, except as required by federal securities laws. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to us or any other person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this prospectus. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

ORGANIZATIONAL STRUCTURE

This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they decide to undertake an initial public offering. The Up-C structure can provide tax benefits and associated cash flow advantages to both the issuer corporation and the existing owners of the partnership or limited liability company in the initial public offering.

Structure Prior to the Reorganization Transactions

We currently conduct our business through Endeavor Operating Company and its subsidiaries. Prior to the consummation of the reorganization transactions described below and this offering, all of Endeavor Operating Company’s outstanding equity interests, including its Class A common units, profits units and investment incentive units, are owned by the following persons:

•

WME Holdco, LLC, which we refer to as “WME Holdco,” and certain other management holding companies, which we refer to collectively as the “Management Holdcos.” Each of the Management Holdco’s equityholders include current and former senior officers, employees or other service providers of Endeavor Operating Company and its subsidiaries and certain other investors;

•	certain entities that are affiliates of Silver Lake Partners;

•	certain other institutional pre-IPO investors; and

•	certain other persons, including senior officers and advisers of Endeavor Operating Company and its subsidiaries.

The following diagram depicts Endeavor Operating Company’s organizational structure prior to the reorganization transactions. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within Endeavor Operating Company’s organizational structure.

Class A Common Units

Prior to the commencement of the reorganization transactions, the Class A common units are owned by WME Holdco, certain affiliates of Silver Lake Partners, and certain pre-IPO investors.

Endeavor Operating Company’s existing Class A common units are entitled to participate pro rata in residual distributions by Endeavor Operating Company, subject to certain preferences.

Profits Units

Prior to the commencement of the reorganization transactions, Endeavor Operating Company will have limited liability company interests outstanding in the form of profits units, which are entitled to participate pro rata in a sale or other specified capital transactions subject to certain preferences and their respective hurdle amounts or, in certain cases, distributions of operating cash flow from Endeavor Operating Company. Certain profits units are designated as “catch-up” units and are entitled to receive a preference on distributions once the distribution threshold applicable to such units has been met.

The profits units were issued directly to, and are currently held by:

•	the Management Holdcos, on behalf of certain members of the management of Endeavor Operating Company to whom the Management Holdcos, in turn, issued corresponding management units; and

•	certain senior officers of Endeavor Operating Company.

Certain of the profits units (and the corresponding management units) vest over specified time periods, subject to the continued service of the applicable employee on each annual vesting date and, in certain cases, acceleration upon an initial public offering. Certain of the profits units (and the corresponding management units) are subject to performance-based vesting based on achievement of certain performance targets.

Certain of the profits units (and the corresponding management units) are subject to forfeiture and repurchase provisions upon certain termination events. If any management units of the Management Holdcos are forfeited for any reason, then the corresponding profits units of Endeavor Operating Company held by the Management Holdcos will be forfeited for no consideration as described below. Each of the Management Holdcos has the right to repurchase vested management units from management members upon a termination of employment for fair market value, subject to a discount under certain circumstances. If any of the Management Holdcos exercises its right to repurchase vested management units from a management member, then the management units held by the management member will be redeemed in exchange for the corresponding profits units, and the applicable Management Holdco will exercise its corresponding right to require Endeavor Operating Company to repurchase the corresponding profits units. If the repurchase price of the management units is less than fair market value (including any situation where the relevant management units are forfeited, as described in the first sentence of this paragraph), then the repurchase price for the corresponding profits units of Endeavor Operating Company will be reduced accordingly.

Certain of the profits units (and the corresponding management units) are subject to forfeiture and repurchase provisions upon certain termination events. If any management units of the Management Holdcos are forfeited for any reason, then the corresponding profits units of Endeavor Operating Company held by the Management Holdcos will also be forfeited for no consideration. Each of the Management Holdcos has the right to repurchase vested management units from management members upon a termination of employment for fair market value, subject to a discount under certain circumstances. If any of the Management Holdcos exercises its right to repurchase vested management units from a management member, then it will exercise its corresponding right to require Endeavor Operating Company to repurchase all or a portion of the profits units that correspond to the repurchased management units. Endeavor Operating Company will pay the repurchase price for the profits units that correspond to the repurchased management units. If the repurchase price of the management units is less than fair market value, then the repurchase price for the corresponding profits units of Endeavor Operating Company will be reduced accordingly.

Investment Incentive Units

Prior to the commencement of the reorganization transactions, Endeavor Operating Company also will have 100 limited liability company interests outstanding in the form of investment incentive units, all held by WME Holdco, which represent the right to receive, upon dispositions of certain specified investments, a non-pro rata priority distribution equal to 5% of the gain, if any, realized by Endeavor Operating Company on such specified investments.

Reorganization Transactions

Prior to the closing of this offering, we intend to complete an internal reorganization through a series of transactions, which we refer to as the “reorganization transactions.” In connection with the reorganization transactions:

General

•

we will amend and restate our certificate of incorporation and will be authorized to issue four classes of common stock, which we refer to collectively as our “common stock” and which are summarized in the following table:

Class of Common Stock	Votes	Economic Rights
Class A common stock	1	Yes
Class B common stock	None	Yes
Class X common stock	1	None
Class Y common stock	20	None

Voting shares of our common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders. We will issue shares of our Class A common stock to the investors in this offering. No shares of our Class B common stock will be outstanding upon the closing of this offering. We do not intend to list our Class B common stock, Class X common stock or Class Y common stock on any stock exchange;

•

Endeavor Manager, a newly formed subsidiary of Endeavor Group Holdings, will become the sole managing member of Endeavor Operating Company, and Endeavor Group Holdings will become the sole managing member of Endeavor Manager;

•

Endeavor Manager will issue to the equityholders of certain management holding companies common interest units in Endeavor Manager, which we refer to as “Endeavor Manager Units,” along with paired shares of our Class X common stock, as consideration for the acquisition of Endeavor Operating Company Units held by such management holding companies;

•

we will (i) issue to affiliates of certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners, shares of our Class Y common stock, Class A common stock and rights to receive payments under the tax receivable agreement described below and (ii) issue to affiliates of certain other of our pre-IPO investors shares of our Class A common stock, in each case as consideration for the acquisition of Endeavor Operating Company Units held by such pre-IPO investors;

•

all of the existing equity interests in Endeavor Operating Company (other than certain profits units, which will remain outstanding after this offering) will be reclassified into Endeavor Operating Company’s non-voting common interest units, which we refer to as “Endeavor Operating Company Units;”

•

we will issue to the holders of Endeavor Operating Company Units (other than Endeavor Manager) paired shares of our Class X common stock and, in certain instances, Class Y common stock, in each case equal to the number of Endeavor Operating Company Units held by each of them upon completion of this offering and in exchange for the payment by such holders of the aggregate par value of the Class X common stock and Class Y common stock that is received; and

•

Endeavor Profits Units that will remain outstanding following this offering will be economically similar to stock options. Each Endeavor Profits Unit has a per unit hurdle price, which is economically similar to the exercise price of a stock option.

Pre-IPO Investors Mergers

•

certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners, will each merge with and into Endeavor Group Holdings in a series of mergers, whereby we will acquire the existing equity interests in Endeavor Operating Company held by them. As consideration for the mergers, we will issue to certain affiliates of such pre-IPO investors, including certain affiliates of Silver Lake Partners, shares of our Class Y common stock and/or Class A common stock and rights to receive payments under the tax receivable agreement described below. The number of shares of Class Y common stock and Class A common stock to be issued in the mergers will be based on the value of the existing equity interests in Endeavor Operating Company that we acquire in the mergers, which will be determined based on a hypothetical liquidation of Endeavor Operating Company using the initial public offering price per share of our Class A common stock in this offering;

•

certain other of our pre-IPO investors who are affiliates of other pre-IPO investors will merge with and into Endeavor Group Holdings in a series of mergers, whereby we will acquire the existing equity interests in Endeavor Operating Company held by them. As consideration for the mergers, we will issue to certain affiliates of such pre-IPO investors shares of our Class A common stock. The number of shares of Class A common stock to be issued in the mergers will be based on the value of the existing equity interests in Endeavor Operating Company that we acquire in the mergers, which will be determined based on a hypothetical liquidation of Endeavor Operating Company using the initial public offering price per share of our Class A common stock in this offering;

•	we will contribute the existing equity interests in Endeavor Operating Company that we acquire in the mergers to Endeavor Manager in exchange for an equal number of Endeavor Manager Units;

Management Holdcos Restructuring

•

certain of the Management Holdcos will distribute a portion of their Endeavor Operating Company Units to certain senior executives of Endeavor Operating Company in liquidation of such senior executives’ interests in such Management Holdcos;

•

such senior executives will contribute all or a portion of their Endeavor Operating Company Units to Executive Holdcos in exchange for interests in Executive Holdcos. Executive Holdcos will be managed by an executive committee composed of Messrs. Emanuel and Whitesell, and its equityholders will consist only of such senior executives;

•

certain of the Management Holdcos will then merge with and into Endeavor Manager, whereby Endeavor Manager will acquire Endeavor Operating Company Units held by such Management Holdcos. As consideration for the mergers, Endeavor Manager will issue Endeavor Manager Units to the members of the Management Holdcos, along with paired shares of our Class X common stock;

•

the equity interests in Executive Holdcos and Endeavor Manager held by the senior executives and other employees of Endeavor Operating Company and its subsidiaries will be subject to the same vesting provisions as the equity interests in the Management Holdcos previously held by them;

Issuances of Class X and Class Y Common Stock

•

the holders of Endeavor Operating Company Units (other than Endeavor Manager) will subscribe for and purchase paired shares of our Class X common stock at a purchase price of $0.00001 per share, and, in certain instances, Class Y common stock at a purchase price of $0.00001 per share, in each case in an amount equal to the number of Endeavor Operating Company Units held by each such person;

Redemption Rights

•

the members of Endeavor Operating Company (other than Endeavor Manager) will have the right from time to time to cause Endeavor Operating Company to redeem any or all of their Endeavor Operating Company Units (and paired shares of Class X common stock), in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings;

•

the members of Endeavor Manager (other than Endeavor Group Holdings) will have the right from time to time, subject to certain restrictions, to cause Endeavor Manager to redeem any or all their vested Endeavor Manager Units (and paired shares of Class X common stock), in exchange for, at our election, either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Manager;

•

shares of our Class Y common stock will automatically be cancelled/redeemed for no consideration, upon, subject to certain exceptions, (i) the disposition of (a) the paired Endeavor Operating Company Units (and the corresponding shares of Class X common stock) and/or (b) the shares of Class A common stock (as a result of a redemption of paired Endeavor Operating Company Units (and the corresponding shares of Class X common stock) or as a result of other transfers thereof paired with such Class Y common stock, or (ii) with respect to all shares of Class Y common stock, a Triggering Event;

•

from time to time, subject to certain restrictions, members of Executive Holdcos desiring to transfer a portion of their vested interests in Executive Holdcos (i) can elect to cause Executive Holdcos to distribute to them a portion of Endeavor Operating Company Units and corresponding shares of Class X common stock and Class Y common stock indirectly owned by such members in redemption of its corresponding interests in Executive Holdcos and (ii) immediately thereafter shall be required to exercise their redemption and exchange rights as members of Endeavor Operating Company as described above;

•

from time to time, subject to certain restrictions, the senior officers that directly or indirectly hold Endeavor Profits Units will have the right to, if applicable, (i) cause the applicable Management Holdco to distribute to them any vested Endeavor Profits Units indirectly owned by them in redemption for their corresponding interests in such Management Holdco, (ii) immediately thereafter shall be required to cause Endeavor Operating Company to convert their vested Endeavor Profits Units into (1) a number of Endeavor Operating Company Units that will generally be equal to (a) the product of (X) the number of vested Endeavor Profits Units to be exchanged with a given per unit hurdle price and (Y) then-current spread between the per unit value of an Endeavor Operating Company Unit at the time of the exchange and the per unit hurdle price of such Endeavor Profits Units divided by (b) the per unit value of an Endeavor Operating Company Unit at the time of the exchange and (2) a corresponding number of paired shares of our Class X common stock and Class Y common stock, and (iii) immediately thereafter shall be required to exercise their redemption and exchange rights as members of Endeavor Operating Company as described above; and

•

all holders of Endeavor Operating Company Units, Endeavor Manager Units and Endeavor Profits Units will be prohibited from exercising the redemption and exchange rights described above until at least the later of 180 days after the closing of this offering and the end of the 2019 calendar year.

This Offering and Our Post-IPO Structure

Based on an assumed initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), we estimate that the net proceeds from this offering will be $361.6 million (or $419.3 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to contribute the net proceeds from this offering to Endeavor Manager in exchange for a number of Endeavor Manager Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering. Endeavor Manager would then, in turn, contribute such contribution amount to Endeavor Operating Company in exchange for an equal number of Endeavor Operating Company Units, and such contribution amount will be used by Endeavor Operating Company for the repayment of term loan debt under our 2014 Credit Facilities, working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering for acquisitions of complementary businesses or other assets. We estimate that the offering expenses (other than the underwriting discounts) will be approximately $21.2 million. All of such offering expenses will be paid for or otherwise borne by Endeavor Operating Company. See “Use of Proceeds” for further details.

We are a holding company, and immediately after the consummation of the reorganization transactions and this offering our principal asset will be our indirect ownership interests in Endeavor Operating Company. The total number of Endeavor Operating Company Units indirectly owned by us and other members of Endeavor Manager and directly owned by the members of Endeavor Operating Company at any given time will equal the sum of the outstanding shares of our Class A common stock and Class X common stock. Shares of our Class X common stock cannot be transferred except in connection with a transfer or exchange of Endeavor Operating Company Units or Endeavor Manager Units into shares of our Class A common stock, subject to certain exceptions, such as to permitted transferees. Shares of our Class Y common stock cannot be transferred, subject to certain exceptions, such as to permitted transferees.

Because we will have a controlling financial interest in Endeavor Manager, as its sole managing member, and Endeavor Operating Company, as its indirect sole managing member, we will consolidate the financial results of Endeavor Manager and Endeavor Operating Company. A portion of our net income (loss) will be allocated to the non-controlling interest to reflect (i) the entitlement of the members of Endeavor Operating Company (other than Endeavor Manager) to a portion of Endeavor Operating Company’s net income (loss) attributable to Endeavor Operating Company and (ii) the members of Endeavor Manager (other than Endeavor Group Holdings) to a portion of Endeavor Manager’s net income (loss). We will account for the reorganization transactions in a manner consistent with a common-control transaction and will initially measure the interests of the pre-IPO members of Endeavor Operating Company and the non-controlling members of Endeavor Manager in the assets and liabilities of Endeavor Operating Company at their carrying amounts as of the date of the completion of the reorganization transactions.

The following diagram depicts our organizational structure following the reorganization transactions, this offering and the application of the net proceeds from this offering (assuming an initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares). For purposes of depicting ownership of voting power in Endeavor Group Holdings, the below diagram takes into account shares of Class X common stock and Class Y common stock held by investors in this offering and our pre-IPO equityholders (including holders of all Endeavor Manager Units and Endeavor Operating Company Units). For purposes of depicting ownership of economic interests in Endeavor Group Holdings, the below diagram does not take into account (a) any performance-based vesting Endeavor Operating Company Units whose vesting conditions would not be satisfied at such initial offering price, and (b) any Endeavor Profits Units. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organization:

Ownership of Economic Interests

•

Upon completion of the reorganization transactions and this offering, and assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and an offering size of $405.0 million, the economic interests in Endeavor Group Holdings owned by investors in this offering and our pre-IPO equityholders will be as follows (excluding any equity grants issued in connection with this offering):

	Endeavor Group Holdings		Fully Converted		Fully Converted Diluted
	Shares	%	Shares	%	Shares	%
	(1)		(2)		(3)
Shareholders of Endeavor Group Holdings
Investors in this offering	15,000,000	12.0%	15,000,000	6.4%	15,000,000	6.3%
Silver Lake Partners and related parties	52,396,532	42.0%	52,396,532	22.3%	52,396,532	22.1%
Affiliates of our other pre-IPO investors	57,497,825	46.0%	57,497,825	24.4%	57,497,825	24.2%
Sub-Total	124,894,357	100.0%	124,894,357	53.1%	124,894,357	52.6%

Members of Endeavor Manager (other than Endeavor Group Holdings)	—	—	11,138,461	4.7%	11,138,461	4.7%
Sub-Total	—	—	11,138,461	4.7%	11,138,461	4.7%

Members of Endeavor Operating Company (other than Endeavor Manager)
Silver Lake Partners and related parties	—	—	53,573,579	22.8%	53,573,579	22.6%
Affiliates of our other pre-IPO investors	—	—	8,198,253	3.5%	8,198,253	3.5%
Messrs. Emanuel and Whitesell and Executive Holdcos	—	—	37,388,018	15.9%	39,623,393	16.7%
Sub-Total	—	—	99,159,850	42.2%	101,395,225	42.7%

Total	124,894,357	100.0%	235,192,668	100.0%	237,428,043	100.0%

(1)

Reflects the number of shares of our Class A common stock then outstanding. If the underwriters exercise in full their option to purchase additional shares of our Class A common stock, the number of shares owned by investors in this offering, and in the table above, would be 17,250,000.

(2)

Reflects the number of shares of our Class A common stock that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A common stock, excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at such initial offering price.

(3)

Reflects the number of shares of our Class A common stock (excluding approximately 1,880,946 restricted stock units and 1,617,774 options based on the highpoint of the estimated public offering price range set forth on the cover page of this prospectus that we intend to grant to certain directors, employees and other service providers in connection with this offering) that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A common stock, assuming (a) that all performance-based vesting Endeavor Operating Company Units whose vesting conditions would not be satisfied at such initial offering price were not exchanged for any shares of our Class A common stock and (b) that all Endeavor Profits Units were exchanged into Endeavor Operating Company Units in respect of their in-the-money value at such initial offering price.

•

The economic rights in Endeavor Group Holdings owned by Messrs. Emanuel and Whitesell and Executive Holdcos as members of Endeavor Operating Company as reflected in the table above will vary depending on, among other things, the satisfaction of certain performance-based vesting conditions and the extent to which the Endeavor Profits Units are in the money. The following table summarizes the Endeavor Operating Company Units and Endeavor Profits Units owned by Messrs. Emanuel and Whitesell and Executive Holdcos and their applicable performance-based vesting conditions and hurdle prices:

	Weighted Average		Endeavor Operating Company
	Per Unit		Basic	Fully Converted Diluted	Fully Converted Fully Diluted
	Vesting Price	Hurdle Price	Units	Units	Units
	(1)	(2)	(3)	(4)	(5)
Endeavor Operating Company Units	—	—	37,388,018	37,388,018	37,388,018
Endeavor Operating Company Unit with performance-based vesting conditions	$34.25	—	—	—	391,986
Endeavor Profits Units	—	$21.20	—	2,235,375	10,398,847
Endeavor Profits Units with performance-based vesting conditions	$37.30	$23.22	—	—	5,488,662

Total			37,388,018	39,623,393	53,667,513

(1)

Reflects performance-based vesting conditions based on the achievement of certain equity valuation targets, expressed as a per unit price on a weighted-average basis. For Endeavor Operating Company Units and Endeavor Profits Units with these performance-based vesting conditions, subject to certain exceptions and restrictions, these conditions must be satisfied before these units become exchangeable into cash or shares of our Class A common stock (or, in the case of Endeavor Profits Units, into Endeavor Operating Company Units that would then be exchangeable into cash or shares of our Class A common stock). At the time of this offering, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), none of the performance-based vesting conditions of the 391,986 Endeavor Operating Company Units and 5,488,662 Endeavor Profits Units shown in the table above will have been satisfied (because such initial offering price would be less than the applicable per unit vesting price).

(2)

Reflects distribution thresholds, expressed as a per unit hurdle price on a weighted-average basis (similar to an exercise price for stock options). Subject to certain restrictions, Endeavor Profits Units will be exchangeable by their holders into a number of Endeavor Operating Company Units that will generally be equal to (a) the spread between the per unit value of an Endeavor Operating Company Unit at the time of the exchange and the applicable per unit hurdle price, divided by (b) the per unit value of an Endeavor Operating Company Unit. At the time of this offering, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), (i) the 10,398,847 Endeavor Profits Units shown in the table above would be exchangeable into 2,235,375 Endeavor Operating Company Units and (ii) as described in note (1) above, the 5,488,662 Endeavor Profits Units with performance-vesting conditions shown in the table above would not be exchangeable into any Endeavor Operating Company Units (because the initial offering price would be less than the applicable per unit vesting price).

(3)

Reflects the number of Endeavor Operating Company Units then outstanding, excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at the time of this offering, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus).

(4)

Reflects the number of Endeavor Operating Company Units that would be outstanding if all Endeavor Profits Units were exchanged into Endeavor Operating Company Units in respect of their in-the-money value, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), and excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at such initial offering price.

(5)

Reflects the number of Endeavor Operating Company Units that would be outstanding if (a) the performance-based vesting conditions of Endeavor Company Units and Endeavor Profits Units with such conditions were satisfied and (b) all Endeavor Profits Units were exchanged into Endeavor Operating Company Units on a one-to-one basis (regardless of their in-the-money value).

•

For illustrative purposes only, the following table shows how the number of economic interests in Endeavor Group Holdings would vary at various future trading prices per share of our Class A common stock after the completion of this initial public offering, assuming an offering size of $405.0 million and the reorganization transactions are completed on the basis of an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus):

Hypothetical Price Per Share of Class A Common Stock	Endeavor Group Holdings Basic	Fully Converted Basic	Fully Converted Diluted
	Shares	Shares	Shares
	(1)	(2)	(3)
$20.00	124,894,357	235,192,668	235,736,161
$24.00	124,894,357	235,192,668	236,407,860
$28.00	124,894,357	235,192,668	237,719,847
$32.00	124,894,357	235,192,668	239,127,294
$36.00	124,894,357	235,192,668	240,439,748
$40.00	124,894,357	235,192,668	242,775,351

(1)	Reflects the number of shares of our Class A common stock then outstanding.
(2)

Reflects the number of shares of our Class A common stock that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A Common stock, excluding Endeavor Operating Company Units with performance-based vesting conditions whose vesting conditions would not be satisfied at such initial offering price.

(3)

Reflects the number of shares of our Class A common stock that would be outstanding if all Endeavor Manager Units and Endeavor Operating Company Units were exchanged for shares of our Class A common stock, assuming (a) the applicable hypothetical price per share of Class A common stock, (b) that all performance-based vesting Endeavor Operating Company Units whose vesting conditions would not be satisfied at such hypothetical price per share were not exchanged for any shares of our Class A common stock, and (c) that all Endeavor Profits Units then outstanding were exchanged into Endeavor Operating Company Units in respect of their in-the-money value at such hypothetical price per share.

Ownership of Voting Rights.

•

Upon completion of the reorganization transactions and this offering, and assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), the combined voting power in Endeavor Group Holdings will be as follows:

	If the underwriters do not exercise their option to purchase additional shares of Class A common stock		If the underwriters exercise in full their option to purchase additional shares of Class A common stock
	Votes		Votes
	Total	%	Total	%
Investors in this offering	15,000,000	0.4%	17,250,000	0.5%
Silver Lake Partners and related parties	2,225,372,331	58.9%	2,225,372,331	58.8%
Affiliates of our other pre-IPO investors	401,209,929	10.6%	401,209,929	10.6%
Members of Endeavor Manager (other than Endeavor Group Holdings)	11,138,461	0.3%	11,138,461	0.3%
Messrs. Emanuel and Whitesell, Executive Holdcos	1,127,017,773	29.8%	1,127,017,773	29.8%

Total	3,779,738,494	100.0%	3,781,988,494	100.0%

•

Upon completion of the reorganization transactions and this offering, and assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and an offering size of $405.0 million, the voting rights in Endeavor Group Holdings will be owned as follows:

	Shares			Votes
	Class A	Class X	Class Y	Total	%
	(1)	(2)	(3)
Shareholders of Endeavor Group Holdings
Investors in this offering	15,000,000	—	—	15,000,000	0.4%
Silver Lake Partners and related parties	52,396,532	—	52,396,532	1,100,327,172	29.1%
Affiliates of our other pre-IPO investors	57,497,825	—	8,864,935	234,796,525	6.2%
Sub-Total	124,894,357	—	61,261,467	1,350,123,697	35.7%

Members of Endeavor Manager (other than Endeavor Group Holdings)	—	11,138,461	—	11,138,461	0.3%
Sub-Total	—	11,138,461	—	11,138,461	0.3%

Members of Endeavor Operating Company (other than Endeavor Manager)
Silver Lake Partners and related parties	—	53,573,579	53,573,579	1,125,045,159	29.8%
Affiliates of our other pre-IPO investors	—	8,198,253	7,910,758	166,413,404	4.4%
Messrs. Emanuel and Whitesell and Executive Holdcos	—	53,667,513	53,667,513	1,127,017,773	29.8%
Sub-Total	—	115,439,345	115,151,850	2,418,476,336	64.0%

Total	124,894,357	126,577,806	176,413,317	3,779,738,494	100.0%

(1)

If the underwriters exercise in full their option to purchase additional shares of our Class A common stock, the number of shares of Class A common stock owned by investors in this offering, and in the table above, would be 17,250,000.

(2)

Members of Endeavor Manager (other than Endeavor Group Holdings) will receive one share of our Class X common stock for each Endeavor Management Unit owned by them. Members of Endeavor Operating Company (other than Endeavor Manager) will receive one share of our Class X common stock for each Endeavor Operating Company Unit and Endeavor Profits Unit owned by them, as applicable.

(3)

Silver Lake Partners and related parties, affiliates of certain of our other pre-IPO investors, Messrs. Emanuel and Whitesell and Executive Holdcos will receive one share of our Class Y common stock for each share of Class A common stock, Endeavor Operating Company Unit and Endeavor Profits Unit owned by them, as applicable.

At such time that Endeavor Profits Units are exchanged into a number of Endeavor Operating Company Units, the holders exchanging such Endeavor Profits Units will receive a number of shares of our Class X common stock and shares of our Class Y common stock for each Endeavor Operating Company Unit into which such Endeavor Profits Units were so exchanged.

Securities Outstanding at Assumed Offering Price

Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $27.00 per share (the highpoint of the price range listed on the cover page of this prospectus). Although the total number of Endeavor Operating Company Units and Endeavor Manager Units outstanding after the offering will not fluctuate based on the trading price of our Class A common stock, certain share information and information regarding Endeavor Operating Company Units and Endeavor Manager Units presented in this prospectus will vary depending on the initial public offering price in this offering. Specifically, the number of Endeavor Operating Company Units and Endeavor Manager Units issued in the reorganization transactions will vary, depending on the initial public offering price in this offering, which will also impact the shares of Class X common stock and Class Y common stock, received by members of Endeavor Manager (other than Endeavor Group Holdings) and members of Endeavor Operating Company (other than Endeavor Manager). An increase in the assumed initial public offering price would result in a decrease in the amount of Endeavor Operating Company Units and Endeavor Manager Units, and in turn, shares of Class X common stock, received by holders of Endeavor Manager Units (other than Endeavor Group Holdings) and shares of Class X common stock and Class Y common stock, as applicable, received by members of Endeavor Operating Company (other than Endeavor Manager). A decrease in the assumed initial public offering price would result in an increase in the amount of Endeavor Operating Company Units and Endeavor Manager Units, and in turn, shares of Class X common stock, received by holders of Endeavor Manager Units (other than Endeavor Group Holdings) and shares of Class X common stock and Class Y common stock, as applicable, received by members of Endeavor Operating Company (other than Endeavor Manager).

For illustrative purposes only, the table below shows the number of Endeavor Manager Units held by members of Endeavor Manager (other than Endeavor Group Holdings), Endeavor Operating Company Units held by members of Endeavor Operating Company (other than Endeavor Manager) and shares of Class X common stock and Class Y common stock outstanding immediately after giving effect to the reorganization transactions and this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us) at various initial public offering prices:

	Class A Common Stock	Endeavor Manager Units held by members of Endeavor Manager (other than Endeavor Group Holdings)	Endeavor Operating Company Units held by members of Endeavor Operating Company (other than Endeavor Manager)	Class X Common Stock	Class Y Common Stock
$26.00	124,894,357	11,071,067	98,005,037	126,355,599	176,258,504
$27.00	124,894,357	11,138,461	99,159,850	126,577,806	176,413,317

The table above excludes the following interests: (i) Endeavor Operating Company Units with performance-based vesting conditions that will remain outstanding with a weighted-average per unit vesting price; (ii) Endeavor Profits Units that will remain outstanding with a weighted-average per unit hurdle price; and (iii) Endeavor Profits Units with performance-based vesting conditions that will remain outstanding with a weighted-average per unit vesting price and a weighted-average per unit hurdle price. For illustrative purposes, the table below shows the number of such interests outstanding immediately after giving effect to the reorganization transactions and this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us) at various initial public offering prices:

	Endeavor Operating Company Units (with performance- based vesting conditions)	Endeavor Profits Units (with a weighted- average per unit hurdle price)	Endeavor Profits Units (with performance- based vesting conditions and a weighted- average per unit hurdle price)
$26.00	391,986	10,398,847	5,488,662
$27.00	391,986	10,398,847	5,488,662

See “Certain Relationships and Related Party Transactions” and “Description of Capital Stock” for more information on the rights associated with our capital stock and Endeavor Operating Company Units.

Tax Receivable Agreement

In connection with the reorganization transactions, we will acquire existing equity interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described above in exchange for the issuance of shares of our Class A common stock, Class Y common stock and rights to receive payments under a tax receivable agreement. As a result of these acquisitions, we will succeed to certain tax attributes of certain of our pre-IPO investors and will receive the benefit of tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries. In addition, future redemptions or exchanges of Endeavor Operating Company Units from members of Endeavor Operating Company (other than Endeavor Manager) in exchange for shares of our Class A common stock or cash are expected to produce favorable tax attributes that would not be available to us in the absence of such redemptions or exchanges.

We intend to enter into a tax receivable agreement with the Post-IPO TRA Holders, that will provide for the payment by us to the Post-IPO TRA Holders (or their transferees of Endeavor Operating Company Units or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using assumptions regarding combined state and local income tax rates) as a result of (i) any tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries resulting from (a) the acquisition of equity interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described above, (b) future redemptions or exchanges by us of Endeavor Operating Company Units from certain members of Endeavor Operating Company in exchange for shares of our Class A common stock, or cash or (c) payments under the tax receivable agreement, (ii) any net operating losses or certain other tax attributes of certain pre-IPO investors that are available to us to offset income or gain earned after the mergers, (iii) any existing tax basis associated with Endeavor Operating Company Units the benefit of which is allocable to us as a result of the exchanges of such Endeavor Operating Company Units, and (iv) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement. The tax receivable agreement will make certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the covered tax attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made. The Post-IPO TRA Holders (or their transferees or assignees) will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any Post-IPO TRA Holder (or such holder’s transferees or assignees) will be netted against future payments that would otherwise be made under the tax receivable agreement with such Post-IPO TRA Holder, if any, after our determination of such excess. We could make future payments to the Post-IPO TRA Holders (or their transferees or assignees) under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. Assuming that all units eligible to be redeemed for cash or Class A common stock would be exchanged for Class A common stock by Endeavor Group Holdings at the time of the offering and that we will have sufficient taxable income to utilize all of the tax attributes covered by the tax receivable agreement when they are first available to be utilized under applicable law, we estimate that payments to the Post-IPO TRA Holders under the tax receivable agreement would aggregate to approximately $867.7 million over the next 15 years and for yearly payments over that time to range between approximately $17.9 million to $73.9 million per year, based on an assumed public offering price of $27.00 (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). See “Risk Factors—Risks Related to Our Organization and Structure—We will be required to pay certain of our pre-IPO investors for certain tax benefits we may claim in the future, and the amounts we may pay could be significant” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $361.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us based on an assumed initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and assuming the underwriters’ option to purchase additional shares is not exercised. If the underwriters exercise their option to purchase additional shares in full, we expect to receive approximately $419.3 million of net proceeds based on an assumed initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). Based on an assumed initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus), we intend to contribute $382.8 million of the net proceeds from this offering to Endeavor Manager (or $440.5 million if the underwriters exercise their option to purchase additional shares in full) in exchange for a number of Endeavor Manager Units equal to the contribution amount divided by the price paid by the underwriters for shares of our Class A common stock in this offering (provided that we may reduce such contribution amount, without reducing the number of Endeavor Manager Units we receive, by the amount of any expenses we pay in connection with this offering (which we estimate will be approximately $21.2 million) that are not otherwise paid or for which we are not otherwise reimbursed by Endeavor Operating Company). Endeavor Manager would then, in turn, contribute such contribution amount to Endeavor Operating Company in exchange for an equal number of Endeavor Operating Company Units.

We intend to cause Endeavor Operating Company to use the approximately $361.6 million of net proceeds we receive from this offering to repay $325 million of the outstanding term loan borrowings under our 2014 Credit Facilities, which term loans bear interest at a rate of LIBOR + 2.75% and mature in 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Historical Liquidity and Capital Resources—Debt Facilities” for more information about our 2014 Credit Facilities. We intend to cause Endeavor Operating Company to use the approximately $36.6 million of remaining net proceeds we receive from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering for acquisitions of complementary businesses or other assets.

Because certain affiliates of Credit Suisse Securities (USA) LLC, an underwriter in this offering, are expected to receive at least five percent of the net proceeds of this offering as a result of the repayment of outstanding term loan borrowings under our 2014 Credit Facilities, Credit Suisse Securities (USA) LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. As a result, this offering will be conducted in accordance with FINRA Rule 5121. See “Prospectus Summary” and “Underwriting (Conflicts of Interest).”

A $1.00 increase (decrease) in the assumed initial public offering price of $27.00 per share would increase (decrease) the amount of proceeds to us from this offering available for working capital and general corporate purposes by $14.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to cause Endeavor Operating Company to use any additional proceeds we receive from this offering for working capital and general corporate purposes.

DIVIDEND POLICY

We do not anticipate declaring or paying any cash dividends to holders of our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. If we decide to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of the Executive Committee, prior to the Triggering Event, and thereafter our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, restrictions in our debt agreements, including the Senior Credit Facilities, our actual and anticipated future earnings, cash flow, debt service and capital requirements, the amount of distributions to us from Endeavor Operating Company and other factors that our board of directors may deem relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Facilities” for more information on the restrictions the Senior Credit Facilities impose on our ability to declare and pay cash dividends. Because we are a holding company, our cash flow and ability to pay dividends depends upon the financial results and cash flows of our operating subsidiaries and the distribution or other payment of cash to us in the form of dividends or otherwise from Endeavor Operating Company. See “Risk Factors—Risks Related to this Offering and Our Class A Common Stock—We do not expect to pay any cash dividends for the foreseeable future.”

Following the consummation of this offering, we expect that Endeavor Operating Company will make distributions to each of its members, including Endeavor Manager and holders of Endeavor Profits Units, in respect of the U.S. federal, state and local income tax liability attributable to each member’s allocable share of taxable income of Endeavor Operating Company, calculated using an assumed tax rate equal to the highest marginal combined income tax rate applicable to an individual or corporation resident in Los Angeles, California or New York, New York (whichever rate is higher), taking into account the deductibility of applicable state and local income taxes for U.S. federal income tax purposes (which are subject to substantial limitations for tax years 2018 through 2025). Tax distributions will be made quarterly, on an estimated basis. In situations where Endeavor Operating Company does not have sufficient cash to make tax distributions to all of its members in the full amount provided for in the Endeavor Operating Company Agreement, tax distributions made to Endeavor Manager will be reduced (relative to those tax distributions made to other members of Endeavor Operating Company) to reflect the income tax rates to which Endeavor Manager and Endeavor Group Holdings are subject and certain other factors (with the amount of such reduction being paid to the other members of Endeavor Operating Company as tax distributions). Tax distributions made to a member of Endeavor Operating Company will generally be treated as an advance of and shall be credited against future distributions to such member and no adjustments will be made to the exchange ratio for members of Endeavor Operating Company or Endeavor Manager who exercise the redemption rights described above to account for prior tax distributions. We expect that Endeavor Manager will further distribute the proceeds of any such tax distributions to us on a non-pro rata basis.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019 (i) on an actual basis, (ii) on a pro forma basis to reflect the reorganization transactions described under “Organizational Structure,” the estimated impact of the tax receivable agreement and the Preferred Equity Redemption and (iii) on a pro forma as adjusted basis to reflect:

•

the sale of 15,000,000 shares of our Class A common stock in this offering at an assumed public offering price of $27.00 per share (the highpoint of the estimated offering price range set forth on the cover page of this prospectus), after deducting the underwriters’ discounts and commissions; and

•	the application of the net proceeds of this offering as described under “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of us and Endeavor Operating Company appearing elsewhere in this prospectus.

	As of June 30, 2019
(in thousands)	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash and cash equivalents	$830,936	$676,468	$721,062

Total indebtedness(2)	$4,599,271	$5,059,271	$4,739,043
Redeemable non-controlling interests	151,301	151,301	151,301
Redeemable equity	43,693	43,693	—
Equity:
Class A common stock, par value $0.00001 per share, no shares authorized, issued and outstanding, actual; 5,000,000,000 shares authorized, 124,894,357 shares issued and outstanding, pro forma	—	1	1
Class B common stock, par value $0.00001 per share, no shares authorized, issued and outstanding, actual; 5,000,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—	—
Class X common stock, par value $0.00001 per share, no shares authorized, issued and outstanding, actual; 5,000,000,000 shares authorized, 126,577,806 shares issued and outstanding, pro forma	—	1	1
Class Y common stock, par value $0.00001 per share, no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized, 176,413,317 shares issued and outstanding, pro forma	—	2	2
Preferred stock, par value $0.00001 per share, no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—	—
Additional paid-in capital	—	559,866	1,397,129
Accumulated deficit	—	—	(238,595)
Members’ capital	1,473,972	—	—
Accumulated comprehensive loss	(127,115)	(63,441)	(67,502)

Total members’ equity/shareholders’ equity	1,346,857	496,430	1,091,036
Nonredeemable non-controlling interests(3)	1,226,280	1,334,394	1,158,672

Total equity	2,573,137	1,830,824	2,249,708

Total capitalization	$7,367,402	$7,085,089	$7,140,052

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $27.00 per share, would increase (decrease) each of additional paid-in capital, total equity and total capitalization by $15.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(2)

Represents borrowings under the Senior Credit Facilities, consisting of (i) our $2,635 million first lien term loan under the 2014 Credit Facilities, and (ii) $1,869 million first lien term loan under the UFC Credit Facilities. Under the Senior Credit Facilities’ revolving credit facilities, we also have up to $329 million of borrowing availability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding the Senior Credit Facilities.

(3)

On an actual basis, includes the UFC Preferred Units, which have a carrying value of $499.3 million as of June 30, 2019. On a pro forma and pro forma as adjusted basis, gives effect to the Preferred Equity Redemption.

DILUTION

If you invest in our Class A common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book deficit per share of our Class A common stock. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the Class A common stock held by existing equityholders (including all shares issuable upon exchange or conversion).

Our pro forma net tangible book deficit as of June 30, 2019 would have been approximately $(3,547) million, or $(16.11) per share of our common stock. Pro forma net tangible book deficit represents the amount of total tangible assets less total liabilities, and pro forma net tangible book deficit per share represents pro forma net tangible book deficit divided by the number of shares of common stock outstanding, in each case after giving effect to the reorganization transactions (based on an assumed initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus)), the estimated impact of the tax receivable agreement, the Preferred Equity Redemption and assuming that all Endeavor Operating Company Units or Endeavor Manager Units are redeemed or exchanged for newly-issued shares of our Class A common stock.

After giving effect to the reorganization transactions, the estimated impact of the tax receivable agreement, the Preferred Equity Redemption and assuming that all Endeavor Operating Company Units or Endeavor Manager Units are redeemed or exchanged in exchange for newly-issued shares of our Class A common stock on a one-for-one basis, and after giving further effect to the sale of 15,000,000 shares of Class A common stock in this offering at the assumed initial public offering price of $27.00 per share (the highpoint of the estimated price range on the cover page of this prospectus) and the application of the net proceeds from this offering, our pro forma as adjusted net tangible book deficit would have been approximately $(3,172) million, or $(13.49) per share, representing an immediate decrease in net tangible book deficit of $2.62 per share to existing equityholders and an immediate dilution in net tangible book deficit of $40.49 per share to new investors.

The following table illustrates the per share dilution:

Assumed initial public offering price per share		$27.00
Pro forma net tangible book deficit per share as of June 30, 2019(1)	$(16.11)
Decrease in pro forma net tangible book deficit per share attributable to new investors	2.62

Pro forma adjusted net tangible book deficit per share after this offering(2)		(13.49)

Dilution in pro forma net tangible book deficit per share to new investors		$40.49

(1)

Reflects 220,192,668 outstanding shares of Class A common stock, including 110,298,311 shares of Class A common stock issuable upon the redemption or exchange of Endeavor Operating Company Units and Endeavor Manager Units outstanding immediately prior to this offering in exchange for shares of Class A common stock on a one-for-one basis. Does not reflect the exchange of any Endeavor Profits Units for Endeavor Operating Company Units.

(2)

Reflects 235,192,668 outstanding shares, consisting of (i) 15,000,000 shares of Class A common stock to be issued in this offering and (ii) the 220,192,668 outstanding shares described in note (1) above.

Dilution is determined by subtracting pro forma net tangible book deficit per share after this offering from the initial public offering price per share of Class A common stock.

A $1.00 increase (decrease) in the assumed initial public offering price of $27.00 per share would increase (decrease) our pro forma net tangible book deficit after this offering by $15.0 million and the dilution per share to new investors by $0.06, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table sets forth, on a pro forma basis as of June 30, 2019, the number of shares of Class A common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing equityholders and by new investors purchasing shares in this offering, at the assumed initial public offering price of $27.00 per share (the highpoint of the estimated price range on the cover page of this prospectus), before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and after giving effect to the reorganization transactions, the estimated impact of the tax receivable agreement, the Preferred Equity Redemption assuming that all Endeavor Operating Company Units or Endeavor Manager Units are redeemed or exchanged for newly-issued shares of our Class A common stock on a one-for-one basis, and after giving further effect to this offering and the application of the net proceeds from this offering:

	Shares of Class A Common Stock Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders(1)	173,515,237	92.0%	$3,204.8	88.8%	$18.47
New investors(2)	15,000,000	8.0	405.0	11.2	27.00

Total	188,515,237	100.0%	$3,609.8	100.0%

(1)

Reflects approximately $3.2 billion of consideration paid by existing equityholders in respect of shares of Class A common stock and Endeavor Operating Company Units and Endeavor Manager Units (together with corresponding shares of Class X common stock). Does not reflect the exchange of any Endeavor Profits Units for Endeavor Operating Company Units.

(2)

Includes 15,000,000 shares of Class A common stock to be sold in this offering, the net proceeds of which we intend to use to make a contribution to Endeavor Manager in exchange for Endeavor Manager Units, which Endeavor Manager would then, in turn, contribute to Endeavor Operating Company in exchange for Endeavor Operating Company Units as described under “Use of Proceeds.”

To the extent the underwriters’ option to purchase additional shares is exercised, there will be further dilution to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $27.00 per share of Class A common stock (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors in this offering by $15.0 million and would increase (decrease) the average price per share paid by new investors by $1.00, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

In addition, subject to certain restrictions, the holders of 10,398,847 Endeavor Profits Units, which have a weighted-average per unit hurdle price of $21.20 per Endeavor Profits Unit, will be able to exchange their Endeavor Profits Units into Endeavor Operating Company Units and paired shares of our Class X common stock and Class Y common stock, as described in “Organizational Structure.” The holders may subsequently acquire shares of Class A common stock upon the exercise of their redemption rights.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 and the six months ended June 30, 2019 give effect to (i) the Preferred Equity Redemption, (ii) the reorganization transactions described under “Organizational Structure,” (iii) the creation or acquisition of certain tax assets in connection with this offering and the reorganization transactions and the creation or acquisition of related liabilities in connection with entering into the tax receivable agreement with the Post-IPO TRA Holders, (iv) the adoption of the 2019 Incentive Award Plan, the expected issuance of the IPO grants upon the completion of this offering, and the modification of certain pre-IPO equity-based awards, and (v) this offering and the application of the net proceeds as described under “Use of Proceeds,” as if each had occurred on January 1, 2018. The unaudited pro forma consolidated balance sheet as of June 30, 2019 gives effect to (i) the Preferred Equity Redemption, (ii) the reorganization transactions described under “Organizational Structure,” (iii) the acquisition or creation of certain tax assets in connection with this offering and the reorganization transactions and the creation or acquisition of related liabilities in connection with entering into the tax receivable agreement with the Post-IPO TRA Holders, (iv) the adoption of the 2019 Incentive Award Plan, the expected issuance of the IPO grants upon the completion of this offering, and the modification of certain pre-IPO equity-based awards, and (v) this offering and the application of the net proceeds from this offering as described under “Use of Proceeds,” as if each had occurred on June 30, 2019.

The unaudited pro forma financial information has been derived from Endeavor Operating Company’s historical consolidated financial statements to give effect to pro forma events that are directly attributable to the reorganization transactions and the offering, are factually supportable and, with respect to the pro forma consolidated statement of operations, are expected to have a continuing impact. The unaudited pro forma consolidated financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change.

Our historical financial information for the year ended December 31, 2018 has been derived from Endeavor Operating Company’s audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. Our historical financial information for the six months ended June 30, 2019 has been derived from Endeavor Operating Company’s unaudited consolidated financial statements and accompanying notes included elsewhere in this prospectus. The unaudited pro forma financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.

The unaudited pro forma financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional 2,250,000 shares of Class common stock from us.

The unaudited pro forma financial information should be read together with “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our and Endeavor Operating Company’s respective consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2018

(In thousands, except per share data)	Endeavor Operating Company, LLC Actual	Adjustments for the Preferred Equity Redemption		Adjustments for the Reorganization Transactions		As Adjusted Before this Offering	Adjustments for this Offering		Endeavor Group Holdings, Inc. Pro Forma
Revenue	$3,613,478	$—		$—		$3,613,478	$—		$3,613,478
Operating expenses:
Direct operating costs	1,722,134	—		—		1,722,134	—		1,722,134
Selling, general and administrative expenses	1,632,804	—		—		1,632,804	23,642	(b)	1,656,446
Depreciation and amortization	365,959	—		—		365,959	—		365,959

Total operating expenses	3,720,897	—		—		3,720,897	23,642		3,744,539

Operating (loss) income from continuing	(107,419)	—		—		(107,419)	(23,642)		(131,061)
Other (expense) income:
Interest expense, net	(277,200)	(25,056	)(a)	—		(302,256)	18,814	(i)	(283,442)
Other income (expense), net	57,519	—		—		57,519	—		57,519

Loss from continuing operations before income taxes and equity losses of affiliates	(327,100)	(25,056)		—		(352,156)	(4,828)		(356,984)
Provision for (benefit from) income taxes	88,235	—		(23,232	)(c)	65,003	(246	)(c)	64,757

Loss from continuing operations before equity losses of affiliates	(415,335)	(25,056)		23,232		(417,159)	(4,582)		(421,741)
Equity losses of affiliates, net of tax	(48,359)	—		—		(48,359)	—		(48,359)

Loss from continuing operations	(463,694)	(25,056)		23,232		(465,518)	(4,582)		(470,100)
Loss from continuing operations attributable to non-controlling interests	(85,241)	(41,194	)(a)(e)	(179,295	)(d)(e)	(305,729)	14,845	(e)	(290,884)

Loss from continuing operations attributable to Endeavor Group Holdings, Inc.	$(378,453)	$16,138		$202,527		$(159,789)	$(19,427)		$(179,216)

Pro forma loss per share data:
Basic and diluted loss per share of Class A Common stockholders:
Continuing Operations
Basic									(3.76)
Diluted									(3.76)
Continuing operations attributable to Endeavor Group Holdings, Inc.
Basic									(1.43)
Diluted									(1.43)
Weighted average number of shares used in computing loss per share(f)
Basic									124,894,366
Diluted									124,894,366

See accompanying notes to unaudited pro forma financial information.

Unaudited Pro Forma Consolidated Statement of Operations

Six Months Ended June 30, 2019

(ln thousands, except per share data)	Endeavor Operating Company, LLC Actual	Adjustments for the Preferred Equity Redemption		Adjustments for the Reorganization Transactions		As Adjusted Before this Offering	Adjustments for this Offering		Endeavor Group Holdings, Inc. Pro Forma
Revenue	$2,048,552	$—		$—		$2,048,552	$—		$2,048,552
Operating expenses:
Direct operating costs	1,085,919	—		—		1,085,919	—		1,085,919
Selling, general and administrative expenses	808,916	—		—		808,916	7,197	(b)	816,113
Depreciation and amortization	143,353	—		—		143,353	—		143,353

Total operating expenses	2,038,188	—		—		2,038,188	7,197		2,045,385

Operating income from continuing	10,364	—		—		10,364	(7,197)		3,167
Other (expense) income:
Interest expense, net	(142,084)	(12,528	)(a)	—		(154,612)	8,392	(i)	(146,220)
Other income (expense), net	(42,302)	—		—		(42,302)	—		(42,302)

Loss from continuing operations before income taxes and equity losses of affiliates	(174,022)	(12,528)		—		(186,550)	1,195		(185,355)
(Benefit from) provision for income taxes	(8,777)	—		(17,489	)(c)	(26,266)	1,165	(c)	(25,101)

Loss from continuing operations before equity losses of affiliates	(165,245)	(12,528)		17,489		(160,284)	30		(160,254)
Equity losses of affiliates, net of tax	(50,051)	—		—		(50,051)	—		(50,051)

Loss from continuing operations	(215,296)	(12,528)		17,489		(210,335)	30		(210,305)
Loss from continuing operations attributable to non-controlling interests	(27,718)	(22,027	)(a)(e)	(87,593	)(d)(e)	(137,338)	8,780	(e)	(128,559)

Loss from continuing operations attributable to Endeavor Group Holdings, Inc.	$(187,578)	$9,499		$105,082		$(72,997)	$(8,750)		$(81,746)

Pro forma loss per share data:
Basic and diluted loss per share of Class A Common stockholders:
Continuing Operations
Basic									(1.68)
Diluted									(1.68)
Continuing operations attributable to Endeavor Group Holdings, Inc.
Basic									(0.65)
Diluted									(0.65)
Weighted average number of shares used in computing loss per share(f)
Basic									124,894,366
Diluted									124,894,366

See accompanying notes to unaudited pro forma financial information.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2019

(In thousands, except per interest and share data)	Endeavor Operating Company, LLC Actual	Adjustments for the Preferred Equity Redemption		Adjustments for the Reorganization Transactions		As Adjusted Before this Offering	Adjustments for this Offering and the Use of Proceeds (h)		Endeavor Group Holdings, Inc. Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$830,936	$(77,689	)(a)	$(76,779	)(g)	$676,468	$44,594	(h)	$721,062
Restricted cash	220,804	—		—		220,804	—		220,804
Accounts receivable	806,917	—		—		806,917	—		806,917
Deferred costs	132,416	—		—		132,416	—		132,416
Other current assets	165,230	—		—		165,230	—		165,230

Total current assets	2,156,303	(77,689)		(76,779)		2,001,835	44,594		2,046,429
Property and equipment, net	602,518	—		—		602,518	—		602,518
Operating lease right-of-use assets	399,981	—		—		399,981	—		399,981
Intangible assets, net	1,640,241	—		—		1,640,241	—		1,640,241
Goodwill	3,932,437	—		—		3,932,437	—		3,932,437
Investments	920,179	—		—		920,179	—		920,179
Other assets	351,935	—		(7,489	)(j)	344,446	(17,309	)(r)	327,137

Total assets	$10,003,594	$(77,689)		$(84,268)		$9,841,637	$27,285		$9,868,922

Liabilities, redeemable interests and members’/shareholders’ equity
Current Liabilities:
Accounts payable	$451,686	$—		$—		$451,686	$(8,784	)(r)	$442,902
Accrued liabilities	324,329	—		—		324,329	—		324,329
Current portion of long-term debt	107,685	4,650	(a)	—		112,335	—		112,335
Current portion of operating lease liabilities	49,904	—		—		49,904	—		49,904
Deferred revenue	713,620	—		—		713,620	—		713,620
Deposits received on behalf of clients	218,542	—		—		218,542	—		218,542
Other current liabilities	159,601	—		—		159,601	—		159,601

Total current liabilities	2,025,367	4,650		—		2,030,017	(8,784)		2,021,233
Long-term debt	4,491,586	455,350	(a)	—		4,946,936	(320,228	)(i)	4,626,708
Tax receivable agreement obligations	—	—		120,356	(j)	120,356	5,913	(j)	126,269
Long-term debt operating lease liabilities	410,670	—		—		410,670	—		410,670
Other long-term liabilities	307,840	—		—		307,840	(24,807	)(l)	283,033

Total liabilities	7,235,463	460,000		120,356		7,815,819	(347,906)		7,467,913

Redeemable non-controlling interests	151,301	—		—		151,301	—		151,301
Redeemable equity	43,693	—		—		43,693	(43,693	)(l)	—
Members’/Shareholders’ Equity:	—	—		—		—	—		—
Class A common stock (par value, $0.00001), shares authorized and shares outstanding	—	—		1	(m)	1	0		1
Class B common stock (par value, $0.00001), shares authorized and shares outstanding	—	—		—		—	—		—
Class X common stock (par value, $0.00001), shares	—	—		1	(m)	1	—		1
Class Y common stock (par value, $0.00001), shares	—	—		2	(m)	2	—		2
Additional paid-in capital	—	—		559,866	(k)	559,866	837,262	(k)(n)	1,397,129
Accumulated deficit	—	—		—		—	(238,595	)(n)(q)	(238,595)
Members’ capital	1,473,972	(19,233	)(a)	(1,454,739	)(o)	—	—		—
Accumulated other comprehensive loss	(127,115)	—		63,674	(p)	(63,441)	(4,061	)(p)	(67,502)

Total Endeavor Operating Company, LLC/Endeavor Group Holdings, Inc. members’/shareholders’ equity	1,346,857	(19,233)		(831,195)		496,430	594,606		1,091,036
Nonredeemable non-controlling interests	1,226,280	(518,456	)(a)(p)	626,570	(p)	1,334,394	(175,722	)(p)(n)	1,158,672

Total members’/shareholders’ equity	2,573,137	(537,689)		(204,624)		1,830,824	418,884		2,249,708

Total liabilities and members’/shareholders’ equity	$10,003,594	$(77,689)		$(84,268)		$9,841,637	$27,285		$9,868,922

See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Financial Information

(a)

Reflects the redemption of the UFC Preferred Units, historically recorded as nonredeemable non-controlling interests, and associated financing subsequent to June 30, 2019 (as further described under “Prospectus Summary—Recent Developments”).

The pro forma balance sheet as of June 30, 2019 reflects additional term loan borrowings of $465.0 million under our UFC Credit Facilities, offset by $5.0 million of estimated deferred issuance costs, as well as the use of approximately $77.7 million of cash on hand to finance the redemption of the UFC Preferred Units for approximately $537.7 million. The difference between the redemption value and carrying value of $499.3 million at June 30, 2019 relates to accretion of the preferred return between June 30, 2019 and the redemption date, as well as a redemption premium of 105%, and is allocated $19.2 million and $19.2 million between member’s capital and nonredeemable non-controlling interests, respectively.

The pro forma income statements reflect:

•

interest expense on the additional term loan borrowings of $25.1 million and $12.5 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, of which $12.5 million and $6.3 million, respectively, is attributable to non-controlling interests. Interest rates on term loan borrowings under our UFC Credit Facilities are variable and, accordingly, interest expense was calculated based on current interest rates on or around the redemption date, plus a 3.25% premium. A one-eighth percent variance in such interest rates would result in a variance to interest expense of $0.6 million and $0.3 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, of which $0.3 million and $0.1 million, respectively, would be attributable to non-controlling interests.

•

elimination of the historical allocation to net income (loss) attributable to nonredeemable non-controlling interests of the preferred return of $57.5 million and $31.6 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively. The allocation of the elimination between the non-controlling interest and Endeavor Group Holdings results in a $28.7 million decrease and $28.8 million increase, respectively, for the year ended December 31, 2018 and $15.8 million decrease and $15.8 million increase, respectively, for the six months ended June 30, 2019.

(b)	Reflects the effects of the following equity-based compensation expenses:

•

$12.3 million and $6.0 million of recurring equity-based compensation expense for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, in relation to new awards under the 2019 Incentive Award Plan to be issued to certain employees and executives of the Company in connection with the offering and vesting over periods greater than one year commencing on the awards’ grant date, which for pro forma purposes would be January 1, 2018. Such awards will be granted by Endeavor Group Holdings, accordingly none of the related expense is attributable to non-controlling interests.

•

$11.4 million and $1.2 million of recurring equity-based compensation expense for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, in relation to the modification of certain pre-IPO equity-based awards to remove certain forfeiture and discretionary call terms. The related impact to the consolidated statements of operations reflect the proportionate allocation of such expected recurring compensation expenses of $5.3 million and $0.5 million, respectively, to non-controlling interest of 46.90%.

(c)

Endeavor Operating Company has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. Following the reorganization, we will be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to our allocable share of any taxable income of Endeavor Operating Company. As a result, the consolidated statements of operations reflect adjustments to our income tax expense to reflect the effective tax rates of (18.14)% and 13.54% for the year ended December 31, 2018 and six months ended June 30, 2019, respectively. Due to the Company’s structure, the use of the statutory tax rate may not accurately reflect the income tax provision for the six months ended June 30, 2019. Therefore, the Company computed its income tax provision for the six months ended June 30, 2019 based upon the actual effective tax rate for the period, based on the pro forma year to date results.

In addition, the consolidated statements of operations reflect additional income tax benefit of $0.2 million and expense of $1.2 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, as a result of the increase in our proportionate interest in Endeavor Operating Company following the use of proceeds of this offering to indirectly acquire additional Endeavor Operating Company Units (as described in note (d)).

The effective tax rates include provisions for U.S. federal income taxes and our estimate of the total apportioned statutory rate for all state, local and/or foreign jurisdictions.

(d)

As described in “Organizational Structure,” upon completion of the reorganization transactions, Endeavor Group Holdings will become the sole managing member of Endeavor Manager, which will be the sole managing member of Endeavor Operating Company. Endeavor Group Holdings will initially own less than 100% of the economic interest in Endeavor Operating Company through Endeavor Manager but will have the sole voting rights and control the management of Endeavor Operating Company.

Upon completion of the reorganization transactions and prior to the offering, Endeavor Group Holdings’ indirect ownership percentage in Endeavor Operating Company will be 49.91%. Net loss attributable to non-controlling interests will represent 50.09% of loss before income taxes.

Immediately following the completion of this offering, Endeavor Group Holdings’ indirect ownership percentage in Endeavor Operating Company will be 53.10%. Net loss attributable to non-controlling interests will represent 46.90% of loss before income taxes. These amounts have been determined based on an assumption that the underwriters’ option to purchase 2,250,000 additional shares of our Class A common stock is not exercised. If the underwriters’ option to purchase additional shares is exercised in full, Endeavor Group Holdings’ indirect ownership percentage in Endeavor Operating Company will increase to 53.55% and the ownership percentage held by non-controlling interests will decrease to 46.45%.

(e)	Reflects the effects on net loss attributable to non-controlling interests relating to the following ($ in thousands):

	Year Ended December 31, 2018	Six Months Ended June 30, 2019
Adjustments for the Preferred Equity Redemption (refer to note (a))
Changes to interest expense as if additional borrowing had occurred on January 1, 2018 (1)	$(12,503)	$(6,251)
Elimination of the preferred return (2)	(28,691)	(15,776)

	$(41,194)	$(22,027)
Adjustments for the Reorganization Transactions
Historical loss from continuing operations apportioned to non-controlling interest (3)	$(181,433)	$(89,203)
Additional corporation tax benefit allocable to non-controlling interest (4)	2,138	1,610

	$(179,295)	$(87,593)
Adjustments for this Offering and the Use of Proceeds
Change in allocation of historical loss from continuing operations to non-controlling interest (5)	$11,571	$5,689
Change in allocation of additional corporation tax expense to non-controlling interest (6)	(236)	(177)
Additional stock-based compensation expense apportioned to non-controlling interest (7)	(5,334)	(572)
Changes to interest expense as if debt repayment had occurred on January 1, 2018, including the impact on amortization of deferred issuance costs and original issuance discount, apportioned to non-controlling interest (8)	8,823	3,936
Additional income tax benefit (expense) apportioned to non-controlling interest (9)	20	(95)

	$14,845	$8,780

(1)

This allocation is computed based upon the non-controlling interest in UFC of 49.90% multiplied by changes to interest expense as if additional borrowings had been incurred on January 1, 2018 of $25.1 million and $12.5 million for the year ended December 31, 2018 and six months ended June 30, 2019, respectively.

(2)

This allocation is computed based upon the non-controlling interest in UFC of 49.90% multiplied by the historical allocation to net income (loss) attributable to nonredeemable non-controlling interests of the preferred return of $57.5 million and $31.6 million for the year ended December 31, 2018 and six months ended June 30, 2019, respectively.

(3)	This allocation is computed based upon the non-controlling interest in Endeavor Operating Company of 50.09%, upon completion of the reorganization transactions and prior to the offering, as follows:

•

For the year ended December 31, 2018, multiplied by historical loss from continuing operations attributable to Endeavor Operating Company of $378.5 million, as well as Endeavor Operating Company’s controlling interest share (50.10%) of increased interest expense of $25.1 million (refer to note (a)) and $28.8 million of increased net income (loss) attributable to the controlling interests due to elimination of the preferred return (refer also to note(a)).

•

For the six months ended June 30, 2019, multiplied by historical loss from continuing operations attributable to Endeavor Operating Company of $187.6 million, as well as Endeavor Operating Company’s controlling interest share (50.10%) of increased interest expense of $12.5 million (refer to note (a)) and $15.8 million of increased net income (loss) attributable to the controlling interests due to elimination of the preferred return (refer also to note (a)).

(4)

This allocation is computed based upon the non-controlling interest in Endeavor Manager of 9.20%, upon completion of the reorganization transactions and prior to the offering, multiplied by additional corporation tax benefit of $23.2 million and $17.5 million for the year ended December 31, 2018 and six months ended June 30, 2019, respectively.

(5)	Computed based upon the decrease in the non-controlling interest in Endeavor Operating Company from 50.09% to 46.90%, as follows:

•

For the year ended December 31, 2018, multiplied by historical loss from continuing operations attributable to Endeavor Operating Company of $378.5 million, as well as Endeavor Operating Company’s controlling interest share (50.10%) of increased interest expense of $25.1 million (refer to note (a)) and $28.7 million of increased net income (loss) attributable to the controlling interests due to elimination of the preferred return (refer also to note (a)).

•

For the six months ended June 30, 2019, multiplied by historical loss from continuing operations attributable to Endeavor Operating Company of $187.6 million, as well as Endeavor Operating Company’s controlling interest share (50.10%) of increased interest expense of $12.5 million (refer to note (a)) and $15.8 million of increased net income (loss) attributable to the controlling interests due to elimination of the preferred return (refer also to note (a)).

(6)

Computed based upon the decrease in the non-controlling interest in Endeavor Manager from 9.20% to 8.19%, multiplied by additional corporation tax benefit as a result of the reorganization transactions, prior to the offering, of $23.2 million and $17.5 million for the year ended December 31, 2018 and six months ended June 30, 2019, respectively.

(7)

This allocation is computed based upon the non-controlling interest in Endeavor Operating Company of 46.90%, multiplied by additional stock-based compensation expense of $11.4 million and $1.2 million for the year ended December 31, 2018 and six months ended June 30, 2019, respectively (refer note (b)).

(8)

This allocation is computed based upon the non-controlling interest in Endeavor Operating Company of 46.90%, multiplied by changes to interest expense, including the impact on amortization of deferred issuance costs and original issuance discount, as if the debt repayment had occurred on January 1, 2018, of $18.8 million and $8.4 million for the year ended December 31, 2018 and six months ended June 30, 2019, respectively (refer note (i)).

(9)

Computed based upon the non-controlling interest in Endeavor Manager of 8.19%, multiplied by additional income tax benefit of $0.2 million and expense of $1.2 million, as a result of the increase in our proportionate interest in Endeavor Operating Company following the use of proceeds of this offering, for the year ended December 31, 2018 and six months ended June 30, 2019, respectively.

(f)

The weighted average number of shares underlying the basic earnings per share calculation reflects only the 124,894,366 shares of Class A common stock as they are the only outstanding shares after the offering which participate in the economics of Endeavor Group Holdings. The weighted average number of shares underlying the diluted earnings per share calculation similarly reflects the 124,894,366 shares of Class A common stock outstanding after the offering as any conversion of the Class A common stock options would have an anti-dilutive effect on earnings per share. Additionally, the exchange of Endeavor Operating Company Units or Endeavor Manager Units together with paired shares of Class X common stock would not have a dilutive effect on earnings per share as loss from continuing operations attributable to Endeavor Group Holdings would increase proportionately with each exchange.

(g)	Reflects $76.8 million of distributions to pre-IPO members in respect of taxable income estimated to be allocable to such members for periods prior to the offering.

(h)

The following sets forth the estimated sources and uses of funds in connection with the reorganization transactions and this offering, assuming the issuance of shares of Class A common stock at a price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover of this prospectus):

Sources:

•	$405.0 million gross cash proceeds to us from the offering of Class A common stock.

Uses:

•

we will use $43.4 million to pay underwriting discounts and commissions and offering expenses (which will be borne by Endeavor Operating Company through a reduction in the contributions described immediately below), $8.0 million of which has been paid as of June 30, 2019 and is classified as other current assets on the consolidated balance sheet (refer to note (r));

•

we will contribute $369.6 million to Endeavor Manager in exchange for a number of Endeavor Manager Units equal to the contribution amount, prior to reduction for offering expenses, divided by the price paid by the underwriters for shares of our Class A common stock in this offering. Endeavor Manager will then, in turn, contribute such contribution amount to Endeavor Operating Company in exchange for an equal number of Endeavor Operating Company Units; and

•

Endeavor Operating Company will use such proceeds for working capital and general corporate purposes as well as to repay $325.0 million of outstanding borrowings under our 2014 Credit Facilities, as described in note (i).

(i)

As described in “Use of Proceeds,” we intend to cause Endeavor Operating Company to use $325.0 million of the net offering proceeds to repay outstanding borrowings under our 2014 Credit Facilities. The related impact to the pro forma consolidated balance sheet reflects the reduction in the net carrying value of our long-term debt from such repayment offset by $4.8 million of partial write-off of previously capitalized deferred issuance costs and original issuance discount, as if such repayment had occurred on June 30, 2019. The related impact to the pro forma consolidated statements of operations reflects changes to interest expense as if the repayment had occurred on January 1, 2018, including the impact on amortization of deferred issuance costs and original issuance discount as if these had been partially written off on January 1, 2018 in connection with such partial repayment. Such adjustment reflects a reduction in interest expense of $18.8 million and $8.4 million for the year ended December 31, 2018 and six months ended June 30, 2019, respectively, based on a weighted-average effective interest rate of approximately 5.8% and 5.2%, respectively.

(j)	Reflects the effects on deferred income taxes relating to the following ($ in thousands):

	Gross Deferred Tax Assets in Other assets	Valuation allowances	Net Deferred Tax Assets	Deferred Tax Liabilities in Other liabilities	Net deferred tax assets (liabilities)
Endeavor Operating Company – historical	$1,313	$—	$1,313	$(116,892)	$(115,579)

Adjustments for the Reorganization Transactions
Book-tax basis differences (1)	(149,084)	—	(149,084)	—	(149,084)
Tax Receivable Agreements (2)	431,307	(289,712)	141,595	—	141,595

Total Adjustments for the Reorganization Transactions	282,223	(289,712)	(7,489)	—	(7,489)

As adjusted before this Offering	283,536	(289,712)	(6,176)	(116,892)	(123,068)

Adjustments for this Offering and the Use of Proceeds
Additional Endeavor Operating Company Units (3)	—	2,334	2,334	(2,834)	(500)

Endeavor Group Holdings, Inc. Pro Forma	$283,536	$(287,378)	$(3,842)	$(119,726)	$(123,568)

(1)

Reflects deferred tax liabilities of $149.1 million resulting from the difference between our proportionate share of the book and tax basis differences in the assets and liabilities of Endeavor Operating Company arising as a result of the reorganization transactions.

(2)

In connection with the mergers of certain of the pre-IPO investors with and into Endeavor Group Holdings, we will acquire each entities’ respective units of Endeavor Operating Company and will succeed to their aggregate historical tax basis. The total tax benefit from this step-up in tax basis is approximately $431.3 million and will be amortized over 15 years pursuant to Section 197 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). We estimate that it is more likely than not that we will not realize the full benefit represented by the deferred tax asset, and therefore recorded a valuation allowance of $289.7 million, resulting in a net deferred tax asset of $141.6 million.

In addition, as part of these mergers, we will enter into a tax receivable agreement with the Post-IPO TRA Holders to pay them 85% of the tax savings realized. We have recorded a TRA liability of $120.4 million, which represents 85% of the tax savings that we are more likely than not expected to realize. The $21.2 million difference between the net deferred tax asset and the TRA liability is recorded as an increase in additional paid-in capital.

(3)

Reflects an increase in the net deferred tax asset described above of $2.3 million following the offering, due to a revision of the valuation allowance. Accordingly, the related TRA liability increased by $2.0 million. The difference between such increases of $0.3 million is recorded as an increase in additional paid-in capital.

Additionally, as a result of the offering the deferred tax liability increased by $2.8 million.

(k)	Reflects the effects on additional paid-in capital relating to the following ($ in thousands):

Adjustments for the Reorganization Transactions
Par value of class A, X and Y common stock issued	$(4.1)
Proportionate allocation of historical member’s capital to Endeavor Group Holdings (1)	687,715
Basis differences in Endeavor Operating Company (refer to note (j))	(149,084)
Deferred tax assets, net of valuation allowances, recognized (refer to note (j))	141,595
TRA liability (refer to note (j))	(120,356)

$559,866

Adjustments for this Offering and the Use of Proceeds
Gross proceeds from offering of Class A common stock	$405,000
Less: par value of shares of class A common stock issued	(0.2)
Payment of underwriting discounts and commissions in connection with this offering (2)	(26,621)
Reclassification of capitalized pre-IPO offering costs from other assets to additional paid-in capital (2)	(16,809)
Vesting and modification of pre-IPO profits units in Endeavor Operating Company and issuance of new equity-based compensation awards in Endeavor Group Holdings upon the consummation of this offering (refer to note (n))	438,084
Change in allocation of historical capital to Endeavor Group Holdings (3)	44,022
Change in deferred tax assets, net of valuation allowance, recognized (refer to note (j))	6,957
Change in TRA liability (refer to note (j))	(5,913)
Change in proportionate share of basis differences in Endeavor Operating Company (refer to note (j))	(7,457)

$837,262

(1)

This allocation is computed based upon Endeavor Group Holdings’ interest in Endeavor Operating Company of 49.91%, upon completion of the reorganization transactions and prior to the offering, multiplied by historical members’ capital of $1,474.0 million reduced by our controlling interest share of the redemption of UFC Preferred Units of $19.2 million as described in note (a) and by tax distributions of $76.8 million to pre-IPO members of Endeavor Operating Company as described in note (g).

(2)

$8.8 million of capitalized pre-IPO costs were unpaid and classified in accounts payable as of June 30, 2019, and, together with the $26.6 million of underwriting discounts and commissions in connection with this offering are included in use of proceeds as described in note (h).

(3)

Computed based upon the increase in Endeavor Group Holdings’ interest in Endeavor Operating Company from 49.91% to 53.10%, following the offering, multiplied by historical members’ capital of $1,474.0 million reduced by our controlling interest share of the redemption of UFC Preferred Units of $19.2 million as described in note (a) and by distributions of $76.8 million to certain pre-IPO members as described in note (g).

(l)

Reflects the elimination, in connection with the offering, of put rights previously granted to certain senior executives whereby such individuals could elect to sell vested equity interests to Endeavor Operating Company for payments up to $68.5 million. Historically, Endeavor Operating Company recorded $43.7 million of redeemable equity and $24.8 million of other long-term liabilities in relation to such put rights. These adjustments reflect reclassification of the $43.7 million of redeemable equity to nonredeemable non-controlling interest, as well as the derecognition of the $24.8 million other long-term liability and recognition of related non-recurring income, of which $13.2 million and $11.6 million are reflected in retained earnings (refer to note (q)) and nonredeemable non-controlling interest (refer to note (p)), respectively, on the consolidated balance sheet, based on the non-controlling interest percentage of 46.90% following the offering.

(m)

Represents the par value of shares of our Class A, Class X and Class Y common stock that we will issue in connection with the reorganization transactions. See reorganization transactions as described in “Organizational Structure.”

(n)	Reflects the effects of the following equity-based compensation expenses:

•

$24.2 million of expected non-recurring compensation expense in respect of the time-based vesting of pre-IPO profits units in Endeavor Operating Company vesting upon the consummation of this offering. The related impact to the pro forma consolidated balance sheet reflects the proportionate allocation of such expected non-recurring compensation expense of $12.9 million to accumulated deficit and $11.4 million to nonredeemable non-controlling interest (representing 46.90%).

•

$378.5 million of expected non-recurring compensation expense in relation to the modification of certain pre-IPO equity-based awards, to remove certain forfeiture and discretionary call terms, on account of which compensation expense had not been recognized historically for past service, upon consummation of this offering. The related impact to the pro forma consolidated balance sheet reflects the proportionate allocation of such expected non-recurring compensation expense of $201.1 million to accumulated deficit and $177.4 million to nonredeemable non-controlling interest (representing 46.90%).

•

$35.4 million of expected non-recurring compensation expense in relation to discretionary awards to be issued to certain employees and executives upon consummation of this offering and which vest immediately. Such discretionary awards will be granted by Endeavor Group Holdings and accordingly none of the related expense is attributable to nonredeemable non-controlling interest.

(o)

Represents the elimination of $1,474.0 million of historical members’ capital in Endeavor Operating Company, reduced by our controlling interest share of the redemption of UFC Preferred Units of $19.2 million as described in note (a), and by $76.8 million of tax distributions as described in note (g), and related recognition of $687.7 million and $690.2 million of additional paid-in capital and nonredeemable non-controlling interests, respectively, in consolidated Endeavor Group Holdings as described in notes (k) and (p). See reorganization transactions as described in “Organizational Structure.”

(p)	Reflects the effects on nonredeemable non-controlling interest relating to the following ($ in thousands):

Adjustments for the Preferred Equity Redemption (refer to note (a))
Elimination of UFC Preferred Units carrying value	$499,300
Proportionate allocation of the premium on redemption of the UFC Preferred Units (1)	19,156

$518,456
Adjustments for the Reorganization Transactions
Proportionate allocation of historical capital to nonredeemable non-controlling interest (2)	$690,244
Proportionate allocation of historical accumulated other comprehensive loss to nonredeemable non-controlling interest (2)	(63,674)

$626,570

Adjustments for this Offering and the Use of Proceeds
Change in allocation of historical capital to nonredeemable non-controlling interest (3)	$(44,022)
Change in allocation of accumulated other comprehensive loss to nonredeemable non-controlling interest (3)	4,061
Elimination of vested equity unit put rights – reclassification of redeemable equity to nonredeemable non-controlling interest (refer note (l))	43,693
Elimination of vested equity unit put rights – proportionate allocation of non-recurring credit to income to nonredeemable non-controlling interest (refer note (l)) (4)	11,634
Non-recurring expense related to time-based vesting and modification of pre-IPO profits units in Endeavor Operating Company vesting upon the consummation of this offering – proportionate allocation to nonredeemable non-controlling interest (refer note (n)) (4)	(188,851)
Non-recurring expense related to partial write-off of deferred issuance costs and original issuance discount due to use of offering proceeds to partially repay long-term debt (refer note (i)) (4)	(2,238)

$(175,723)

(1)	Computed based upon the non-controlling interest in UFC of 49.90% multiplied by the redemption premium of $38.4 million.

(2)

This allocation is computed based upon the nonredeemable non-controlling interest in Endeavor Operating Company of 50.09%, upon completion of the reorganization transactions and prior to the offering, multiplied by historical members’ capital of $1,474.0 million reduced by our controlling interest share of the redemption of UFC Preferred Units of $19.2 million as described in note (a) and by tax distributions of $76.8 million to pre-IPO members of Endeavor Operating Company as described in note (g), and accumulated other comprehensive loss of $127.1 million, respectively.

(3)

Computed based upon the decrease in the nonredeemable non-controlling interest in Endeavor Operating Company from 50.09% to 46.90%, following the offering and use of proceeds, multiplied by historical members’ capital of $1,474.0 million reduced by our controlling interest share of the redemption of UFC Preferred Units of $19.2 million as described in note (a) and by tax distributions of $76.8 million to pre-IPO members of Endeavor Operating Company as described in note (g), and accumulated other comprehensive loss of $127.1 million, respectively.

(4)	This allocation is computed based upon the non-controlling interest in Endeavor Operating Company of 46.90%, following the offering and use of proceeds.

(q)	Reflects the effects on retained earnings relating to the following ($ in thousands):

Adjustments for this Offering and the Use of Proceeds
Elimination of vested equity unit put rights – proportionate allocation of non-recurring credit to income to retained earnings (refer note (l)) (1)	$13,174
Non-recurring expense related to time-based vesting and modification of pre-IPO profits units in Endeavor Operating Company vesting upon the consummation of this offering – proportionate allocation to retained earnings (refer note (n)) (1)	(213,840)
Non-recurring compensation expense related to discretionary awards granted by Endeavor Group Holdings (refer note (n))	(35,394)
Non-recurring expense related to the extinguishment loss associated with use of offering proceeds to partially repay long-term debt (refer note (i)) (1)	(2,534)

$(238,594)

(1)	This allocation is computed based upon the non-controlling interest in Endeavor Operating Company of 53.10%, following the offering and use of proceeds.

(r)	Reflects the following:

•

The reclassification of capitalized pre-IPO offering costs from other assets to additional paid-in capital of $16.8 million (refer to note (k)), as well as a decrease of $7.5 million from the change in the proportionate share of basis differences in Endeavor Operating Company (refer to note (j)), offset by an increase of $7.0 million in net deferred tax assets (refer to note (j)); and

•

Settlement, through use of proceeds, of $8.8 million of accounts payable related to such capitalized pre-IPO offering costs that were unpaid and classified in accounts payable as of June 30, 2019 (refer to note (k)).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We were formed as a Delaware corporation in January 2019 and have not, to date, conducted any activities other than those incident to our formation and the preparation of this prospectus and the registration statement of which this prospectus forms a part.

The selected historical consolidated statements of operations data for the years ended December 31, 2016, 2017 and 2018 and the selected historical consolidated balance sheet data as of December 31, 2017 and 2018 presented below have been derived from Endeavor Operating Company’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated statements of operations data for the years ended December 31, 2014 and 2015 and the selected historical consolidated balance sheet data as of December 31, 2014, 2015 and 2016 presented below have been derived from Endeavor Operating Company’s audited consolidated financial statements not included in this prospectus. The selected historical consolidated statements of operations data for the six months ended June 30, 2018 and 2019 and the selected historical consolidated balance sheet data as of June 30, 2019 have been derived from Endeavor Operating Company’s unaudited consolidated financial statements included elsewhere in this prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. Please refer to the footnotes below as well as the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview—Factors that May Influence Future Results of Operations” for additional information on the factors that impact the comparability of the information presented below.

You should read the following information in conjunction with “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our respective consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The following table sets forth selected historical consolidated financial data of Endeavor Operating Company for the periods presented.

Consolidated Statements of Operations Data:

	Years Ended December 31,					Six Months Ended June 30,
(in thousands, except per share data)	2014	2015(1)	2016(2)	2017	2018	2018	2019
Revenue	$1,310,364	$1,761,850	$2,366,960	$3,020,116	$3,613,478	$1,500,863	$2,048,552
Total operating expenses	1,534,747	1,755,068	2,364,114	3,078,241	3,720,897	1,633,665	2,038,188

Operating (loss) income from continuing operations	(224,383)	6,782	2,846	(58,125)	(107,419)	(132,802)	10,364
Interest expense, net	(97,869)	(142,985)	(197,707)	(261,226)	(277,200)	(134,739)	(142,084)
Loss from continuing operations, net of tax	(358,581)	(98,327)	(129,130)	(200,159)	(463,694)	(402,199)	(215,296)
(Loss) income from discontinued operations, net of tax (including gain on sale in 2018)	(150,328)	20,035	30,814	26,991	694,998	(73,413)	(5,000)
Net (loss) income	(508,909)	(78,292)	(98,316)	(173,168)	231,304	(475,612)	(220,296)
Net loss attributable to non-controlling interests	(12,807)	(5,302)	(58,417)	(111,919)	(85,241)	(71,118)	(27,718)

Net (loss) income attributable to Endeavor Operating Company, LLC	$(496,102)	$(72,990)	$(39,899)	$(61,249)	$316,545	$(404,494)	$(192,578)

Consolidated Balance Sheet Data:

	As of December 31,					As of June 30, 2019
(in thousands)	2014	2015	2016(2)	2017(3)	2018
Cash and cash equivalents	$407,475	$199,896	$368,181	$800,026	$768,080	$830,936
Total assets, including discontinued operations	3,681,484	3,794,159	8,308,228	8,893,460	9,665,132	10,003,594
Long-term debt, including current portion	2,264,450	2,256,445	4,405,608	4,587,545	4,642,013	4,599,271
Total liabilities, including discontinued operations	3,388,192	3,509,624	6,034,382	6,257,278	6,674,443	7,235,463
Redeemable non-controlling interests	—	—	140,669	149,368	155,666	151,301
Redeemable equity	—	—	—	—	43,693	43,693
Members’ equity	254,245	258,034	599,282	1,258,015	1,585,066	1,346,857
Nonredeemable non-controlling interests	39,047	26,501	1,533,895	1,228,799	1,206,264	1,226,280
Total members’ equity	293,292	284,535	2,133,177	2,486,814	2,791,330	2,573,137

(1)	The consolidated statement of operations data for the year ended December 31, 2015 includes a full year of results of operations of IMG, which was acquired on May 6, 2014.
(2)

The consolidated statement of operations data for the year ended December 31, 2016 and the consolidated balance sheet data as of December 31, 2016 includes the effects of the UFC Acquisition since August 18, 2016.

(3)	The consolidated balance sheet data as of December 31, 2017 includes the effects of the issuance of 508.2 million Class A common units for approximately $1.3 billion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus, as well as the information presented under “Selected Historical Consolidated Financial Data.” The historical consolidated financial data discussed below reflect our historical results of operations and financial position and relate to periods prior to the reorganization transactions described in “Organizational Structure” and do not give effect to pro forma adjustments. As a result, the following discussion does not reflect the significant impact that such events will have on us. See “Organizational Structure” and “Unaudited Pro Forma Financial Information” for more information.

The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Forward-Looking Statements.” Unless otherwise indicated, references in this prospectus to 2016, 2017 and 2018 are to our fiscal years ended December 31, 2016, 2017 and 2018, respectively.

BUSINESS OVERVIEW

Endeavor is a global entertainment, sports and content company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. We create value for our clients – talent, brands and owners of IP – and our owned assets through our integrated capabilities of talent representation, content development, content distribution and sales, event management, marketing and licensing, and direct-to-consumer offerings. We leverage these capabilities to generate revenue in a variety of ways, including media rights sales, pay-per-view programming, sponsorships, subscriptions, license fees, ticket sales, profit participations, profit sharing, pay-per-view programming, commissions and strategic consulting fees, data streaming fees and tuition. Our diverse client base and iconic owned assets combined with our integrated capabilities and flexible business model form a platform that we believe not only amplifies economic potential for our clients, but also allows us to generate revenue in new ways and to maximize revenue from existing relationships and assets across our various businesses.

Our business has delivered consistent annual growth in revenue and Adjusted EBITDA. Our revenues for 2018 grew 19.6% compared to 2017, or 16.7% excluding the impact of our 160over90 and NeuLion acquisitions. Our revenues for 2017 grew 27.6% compared to 2016, or 10.3% excluding the impact of our UFC and Fusion Marketing and IMG Live acquisitions. Our key global industries include television and film content, marketing and licensing, live events (excluding tickets for the film industry), and sports media rights industries, and we believe that our revenue growth, excluding the effect of the acquisitions mentioned above, has generally exceeded that of these industries because of the benefits of our platform. As a point of comparison, we estimate that our key global industries grew at an average rate of approximately 5% on a combined basis for both 2017 to 2018 and 2016 to 2017.

Components of Our Operating Results

Entertainment & Sports

Our Entertainment & Sports segment is comprised of businesses that deploy a subset of our integrated capabilities across the entertainment and sports assets and brands that we operate, on either an ownership or representation basis, or to which we provide services.

We operate and provide services to a diverse portfolio of hundreds of live events annually, including sporting events covering 20 sports across 25 countries, international fashion weeks, art fairs and music, culinary and lifestyle festivals. We own and operate many of these events, including PBR events, Frieze and the Miami Open tennis tournament. Through the UFC, the world’s premier professional MMA organization, we produce more than 40 live events annually which are broadcast in over 160 countries and territories to more than 1 billion TV households. We also operate other events on behalf of third parties, including the AIG Women’s British Open, Fortnite World Cup and Barcelona ATP. We are one of the largest independent global distributors of sports video programming and data. We sell rights globally across 160 territories on behalf of brands including the IOC, Fédération Internationale de Football Association (“FIFA”), the NFL, Major League Soccer (“MLS”) and the National Hockey League (“NHL”). Additionally, we own and operate IMG Academy, a leading academic and sports training institution located in Florida.

We primarily generate revenue across our Entertainment & Sports segment via media rights sales, sponsorships, ticket sales, subscriptions, license fees, data streaming fees, pay-per-view, tuition, profit sharing and commissions.

Representation

Our Representation segment provides services to over 6,000 clients, including talent, brands and owners of IP. Our Representation businesses deploy a subset of our integrated capabilities on behalf of our clients.

Through our client representation and management businesses, including the WME talent agency and IMG Models, we represent a diverse group of talent across entertainment, sports and fashion, including actors, directors, writers, athletes, models, musicians and other artists, in a variety of mediums, such as film, television, books and live events. Through Endeavor Global Marketing, we provide brand strategy, marketing, advertising, public relations, analytics, digital, activation and experiential services to many of the world’s largest brands. Through IMG Licensing, we also provide IP licensing services to a large portfolio of entertainment, sports and consumer product brands, including representing these clients in the licensing of their logos, trade names and trademarks. Through Endeavor Content, we provide content development, financing, sales and advisory services for television properties, documentaries and films, as well as production services for non-scripted entertainment.

We primarily generate revenue through commissions, fixed fees, profit sharing, packaging fees and profit participations and strategic consulting fees.

Endeavor X

Endeavor X is a portfolio of digitally-focused, direct-to-consumer and business-to-business offerings leveraging the capabilities and reach of our platform.

Rooted in our acquisition of NeuLion, subsequently rebranded as Endeavor Streaming, we offer comprehensive streaming video solutions for our clients, including the NFL, NBA and WWE, as well as our owned assets such as UFC and PBR (e.g., FIGHT PASS and PBR RidePass). We also have a full-service podcast studio through Endeavor Audio and an experiential platform through Endeavor Experiences, among other organic growth initiatives.

We primarily generate revenue from our Endeavor X initiatives through fixed fees, profit sharing, subscriptions, ticket sales and hospitality services.

Direct Operating Costs

Our direct operating costs primarily include third-party expenses associated with the production of events and media, operations of our training and education facilities and media rights fees.

Selling, General and Administrative

Our selling, general and administrative expenses primarily include personnel costs as well as rent, professional service costs and other overhead required to support our operations and corporate structure.

Provision for Income Taxes

Endeavor Operating Company is a limited liability company, which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. Only Endeavor Operating Company’s U.S. and foreign corporate subsidiaries are subject to entity-level taxes.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to a number of factors. Key factors affecting our results of operations are summarized below.

Industry Growth

Our financial profile is associated with several secular trends in the industries we serve. Demand for our services and owned assets is, in part, driven by the growth of our underlying end markets and how much capital our clients invest to support their businesses. We are also impacted by how much consumers spend to access content and immersive experiences across our owned assets. The level of consumer spending depends, in turn, on consumer content consumption trends as well as preferences related to specific formats of consumption.

Our Entertainment & Sports segment, in particular, has benefited from the growth in demand for sports media and live events. According to SportBusiness Group, the global sports media rights industry alone was $47 billion in 2017, and is expected to grow to $53 billion by 2021 due to live sports broadcasts remaining one of the last “must-watch” live television experiences that attract significant advertising and sponsorship revenue. This market for media rights is also benefiting from the same secular trends driving the growth in television and film content, with both traditional incumbents and digital newcomers competing to license compelling content for their respective video platforms. According to Technavio, the total global live ticketing market (excluding tickets for the film industry) was $78 billion in 2017 and is expected to grow at a 6% CAGR through 2022. This growth has also benefited from secular tailwinds as consumers, particularly millennials, continue to seek more unique tactile experiences that they can document and broadcast through social media.

Our Representation segment is driven by growth in the television and film industry, demand for live music events, as well as marketing spend by brands. According to Technavio and PwC’s E&M Outlook, the global subscription television industry (including OTT services) and the film industry, as illustrated by movie ticket sales, are expected to grow at a blended 4% CAGR from $293 billion in 2017 to $350 billion by 2022. This includes the OTT industry’s expected growth at a 10% CAGR from $36 billion in 2017 to $58 billion by 2022. Television subscription fees across traditional cable, satellite and OTT distribution channels are rising, increasing the value of television and film content. The proliferation of acquirers of content, including broadcast networks, cable networks, satellite providers and OTT providers such as Alibaba, YouTube, Amazon, Hulu, Facebook, Netflix and Tencent, has increased the competition for high-quality, original programming as well as library content. The film industry is also benefitting from growth in digital home viewing and premium movie-going experiences. As a sign of the importance of live events across the media landscape, in 2018 the top-earning musicians generated more of their income from touring than from any other source, according to Billboard. Additionally, sponsorships have become a key strategy for brands to obtain exposure, achieve better recall, communicate themes and achieve increased consumer engagement.

Our ability to generate revenue is highly sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of the talent and brands we represent, and the assets we own. In addition, our success depends on our ability to offer premium content through popular channels of distribution that meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. We believe our platform, at the core of the entertainment, sports and content ecosystem, is highly responsive to changing consumer preferences and industry trends, with the ability to create, procure and cultivate satisfying consumer content, all while successfully completing strategic acquisitions and further expanding our capabilities. Our longevity, industry-leading access, scale and global footprint are emblematic of our ability to address challenges and risks related to our business and our growth strategy.

Acquisitions

A key component of our growth strategy is to utilize the breadth and scale of our platform to identify attractive opportunities to either enhance our existing businesses or grow our portfolio of owned assets. Our platform and agency-driven insights allow us to identify new industry trends and related acquisition opportunities, and we often benefit from inbound and proprietary opportunities. We have a core competency in evaluating and integrating these acquisitions with a disciplined approach.

In April 2016, we acquired experiential marketing agencies Fusion Marketing and IMG Live to strengthen our marketing capabilities and, in August 2016, we acquired a controlling financial interest in UFC, the world’s premier professional MMA organization. These acquisitions increased our portfolio of owned assets and reinforced our leading position in the entertainment and sports industry.

In January 2018, we acquired 160over90, a full-service branding and marketing service group specializing in the higher education, sports and lifestyle sectors, and in May 2018 we acquired NeuLion, a technology product and service provider specializing in digital video broadcasting, streaming and distribution and monetization of live and on-demand content to internet-enabled devices. These acquisitions complement our platform by broadening our access and enhance our marketing and licensing and our direct-to-consumer capabilities. These and future acquisitions may make it more difficult to evaluate our performance period over period. We remain focused on executing our long-term goals and objectives, which include integrating our acquisitions and continuing to seek opportunities to further enhance our platform.

Timing of Events

Our financial results and liquidity needs vary from quarter to quarter or year to year depending on the timing of our owned and represented events, signing of business transactions on behalf of our clients (e.g., film production, book release or music tours), and representing entities tied to marquee global occasions (e.g., the IOC and the Olympic Games). However, given the scale, breadth and diversity of our clients and our portfolio of owned assets, we are not dependent on any one single client. Because our results may vary significantly from quarter to quarter or year to year, our financial results for one quarter or one year cannot necessarily be compared to another quarter or year, and may not be indicative of our future financial performance in subsequent quarters or years.

Completed Merger of Our IMG College Business with Learfield

Effective December 31, 2018, we completed the merger of our IMG College business with Learfield Communications, LLC to form Learfield IMG College. We received cash proceeds totaling $399.2 million and 36% of the equity interests of Learfield IMG College, which was recognized as an equity method investment in the amount of $725.1 million as of December 31, 2018. Following the merger, the operating results of the merged business have been weaker than anticipated. In the event this trend continues, this may have an adverse impact on the Learfield IMG College business and our results of operations for future quarters and it may also result in an other-than-temporary impairment to our carrying value for this equity method investment. Learfield IMG College provides fully integrated solutions to its collegiate and university partners, including branding, licensing and multimedia rights management; access to professional concessions, ticket sales and fan engagement systems and support; publishing, radio, digital and social expertise; and campus-wide business and sponsorship development. The results of operations of our IMG College business are presented as discontinued operations for all periods prior to its disposal. Prior to this discontinued operations presentation, IMG College was reported in our Entertainment & Sports segment.

Market and Economic Conditions.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals and inflation can impact our operating results. While consumer and corporate spending may decline at any time for reasons beyond our control, the impacts on our results of operations become more acute in periods of a slowing economy or recession, which may be accompanied by changes in corporate sponsorship and advertising and decreases in attendance at live entertainment and sports events. During periods of reduced economic activity, many consumers have historically reduced their discretionary spending and advertisers have reduced their sponsorship and advertising expenditures, which can result in a reduction in sponsorship opportunities. A prolonged period of reduced consumer or corporate spending could have an adverse effect on our business, financial condition and results of operations.

Risks Associated With Future Results of Operations

For additional information on the risks associated with future results of operations, please see “Risk Factors—Risks Related to Our Business,” “Risk Factors—Risks Related to Our Business—Changes in public and consumer tastes and preferences and industry trends could reduce demand for our services and content offerings and adversely affect our business,” “Risk Factors—Risks Related to Our Business—Our ability to generate revenue from discretionary and corporate spending on entertainment and sports events, such as corporate sponsorships and advertising, is subject to many factors, including many that are beyond our control, such as general macroeconomic conditions,” “Risk Factors—Risks Related to Our Business—Owning and managing certain events for which we sell media and sponsorship rights, ticketing and hospitality exposes us to greater financial risk. If the live events that we own and manage are not financially successful, our business could be adversely affected,” “Risk Factors—Risks Related to Our Business—We are signatory to certain franchise agreements of unions and guilds and are subject to certain licensing requirements of the states in which we operate. We are also signatories to certain collective bargaining agreements and depend upon unionized labor for the provision of some of our services. Our clients are also members of certain unions and guilds that are signatories to collective bargaining agreements. Any expiration, termination, revocation or non-renewal of these franchises, collective bargaining agreements, or licenses and any work stoppages or labor disturbances could adversely affect our business” and “Business—Growth Strategies.”

Reorganization

Prior to the closing of this offering, we will undertake the reorganization transactions described in “Organizational Structure.” Following the reorganization transactions and this offering, Endeavor Group Holdings will be a holding company, and its principal asset will be an equity interest in a newly formed subsidiary of Endeavor Group Holdings, Endeavor Manager, of which Endeavor Group Holdings will serve as the managing member. Endeavor Manager will in turn be the managing member of Endeavor Operating Company. Endeavor Group Holdings will manage and operate the business and control the strategic decisions and day-to-day operations of Endeavor Manager as its sole managing member, and Endeavor Operating Company as its indirect sole managing member, and will also have a substantial financial interest in Endeavor Manager and Endeavor Operating Company. Accordingly, Endeavor Group Holdings will consolidate the results of operations of Endeavor Manager and Endeavor Operating Company, and a portion of Endeavor Group Holding’s net income (loss) will be allocated to non-controlling interests to reflect the entitlements of certain former members of Endeavor Operating Company who will retain ownership interests in Endeavor Manager and Endeavor Operating Company following the reorganization transactions.

After consummation of this offering and the reorganization transactions described above, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of Endeavor Manager and Endeavor Operating Company, and we will be taxed at the prevailing corporate tax rates. We intend to cause Endeavor Operating Company to make distributions to us in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

In addition, we have begun implementing and will continue to implement additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to continue to incur expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have recognized and will continue to recognize certain non-recurring costs as part of our transition to a publicly traded company, consisting of professional fees and other expenses.

RESULTS OF OPERATIONS

The following is a discussion of our consolidated results of operations for the years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2018 and 2019. This information is derived from our accompanying consolidated financial statements prepared in accordance with GAAP. The results of operations of the IMG College business are presented as discontinued operations for all periods prior to its disposal effective December 31, 2018.

	Years ended December 31,			Six months ended June 30,
	2016	2017	2018	2018	2019
(in thousands)
Revenue	$2,366,960	$3,020,116	$3,613,478	$1,500,863	$2,048,552

Operating expenses:
Direct operating costs	987,389	1,351,161	1,722,134	649,300	1,085,919
Selling, general and administrative expenses	1,189,384	1,385,936	1,632,804	803,472	808,916
Depreciation and amortization	175,134	341,144	365,959	180,893	143,353
Impairment charges	12,207	—	—	—	—

Total operating expenses	2,364,114	3,078,241	3,720,897	1,633,665	2,038,188

Operating income (loss) from continuing operations	2,846	(58,125)	(107,419)	(132,802)	10,364

Other (expense) income
Interest expense, net	(197,707)	(261,226)	(277,200)	(134,739)	(142,084)
Other (expense) income, net	(12,533)	8,003	57,519	(310)	(42,302)

Loss from continuing operations before income taxes and equity earnings (losses) of affiliates	(207,394)	(311,348)	(327,100)	(267,851)	(174,022)

Provision for (benefit from) income taxes	16,953	(29,824)	88,235	92,938	(8,777)

Loss from continuing operations before equity earnings (losses) of affiliates	(224,347)	(281,524)	(415,335)	(360,789)	(165,245)

Equity earnings (losses) of affiliates, net of tax	95,217	81,365	(48,359)	(41,410)	(50,051)

Loss from continuing operations, net of tax	(129,130)	(200,159)	(463,694)	(402,199)	(215,296)

Income (loss) from discontinued operations, net of tax (including gain on sale in 2018)	30,814	26,991	694,998	(73,413)	(5,000)

Net (loss) income	(98,316)	(173,168)	231,304	(475,612)	(220,296)

Net loss attributable to non-controlling interests	(58,417)	(111,919)	(85,241)	(71,118)	(27,718)

Net (loss) income attributable to Endeavor Operating Company, LLC	$(39,899)	$(61,249)	$316,545	$(404,494)	$(192,578)

Revenue

Revenue increased $547.7 million, or 36.5%, to $2,048.6 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. The increase was driven by growth of $422.4 million, or 46.4%, in our Entertainment & Sports segment, $105.9 million, or 18.2%, in our Representation segment, and $44.7 million from our Endeavor X segment. The growth in our Entertainment & Sports segment is attributable to the sale of media rights related to major soccer events, as well as growth in UFC, IMG Arena, owned events and sports production. The growth in our Representation segment was primarily driven by the talent and brand representation businesses, Endeavor Content and licensing. The growth in our Endeavor X segment was driven by the acquisition of NeuLion in May 2018 and Endeavor Experiences.

Revenue increased $593.4 million, or 19.6%, to $3,613.5 million for the year ended December 31, 2018 compared to 2017. The increase was driven by growth of $283.9 million, or 14.3%, in our Entertainment & Sports segment, $270.8 million, or 26.1%, in our Representation segment, and $66.1 million from the commercial launch of our Endeavor X segment. The growth in our Entertainment & Sports segment is attributable to increases from media rights sales, primarily due to the acquisition of rights to major soccer events as well as the change to one of our relationships from a joint venture to a long-term service agreement. The growth in our Representation segment was primarily driven by strong growth in our talent and brand representation businesses, delivery of additional film and television projects at Endeavor Content, and the acquisition of 160over90. Our Endeavor X segment generated revenue in 2018 primarily from acquired businesses, including NeuLion, as well as the commercial launch of certain direct-to-consumer offerings. Excluding the impact of the 160over90 and NeuLion acquisitions, revenue increased 16.7% in 2018, compared to 2017.

Revenue increased $653.2 million, or 27.6%, to $3,020.1 million for the year ended December 31, 2017 compared to 2016. The increase was driven by growth of $518.2 million, or 35.2%, in our Entertainment & Sports segment, and $140.8 million, or 15.7%, in our Representation segment. The growth in our Entertainment & Sports segment was primarily due to the impact of the UFC Acquisition, increased revenue from media rights and a higher number of events and increased sponsorships at these events. The growth in our Representation segment was primarily due to strong performance in our talent and brand representation businesses as well as the impact of the Fusion Marketing and IMG Live acquisition. Excluding the impact of the UFC and Fusion Marketing and IMG Live acquisitions, revenue increased 10.3% in 2017, compared to 2016.

Direct operating costs

Direct operating costs increased $436.6 million, or 67.2%, to $1,085.9 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. Approximately $336 million of the increase is attributable to media rights, primarily due to the acquisition of rights to major soccer events. The remaining increase related to higher costs in Endeavor X, including from the acquisition of NeuLion, and higher costs in sports production, owned events and IMG Arena related to higher revenue.

Direct operating costs increased $371.0 million, or 27.5%, to $1,722.1 million for the year ended December 31, 2018 compared to 2017. Approximately $297 million of the increase is attributable to media rights, primarily due to the acquisition of rights to major soccer events as well as the change to one of our relationships from a joint venture to a long-term service agreement. The remaining increase includes higher production costs related to our content business.

Direct operating costs increased $363.8 million, or 36.8%, to $1,351.2 million for the year ended December 31, 2017 compared to 2016. Approximately $241 million of the increase is due to the impact of the UFC and Fusion Marketing and IMG Live acquisitions. The remaining increase includes higher costs in media rights, additional owned events, and new Endeavor Content projects.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $5.4 million, or 0.7%, to $808.9 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. The increase principally reflects higher personnel related costs, primarily related to acquisitions including NeuLion and growth in our existing businesses, offset by a decrease of $43.5 million in equity-based compensation expense as well as lower professional service costs including merger, acquisition and earn-out costs and legal fees.

Selling, general and administrative expenses increased $246.9 million, or 17.8%, to $1,632.8 million for the year ended December 31, 2018 compared to 2017. The increase principally reflects higher personnel related costs, primarily related to acquisitions including NeuLion and 160over90 as well as growth in our existing business, and higher professional service costs, primarily related to acquisitions and divestitures as well as other legal fees.

Selling, general and administrative expenses increased $196.6 million, or 16.5%, to $1,385.9 million for the year ended December 31, 2017 compared to 2016. The increase principally reflects higher personnel related costs and overhead, which were driven by the impact of the UFC and Fusion Marketing and IMG Live acquisitions, and a higher earn-out liability adjustment related to the acquisition of UFC. The higher personnel costs include approximately $70 million in equity-based compensation expense related to repurchases of employee equity in 2017. The increase in selling, general and administrative expenses was partially offset by a reduction in professional service costs in 2017 due to $57.0 million of costs incurred in 2016 related to the UFC Acquisition.

In connection with this offering, assuming an initial offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus) and this offering being completed on June 30, 2019, we would expect to incur a one-time equity-based compensation charge of $402.7 million relating to the treatment of existing equity interests in Endeavor Operating Company as a result of the reorganization transactions (which charge, for the avoidance of doubt, will not involve the issuance of any equity), and a one-time equity-based compensation charge of $35.4 million relating to equity awards that we expect to grant upon the consummation of this offering. See “Executive Compensation—Compensation Discussion and Analysis—New Equity Awards.”

Depreciation and amortization

Depreciation and amortization decreased $37.5 million, or 20.8%, to $143.4 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. The decrease was driven by certain intangible assets related to the UFC Acquisition becoming fully amortized prior to 2019, partially offset by the amortization of new intangible assets recognized in connection with the acquisition of NeuLion in May 2018.

Depreciation and amortization increased $24.8 million to $366.0 million for the year ended December 31, 2018 compared to 2017. The increase is primarily due to amortization of intangible assets recognized in connection with our 2018 acquisitions of NeuLion and 160over90.

Depreciation and amortization increased $166.0 million to $341.1 million for the year ended December 31, 2017 compared to 2016. The increase is primarily due to approximately $155 million higher amortization expense, driven by a full year of amortization of intangible assets recognized in connection with the 2016 UFC Acquisition.

Impairment charges

For the year ended December 31, 2016, we recorded approximately $12 million of goodwill and intangible asset impairment charges at our Entertainment & Sports segment, driven by the performance of certain events and elimination of certain other events.

Interest expense, net

Interest expense, net increased $7.3 million, or 5.5%, to $142.1 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018, principally due to higher short-term interest rates, partially offset by lower write-offs of non-cash original issue discounts and debt issuance costs and lower interest expense from the refinancing of the UFC Credit Facilities.

Interest expense, net increased $16.0 million to $277.2 million for the year ended December 31, 2018 compared to 2017, principally due to higher short-term interest rates.

Interest expense, net increased $63.5 million to $261.2 million for the year ended December 31, 2017 compared to 2016 due to higher levels of debt, principally driven by the financing for the UFC Acquisition. The increase was partially offset by the favorable impact of lower weighted-average interest rates as a result of the refinancing of the term loans under our Senior Credit Facilities in February 2017. See “—Liquidity and Capital Resources” for additional information.

Other (expense) income, net

Other (expense) income, net increased $42.0 million to ($42.3) million for the six months ended June 30, 2019. Other expense, net for the six months ended June 30, 2019 primarily includes a $25.0 million impairment of an equity investment and related note receivable and a $14.4 million loss related to the change in the fair value of embedded foreign currency derivatives. Other expense, net for the six months ended June 30, 2018 includes expenses of $18.5 million, primarily related to the change in the fair value of embedded foreign currency derivatives, decreases in the fair value of certain investments and unrealized foreign exchange losses, offset by an $18.2 million gain on disposal of a business.

Other (expense) income, net increased $49.5 million to $57.5 million for the year ended December 31, 2018 compared to 2017. The increase primarily relates to a net increase in the fair value for certain equity investments partially offset by an increase in the fair value of the UFC warrant liabilities.

Other (expense) income, net increased $20.5 million from an expense of $12.5 million for the year ended December 31, 2016 to income of $8.0 million for the year ended December 31, 2017. The increase includes unrealized gains from transactions denominated in foreign currency that remained on the balance sheet at year end 2017.

Provision for (benefit from) income taxes

Income taxes changed from a provision of $92.9 million for the six months ended June 30, 2018 to a benefit of $8.8 million for the six months ended June 30, 2019. The provision for income taxes of $92.9 million for the six months ended June 30, 2018 was calculated using the estimated annual effective tax rate method (“AETR”). Due to the Company’s structure and the fact that the Company’s projected 2019 income tax expense is relatively fixed, a small change in projected income before tax can produce a significant variance in the estimated AETR. Based on this, using the estimated AETR method would not provide a meaningful tax provision. Therefore, in accordance with authoritative guidance, the Company computed its income tax provision for the six months ended June 30, 2019 based upon the actual effective tax rate for the period. As such, the benefit for income taxes of $8.8 million for the six months ended June 30, 2019 was calculated using a discrete method, based on actual year to date results.

The change from a benefit from income taxes of $29.8 million for the year ended December 31, 2017 to a provision for income taxes of $88.2 million for the year ended December 31, 2018 is primarily due to the partial release of valuation allowances of $76.5 million in 2017 on net U.S. deferred tax assets, net tax expense of $21.8 million related to the 2018 acquisition of NeuLion and subsequent tax restructuring, and $17.5 million of tax expense related to the tax impact of losses recognized on certain agreements for foreign statutory purposes, subject to limitation under foreign tax law in 2018.

The change from a provision for income taxes of $17.0 million for the year ended December 31, 2016 to a benefit from income taxes of $29.8 million for the year ended December 31, 2017 is primarily due to the partial release of valuation allowances in 2017 on net U.S. deferred tax assets exclusive of deferred tax liabilities on indefinite lived intangible assets, state income taxes and foreign tax credits.

Equity earnings (losses) of affiliates, net of tax

Equity losses of affiliates increased $8.6 million to $50.1 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. The change in equity losses of affiliates is primarily driven by $25.1 million of impairments of certain investments in joint ventures and $19.2 million of net losses related to our investment in Learfield IMG College in the six months ended June 30, 2019, offset by a smaller decrease in the fair value of our investment in Droga5 prior to its disposal in April 2019. The results of our IMG College business are included in discontinued operations in the comparable prior period.

The change from $81.4 million of equity earnings of affiliates for the year ended December 31, 2017 to $48.4 million of losses for the year ended December 31, 2018 is primarily due to a decrease in the fair value of our investment in Droga5 in 2018, which was accounted for using the fair value method.

Equity earnings of affiliates decreased $13.9 million, or 14.5%, to $81.4 million for the year ended December 31, 2017 compared to 2016. The decrease is primarily due to a lower fair value adjustment related to our investment in Droga5 in 2017.

Income (loss) from discontinued operations, net of tax

Loss from discontinued operations was $5.0 million for the six months ended June 30, 2019 compared to $73.4 million for the six months ended June 30, 2018. The loss for the six months ended June 30, 2019 reflects an amendment to the working capital adjustment related to the disposal of our IMG College business. The loss for the six months ended June 30, 2018 relates to the results of the IMG College business, which were adversely affected by professional fees related to the merger with Learfield.

Income from discontinued operations increased $668.0 million to $695.0 million for the year ended December 31, 2018 compared to 2017. The increase is primarily due to a gain on the sale of our IMG College business of $729.3 million, partially offset by the results of the IMG College business which were adversely affected by professional fees related to the merger with Learfield.

Income from discontinued operations decreased $3.8 million to $27.0 million for the year ended December 31, 2017 compared to 2016. Increased revenue of $3.5 million in 2017 was more than offset by an increase in direct operating costs of $4.2 million as well as an increase in fees in connection with the merger with Learfield of $6.4 million.

Net loss attributable to non-controlling interests

Net loss attributable to non-controlling interests decreased $43.4 million to $27.7 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. The decrease is primarily driven by a lower net loss in UFC.

Net loss attributable to non-controlling interests decreased $26.7 million to $85.2 million for the year ended December 31, 2018 compared to 2017. The decrease principally reflects the full year impact of the lower non-controlling interest in UFC due to an increase in our ownership of UFC’s common equity in 2017, partially offset by greater losses from our less than wholly-owned subsidiaries.

Net loss attributable to non-controlling interests increased $53.5 million to $111.9 million for the year ended December 31, 2017 compared to 2016. The increase principally reflects the full year allocation of losses due to the UFC Acquisition in August 2016. During 2017, we increased our ownership of UFC’s common equity from 34% to 50.1%.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss), excluding the results of discontinued operations, income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-out costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings and certain other items identified as affecting comparability, when applicable. Adjusted EBITDA margin is a non-GAAP financial measure defined as Adjusted EBITDA divided by Revenue.

Management believes that Adjusted EBITDA is useful to investors as it eliminates certain items identified as affecting the period-over-period comparability of our operating results, and that Adjusted EBITDA margin accordingly provides a performance margin adjusted for such items affecting comparability. Adjusted EBITDA eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in business combinations, and improves comparability by eliminating the significant level of interest expense associated with our debt facilities, as well as income taxes, which may not be comparable with other companies based on our tax structure.

Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases for our CODM to evaluate our consolidated operating performance and the operating performance of each of our reportable segments and is used for planning and forecasting purposes, including the allocation of resources and capital to our segments.

Adjusted Net Income is a non-GAAP financial measure and is defined as net income (loss) attributable to Endeavor Operating Company adjusted to exclude the results of discontinued operations and our share (excluding those relating to non-controlling interests) of the adjustments used to calculate Adjusted EBITDA, other than income taxes, net interest expense and depreciation, on an after tax basis, the release of tax valuation allowances and other tax items.

Adjusted Net Income adjusts income or loss from continuing operations attributable to the Company for items that are not considered to be reflective of our operating performance. Management believes that such non-GAAP information is useful to investors and analysts as it provides a better understanding of the performance of our continuing operations for the periods presented and, accordingly, facilitates the development of future projections and earnings growth prospects.

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of our financial performance. Although we use Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income as financial measures to assess the performance of our business, such use is limited because it does not include certain material costs necessary to operate our business. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income should not be construed as indications that our future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of our most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

Adjusted EBITDA

(in thousands)	Years ended December 31,			Six months ended June 30,
	2016	2017	2018	2018	2019
Net (loss) income	$(98,316)$	(173,168)$	231,304	$(475,612)	$(220,296)
(Income) loss from discontinued operations, net of tax (including gain on sale in 2018)	(30,814)	(26,991)	(694,998)	73,413	5,000
Provision for (benefit from) income taxes	16,953	(29,824)	88,235	92,938	(8,777)
Interest expense, net	197,707	261,226	277,200	134,739	142,084
Depreciation and amortization	175,134	341,144	365,959	180,393	143,353
Equity-based compensation expense (1)	87,644	153,997	149,138	88,908	45,447
Merger, acquisition and earn-out costs (2)	75,525	55,202	66,577	37,980	26,134
Certain legal costs (3)	(481)	21,292	26,677	16,487	9,810
Restructuring, severance and impairment (4)	26,502	12,313	38,363	4,308	32,010
Fair value adjustment—Droga5 (5)	(106,736)	(83,579)	38,962	33,057	3,734
Fair value adjustment—equity investments (6)	—	—	(67,318)	4,250	7,283
Equity method losses—Learfield IMG College (7)	—	—	—	—	19,183
Other (8)	12,027	(15,509)	30,987	15,261	44,710

Adjusted EBITDA	$355,145	$516,103	$551,086	$206,622	$249,675

Adjusted EBITDA margin	15.0%	17.1%	15.3%	13.8%	12.2%

Adjusted Net Income (Loss)

(in thousands)	Years ended December 31,			Six months ended June 30,
	2016	2017	2018	2018	2019
Net (loss) income	$(98,316)	$(173,168)	$231,304	$(475,612)	$(220,296)
Net loss attributable to non-controlling interests	58,417	111,919	85,241	71,118	27,718

Net (loss) income attributable to Endeavor Operating Company, LLC	(39,899)	(61,249)	316,545	(404,494)	(192,578)
(Income) loss from discontinued operations, net of tax (including gain on sale in 2018)	(30,814)	(26,991)	(694,998)	73,413	5,000
Amortization	126,053	281,585	301,162	147,697	110,823
Equity-based compensation expense (1)	87,644	153,997	149,138	88,908	45,447
Merger, acquisition and earn-out costs (2)	75,525	55,202	66,577	37,980	26,134
Certain legal costs (3)	(481)	21,292	26,677	16,487	9,810
Restructuring, severance and impairment (4)	26,502	12,313	38,363	4,308	32,010
Fair value adjustment—Droga5 (5)	(106,736)	(83,579)	38,962	33,057	3,734
Fair value adjustment—equity investments (6)	—	—	(67,318)	4,250	7,283
Equity method losses—Learfield IMG College (7)	—	—	—	—	19,183
Other (8)	12,027	(15,509)	30,987	15,261	44,710
Tax effects of adjustments (9)	(3,001)	(5,480)	(9,295)	(8,036)	(9,901)
Adjustments allocated to non-controlling interests (10)	(113,962)	(165,429)	(135,990)	(64,362)	(54,428)
Valuation allowance and other tax items (11)	—	(76,475)	39,307	21,800	—

Adjusted Net Income (Loss)	$32,858	$89,677	$100,117	$(33,731)	$47,227

(1)	Equity-based compensation expense represents primarily non-cash compensation expense associated with our equity-based compensation plans.

The decrease for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 is primarily due to put rights entered into with certain senior executives during the six months ended June 30, 2018, which was not repeated in 2019, as well as certain outstanding equity-based awards becoming fully vested prior to 2019, offset by expense related to new senior executive awards. For the six months ended June 30, 2018, equity-based compensation expense primarily related to our Representation segment and Corporate and other. For the six months ended June 30, 2019, equity-based compensation expense primarily related to our Entertainment & Sports and Representation segments and Corporate and other.

The decrease for the year ended December 31, 2018 as compared to the year ended December 31, 2017 is primarily due to approximately $70 million of compensation expense related to a repurchase offered to employees in 2017, which will be paid in cash over three years, and which was not repeated in 2018. Such decrease was partially offset by additional expense from new awards granted in 2018 and a full year of expense from grants awarded in 2017. In 2017 and 2018, equity-based compensation expense primarily related to our Representation segment and Corporate and other.

The increase for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily related to the repurchase offered to employees noted above. Equity-based compensation expense in 2016 had a comparable impact on our Entertainment & Sports and Representation segments as well as Corporate and other.

(2)

Includes (i) certain costs of professional advisors related to mergers, acquisitions, dispositions or joint ventures and (ii) fair value adjustments for contingent consideration liabilities related to acquired businesses and compensation expense for deferred consideration associated with selling shareholders that are required to remain our employees.

Such costs for the six months ended June 30, 2019 related primarily to our Representation segment, of which the largest component was earn-out adjustments. Acquisition earn-out adjustments were approximately $15 million and primarily related to Fusion Marketing and IMG Live and various smaller acquisitions.

Such costs for the six months ended June 30, 2018 related primarily to our Representation segment, of which the largest component was earn-out adjustments, as well as Corporate and other, of which the largest component was professional advisor costs. Acquisition earn-out adjustments were approximately $20 million and primarily related to 160over90, Fusion Marketing and IMG Live and various smaller acquisitions.

Such costs for the year ended December 31, 2018 related primarily to our Representation segment, of which the largest component was earn-out adjustments, as well as Corporate and other, of which the largest component was professional advisor costs. Acquisition earn-out adjustments were approximately $36 million and primarily related to 160over90, Fusion Marketing and IMG Live as well as various smaller acquisitions.

Such costs for the year ended December 31, 2017 related primarily to our Entertainment & Sports segment and the largest component was earn-out adjustments. Acquisition earn-out adjustments were approximately $42 million and related to UFC, Fusion Marketing and IMG Live as well as various smaller acquisitions.

Such costs for the year ended December 31, 2016 related primarily to our Entertainment & Sports segment and the largest component was professional service costs of approximately $57 million related to the acquisition of UFC. Acquisition earn-out adjustments were approximately $6 million and primarily related to Fusion Marketing and IMG Live and various smaller acquisitions.

(3)

Includes costs related to certain litigation or regulatory matters. Such costs for the year ended December 31, 2018 and for the six months ended June 30, 2019 and 2018 related primarily to our Entertainment & Sports segment and Corporate and other. Such costs for the years ended December 31, 2016 and 2017 had comparable impact on our Entertainment & Sports segment and Corporate and other.

(4)	Includes certain costs related to our restructuring activities and non-cash impairment charges.

Such costs for the six months ended June 30, 2019 included approximately $25 million related to the impairment of certain investments and approximately $7 million for severance and restructuring expenses and primarily related to our Endeavor X and Entertainment & Sports segments.

Such costs for the six months ended June 30, 2018 primarily related to severance and restructuring expenses and primarily related to our Representation segment and Corporate and other.

Such costs for the year ended December 31, 2018 primarily related to severance and restructuring expenses, including costs related to the cessation of operations of certain events and the impairment of related assets, and had a comparable impact on our Entertainment & Sports and Representation segments.

Such costs for the year ended December 31, 2017 primarily related to severance and restructuring expenses and had a comparable impact on our Entertainment & Sports and Representation segments and Corporate and other.

Such costs for the year ended December 31, 2016 included approximately $12 million primarily related to the impairment of certain events and approximately $12 million for severance and restructuring expenses, including approximately $6 million related to cost reduction initiatives in UFC and primarily related to our Entertainment & Sports and Representation segments.

(5)

Reflects the change in fair value of our investment in Droga5, which was accounted for using the fair value option through the disposal of our interest in April 2019. Such non-cash fair value adjustments relate wholly to our Representation segment.

(6)

Includes the net change in fair value for certain equity investments with and without readily determinable fair values, based on observable price changes, in connection with the adoption of ASU 2016-01 and ASU 2018-03 effective January 1, 2018.

(7)

Relates to equity method losses from our investment in Learfield IMG College following the merger of our IMG College business with Learfield Communications, LLC in December 2018. Prior to December 2018 and its disposal, income or loss from our IMG College business is classified as discontinued operations.

(8)

For the six months ended June 30, 2019, other costs primarily comprised charges of approximately $19 million related to the impairment of a note receivable due from an equity investment related to our Representation segment, approximately $14 million related to non-cash fair value adjustments of embedded foreign currency derivatives related to our Entertainments & Sports segment, approximately $7 million of costs associated with the refinancing of our UFC Credit Facilities, which related primarily to our Entertainments & Sports segment, and charges of approximately $5 million related to a premium on the redemption of certain equity units held by an investor, which related to Corporate and other.

For the six months ended June 30, 2018, other costs primarily comprised charges of approximately $18 million associated with the refinancing of our 2014 Credit Facilities, which related primarily to Corporate and other, approximately $8 million of charges related to non-cash fair value adjustments of embedded foreign currency derivatives related to our Entertainments & Sports segment and approximately $4 million of losses on foreign exchange transactions, which related primarily to our Entertainment & Sports segment and Corporate and other, partially offset by a gain on disposal of a business of approximately $17 million, which related to our Representation segment.

For the year ended December 31, 2018, other costs primarily comprised charges of approximately $19 million of costs associated with the refinancing of our 2014 Credit Facilities, which related primarily to Corporate and other, approximately $19 million related to the non-cash fair value adjustment of our UFC warrant liability at the Entertainment & Sports segment, as well as approximately $8 million of losses on foreign exchange transactions, which related primarily to our Entertainment & Sports segment and Corporate and other. In 2018, these charges were partially offset by approximately $18 million of a gain on disposal of a business, which related to our Representation segment.

For the year ended December 31, 2017, other costs primarily comprised approximately $14 million of gains on disposal of certain businesses and approximately $12 million of gains on foreign exchange transactions, partially offset by charges of approximately $6 million related to the non-cash fair value adjustment of our UFC warrant liability at the Entertainment & Sports segment as well as approximately $3 million of costs associated with the refinancing of our 2014 Credit Facilities and related primarily to our Representation segment and Corporate and other.

For the year ended December 31, 2016, other costs primarily comprised approximately $10 million of foreign exchange transaction losses offset by approximately $7 million of gains on the disposal of certain businesses and related primarily to our Entertainment & Sports segment and Corporate and other.

(9)	Reflects the U.S. and non-U.S. tax impacts with respect to each adjustment noted above, as applicable.

(10)	Reflects the share of the adjustments noted above that are allocated to our non-controlling interests, net of tax.

(11)	Such items for the six months ended June 30, 2018 relate to a $21.8 million net tax expense recorded as a result of our acquisition of NeuLion and subsequent tax restructuring.

Such items for the year ended December 31, 2018 relate to a $21.8 million net tax expense recorded as a result of our acquisition of NeuLion and subsequent tax restructuring and $17.5 million related to the tax impact of losses recognized on certain agreements for foreign statutory purposes, subject to limitation under foreign tax law.

Such item for the year ended December 31, 2017 relates to the release of the valuation allowance on net U.S. deferred tax assets, exclusive of deferred tax liabilities on indefinite lived intangible assets, state income taxes and foreign tax credits.

SEGMENT RESULTS OF OPERATIONS

We classify our business into three reporting segments: Entertainment & Sports, Representation and Endeavor X. Our CODM evaluates the performance of our segments based on segment revenue and segment Adjusted EBITDA. Management believes segment Adjusted EBITDA is indicative of operational performance and ongoing profitability. Our CODM closely monitors segment Adjusted EBITDA and Adjusted EBITDA margin to evaluate the operating performance of our segments and for planning and forecasting purposes, including the allocation of resources and capital.

The following tables display Revenue and Adjusted EBITDA for each of our segments.

	Years ended December 31,			Six months ended June 30,
(in thousands)	2016	2017	2018	2018	2019
Revenue:
Entertainment & Sports	$1,470,909	$1,989,079	$2,272,945	$910,734	$1,333,097
Representation	895,050	1,035,832	1,306,623	582,458	688,342
Endeavor X	1,001	350	66,466	12,777	57,443
Eliminations	—	(5,145)	(32,556)	(5,106)	(30,330)

Total Revenue	$2,366,960	$3,020,116	$3,613,478	$1,500,863	$2,048,552

Adjusted EBITDA:
Entertainment & Sports	$341,032	$467,193	$439,484	$170,847	$187,626
Representation	219,155	239,274	335,226	140,311	175,031
Endeavor X	(25,347)	(18,896)	(45,312)	(15,167)	(27,387)
Corporate and other	(179,695)	(171,468)	(178,312)	(89,369)	(85,595)

Adjusted EBITDA	$355,145	$516,103	$551,086	$206,622	$249,675

Entertainment & Sports

The following table sets forth our Entertainment & Sports segment results for the years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2018 and 2019:

	Years ended December 31,			Six months ended June 30,
	2016	2017	2018	2018	2019
(in thousands)
Revenue	$1,470,909	$1,989,079	$2,272,945	$910,734	$1,333,097
Adjusted EBITDA	$341,032	$467,193	$439,484	$170,847	$187,626
Adjusted EBITDA margin	23.2%	23.5%	19.3%	18.8%	14.1%

June 30, 2019 compared to June 30, 2018

Revenue for the six months ended June 30, 2019 increased $422.4 million, or 46.4%, to $1,333.1 million, compared to the six months ended June 30, 2018. Approximately $352 million of the increase is attributable to the sale of media rights, primarily related to three major soccer contracts for which we started recognizing revenue in the third quarter of 2018 with the start of the soccer seasons, as well as the new UFC media deal described below. The overall increase was also driven by growth in IMG Arena, owned events and sports production.

Adjusted EBITDA for the six months ended June 30, 2019 increased $16.8 million, or 9.8%, to $187.6 million, compared to the six months ended June 30, 2018. The increase in Adjusted EBITDA was primarily due to increased UFC media sales, offset by costs associated with the acquired soccer media rights in excess of revenue, for which the seasons commenced in the second half of 2018. The soccer media rights contracts will continue to adversely impact Adjusted EBITDA for the term of the contracts, however, the year over year impact will moderate as the second season begins in the third quarter of 2019. Two of these contracts expire at the end of 2021 and the third expires at the end of 2024.

We signed new long-term domestic media rights and residential pay-per-view contracts with ESPN that became effective in 2019. As a result, we expect contracted revenue to comprise a significantly larger portion of our UFC revenue in 2019 and through the term of the contracts. We expect that this larger base of contracted revenue will help improve predictability of our results while preserving upside on other UFC revenues, including from additional international expansion including media rights deals, international pay-per-view as well as domestic commercial pay-per-view deals which fall outside the realm of our deal with ESPN, sponsorship and licensing and our streaming service FIGHT PASS which has been expanded to include various combat sports.

December 31, 2018 compared to December 31, 2017

Revenue for the year ended December 31, 2018 increased $283.9 million, or 14.3%, to $2,272.9 million, compared to 2017. Approximately $240 million of the increase is attributable to the sale of media rights, primarily related to major soccer events. The increase in revenue was also driven by a change in one of our relationships from a joint venture to a long term service arrangement as well as growth in events and IMG Academy.

Adjusted EBITDA for the year ended December 31, 2018 decreased $27.7 million, or 5.9%, to $439.5 million, compared to 2017. The decrease in Adjusted EBITDA was primarily due to costs associated with acquired media rights to major soccer events in excess of revenue, which will continue to adversely impact Adjusted EBITDA for the term of certain of these contracts. Additionally, the decrease was driven by higher production and marketing costs associated with the timing of certain events and the launch of new events, and increases in compensation and other costs driven by continued investment in the business.

December 31, 2017 compared to December 31, 2016

Revenue for the year ended December 31, 2017 increased $518.2 million, or 35.2%, to $1,989.1 million, compared to 2016. Approximately $402 million of the increase relates to the impact of the UFC Acquisition. The remaining increase of approximately $116 million was attributable to growth in distribution of live sports data and video to gaming clients, growth in revenue from media rights related to sporting events, as well as the performance of our owned sporting events, including the launch of new events and increased sponsorships. Excluding the impact of the UFC Acquisition, revenues increased 10.3% for 2017 compared to 2016.

Adjusted EBITDA for the year ended December 31, 2017 increased $126.2 million, or 37.0%, to $467.2 million, compared to 2016. The increase in Adjusted EBITDA primarily reflects the impact of the UFC Acquisition and the organic revenue growth described above. This was partially offset by higher production and marketing costs associated with the timing of certain events and the launch of new events, as well as increased costs of acquiring media rights and increases in compensation and other costs driven by investment in the business.

Representation

The following table sets forth our Representation segment results for the years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2018 and 2019:

	Years ended December 31,			Six months ended June 30,
	2016	2017	2018	2018	2019
(in thousands)
Revenue	$895,050	$1,035,832	$1,306,623	$582,458	$688,342
Adjusted EBITDA	$219,155	$239,274	$335,226	$140,311	$175,031
Adjusted EBITDA margin	24.5%	23.1%	25.7%	24.1%	25.4%

June 30, 2019 compared to June 30, 2018

Revenue for the six months ended June 30, 2019 increased $105.9 million, or 18.2%, to $688.3 million, compared to the six months ended June 30, 2018. The increase in revenue was primarily driven by the talent and brand representation businesses, Endeavor Content and licensing.

Adjusted EBITDA for the six months ended June 30, 2019 increased $34.7 million, or 24.7%, to $175.0 million, compared to the six months ended June 30, 2018. The increase in Adjusted EBITDA was primarily due to the revenue growth noted above, partially offset by increases in costs related to content production and personnel.

December 31, 2018 compared to December 31, 2017

Revenue for the year ended December 31, 2018 increased $270.8 million, or 26.1%, to $1,306.6 million, compared to 2017. The increase in revenue was primarily driven by strong growth in our talent and brand representation businesses, delivery of additional film and television projects at Endeavor Content and the acquisition of 160over90. Excluding the impact of the 160over90 acquisition, revenue increased 21.4% for 2018 compared to 2017.

Adjusted EBITDA for the year ended December 31, 2018 increased $96.0 million, or 40.1%, to $335.2 million, compared to 2017. The increase in Adjusted EBITDA was primarily due to the revenue growth noted above, partially offset by increases in costs related to personnel, facilities and content production.

December 31, 2017 compared to December 31, 2016

Revenue for the year ended December 31, 2017 increased $140.8 million, or 15.7%, to $1,035.8 million, compared to 2016. The increase is primarily due to growth in our film, scripted television and fashion verticals and the impact of the Fusion Marketing and IMG Live acquisition. The remaining increase relates to the growth from existing and new brand clients as well as growth from Endeavor Content. Excluding the impact of the Fusion Marketing and IMG Live acquisition, revenue increased 10.9% for 2017 compared to 2016.

Adjusted EBITDA for the year ended December 31, 2017 increased $20.1 million, or 9.2%, to $239.3 million, compared to 2016. The increase in Adjusted EBITDA was primarily due to organic growth across our talent and brand representation businesses, as well as the impact of the Fusion Marketing and IMG Live acquisition. The improvement in Adjusted EBITDA was partially offset by higher personnel and facilities costs to support the growth of various businesses.

Endeavor X

Our Endeavor X segment contains a portfolio of digital businesses that focus on a variety of direct-to-consumer and business-to-business offerings, including streaming services, as well as strategic investments including non-controlling investments in other digital initiatives and early stage ventures.

The following table sets forth our Endeavor X segment results for the years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2018 and 2019:

	Years ended December 31,			Six months ended June 30,
	2016	2017	2018	2018	2019
(in thousands)
Revenue	$1,001	$350	$66,466	$12,777	$57,443
Adjusted EBITDA	$(25,347)	$(18,896)	$(45,312)	$(15,167)	$(27,387)

June 30, 2019 compared to June 30, 2018

Revenue for the six months ended June 30, 2019 increased $44.7 million to $57.4 million, compared to the six months ended June 30, 2018. The increase in revenue was primarily driven by the acquisition of NeuLion in May 2018 and Endeavor Experiences.

Adjusted EBITDA losses for the six months ended June 30, 2019 increased $12.2 million to $27.4 million, compared to the six months ended June 30, 2018, which were primarily driven by start-up costs associated with our digital and direct-to-consumer initiatives and increased direct operating costs.

Although we expect our internal initiatives to continue to generate increasing revenue in 2019, we expect the segment to continue to incur a loss for the year ending December 31, 2019.

December 31, 2018 compared to December 31, 2017

Our Endeavor X segment generated revenue for the year ended December 31, 2018 primarily from acquired businesses, including NeuLion, as well as the commercial launch of certain direct-to-consumer offerings.

The Adjusted EBITDA losses for the years ended December 31, 2017 and 2018 were primarily driven by start-up costs, losses from equity method investments associated with our digital initiatives and direct operating costs in 2018.

December 31, 2017 compared to December 31, 2016

The Adjusted EBITDA losses for the years ended December 31, 2016 and 2017 were primarily driven by losses from our digital initiatives including start-up costs and our equity method investments associated with our digital initiatives.

Corporate and other

Corporate and other primarily consists of overhead, personnel costs and costs associated with corporate initiatives that are not fully allocated to the operating divisions. Such expenses include compensation and other benefits for corporate office employees, rent, professional fees related to internal control compliance and monitoring, financial statement audits and legal, information technology and insurance that is managed through our corporate office.

The following table sets forth our results for Corporate and other for the years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2018 and 2019:

	Years ended December 31,			Six months ended June 30,
	2016	2017	2018	2018	2019
(in thousands)
Adjusted EBITDA	$(179,695)	$(171,468)	$(178,312)	$(89,369)	$(85,595)

June 30, 2019 compared to June 30, 2018

Adjusted EBITDA improved $3.8 million for the six months ended June 30, 2019 to $(85.6) million compared to the six months ended June 30, 2018. The decrease in expenses was primarily due to lower professional fees as well as income from transition agreements with Learfield IMG College partially offset by increases in personnel and rent costs.

December 31, 2018 compared to December 31, 2017

Adjusted EBITDA decreased $6.8 million to $(178.3) million for the year ended December 31, 2018 compared to 2017. The increase in expenses was primarily driven by additional corporate personnel and rent required to support the growth of our business.

December 31, 2017 compared to December 31, 2016

Adjusted EBITDA improved $8.2 million to ($171.5) million for the year ended December 31, 2017 compared to 2016. The decrease in expenses was primarily driven by one-time professional fees and financial system implementation costs in 2016 as well as a full year of the UFC management fee in 2017, partially offset by increases in personnel and rent required to support the growth of our business.

Quarterly financial data

The following tables present selected historical consolidated statements of operations data, as well as Adjusted EBITDA and Adjusted Net Income (Loss), for certain of the quarters in the year ended December 31, 2017 and each of the quarters in the year ended December 31, 2018 and the six months ended June 30, 2019. This quarterly data has been derived from our unaudited consolidated financial statements. The adjustments for the six months ended June 30, 2018 and 2019, as well as the annual impacts of such quarterly adjustments noted below for the years ended December 31, 2017 and 2018, are described elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Three months ended
(in thousands)	June 30, 2017	Sept. 30, 2017	Dec. 31, 2017	March 31, 2018	June 30, 2018	Sept. 30, 2018	Dec. 31, 2018	March 31, 2019	June 30, 2019
Revenue	$655,601	$873,759	$867,744	$720,128	$780,735	$898,867	$1,213,748	$1,009,706	$1,038,846
Operating (loss) income from continuing operations	(3,900)	58,809	6,752	(70,076)	(62,726)	(56,514)	81,897	(22,557)	32,921
Net (loss) income	(50,351)	15,386	133,707	(146,869)	(328,743)	(82,917)	789,833	(152,642)	(67,654)
Adjusted EBITDA	116,620	186,567	144,740	93,647	112,975	112,425	232,039	83,980	165,695
Adjusted Net Income (Loss)	46,445	74,370	47,183	6,619	(40,350)	41,310	92,538	232	46,995

Adjusted EBITDA

	Three months ended
(in thousands)	June 30, 2017	Sept. 30, 2017	Dec. 31, 2017	March 31, 2018	June 30, 2018	Sept. 30, 2018	Dec. 31, 2018	March 31, 2019	June 30, 2019
Net (loss) income	$(50,351)	$15,386	$133,707	$(146,869)	$(328,743)	$(82,917)	$789,833	$(152,642)	$(67,654)
(Income) loss from discontinued operations, net of tax (including gain on sale in fourth quarter 2018)	12,457	(2,733)	(55,895)	23,260	50,153	(10,735)	(757,676)	—	5,000
Provision for (benefit from) income taxes	(7,451)	(13,369)	(82,552)	5,012	87,926	(17,239)	12,536	(22,429)	13,652
Interest expense, net	62,795	64,985	67,129	67,605	67,134	67,735	74,726	71,366	70,718
Depreciation and amortization	86,770	85,577	86,893	89,461	91,432	92,609	92,457	78,511	64,842
Equity-based compensation expense	17,306	25,858	25,863	40,510	48,398	29,794	30,436	9,905	35,542
Merger, acquisition and earn-out costs	11,242	13,434	16,110	23,431	14,549	11,356	17,241	12,357	13,777
Certain legal costs	3,645	5,561	10,918	8,971	7,516	4,514	5,676	4,658	5,152
Restructuring, severance and impairment	4,086	3,031	2,704	2,389	1,919	28,717	5,338	3,088	28,922
Fair value adjustment—Droga5	(9,105)	(13,109)	(58,392)	(760)	33,817	4,305	1,600	10,080	(6,346)
Fair value adjustment—equity investments	—	—	—	2,359	1,891	123	(71,691)	7,044	239
Equity method losses—Learfield IMG College	—	—	—	—	—	—	—	6,896	12,287
Other	(14,774)	1,946	(1,745)	(21,722)	36,983	(15,837)	31,563	55,146	(10,436)

Adjusted EBITDA	$116,620	$186,567	$144,740	$93,647	$112,975	$112,425	$232,039	$83,980	$165,695

Adjusted Net Income (Loss)

	Three months ended
(in thousands)	June 30, 2017	Sept. 30, 2017	Dec. 31, 2017	March 31, 2018	June 30, 2018	Sept. 30, 2018	Dec. 31, 2018	March 31, 2019	June 30, 2019
Net (loss) income	$(50,351)	$15,386	$133,707	$(146,869)	$(328,743)	$(82,917)	$(789,833)	$(152,642)	$(67,654)
Net loss attributable to non-controlling interests	44,784	329	14,233	36,354	34,764	25,349	(11,226)	17,948	9,770
Net (loss) income attributable to Endeavor Operating Company, LLC	(5,567)	15,715	147,940	(110,515)	(293,979)	(57,568)	778,607	(134,694)	(57,884)
(Income) loss from discontinued operations, net of tax (including gain on sale in fourth quarter 2018)	12,457	(2,733)	(55,895)	23,260	50,153	(10,735)	(757,676)	—	5,000
Amortization	71,036	69,958	71,970	72,963	74,734	77,184	76,281	62,342	48,481
Equity-based compensation expense	17,306	25,858	25,863	40,510	48,398	29,794	30,436	9,905	35,542
Merger, acquisition and earn-out costs	11,242	13,434	16,110	23,431	14,549	11,356	17,241	12,357	13,777
Certain legal costs	3,645	5,561	10,918	8,971	7,516	4,514	5,676	4,658	5,152
Restructuring, severance and impairment	4,086	3,031	2,704	2,389	1,919	28,717	5,338	3,088	28,922
Fair value adjustment—Droga5	(9,105)	(13,109)	(58,392)	(760)	33,817	4,305	1,600	10,080	(6,346)
Fair value adjustment—equity investments	—	—	—	2,359	1,891	123	(71,691)	7,044	239
Equity method losses—Learfield IMG College	—	—	—	—	—	—	—	6,896	12,287
Other	(14,774)	1,946	(1,745)	(21,722)	36,983	(15,837)	31,563	55,146	(10,436)
Tax effects of adjustments	(52)	(1,836)	(1,684)	(1,861)	(6,175)	702	(1,961)	(11,964)	2,063
Adjustments allocated to non-controlling interests	(43,829)	(43,455)	(34,131)	(32,406)	(31,956)	(31,245)	(40,383)	(24,626)	(29,802)
Valuation allowance and other tax items	—	—	(76,475)	—	21,800	—	17,507	—	0

Adjusted Net Income (Loss)	$46,445	$74,370	$47,183	$6,619	$(40,350)	$41,310	$92,538	$232	$46,995

LIQUIDITY AND CAPITAL RESOURCES

Historical liquidity and capital resources

Sources and uses of cash

Cash flows from operations have historically funded our day to day operations, revenue-generating activities and routine capital expenditures, as well as serviced our long-term debt. Our other principal use of cash has been acquisitions of businesses, which have been funded primarily through equity contributions from our pre-IPO institutional investors and the issuance of long-term debt.

Debt facilities

As of June 30, 2019, we had an aggregate of $4.5 billion outstanding indebtedness under our Senior Credit Facilities (as defined above) and available borrowing capacity of $328.7 million under the revolving credit facilities.

2014 Credit Facilities

As of June 30, 2019, we have borrowed an aggregate of $2.6 billion of term loans under the 2014 Credit Facilities. Term loan borrowings under the 2014 Credit Facilities bear interest at a variable interest rate equal to either, at our option, adjusted LIBOR or the alternate base rate (the “ABR”) plus, in each case, an applicable margin. LIBOR term loans accrue interest at a rate equal to adjusted LIBOR plus 2.75%, with a LIBOR floor of 0.00%. ABR term loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c) adjusted LIBOR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 1.75%. The term loans under the 2014 Credit Facilities include 1% principal amortization payable in equal quarterly installments and mature on May 18, 2025. On May 20, 2019, we entered into $1.5 billion in interest rate hedges to swap a portion of our 2014 Credit Facilities from floating interest expense to fixed. The LIBOR portion of the facility has been fixed at a coupon of 2.12% for five years commencing from June 2019 until June 2024. See Notes 10 and 11, “Debt”, to our unaudited and audited consolidated financial statements, respectively, included elsewhere in this prospectus, for further detail on the 2014 Credit Facilities.

As of June 30, 2019, we have the option to borrow incremental term loans in an aggregate amount equal to at least $550 million, subject to market demand, and may be able to borrow additional funds depending on our First Lien Leverage Ratio (as defined under the 2014 Credit Facilities). The credit agreement governing our 2014 Credit Facilities includes certain mandatory prepayment provisions relating to, among other things, the incurrence of additional debt.

The 2014 Credit Facilities also include a revolving credit facility which has $200 million of capacity with letter of credit and swingline loan sub-limits of up to $75 million and $20 million, respectively. Revolving credit facility borrowings under the 2014 Credit Facilities bear interest at a variable interest rate equal to either, at our option, adjusted LIBOR or the ABR plus, in each case, an applicable margin. LIBOR revolving loans accrue interest at a rate equal to adjusted LIBOR plus 2.00-2.50%, depending on the First Lien Leverage Ratio, with a LIBOR floor of 0.00%. ABR revolving loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c) adjusted LIBOR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 1.00-1.50%, depending on the First Lien Leverage Ratio. We pay a commitment fee on the revolving credit facility under the 2014 Credit Facilities of 0.25-0.50%, based on our First Lien Leverage Ratio. As of June 30, 2019, we had no borrowings outstanding under this revolving credit facility and outstanding letters of credit of $34.0 million. The revolving facility under the 2014 Credit Facilities matures on May 18, 2023.

The revolving facility under the 2014 Credit Facilities is subject to a financial covenant if greater than 35% of the borrowing capacity of the revolving credit facility is utilized at the end of each quarter and not cash collateralized. This covenant did not apply during the six months ended June 30, 2019, as we had no borrowings outstanding under this revolving credit facility.

The 2014 Credit Facilities contain certain restrictive covenants around indebtedness, liens, fundamental changes, guarantees, investments, asset sales and transactions with affiliates.

The borrower’s obligations under the 2014 Credit Facilities are guaranteed by certain of our indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions. All obligations under the 2014 Credit Facilities and the related guarantees are secured by a perfected first priority lien on substantially all of the borrower’s and the guarantors’ tangible and intangible assets, in each case, subject to permitted liens and certain exceptions.

UFC Credit Facilities

As of June 30, 2019, we have borrowed an aggregate of $1.9 billion of term loans under the UFC Credit Facilities, consisting entirely of first lien term loans. Term loan borrowings under the UFC Credit Facilities bear interest at a variable interest rate equal to either, at our option, adjusted LIBOR or the ABR plus, in each case, an applicable margin. LIBOR term loans accrue interest at a rate equal to an adjusted LIBOR plus 3.25%, with a LIBOR floor of 1.00%. ABR term loans accrue interest at a rate equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c) adjusted LIBOR for a one-month interest period plus 1.00% and (d) 2.00%, plus 2.25%. The term loans under the UFC Credit Facilities include 1% principal amortization payable in equal quarterly installments and mature on April 29, 2026. See Notes 10 and 11, “Debt”, to our unaudited and audited consolidated financial statements, respectively, included elsewhere in this prospectus, for further detail on the UFC Credit Facilities.

As of June 30, 2019, we have the option to borrow incremental term loans in an aggregate amount equal to at least $455 million, subject to market demand, and may be able to borrow additional funds depending on our First Lien Leverage Ratio (as defined under the UFC Credit Facilities). Net proceeds of any additional borrowings available to us would be proportional to our ownership of UFC, subject to the rights of the holders of the UFC Preferred Units discussed below under “—UFC Preferred Units.” The credit agreement governing our UFC Credit Facilities includes certain mandatory prepayment provisions relating to, among other things, the incurrence of additional debt. On September 11, 2019, UFC Parent commenced a redemption of all of the UFC Preferred Units for aggregate consideration of approximately $537.7 million. UFC Parent financed the redemption of the UFC Preferred Units, together with fees and expenses related thereto, with $465 million of incremental first lien term loans under our UFC Credit Facilities and approximately $77.7 million of cash on hand. See “Prospectus Summary—Recent Developments.”

The UFC Credit Facilities also include a revolving credit facility which, as of June 30, 2019, had $163 million of capacity and letter of credit and swingline loan sub-limits of up to $40 million and $15 million, respectively. Revolving credit facility borrowings under the UFC Credit Facilities bear interest at a variable interest rate equal to either, at our option, adjusted LIBOR or the ABR plus, in each case, an applicable margin. LIBOR revolving loans accrue interest at a rate equal to an adjusted LIBOR plus 3.50-4.00%, depending on the First Lien Leverage Ratio, in each case with a LIBOR floor of 0.00%. ABR revolving loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c) adjusted LIBOR for a one month interest period plus 1.00% and (d) 1.00%, plus (ii) 2.50-3.00%, depending on the First Lien Leverage Ratio. We pay a commitment fee on the revolving credit facility under the UFC Credit Facilities of 0.25-0.50%, based on our First Lien Leverage Ratio. As of June 30, 2019, we have no borrowings outstanding under this revolving credit facility and outstanding letters of credit of $10.0 million. The revolving facility under the UFC Credit Facilities matures on April 29, 2024.

The UFC Credit Facilities are subject to a financial covenant if greater than 35% of the borrowing capacity of the revolving credit facility is utilized and not cash collateralized. This covenant did not apply during the six months ended June 30, 2019, as we had no borrowings outstanding under this revolving credit facility.

The UFC Credit Facilities contain certain restrictive covenants around indebtedness, liens, fundamental changes, guarantees, investments, asset sales and transactions with affiliates.

The borrower’s obligations under the UFC Credit Facilities are guaranteed by certain of UFC Parent’s indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions. All obligations under the UFC Credit Facilities and the related guarantees are secured by a perfected first priority lien on substantially all of the borrower’s and the guarantors’ tangible and intangible assets, in each case, subject to permitted liens and certain exceptions.

Restrictions on dividends

Both the 2014 Credit Facilities and the UFC Credit Facilities contain restrictions on our ability to make distributions and other payments from the respective credit groups and which therefore limit our ability to receive cash from our operating units to make dividends to the holders of Class A common stock. These restrictions on dividends include exceptions for, among other things, (1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to maintain the parent entities, (4) other specific allowable situations and (5) a general restricted payment basket, as defined in each of the 2014 Credit Facilities and the UFC Credit Facilities. The UFC LLC Agreement contains certain covenants restricting distributions and other payments, including the ability of holders of preferred equity to elect to participate in certain permitted distributions ahead of common equity holders, subject in each case to certain exceptions.

Other debt

As of June 30, 2019, we have certain other revolving line of credit facilities and long-term debt liabilities, with aggregate borrowing capacity of approximately $75.0 million, maturity dates ranging from 2018 to 2028, and bearing interest at rates ranging from 3.08% to 10.5%.

Indebtedness following the consummation of this offering

In connection with this offering, we intend to use a portion of the net proceeds to repay outstanding term loan borrowings under our 2014 Credit Facilities.

UFC Preferred Units

As part of the UFC Acquisition in 2016, UFC issued $360 million of preferred equity in the form of UFC Preferred Units. The holders of UFC Preferred Units are entitled to a cumulative distribution at an annual rate of 13.0%, payable quarterly in arrears by accumulating and compounding to the liquidation preference (the “preferred return”). The holders of the UFC Preferred Units have the option after the fifth anniversary to switch the rate of the preferred return from the fixed rate of 13.0% to a floating rate of 10.0% plus the five year treasury rate. The fixed rate of 13.0% and the fixed portion of the floating rate of 10.0% increases incrementally by 1.0% after the seventh anniversary, 1.0% after the eighth anniversary and 0.5% after the ninth anniversary. After the third, fourth and fifth anniversary, the Company may elect to redeem any or all of the outstanding UFC Preferred Units at an amount per unit equal to the then current liquidation preference, plus a redemption premium of 105%, 102.5% and 100%, respectively. On September 11, 2019, UFC Parent commenced a redemption of all of the UFC Preferred Units. We closed the Preferred Equity Redemption on September 18, 2019. See “Prospectus Summary—Recent Developments.”

The UFC Preferred Units are subject to certain negative covenants that restrict, among other things, UFC’s ability to repurchase or redeem equity, make certain restricted payments, issue preferred equity, incur indebtedness and enter into affiliate transactions. The terms of the UFC Preferred Units also contain events of default, including failures to make required distributions on the UFC Preferred Units.

The negative covenants for the UFC Preferred Units restrict our ability to make distributions from our UFC subsidiaries to the Company, and therefore limit our ability to receive cash from our UFC operating units to make dividends to the holders of our Class A common stock. Generally, the UFC Preferred Units prevent any distributions to the Company except for (1) amounts necessary to make tax payments, (2) a limited annual amount for employee stock repurchases, (3) a limited amount for earn-out payments relating to the acquisition of UFC, (4) distributions required to maintain the parent entities and (5) other specific allowable situations.

Cash Flows Overview

Years ended December 31, 2016, 2017 and 2018 and the six months ended June 30, 2018 and 2019

	Years ended December 31,			Six months ended June 30,
(in thousands)	2016	2017	2018	2018	2019
Net loss from continuing operations, adjusted for non-cash items	$120,874	$215,923	$200,147	$12,116	$99,869
Changes in working capital	(135,643)	12,733	165,780	72,370	169,179
Changes in non-current assets and liabilities	(22,889)	(12,628)	(244,796)	24,373	(7,236)

Net cash (used in) provided by operating activities from continuing operations	$(37,658)	$216,028	$121,131	$108,859	$261,812
Net cash (used in) provided by investing activities from continuing operations	$(709,097)	$(248,745)	$(164,809)	$(437,309)	$110,823
Net cash provided by (used in) financing activities from continuing operations	$904,895	$424,545	$11,616	$122,441	$(196,496)

Discontinued operations:
Net cash provided by (used in) operating activities	$43,193	$48,532	$36,544	$(67,505)	$(5,000)
Net cash used in investing activities	(4,439)	(4,074)	(6,951)	(2,616)	—
Net cash used in financing activities	(4,000)	—	(64)	(64)	—

Net cash flows provided by (used in) discontinued operations	$34,754	$44,458	$29,529	$(70,185)	$(5,000)

June 30, 2019 compared to June 30, 2018

Cash provided by operating activities increased $153.0 million. This was primarily due to $96.8 million in working capital improvement, driven primarily by the receipt of advance payments in connection with sports media rights, including soccer and tennis, as well as content production. Net loss from continuing operations adjusted for non-cash items improved by $87.8 million, primarily driven by lower net loss offset by lower adjustments for depreciation and amortization, equity-based compensation and income taxes. Additionally, there was a $31.6 million unfavorable change in non-current assets and liabilities, due primarily to the capitalization of production costs in connection with our content business.

Investing activities from continuing operations changed from $437.3 million of cash used in the six months ended June 30, 2018 to $110.8 million of cash provided in the six months ended June 30, 2019, primarily due to $206.8 million of proceeds from the sale of our investment of Droga5 in April 2019, compared to payments of $432.7 million related to the acquisition of businesses, primarily NeuLion and 160over90, offset by $120.0 million from the maturity of short term investments in the six months ended June 30, 2018.

Financing activities from continuing operations changed from $122.4 million of cash provided in the six months ended June 30, 2018 to $196.5 million of cash used in the six months ended June 30, 2019, a decrease of $318.9 million. Cash used in the six months ended June 30, 2019 primarily reflects $509.0 million for the redemption of certain of our equity interests, $52.8 million related to net long-term debt repayments, and $93.1 million related to payments under our equity buyback plan and tax distributions to equity investors, partially offset by contributions of $470.6 million from our equity investors. Cash provided in the six months ended June 30, 2018 primarily reflects $413.3 million of contributions from our equity investors and $26.6 million related to net proceeds from long-term debt partially offset by $246.8 million for the redemption of certain of our equity interests and $61.2 million related to payments under our equity buyback plan and tax distributions to equity investors.

December 31, 2018 compared to December 31, 2017

Cash provided by operating activities decreased $94.9 million. This was due to the $232.1 million unfavorable change in non-current assets and liabilities due primarily to the capitalization of production costs in connection with our content business offset by $153.0 million improvement in working capital driven primarily by the receipt of advance payments in connection with our content business. There was also a $15.8 million decline in net loss from continuing operations adjusted for non-cash items.

Cash used in investing activities from continuing operations decreased by $83.9 million, primarily due to $399.2 million of proceeds from the disposal of IMG College and $120.0 million of proceeds from the maturity of short term investments in 2018 compared to $120.0 million of purchases of such investments in 2017, offset by greater net payments for the acquisition of businesses, primarily NeuLion and 160over90, of $440.3 million in 2018 compared to $12.6 million in 2017, greater investments in non-controlled affiliates of $68.8 million in 2018 compared to $14.4 million in 2017 and an increase in capital expenditures of $82.8 million.

Financing activities from continuing operations changed from $424.5 million of cash provided in 2017 to $11.6 million of cash provided in 2018, a decrease of $412.9 million. The change in 2018 reflects the redemption of certain of our equity interests, payments under our equity buyback plan and tax distributions to equity investors, offset by $425.0 million of contributions from our equity investors and net proceeds from debt of $33.2 million. Cash provided in 2017 reflects $160.6 million of net borrowings and $1,302.9 million of contributions from our equity investors, which was partially used to fund financing outflows related to the acquisition of additional interests in UFC, contingent purchase price payments and the redemption of certain of our existing equity interests.

December 31, 2017 compared to December 31, 2016

Cash provided by operating activities from continuing operations improved $253.7 million. This increase was driven by $95.0 million of improvement in net loss from continuing operations adjusted for non-cash items due to the significant increase in depreciation and amortization, primarily as a result of the UFC Acquisition, as well as the increase in equity based compensation expense. In addition, cash flows from operating activities benefited from $148.4 million in favorable working capital changes from 2016 to 2017 in connection with the timing of events, media rights payments and other operating expenses.

Cash used in investing activities from continuing operations decreased by $460.4 million, primarily due to acquisition net payments of only $12.6 million in 2017 as compared to $580.0 million in 2016, primarily due to the UFC Acquisition, partially offset by the investment of $120.0 million in short-term marketable securities.

Cash provided by financing activities from continuing operations decreased by $480.4 million. 2017 reflects $160.6 million of net borrowings and $1,302.9 million of contributions from our equity owners, which was partially used to fund financing outflows related to the acquisition of additional interests in UFC, contingent purchase price payments and the redemption of certain of our existing equity interests. 2016 reflects $374.3 million of net borrowings and $592.4 million of contributions from our equity investors, which was principally used to finance acquisitions, including UFC, Frieze and Fusion Marketing and IMG Live.

Future sources and uses of liquidity

Our initial sources of liquidity will be (1) cash on hand, (2) cash flows from operations, (3) available borrowings under our Senior Credit Facilities, including revolving credit facilities under the Senior Credit Facilities and (4) net proceeds from this offering.

Based on our current expectations, we believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments, including long-term debt service, in the foreseeable future. We believe we have sufficient liquidity to conduct planned operations for at least the next 12 months.

Our cash and cash equivalents consist primarily of cash on deposit with banks and liquid investments in money market funds. As of June 30, 2019, cash and cash equivalents totaled $830.9 million.

We expect that our primary liquidity needs will be cash to (1) provide capital to facilitate organic growth of our business, (2) fund future acquisitions and settle acquisition earn-outs from prior acquisitions, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) pay interest and principal due on our Senior Credit Facilities, (6) make payments under the tax receivable agreement, (7) pay income taxes, (8) repurchase employee equity and (9) make distributions to members and stockholders.

We expect to refinance the Senior Credit Facilities prior to the maturity of the outstanding loans, with the first maturity for outstanding term loans under the Senior Credit Facilities occurring in 2025. We currently anticipate being able to secure funding for such refinancing at favorable terms, however our ability to do so may be impacted by many factors, including our growth and other factors specific to our business as well as macro-economic factors beyond our control. See “Risk Factors—Risks Related to Our Business—We cannot be certain that additional financing will be available on reasonable terms when required, or at all.”

Tax distributions by Endeavor Operating Company

As described in “Dividend Policy,” following the consummation of this offering, other than as described below, we expect to retain all our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future following the completion of this offering.

Following this offering and subject to funds being legally available, we expect that Endeavor Operating Company will make distributions to each of its members, including the Endeavor Profits Units holders and Endeavor Manager, in amounts sufficient to pay applicable taxes attributable to each member’s allocable share of taxable income of Endeavor Operating Company. Prior to this offering, Endeavor Operating Company will pay a distribution to its members in respect of taxable income estimated to be allocable to such members for periods prior to the offering, and Endeavor Operating Company may fund additional distributions payable to such members (or their successors) following this offering to the extent such estimates of taxable income were understated.

Tax Receivable Agreement

Generally, we are required under the tax receivable agreement described in “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” to make payments to the Post-IPO TRA Holders that are generally equal to 85% of the applicable cash tax savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using assumptions regarding combined state and local income tax rates) as a result of favorable tax attributes that will be available to us as a result of the reorganization transactions, exchanges of Endeavor Operating Company Units for Class A common stock or cash and payments made under the tax receivable agreement. We will generally be entitled to retain the remaining 15% of these cash tax savings. Assuming that all units eligible to be redeemed for cash or Class A common stock would be exchanged for Class A common stock by Endeavor Group Holdings at the time of the offering and that we will have sufficient taxable income to utilize all of the tax attributes covered by the tax receivable agreement when they are first available to be utilized under applicable law, we estimate that payments to the Post-IPO TRA Holders under the tax receivable agreement would aggregate to approximately $867.7 million over the next 15 years and for yearly payments over that time to range between approximately $17.9 million to $73.9 million per year, based on an assumed public offering price of $27.00 (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). Such payments will be due only after we have filed our U.S. federal and state income tax returns. The first payment would be due after the filing of our tax return for the year ending December 31, 2019, which is due March 15, 2020, but the due date can be extended until October 15, 2020. Payments under the tax receivable agreement will bear interest from the due date of the tax return reflecting the applicable tax benefits. We currently expect to fund these payments from cash flows from operations generated by our subsidiaries as well as from excess tax distributions that we receive from our subsidiaries.

Under the tax receivable agreement, as a result of certain types of transactions or occurrences, including a transaction resulting in a change of control or a material breach of our obligations under the tax receivable agreement, we may also be required to make payments to the Post-IPO TRA Holders in amounts equal to the present value of future payments we are obligated to make under the tax receivable agreement. If the payments under the tax receivable agreement are accelerated, we may be required to raise additional debt or equity to fund such payments. To the extent that we are unable to make payments under the tax receivable agreement as a result of having insufficient funds (including because our credit agreements restrict the ability of our subsidiaries to make distributions to us) such payments will generally be deferred and will accrue interest until paid. For a full description of the tax receivable agreement, see “Risk Factors—Risks Related to Our Organization and Structure—We will be required to pay certain of our pre-IPO investors for certain tax benefits we may claim in the future, and the amounts we may pay could be significant” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Qualitative and Quantitative Disclosures about Market Risk

Interest rate risk

Our exposure to changes in interest rates relates primarily to the floating interest component on our long-term debt. The Senior Credit Facilities bear interest at floating rates. Holding debt levels constant, a 1% increase in the effective interest rates would have increased our interest expense by $45 million for the year ended December 31, 2018.

Foreign currency risk

We have operations in a number of countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the British Pound and the Euro. The value of these currencies fluctuates relative to the U.S. dollar. These changes could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition and results of operations in a given period or in specific territories.

Holding other variables constant (such as interest rates and debt levels), if the U.S. dollar appreciated by 10% against the foreign currencies used by our operations in 2018, revenues would have decreased by approximately $98 million for the year ended December 31, 2018 and operating loss from continuing operations would have improved by approximately $10 million.

We regularly review our foreign exchange exposures that may have a material impact on our business and from time to time use foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of potential adverse fluctuations in foreign currency exchange rates arising from these exposures. We do not enter into foreign exchange contracts or other derivatives for speculative purposes.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our combined financial statements except for those described under “Contractual Obligations, Commitments and Contingencies” below.

Contractual Obligations, Commitments and Contingencies

The following table represents our contractual obligations as of December 31, 2018, aggregated by type.

	Payments due by period
	Total	2019	2020-2021	2022-2023	After 2023
(in thousands)
Long-term debt, principal repayments (1)	$4,731,250	$113,822	$167,096	$1,466,814	$2,983,518
Long-term debt, interest payments (2)	1,400,001	247,452	480,768	447,644	224,137
Minimum operating lease payments (3)	681,312	84,434	150,586	146,593	299,699
Purchase obligations/guarantees (4)	4,133,352	1,132,040	1,875,990	716,527	408,795
Payments to members/employees (5)	349,006	167,704	164,769	15,845	688

Total	$11,294,921	$1,745,452	$2,839,209	$2,793,423	$3,916,837

(1)

The principal balance of certain term loans is repaid on a quarterly basis at an amortization rate of 0.25% per quarter, with the balance due at maturity. See Note 11, “Debt”, to our audited consolidated financial statements included elsewhere in this prospectus for further detail.

(2)

Variable interest rate payments on our long-term debt are calculated based on the interest rate as of December 31, 2018 and the scheduled maturity of the underlying loans. Interest payments also include a commitment fee of 0.50% that we are required to pay on the unused balance of our revolving credit facilities under the Senior Credit Facilities.

(3)	Our operating leases are primarily for office facilities, equipment and vehicles. Certain of these leases contain provisions for rent escalations or lease concessions.
(4)

We routinely enter into purchase or guarantee arrangements for media, event or other representation rights as well as for advancements for content production or overhead costs with various organizations.

(5)

Certain members receive guaranteed payments from us under contracts through 2024. These payments are made through periodic draws and annual profit-sharing contributions. We are also obligated to a number of our employees under employment agreements that expire at various dates through 2023.

Subsequent to December 31, 2018, we amended the first lien credit agreement under the UFC Credit Facilities to, among other things, extend the maturity of the first lien terms loans under the UFC Credit Facilities from August 2023 to April 2026. As a result, approximately $1.4 billion of principal repayments included in the “2022-2023” column should be reflected in the “After 2023” column in the table above. In addition, total interest payments will increase by approximately $190 million which should be reflected in the “After 2023” column in the table above.

The payments that we may be required to make under the tax receivable agreement may be significant and are not reflected in the contractual obligations tables set forth above as they are dependent upon future taxable income. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our consolidated financial statements requires us to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates.

We believe the following estimates related to certain of our critical accounting policies, could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2, “Summary of Significant Accounting Policies,” to our unaudited and audited consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

Revenue Recognition

We have revenue recognition policies for our various operating segments that are appropriate to the circumstances of each business.

As of January 1, 2018, the Company adopted ASC 606, which replaced most existing revenue recognition guidance under GAAP. The core principle of ASC 606 requires companies to reevaluate when revenue is recorded on a contract with a customer based upon newly defined criteria, either at a point in time or over time as goods or services are delivered. ASC 606 requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and estimates, and changes in those estimates. For further information regarding the impact of the adoption of this standard refer to Note 2, “Summary of Significant Accounting Policies” and Notes 15 and 17, “Revenue” to our unaudited and audited consolidated financial statements, respectively, included elsewhere in this prospectus.

Arrangements with Multiple Performance Obligations

We have various types of contracts with multiple performance obligations, primarily consisting of multi-year sponsorship and media rights agreements. The transaction price in these types of contracts is allocated on a relative standalone selling price basis. We typically determine the standalone selling price of individual performance obligations based on management estimates, unless standalone selling prices are observable through past transactions. Estimates used to determine a performance obligation’s standalone selling price impact the amount and timing of revenue recognized, but not the total amount of revenue to be recognized under the arrangement.

Prior to the adoption of ASC 606, the standalone selling price for similar arrangements was also derived using vendor specific objective evidence of selling price, third party evidence (“TPE”) or management’s best estimate where TPE was not available. While ASC 606 eliminated the standalone selling price hierarchy, the Company’s approach to allocating consideration based on management’s best estimate of standalone selling price is similar to historical practices.

Principal versus Agent

We enter into many arrangements that require management to determine whether we are acting as a principal or an agent. This determination involves judgment and depends on an evaluation of the facts and circumstances, including identification of the specified service, and whether we are primarily responsible for fulfillment of the promise to provide the specified service, have inventory risk and have discretion in establishing prices. For events, this determination is primarily based on whether an event is owned by us or whether we are providing an event management service. For media rights distribution, this determination is primarily based on whether we have control over the media rights including setting pricing with customers. For rebillable expenses related to advertising and brand activation services, this determination is primarily based on whether we are primarily responsible for fulfillment of the services to the customer. If our determinations were to change, the amounts of our revenue and operating expenses may be different.

Prior to the adoption of ASC 606, our evaluation included considering whether we were the primary obligor in an arrangement, set pricing, had discretion in supplier selection and retained credit risk. While ASC 606 reduced the number of indicators in the principal versus agent guidance, the Company’s determination of whether we are acting as a principal or as an agent is generally consistent with historical treatment.

Timing of Recognition

Commission-based Representation and Licensing Revenue

For arrangements where we earn commissions or royalties based on a client’s sales, earnings or back-end profits, we recognize revenue either over time or at the point in time that our client performs in accordance with the terms of their engagement.

We earn packaging revenue directly from studios/production companies (in lieu of receiving a commission from a client) for our role in arranging the creation, development and/or production of a program to be exhibited on broadcast or cable television, streaming, video-on-demand or similar platforms. A package typically involves an initial fee per episode as well as a back-end profit participation paid directly from a studio. We generally recognize the initial fee when a program is completed and delivered to the network.

When our commission is generated from an arrangement that involves an underlying license of intellectual property, we recognize such revenue in accordance with the sales- or usage-based royalty exception under ASC 606. Such arrangements primarily include:

•

Client profit participation: primarily relates to our client’s participation in the net profitability of an episodic television series or feature film in which they have played a role. Once the profit participation metric is achieved, we recognize commission revenue related to the sales or usage of the underlying functional intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or management’s best estimate of sales or usage in a period, if statements are received on a lag. If our estimates and judgments were to change, the timing and amount of revenue recognized may be different.

Prior to the adoption of ASC 606, revenues from client profit participation were recognized when the fees were fixed or determinable, which was generally when the fees are reported to us. If we estimated revenue for these contracts under a different model, the timing and amount of revenue recognized may have been different.

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Package back-end profit participation: relates to our right to participate in the profitability of a television program, which is generally equal to a percentage of a contractually defined profitability measure. Once the profit participation metric is achieved, we recognize commission revenue related to the sales or usage of the underlying functional intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or management’s best estimate of sales or usage in a period, if statements are received on a lag. If our estimates and judgments were to change, the timing and amount of revenue recognized may be different.

Prior to the adoption of ASC 606, revenues from back-end profit participation were recognized when the fees were fixed or determinable, which generally resulted in recognizing revenue on a lag as profit participation statements were received. If we estimated revenue for these contracts under a different model, the timing and amount of revenue recognized may have been different.

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Licensing: relates to royalties or commissions from sales of licensed merchandise. The nature of the licensing arrangements is typically symbolic intellectual property, inclusive of logos, trade names, and trademarks related to merchandise sales. We recognize revenue related to the sales or usage of the underlying symbolic intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or management’s best estimate of sales or usage in a period, if statements are received on a lag. If our estimates and judgments were to change, the timing and amount of revenue recognized may be different.

Prior to the adoption of ASC 606, revenue was recognized when the services had been rendered, the amount was fixed or determinable and collectability was reasonably assured, which generally resulted in recognizing revenue on a lag as royalty statements were received.

Event-based Revenue

We also enter into arrangements related to multiple events. We recognize revenue related to certain of these arrangements over the related athletic season or other fixed period, whereas for certain other of these arrangements we allocate revenue to specific event dates and recognize the allocated portion of such revenue on those dates.

The adoption of ASC 606 did not have an impact on the timing of recognition for these event based arrangements. If such revenues were recognized based on another basis, or if we made different determinations about which method to apply to a given arrangement, the timing of our revenue and operating expenses may be different.

Service Fee-based Revenue

We also enter into arrangements related to the delivery of services, such as marketing, branding, production and athletic training programs. We generally recognize revenue related to these arrangements as the services are performed.

The adoption of ASC 606 did not have an impact on the timing of recognition for these services. If such revenues were recognized based on another basis, or if we made different determinations about which method to apply to a given arrangement, the timing of our revenue and operating expenses may be different.

Pay-per-view Revenue

We recognize revenue from pay-per-view programming when the event is aired. The amount of revenue recognized is based upon management’s initial estimate of variable consideration related to the number of buys achieved. This initial estimate is based on preliminary buy information received from certain pay-per-view distributors, and is subject to adjustment as new information regarding the number of buys is received, which is generally up to 120 days subsequent to the live event. If our estimates of buys achieved were to change, the timing and amount of our revenue may be different. The adoption of ASC 606 did not have an impact on our approach to estimating revenue for our pay-per-view arrangements.

Goodwill

Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. We perform our goodwill impairment test at the reporting unit level, which is one level below the operating segment level. We have three operating and reportable segments, consistent with the way management makes decisions and allocates resources to the business and we have ten reporting units across these three segments.

We have the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. A qualitative assessment includes, but is not limited to, consideration of the results of our most recent quantitative impairment test, consideration of macroeconomic conditions, and industry and market conditions. If we can support the conclusion that it is “not more likely than not” that the fair value of a reporting unit is less than its carrying amount under the qualitative assessment, we would not need to perform the quantitative impairment test for that reporting unit.

If we cannot support such a conclusion or we do not elect to perform the qualitative assessment then the first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. To determine the fair value of our reporting units, we generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. We apply what we believe to be the most appropriate valuation methodology for each of our reporting units. We believe our estimates of fair value are consistent with how a marketplace participant would value our reporting units.

The discounted cash flow analyses are sensitive to our estimates of future revenue growth and margins for these businesses.

Our long-term cash flow projections are estimates and inherently subject to uncertainty, particularly during periods of adverse economic conditions. Significant estimates and assumptions specific to each reporting unit include revenue growth, profit margins, terminal value growth rates, discount rates and other assumptions deemed reasonable by management. Where a market approach is utilized, we use judgment in identifying the relevant comparable-company market multiples. These estimates and assumptions may vary between each reporting unit depending on the facts and circumstances specific to that unit. If we had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ.

If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be determined in a business combination.

Our annual impairment review as of October 1, 2018 was performed on a quantitative basis for all of our reporting units and did not result in an impairment charge at any of our reporting units. Based on our quantitative impairment test results, the fair value of our reporting units with significant goodwill balances exceeded the carrying value of our reporting units by over 20%.

We believe that the estimates and assumptions we made in our quantitative analysis are reasonable, but they are susceptible to change from period to period. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability, adverse market conditions, significant client losses, changes in spending levels of our existing clients or a different economic outlook than currently estimated by management could have a significant impact on the estimated fair value of our reporting units and could result in an impairment charge in the future.

Intangible Assets

For finite-lived intangible assets that are amortized, we evaluate assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the estimated undiscounted future cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets. We define an asset group by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets. If identified, the impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying value of each asset is above its fair value.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. We have the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, we must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. We must then conduct a quantitative analysis if we (1) determine that such an impairment is “more likely than not” to exist, or (2) forego the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Determining whether a long-lived asset is impaired requires various estimates and assumptions, including whether a triggering event has occurred, the identification of the asset groups, estimates of future cash flows and the discount rate used to determine fair values. If we had established different asset groups or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.

Equity-Based Compensation

We grant profits unit awards to certain executives, employees and service providers. These awards represent an indirect interest that entitles the recipient to share in the appreciation of the equity value of Endeavor Operating Company above certain distribution thresholds as of the date of grant.

We record compensation costs related to our equity awards issued to executives and other employees based on the grant date fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period and compensation cost for awards with a performance condition is reassessed each period and recognized based upon the probability that the performance conditions will be achieved. The awards with a performance condition are expensed when the achievement of performance conditions is probable.

We estimate the fair value of equity awards using an option-pricing model, which requires us to make certain estimates and assumptions, such as:

Value of Equity—As our units are not publicly traded, we estimate the fair value of our equity, as discussed further under the ‘Valuation of Equity’ section below.

Expected term—The expected term represents the period that our awards are expected to be outstanding and is determined based on historical data and current expectations.

Expected volatility—As we do not have a public market trading history, the expected volatility is estimated based on the historical volatility of public companies that are deemed to be comparable to us over the expected term of the award. Industry peers consist of several public companies in our industry which are either similar in size, stage of life cycle or financial leverage.

Risk-Free Interest Rate—We base the risk-free interest rate on the US Treasury yield curve in effect at the time the awards are granted.

Expected Dividends—We do not anticipate paying any cash dividends in the near future and therefore use an expected dividend yield of zero.

The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our equity-based compensation expense could be materially different in the future.

Valuation of Equity

We consider objective and subjective factors to determine our best estimate of the fair value of our equity, including but not limited to, the following factors:

•	recent private stock sale transactions;

•	our historical financial results and estimated trends and prospects for our future financial performance;

•	our performance and market position relative to our competitors and similar publicly traded companies;

•	the likelihood of achieving a liquidity event, such as our initial public offering or sale, given internal company and external market conditions;

•	the economic and competitive environment, including the industry in which we operate; and

•	third-party valuations of our total company equity

We use a hybrid model consisting of a probability weighted expected return model (“PWERM”) and option-pricing model (“OPM”) under sale and IPO scenarios over various time horizons to derive our equity value. A

PWERM involves a forward-looking analysis of the potential future outcomes available to the enterprise, the estimation of ranges of future and present value under each outcome, and the application of a probability factor to weigh each outcome as of the estimate date. Both the PWERM and OPM are commonly used techniques for enterprise valuation.

The valuations took into account the factors described above and used a combination of financial and market-based methodologies to determine our business enterprise value.

Investments

We have fair value, equity method and cost investments. The fair value of these investments is dependent on the performance of the investee companies as well as volatility inherent in the external markets for these investments. For our investment recognized at fair value, we have to make various estimates pertaining to the future operating performance of the investee along with judgment in applying appropriate market-based valuation inputs.

In assessing the potential impairment of these investments, we consider these factors as well as the forecasted financial performance of the investees and market values, where available. If these forecasts are not met or market values indicate an other-than-temporary decline in value, impairment charges may be required.

Income Taxes

Endeavor Operating Company is a limited liability company, which is treated as a partnership for U.S. federal and state income tax purposes and is therefore not subject to U.S. corporate income taxes. Endeavor Operating Company’s income, except for the corporate subsidiaries, is subject to tax at the partner level. Endeavor Operating Company’s U.S. and foreign corporate subsidiaries are subject to entity-level taxes. Endeavor Operating Company is also subject to entity-level income taxes in certain U.S. state and local jurisdictions.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by us in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as application of tax laws in the jurisdictions in which we operate. A valuation allowance is provided when we determine that it is “more likely than not” that a portion of a deferred tax asset will not be realized. Our deferred tax positions may change if our estimates regarding future realization of deferred tax assets were to change.

A minimum probability threshold for a tax position must be met before a financial statement benefit is recognized. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The tax benefits ultimately realized by us may differ from those recognized in our financial statements based on a number of factors, including our decision to settle rather than litigate a matter, relevant legal precedent related to similar matters and our success in supporting its filing positions with taxing authorities.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statements of operations. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheet.

Consolidation

We typically consolidate entities in which we own more than 50% of the voting common stock and control operations, as well as variable interest entities (“VIE”) for which we are the primary beneficiary. Evaluating whether an entity in which we have a variable interest is a VIE and whether we are the primary beneficiary requires management to make significant judgments involving evaluating the fair value and capitalization of the investee along with the most significant activities of the entity and the party that has power over those activities.

Business Combinations

We account for our business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Additionally, contingent consideration is recorded at fair value on the acquisition date and classified as a liability. Goodwill is recognized to the extent by which the aggregate of the acquisition-date fair value of the consideration transferred and any non-controlling interest in the acquiree exceeds the recognized basis of the identifiable assets acquired, net of assumed liabilities. Determining the fair value of assets acquired, liabilities assumed and non-controlling interest requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives, among other items.

Recent Accounting Pronouncements

Refer to Note 3, “Recent Accounting Pronouncements”, to our unaudited and audited consolidated financial statements included elsewhere in this prospectus for further detail on certain accounting standards that have been adopted during the six months ended June 30, 2019 and the year ended December 31, 2018 or that have been issued but are not yet required to be adopted and that may be applicable to our future operations.

BUSINESS

Our Company

Endeavor is a global entertainment, sports and content company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. We create value for our clients – talent, brands and owners of IP – and our owned assets through our integrated capabilities of talent representation, content development, content distribution and sales, event management, marketing and licensing, and direct-to-consumer offerings. We leverage these capabilities to generate revenue in a variety of ways, including media rights sales, sponsorships, subscriptions, license fees, ticket sales, profit participations, profit sharing, pay-per-view programming, commissions and strategic consulting fees, data streaming fees and tuition. Our diverse client base and iconic owned assets combined with our integrated capabilities and flexible business model form a platform that we believe not only amplifies economic potential for our clients, but also allows us to generate revenue in new ways and to maximize revenue from existing relationships and assets across our various businesses.

We believe our platform is highly adaptable to the ever-changing entertainment, sports and content ecosystem and well positioned for continued growth as audiences increasingly seek premium forms of content (e.g., television shows, films, documentaries, video games, podcasts, education, live events and experiences). We are responsive to the growing demand for this content and agnostic to both how that demand is fulfilled and where that content is consumed. Capitalizing on our unique vantage point at the center of this ecosystem, we have broadened our capabilities and created a robust portfolio of owned assets. Beginning with the formation of the original Endeavor talent agency in 1995; our merger with the venerable William Morris Agency to form WME in 2009; and the acquisition of media, sports and fashion leader IMG in 2014; followed by a series of organic growth initiatives, digital investments, strategic partnerships, joint ventures and acquisitions, most notably UFC in 2016, we have built a platform that we believe is incredibly difficult to replicate by any other company.

Amidst both industry shifts and our own evolution, access has remained at Endeavor’s core. Once defined by access to talent (e.g., writers, actors, musicians, models, athletes and writers), we have broadened this access to include blue-chip brands (e.g., consumer product companies, sports federations and properties, global broadcasters and digital companies), IP (e.g., television shows, films, books, podcasts and video games) and owned assets (e.g., UFC, PBR, the Miami Open and Frieze), reaching diverse audiences across key media verticals globally. We have also extended our capabilities to amplify and complement our clients’ businesses, helping them reach new audiences and identify new opportunities for growth.

We currently deliver our integrated capabilities across our Entertainment & Sports, Representation and Endeavor X segments, as described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Business Overview.” Our business has delivered consistent growth and strong financial performance. For the year ended December 31, 2018, we generated $3,613.5 million in revenue, net income of $231.3 million, Adjusted Net Income of $100.1 million and Adjusted EBITDA of $551.1 million. For a discussion of Adjusted Net Income and Adjusted EBITDA and reconciliations to the most closely comparable GAAP measures, see “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Other Data.”

Our Content Platform

Endeavor’s platform offers a comprehensive solution for our diverse array of clients and owned assets to expand their presence across entertainment, sports and the entire content ecosystem by leveraging our integrated capabilities. We have demonstrated the ability to generate growth, identify complementary opportunities and open up new categories of business. Our platform offers breadth and depth of access that both retains and continually attracts new creative talent and opportunities. We believe this creates a powerful network that when combined with our integrated capabilities and flexible business model not only amplifies economic potential for our clients, but also allows us to generate revenue in new ways and to maximize revenue from existing relationships and assets across our various businesses.

Our Integrated Capabilities

Talent Representation

Since 1898, we have represented some of the world’s greatest talent, including entertainers, content creators, legendary athletes, sports institutions and style icons. In 2018, for example, we represented more Academy Award and Grammy winners than any other talent agency, as well as some of television’s most prolific creators, arranged various elements of more than 300 television series that premiered across broadcast, cable and streaming channels, represented over 60% of headliners of the major music festivals in the U.S., and managed seven of the 10 highest paid models according to Forbes. We continue to be a primary provider of content to broadcast and cable networks (accounting, for example, for half of the new series ordered by broadcast networks in 2018 and half of HBO’s current original programming) and have also become one of the largest providers of content to the streaming video-on-demand ecosystem. We are dedicated to helping our more than 6,000 clients build their brands; maintain creative control of their destinies; and diversify and grow their businesses through our platform, providing them opportunities to increase their monetization potential and amplify their reach.

Development

Our content capabilities range from concept development and financing to production, marketing and sales, on behalf of hundreds of creators, sports federations, events and other brands, as well as our owned assets. We provide a full range of entertainment content development services for creators of premium television properties, documentaries, feature films and podcasts seeking greater ownership and creative freedom as they navigate the increasingly consolidated media landscape. We have financed and/or sold more than 100 shows and films through Endeavor Content, including “The Night Manager,” “La La Land” and “Killing Eve.” Through our state-of-the-art studios, we produce tens of thousands of hours of sports programming annually including live competition and editorial video content for leading sports properties, such as the English Premier League, Wimbledon, the Ryder Cup and Serie A, as well as for our owned assets including UFC and PBR. We also produce content for our owned 24/7 sports channels – Sport 24, the first-ever live sports channel for the airline and cruise industries, and EDGEsport, a premium action sports channel – and for a number of other 24/7 sports channels, including the Premier League Content Service for international broadcasters, which includes live matches and regular editorial programming.

Distribution and Sales

We are one of the largest independent global distributors of sports programming, and possess deep relationships with a wide variety of broadcasters and media partners around the world. We sell media rights globally in over 160 countries on behalf of more than 150 clients such as the IOC, NFL, NHL and Premier League, as well as our owned assets including UFC, PBR and Miss Universe. We also work with more than 200 leading sportsbook brands worldwide to deliver live streaming video and data feeds for more than 45,000 sports events annually, as well as on-demand virtual sports products. This infrastructure also powers the global sale of premium television properties, documentaries and feature films.

Event Management

We own and/or manage more than 700 events annually around the globe, including sporting events covering 20 sports across 25 countries, international fashion weeks, art fairs and music, culinary and lifestyle festivals. We continue to expand our existing owned assets such as UFC, PBR, Frieze and Winter Wonderland, domestically and into new markets, including China and Russia. In addition, we develop new events and create festival environments inclusive of culinary, music and esports around our existing properties and events like UFC (International Fight Week), PBR (Helldorado Days) and the Miami Open.

Marketing and Licensing

We are an agency of record for global blue-chip brands that collectively spend over $60 billion in worldwide advertising annually, including Anheuser-Busch InBev and Visa. We represent brands across licensing, marketing, advertising, digital, public relations, analytics and experiential. Our integrated set of services has grown to include branding and marketing leaders like 160over90 and experiential marketing firms such as IMG Live and Fusion Marketing. Beyond our work directly for brands, we help drive sponsorship, licensing and endorsement deals on behalf of talent, IP and owned assets across our platform, leading us to be ranked the No. 1 licensing agency according to License Global magazine in 2019.

Direct-to-Consumer

Through the relationships and access generated by our platform, we seek opportunities to directly engage with consumers across a range of mediums including digital video, audio, experiences and education. Rooted in our acquisition of NeuLion in 2018, subsequently rebranded as Endeavor Streaming, we are able to provide our clients, including the NFL, NBA and WWE, as well as our owned assets such as UFC and PBR with streaming video solutions (e.g., FIGHT PASS and PBR RidePass). Through Endeavor Audio, we have the ability to develop and distribute podcasts. We are also curating one-of-a-kind VIP experiences for corporate clients and consumers through Endeavor Experiences, with access ranging from backstage moments at concerts to cooking demos with top chefs. In the education and training space, we operate IMG Academy and the UFC Performance Institute, both of which offer specialized training to athletes. We are currently exploring a variety of other direct-to-consumer opportunities as we continue to expand our suite of offerings.

Our Platform At Work

•	Talent Case Study: Dwayne Johnson

Since signing in 2011, Dwayne Johnson has steadily risen from WWE star to movie star to multi-hyphenate talent with a creative empire stretching across every genre. In 2016, Johnson broke out as Forbes’ highest-paid actor, and has since pushed further into television, merchandise, advertising and digital, often in collaboration with other Endeavor clients.

•	Brand Case Study: Under Armour

Leading sports, health, and fitness brand Under Armour is a long-time client on the marketing and advertising side, as well as an apparel sponsor of IMG Academy. The brand also sponsors a number of clients, including Dwayne Johnson.

•	IP Case Study: NFL

Our work with the NFL spans talent representation, marketing and OTT distribution to the global expansion of its brand through international media rights sales, product licensing and hosting of its international player development program.

•	IP Case Study: Fortnite

Epic Games’ Fortnite has generated over $2.4 billion in digital revenue alone since emerging onto the gaming scene in 2017. We are a strategic partner with Epic Games and operate events, manage licensing and represent certain media rights on behalf of the iconic Fortnite franchise.

•	Owned Asset Case Study: UFC

Since acquiring UFC in 2016, the 25-year-old organization has achieved strong growth across live events with more than 40 sell-out events; enhanced media rights including a record deal with ESPN and ESPN+ in the U.S. and numerous new international media rights deals; sponsorship and licensing with more than 40 new partners; original content via its streaming service FIGHT PASS, which has been expanded to include various combat sports; and talent integration from across the Endeavor platform. With more than 300 million fans, including over 80% of fans outside the U.S., and one of the youngest (e.g. 40% millennials in the United States) and most diverse demographics in all of sports, UFC continues to sell out some of the biggest and most prestigious arenas around the globe, while broadcasting in over 160 territories to approximately 1 billion households.

In 2017, we hosted our first-ever UFC fight in mainland China (Shanghai), which drew a sold out crowd of over 15,000. We have since hosted events in Beijing and Shenzhen, the latter of which resulted in our first Chinese champion. In June 2019, we opened a UFC Performance Institute in Shanghai to develop the next generation of MMA athlete in Asia. We have also brought UFC events to new markets in Russia, the Middle East (including UFC 242 in Abu Dhabi) and Europe and continue to evaluate new international expansion opportunities given the limited new infrastructure required to support the expansion plans.

Competitive Strengths

Scaled Platform at the Center of the Entertainment, Sports and Content Ecosystem. We believe our platform is distinguished by its longevity, access, scale and global network. We trace our roots back to the establishment of the William Morris Agency in 1898 and IMG in 1960. We represent more than 6,000 clients, conduct business in over 160 countries and manage in excess of 700 events annually. We believe our expertise and the breadth and scale of our capabilities allow us to be responsive to the growing demand for premium forms of content and adaptable in identifying revenue-generating opportunities for our clients and owned assets, which power our platform. The growth in our client base and owned assets, in turn, enhances each of our capabilities, further reinforcing our platform.

Flexible and Varied Revenue Models. We apply the appropriate model to each potential revenue opportunity to maximize that opportunity on behalf of our clients and owned assets. We have the flexibility to generate revenue in a variety of ways, including media rights sales, television packaging fees, profit participations, sponsorships, ticket sales, subscriptions, license fees, data streaming fees, pay-per-view programming, tuition, profit sharing, commissions and strategic consulting fees. We also continue to develop and explore new revenue models.

Scalable Global Footprint. Endeavor’s broad presence currently includes approximately 7,000 employees across more than 20 countries. We augment our global reach through relationships with strategic local partners around the world. For example, we formed a partnership in 2016, Endeavor China, with investment capital from Sequoia Capital China, Tencent and affiliates of FountainVest Partners to expand our presence in China. We leverage our global footprint to expand the reach of our capabilities and enhance our competitive positioning. We have demonstrated our ability to successfully expand our owned and represented events into new markets, including the expansion of UFC to Russia, China and the Middle East. In addition, we believe Endeavor’s platform is attractive to brands and IP holders with limited regional distribution infrastructure given our production and sales capabilities in various international locations. For example, we now sell entertainment content globally through the infrastructure initially built by our IMG Media team to support the distribution of sports programming.

Acquisition Expertise. Since 2014, we have completed a number of mergers and acquisitions, including, most notably, IMG and UFC. We believe our platform and platform-driven insights allow us to see around the corner, identifying industry trends and related acquisition opportunities. We believe Endeavor is an acquirer of choice for entrepreneurs and businesses attracted to the power of our platform, and as a result, we benefit from the inbound and often proprietary opportunities generated by our relationships and platform. We have a core competency in evaluating these opportunities with a disciplined investment approach, integrating them and realizing synergies.

Well-positioned to Benefit from Growing End Markets. We have a history of consistently embracing disruption and thriving as transformative technologies have emerged, traditional models have evolved and the definition of content has broadened. We believe that, unlike many of our competitors across entertainment and sports, we are well-positioned to respond to the growing demand for all forms of premium content. Our strong positioning in healthy, growing end markets enhances our competitive ability to retain existing and attract new clients and opportunities to our platform.

Entrepreneurial Culture Led by a Visionary, Seasoned Management Team. We encourage and empower our employees to leverage the resources of our platform to pursue new opportunities for our clients and owned assets. We believe this dynamic culture in turn attracts clients and partners who are themselves aspirational and growth oriented. Established by our visionary founders, including our Chief Executive Officer Ariel Emanuel and our Executive Chairman Patrick Whitesell, this entrepreneurial and creative culture is reinforced daily by them, and strengthened by our deep executive leadership team.

Strong Growth and Robust Operating Margins. Since the start of 2015, we have grown revenue at a 27.1% compounded annual growth rate, driven by industry tailwinds, organic reinvestment and strategic acquisitions. Further, our business generated Adjusted EBITDA margin of approximately 15.3% in 2018. We believe our financial profile provides flexibility to continue to execute upon our various growth initiatives. Our model is further supported by the diversification of our business, which we believe helps insulate our revenue and earnings streams from operational and market volatility.

Growth Strategies

Leverage Platform Capabilities to Increase Opportunities for Our Clients and Owned Assets. We intend to continue leveraging the breadth of our scaled platform’s capabilities and the depth of our expertise to maximize the economic opportunity for, and grow wallet share on behalf of, our clients and owned assets. Our experience in opening up new lines of business for our clients and owned assets, such as supporting the launch of talent-branded product lines (e.g., Under Armour Project Rock) or growing a direct-to-consumer service (e.g., FIGHT PASS and PBR RidePass), continually adds to our institutional expertise. We believe these successes allow us to both deepen relationships with our existing clients and attract new clients, strengthening our platform’s network benefits and driving further revenue growth.

Expand Our Content Offering. Beyond our current growing end markets, we are further expanding our presence in high growth verticals that have thrived as technology has transformed the entertainment, sports and content landscape. We are enhancing our existing direct-to-consumer services with Endeavor Streaming to deepen our consumer relationships and engagement and to expand our global reach. We are also growing our podcast offering with Endeavor Audio, building on the success of our marketing and licensing relationship with Fortnite. Given the increasing demand for immersive live experiences, we continue to develop new VIP experiences for corporate clients and consumers through Endeavor Experiences. We are also creating a unique education platform. These experiences range from bespoke backstage moments at concerts to intimate cooking demos with top chefs. We believe our platform provides us unique insights to continue identifying and investing in emerging high growth verticals.

Expand Global Presence. We have grown globally to now conduct business in more than 160 countries and intend to continue expanding our international presence both organically and inorganically through businesses such as Endeavor China. We envision demand for our clients and owned assets will continue to grow in markets around the world and therefore aim to improve and increase access and activation opportunities across our platform, particularly in certain large media markets such as China and Russia. We believe there is an opportunity to drive operating leverage and expand the presence of many of our events into new geographic locations. For example, in 2019, we expanded Frieze, one of the world’s most influential contemporary art fairs, from New York and London to Los Angeles and Sneaker Con, a premier sneaker show that gathers shoe fanatics around the world, from North America and Europe to mainland China. We believe our existing global sales and distribution infrastructure allows us to efficiently scale our content offerings in new geographies.

Transform Business Mix Toward Ownership of Premium Assets. We intend to continue investing in premium content assets as the market demand for quality content and live experiences continues to grow. We believe we are well positioned to identify and extract the true value potential of under-monetized content by leveraging the breadth and scale of our platform. We have deliberately transformed our business mix, significantly increasing our proportion of Adjusted EBITDA contributed by owned assets to approximately 50%.

Pursue Strategic Mergers and Acquisitions. We have successfully completed a number of strategic acquisitions that have expanded Endeavor’s capabilities, created our portfolio of owned assets and allowed us to deepen our relationships with our clients. We believe our agency-led insights give us a pulse on the market that we leverage to capitalize on key industry trends. We plan to continue to selectively pursue merger and acquisition opportunities with a disciplined investment approach to further improve our growth trajectory and enhance our platform’s capabilities. We also expect to continue to invest in our acquisition sourcing, evaluation, execution and integration resources.

Our Industry and Market Opportunity

The markets in which we participate are global, large and benefit from robust industry growth trends. Consumers are increasingly more engaged with entertainment and sports content and live experiences. The daily time spent with major media in the United States increased from 3.7 hours per day in 2011 to 6.3 hours per day in 2018, according to the Internet Trends 2019 report published by Mary Meeker at BOND. Due to multi-tasking, the average American adult led a “31-hour day” in 2017, with more than 12 hours spent consuming media and technology, according to Activate Inc., and these figures are only expected to rise further in the future.

The global entertainment and media market was an estimated $2.1 trillion in 2018 and is expected to grow at a 4% CAGR through 2023 to $2.6 trillion, according to PwC’s E&M Outlook. We believe we benefit from the growth of all entertainment, sports and media verticals, in particular:

Television and Film Content

According to Technavio and PwC’s E&M Outlook, the global subscription television industry (including OTT services) and the film industry, as illustrated by movie ticket sales, are expected to grow at a blended 4% CAGR from $293 billion in 2017 to $350 billion by 2022. This includes the OTT industry’s expected growth at a 10% CAGR from $36 billion in 2017 to $58 billion by 2022. The global film industry, as illustrated by movie ticket sales, is expected to grow at a 8% CAGR from $46 billion in 2017 to $66 billion by 2022, according to Technavio.

Television subscription fees across traditional cable, satellite and OTT distribution channels in aggregate are growing, driving up the value of television and film content. The proliferation of acquirers of content, including broadcast networks, cable networks, satellite providers and OTT providers such as Alibaba, Alphabet/Google through YouTube, Amazon, Hulu, Facebook, Netflix and Tencent has increased the competition for new, high-quality original programming as well as library content. Netflix and Amazon are expected to increase their combined spend on original programming from approximately $226 million in 2014 to approximately $7 billion in 2021, according to Kagan, a media research group within S&P Global Market Intelligence. OTT providers have accelerated syndication timelines and created windows for previously non-syndicated formats, such as serialized dramas and non-scripted/reality shows. The film industry is also benefitting from growth in digital home viewing and premium movie-going experiences.

Marketing and Licensing

Around the world, marketing and licensing are key strategies for brands to obtain exposure, achieve better recall, communicate themes and drive increased consumer engagement. In 2018, sponsors in North America alone spent an estimated $24 billion on sponsorships, up from $21 billion in 2014, according to Statista 2019-Worldwide; IEG; 2009 to 2017. In addition, sports sponsorships were projected to account for approximately 70% of total North American sponsorship spending in 2018, according to ESP Properties. Globally, in 2018, there was an estimated spend of $66 billion on sponsorships, up from $43 billion in 2008, according to Statista. As for the overall advertising landscape, Zenith estimated that global advertising spending reached $579 billion in 2018, and will grow at a CAGR of 4% through 2020. According to a survey by the International Licensing Industry Merchandisers’ Association, global retail sales and revenue from licensed goods and services increased to $272 billion in 2017, up 3% since 2016.

Live Events

Consumers are increasingly attending more live events, seeking unique, immersive experiences which can be shared on social media. According to Technavio, the total global live ticketing industry (excluding film) was $78 billion in 2017 and is expected to grow at a 6% CAGR to $105 billion by 2022.

The music industry represents one of the largest live event markets with global concert ticket sales expected to grow at a 7% CAGR from $19 billion in 2017 to $26 billion by 2022, according to Technavio. According to a

2017 survey conducted by Eventbrite, 78% of Americans attended a live event in the past year, with millennials leading this trend. Additionally, according to the same 2017 survey by Eventbrite, 89% of millennials attended at least one live event within the past 12 months, up from 82% in 2014. Furthermore, three out of four millennials surveyed by Eventbrite would choose to spend their money on an experience rather than buying material items. As a sign of the importance of live events across the media landscape, in 2018 the top-earning musicians generated more of their income from touring than from any other source, according to Billboard.

Sports

The global sporting events industry is projected to grow from $161 billion in 2018 to $180 billion by 2021 at a 4% CAGR, according to Technavio. The North American sports industry alone is projected to reach $71 billion in 2018, growing at a 3% CAGR to $80 billion by 2022, according to PwC’s Sports Outlook.

According to SportBusiness Group, Global Media Report 2018, the global sports media rights industry comprised a $47 billion market in 2017 and is expected to grow to $53 billion by 2021. Television networks focus on securing live sports broadcasts as one of the last “must-watch” live television experiences, and their broadcasts bring in significant advertising and sponsorship revenue. The sports media rights industry is also benefiting from the same industry trends driving television and film content, with both traditional incumbents and disruptive digital newcomers competing to license compelling sports content for their respective video platforms. As examples of digital platforms beginning to invest in sports content, in 2018, Amazon signed a two-year deal for certain NFL rights for its Amazon Prime service and Facebook has licensed streaming rights for select MLB games. Similarly, Disney, on the back of its acquisition of BAMTech in 2017, launched ESPN+, an ESPN branded multi-sport OTT video streaming service, and recently acquired UFC’s linear and digital U.S. media rights as part of a five-year deal.

Additionally, the global sports betting and lotteries industry generated $217 billion in 2018, according to IBISWorld, and we believe the industry will continue to grow with further sports betting legalization in the United States and distributors will continue to place a premium on live sports context. In May 2018, the Supreme Court ruled that the Professional and Amateur Sports Protection Act of 1992 was unconstitutional, allowing each state to now determine for itself whether to legalize sports betting. A number of states have already done so, and we expect more to follow. If all 50 states legalize sports betting, it is estimated that the U.S. market could be worth up to $16 billion. This growth in sports betting is a global trend and we expect demand for sports data and video rights to grow as this industry expands.

Our Approach

We believe we possess the knowledge, access and capabilities across key media verticals that position us well to continue benefiting from the transformation and growth in our largest verticals as demonstrated by:

•

Television and Film Content: While we continue to be a primary provider of content to broadcast and cable networks (accounting, for example, for half of the new series ordered by broadcast networks in 2018 and half of HBO’s current original programming), we have also become one of the largest providers of content to the streaming video-on-demand ecosystem. We currently have more than 100 streaming titles ordered to series or on air across Netflix, Amazon, Hulu, Apple, Facebook, YouTube Red, Disney+ and other OTT services. We have arranged various elements of over 80 series that are either on air or in production at Netflix, half of Apple’s current series in production, and some of Amazon and Hulu’s most successful shows, including more than a dozen shows currently in development.

•

Live Events: In response to a growing demand for immersive live events and experiences, we continue to expand our sports and lifestyle events portfolio by creating new event concepts, including talent-driven festivals and exhibitions, and by bringing festival environments to our tent pole events to attract larger and more diverse audiences. On the music front, capitalizing on the rise in global concert sales, we booked more than 36,000 performance dates in 2018 for our clients around the world.

•

Sports: As the demand for live sporting events and sports broadcasts grows, we continue to invest in and grow our sports events and media rights businesses. Through Endeavor Streaming, we are now able to support our clients, including the NFL, NBA and WWE, as well as our owned assets like FIGHT PASS and PBR RidePass with digital video distribution capabilities, while also providing this offering to our clients. As sports betting has grown around the world, we have built a rapidly growing sports data operation within our IMG Media business called IMG Arena to provide data and video for more than 45,000 sports events per year to sports betting platforms. We also entered into esports early and have parlayed that experience into a growing partnership with Epic Games’ Fortnite.

•

Marketing and Licensing: Through Endeavor Global Marketing, we have built a full-service marketing agency to aid leading brands like Anheuser-Busch InBev and Visa in navigating a rapidly changing advertising landscape where the value of the 30-second spot has been supplanted or diminished by new content distribution channels. We are also one of the largest independent licensing agencies and continue to expand our client portfolio to include leading brands like Fortnite.

Intellectual Property and Other Proprietary Rights

We consider intellectual property to be very important to the operation of our business and to driving growth in our revenues, particularly with respect to professional engagements, sponsorships, licensing rights and media distribution agreements. Our intellectual property includes the “Endeavor,” “WME,” “William Morris Endeavor,” “IMG,” “UFC,” “Miss Universe” and “PBR” brands in addition to the trademarks and copyrights associated with our content, events and the rights to use the intellectual property of our commercial partners. Substantially all of our IP and owned assets that we acquire is protected by trademarks and copyright, whether registered or unregistered.

Competition

The entertainment, sports and content markets in which we participate are highly competitive. We face competition from alternative providers of the services, content and events we and our clients and owned assets offer and from other forms of entertainment and leisure activities.

In our Entertainment & Sports segment, we face competition from other live, filmed, televised and streamed entertainment, including competition from other companies in the media rights industry. In our Representation segment, we compete with other agencies that represent and/or manage clients including talent and brands. In our Endeavor X segment, we face competition from other direct-to-consumer and business-to-business offerings, such as streaming video programming distributors and internet-based content providers. For a discussion of risks relating to competition, see “Risk Factors—The markets in which we operate are highly competitive, both within the United States and internationally.”

Properties

The following table sets forth the location, use and size of our significant corporate and other facilities as of December 31, 2018. We own the multi-sports academy in Bradenton, Florida and the corporate offices and studio in Las Vegas, Nevada listed below, and we lease the other properties listed. The leases expire at various times through 2028, subject to renewal options (except for the corporate offices and studios in London, England).

Location	Use	Approximate Size
Beverly Hills, California	Corporate offices	273,000 square feet
New York, New York	Corporate offices	262,000 square feet
Las Vegas, Nevada	Corporate offices and studios	312,000 square feet
Nashville, Tennessee	Corporate offices	42,000 square feet
London, England	Corporate offices and studios	274,000 square feet
Cleveland, Ohio	Corporate offices	33,200 square feet
Bradenton, Florida	Multi-sports academy	500 acres

In addition, we lease several other offices that are not material to our operations.

Employees

As of December 31, 2018, we had approximately 7,000 employees in more than 20 countries. We believe that our relations with our employees are good.

Legal Proceedings

UFC has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California between December 2014 and March 2015 by a total of eleven former UFC fighters. The complaints in the five lawsuits are substantially identical. Each alleges that UFC violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional MMA bouts and monopolizing the alleged market for elite professional MMA Fighters’ services. Plaintiffs claim that UFC’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. UFC believes the lawsuits are meritless and therefore intends to defend itself vigorously against the allegations in the complaints.

In July 2017, the Italian Competition Authority (“ICA”) issued a decision opening an investigation into alleged breaches of competition law in Italy, involving inter alia IMG, and relating to bidding for certain media rights of the Serie A and Serie B football leagues. In April 2018, the European Commission conducted on-site inspections at a number of companies that are involved with sports media rights, including the Company. The inspections were part of an ongoing investigation into the sector and into potential violations of certain antitrust laws that may have taken place within it. The Company investigated these ICA matters, as well as other regulatory compliance matters. In May 2019, the ICA completed its investigation and fined the Company approximately EUR 0.3 million. As part of its decision, the ICA acknowledged the Company’s cooperation and ongoing compliance efforts since the investigation commenced. In July 2019, Torino F.C. S.p.A. (“Torino”), A.C.F. Fiorentina S.p.A. (“Fiorentina”) and A.C. Chievo – Verona S.R.L. (“Chievo”, and together with Torino and Fiorentina, the “Plaintiffs”) each filed separate claims against IMG and certain other unrelated parties in the Court of Milan, Italy, alleging that IMG engaged in anti-competitive practices with regard to bidding for certain media rights of the Serie A and Serie B football leagues. The Plaintiffs seek relief from all defendants in the aggregate in the amounts of EUR 167.8 million, EUR 241.6 million and EUR 145.2 million in damages, respectively, and also seek a precautionary restriction on assets in the amounts of up to EUR 110.1 million, EUR 152.8 million and EUR 81.1 million, respectively, to apply on an interim basis and remain in place until a final determination on the merits is reached, along with attorneys’ fees and costs in relation to each claim. In September 2019, the Serie A football league sought to intervene in the interim restriction on assets proceedings commenced by Fiorentina, in order to challenge the club’s standing to assert its claim against IMG. The league has not filed a claim for damages against IMG, but in its main claim has sought a precautionary restriction on IMG assets in the amount of up to EUR 152.8 million, in lieu of (and not in addition to) the precautionary restriction sought by Fiorentina. If the league’s main claim is unsuccessful and the Court of Milan instead grants a precautionary restriction on IMG assets in favor of Fiorentina, as a subordinate claim the league has requested that it also be granted a precautionary restriction on IMG assets for each of the clubs in the league. The league may similarly intervene in the asset restriction proceedings commenced by Torino and Chievo. The Company intends to defend against these and any related claims, and management believes that the Company has meritorious defenses to these claims, including the absence of standing of the clubs, and the absence of actual damage. Litigation, however, is inherently uncertain, and there is no guarantee that the Company will be successful in defending against these claims. The Company may also be subject to regulatory and other claims and actions with respect to these ICA and other regulatory matters. Any judgment entered against the Company or settlement entered into, including with respect to claims or actions brought by other parties, could materially and adversely impact the Company’s business, financial condition and results of operations. In addition, litigation can involve significant management time and attention, and the cost of litigation can be expensive, regardless of outcome.

In addition, from time to time, we are involved in disputes or litigation relating to claims arising out of our operations. While management currently believes we are not party to any legal proceedings that could reasonably be expected to have a material adverse effect on our business, financial condition and results of operations, legal proceedings are inherently uncertain.

Regulation and Legislation

We are subject to federal, state and local laws, both domestically and internationally, and at the state level by athletic commissions, governing matters such as:

•	licensing laws for talent agencies, such as California’s Talent Agencies Act;

•	operation of our venues;

•	licensing, permitting and zoning;

•	health, safety and sanitation requirements;

•	the service of food and alcoholic beverages;

•	working conditions, labor, minimum wage and hour, citizenship, immigration, visas, harassment and discrimination, and other labor and employment laws and regulations;

•	our employment of youth workers and compliance with child labor laws;

•	compliance with the FCPA, the Bribery Act and similar regulations in other countries, as described in more detail below;

•	antitrust and fair competition;

•	data privacy and information security;

•	marketing activities;

•	environmental protection regulations;

•	imposition by foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed, ownership restrictions or currency exchange controls;

•	licensing laws for the promotion and operation of MMA events; and

•	government regulation of the entertainment and sports industry.

We monitor changes in these laws and believe that we are in material compliance with applicable laws. See “Risk Factors—Risks Related to Our Business—We are subject to extensive U.S. and foreign governmental regulations, and our failure to comply with these regulations could adversely affect our business.”

Many of the events produced or promoted by our businesses are presented in venues which are subject to building and health codes and fire regulations imposed by the state and local governments in the jurisdictions in which the venues are located. These venues are also subject to zoning and outdoor advertising regulations and require a number of licenses in order for us to operate, including occupancy permits, exhibition licenses, food and beverage permits, liquor licenses and other authorizations. In addition, these venues are subject to the U.S. Americans with Disabilities Act of 1990 and the U.K.’s Disability Discrimination Act 1995, which require us to maintain certain accessibility features at each of the facilities.

In various states in the United States and some foreign jurisdictions, we are required to obtain licenses for promoters, medical clearances and other permits or licenses for our athletes and permits for UFC’s live events in order for us to promote and conduct UFC’s live events. Generally, we or our employees hold promoters and matchmakers licenses to organize and hold UFC’s live events. We or our employees hold promoters and matchmakers licenses in a number of states, including California, Nevada, New Jersey and New York.

We are required to comply with the anti-corruption laws of the countries in which we operate, including the FCPA and the Bribery Act. These regulations make it illegal for us to pay, promise to pay or receive money or anything of value to, or from, any government or foreign public official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

Our entertainment, sports and content businesses are also subject to certain regulations applicable to our Internet web sites and mobile applications. We maintain various web sites and mobile applications that provide information and content regarding our businesses and offer merchandise and tickets for sale. The operation of these web sites and applications may be subject to a range of federal, state and local laws.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Ariel Emanuel	58	Chief Executive Officer and Director
Patrick Whitesell	54	Executive Chairman and Director
Jason Lublin	48	Chief Financial Officer
Mark Shapiro	49	President
Seth Krauss	49	Chief Legal Officer
Kerry Chandler	55	Chief Human Resources Officer
Christian Muirhead	41	Chief Communications Officer
Egon Durban	46	Chairman of the Board of Directors and Director
Stephen Evans	43	Director
James Kahan	72	Director Nominee
Kristina Salen	48	Director Nominee

Set forth below is a brief biography of each of our executive officers and directors.

Ariel Emanuel is the Chief Executive Officer of the Company and has served in that position since October 2017. He previously served as the Co-Chief Executive Officer of the Company since July 2014, and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC since 2009. He has previously worked for ICM Partners and InterTalent. Mr. Emanuel currently serves on the board of directors of Live Nation Entertainment, Inc., and on the board of trustees of The Museum of Contemporary Art. Mr. Emanuel is a graduate of Macalester College. Mr. Emanuel was selected to serve on our board of directors because of his experience and knowledge of the entertainment industry, including as our Chief Executive Officer.

Patrick Whitesell is the Executive Chairman of the Company and has served in that position since October 2017. He previously served as the Co-Chief Executive Officer since July 2014 and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC since 2009. He currently serves on the board of directors of Learfield IMG College. He has previously worked for United Talent Agency and InterTalent. Mr. Whitesell is a graduate of Luther College. Mr. Whitesell was selected to serve on our board of directors because of his experience and knowledge of the entertainment industry, including as our Executive Chairman.

Jason Lublin is the Chief Financial Officer of the Company and has served in that position since January 2017. He previously served as the Chief Operating Officer of the Company since July 2014 and as Chief Operating Officer of William Morris Endeavor Entertainment, LLC since December 2013. Prior to that, Mr. Lublin served as the Chief Financial Officer of The Endeavor Agency, L.L.C. since joining in 2007 until December 2013. He currently serves on the board of directors of Learfield IMG College. He has previously worked for Broadband Sports, Coopers & Lybrand, Plan Ahead LLC and Rexford Funding. Mr. Lublin is a graduate of the University of Wisconsin–Madison and obtained his Masters in Business Administration from the University of Southern California.

Mark Shapiro is the President of the Company and has served in that position since December 2018. He previously served as the Co-President of the Company since November 2016 and as Chief Content Officer of the Company from September 2014 to November 2016. Prior to that, Mr. Shapiro served as Executive Producer of Dick Clark Productions from September 2012 to September 2014, and was its Chief Executive Officer from May 2010 to September 2012. From December 2005 through May 2010, he served as a Director, President and Chief Executive Officer of Six Flags Entertainment Corporation and has worked for ESPN. Mr. Shapiro currently serves as a member of the board of directors of Live Nation Entertainment, Inc. and Equity Residential. Mr. Shapiro is a graduate of University of Iowa.

Seth Krauss is the Chief Legal Officer of the Company and has served in that position since June 2014. Previously, he served as the Executive Vice President and General Counsel of Take Two Interactive Software Inc. from March 2007 to June 2014. From March 2004 through March 2007 he served in the Legal and Compliance Division of Morgan Stanley, first as Vice President and Counsel and then as Executive Director and Counsel. From 1995 until joining Morgan Stanley in March 2004, Mr. Krauss served as an Assistant District Attorney and Senior Investigative Counsel in the New York County District Attorney’s Office. Mr. Krauss graduated with a Bachelor of Arts in History and Political Science from Duke University in Durham, North Carolina and a Juris Doctor from the Washington University in St. Louis School of Law.

Kerry Chandler is the Chief Human Resources Officer of the Company and has served in that position since December 2018. Previously, she was the Chief Human Resources Officer of Under Armour, Inc. from January 2015 to November 2018. Prior to that, she was Global Head of Human Resources for Christie’s International from January 2014 to November 2014. Ms. Chandler was previously the Executive Vice President of Human Resources for the National Basketball Association from January 2011 to January 2014 and Senior Vice President of Human Resources from October 2007 to December 2010. Ms. Chandler also held executive positions in human resources for the Walt Disney Company, including Senior Vice President of Human Resources for ESPN and Senior Vice President of Human Resources for Hong Kong Disneyland. She has also previously held various senior management positions in Human Resources for IBM, Motorola, Inc. and Exxon Mobil Corporation, and began her career at the McDonnell Douglas Corporation. Ms. Chandler graduated with a Bachelor of Science degree in Public Administration from Lincoln University in Missouri, a Masters in Human Resources Management from Washington University in St. Louis, and a Masters of Management from McGill University in Montreal.

Christian Muirhead is the Chief Communications Officer of the Company and has served in that position since 2014. Mr. Muirhead first joined the William Morris Agency, LLC in 2004 as Director of Corporate Communications before becoming Vice President and then Head of Corporate Communications in 2008. Following the William Morris Agency, LLC’s merger with The Endeavor Agency, L.L.C. in 2009, he became Head of Corporate Communications for William Morris Endeavor Entertainment, LLC. Mr. Muirhead previously worked in international publicity at Warner Bros. Pictures. He is a graduate of Boston University.

Egon Durban became a director of the Company on May 16, 2012 and became the Chairman of the board of directors of the Company on May 6, 2014. Mr. Durban is a Managing Partner and Managing Director of Silver Lake, a global private equity firm. Mr. Durban joined Silver Lake in 1999 as a founding principal and is based in the firm’s Menlo Park office. He serves on the board of directors of Dell Technologies, Learfield IMG College, Motorola Solutions, Pivotal Software, SecureWorks, UFC, Unity, VMware, and Verily. Previously, he served on the board of Skype, and was Chairman of its operating committee, served on the supervisory board and operating committee of NXP, and served on the boards of Intelsat and Multiplan. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban currently serves on the board of Tipping Point, a poverty-fighting organization that identifies and funds leading non-profit programs in the Bay Area to assist individuals and families in need. Mr. Durban graduated from Georgetown University with a B.S.B.A. in Finance. The board of directors selected Mr. Durban to serve as a director because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

Stephen Evans became a director of the Company on May 6, 2014. Mr. Evans is a Managing Director of Silver Lake, a global private equity firm. Prior to joining Silver Lake in 2008, Mr. Evans was a Principal at Cognetas, a pan-European private equity firm. Previously, Mr. Evans spent five years at Bain & Company, based both in Europe and the United States, including two years in Bain’s private equity group. Mr. Evans is a director of Ancestry and previously served on the board of Serena Software. He is a member of the executive board of the EB Research Foundation, which is dedicated to finding a cure for Epidermolysis Bullosa, a rare children’s disease. Mr. Evans holds an M.A. and an M.Phil. from Cambridge University and an M.B.A. from Harvard Business School. Mr. Evans was selected to serve on our board of directors because he provides valuable insight on strategic and business matters, stemming from his extensive executive and management experience.

James Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis, Southern New England Telecommunications, Ameritech and the former AT&T Corp., as well as Cingular Wireless’ acquisition of AT&T Wireless. He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan serves as a director of AMDOCS Ltd., which provides software products and services to the communications industry worldwide and Live Nation Entertainment, Inc., the world’s largest live music and ticketing company. Mr. Kahan holds a Bachelor’s of Science degree in Electrical Engineering from Purdue University and an M.B.A. from the University of North Carolina system. Mr. Kahan is currently a director nominee and will become a member of our board of directors at or prior to the pricing of this offering. Mr. Kahan was selected to serve on our board of directors because of his professional background and experience, previously held senior executive-level positions, his service on other public company boards and his financial and mergers and acquisitions expertise.

Kristina Salen has been the Chief Financial Officer of Moda Operandi, Inc., an online luxury retailer, since February 2019. From July 2017 to October 2018, Ms. Salen was the Chief Financial Officer and Chief Operating Officer of UnitedMasters, an artist services company. Previously, she served as the Chief Financial Officer at Etsy, Inc., an online marketplace, from January 2013 to March 2017. Prior to Etsy, Ms. Salen led the media, Internet, and telecommunications research group of FMR LLC (doing business as Fidelity Investments), a multinational financial services company, from January 2006 to January 2013. Prior to Fidelity, Ms. Salen worked in various financial and executive roles at several companies, including Oppenheimer Capital LLC, an investment firm, from June 2002 to December 2005; Merrill Lynch & Co., Inc., a financial services corporation acquired by Bank of America Corporation in January 2009, from June 1997 to June 2001; Lazard Freres & Co. LLC, a global financial advisory and asset management firm, from April 1996 to June 1997; and SBC Warburg, an investment bank, from December 1994 to April 1996. Ms. Salen is also a director of Cornerstone OnDemand, Inc., a cloud-based talent management software solution company, where she is Chair of the Audit Committee and is a director of Sirius XM Holdings Inc. Ms. Salen is currently a director nominee and will become a member of our board of directors at or prior to the pricing of this offering. Ms. Salen was selected to serve on our board of directors because of her professional background, her previously held management positions, her service on other public company boards and her financial expertise.

Controlled Company

We have applied to list the shares of Class A common stock offered hereby on the Exchange. Because Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will control, as a group, more than 50% of our combined voting power upon the completion of this offering, we will be considered a “controlled company” for the purposes of the Exchange’s rules and corporate governance standards. As a “controlled company,” we will be permitted to, and we intend to, elect not to comply with certain corporate governance requirements of the Exchange, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish a Compensation and Nominating and Corporate Governance Committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. For a detailed discussion of the composition of our board of directors see “—Structure of the Board of Directors” below.

Director Independence

We intend to appoint two independent directors to our board of directors prior to the closing of this offering, and a third independent director within a year after the closing of this offering. These directors will be “independent directors” as such term is defined by the applicable rules and regulations of the Exchange.

Structure of the Board of Directors

Composition

Upon the consummation of the offering, our board of directors will consist of six directors. In accordance with our amended and restated certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than 20 persons.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the Executive Committee, prior to the Triggering Event, and thereafter by the remaining directors or the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors; however, vacancies resulting from the loss of the Silver Lake Equityholders’ right to nominate two directors to the board of directors or Executive Committee may be filled by a vote of the directors designated by Messrs. Emanuel and Whitesell and Executive Holdcos. In addition, upon the earlier of (i) the date on which neither Messrs. Emanuel nor Whitesell is employed as our Chief Executive Officer or Executive Chairman and (ii) the date on which neither Messrs. Emanuel nor Whitesell own shares of our Class A common stock representing, and/or own securities representing the right to own (including Endeavor Profits Units), at least 25% of the shares of our Class A common stock and securities representing the right to own shares of our Class A common stock owned by Messrs. Emanuel and Whitesell, respectively, as of the completion of this offering (the “Triggering Event”), vacancies on the board of directors may also be filled by the affirmative vote of a majority of the total voting power of our issued and outstanding common stock, voting together as a single class.

Pursuant to the Stockholders Agreement (as defined below) that we will enter into with Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, Executive Holdcos and the Silver Lake Equityholders will have certain board nomination rights. See “Principal Stockholders” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” for additional information.

Our amended and restated certificate of incorporation will provide that any director may be removed with or without cause by the affirmative vote of holders representing 66 2/3% of the total voting power of our issued and outstanding common stock, voting together as a single class. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes; provided, however, that, for so long as the Silver Lake Equityholders or any permitted Executive Holdcos, respectively, is entitled to nominate at least one director for election to our board of directors (or a committee thereof), the presence of a Silver Lake Equityholders nominee and the presence of an Executive Holdcos nominee, respectively, is required for a quorum at a meeting of the board of directors or such committee (subject in each case to customary adjournment provisions) and any action of our board of directors or such committee by written consent must include the consent of a Silver Lake Equityholders nominee or the consent of an Executive Holdcos nominee, respectively. In addition, prior to a Triggering Event, except as required by applicable law or the rules of the Exchange, actions of the board of directors may only be taken or made at the direction or request of the Executive Committee and following such direction or request, will require approval by the affirmative vote of (i) a majority of the directors or such committee at a meeting at which a quorum is present and (ii) for so long as any of the Silver Lake Equityholders are entitled to designate two or more directors for nomination to the governing body pursuant to the Stockholders Agreement and at least one Silver Lake Equityholder designee is serving on the governing body or is designated to serve within ten business days of a Silver Lake Equityholder designee ceasing to serve on the governing body, at least one director designated or nominated by the Silver Lake Equityholders.

Our amended and restated certificate of incorporation will provide that the board of directors will be divided into three classes of directors, with staggered three year terms, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. In connection with this offering, James Kahan and Stephen Evans will be designated as Class I directors, Patrick Whitesell and Kristina Salen will be designated as Class II directors and Ariel Emanuel and Egon Durban will be designated as Class III directors. The initial term for Class I directors will expire in 2020, the initial term for Class II directors will expire in 2021 and the initial term for Class III directors will expire in 2022.

Committees of the Board of Directors

Prior to a Triggering Event, our Executive Committee, as the Company’s governing body, will be exclusively vested with all of the powers of our board of directors (under applicable Delaware law) in the management of our business and affairs and will act in lieu of our board of directors to the fullest extent permitted under Delaware law, SEC rules and the rules of the Exchange. Prior to a Triggering Event, any action by our board of directors will require the prior approval of the Executive Committee, except for matters that are required to be approved by the Audit Committee (or both the Executive Committee and the Audit Committee), or by a committee qualified to grant equity to persons subject to Section 16 of the Exchange Act for purposes of exempting transactions pursuant to Section 16b-3 thereunder, or as required under Delaware law, SEC rules and the rules of the Exchange.

Upon the completion of this offering, Messrs. Emanuel, Whitesell, Durban and Evans are expected to be the initial members of our Executive Committee.

Our Executive Committee will in turn delegate to a sub-committee thereof comprised of Messrs. Emanuel and Whitesell, our Chief Executive Officer and a member of our board of directors and our Executive Chairman and a member of our board of directors, respectively, the authority to manage the business of the Company. Such sub-committee will have the power and authority to approve any actions of the Company, except for certain specified actions that require the approval of the Executive Committee and as required under Delaware law, SEC rules and the rules of the Exchange. Actions requiring approval of the Executive Committee include, among others, issuances of equity securities by the Company (other than pursuant to the 2019 Incentive Award Plan, subject to certain exceptions), the liquidation, dissolution or winding up of the Company, any sale or merger of the Company, payment of dividends (other than tax distributions), certain related party transactions, material changes to tax elections, repurchases of the Company’s equity securities, any termination or amendment of the employment arrangements of Messrs. Emanuel and Whitesell, and acquisitions, dispositions, extraordinary operating expenses, extraordinary capital expenditures or incurrence of new indebtedness above specified thresholds. For so long as any of the Silver Lake Equityholders are entitled to designate two or more members of the Executive Committee and there is at least one Silver Lake Equityholder nominee who is then a member of the Executive Committee or is designated to serve within ten business days of a Silver Lake Equityholder designee ceasing to serve on the governing body, actions by the Executive Committee will require the approval of at least one of the Silver Lake Equityholders’ designees. In addition, all actions by the Executive Committee will require the approval of each of Messrs. Emanuel and Whitesell, so long as they are the applicable Executive Holdcos designees. Messrs. Emanuel and Whitesell will also, as a subcommittee of the Executive Committee, have responsibility for approving equity awards to persons not subject to Section 16 of the Exchange Act and approving compensation to certain members of our executive team (excluding themselves), subject to certain exceptions.

Actions taken by the Executive Committee and actions taken by Messrs. Emanuel and Whitesell pursuant to the authority delegated to them by the Executive Committee remain subject to a director’s or officer’s, as applicable, fiduciary duties under Delaware law and the requirement to act in the best interests of the Company and its stockholders.

Upon a Triggering Event, the Executive Committee will be dissolved and the authority designated to Messrs. Emanuel and Whitesell will terminate.

As a “controlled company” under the Exchange’s rules and corporate governance standards, we are not required to have Compensation or Nominating and Corporate Governance Committees.

Audit Committee

Under the rules of the Exchange, the membership of the Audit Committee is required to consist entirely of independent directors, subject to applicable phase-in periods. Our Audit Committee assists the board of directors in monitoring the audit of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee.

Upon the completion of this offering, Kristina Salen, Stephen Evans and James Kahan are expected to be the members of our Audit Committee. The board of directors has determined that James Kahan and Kristina Salen are “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of the Exchange. We believe that the functioning of our Audit Committee complies with the applicable requirements of the SEC and the Exchange, subject to phase-in rules under Rule 10A-3 of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis discusses our executive compensation program for our named executive officers in respect of our fiscal year ended December 31, 2018, which we refer to herein as “fiscal year 2018,” and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, awarded or paid to our named executive officers in fiscal year 2018. This section also describes the processes we use in arriving at compensation decisions and is intended to amplify and provide context for understanding the amounts in the tabular disclosure that follows. In addition, we highlight certain attributes of our program, provide a summary of certain key compensation decisions during fiscal year 2018 and describe some of our preliminary thinking as to our intended compensation approach when we are a public company.

Our named executive officers for fiscal year 2018 were as follows:

Ariel Emanuel	58	Chief Executive Officer
Patrick Whitesell	54	Executive Chairman
Jason Lublin	48	Chief Financial Officer
Mark Shapiro	49	President
Seth Krauss	49	Chief Legal Officer

Because we are a holding company formed for the purpose of this offering, our named executive officers for fiscal year 2018 were officers of Endeavor Operating Company.

Compensation Objectives and Philosophy

The objective of our corporate compensation and benefits program is to establish and maintain a competitive total compensation program that will attract, motivate and retain the qualified and skilled workforce necessary for our continued success. Our compensation structure includes pay-for-performance elements designed to align the interests of our named executive officers and our equityholders, motivate our named executive officers to achieve or exceed our targeted financial and other performance objectives and reward them for their achievements when those objectives are met. To help achieve these objectives, a portion of our named executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation and equity awards, the value of which are tied to the equity appreciation of our business.

The overall level of total compensation for our named executive officers as described herein is intended to be reasonable in relation to, and competitive with, the compensation paid to executives in the industries in which we compete for talent, subject to variation for factors such as the individual’s experience, performance, duties and scope of responsibilities, prior contributions and future potential contributions to our business. Our compensation plans are designed to align with our business strategies, taking into account external market conditions and internal equity issues. With these principles in mind, we structure our compensation program to offer competitive total pay packages that we believe enable us to attract, retain and motivate executives with the skill and knowledge that we require, and to ensure the stability of our management team, which is vital to the success of our business.

Setting Executive Compensation

Prior to this offering, compensation for Messrs. Emanuel and Whitesell has historically been determined by our board of directors and compensation for our other named executive officers has historically been determined by Messrs. Emanuel and Whitesell, subject to approval by our board of directors to the extent compensation for such other named executive officers would exceed certain specified thresholds set forth in the Endeavor Operating Company Agreement. In setting an individual named executive officer’s compensation package and determining the relative allocation among different elements of compensation, our Chief Executive Officer and Executive Chairman or our board of directors, as applicable, consider the nature of the position, the scope of associated responsibilities, the individual’s knowledge, prior experience and skills and the individual’s compensation package with prior employers, as well as the compensation of existing executive officers at the Company and general impressions of prevailing conditions in the market for executive talent. We did not engage in any benchmarking and did not engage any external compensation consultants in setting pay for the named executive officers during fiscal year 2018. In connection with this offering, we have engaged Mercer (US) Inc., a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to advise on compensation, equity ownership and compensation structures for fiscal year 2019 and after. Following this offering, it is expected that executive compensation for Messrs. Emanuel and Whitesell will be established by the Executive Committee (excluding Messrs. Emanuel and Whitesell, as applicable) and, until such time as we are required to have a Compensation Committee, by a subcommittee of the Executive Committee (consisting of Messrs. Emanuel and Whitesell) for the other named executive officers.

Compensation Practice Checklist

We have incorporated the following principles of good governance when making decisions on compensation for the named executive officers in fiscal year 2018.

•

Pay-for-performance: A portion of the total compensation for our named executive officers is designed to encourage the executives to remain focused on both our short-term and long-term operational success and to reward outstanding individual performance.

•

Align Incentives with Stockholders: Our executive compensation program is designed to focus our named executive officers on our key strategic, financial and operational goals that will translate into long-term value-creation for our stockholders.

•	Limited perquisites: We provide limited, reasonable perquisites that we believe are consistent with our overall compensation philosophy.

•	No IRC Section 280G or 409A tax gross-ups: We do not provide tax gross-ups under our change in control provisions or deferred compensation programs.

•	No supplemental retirement plans: We do not maintain any supplemental retirement plans.

Key Elements of Executive Compensation Program

The primary elements of our executive compensation program are base salary, annual cash bonuses, equity-based compensation in the form of profits interests and certain employee benefits and perquisites. Brief descriptions of each principal element of our executive compensation program are summarized in the following table and described in more detail below.

Overview

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives

Annual Cash Bonus	Variable, performance-based cash compensation earned based on financial and individual performance Certain of our named executive officers had guaranteed minimum annual cash bonuses, in and prior to	Retain and motivate executives to achieve or exceed financial goals and company objectives

Compensation Element	Brief Description	Objectives
2018, though our Chief Executive Officer and Executive Chairman were entitled to increase the annual cash bonus above the guaranteed amount to reward outstanding financial and individual performance. Guaranteed bonuses will no longer be provided to our named executive officers following this offering

Profits Interests	Equity-linked compensation that is subject to vesting based on (i) continued employment and (ii) for certain named executive officers, achievement of pre-established financial and operational goals

The value of a profits interest is directly related to the appreciation in value delivered to our equityholders over time, aligning the interests of our executives with those of our equityholders

The mix of time-based and performance-based vesting assists in retention of key talent while also rewarding executives for exceptional performance

Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans	Aid in retention of key executives in a highly competitive market for talent by providing an overall competitive benefits package

Base Salary

The base salary component of our compensation program is intended to provide a stable level of minimum compensation to each named executive officer commensurate with the named executive officer’s role, experience and duties. Our Chief Executive Officer and Executive Chairman (except with respect to their own arrangements which are subject to review and approval of our board of directors) establish base salary levels for our named executive officers based upon consideration of several factors, including: (1) the named executive officer’s performance in the preceding fiscal year; (2) the anticipated contribution by the named executive officer in the upcoming fiscal year, taking into account the role, responsibility and scope of each position; (3) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); (4) the named executive officer’s length of service and performance over an extended period of time; (5) general economic conditions; and (6) the value and potential value to the named executive officer of the other elements of our compensation program. No single factor is disproportionately weighted and all of the above considerations are addressed collectively in the determination of the named executive officer’s base salary level.

The fiscal year 2018 base salaries of our named executive officers are set forth in the table below.

Name and Title	Fiscal Year 2018 Base Salary
Ariel Emanuel, Chief Executive Officer	$1,000,000
Patrick Whitesell, Executive Chairman	$1,000,000
Jason Lublin, Chief Financial Officer	$1,500,000
Mark Shapiro, President	$3,000,000
Seth Krauss, Chief Legal Officer	$750,000

In connection with the renegotiation of their employment agreements in fiscal year 2018, the Company increased the base salaries of Messrs. Shapiro and Krauss as described below in “—Modifications to

Employment and Equity Compensation Agreements in Fiscal Year 2018.” Further, in connection with the renegotiation of their employment agreements in fiscal year 2019, the Company increased the base salaries of Messrs. Emanuel, Whitesell, Lublin and Krauss as described below in “—Employment Agreements.”

Annual Cash Bonus

Each of Messrs. Emanuel and Whitesell were entitled to guaranteed annual minimum cash bonuses for fiscal year 2018, though the actual annual bonus paid was eligible for increase (at the discretion of our board of directors) to reward outstanding performance. Mr. Lublin had a target bonus for 2018 set forth in his employment agreement and the amount actually paid in respect of such bonus was determined by our Chief Executive Officer and Executive Chairman based on attainment of certain predetermined performance criteria; provided that Mr. Lublin’s annual bonus for 2018 was required to be no less than 50% of the target bonus. Mr. Shapiro had a target bonus set forth in his employment agreement for 2018 and the amount actually paid in respect of such bonus was determined by our Chief Executive Officer and Executive Chairman based on the attainment of mutually agreed performance criteria. Mr. Krauss was entitled to guaranteed annual cash bonus for 2018 as set forth in his employment agreement, though the actual annual bonus paid may be (and for fiscal year 2018 was) higher based on outstanding performance. No pre-determined single performance metric is disproportionately weighted in making the determination of a named executive officer’s bonus payout, which provides discretion to our Chief Executive Officer and Executive Chairman or board of directors, as applicable, to adjust the actual amount paid in respect of bonuses (other than guaranteed annual minimum cash bonuses) to reward financial performance and individual performance in the context of our growing and dynamic business.

In addition to rewarding successful company-wide financial performance, the actual bonuses paid to Messrs. Emanuel, Whitesell, Lublin, Shapiro and Krauss for fiscal year 2018 reflected their overall leadership and management of the Company and their key contributions to developing and implementing the Company’s short-term and long-term strategic objectives in the expansion of its capabilities as a global entertainment, sports and content company, ensuring the successful operational integration of newly acquired businesses and working towards the consummation of this offering.

The fiscal year 2018 target bonus or minimum annual bonus for our named executive officers, along with the actual bonus payout for fiscal year 2018, were as follows:

Name	Annual Minimum Bonus		Annual Target Bonus	Actual Annual Bonus Payout ($)
Ariel Emanuel	$3,000,000	(1)	n/a	$4,000,000
Patrick Whitesell	$3,000,000	(1)	n/a	$4,000,000
Jason Lublin	$750,000		$1,500,000	$1,700,000
Mark Shapiro	n/a		$1,000,000	$2,000,000
Seth Krauss	$1,150,000		n/a	$1,350,000

(1)

This amount represents a guaranteed annual distribution of $3,000,000 distributed to WME Holdco and payable on or before December 31 of each year to each of our Chief Executive Officer and Executive Chairman pursuant to the terms of the Endeavor Operating Company Agreement (the “A/P Third Tranche Distribution”).

In connection with the renegotiation of their employment agreements in 2018, the Company made certain changes to the annual cash bonuses of Messrs. Lublin and Krauss as described below in “—Modifications to Employment and Equity Compensation Agreements in Fiscal Year 2018.” Further, in connection with the renegotiation of their employment agreements in 2019, the Company made certain changes to the annual cash bonuses of Messrs. Emanuel, Whitesell, Lublin, Shapiro and Krauss as described below in “—Employment Agreements.”

Equity Awards

During and prior to fiscal year 2018, equity awards for our named executive officers have been granted in the form of (i) Endeavor Profits Units, (ii) profits units of WME Iris Management Holdco, LLC (“Iris I units”), WME Iris Management II Holdco, LLC (“Iris II units”), WME Iris Management IV Holdco, LLC (“Iris IV units”) and WME Iris Management V Holdco, LLC (“Iris V units” and, together with Iris I units, Iris II units and Iris IV units, the “management units”), (iii) profits units of UFC Parent (“Zuffa profits units”), (iv) profits units of UFC Management Holdco, LLC (“UFC profits units”), (v) Class A profits units of WME Holdco (“WME Holdco profits units” and together with Endeavor Profits Units, management units, Zuffa profits units and UFC profits units, the “profits interests”) and (vi) Class A common units of WME Holdco (“WME Holdco common units” and together with WME Holdco profits units, “WME Holdco units”). The profits interests and WME Holdco common units are referred to herein as the “equity awards.”

The management units correspond to Endeavor Profits Units, and each Endeavor Profits Unit entitles the holder, upon a sale or other specified capital transaction, to a portion of the profits and appreciation in the equity value of Endeavor Operating Company arising after the date of grant. Messrs. Emanuel and Whitesell hold both Endeavor Profits Units and management units, and Messrs. Lublin, Shapiro and Krauss hold management units.

Certain management units held by Messrs. Emanuel and Whitesell are entitled to share in annual operating distributions, and certain management units that these executives hold may also share in operating distributions if determined by our board of directors. Certain Endeavor Profits Units held by Messrs. Emanuel and Whitesell and certain Iris IV units held by Messrs. Lublin, Shapiro and Krauss are designated as “catch-up” units entitled to receive a preference on distributions once a certain distribution threshold is satisfied such that the holder thereof receives the amount to which such holder would have been entitled in respect of such profits unit had such profits unit been a Class A common unit of Endeavor Operating Company.

UFC profits units correspond to Zuffa profits units, and each Zuffa profits unit entitles the holder, upon a sale or other specified capital transaction, to a percentage of the profits and appreciation in the equity value of UFC Parent arising after the date of grant. Zuffa profits units held by Messrs. Emanuel and Whitesell and certain UFC profits units may share in operating distributions if determined by the board of directors of UFC Parent. Messrs. Emanuel and Whitesell hold Zuffa profits units and Messrs. Lublin, Shapiro and Krauss hold UFC profits units.

Each WME Holdco profits unit entitles the holder, upon a sale or other specified capital transaction, to a portion of the profits and appreciation in the equity value of WME Holdco arising after the date of grant. Holders of WME Holdco profits units may share in operating distributions if determined by the executive committee of WME Holdco. Mr. Lublin holds WME Holdco profits units that are designated as “catch-up” units entitled to receive a preference on distributions once a certain distribution threshold is satisfied such that he receives the amount to which he would have been entitled in respect of such profits unit had such profits unit been a WME Holdco common unit.

The value of Endeavor Operating Company, UFC Parent or WME Holdco, as applicable, on the date of grant is referred to as the “distribution threshold” with respect to such award. If, in connection with a sale or other capital transaction, the value of Endeavor Operating Company, UFC Parent or WME Holdco, as applicable, does not exceed the distribution threshold applicable to a profits interest (whether designated as a “catch-up” unit or not), no payment will be made in respect of such profits interest.

Generally, the profits interests granted to our named executive officers have time-based vesting conditions, however, certain Endeavor Profits Units and Iris IV units also have performance-based vesting conditions that are generally tied to increases in the total equity value of Endeavor Operating Company. Messrs. Emanuel’s and Whitesell’s Zuffa profits units were fully vested upon grant, and Mr. Lublin’s WME Holdco profits units became fully vested on July 1, 2018.

In addition to their profits interests, Messrs. Emanuel, Whitesell and Lublin hold WME Holdco common units. Messrs. Emanuel’s and Whitesell’s WME Holdco common units became fully vested on March 13, 2019. Mr. Lublin’s WME Holdco common units became fully vested on July 1, 2018.

The profits interests are designed to align the interests of our named executive officers with other equityholders of Endeavor Operating Company, UFC Parent and WME Holdco, as applicable, by increasing the proprietary interest of our named executive officers in our growth and success, to advance our interests by attracting and retaining key employees and to motivate such executives to act in our long-term best interests.

The size of each profits interest grant is generally set at a level that our board of directors, the board of directors of UFC Parent or the executive committee of WME Holdco, as applicable, deems appropriate to create a meaningful opportunity for equity ownership and to reflect the individual’s position with us, the individual’s potential for future responsibility and promotion, and past grants to individuals in comparable positions. No single factor is disproportionately weighted and all of the above considerations are addressed collectively in the determination of a named executive officer’s profits interest grant. See “—Grants of Plan-Based Awards for Fiscal Year 2018” for a summary of grants made to our named executive officers in fiscal year 2018.

In connection with the renegotiation of their employment agreements in 2018, the Company made certain changes to the equity awards of Messrs. Lublin, Shapiro and Krauss as described below in “—Modifications to Employment and Equity Compensation Agreements in Fiscal Year 2018.” Further, in connection with their new employment agreements in 2019, the Company entered into agreements with each of Messrs. Lublin, Shapiro and Krauss which amend and restate the terms of their existing direct and indirect equity interests in Endeavor Operating Company in their entirety. See below in “—Modifications to Employment and Equity Compensation Agreements in Fiscal Year 2019” for a description of certain changes to the equity awards of Messrs. Lublin and Krauss.

In fiscal 2019, certain named executive officers also received the following new equity awards: (i) rights to receive equity interests in Endeavor or Zuffa in the future, or (ii) profits units in Endeavor China Direct, LLC or WME IMG China, LP (“Endeavor China profits units”), which are described in more detail below.

In connection with the renegotiation of his employment agreement in 2019, Mr. Emanuel was provided with additional eligibility to receive equity interests in the Endeavor Operating Company and Zuffa. In particular, Mr. Emanuel became eligible to receive awards of Endeavor Profits Units, or, following this offering, awards of Endeavor Group Holdings restricted stock or restricted stock units, in each case based on specified increases in our equity value (the “Endeavor Future Award”). Upon achievement of an equity value that equals or exceeds the first valuation threshold of $7,525,050,544, Mr. Emanuel will receive an award of “catch-up” Endeavor Profits Units with a value of $25 million (assuming catch-up is fully achieved), or if such achievement occurs in connection with or following this offering, an award of restricted stock or restricted stock units with a value of $28 million. Upon our achievement of each increase in equity value of $1,000,000,000 after attainment of the first valuation threshold, Mr. Emanuel will receive an additional award of “catch-up” Endeavor Profits Units with a value of $12.5 million (assuming catch-up is fully achieved), or if such achievement occurs in connection with or following this offering, an award of restricted stock or restricted stock units with a value of $14 million. In addition, Mr. Emanuel became eligible to receive awards of Zuffa profits units, or, following an initial public offering of Zuffa, awards of the resulting entity’s restricted stock or restricted stock units, in each case based on increases in the equity value of Zuffa (the “Zuffa Future Award”). Upon achievement of each agreed upon increase in the equity value of Zuffa set forth in the Zuffa Future Award, Mr. Emanuel will receive an award of “catch-up” Zuffa profits interests units with a value of $12.5 million (assuming catch-up is fully achieved), or if such achievement occurs in connection with or following an initial public offering of Zuffa, an award of the resulting entity’s restricted stock or restricted stock units with a value of $14 million. As of June 30, 2019, the first agreed upon increase was achieved and Mr. Emanuel became entitled to his first award of “catch-up” Zuffa profits interest units. We believe that the increases necessary for Mr. Emanuel to receive additional equity grants under the Zuffa Future Award will require substantial performance from the Zuffa business on a going forward basis, but are reasonably likely to be achieved. If Mr. Emanuel’s employment is terminated without cause or if he resigns for good reason, in each case, as defined in his most recently amended employment agreement, he is eligible to receive a prorated portion of any Endeavor Future Award and Zuffa Future Award, depending on the date of termination, based on the equity value of us or Zuffa, respectively, as of such date. One-third of each equity interest received in respect of the Endeavor Future Award and Zuffa Future Award will be vested upon grant with the remaining two-thirds vesting ratably on the first and second anniversaries of the grant dates, subject to his continued employment, provided that such awards will be fully vested upon a sale transaction or a termination of his employment without cause or for good reason. Mr. Emanuel is not entitled to any equity interests under the Endeavor Future Award following the earlier of December 31, 2028 or termination of his employment for any reason and is not entitled to any equity interests under the Zuffa Future Award following the earliest of December 31, 2028, termination of his employment for any reason or a sale of Zuffa to a third party.

Further, in connection with such renegotiation, Zuffa also redeemed a portion of the Zuffa profits interests held by Mr. Emanuel for an aggregate redemption price equal to $24,358,558 and, on April 1, 2019, subsequently granted Mr. Emanuel 23,070.97 new “catch-up” Zuffa profits interests. Such new Zuffa profits interests are intended to maintain Mr. Emanuel’s continued interest in the appreciation in value of Zuffa and entitle him to receive a preference on distributions once a certain distribution threshold is satisfied such that Mr. Emanuel receives the amount to which he would have been entitled in respect of such profits unit had such profits unit been granted at a lower distribution threshold.

In addition, on June 30, 2019, Messrs. Lublin, Shapiro and Krauss received new Endeavor China profits units. Mr. Lublin’s Endeavor China profits units were fully vested upon grant. Messrs. Shapiro and Krauss’ Endeavor China profits units were 33.3% vested upon grant with the remainder vesting in equal installments on each of January 1, 2020 and 2021 (subject to acceleration upon certain events). Each Endeavor China profits unit generally entitles the holder, upon a sale or other specified capital transaction, to a portion of the profits and appreciation in the equity value of WME IMG China, LP arising after the date of grant.

Partner Agreements for Messrs. Lublin and Krauss

Messrs. Lublin and Krauss each entered into a letter agreement (a “Partner Agreement”) with Endeavor Operating Company and certain Management Holdcos, pursuant to which the executive is entitled to make a one-time election in January 2021 to sell to Endeavor Operating Company up to $5,000,000 of his equity awards granted prior to the date of the Partner Agreement that have vested on or prior to such election, at their then-current fair market value; provided, that, at the time of the election the executive is employed and in good standing. Unless otherwise determined by Endeavor Operating Company, the Partner Agreements will terminate upon the consummation of this offering.

As discussed above under “Organizational Structure — Reorganization Transactions,” certain management units held by our named executive officers will be contributed to Executive Holdco in exchange for interests in Executive Holdco.

Severance Protection

We have entered into employment agreements with each of our named executive officers that provide for certain severance payments and benefits in the event that an executive’s employment is terminated under specified conditions. In addition, the vesting of a portion of the profits interests accelerates in connection with qualifying terminations of employment. We believe that these severance benefits are appropriate to remain competitive in our executive retention efforts, recognizing that such benefits are commonly offered by employers competing for similar executive talent. See “—Potential Payments upon Termination of Employment or Change in Control” for additional information.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short- and long-term disability coverage and a 401(k) defined contribution plan.

While perquisites help to provide our named executive officers a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program. Among the perquisites we provide, certain of our named executive officers receive financial and tax advice services, bring guests to travel on business related-trips in our aircraft and bring guests to a variety of entertainment and sporting events. In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist an executive in the performance of his or her duties, to make our named executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Modifications to Employment and Equity Compensation Agreements in Fiscal Year 2018

During fiscal year 2018, in connection with the expiration of the prior employment agreements with Messrs. Lublin, Shapiro and Krauss, we renegotiated the terms of their employment and equity compensation agreements. Taking into account recognition for past services, expanded responsibilities, retention considerations and anticipated future contributions and in the case of Mr. Shapiro, his promotion to President, we determined that the following changes to the executives’ compensation arrangements were appropriate to retain their services and motivate them to continue to achieve our financial and performance objectives.

Mr. Lublin’s original offer letter expired on December 31, 2017 and he subsequently entered into an employment agreement on substantially the same terms, but with a target bonus equal to 100% of his base salary and a guaranteed bonus equal to at least 50% of his base salary, representing an increase of $250,000 to the guaranteed bonus under his original offer letter. Under Mr. Shapiro’s renegotiated agreement, his base salary was increased from $1,000,000 to $3,000,000, and he received a stay bonus of $6,000,000, which was paid in 2019, that, upon termination of employment, is subject to a prorated claw-back based on the number of days left in the employment term. Under Mr. Krauss’ renegotiated employment agreement, his base salary increased from $660,000 to $750,000 for 2018 and is scheduled to increase to $800,000 for 2019 and $850,000 for 2020. Mr. Krauss’ discretionary annual cash bonus was replaced with a guaranteed cash bonus of $1,150,000 for 2018, $1,250,000 for 2019 and $1,350,000 for 2020. In addition, Mr. Krauss received a grant of Iris V units that will vest ratably on each of the first three anniversaries of December 31, 2017.

Each of Messrs. Lublin’s, Shapiro’s and Krauss’ Iris IV unit awards were amended to adjust the vesting terms of these units and to designate their performance-based Iris IV units as “catch up” profits units. For their time-based Iris IV units, which represent half of each of their Iris IV units, the five-year ratable vesting schedule was replaced with a three-year ratable vesting schedule with units fully vesting on June 1, 2020. For their performance-based Iris IV units, which represent the remaining half of their Iris IV units, the percentages of the units vesting at each of the equity value targets were revised such that 20%, 26.6%, 23.4%, 20% and 10% of the performance-based Iris IV units would vest upon achievement of equity valuation targets of $5 billion, $6 billion, $7 billion, $8 billion and $9 billion, respectively. Prior to the amendment, 20% of the performance-based Iris IV units would vest upon achievement of each such equity value target. In addition, upon a termination without cause or resignation for good reason, we amended the Iris IV unit awards to provide that one-third, rather than 20%, of the unvested time-based Iris IV units will vest.

Messrs. Lublin, Shapiro and Krauss also entered into side letter agreements revising the repurchase rights with respect to their equity awards. For Mr. Lublin’s Iris II units, Iris IV units and WME Holdco units, we increased the repurchase price for vested management units following a termination for cause or resignation without good reason to 75% of the fair market value of such equity awards from 50% for Iris II units and Iris IV units and 0% for WME Holdco units. For Messrs. Shapiro and Krauss, we revised their equity awards such that Mr. Shapiro’s Iris I units, Iris II units and Iris IV units, and Mr. Krauss’ Iris I units and Iris IV units, may no longer be repurchased for lower than fair market value upon resignation without good reason or our non-renewal of their respective employment agreements.

Modifications to Employment and Equity Compensation Agreements in Fiscal Year 2019

During fiscal year 2019, we renegotiated the terms of the employment and equity compensation agreements with Messrs. Lublin, Shapiro and Krauss in connection with, and to be effective on, the closing of this offering. Taking into account the current success of the business, and to motivate our executives to continue to grow our business and increase our future value, we determined that certain changes to the executives’ compensation arrangements were appropriate to, among other things, increase at-risk, incentive compensation based on achievement of financial and performance metrics and reduce guaranteed compensation. In particular, Messrs. Lublin and Krauss entered into equity award agreements revising the repurchase rights with respect to their equity awards. Pursuant to Mr. Lublin’s equity award agreement, we revised his equity awards such that, following the closing of this offering, his Iris II units, Iris IV units and WME Holdco Units may no longer be repurchased for lower than fair market value upon resignation without “good reason.” Pursuant to Mr. Krauss’ equity award agreement, we revised his Iris V equity award such that, following the closing of this offering, such Iris V units may no longer be repurchased for lower than fair market value upon resignation without “good reason.” For a discussion of changes to the employment agreements for Messrs. Lublin, Shapiro and Krauss, see below in “—Employment Agreements.”

Tax Considerations

For income tax purposes, following an initial transition period, public companies may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to certain “covered employees,” including our named executive officers, under Section 162(m) of the Code. However, most of the services rendered by our named executive officers will be performed on behalf of our operating partnership, Endeavor Operating Company or its subsidiaries. Accordingly, we believe that the deductibility of compensation we pay to our named executive officers should not be limited by Section 162(m).

Nevertheless, even if Section 162(m) of the Code were to apply to compensation paid to our named executive officers, we expect to be eligible for transition relief from the deduction limitations that generally should extend until our first stockholder meeting at which directors are elected that occurs in 2023. In addition, our board of directors believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our named executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of our stockholders and reserve the right to award compensation that may not be deductible under Section 162(m) where the Company believes it is appropriate to do so.

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Risk Analysis

We have reviewed our employee compensation policies, plans and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on Endeavor Operating Company and its subsidiaries and we believe that there are no unmitigated risks created by our compensation policies, plans and practices that create incentives or encourage behavior that is reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table shows the compensation earned by our principal executive officer and our principal financial officer for the fiscal year ending December 31, 2018, and our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2018.

The principal positions listed in the table refer to the positions of our named executive officers as of December 31, 2018. All amounts set forth in this table were paid by Endeavor Operating Company or its subsidiaries. Endeavor Group Holdings, Inc. did not pay or provide the named executive officers with any compensation prior to the offering.

Name and Principal Position	Year	Salary		Bonus		Equity Awards(6)	Non-Equity Incentive Plan Compensation(7)	All Other Compensation(8)	Total
Ariel Emanuel Chief Executive Officer	2018	$1,000,000		$3,000,000	(2)	—	$1,000,000	$312,650	$5,312,650
Patrick Whitesell Executive Chairman	2018	$1,000,000		$3,000,000	(2)	—	$1,000,000	$74,244	$5,074,244
Jason Lublin Chief Financial Officer	2018	$1,500,000		$750,000	(3)	$12,031,988	$950,000	$12,000	$15,243,988
Mark Shapiro President	2018	$1,773,718	(1)	$688,763	(4)	$5,780,041	$2,000,000	$14,586	$10,257,109
Seth Krauss
Chief Legal Officer	2018	$750,000		$1,150,000	(5)	$2,968,160	$200,000	$8,400	$5,076,560

(1)	In connection with the amendment and restatement of his employment agreement, Mr. Shapiro’s base salary was increased on August 12, 2018 to $3,000,000 from $1,000,000.
(2)	These amounts represent the A/P Third Tranche Distribution payable to each of our Chief Executive Officer and Executive Chairman.
(3)	This amount represents the guaranteed portion of the annual bonus payable under Mr. Lublin’s employment agreement.
(4)

In connection with the amendment and restatement of his employment agreement, Mr. Shapiro was entitled to receive a stay bonus payable promptly following January 1, 2019, subject to a partial clawback upon certain terminations of employment, as further described in “—Employment Agreements—Employment Agreement for Mr. Shapiro” below. The amount disclosed here represents the portion of such bonus that relates to 2018 and is not subject to the clawback.

(5)	This amount represents the guaranteed annual bonus payable under Mr. Krauss’ employment agreement.
(6)

The amounts listed in this column represent (a) for Messrs. Lublin, Shapiro and Krauss, the incremental fair value of modifications to the repurchase provisions of certain equity awards held by the executive in accordance with FASB Topic 718, (b) for Messrs. Lublin, Shapiro and Krauss, the incremental fair value of modifications to the vesting and payout provisions of Iris IV units held by the executive in accordance with FASB Topic 718, (c) for Messrs. Lublin and Krauss, the fair value attributable to the Partner Agreement in accordance with FASB Topic 718 and (d) for Mr. Krauss, the grant date fair value calculated in accordance with FASB Topic 718 with respect to the grant of Iris V units, disregarding the effect of estimated forfeitures. Assumptions used in calculating these amounts are described in Note 14 of the Company’s audited financial statements for the fiscal year ended December 31, 2018, which is included elsewhere in this prospectus.

(7)	These amounts represent the annual cash bonus payouts for fiscal year 2018 based on each individual’s performance for fiscal year 2018.
(8)

For Mr. Emanuel, the amount reported in this column represents the value of business management and tax advisory services provided to him with an incremental cost equal to $125,000 and the value of aircraft use provided to him with an incremental cost as described below. For Mr. Whitesell, the amount reported in this column represents the value of aircraft use provided to him with an incremental cost as described below. For

Mr. Lublin, the amount reported in this column represents the costs of his car allowance. For Mr. Shapiro, the amounts reported in this column represent contributions by the Company to his 401(k) plan account and the value of aircraft use provided to him with an incremental cost as described below. For Mr. Krauss, the amount reported in this column represent contributions of the Company to his 401(k) plan account. From time to time, our named executive officers use tickets to a variety of entertainment and sporting events which are purchased by us, however, because such tickets are purchased on an annual subscription basis, there is no aggregate incremental cost to us for such use. From time to time, our named executive officers take personal flights on the Company’s aircraft, however, because the Company is entirely reimbursed by the named executive officer for such use, there is no aggregate incremental cost to us. However, to the extent that guests accompany our named executive officers on business-related flights on the Company’s aircraft, the incremental cost of such travel is included in this column. The aggregate incremental costs associated with such travel for Messrs. Emanuel, Whitesell and Shapiro are $187,650, $74,244 and $6,186, respectively. For purposes of calculating incremental costs, we included the incremental costs of any deadhead flights, or portions thereof, made in connection with such travel.

Messrs. Emanuel, Whitesell and Lublin have received, and will continue to receive, distributions in respect of their direct and indirect equity holdings in Endeavor Operating Company. See “—Principal Stockholders” for further information.

Grants of Plan-Based Awards for Fiscal Year 2018

The following table presents information with respect to each award of plan-based compensation to each named executive officer in fiscal year 2018.

Name		Estimate Future Payouts Under Non- Equity Incentive Plan Awards				All Other Equity Awards: Number of Profits Interests		Grant Date Fair or Incremental Value of Profits Interests ($)(3)
	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Ariel Emanuel	—	—	—		—	—		—
Patrick Whitesell	—	—	—		—	—		—
Jason Lublin	—	—	1,500,000	(1)	—	—		—
	—	—	—		—	—		12,031,988	(4)
Mark Shapiro	—	—	1,000,000		—	—		—
	—	—	—		—	—		5,780,041	(5)
Seth Krauss	6/30/2018	—	—		—	926,811	(2)	323,457
	—	—	—		—	—		2,644,703	(6)

(1)	This amount represents the target annual bonus payable under Mr. Lublin’s employment agreement, 50% of which is guaranteed.
(2)

This amount represents the grant of Iris V units. For more information relating to these units see “Key Elements of Executive Compensation Program—Equity Awards” above and the “Outstanding Equity Awards at Fiscal Year End” following this table.

(3)

The amounts listed in this column represent (a) for Messrs. Lublin, Shapiro and Krauss, the incremental fair value of modifications to the repurchase provisions of certain equity awards held by the executive in accordance with FASB Topic 718, (b) for Messrs. Lublin, Shapiro and Krauss, the incremental fair value of modifications to the vesting and payout provisions of Iris IV units held by the executive in accordance with FASB Topic 718, (c) for Messrs. Lublin and Krauss, the fair value attributable to the Partner Agreement in accordance with FASB Topic 718 and (d) for Mr. Krauss, the grant date fair value calculated in accordance with FASB Topic 718 with respect to the grant of Iris V units, disregarding the effect of estimated forfeitures. Assumptions used in calculating these amounts are described in Note 14 of the Company’s audited financial statements for the fiscal year ended December 31, 2018, which is included elsewhere in this prospectus.

(4)	The incremental fair value of each modification applicable to Mr. Lublin is set forth below:

	Modification Date(s)	Incremental Fair Value ($)
Modification to repurchase provisions for WME Holdco units	4/27/2018	10,266,406
Modification to repurchase provisions for Iris II Units	4/27/2018	399,139
Modification to repurchase provisions for Iris IV units	4/27/2018	304,544
Modification to vesting and payout provisions of Iris IV units	6/30/2018	896,084
Partner Agreement	9/30/2018	165,814

(5)	The incremental fair value of each modification applicable to Mr. Shapiro is set forth below:

	Modification Date(s)	Incremental Fair Value ($)
Modification to vesting and payout provisions of Iris IV units	6/30/2018	896,084
Modification to repurchase provisions for Iris I units	10/12/2018	2,944,395
Modification to repurchase provisions for Iris II Units	10/12/2018	496,683
Modification to repurchase provisions for Iris IV units	10/12/2018	1,442,879

(6)	The incremental fair value of each modification applicable to Mr. Krauss is set forth below:

	Modification Date(s)	Incremental Fair Value ($)
Modification to repurchase provisions for Iris I units	6/30/2018	1,567,045
Modification to vesting and payout provisions of Iris IV units	6/30/2018	448,042
Modification to repurchase provisions for Iris IV units	6/30/2018	529,771
Partner Agreement	6/30/2018	99,845

Employment Agreements

Employment Agreement with Mr. Emanuel

Endeavor Operating Company and Endeavor Group Holdings are currently party to an employment agreement with Mr. Emanuel that became effective on May 6, 2014 and was subsequently amended on December 31, 2014, October 9, 2017 and March 13, 2019. For purposes of the description of Mr. Emanuel’s employment terms on any specified date, we refer to his employment agreement, as amended through such date, as Mr. Emanuel’s employment agreement.

The current term of Mr. Emanuel’s employment agreement expires on December 31, 2028. Mr. Emanuel’s employment agreement provides that Mr. Emanuel shall serve as Chief Executive Officer, and will report to our board of directors. In addition, Mr. Emanuel is entitled, but not obligated, to serve on our board of directors (and any committee thereof, to the extent permitted by applicable law and listing standards). Mr. Emanuel’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Emanuel is permitted to serve as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization and any “for profit” entity approved by our board of directors and continue to serve in the board, advisory and ownership positions previously agreed to by our board of directors.

For fiscal year 2018 and the portion of fiscal year 2019 through March 13, 2019, Mr. Emanuel’s employment agreement provided for an annual base salary of $1,000,000. On March 13, 2019, pursuant to the most recent amendment to Mr. Emanuel’s employment agreement, Mr. Emanuel’s annual base salary was increased to $4,000,000. Such increase in base salary coincided with an amendment to the Endeavor Operating Company Agreement, pursuant to which Mr. Emanuel is no longer entitled to receive the A/P Third Tranche Distribution for fiscal year 2019 or any later year. Further, the terms of the most recent amendment to Mr. Emanuel’s employment agreement resulted in his receipt of a lump sum cash bonus in the aggregate amount of approximately $591,781.

Beginning in fiscal year 2019 and thereafter Mr. Emanuel is also entitled to receive an annual bonus with a target bonus amount equal to $6,000,000. The attainment of the annual bonus will be based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and our board of directors or, following this offering, the Committee. If (i) less than 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be determined and paid in the Company’s sole discretion, (ii) at least 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 75% of the target bonus, (iii) at least 100% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 100% of the target bonus, or (iv) at least 110% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 125% of the target bonus. In addition to the foregoing, if at least 90% of the performance metric is achieved, Mr. Emanuel may, in our sole discretion, receive an additional cash bonus for the applicable year. Mr. Emanuel’s annual bonus and any discretionary decisions related to such bonus shall be determined by the Committee (excluding Mr. Emanuel).

Mr. Emanuel’s employment agreement further provides that Mr. Emanuel is eligible to participate in all employee benefit programs made available to all active employees, and that Endeavor Operating Company shall maintain for Mr. Emanuel, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000. However, such policy was not in place for fiscal year 2018.

Mr. Emanuel’s employment agreement includes confidentiality and assignment of intellectual property provisions, and Mr. Emanuel has also entered into a restrictive covenant agreement pursuant to which he is subject to certain restrictive covenants, including non-disparagement restrictions, that are effective during employment and continue until the second anniversary of the date on which Mr. Emanuel and (if applicable) each of his affiliates ceases to own our equity securities, directly or indirectly or, if earlier, the second anniversary of the date on which Mr. Emanuel’s employment terminates for any reason.

Mr. Emanuel’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Whitesell

Endeavor Operating Company and Endeavor Group Holdings are currently party to an employment agreement with Mr. Whitesell that became effective on May 6, 2014 and was subsequently amended on December 31, 2014, October 9, 2017 and March 13, 2019. For purposes of the description of Mr. Whitesell’s employment terms on any specified date, we refer to his employment agreement, as amended through such date, as Mr. Whitesell’s employment agreement.

The current term of Mr. Whitesell’s employment agreement expires on December 31, 2028. Mr. Whitesell’s employment agreement provides that Mr. Whitesell shall serve as Executive Chairman and will report to our board of directors. In addition, Mr. Whitesell is entitled, but not obligated, to serve on our board of directors (and any committee thereof, to the extent permitted by applicable law and listing standards). Mr. Whitesell’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Whitesell is permitted to serve as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization and any “for profit” entity approved by our board of directors and continue to serve in the board, advisory and ownership positions previously agreed to by our board of directors.

For fiscal year 2018 and the portion of fiscal year 2019 through March 13, 2019, Mr. Whitesell’s employment agreement provided for an annual base salary of $1,000,000. On March 13, 2019 and pursuant to the most recent amendment to Mr. Whitesell’s employment agreement, Mr. Whitesell’s annual base salary was increased to $4,000,000. Such increase in base salary coincided with an amendment to the Endeavor Operating Company Agreement, pursuant to which Mr. Whitesell is no longer entitled to receive the A/P Third Tranche Distribution for fiscal year 2019 or any later year. Further, the terms of the most recent amendment to Mr. Whitesell’s employment agreement resulted in his receipt of a lump sum cash bonus in the aggregate amount of approximately $591,781.

Beginning in fiscal year 2019 and thereafter, Mr. Whitesell is also entitled to receive an annual “guaranteed” bonus in an aggregate amount equal to $2,000,000, which amount shall be payable to Mr. Whitesell only to the extent he remains in good standing with Endeavor Operating Company and is employed on December 31 of the year in which the guaranteed bonus is earned.

Mr. Whitesell’s employment agreement further provides that Mr. Whitesell is eligible to participate in all employee benefit programs made available to all active employees, and that Endeavor Operating Company shall maintain for Mr. Whitesell, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000. However, such policy was not in place for fiscal year 2018.

Mr. Whitesell’s employment agreement includes confidentiality and assignment of intellectual property provisions, and Mr. Whitesell has also entered into a restrictive covenant agreement pursuant to which he is subject to certain restrictive covenants, including non-disparagement restrictions, that are effective during employment and continue until the second anniversary of the date on which Mr. Whitesell and (if applicable) each of his affiliates ceases to own our equity securities, directly or indirectly or, if earlier, the second anniversary of the date on which Mr. Whitesell’s employment terminates for any reason.

Mr. Whitesell’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Lublin

On April 27, 2018, WME IMG, LLC (“WME IMG”), one of our subsidiaries, entered into an employment agreement with Jason Lublin, pursuant to which Mr. Lublin continues to serve as our Chief Financial Officer and report to Messrs. Emanuel and Whitesell as Chief Executive Officer and Executive Chairman, respectively (or, if either Messrs. Emanuel or Whitesell terminate employment due to death or disability, to their respective successors). Subsequently, on July 2, 2019, Endeavor Group Holdings and Endeavor Operating Company entered into a new employment agreement with Mr. Lublin, which will become effective upon the closing of this offering, and will then supersede his existing employment agreement. For purposes of the following description of Mr. Lublin’s employment terms, we refer to his existing employment agreement and his new employment agreement that will become effective upon the closing of this offering, collectively, as Mr. Lublin’s employment agreement.

The term of Mr. Lublin’s employment agreement expires on December 31, 2020. Mr. Lublin’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Lublin is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by our board of directors. During the term of Mr. Lublin’s employment agreement, his principal place of employment is in the Los Angeles metropolitan area.

For fiscal year 2018, Mr. Lublin’s employment agreement provided for an annual base salary of $1,500,000 and an opportunity to earn an annual cash bonus of $1,500,000, of which 50% was guaranteed. For fiscal years 2019 and 2020, Mr. Lublin’s employment agreement provides for an annual base salary of $1,500,000 until the closing of this offering and thereafter $2,250,000 and an opportunity to earn an annual cash bonus of up to 100% of his annual base salary at the discretion of our board of directors or other applicable governing body based on continued service and the attainment of certain performance metrics.

In addition, from and after the closing of this offering, Mr. Lublin will be eligible to receive an annual equity award in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. This equity award is expected to represent an aggregate value ranging from 50% to 150% of Mr. Lublin’s then-current annual base salary, with 60% of the value of the award expected to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 40% of the value of the award expected to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics. Mr. Lublin’s employment agreement further provides that he is entitled to participate in all of our benefit plans and programs that are provided by us from time to time; provided, that to the extent that there are multiple benefit plans, Mr. Lublin will be entitled to participate in the same level of benefit plans as are available to executives of the Company. The employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Under Mr. Lublin’s employment agreement and/or his equity award agreement entered into on July 2, 2019 (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Lublin is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including a two-year post-employment prohibition on disparagement. However, certain restrictive covenants will not apply if (a) the Company terminates Mr. Lublin’s employment without cause, or at the expiration of the term of his employment agreement (without an offer to extend his employment) or (b) Mr. Lublin resigns for good reason or relinquishes certain equity interests at the expiration of the term of his employment agreement.

Employment Agreement with Mr. Shapiro

On October 12, 2018, WME IMG entered into an employment agreement with Mark Shapiro, pursuant to which Mr. Shapiro serves as President and reports to the Chief Executive Officer (or, from time to time, his designee). Subsequently, on July 2, 2019, Endeavor Group Holdings and Endeavor Operating Company entered into a new employment agreement with Mr. Shapiro, which will become effective upon the closing of this offering, and will then supersede his existing employment agreement. For purposes of the following description of Mr. Shapiro’s employment terms, we refer to his existing employment agreement and his new employment agreement that will become effective upon the closing of this offering, collectively, as Mr. Shapiro’s employment agreement.

The term of Mr. Shapiro’s employment agreement expires on December 31, 2021. Mr. Shapiro’s employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Shapiro is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by our board of directors and continue to serve in the board, advisory and ownership positions previously agreed to by our board of directors. During the term of Mr. Shapiro’s employment agreement, his principal place of employment is in New York, New York.

For fiscal year 2018, Mr. Shapiro’s employment agreement provided for a base salary of $3,000,000 and an opportunity to earn an annual bonus with a target of $1,000,000 based on the attainment of certain performance criteria mutually agreed upon between WME IMG and Mr. Shapiro. For fiscal years 2019, 2020 and 2021, Mr. Shapiro’s employment agreement provides for an annual base salary of $3,000,000 and an opportunity to earn an annual cash bonus with a target of no less than 83.33% and up to 100% of his annual base salary at the discretion of our board of directors or other applicable governing body based on continued service and the attainment of certain performance metrics. Mr. Shapiro’s employment agreement also provides for a stay bonus of $6,000,000, which was paid in a lump-sum cash payment on our first regularly scheduled payroll date on or following January 1, 2019, provided, that if Mr. Shapiro is terminated for cause or resigns without good reason (as defined below) prior to December 31, 2021, he is required to repay the after-tax amount of such bonus prorated based on the number of days left in the employment term. Mr. Shapiro’s employment agreement further provides that he is entitled to participate in all of our benefit plans and programs that are provided by us from time to time to senior executives of WME IMG.

In addition, from and after the closing of this offering, and beginning in fiscal year 2020, Mr. Shapiro will be eligible to receive annual equity awards in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. These equity awards are expected to represent an aggregate value ranging from 50% to 150% of Mr. Shapiro’s then-current annual base salary, with 60% of the value of the award expected to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 40% of the value of the award expected to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics.

Under Mr. Shapiro’s employment agreement and/or his equity award agreement entered into July 2, 2019 (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Shapiro is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants. The employment agreement provides for severance upon certain terminations of employment as described below under “— Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Krauss

On June 4, 2018, WME IMG entered into an employment agreement with Seth Krauss, pursuant to which Mr. Krauss continues to serve as our Chief Legal Officer and report to the Chief Executive Officer (or, from time to time, his designee). Subsequently, on July 2, 2019, Endeavor Group Holdings and Endeavor Operating Company entered into a new employment agreement with Mr. Krauss which will be effective upon the closing of this offering, and will then supersede his existing employment agreement. For purposes of the following description of Mr. Krauss’ employment terms, we refer to his existing employment agreement and his new employment agreement that will become effective upon the closing of this offering, collectively, as Mr. Krauss’ employment agreement.

The term of Mr. Krauss’ employment agreement expires on December 31, 2020. Mr. Krauss’ employment agreement further provides that to the extent not inconsistent with the business practices and policies applicable to our employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Krauss is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by our board of directors. During the term of Mr. Krauss’ employment agreement, his principal place of employment is in New York County.

For fiscal year 2018, Mr. Krauss’ employment agreement provided for a base salary of $750,000 and a guaranteed cash bonus of $1,150,000. For fiscal years 2019 and 2020, Mr. Krauss’ employment agreement provides for an annual base salary of $750,000 until the closing of this offering and thereafter $1,500,000, with an opportunity to earn an annual bonus with a target of 100% of base salary at the discretion of our board of directors or other applicable governing body based on continued service and the attainment of certain performance metrics.

In addition, from and after the closing of this offering, Mr. Krauss will be eligible to receive an annual equity award in respect of each calendar year based on his continued service and the attainment of certain annual performance metrics. This equity award is expected to represent an aggregate value ranging from 50% to 150% of Mr. Krauss’s then-current annual base salary, with 60% of the value of the award expected to be granted in the form of options (or similar awards), with vesting based on continued service over a three-year period following the date of grant, and 40% of the value of the award expected to be granted in the form of restricted stock units (or similar awards), with vesting based on continued service and/or the attainment of performance goals or metrics. Mr. Krauss’ employment agreement further provides that he is entitled to participate in all of our benefit plans and programs that are provided by us from time to time; provided, that to the extent that there are multiple benefit plans, Mr. Krauss will be entitled to participate in the same level of benefit plans as are available to senior executives of the Company.

Under Mr. Krauss’ employment agreement and/or his equity award agreement entered into on July 2, 2019 (which amended and restated the terms of his existing direct and indirect equity interests in Endeavor Operating Company), Mr. Krauss is subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants. Mr. Krauss’ employment agreement provides for severance upon certain terminations of employment as described below under “— Potential Payments upon Termination of Employment or Change in Control.”

Outstanding Equity Awards at 2018 Fiscal Year End

The following table provides information about the outstanding equity awards held by our named executive officers as of December 31, 2018.

Name		Number of Units That Have Not Vested		Market Value of Units That Have Not Vested(10)	Number of Unearned Units That Have Not Vested		Market Value of Unearned Units That Have Not Vested(10)
Ariel Emanuel	WME Holdco common units	23,461,963	(1)	$45,480,535	—		—
	Iris V units	12,541,599	(2)	$26,740,173	—		—
	Endeavor profits units (“January 2017 Profits Units”)	18,374,626	(3)	$12,904,927	13,780,970	(4)	$4,723,844
	Endeavor profits units (“January 2017 Upside Profits Units”)	—		—	13,662,363	(5)	$3,405,456
Patrick Whitesell	WME Holdco common units	23,461,963	(1)	$45,480,535	—		—
	Iris V units	12,541,599	(2)	$26,740,173	—		—
	January 2017 Profits Units	18,374,626	(3)	$12,904,927	13,780,970	(4)	$4,723,844
	January 2017 Upside Profits Units	—		—	13,662,363	(5)	$3,405,456
Jason Lublin	Iris IV units	1,224,975	(6)	$860,328	979,980	(7)	$809,361
	UFC profits units	3,089	(8)	$2,315,514	—		—
Mark Shapiro	Iris IV units	1,224,975	(6)	$860,328	979,980	(7)	$809,361
	UFC profits units	1,716	(8)	$1,286,314	—		—
Seth Krauss	Iris IV units	612,487	(6)	$430,164	489,991	(7)	$404,681
	Iris V units	617,874	(9)	$425,917	—		—
	UFC profits units	687	(8)	$514,975	—		—

(1)	As of December 31, 2018, the unvested WME Holdco units were scheduled to vest on May 6, 2019, generally subject to continued employment.
(2)	As of December 31, 2018, the Iris V units were scheduled to vest in four equal installments on each of August 15, 2019, 2020, 2021 and 2022, generally subject to continued employment.
(3)

As of December 31, 2018, the unvested time-based vesting January 2017 Profits Units were scheduled to vest in four equal installments on each of January 1, 2019, 2020, 2021 and 2022, generally subject to continued employment. Immediately following the consummation of this offering, an additional number of such profits units will vest to the extent necessary so that the total number of vested time-based vesting January 2017 Profits Units equal the total number of vested performance-based vesting January 2017 Profits Units at such time (the “January 2017 IPO Adjustment”) and following the January 2017 IPO Adjustment, the remaining unvested time-based vesting January 2017 Profits Units will vest annually in equal installments over a number of anniversaries of the date of grant equal to (x) 5 minus (y) 5 multiplied by the aggregate percentage of the time-based vesting January 2017 Profits Units vested as of immediately following the IPO Adjustment, generally subject to continued employment.

(4)

As of December 31, 2018, the unvested performance-based vesting January 2017 Profits Units will vest as to 33.33% upon the achievement by Endeavor Operating Company of a total equity value (as determined by our board of directors) of Endeavor Operating Company (the “Performance Vesting Equity Value”) of $7,000,000,000, $8,000,000,000 and $9,000,000,000.

(5)	As of December 31, 2018, the unvested January 2017 Upside Profits Units will vest upon the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $9,000,000,000.
(6)

As of December 31, 2018, the unvested time-based vesting Iris IV units were scheduled to vest in two equal installments on each of June 1, 2019 and 2020, generally subject to continued employment. Immediately following the consummation of this offering, subject to the approval of our Chief Executive Officer and Executive Chairman or our board of directors, an additional number of such profits units will vest to the extent necessary so that the total number of vested time-based vesting Iris IV units equal the total number of vested performance-based vesting Iris IV units at such time (the “IPO Adjustment”) and following the IPO Adjustment, the remaining unvested time-based vesting profits units will vest annually in equal installments over a number of anniversaries of the date of grant equal to (x) 3 minus (y) 3 multiplied by the aggregate percentage of the time-vesting profits units vested as of immediately following the IPO Adjustment, generally subject to continued employment.
(7)

As of December 31, 2018, the unvested performance-based vesting Iris IV units will vest as to 43.75% upon the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $7,000,000,000, 37.50% upon the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $8,000,000,000 and 18.75% upon the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $9,000,000,000, generally subject to continued employment.

(8)	As of December 31, 2018, the unvested UFC profits units were scheduled to vest on August 18, 2019.
(9)	As of December 31, 2018, the unvested time-based vesting Iris V units were scheduled to vest in two equal installments on each of December 31, 2019 and 2020, generally subject to continued employment.
(10)

As of December 31, 2018, there was no public market for the equity awards, and thus the market values reflected in the table above are based on the values obtained for each equity award pursuant to a hybrid model consisting of a probability weighted expected return model and an option-pricing model, taking into account discounts for lack of marketability.

Stock Vested During Fiscal Year 2018

The following table sets forth information regarding profits interests and WME Holdco units vesting during fiscal year 2018 for each of the named executive officers.

Name	Number of Equity Interests Acquired on Vesting		Value Realized on Vesting of Equity Interests(9)
Ariel Emanuel	23,461,964	(1)	$39,722,925
	4,593,657	(2)	$1,868,237
	4,593,657	(3)	$2,017,166
	3,135,399	(4)	$3,715,273
Patrick Whitesell	23,461,964	(1)	$39,722,925
	4,593,657	(2)	$1,868,237
	4,593,657	(3)	$2,017,166
	3,135,399	(4)	$3,715,273
Jason Lublin	6,250,000	(1)	$10,011,632
	612,487	(5)	$249,346
	489,990	(6)	$629,215
	3,090	(7)	$2,316,264
Mark Shapiro	2,719,757	(8)	$2,365,998
	612,487	(5)	$249,346
	489,990	(6)	$629,215
	1,717	(7)	$1,287,063
Seth Krauss	900,768	(8)	$783,605
	306,244	(5)	$124,673
	244,995	(6)	$314,607
	308,937	(4)	$212,959
	686	(7)	$514,226

(1)	This amount represents WME Holdco units acquired on vesting.
(2)	This amount represents the time-based January 2017 Profits Units acquired on vesting.
(3)	This amount represents the performance-based January 2017 Profits Units acquired on vesting.

(4)	This amount represents Iris V units acquired on vesting.
(5)	This amount represents the time-based Iris IV units acquired on vesting.
(6)	This amount represents the performance-based Iris IV units acquired on vesting.
(7)	This amount represents UFC profits units acquired on vesting.
(8)	This amount represents Iris I units acquired on vesting.
(9)

As of December 31, 2018, there was no public market for the equity awards and thus the market values reflected in the table above are based on the values obtained for each equity award pursuant to a hybrid model consisting of a probability weighted expected return model and an option-pricing model, taking into account discounts for lack of marketability.

Retirement Benefits

Endeavor Operating Company sponsors a 401(k) plan, which is a U.S. tax-qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Potential Payments upon Termination of Employment or Change in Control

Severance Payments and Benefits under Employment Agreements

All of our named executive officers are entitled to certain severance benefits following certain terminations of employment as described below. No severance payments or benefits are payable in the event of a termination for cause or resignation without good reason.

Ariel Emanuel

Mr. Emanuel’s employment agreement provided that Mr. Emanuel could not be terminated without cause as of December 31, 2018. Nonetheless, if the Company was in fact entitled to terminate Mr. Emanuel without cause and effected such a termination of employment or Mr. Emanuel terminated his employment due to a resignation for good reason, in each case as of December 31, 2018, he would have been entitled to continued payment of base salary, plus $3,000,000 per year (pro-rated for any partial year) as though he had remained employed through the remainder of his then-applicable employment term (i.e., through May 6, 2024), paid ratably in monthly installments over the remainder of the then-applicable term. In addition, he would have been entitled to a one-time lump sum payment equal to the positive difference (if any) between (x) $3,000,000 pro-rated for the number of days worked prior to such termination of employment minus (y) the sum of (A) any portion of the A/P Third Tranche Distribution that was made to him and (B) any annual bonus paid to him, in each case, prior to the date of such termination of employment (the difference between (x) and (y), if any, is referred to as the “unpaid distribution”). Payment of the salary and bonus continuation would have been subject to the execution of a release of claims. If Mr. Emanuel had been terminated due to death or disability as of December 31, 2018, he would have been entitled to payment of the unpaid distribution.

The foregoing severance no longer applied after March 13, 2019. In lieu of such severance, if Mr. Emanuel’s employment is terminated without cause or due to a resignation for good reason after March 13, 2019, he is entitled to receive any unpaid annual bonus for the year prior to the year of termination, which amount shall be paid in lump sum within thirty days of Mr. Emanuel’s termination of employment, and an aggregate amount equal to two (2) times the sum of (x) his base salary and (y) his target bonus, which amount shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Emanuel’s termination of employment. Payment of the salary and target bonus is subject to the execution of a release of claims. Further, if Mr. Emanuel is terminated due to death or disability after March 13, 2019, he will be entitled to receive any unpaid annual bonus for the year prior to the year of termination and a pro-rata portion of the target bonus for the year of termination. In addition, the most recent amendment to Mr. Emanuel’s employment agreement provides for a reduction of any payments to Mr. Emanuel that would be considered “excess parachute payments” under Section 280G of the Code in order to ensure that no such payments would be subject to any excise taxes under Section 4999 of the Code.

Patrick Whitesell

Mr. Whitesell’s employment agreement provided that Mr. Whitesell could not be terminated without cause as of December 31, 2018. Nonetheless, if the Company was in fact entitled to terminate Mr. Whitesell without cause and effected such a termination of employment or Mr. Whitesell terminated his employment due to a resignation for good reason, in each case as of December 31, 2018, he would have been entitled to continued payment of his base salary, plus, $3,000,000 per year (pro-rated for any partial year) as though he had remained employed through the remainder of his then-applicable employment term (i.e., through May 6, 2024), paid ratably in monthly installments over the remainder of the then-applicable term. In addition, he would have been entitled to a one-time lump sum payment equal to his unpaid distribution. Payment of the salary and bonus continuation would have been subject to the execution of a release of claims. If Mr. Whitesell had been terminated due to death or disability as of December 31, 2018, he would have been entitled to payment of the unpaid distribution.

The foregoing severance no longer applied after March 13, 2019. In lieu of such severance, if Mr. Whitesell’s employment is terminated without cause or due to a resignation for good reason after March 13, 2019, he is entitled to receive any unpaid guaranteed bonus for the year prior to the year of termination, which amount shall be paid in lump sum within thirty days of Mr. Whitesell’s termination of employment, and an aggregate amount equal to two (2) times the sum of (x) his base salary and (y) his guaranteed bonus, which amount shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Whitesell’s termination of employment. Payment of the salary and guaranteed bonus is subject to the execution of a release of claims. Further, if Mr. Whitesell is terminated due to death or disability after March 13, 2019, he will be entitled to receive any unpaid guaranteed bonus for the year prior to the year of termination and a pro-rata portion of the guaranteed bonus for the year of termination. In addition, the most recent amendment to Mr. Whitesell’s employment agreement provides for a reduction of any payments to Mr. Whitesell that would be considered “excess parachute payments” under Section 280G of the Code in order to ensure that no such payments would be subject to any excise taxes under Section 4999 of the Code.

Jason Lublin

If Mr. Lublin’s employment is terminated without cause or due to a resignation for good reason, he is entitled to continued payment of his base salary as though he had remained employed through the remainder of his employment term (i.e., through December 31, 2020), paid ratably in monthly installments. Payment of the severance benefits is subject to the execution of a release of claims.

Mark Shapiro

If Mr. Shapiro’s employment is terminated without cause or due to a resignation for good reason, he is entitled to (i) continued payment of his base salary as though he had remained employed through the remainder of his employment term (i.e., through December 31, 2021), paid ratably in monthly installments over the twelve-month period following termination and (ii) if the termination had occurred in fiscal year 2018, payment of his target annual bonus and if his termination occurs in any other fiscal year, payment of his target annual bonus prorated for the period he was employed during the fiscal year of termination, paid in a lump sum. Payment of the severance benefits is subject to the execution of a release of claims.

Seth Krauss

If Mr. Krauss’ employment had been terminated without cause or due to a resignation for good reason as of December 31, 2018, he would have been entitled to (i) continued payment of his base salary as though he had remained employed for twelve months following termination and (ii) his guaranteed bonus for the year of termination, payable when the bonus would be paid had he remained employed. Following the consummation of this offering, if Mr. Krauss’s employment is terminated without cause or due to a resignation for good reason, he will be entitled to receive an amount equal to his base salary plus an aggregate amount of (x) $550,000 if such termination occurs in 2019 and (y) $700,000 if such termination occurs in 2020, paid ratably in monthly installments over the twelve-month period following termination. Payment of the severance benefits is subject to the execution of a release of claims.

Equity Vesting

Ariel Emanuel

Upon the earlier to occur of (i) the consummation of this offering, (ii) a Sale Transaction (as defined below) and (iii) Mr. Emanuel’s termination without cause or resignation for good reason, any then-unvested profits interests or WME Holdco common units will become 100% vested as of such date; provided that in the case of clauses (i) and (ii), (A) Mr. Emanuel’s employment has not been terminated and he continues to provide services to us as of the date of this offering or a Sale Transaction, as applicable, and (B) profits interests shall not include the time-based or performance-based January 2017 Profits Units or January 2017 Upside Profits Units, and in the case of clause (iii), the profits interests shall not include any performance-based January 2017 Profits Units and the January 2017 Upside Profits Units, which will remain outstanding and will vest solely upon the achievement of the applicable Performance Vesting Equity Value within 24 months of such termination date, and will be automatically forfeited upon the expiration of such 24-month period to the extent still unvested at that time.

All of Mr. Emanuel’s time-based January 2017 Profits Units shall be vested on the earlier of (x) the consummation of a Sale Transaction (as defined below) and (y) the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $9,000,000,000. Immediately following the consummation of this offering, Mr. Emanuel will be eligible for the January 2017 IPO Adjustment, as defined above.

Upon a termination due to death or disability, Mr. Emanuel’s WME Holdco units, Iris V units and January 2017 Profits Units will vest to the extent necessary so that one-third of such units will be fully vested as of such date.

For a discussion of any accelerated vesting of the Endeavor Future Award and Zuffa Future Award, see above in “—Equity Awards”.

Patrick Whitesell

Upon the earlier to occur of (i) the consummation of this offering, (ii) a Sale Transaction and (iii) Mr. Whitesell’s termination without cause or resignation for good reason, any then-unvested profits interests or WME Holdco units will become 100% vested as of such termination date; provided that in the case of clauses (i) and (ii), (A) Mr. Whitesell’s employment has not been terminated and he continues to provide services to us as of the date of this offering or a Sale Transaction, as applicable, and (B) profits interests shall not include the time-based or performance-based January 2017 Profits Units or January 2017 Upside Profits Units, and in the case of clause (iii), the profits interests shall not include any performance-based January 2017 Profits Units and the January 2017 Upside Profits Units, which will remain outstanding and will vest solely upon the achievement of the applicable Performance Vesting Equity Value within 24 months of such termination date, and will be automatically forfeited upon the expiration of such 24-month period to the extent still unvested at that time.

All of Mr. Whitesell’s time-based January 2017 Profits Units shall be vested on the earlier of (x) the consummation of a Sale Transaction (as defined below) and (y) the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $9,000,000,000. Immediately following the consummation of this offering, Mr. Whitesell will be eligible for the January 2017 IPO Adjustment, as defined above.

Upon a termination due to death or disability, Mr. Whitesell’s WME Holdco units, Iris V units and January 2017 Profits Units will vest to the extent necessary so that one-third of such units will be fully vested as of such date.

Jason Lublin

If Mr. Lublin’s employment is terminated without cause or due to a resignation for good reason, then one-third of any then-unvested time-based Iris IV units will vest. In addition, if Mr. Lublin’s employment is terminated without cause, due to a resignation for good reason or any termination of Mr. Lublin’s employment following expiration of his employment agreement and he was not offered a new employment agreement pursuant to a bona fide offer prior to such termination, a number of unvested performance-based Iris IV units shall be eligible to vest based on the Performance Vesting Equity Value as of the date of such termination of employment.

To the extent agreed to by our Chief Executive Officer and Executive Chairman or our board of directors, all of the time-based Iris IV units shall be vested on the earlier of (x) the consummation of a Sale Transaction (or, following this offering, a Change of Control) and (y) the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $9,000,000,000. In addition, immediately following this offering and subject to the approval of our Chief Executive Officer and Executive Chairman or our board of directors, Mr. Lublin will be eligible for the IPO Adjustment, as defined above.

Mark Shapiro

If Mr. Shapiro’s employment is terminated without cause or due to a resignation for good reason, then one-third of any then-unvested time-based Iris IV units will vest. In addition, if Mr. Shapiro’s employment is terminated without cause, due to a resignation for good reason or he is notified that his employment relationship will not be continued following the expiration of the term of his employment agreement, a number of unvested performance-based Iris IV units shall be eligible to vest based on the Performance Vesting Equity Value as of the date of such termination of employment.

To the extent agreed to by our Chief Executive Officer and Executive Chairman or our board of directors, all of Mr. Shapiro’s time-based Iris IV units shall be vested on the earlier of (x) the consummation of a Sale Transaction (or, following this offering, a Change of Control) and (y) the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $9,000,000,000. In addition, immediately following this offering and subject to the approval of our Chief Executive Officer and Executive Chairman or our board of directors, Mr. Shapiro will be eligible for the IPO Adjustment, as defined above.

Seth Krauss

If Mr. Krauss’ employment is terminated without cause or due to a resignation for good reason, then one-third of any then-unvested time-based Iris IV units will vest. In addition, if Mr. Krauss’ employment is terminated without cause, due to a resignation for good reason or he is notified that his employment relationship will not be continued following the expiration of the term of his employment agreement, a number of unvested performance-based Iris IV units shall be eligible to vest based on the Performance Vesting Equity Value as of the date of such termination of employment.

To the extent agreed to by our Chief Executive Officer and Executive Chairman or our board of directors, all of Mr. Krauss’ time-based Iris IV units shall be vested on the earlier of (x) the consummation of a Sale Transaction (or, following this offering, a Change of Control) and (y) the achievement by Endeavor Operating Company of a Performance Vesting Equity Value of $9,000,000,000. In addition, immediately following this offering and subject to the approval of our Chief Executive Officer and Executive Chairman or our board of directors, Mr. Krauss will be eligible for the IPO Adjustment, as defined above.

If Mr. Krauss’ employment is terminated without cause or due to a resignation for good reason, then one-third of any then-unvested time-based Iris V units will vest.

Definition of “Sale Transaction”

For purposes of the profits interests, a “Sale Transaction” generally means the sale of all or a majority of the membership interests of Endeavor Operating Company or the sale of all or substantially all of the Endeavor

Operating Company and its subsidiaries’ assets (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization) to a third party.

Definition of “Change of Control”

For purposes of the equity agreements with Messrs. Lublin, Shapiro and Krauss, a “Change of Control” has a meaning consistent with the Endeavor Operating Company LLC Agreement and generally means, subject to certain exceptions, a merger or consolidation of Endeavor Group Holdings, including a tender offer followed by a merger in which holders of our Class A common stock receive the same consideration per share paid in the tender offer, where immediately after such merger or consolidation, the voting securities of Endeavor Group Holdings do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from such merger or consolidation.

Definitions of “Cause” and “Good Reason”

For purposes of Messrs. Emanuel’s and Whitesell’s employment agreements and equity awards, the definition of cause generally means: (i) conduct constituting embezzlement, fraud or material misappropriation; (ii) conviction of a felony; (iii) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct; (iv) material breach of restrictive covenants applicable to the named executive officer; or (v) material breach of any material obligations under a named executive officer’s employment agreement, that in each case (other than clause (ii)) results in material harm to Endeavor Operating Company and its affiliates. For purposes of the cause definition, any breach of restrictive covenants by Messrs. Emanuel or Whitesell must be made knowingly and any breach of a material obligation under their respective employment agreements must be made willfully.

For purposes of the employment agreements and equity awards of Messrs. Lublin, Shapiro and Krauss, cause generally means: (i) conduct constituting embezzlement, fraud or material misappropriation; (ii) conviction of (or in the case of Mr. Shapiro, conduct constituting) a felony; (iii) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (iv) material breach of restrictive covenants applicable to the named executive officer; (v) material breach of any material obligations under a named executive officer’s employment agreement; (vi) material violation of written policies; (vii) use of alcohol or drugs that materially interferes with performance; or (viii) conduct that brings the named executive employer or Endeavor Operating Company and its affiliates into public disrepute.

For purposes of the named executive officers’ employment agreements and equity awards, good reason generally means (i) a material breach by Endeavor Operating Company of any material obligation under such named executive officer’s employment agreement and, (ii) for Messrs. Emanuel, Whitesell and Lublin, the relocation of such named executive officer’s principal place of employment outside of the Los Angeles metropolitan area, and for Mr. Krauss, the relocation of his principal place of employment outside of New York County. In addition to the foregoing, the definition of good reason for Messrs. Emanuel and Whitesell includes (i) a material diminution in duties, authorities or responsibilities as chief executive officer or executive chairman, respectively (including, prior to a Sale Transaction pursuant to which Endeavor Operating Company becomes a business unit of a larger parent organization, any requirement that he report to someone other than our board of directors), (ii) following an initial public offering or the date of a “Triggering Event” (which is defined in our amended and restated certificate of incorporation as the first date on which (x) neither Messrs. Emanuel nor Whitesell is employed as our Chief Executive Officer or Executive Chairman or (y) neither Messrs. Emanuel nor Whitesell owns securities (including Profit Units and other securities of Endeavor Operating Company) representing, and/or representing the right to own, in the aggregate, at least 25% of the Class A common stock owned, in the aggregate, by either Messrs. Emanuel or Whitesell as of the completion of this offering), the assignment of duties materially inconsistent with his position or status with Endeavor Operating Company or (iii) the failure of Endeavor Operating Company to obtain from an acquirer of all or substantially all of its assets an assumption of Endeavor Operating Company’s obligations under the terms of their respective employment agreements.

Estimated Payments Upon Termination of Employment or Change in Control

The table below shows the severance payments and benefits that each named executive officer would receive upon (1) death or disability, (2) termination without cause or a resignation with good reason, (3) termination for cause or a resignation without good reason and (4) a change in control. The amounts are calculated as if the date of termination and change in control occurred on December 31, 2018. For a description of certain modifications to the severance payments and benefits due to Messrs. Emanuel, Whitesell and Krauss following the most recent amendments to their employment agreements on March 13, 2019 (in the case of Messrs. Emanuel and Whitesell) and the new employment agreement on July 2, 2019 (in the case of Mr. Krauss), see “—Employment Agreements” above.

Name	Death or Disability ($)		Termination without Cause or Resignation with Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Change in Control ($)
Ariel Emanuel
Base Salary Continuation	—		21,394,872	(1)	—	—
Bonus	3,000,000	(2)	3,000,000	(2)	—	—
Accelerated Vesting of Equity Awards(6)	5,532,107	(3)	72,220,708	(4)	—	58,385,462	(5)
Patrick Whitesell
Base Salary Continuation	—		21,394,872	(1)	—	—
Bonus	3,000,000	(2)	3,000,000	(2)	—	—
Accelerated Vesting of Equity Awards(6)	5,532,107	(3)	72,220,708	(4)	—	58,385,462	(5)
Jason Lublin
Base Salary Continuation	—		3,000,000	(7)	—	—
Bonus	—		—		—	—
Accelerated Vesting of Equity Awards(6)	—		172,066	(8)	—	860,328	(9)
Mark Shapiro
Base Salary Continuation	—		9,000,000	(10)	—	—
Bonus	—		1,000,000	(11)	—	—
Accelerated Vesting of Equity Awards(6)	—		172,066	(8)	—	860,328	(9)
Seth Krauss
Base Salary Continuation	—		750,000	(12)	—	—
Bonus	—		1,150,000	(13)	—	—
Accelerated Vesting of Equity Awards(6)	—		298,991	(8)	—	430,164	(9)

(1)

This amount reflects the continued payment of base salary plus an amount equal to the A/P Third Tranche Distribution per year through the expiration of the term of Messrs. Emanuel’s and Whitesell’s respective employment agreement.

(2)	This amount reflects the full unpaid distribution without reduction for any payment of prior bonus amounts.
(3)

This amount reflects the value of the accelerated vesting of the named executive officer’s Iris V units and January 2017 Profits Units to the extent necessary so that one-third of such units are fully vested as of December 31, 2018.

(4)	This amount reflects the value of the accelerated vesting of all of the named executive officer’s unvested WME Holdco units and Iris V units.
(5)	This amount reflects the value of the accelerated vesting of all of the named executive officer’s unvested WME Holdco units and January 2017 Profits Units.
(6)

As of December 31, 2018, there was no public market for the equity awards, and thus the market values reflected in the table above, are based on the values obtained for each equity award pursuant to a hybrid model consisting of a probability weighted expected return model and an option-pricing model, taking into account discounts for lack of marketability.

(7)	This amount reflects the continued payment of Mr. Lublin’s base salary through December 31, 2020, which is the expiration of the term of his employment agreement.
(8)

This amount reflects the value of accelerated vesting of (a) one-third of the named executive officer’s unvested time-based Iris IV units and (b) for Mr. Krauss only, one-third of his unvested Iris V units.

(9)

This amount reflects the value of the accelerated vesting of all of the named executive officer’s unvested time-based Iris IV units, assuming such acceleration has been agreed to by our Chief Executive Officer and Executive Chairman or our board of directors.

(10)	This amount reflects the continued payment of Mr. Shapiro’s base salary through December 31, 2021, which is the expiration of the term of his employment agreement.
(11)	This amount reflects payment of Mr. Shapiro’s 2018 target annual bonus.
(12)	This amount reflects the continued payment of Mr. Krauss’ base salary for twelve months following termination of his employment.
(13)	This amount reflects payment of Mr. Krauss’ 2018 guaranteed bonus.

Compensation of our Directors

Prior to this offering we did not pay our directors any compensation for their service. In connection with the consummation of this offering, we will implement a policy pursuant to which each non-employee director (other than those affiliated with Silver Lake Partners) will receive an annual director fee of $107,000 as well as an additional annual fee of $15,000 for service as the chair of our audit committee and an additional annual fee of $21,000 for service (including as chair) on our audit committee, each earned on a quarterly basis. Each director will also receive an annual restricted stock unit award with a grant date value of $182,000 which will vest in full on the date of our annual shareholder meeting immediately following the date of grant, subject to the non-employee director continuing in service through such meeting date. The award is further subject to accelerated vesting upon a change in control (as defined in the 2019 Incentive Award Plan). In addition, each director will be reimbursed for out-of-pocket expenses in connection with their services. In connection with the offering, each non-employer director will also receive a grant of restricted stock units with a grant date value of $182,000 that is subject to the same vesting terms as described above.

Post-IPO Compensation Program Features

2019 Incentive Award Plan

Our board of directors and stockholders plan to adopt the 2019 Incentive Award Plan to become effective upon the pricing date of this offering. The following is a summary of certain terms and conditions of the 2019 Incentive Award Plan. This summary is qualified in its entirety by reference to the 2019 Incentive Award Plan attached as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the full 2019 Incentive Award Plan.

Administration. The 2019 Incentive Award Plan will be administered by (i) our governing body, initially our Executive Committee, (ii) if our Executive Committee is the governing body and so directs, our board of directors or (iii) solely to the extent required to satisfy the exemption under the provisions of Section 16b-3, our board of directors or a committee of our board of directors (the administrator, the “Committee”). The Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2019 Incentive Award Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2019 Incentive Award Plan. The Committee will have full discretion to administer and interpret the 2019 Incentive Award Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any current or prospective employees (except those covered by a collective bargaining agreement), directors, officers, consultants or advisors of the Company or its subsidiaries who are selected by the Committee will be eligible for awards under the 2019 Incentive Award Plan. Except as otherwise required by applicable law or regulation or stock exchange rules, the Committee will have the sole and complete authority to determine who will be granted an award under the 2019 Incentive Award Plan (subject to certain exceptions).

Number of Shares Authorized. The number of shares of our Class A common stock that are initially reserved for issuance under the 2019 Incentive Award Plan may not exceed the sum of 15,000,000 shares of our Class A common stock and an annual increase on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029 equal to the lesser of (a) 0.8% of the total number of outstanding shares of our Class A common stock, as of the close of business on the last business day of the prior calendar year, determined on an “as-converted” basis taking into account any and all securities convertible into, or exercisable, exchangeable or redeemable for, shares of our Class A common stock (including common units of Endeavor Operating Company and Endeavor Manager and profits units of Endeavor Operating Company and Endeavor Manager which are exchangeable pursuant to the applicable operating agreement of each), and without regard to any timing, vesting or other restrictions on redemptions therein (and assuming no redemptions for cash), and except as provided in the foregoing, without regard to the conversion, exercise, exchange or redemption of any other securities into or for shares of our Class A common stock, and (b) such smaller number of class A common stock as may be determined by our governing body.

No more than 15,000,000 shares of our Class A common stock may be issued with respect to incentive stock options under the 2019 Incentive Award Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the 2019 Incentive Award Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $600,000, provided, that such limit shall not apply to any awards issued to a non-employee director in respect of any one-time initial equity grant upon a non-employee director’s appointment to our board of directors or in the event of extraordinary circumstances, to the extent such non-employee director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving other non-employee directors. Shares of our Class A common stock subject to awards are generally unavailable for future grant; provided that in no event shall such shares increase the number of shares of our Class A common stock that may be delivered pursuant to incentive stock options granted under the 2019 Incentive Award Plan.

If any award granted under the 2019 Incentive Award Plan expires, terminates, is canceled, forfeited, exchanged or surrendered without being vested, settled or exercised, or if a stock appreciation right is settled in cash or otherwise without the issuance of shares, shares of our Class A common stock subject to such award will again be made available for future grants. Notwithstanding the foregoing, certain shares shall not become available for future issuance under the plan, including those shares that are (a) surrendered, (b) reserved for issuance upon the grant of stock appreciation rights, to the extent that the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon the exercise of the stock appreciation rights, (c) purchased on the open market by us with cash proceeds received from exercise or (d) tendered to pay the exercise price of an award or to satisfy withholding taxes owed. Notwithstanding the above, after the tenth anniversary of the earlier of (a) the date on which the 2019 Incentive Award Plan was adopted by the board and (b) the date that the 2019 Incentive Award Plan was approved by our stockholders, no shares shall again be available for future grants of awards under the 2019 Incentive Award Plan to the extent that such return of shares would at such time cause the 2019 Incentive Award Plan to constitute a “formula plan” or constitute a “material revision” of the 2019 Incentive Award Plan subject to shareholder approval under then-applicable rules of the NYSE (or any other applicable exchange or quotation system).

Change in Capitalization. If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other relevant change in capitalization or applicable law or circumstances, such that the Committee determines that an adjustment to the terms of the 2019 Incentive Award Plan (or awards thereunder) is necessary or appropriate, then the Committee may make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the 2019 Incentive Award Plan, the number of shares covered by awards then outstanding under the 2019 Incentive Award Plan, the limitations on awards under the 2019 Incentive Award Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine to be appropriate.

Awards Available for Grant. The Executive Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock or cash-based awards, dividend equivalent awards or any combination of the foregoing. Awards may be granted under the 2019 Incentive Award Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (which are referred to herein as “Substitute Awards”).

Stock Options. The Committee will be authorized to grant options to purchase shares of our Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2019 Incentive Award Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the 2019 Incentive Award Plan will be subject to the terms and conditions established by the Committee. Under the terms of the 2019 Incentive Award Plan, the exercise price of the options will not be less than the fair market value of our Class A common stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2019 Incentive Award Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2019 Incentive Award Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that, if the term of a non-qualified option would expire at a time when trading in the shares of our Class A common stock is prohibited by any exchange or insider trading policy that may be established by the Company or Endeavor Manager or any “black-out” or similar period under the Company’s or Endeavor Manager’s policies covering trading of securities, the option’s term shall be automatically extended until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of our Class A common stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Committee may permit in its sole discretion, including: (i) in other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our Class A common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of Class A common stock will be settled in cash. No incentive stock options may be granted after the tenth anniversary of the earlier of (a) the date of approval by our board of directors or (b) the date of approval by our stockholders.

Stock Appreciation Rights. The Committee will be authorized to award SARs under the 2019 Incentive Award Plan. SARs will be subject to the terms and conditions established by the Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2019 Incentive Award Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our Class A common stock for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. The remaining terms of the SARs shall be established by the Committee and reflected in the award agreement.

Restricted Stock. The Committee will be authorized to grant restricted stock under the 2019 Incentive Award Plan, which will be subject to the terms and conditions established by the Committee. Restricted stock is Class A common stock that generally is non-transferable and is subject to other restrictions determined by the Committee for a specified period. Any accumulated dividends will be payable at the same time as the underlying restricted stock vests.

Restricted Stock Unit Awards. The Committee will be authorized to award restricted stock unit awards, which will be subject to the terms and conditions established by the Committee. A restricted stock unit award, once vested, may be settled in common shares based on the number of units earned, or in cash equal to the fair market value of the number of common shares to be received upon settlement based on the number of units earned, at the election of the Committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. If and to the extent provided in an award agreement, the holder of outstanding restricted stock units may be granted dividend equivalents payable upon or in connection with the payment by us of dividends on shares of our Class A common stock, either in cash or, at the sole discretion of the Committee, in shares of our Class A common stock or other property having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Committee, be credited on the amount of the payments in respect of dividend equivalents at a rate and subject to such terms as determined by the Committee. Payments in respect of dividend equivalents (and interest thereon, as applicable) shall be payable at the same time as the underlying restricted stock units are settled.

Other Stock or Cash Based Awards; Dividend Equivalents. The Committee will be authorized to grant awards of unrestricted shares of our Class A common stock, awards that provide for cash payments, rights to receive grants of awards at a future date or other awards denominated in shares of our Class A common stock under such terms and conditions as the Committee may determine and as set forth in the applicable award agreement. Other stock or cash based awards may be available as a form of payment in settlement of other awards granted under the 2019 Incentive Award Plan, as stand-alone payments, as part of a bonus, deferred bonus, deferred compensation, phantom equity or other arrangement or as a payment in lieu of compensation to which a participant is otherwise entitled. The Committee may also provide dividend equivalents alone or as part of an award, on a current or deferred basis, on such terms and conditions as may be determined by the Committee.

Performance Criteria. The Committee may select performance criteria for awards granted under the 2019 Incentive Award Plan for the purposes of establishing performance goals for an applicable performance period. The performance criteria that may be used to establish performance goals under the 2019 Incentive Award Plan may include, but are not limited to, the following: net earnings or losses (either before or after one or more of the following: interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes); adjusted net income; operating earnings or profit (either before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital (or invested capital) and cost of capital; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects; market share; economic value; and individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.

Effect of a Change of Control. Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a participant and us, in the event of a change in control, if a participant’s employment or service is terminated by us other than for cause (and other than due to death or disability) within the twelve-month period following a change of control, then the Committee may provide that (i) all then-outstanding options and SARs will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or restricted stock units (including without limitation a waiver of any applicable performance goals); provided that any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of target performance as determined by the

Committee and prorated for the number of days elapsed from the grant date of such award through the date of termination. In addition, the Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of our common stock received or to be received by other stockholders of the Company in the event. Notwithstanding the above, the Committee shall exercise such discretion over the timing or settlement of any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order, unless the Committee permits the award to be transferred to a permitted transferee (as defined in the 2019 Incentive Award Plan).

Amendment. The 2019 Incentive Award Plan will have a term of ten years. The Committee may amend, suspend or terminate the 2019 Incentive Award Plan at any time, subject to stockholder approval if necessary to comply with any tax, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

The Executive Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower strike price) or other award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes) and (iii) the Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed. However, stockholder approval is not required with respect to clauses (i), (ii), or (iii) above with respect to certain adjustments on changes in capitalization. In addition, none of the requirements described in the preceding clauses (i), (ii), and (iii) can be amended without the approval of our stockholders.

Clawback/Forfeiture. Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the Exchange or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2019 Incentive Award Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. The Code requires that, for treatment of an option as an incentive stock option, shares of our Class A common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock or Cash-Based Awards. A participant generally will recognize ordinary income upon the receipt of the shares or cash underlying stock or cash based awards in an amount equal to the fair market value of the shares or the amount of the cash. We will be able to deduct in the same amount for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Dividend Equivalents. A participant will generally not be subject to tax upon grant of a dividend equivalent award. Rather, upon payment in respect of a dividend equivalent, the participant generally will recognize ordinary income in the amount of such payment. We will be able to deduct the same amount for U.S. federal income tax purposes, but the deduction may be limited under Section 280G and 162(m) of the Code for compensation paid to executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to, to its chief executive officer, chief financial officer and the three other officers whose compensation is required to be disclosed in its proxy statement. As discussed above, we do not believe that Section 162(m) would apply to our executives’ compensation, but if it were to apply, as a new public company, we expect to be eligible for transition relief from the deduction limitations imposed under Section 162(m) of the Code until our first stockholder meeting at which directors are elected that occurs in 2023. In addition, we reserve the right to award compensation that may not be deductible under Section 162(m) where we believe it is appropriate to do so.

Clawback Policy

Our board of directors intends to adopt a clawback policy, effective as of the effective date of this offering, pursuant to which we will, under certain circumstances, have the right to cause the forfeiture and/or recovery of incentive compensation from employees covered by the policy. The Executive Committee will initially administer such policy.

New Equity Awards

In connection with this offering, including the grants to be made to our non-employee directors as described above, we intend to grant approximately 1,880,946 restricted stock units and 1,617,774 options based on the highpoint of the estimated public offering price range set forth on the cover page of this prospectus under the 2019 Incentive Award Plan to certain directors, employees and other service providers in connection with this offering, including the named executive officers. In particular, it is anticipated that our named executive officers will, in the aggregate, receive new equity awards with a total grant date value of approximately $27,500,000, with Messrs. Emanuel and Whitesell receiving awards with an estimated grant date value of approximately $7,500,000 each, Messrs. Lublin and Shapiro receiving awards with an estimated grant date value of approximately $5,000,000 each and Mr. Krauss receiving awards with an estimated grant date value of approximately $2,500,000. With respect to the awards to our named executive officers, one third of the value of such awards (calculated based on the Black Scholes option pricing model) will consist of options to purchase shares of Class A common stock and two-thirds of the value of such awards (calculated based on the value of the underlying shares as of the pricing date) will consist of stock units. Such awards to our named executive officers will be vested upon grant, and with respect to the stock units, settled in the first quarter of calendar year 2020.

PRINCIPAL STOCKHOLDERS

The tables below set forth information with respect to the beneficial ownership of our Class A common stock, Class X common stock and Class Y common stock by:

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The numbers of shares of Class A common stock, Class X common stock and Class Y common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power before and after this offering that are set forth below are based on (i) the number of shares and Endeavor Operating Company Units to be issued and outstanding prior to and after this offering, in each case, after giving effect to the reorganization transactions and (ii) an assumed initial public offering price of $27.00 per share (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). See “Organizational Structure.”

The amounts and percentages of Class A common stock, Class X common stock and Class Y common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

	Class A Common Stock Owned (on a fully exchanged basis)(1)						Class X Common Stock Owned(2)						Class Y Common Stock Owned(3)						Combined Voting Power(4)
	Before this Offering		After this Offering		After this Offering (with full exercise of option)		Before this Offering		After this Offering		After this Offering (with full exercise of option)		Before this Offering		After this Offering		After this Offering (with full exercise of option)		Before this Offering	After this Offering	After this Offering (with full exercise of option)
Name and Address of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	%	%	%
5% Equityholders
Executive Holdcos(5)(10)	41,747,733	17.7%	41,747,733	16.6%	41,747,733	16.5%	41,747,733	33.0%	41,747,733	33.0%	41,747,733	33.0%	41,747,733	23.7%	41,747,733	23.7%	41,747,733	23.7%	23.3%	23.2%	23.2%
Silver Lake Equityholders(6)(10)	105,570,111	44.8%	105,970,111	42.1%	105,970,111	41.8%	53,573,579	42.3%	53,573,579	42.3%	53,573,579	42.3%	105,970,111	60.1%	105,970,111	60.1%	105,970,111	60.1%	59.1%	58.9%	58.8%
Jasmine Ventures Pte Ltd.(7)	20,520,048	8.7%	20,520,048	8.2%	20,520,048	8.1%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	0.5%	0.5%	0.5%
Canada Pension Plan Investment Board(8)	20,520,048	8.7%	20,520,048	8.2%	20,520,048	8.1%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	0.5%	0.5%	0.5%
Directors and Executive Officers
Ariel Emanuel(5)(9)(10)	47,707,623	20.2%	47,962,251	19.1%	47,962,253	18.8%	47,707,623	37.7%	47,707,623	37.7%	47,962,253	37.8%	47,707,623	27.0%	47,962,253	27.1%	47,962,253	27.1%	26.6%	26.6%	26.6%
Patrick Whitesell(5)(9)(10)	47,707,623	20.2%	47,962,251	19.1%	47,962,253	18.8%	47,707,623	37.7%	47,707,623	37.7%	47,962,253	37.8%	47,707,623	27.0%	47,962,253	27.1%	47,962,253	27.1%	26.6%	26.6%	26.6%
Jason Lublin	—	—	169,753	—	169,753	—	—	—	—	—	169,753	—	—	—	169,753	—	169,753	—	—	—	—
Mark Shapiro	—	—	169,753	—	169,753	—	—	—	—	—	169,753	—	—	—	169,753	—	169,753	—	—	—	—
Seth Krauss	—	—	84,877	—	84,877	—	—	—	—	—	84,877	—	—	—	84,877	—	84,877	—	—	—	—
Kerry Chandler	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Christian Muirhead	—	—	84,877	—	84,877	—	—	—	—	—	84,877	—	—	—	84,877	—	84,877	—	—	—	—
Egon Durban	—	—	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	—	—
Stephen Evans	—	—	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	—	—
James Kahan	—	—	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	—	—
Kristina Salen	—	—	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	—	—	—
All directors and executive officers as a group (11 persons)	53,667,513	22.7%	54,176,773	21.5%	54,176,773	21.3%	53,667,513	42.4%	54,176,773	42.6%	54,176,773	42.6%	53,667,513	30.4%	54,176,773	30.6%	54,176,773	30.6%	29.9%	30.0%	30.0%

*	Less than 1%.
(1)

Each member of Endeavor Operating Company (other than Endeavor Manager) that holds Endeavor Operating Company Units and an equal number of shares of Class X common stock has the right to cause Endeavor Operating Company to redeem their Endeavor Operating Company Units (and paired shares of Class X common stock) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, which redemption may at Endeavor Group Holdings’ election be effected as a direct purchase by Endeavor Group Holdings in exchange for Class A common stock. In addition, certain entities and individuals hold Endeavor Profits Units and an equal number of shares of Class X common stock, which may be exchanged into Endeavor Operating Company Units based on their in-the-money value at the time of such exchange, and subsequently redeemed for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock. Each member of Endeavor Manager (other than us) holds Endeavor Manager Units and an equal number of shares of Class X common stock. Each such member of Endeavor Manager has the right to cause Endeavor Manager to redeem their Endeavor Manager Units (and paired shares of Class X common stock) for, at our election, either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, which redemption may at Endeavor Group Holdings’ election be effected as a direct purchase of Endeavor Manager Units in exchange for its Class A common stock or cash (based on the market price of a share of Class A common stock). See “Description of Capital Stock.” The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all Endeavor Operating Company Units, Endeavor Profits Units and Endeavor Manager Units have been redeemed or exchanged for shares of Class A common stock.

(2)

Each member of Endeavor Operating Company (other than Endeavor Manager) and each member of Endeavor Manager that holds Endeavor Operating Company Units or Endeavor Manager Units, as applicable, and an equal number of shares of Class X common stock has the right at any time to cause Endeavor Operating Company or Endeavor Manager, as applicable, to redeem or exchange their Endeavor Operating Company Units, or Endeavor Manager Units, as applicable, (and paired shares of Class X common stock) for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock. See “Description of Capital Stock.”

(3)

Each member of Endeavor Operating Company (other than Endeavor Manager) that holds Endeavor Operating Company Units and an equal number of shares of Class X common stock has the right to cause Endeavor Operating Company to redeem or exchange their Endeavor Operating Company Units (and paired shares of Class X common stock) for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock. See “Description of Capital Stock.” Upon the disposition of the Class A common stock received by members of Endeavor Operating Company from the exchange of their Endeavor Operating Company Units (and paired shares of Class X common stock), or a Triggering Event, any paired shares of Class Y common stock will be cancelled/redeemed for no consideration.

(4)

Percentage of combined voting power represents voting power with respect to all shares of our Class A common stock, Class X common stock and Class Y common stock, voting together as a single class. Each holder of Class Y common stock is entitled to 20 votes per share, and each holder of Class A common stock and Class X common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class X common stock and Class Y common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock. See “Description of Capital Stock.”

(5)

Includes 41,747,733 shares of Class A common stock issuable upon the exchange of Endeavor Operating Company Units and corresponding shares of Class X common stock held by Executive Holdcos. As the members of the executive committee of Executive Holdcos, each of Messrs. Emanuel and Whitesell may be deemed to share beneficial ownership of all the shares held by the Executive Holdcos. The address of each member of Executive Holdcos is 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, CA 90210.

(6)

The common stock beneficially owned by the Silver Lake Equityholders is comprised of: 9,163,541 shares of Class A common stock and 9,163,541 shares of Class Y common stock held by SLP West Holdings Co-Invest Feeder II, L.P., the general partner of which is SLP Co-Invest GP, L.L.C.; 25,927,831 shares of Class A common stock and 25,927,831 shares of Class Y common stock held by SLP IV West Feeder I, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., the general partner of which is SLTA IV (GP), L.L.C.; 17,305,161 shares of Class A common stock and 17,305,161 shares of Class Y common stock held by SL SPV-1 Feeder I, L.P., the general partner of which is SLTA SPV-1, L.P., the general partner of which is SLTA SPV-1 (GP), L.L.C.; 12,902,454 shares of Class A common stock issuable upon the exchange of Endeavor Operating Company Units and corresponding shares of Class X common stock held by SLP West Holdings, L.L.C. and 12,902,454 shares of Class Y common stock held by SLP West Holdings, L.L.C., the managing member of which is Silver Lake Partners IV DE (AIV IV), L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., the general partner of which is SLTA IV (GP), L.L.C.; 20,760,629 shares of Class A common stock issuable upon the exchange of Endeavor Operating Company Units and corresponding shares of Class X common stock held by SLP West Holdings II, L.L.C., and 20,760,629 shares of Class Y common stock held by SLP West Holdings II, L.L.C., the managing member of which is Silver Lake Partners IV DE (AIV IV), L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., the general partner of which is SLTA IV (GP), L.L.C.; 3,297,300 shares of Class A common stock issuable upon the exchange of Endeavor Operating Company Units and corresponding shares of Class X common stock held by SLP West Holdings III, L.P. and 3,297,300 shares of Class Y common stock held by SLP West Holdings III, L.P., the general partner of which is SLP West GP Holdings, L.L.C., the managing member of which is SLTA IV (GP), L.L.C.; 7,283,776 shares of Class A common stock issuable upon the exchange of Endeavor Operating Company Units and corresponding shares of Class X common stock held by SLP West Holdings Co-Invest, L.P., and 7,283,776 shares of Class Y common stock held by SLP West Holdings Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C.; 9,329,423 shares of Class A common stock issuable upon the exchange of Endeavor Operating Company Units and corresponding shares of Class X common stock held by SLP West Holdings Co-Invest II, L.P., and 9,329,423 shares of Class Y common stock held by SLP West Holdings Co-Invest II, L.P., the general partner of which is SLP Co-Invest GP, L.L.C. Silver Lake Group, L.L.C. is the managing member of SLP Co-Invest GP, L.L.C., SLTA III (GP), L.L.C., SLTA IV (GP), L.L.C., and SLTA SPV-1 (GP), L.L.C. The address of each of the entities named above is 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025.

(7)

Jasmine Ventures Pte Ltd. shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for Jasmine Ventures Pte Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(8)

Canada Pension Plan Investment Board (“CPPIB”), through its wholly-owned subsidiary CPP Investment Board (USRE III) Inc., beneficially owns 20,520,049 shares of Class A common stock. None of the members of our board of directors has sole voting or dispositive power with respect to the shares of common stock beneficially owned by CPPIB. The address of CPPIB is Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada.

(9)

For each of Messrs. Emanuel and Whitesell includes: (i) 5,959,893 shares of Class A common stock issuable upon the exchange of Endeavor Profits Units for Endeavor Operating Company Units and subsequent redemption of Endeavor Operating Company Units and cancellation of a corresponding number of shares of Class X common stock; and (ii) after this offering, options to purchase 254,630 shares of Class A common stock that will be vested upon grant.

(10)

As a result of the Stockholders Agreement, Executive Holdcos, the Silver Lake Equityholders and Messrs. Emanuel and Whitesell may be deemed to be a group for purposes of Section 13(d) of the Exchange Act. Each of Executive Holdcos, the Silver Lake Equityholders and Messrs. Emanuel and Whitesell disclaims beneficial ownership of any shares which may be deemed beneficially owned solely by reason of the Stockholders Agreement.

189

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization Agreement and Common Stock Subscription Agreement

In connection with the reorganization transactions, we will enter into a reorganization agreement and related agreements with Endeavor Manager, Endeavor Operating Company and our pre-IPO investors, including certain affiliates of Silver Lake Partners, GIC, CPPIB, Executive Holdcos, and our directors and officers, which will effect the reorganization transactions. See “Organizational Structure” and “Principal Stockholders” for more information, including the consideration in Endeavor Operating Company Units, Endeavor Manager Units, Class A common stock, Class X common stock and Class Y common stock to be received by such persons or entities.

Limited Liability Company Agreement of Endeavor Operating Company

In connection with the reorganization transactions, we, Endeavor Manager, Endeavor Operating Company and each of the members of Endeavor Operating Company will enter into the Endeavor Operating Company Agreement. Following the reorganization transactions, and in accordance with the terms of the Endeavor Operating Company Agreement, we will operate our business through Endeavor Operating Company and its subsidiaries. As sole managing member of Endeavor Manager and the indirect sole managing member of Endeavor Operating Company, we will have control over all of the affairs and decision-making of Endeavor Operating Company. As such, we will be responsible for all operational and administrative decisions of Endeavor Operating Company and the day-to-day management of Endeavor Operating Company’s business. We will fund any dividends to our stockholders by causing Endeavor Operating Company to make distributions to its equityholders, including the members of Endeavor Operating Company and Endeavor Manager, subject to the limitations imposed by the Senior Credit Facilities, and causing Endeavor Manager to make distributions to its equityholders, including us. See “Dividend Policy.”

The holders of Endeavor Operating Company Units and Endeavor Profits Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Endeavor Operating Company. Net profits and net losses of Endeavor Operating Company will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of Endeavor Operating Company Units, though certain non-pro rata adjustments may be made to reflect tax depreciation, amortization and other allocations. The Endeavor Operating Company Agreement will provide for cash distributions to the holders of Endeavor Operating Company Units and Endeavor Profits Units for purposes of funding their tax obligations in respect of the taxable income of Endeavor Operating Company that is allocated to them. Generally, these tax distributions will be calculated using an assumed tax rate equal to the highest marginal combined income tax rate applicable to an individual or corporation resident in Los Angeles, California or New York, New York (whichever rate is higher), taking into account the deductibility of applicable state and local income taxes for U.S. federal income tax purposes (which are subject to substantial limitations for tax years 2018 through 2025). In situations where Endeavor Operating Company does not have sufficient cash to make tax distributions to all of its members in the full amount provided for in the Endeavor Operating Company Agreement, tax distributions made to Endeavor Manager will be reduced (relative to those tax distributions made to other members of Endeavor Operating Company) to reflect the income tax rates to which Endeavor Manager and Endeavor Group Holdings are subject and certain other factors (with the amount of such reduction being paid to the other members of Endeavor Operating Company as tax distributions).

The Endeavor Operating Company Agreement will provide that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Endeavor Manager (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations, (ii) the redemption or exchange from a member of Endeavor Operating Company of Endeavor Operating Company Units or Endeavor Profits Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange) or (iii) the redemption or exchange from a member of Endeavor Manager of Endeavor Manager Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange)), which proceeds will then be invested in Endeavor Operating Company. Endeavor Operating Company will then issue one Endeavor Operating Company Unit to Endeavor Manager, and Endeavor Manager will issue one Endeavor Manager Unit to us. Similarly, except as otherwise determined by us, Endeavor Operating Company will not issue any additional Endeavor Operating Company Units to Endeavor Manager, and Endeavor Manager will not issue any additional Endeavor Manager Units to us, in each case, unless we issue or sell an equal number of shares of our Class A common stock. Conversely, except as otherwise determined by us, if at any time any shares of our Class A common stock are redeemed, repurchased or otherwise acquired, Endeavor Operating Company will redeem, repurchase or otherwise acquire an equal number of Endeavor Operating Company Units held by Endeavor Manager and Endeavor Manager will redeem, repurchase or otherwise acquire an equal number of Endeavor Manager Units held by us, in each case, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired. In addition, Endeavor Operating Company will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of Endeavor Operating Company Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Manager Units and each class of our common stock. Likewise, Endeavor Manager will not effect any subdivision or combination of Endeavor Manager Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Operating Company Units and each class of our common stock.

Subject to certain exceptions, Endeavor Operating Company will indemnify all of its members and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with Endeavor Operating Company’s business or affairs or the Endeavor Operating Company Agreement or any related document.

Endeavor Operating Company may be dissolved only upon the first to occur of (i) the sale or disposition of substantially all of its assets (ii) a decree of judicial dissolution or (iii) a determination by us. Upon dissolution, Endeavor Operating Company will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Endeavor Operating Company’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their ownership of Endeavor Operating Company Units and Endeavor Profits Units (after giving effect to any obligations of Endeavor Operating Company to make tax distributions).

The Endeavor Operating Company Agreement will provide that the members of Endeavor Operating Company (other than Endeavor Manager) (or certain permitted transferees thereof) will have the right from time to time, subject to certain restrictions, to cause Endeavor Operating Company to redeem or exchange any or all of their vested Endeavor Operating Company Units (and an equal number of shares of Class X common stock), in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings. Subject to certain restrictions, the holders of Endeavor Profits Units will have the right to cause Endeavor Operating Company to exchange their vested Endeavor Profits Units into (1) a number of Endeavor Operating Company Units that will generally be equal to (a) the product of (X) the number of vested Endeavor Profits Units to be exchanged with a given per unit hurdle price and (Y) then-current spread between the per unit value of an Endeavor Operating Company Unit at the time of the exchange and the per unit hurdle price of such Endeavor Profits Units divided by (b) the per unit value of an Endeavor Operating Company Unit at the time of the exchange and (2) a corresponding number of shares of our Class X common stock and Class Y common stock, and following such exchange, shall be required to exercise their redemption rights as members of Endeavor

Operating Company with respect to such new Endeavor Operating Company Units so issued. See “Organizational Structure.”

The Endeavor Operating Company Agreement will provide that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the members of Endeavor Operating Company (other than Endeavor Manager) and the holders of Endeavor Profits Units will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the members of Endeavor Operating Company to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the members of Endeavor Operating Company may participate in each such offer without being required to exchange Endeavor Operating Company Units and shares of our Class X common stock.

The Endeavor Operating Company Agreement will provide that, in the event of a merger, consolidation or other business combination involving our Company (unless, following such transaction, all or substantially all of the holders of the voting power of us prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our board of directors and consummated in accordance with applicable law, we may require that the members of Endeavor Operating Company exchange with us all of their Endeavor Operating Company Units or Endeavor Profits Units, as applicable, for aggregate consideration that is equivalent to the consideration payable in respect of each share of our Class A common stock in such transaction.

Limited Liability Company Agreement of Endeavor Manager

In connection with the reorganization transactions, we, Endeavor Manager and each of the members of Endeavor Manager will enter into the Endeavor Manager LLC Agreement. Following the reorganization transactions, and in accordance with the terms of the Endeavor Manager LLC Agreement, we will be the sole managing member of Endeavor Manager. We will fund any dividends to our stockholders by causing Endeavor Operating Company to make distributions to its equityholders, including Endeavor Manager, subject to the limitations imposed by the Senior Credit Facilities, and thereafter causing Endeavor Manager to make distributions to us. Endeavor Manager will elect to be treated as a corporation for U.S. federal income tax purposes effective upon its date of formation. As the sole managing member of Endeavor Manager, we intend to cause Endeavor Manager to make non-pro rata distributions to us such that we will be able to cover all applicable taxes payable by us, any payments we are obligated to make under the tax receivable agreement we intend to enter into as part of the reorganization transactions and other costs or expenses. See “Dividend Policy.”

The Endeavor Manager LLC Agreement will provide that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a “poison pill” or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Endeavor Manager (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations, (ii) the redemption or exchange from a member of Endeavor Operating Company of Endeavor Operating Company Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange) or (iii) the redemption or exchange from a member of Endeavor Manager of Endeavor Manager Units (in which case such net proceeds shall instead be transferred to the selling member as consideration for such redemption or exchange)), which proceeds will then be invested in Endeavor Operating Company. Endeavor Manager will thereafter issue one Endeavor Manager Unit to us for each share of our Class A common stock issued by us. Similarly, except as otherwise determined by us, Endeavor Manager will not issue any additional Endeavor Manager Units to us unless we issue or sell an equal number of shares of our Class A common stock. Endeavor Manager will not effect any subdivision or combination of the

Endeavor Manager Units unless it is accompanied by a substantively identical subdivision or combination of Endeavor Operating Company Units and each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination of Endeavor Manager Units and Endeavor Operating Company Units.

Subject to certain exceptions, Endeavor Manager will indemnify all of its members, including us, and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with Endeavor Manager’s business or affairs or the Endeavor Manager LLC Agreement or any related document.

Endeavor Manager may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) a determination by us. Upon dissolution, Endeavor Manager will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Endeavor Manager’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their ownership of Endeavor Manager Units.

The Endeavor Manager LLC Agreement will provide that the members of Endeavor Manager (or certain permitted transferees thereof) will have the right from time to time, subject to certain restrictions, to cause Endeavor Manager to redeem any or all of their vested Endeavor Manager Units (and an equal number of shares of Class X common stock), in exchange for, at our election, shares of our Class A common stock or cash (based on the market price of shares of our Class A common stock), and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings.

The Endeavor Manager LLC Agreement will provide that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the members of Endeavor Manager will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the members of Endeavor Manager to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the members of Endeavor Manager may participate in each such offer without being required to exchange Endeavor Manager Units and shares of our Class X common stock.

The Endeavor Manager LLC Agreement will provide that, in the event of a merger, consolidation or other business combination involving our Company (unless, following such transaction, all or substantially all of the holders of the voting power of us prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our board of directors and consummated in accordance with applicable law, we may require that the members of Endeavor Manager exchange with us all of their Endeavor Manager Units for aggregate consideration that is equivalent to the consideration payable in respect of each share of our Class A common stock in such transaction.

Stockholders Agreement

Prior to the consummation of this offering we will enter into a Stockholders Agreement (the “Stockholders Agreement”) with Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders and our pre-IPO investors (or their affiliates) that own Class Y common stock. Under the Stockholders Agreement, any permitted Executive Holdcos will be entitled to nominate two directors for election to the board of directors and to the Executive Committee of the board so long as either Mr. Emanuel or Mr. Whitesell is employed as our

Chief Executive Officer or Executive Chairman, and will be entitled to nominate one director for election to the board of directors and to the Executive Committee so long as either (x) Executive Holdcos own at least 5% of our outstanding common stock (on a fully converted basis) or (y) (i) at least one of Messrs. Emanuel and Whitesell is employed as our Chief Executive Officer or Executive Chairman or (ii) at least one of Messrs. Emanuel or Whitesell owns shares of our Class A common stock representing, and/or own securities representing the right to own, at least 25% of the shares of our Class A common stock owned by Messrs. Emanuel and Whitesell, respectively, as of the completion of this offering. The Silver Lake Equityholders will be entitled to nominate two directors for election to our board of directors and to the Executive Committee of the board so long as they own at least 50% of the shares of common stock held by them immediately following this offering, and will be entitled to nominate one director for election to our board of directors and to the Executive Committee so long as they own at least 5% of our outstanding common stock (on a fully converted basis). To the extent that the Silver Lake Equityholders are no longer entitled to nominate two board members pursuant to the Stockholders Agreement, they shall, if requested by our board of directors, cause their nominee or nominees to resign, and, if any permitted Executive Holdcos are then entitled to nominate two directors for election to the board of directors and to the Executive Committee of the board, Executive Holdcos will be entitled to nominate directors to fill any such vacancy. Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders and our pre-IPO investors that own Class Y common stock will agree to vote their shares in favor of the directors nominated by Executive Holdcos and the Silver Lake Equityholders in accordance with the terms of the Stockholders Agreement. Messrs. Emanuel and Whitesell, Executive Holdcos, the Silver Lake Equityholders and our pre-IPO investors that own Class Y common stock will otherwise agree to vote their shares in accordance with the recommendation of the Executive Committee and/or the board of directors, subject to certain exceptions.

Registration Rights Agreement

Prior to the consummation of this offering, we will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the members of Endeavor Operating Company (other than Endeavor Manager), Executive Holdcos and the members of Endeavor Manager (other than us).

At any time beginning 180 days following the closing of this offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, Executive Holdcos and the Silver Lake Equityholders may require that we register for public resale under the Securities Act all shares of common stock constituting their registrable securities that they request be registered at any time following this offering so long as (i) the securities requested to be registered in each registration statement have an aggregate anticipated offering price of least $75 million, net of underwriting discounts and commissions, or (ii) the securities requested to be registered represent all the registrable securities then held by the requesting stockholder. Under the Registration Rights Agreement, we will not be obligated to effectuate more than six demand registrations on Form S-1 for Executive Holdcos or more than six demand registrations on Form S-1 for the Silver Lake Equityholders. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least 12 months after the date of this prospectus, Executive Holdcos and the Silver Lake Equityholders have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions.

If a party to the Registration Rights Agreement makes a request for registration, the non-requesting parties to the Registration Rights Agreement will be entitled to customary piggyback registration rights in connection with the request, and if the request is for an underwritten offering, such piggyback registration rights will be subject to underwriter cutback provisions, with priority for registration of shares going first to the parties with piggyback registration rights under the Registration Rights Agreement, on a pro rata basis, second to other securities requested to be included in such registration, and third to us. In addition, the parties to the Registration Rights Agreement will be entitled to piggyback registration rights with respect to any registration initiated by us, and if any such registration is in the form of an underwritten offering, such piggyback registration rights will be subject to customary cutback provisions, with priority for registration of shares going first to us, second to the parties with piggyback registration rights under the Registration Rights Agreement, on a pro rata basis, and third to other securities requested to be included in such registration.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting commissions and discounts).

Tax Receivable Agreement

In connection with the reorganization transactions, we will acquire existing equity interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described above in exchange for the issuance of shares of our Class A common stock, Class Y common stock and rights to receive payments under a tax receivable agreement. As a result of these acquisitions, we will succeed to certain tax attributes of certain of our pre-IPO investors and will receive the benefit of tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries. In addition, future redemptions or exchanges of Endeavor Operating Company Units in exchange for shares of our Class A common stock or cash are expected to produce favorable tax attributes that would not be available to us in the absence of such redemptions or exchanges.

We intend to enter into a tax receivable agreement with the Post-IPO TRA Holders that will provide for the payment by us to the Post-IPO TRA Holders (or their transferees of Endeavor Operating Company Units or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize or are deemed to realize (determined by using assumptions regarding combined state and local income tax rates) as a result of (i) any tax basis in the assets of Endeavor Operating Company and certain of its subsidiaries resulting from (a) the acquisition of equity interests in Endeavor Operating Company from certain of our pre-IPO investors in the mergers described above, (b) future redemptions or exchanges by us of Endeavor Operating Company Units from members of Endeavor Operating Company in exchange for shares of our Class A common stock or cash or (c) payments under the tax receivable agreement, (ii) any net operating losses or certain other tax attributes of certain pre-IPO investors that are available to us to offset income or gain earned after the mergers, (iii) any existing tax basis associated with Endeavor Operating Company Units the benefit of which is allocable to us as a result of the exchanges of such Endeavor Operating Company Units for shares of our Class A common stock and (iv) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement. The tax receivable agreement will make certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the covered tax attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including, among others, the timing of redemptions or exchanges, the price of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

Future payments under the tax receivable agreement in respect of subsequent exchanges could be substantial. Assuming that all units eligible to be redeemed for cash or Class A common stock would be exchanged for Class A common stock by Endeavor Group Holdings at the time of the offering and that we will have sufficient taxable income to utilize all of the tax attributes covered by the tax receivable agreement when they are first available to be utilized under applicable law, we estimate that payments to the Post-IPO TRA Holders under the tax receivable agreement would aggregate to approximately $867.7 million over the next 15 years and for yearly payments over that time to range between approximately $17.9 million to $73.9 million per year, based on an assumed public offering price of $27.00 (the highpoint of the estimated public offering price range set forth on the cover page of this prospectus). The payments under the tax receivable agreement are not conditioned upon the members of Endeavor Operating Company’s continued ownership of us.

In addition, the Post-IPO TRA Holders (or their transferees or assignees) will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any Post-IPO TRA Holder (or such holder’s transferees or assignees) will be netted against future payments that would otherwise be made under the tax receivable agreement with such Post-IPO TRA Holder, if any, after our determination of such excess. We could make future payments to the Post-IPO TRA Holders under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

In addition, the tax receivable agreement will provide that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, the Post-IPO TRA Holders will have the option to terminate the applicable tax receivable agreement, and we will be required to make a payment to the Post-IPO TRA Holders covered by such termination in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.50% or LIBOR plus 200 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where the Post-IPO TRA Holders have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial, significantly in advance of any potential actual realization of such further tax benefits, and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement are dependent on the ability of our subsidiaries to make distributions to us. The Senior Credit Facilities restricts the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement as a result of restrictions in our Senior Credit Facilities, such payments will generally be deferred and will accrue interest until paid.

UFC Acquisition

In August 2016, Endeavor Operating Company, together with respective affiliates of Silver Lake Partners, KKR and certain other investors, acquired all of the equity interests of UFC Parent, excluding a portion of the equity interests that were rolled over by its previous owners, in the UFC Acquisition. Endeavor Operating Company’s portion of the approximately $1.5 billion in common equity issued by UFC Parent was $600 million and Endeavor Operating Company initially owned approximately 34% of UFC Parent’s common equity as of the closing of the UFC Acquisition. In August 2017, Endeavor Operating Company purchased additional common equity interests in UFC Parent for $373 million from certain of the previous owners of UFC Parent that rolled over in the UFC Acquisition, resulting in Endeavor Operating Company’s ownership interest in UFC Parent’s common equity now being 50.1%. Endeavor Operating Company has operational control over the business and affairs of UFC Parent and as a result consolidates UFC Parent’s financial results from the date of the UFC Acquisition.

In connection with and upon the closing of the UFC Acquisition, UFC Parent paid certain affiliates of the Silver Lake Equityholders, who are also our stockholders, a transaction fee of $10 million.

UFC LLC Agreement

We own 50.1% of the common equity interests of UFC Parent. Affiliates of the Silver Lake Equityholders own 22.9% of the common equity interests of UFC Parent, and affiliates of KKR own 22.9% of the common equity interests of UFC Parent. The UFC LLC Agreement governs the management of UFC Parent and the rights of UFC Parent’s equityholders. The UFC LLC Agreement provides that the business and affairs of UFC Parent is managed by the directors appointed to its board of directors by Endeavor Operating Company.

The UFC LLC Agreement provides that certain actions by UFC Parent require the unanimous approval of all the members of its board of directors. Such actions include any incurrence by UFC Parent of debt in excess of $50 million with respect to one transaction or $150 million over any three year period, the issuance of equity securities of UFC Parent, repurchases by UFC Parent of its equity securities, the liquidation or dissolution of UFC Parent, making distributions on UFC Parent’s equity interests, acquisitions or dispositions by UFC Parent in excess of $50 million for one transaction or $150 million in any thirty-six month period, any material change to the nature of UFC Parent’s business and any related party transaction between UFC Parent and its equityholders and directors, in each case subject to certain exceptions.

The UFC LLC Agreement contains tag-along rights, drag-along rights and a right of first refusal regarding the equity interests of UFC Parent, including the equity interests owned by us. Under the UFC LLC Agreement, Endeavor Operating Company has a right of first offer if UFC Parent’s board of directors determines to sell UFC Parent. In addition, the UFC LLC Agreement also contains provisions relating to an initial public offering of UFC, which provide that (i) prior to February 18, 2019, an initial public offering of UFC may be requested or approved by at least one director designated by each of us, Silver Lake Partners and KKR, (ii) after February 18, 2019 but prior to August 18, 2021, an initial public offering of UFC may be requested or approved by at least one director designated by each of us, Silver Lake Partners and KKR, provided that a request or approval by any two of the directors designated by each of us, Silver Lake Partners and KKR is required if the valuation in the offering achieves a specified valuation and provided further that the approval of the director designated by us is required under all circumstances prior to August 18, 2021, so long as we hold a majority of the equity entitled to appoint directors of UFC, and (iii) after August 18, 2021, any of us, Silver Lake Partners or KKR, subject to certain ownership requirements, may exercise a demand right with respect to an initial public offering without approval by us or our director designees. Any initial public offering undertaken pursuant to the UFC LLC Agreement must be completed in accordance with the agreement.

UFC Services Agreement

In connection with the UFC Acquisition, a subsidiary of ours entered into a services agreement with UFC Parent under which such subsidiary provides UFC Parent with certain advisory and support services. Under the terms of the services agreement, UFC Parent pays such subsidiary an annual fee of $25 million in equal monthly installments, plus reimbursements for reasonable out of pocket expenses.

Investments by Silver Lake Partners

In August 2017 and January 2019, we entered into subscription agreements with certain affiliates of the Silver Lake Equityholders and sold equity interests of Endeavor Operating Company to such affiliates of the Silver Lake Equityholders for consideration of approximately $406 million and $256 million, respectively.

Learfield IMG College Merger

On December 31, 2018, we completed the merger of our IMG College business with Learfield to form Learfield IMG College. In connection with the merger we sold a portion of our equity interests in Learfield IMG College to certain affiliates of the Silver Lake Equityholders for consideration of $250 million. Such affiliates of the Silver Lake Equityholders received approximately 13% of the equity interests of Learfield IMG College in the sale. We own approximately 36% of the equity interests of Learfield IMG College, following the closing of the merger and the sale of equity interests to affiliates of the Silver Lake Equityholders.

In connection with the merger of IMG College and Learfield, we entered into a Monitoring Agreement with a subsidiary of Learfied IMG College, where we agreed to provide certain management and advisory services to Learfield IMG College from time to time. For these services such subsidiary agreed to pay us an annual management fee of $3.5 million and to reimburse us for our certain expenses incurred by us in providing services to Learfield IMG College.

Management Equity

Following the completion of the reorganization transactions, certain of our senior executives will own equity interests in Executive Holdcos, certain senior executives will own Endeavor Profits Units and the other members of the Management Holdcos will own Endeavor Manager Units and paired shares of our Class X common stock and Class Y common stock. We refer to such senior executives and the other members of the Management Holdcos collectively as the “Management Equityholders,” and we refer to the equity interests in Executive Holdcos, Endeavor Profits Units, Endeavor Manager Units and the shares of Class X common stock owned by such Management Equityholders collectively as the “Management Equity.” Pursuant to the terms of the Management Equity, the Management Equityholders will not be permitted to exchange their Management Equity into shares of Class A common stock for one year following the closing of this offering.

Following the first anniversary of the closing of this offering, each Management Equityholder will be eligible to exchange a portion of his or her Management Equity for Class A common stock and the portion of the Management Equity eligible for exchange will increase annually, with the amount and timing of such increases dependent on the designation of the applicable Management Equityholder. All Management Equity will be exchangeable by the sixth anniversary of the closing of this offering, provided that twenty percent of the Management Equity held by certain Management Equityholders will not be exchangeable at any time until the earlier of (a) the first anniversary of termination of such Management Equityholder’s employment or (b) such Management Equityholder’s death.

In addition to the equity retention restrictions described above, certain Management Equityholders will be subject to certain restrictive covenants for a period of time (generally up to 24 months) following the date his or her employment with us is terminated.

Indemnification Agreements

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Employment Arrangements

We intend to enter into employment and other compensation agreements with certain of our named executive officers in connection with this offering. See “Executive Compensation.”

Other Transactions

From time to time we have entered into ordinary course business transactions on market terms with companies that the Silver Lake Equityholders have an ownership stake in, and we may continue to do so in the future.

WI Investment Holdings, LLC, an entity that is majority owned by affiliates of the Silver Lake Equityholders and by WME Holdco, owns a minority equity interest in The Raine Group, an affiliate of which has provided investment banking services to us from time to time, is serving as an independent financial advisor to us in connection with this offering and may continue to provide investment banking services to us in the future.

From time to time we have repurchased from certain of our employees equity interests that they own directly or indirectly in Endeavor Operating Company. In 2017 we repurchased, either directly or indirectly through management holding vehicles, equity interests owned by Ariel Emanuel, our Chief Executive Officer and a member of our board of directors, Patrick Whitesell, our Executive Chairman and a member of our board of directors, Jason Lublin, our Chief Financial Officer, and Christian Muirhead, our Chief Communications Officer, for consideration of approximately $165 million, $165 million, $21 million and $1.3 million, respectively.

RED Interactive Agency, LLC, our wholly-owned subsidiary, entered into an arm’s-length, consulting arrangement with Mr. Barry Lublin, the father of our Chief Financial Officer, under which Mr. Barry Lublin provided corporate financial consulting services on a non-exclusive basis to RED Interactive Agency, LLC. For the fiscal year ended December 31, 2018, Mr. Barry Lublin received compensation in the amount of $150,000 for these consulting services. Senior members of our management reviewed and approved the terms of the consulting arrangement.

Related Party Transactions Policies and Procedures

Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review and approval or, ratification of all related person transactions. Under the policy, related person transactions will be reviewed and approved or ratified by the Executive Committee and/or, in certain circumstances, the Audit Committee. Any related person transactions not otherwise requiring approval by the Executive Committee and Audit Committee shall be reviewed and approved by such other directors or approving body as is designated by the Executive Committee authorized to approve such transactions.

A “related person transaction” is defined under Item 404(a) of Regulation S-K as, subject to specified exceptions, a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any “related person” (as defined under Item 404(a) of Regulation S-K) had, has or will have a direct or indirect material interest.

The policy will require that notice of a proposed related person transaction be provided to our legal department and, if our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to the appropriate approving body or bodies for consideration.

The policy will also provide that the appropriate approving body or bodies review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of our directors and executive officers with respect to any potential related person transaction as to which they may have an interest or of which they may be aware. It is our policy that no director should participate in the approval or ratification of a related person transaction as to which he or she is a related person or otherwise has an interest.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

In connection with the reorganization transactions, we expect to amend and restate our certificate of incorporation so that our authorized capital stock will consist of 5,000,000,000 shares of Class A common stock, par value $0.00001 per share, 5,000,000,000 shares of Class B common stock, par value $0.00001 per share, 5,000,000,000 shares of Class X common stock, par value $0.00001 per share, 1,000,000,000 shares of Class Y common stock, par value $0.00001 per share, and 1,000,000,000 shares of preferred stock, par value $0.00001 per share.

Immediately following the reorganization transactions, we will have approximately 15 holders of record of our Class A common stock, no holders of record of our Class B common stock, 274 holders of record of our Class X common stock, 21 holders of record of our Class Y common stock and no holders of record of our preferred stock. Of the authorized shares of our capital stock, 124,894,357 shares of our Class A common stock will be issued and outstanding, no shares of our Class B common stock will be issued and outstanding, 126,577,806 shares of our Class X common stock will be issued and outstanding, 176,413,317 shares of our Class Y common stock will be issued and outstanding and no shares of our preferred stock will be issued and outstanding.

After the consummation of this offering and the application of the net proceeds from this offering, we expect to have 124,894,357 shares of our Class A common stock outstanding (or 127,144,357 shares if the underwriters’ option to purchase additional shares is exercised in full), no shares of our Class B common stock outstanding, 126,577,806 shares of our Class X common stock outstanding, 176,413,317 shares of our Class Y common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

Voting

The holders of our Class A common stock, Class X common stock and Class Y common stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law.

Holders of our Class A common stock and Class X common stock are entitled to one vote per share on all matters submitted to stockholders for their vote or approval. Holders of our Class Y common stock are entitled to 20 votes per share on all matters submitted to stockholders for their vote or approval. The Class B common stock will not be entitled to vote (except as required by applicable law).

Upon the completion of this offering, Messrs. Emanuel and Whitesell, entities under the control of Messrs. Emanuel and Whitesell and the Silver Lake Equityholders will control, as a group, approximately 88.7% of the combined voting power of our common stock (or 88.6% if the underwriters’ option to purchase additional shares is exercised in full) as a result of their ownership of our Class X common stock and Class Y common stock and the Stockholders Agreement. Accordingly, Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will collectively control our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of substantially all of our assets. Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders will continue to control the outcome of matters submitted to stockholders so long as they collectively hold 89,993,773 shares of Class Y common stock, which represents 21.0% of the outstanding shares of all our common stock outstanding upon the closing of this offering. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of our Company and may make some transactions more difficult or impossible without the support of Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, even if such events are in the best interests of minority stockholders.

The Class B common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B common stock to vote, with one vote per share, on a matter if we were to:

•	change the par value of the Class B common stock; or

•

amend our certificate of incorporation to alter the powers, preferences, or special rights of the Class B common stock as a whole in a way that would adversely affect the holders of our Class B common stock.

As a result, in these limited instances, the holders of a majority of the Class B common stock could defeat any amendment to our certificate of incorporation. For example, if a proposed amendment of our certificate of incorporation provided for the Class B common stock to rank junior to the Class A common stock, Class X common stock or Class Y common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the separate vote of the holders of Class B common stock, with each share of Class B common stock entitled to one vote per share. In this instance, the holders of a majority of Class B common stock could defeat that amendment to our certificate of incorporation.

Dividends

The holders of Class A common stock and Class B common stock (collectively, the “Economic Rights Stock”) are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Under our amended and restated certificate of incorporation, dividends may not be declared or paid in respect of any of the Class A common stock or the Class B common stock unless they are declared or paid in the same amount in respect of the other class of Economic Rights Stock. With respect to stock dividends, holders of Class A common stock must receive Class A common stock and holders of Class B common stock must receive Class B common stock.

The holders of our Class X common stock and Class Y common stock will not have any right to receive dividends other than stock dividends consisting of shares of our Class X common stock, paid proportionally with respect to each outstanding share of our Class X common stock, and/or Class Y common stock, paid proportionally with respect to each outstanding share of our Class Y common stock.

Merger, Consolidation or Tender or Exchange Offer

The holders of Class Y common stock will not be entitled to receive economic consideration for their shares in excess of that payable to the holders of Class X common stock in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock. However, in any such event involving consideration in the form of securities, the holders of Class Y common stock will be entitled to receive securities that have no more than 20 times the voting power of any securities distributed to the holders of Class X common stock. The holders of Class A common stock shall not be entitled to receive economic consideration for their shares in excess of that payable to the holders of the Class B common stock. However, in any such event involving consideration in the form of securities, the holders of Class B common stock will be deemed to have received the same consideration as the holders of Class A common stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of our Class A common stock and Class B common stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class X common stock and Class Y common stock will not have any right to receive a distribution upon a liquidation or dissolution of our Company.

Conversion, Transferability and Exchange

Our amended and restated certificate of incorporation will provide that each share of our Class Y common stock will automatically be cancelled/redeemed (a) upon any sale or other transfer of (i) the paired Endeavor Operating Company Unit (or the paired Class A common stock, in the case the Endeavor Operating Company Unit and paired share of Class X common stock is redeemed and converted, or in the case of other transfers of such shares of Class A common stock) in the case of affiliates of certain of our pre-IPO investors, including certain affiliates of Silver Lake Partners, and (ii) those paired shares of Class A common stock, in the case of affiliates of certain other pre-IPO investors, in each case subject to certain limited exceptions, such as transfers to permitted transferees, or (b) upon a Triggering Event. Shares of our Class A common stock, Class B common stock, Class X common stock and Class Y common stock are not subject to any conversion right.

Subject to the terms of their respective limited liability company agreements, the members of Endeavor Operating Company (other than Endeavor Manager) and the members of Endeavor Manager (other than us) may from time to time cause Endeavor Operating Company or Endeavor Manager, as applicable, to redeem any or all of their vested Endeavor Operating Company Units (and paired shares of Class X common stock) or Endeavor Manager Units (and paired shares of Class X common stock), as applicable, in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Group Holdings. The holders of Endeavor Profits Units will have the right from time to time, subject to certain restrictions, to cause Endeavor Operating Company to exchange their vested Endeavor Profits Units into a number of Endeavor Operating Company Units and corresponding paired shares of our Class X common stock and Class Y common stock as described in “Organizational Structure.”

Other Provisions

None of the Class A common stock, Class B common stock, Class X common stock or Class Y common stock has any pre-emptive or other subscription rights.

At such time as no Endeavor Operating Company Units and no Endeavor Manager Units remain exchangeable for shares of our Class A common stock, all outstanding shares of Class X common stock will be cancelled.

Preferred Stock

After the consummation of this offering, we will be authorized to issue up to 1,000,000,000 shares of preferred stock. Our board of directors will be authorized, subject to limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our board of directors also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A common stock, Class B common stock, Class X common stock and Class Y common stock, which could have a negative impact on the market price of our Class A common stock. We have no current plan to issue any shares of preferred stock following the consummation of this offering.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, Endeavor Group Holdings renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for Endeavor Group Holdings and Messrs. Emanuel and Whitesell (other than in their capacity as officers and employees of the Company), Executive Holdcos, the Silver Lake Equityholders, or any of our non-employee directors have no duty to present such corporate opportunity to Endeavor Group Holdings and they may invest in competing businesses or do business with our clients or customers. See “Risk Factors—We are controlled by Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, whose interests in our business may be different than yours, and our board of directors has delegated significant authority to an Executive Committee and to Messrs. Emanuel and Whitesell.”

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and By-laws

The provisions of our amended and restated certificate of incorporation and by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Our amended and restated certificate of incorporation and by-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Classified Board. Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our governing body, which is initially the Executive Committee. Our board of directors will initially have six members.

In addition, our amended and restated certificate of incorporation will provide that, other than directors elected by holders of preferred stock pursuant to the terms of such preferred stock and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, directors may only be removed with or without cause and by the affirmative vote of holders representing 66 2/3% of the total voting power of our issued and outstanding common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.

Action by Written Consent; Special Meetings of Stockholders. Our amended and restated certificate of incorporation will provide that, following the Triggering Event, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and by-laws will also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by the Executive Committee (or, if it does not then-exist, the board of directors), the chairman, vice chairman or executive chairman of the board or the chief executive officer, or, until the Triggering Event, by the Secretary at the request of holders representing a majority of the total voting power of our issued and outstanding common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures. Our amended and restated by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the by-laws will not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

Super-Majority Approval Requirements. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation will provide that, following the Triggering Event, the affirmative vote of holders representing 66 2⁄3% of the total voting power of our issued and outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions of the certificate of incorporation, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, and amendment of our amended and restated certificate of incorporation and by-laws, among others. Our amended and restated certificate of incorporation will provide that, following a Triggering Event, the affirmative vote of the holders of 66 2⁄3% of the total voting power of the outstanding common stock entitled to vote in the election of directors will be required for the stockholders to amend the by-laws. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our amended and restated certificate of incorporation will provide that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, our amended and restated certificate of incorporation will contain provisions that will become operative following a Triggering Event and will have a similar effect to Section 203, except that they will provide that Messrs. Emanuel and Whitesell, Executive Holdcos and the Silver Lake Equityholders, their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Choice of Forum

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of fiduciary duty owed by any director (including any Director serving as a member of the Executive

Committee), officer, agent or other employee or stockholder of our company to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the amended and restated certificate of incorporation or our by-laws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. However, the exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be American Stock Transfer & Trust Company, LLC.

Securities Exchange

We have applied to list our Class A common stock on the Exchange under the symbol “EDR.”

SHARES AVAILABLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. We cannot make any prediction as to the effect, if any, that sales of Class A common stock or the availability of Class A common stock for future sales will have on the market price of our Class A common stock. The market price of our Class A common stock could decline because of the sale of a large number of shares of our Class A common stock or the perception that such sales could occur in the future. These factors could also make it more difficult to raise funds through future offerings of Class A common stock. See “Risk Factors—Risks Related to this Offering and Our Class A Common Stock—Future sales of our Class A common stock, or the perception in the public markets that these sales may occur, may depress the price of our Class A common stock.”

Sale of Restricted Shares

Upon the consummation of this offering, we will have 124,894,357 shares of Class A common stock (or 127,144,357 shares if the underwriters exercise their option to purchase additional shares in full) outstanding. Of these shares, the 15,000,000 shares sold in this offering (or 17,225,000 shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without further restriction under the Securities Act, except any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. In addition, upon the completion of this offering, all 176,413,317 of our outstanding shares of Class Y common stock will be deemed “restricted securities,” as that term is defined under Rule 144, and would also be subject to the “lock-up” period noted below.

Upon consummation of the offering, the members of Endeavor Operating Company (other than Endeavor Manager and holders of Endeavor Profits Units) will own an aggregate of 99,159,850 Endeavor Operating Company Units, 115,439,345 paired shares of our Class X common stock and 115,151,850 paired shares of our Class Y common stock, and the members of Endeavor Manager (other than us) will own an aggregate of 11,138,461 Endeavor Manager Units and 11,138,461 paired shares of our Class X common stock. Pursuant to the terms of their respective limited liability company agreement, the members of Endeavor Operating Company (other than Endeavor Manager and holders of Endeavor Profits Units) and the members of Endeavor Manager (other than us) may from time to time cause Endeavor Operating Company or Endeavor Manager, as applicable, to redeem or exchange their Endeavor Operating Company Units (and paired shares of Class X common stock) or Endeavor Manager Units (and paired shares of Class X common stock) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by Endeavor Manager. Shares of our Class A common stock issuable to the members of Endeavor Operating Company (other than Endeavor Group Holdings and holders of Endeavor Profits Units) and the members of Endeavor Manager (other than us) upon a redemption or exchange of Endeavor Operating Company Units (and paired shares of Class X common stock) or Endeavor Manager Units (and paired shares of Class X common stock) for shares of Class A common stock, would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.

Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this offering, the holders of approximately 713,515,223 shares of our Class A common stock (on an assumed fully exchanged and converted basis) will be entitled to dispose of their shares, subject to the equity retention restrictions described under “Certain Relationships and Related Party Transactions—Management Equity” and the holding period, volume and other restrictions of Rule 144, following the expiration of the 180-day underwriter lock-up period described below under “—Lock-Up Agreements.” Goldman Sachs & Co. LLC, KKR Capital Markets LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

In addition, subject to certain restrictions, the holders of 10,398,847 Endeavor Profits Units, which have a weighted-average per unit hurdle price of $21.20 per Endeavor Profits Unit, will be able to exchange their vested Endeavor Profits Units into Endeavor Operating Company Units and paired shares of our Class X common stock and Class Y common stock, as described in “Organizational Structure.” The holders may subsequently acquire shares of Class A common stock upon the exercise of their redemption rights. These shares of Class A common stock will also be “restricted securities” for purposes of Rule 144.

Rule 144

In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Incentive Award Plan

We intend to file a registration statement under the Securities Act to register initially 15,000,000 shares of Class A common stock reserved for issuance or sale under our 2019 Incentive Award Plan. Shares that vest after the effective date of the registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the equity retention restrictions and restrictive covenants described in “Certain Relationships and Related Party Transactions—Management Equity.”

Lock-Up Agreements

Each of our executive officers and directors, Executive Holdcos, the Silver Lake Equityholders and our other existing equityholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Goldman Sachs & Co. LLC, KKR Capital Markets LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, dispose of or hedge any shares of our common stock, or any options or warrants to purchase any of our common stock or any securities convertible into, exchangeable for or that represent the right to receive our common stock (including, without limitation, Endeavor Operating Company Units and Endeavor Manager Units), subject to certain exceptions. See “Underwriting (Conflicts of Interest).”

Immediately following the consummation of this offering, stockholders subject to lock-up agreements will hold 173,515,223 shares of our Class A common stock (on an assumed fully exchanged and converted basis), representing approximately 85% of our then-outstanding shares of Class A common stock (on an assumed and fully exchanged and converted basis).

We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock (including Endeavor Operating Company Units and Endeavor Manager Units) during the 180-day period following the date of this prospectus. We may, however, grant options to purchase shares of common stock and issue shares of common stock upon the exercise of outstanding options under our 2019 Incentive Award Plan, and we may issue Class A common stock in connection with an acquisition or business combination (subject to a specified maximum amount) as long as the acquirer of such common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement. See “Underwriting (Conflicts of Interest).”

Registration Rights

Our Registration Rights Agreement grants registration rights to the members of Endeavor Operating Company, Executive Holdcos and the members of Endeavor Manager. For more information, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our Class A common stock by Non-U.S. Holders (as defined below) that purchase our Class A common stock pursuant to this offering and hold such Class A common stock as a capital asset (generally, for investment). For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our Class A common stock that is treated for U.S. federal income tax purposes as:

•	a non-resident alien individual;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of a jurisdiction other than the U.S. or any state or political subdivision thereof;

•	an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, other than a trust that (i) is subject to the primary supervision of a court within the United States and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a Non-U.S. Holder does not include a partnership or other pass-through entity (including for this purpose any entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes). If a partnership or other pass-through entity is a beneficial owner of our Class A common stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a partnership or other pass-through entity that acquires our Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of our Class A common stock.

This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under U.S. federal tax laws (including, without limitation, banks, insurance companies, dealers in securities, foreign governments, certain former citizens or residents of the United States, or holders who hold our Class A common stock as part of a straddle, hedge or other integrated transaction). Furthermore, this summary does not address estate and gift tax consequences, the net investment tax, the alternative minimum tax or tax consequences under any state, local or foreign laws.

The following discussion is based upon the Code, U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our Class A common stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our Class A common stock.

Distributions

As discussed above under “Dividend Policy,” we do not currently anticipate paying any dividends or other distributions on our Class A common stock in the foreseeable future. If we make distributions of cash or property in respect of our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under “—U.S. Trade or Business Income,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in our Class A common stock, and thereafter will be treated as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Taxable Disposition of our Class A Common Stock”). However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds our Class A common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits (provided the appropriate information is timely provided to the IRS). In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form (or, in each case, an appropriate successor form) certifying such stockholder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Dividend income that is effectively connected with the conduct of a trade or business within the U.S. by a Non-U.S. Holder will be taxed in the manner described in “—U.S. Trade or Business Income” below.

Sale, Exchange or Other Taxable Disposition of our Class A Common Stock

Except as described below under “—Information Reporting and Backup Withholding Tax,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of our Class A common stock unless:

•

the gain is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income,” below;

•

the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources (provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the period (the “applicable period”) that is the shorter of the five-year period ending on the date of the disposition of our Class A common stock and the Non-U.S. Holder’s holding period for our Class A common stock, in which case, subject to the Publicly Traded Exception (discussed below), such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income under section 897 of the Code if a Non-U.S. Holder’s holdings (direct and indirect) at all times during the applicable period constituted 5% or less of our Class A common stock, provided that our Class A common stock was regularly traded on an established securities market during such period (the “Publicly Traded Exception”). We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if (A) (i) such income or gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder and (ii) if the Non-U.S. Holder is eligible for the benefits of an income tax treaty with the U.S., such income or gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that the Non-U.S. Holder maintains in the U.S. or (B) we are or have been a USRPHC at any time during the applicable period (subject to the Publicly Traded Exception discussed under “ —Sale, Exchange or Other Taxable Disposition of our Class A Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided certain certification and disclosure requirements are satisfied, including providing a properly executed IRS Form W-8ECI or other applicable form or, in each case, an appropriate successor form); instead, such income is subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person). Any U.S. trade or business income received by a foreign corporation may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding Tax

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder of our Class A common stock will generally be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, an appropriate successor form) or otherwise establishes an exemption and the applicable withholding agent does not have actual knowledge or reason to know that the stockholder is a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless the stockholder certifies as to such stockholder’s non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Holders of our Class A common stock are urged to consult their tax advisor on the application of information reporting and backup withholding in light of their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be refunded by the IRS or credited against such stockholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our Class A common stock paid to a foreign entity unless: (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding and certification obligations; (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies any “substantial” owner (generally, any specified U.S. person who owns, directly or indirectly, more than a specified percentage of such entity), or (iii) the foreign entity is otherwise exempt under FATCA.

Withholding under FATCA generally applies to payments of dividends on our Class A common stock. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax, and a non-U.S. holder might be required to file a United States federal income tax return to claim such refunds or credits. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock and the entities through which they hold our Class A common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, KKR Capital Markets LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
KKR Capital Markets LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets LLC
UBS Securities LLC
Evercore Group L.L.C.
Jefferies LLC
HSBC Securities (USA) Inc.
BTIG, LLC
Code Advisors LLC
DBO Partners LLC
LionTree Advisors LLC
Moelis & Company LLC
Sandler O’Neill & Partners, L.P.
Academy Securities, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Cisneros Shank & Co., L.L.C.
The Williams Capital Group, L.P.

Total	15,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,250,000 shares of Class A common stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days after the consummation of this offering. If any shares are purchased pursuant to this option, the underwriters will severally purchase such shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,250,000 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and each of our executive officers and directors, Executive Holdcos, the Silver Lake Equityholders and our other existing equityholders have agreed with the underwriters not to dispose of or hedge any of our or their common stock, any options or warrants to purchase any of our Class A common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock (including, without limitation, Endeavor Operating Company Units and Endeavor Manager Units) for a period of 180 days after the date of this prospectus, subject to certain exceptions including that we may, during such 180-day period, (i) offer, contract to sell or issue Class A common stock or securities convertible into Class A common stock (including Endeavor Operating Company Units or Endeavor Manager Units) in connection with an acquisition or business combination (including the filing of a registration statement on Form S-4 or other appropriate form with respect thereto) or the entering into of a joint venture, provided that the aggregate number of shares of Class A common stock that may be issued (excluding any shares of Class A common stock, Endeavor Manager Units or Endeavor Operating Company Units offered or contracted to be sold pursuant to a signed agreement in connection with an acquisition, business combination, joint venture or any similar transaction solely to the extent no shares of Class A common stock, Endeavor Operating Company Units or Endeavor Manager Units are issued during the 180-day period) shall not exceed 10% of the total number of shares of Class A common stock (determined after giving effect to the assumed exchange of all Endeavor Operating Company Units and Endeavor Manager Units then outstanding for newly issued shares of Class A common stock) issued and outstanding as of the closing of this offering and provided further that the acquirer of such common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement and (ii) offer or issue Endeavor Operating Company Units to our employees or employees of any of our subsidiaries who are not employees of such entity as of the date of this prospectus.

Prior to this offering, there has been no public market for our shares of Class A common stock. The initial public offering price has been negotiated between the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our Class A common stock on the Exchange under the symbol “EDR”.

In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.    In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Exchange, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, is approximately $21.2 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $135,000.

Raine Securities LLC is acting as an independent financial advisor to us in connection with this offering, and will receive an advisory fee for the performance of certain services in such capacity. Raine Securities LLC will not engage in, nor is it affiliated with any FINRA member that is engaged in, the solicitation or distribution of the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. For example, certain of the underwriters and their respective affiliates are lenders under or provided us services in connection with the Senior Credit Facilities. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business.

In addition, affiliates of KKR Capital Markets LLC own 22.9% of the common equity interests of UFC Parent.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Conflicts of Interest

Certain affiliates of Credit Suisse Securities (USA) LLC, an underwriter in this offering, are expected to receive at least five percent of the net proceeds of this offering as a result of the repayment of outstanding term loan borrowings under our 2014 Credit Facilities, which would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering because the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. See “Prospectus Summary” and “Use of Proceeds.”

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of our Class A common stock have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to shares of our Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares of our Class A common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	To any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•	In any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares of our Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Canada

The Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the Class A common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock may not be circulated or distributed, nor may the Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Solely for the purposes of our obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares of Class A common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares of Class A common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

Latham & Watkins LLP, New York, New York, will pass on the validity of the Class A common stock offered by this prospectus for us. Ropes & Gray LLP, San Francisco, California, will pass upon certain legal matters in connection with the offering for the underwriters. Ropes & Gray LLP and some of its attorneys are limited partners of RGIP, LP, which is an investor in certain investment funds advised by Silver Lake Partners and sometimes a co-investor with such funds. Upon the consummation of the offering, RGIP, LP will directly or indirectly own less than 1% of the voting power of our outstanding voting shares.

EXPERTS

The balance sheet of Endeavor Group Holdings, Inc. as of March 31, 2019 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Endeavor Operating Company, LLC and its subsidiaries as of December 31, 2018 and December 31, 2017, and for each of the three years in the period ended December 31, 2018 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zuffa Parent, LLC and its subsidiaries for the period from January 1, 2016 through August 17, 2016 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unmodified opinion on the financial statements and includes an emphasis of matter referring to the acquisition of Zuffa Parent, LLC by a buyer group). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Droga5, LLC and its subsidiaries as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, and as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017 included in this prospectus have been audited by Friedman LLP, an independent auditor, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the Class A common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You can read the registration statement at the SEC’s website at www.sec.gov.

After we have completed this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings at the SEC’s website at www.sec.gov. We also maintain a website at www.endeavorco.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Endeavor Group Holdings, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Endeavor Group Holdings, Inc. (the “Company”) as of March 31, 2019, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, NY

May 23, 2019

We have served as the Company’s auditor since 2019.

ENDEAVOR GROUP HOLDINGS, INC.

BALANCE SHEETS

	March 31, 2019	June 30, 2019
		(unaudited)

ASSETS
Current Assets:
Cash	$4,350	$95
Other current assets	—	4,255

Total assets	$4,350	$4,350

SHAREHOLDER’S EQUITY
Shareholder’s equity:
Common stock, $0.01 par value, 10,000 shares authorized, 1,000 shares issued and outstanding	$10	$10
Additional paid in capital	4,990	4,990
Accumulated deficit	(650)	(650)

Total shareholder’s equity	$4,350	$4,350

See accompanying notes to financial statements

ENDEAVOR GROUP HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Endeavor Group Holdings, Inc. (“the Company”) was incorporated as a Delaware corporation in January 2019. Pursuant to a reorganization into a holding company structure, the Company will be a holding company and its principal asset will be a controlling equity interest in Endeavor Operating Company, LLC (dba Endeavor) (formerly WME Entertainment Parent, LLC) (“Endeavor”). As the sole managing member of Endeavor, the Company will operate and control all of the business and affairs of Endeavor, and through Endeavor and its subsidiaries, conduct the Company’s business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Shareholder’s Equity and Cash Flows have not been presented because the Company has not engaged in any business or other activities other than the incorporation fees and the initial issuance of common stock.

3. SHAREHOLDER’S EQUITY

In January 2019, the Company issued 1,000 common shares to Endeavor for $5,000.

4. SUBSEQUENT EVENTS

Subsequent events were evaluated through May 23, 2019, which is the date the March 31, 2019 financial statements were available for issuance.

5. SUBSEQUENT EVENTS (unaudited)

Subsequent events were evaluated through August 26, 2019, which is the date the June 30, 2019 interim financial statements were available for issuance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and the Board of Directors of Endeavor Operating Company, LLC and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Endeavor Operating Company, LLC and subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive (loss) income, redeemable interests and members’ equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, NY

April 3, 2019 (April 30, 2019 as to Note 21)

We have served as the Company’s auditor since 2014.

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2017	2018
ASSETS
Current Assets:
Cash and cash equivalents	$800,026	$768,080
Restricted cash	87,421	112,856
Short-term investment	120,000	—
Accounts receivable (net of allowance for doubtful accounts of $24,683 and $31,883, respectively)	518,156	734,725
Deferred costs	136,626	180,090
Other current assets	82,877	150,548
Current assets of discontinued operations	145,473	—

Total current assets	1,890,579	1,946,299
Property and equipment, net	447,242	565,617
Intangible assets, net	1,917,680	1,747,379
Goodwill	3,636,974	3,951,386
Investments	411,879	1,202,231
Other assets	45,788	252,220
Long-term assets of discontinued operations	543,318	—

Total assets	$8,893,460	$9,665,132

LIABILITIES, REDEEMABLE INTERESTS AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$341,207	$508,544
Accrued liabilities	293,725	385,399
Current portion of long-term debt	35,047	97,928
Deferred revenue	235,966	483,046
Deposits received on behalf of clients	105,327	113,605
Other current liabilities	124,404	196,267
Current liabilities of discontinued operations	247,244	—

Total current liabilities	1,382,920	1,784,789

Long-term debt	4,552,498	4,544,085
Other long-term liabilities	319,341	345,569
Long-term liabilities of discontinued operations	2,519	—

Total liabilities	6,257,278	6,674,443

Commitments and contingencies (Note 19)

Redeemable non-controlling interests	149,368	155,666
Redeemable equity	—	43,693

Members’ Equity:
Members’ capital	1,340,577	1,679,420
Accumulated other comprehensive loss	(82,562)	(94,354)

Total Endeavor Operating Company, LLC members’ equity	1,258,015	1,585,066
Nonredeemable non-controlling interests	1,228,799	1,206,264

Total members’ equity	2,486,814	2,791,330

Total liabilities, redeemable interests and members’ equity	$8,893,460	$9,665,132

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2016	2017	2018
Revenue	$2,366,960	$3,020,116	$3,613,478
Operating expenses:
Direct operating costs	987,389	1,351,161	1,722,134
Selling, general and administrative expenses	1,189,384	1,385,936	1,632,804
Depreciation and amortization	175,134	341,144	365,959
Impairment charges	12,207	—	—

Total operating expenses	2,364,114	3,078,241	3,720,897

Operating income (loss) from continuing operations	2,846	(58,125)	(107,419)
Other (expense) income:
Interest expense, net	(197,707)	(261,226)	(277,200)
Other (expense) income, net	(12,533)	8,003	57,519

Loss from continuing operations before income taxes and equity earnings (losses) of affiliates	(207,394)	(311,348)	(327,100)
Provision for (benefit from) income taxes	16,953	(29,824)	88,235

Loss from continuing operations before equity earnings (losses) of affiliates	(224,347)	(281,524)	(415,335)
Equity earnings (losses) of affiliates, net of tax	95,217	81,365	(48,359)

Loss from continuing operations, net of tax	(129,130)	(200,159)	(463,694)

Discontinued operations:
Income from operations of discontinued operations (including gain on sale of $729,345)	31,601	27,094	718,500
Provision for income taxes	787	103	23,502

Income from discontinued operations, net of tax	30,814	26,991	694,998

Net (loss) income	(98,316)	(173,168)	231,304
Net loss attributable to non-controlling interests	(58,417)	(111,919)	(85,241)

Net (loss) income attributable to Endeavor Operating Company, LLC	$(39,899)	$(61,249)	$316,545

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In thousands)

	Years Ended December 31,
	2016	2017	2018
Net (loss) income	$(98,316)	$(173,168)	$231,304
Other comprehensive (loss) income, net of tax:
Change in unrealized losses on available for sale security	—	(4,566)	—
Change in unrealized gains/losses on cash flow hedges:
Unrealized losses during the period	—	—	(2,443)
Reclassification of losses to net (loss) income	—	—	181
Foreign currency translation adjustments	(44,055)	10,168	(14,096)

Total comprehensive (loss) income, net of tax	(142,371)	(167,566)	214,946
Less: Comprehensive loss attributable to non-controlling interests	(58,417)	(111,919)	(85,241)

Comprehensive (loss) income attributable to Endeavor Operating Company, LLC	$(83,954)	$(55,647)	$300,187

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF REDEEMABLE

INTERESTS AND MEMBERS’ EQUITY

(In thousands)

	Redeemable Non- controlling Interests	Redeemable Equity	Members’ Capital	Accumulated Other Comprehensive (Loss) Income	Total Endeavor Operating Company, LLC Members’ Equity	Nonredeemable Non-controlling Interests	Total Members’ Equity
Balance at January 1, 2016	$—	$—	$302,143	$(44,109)	$258,034	$26,501	$284,535
Comprehensive income (loss)	6,413	—	(39,899)	(44,055)	(83,954)	(64,830)	(148,784)
Equity-based compensation expense	—	—	52,375	—	52,375	16,116	68,491
Accretion and cumulative dividends on preferred equity	—	—	(39,126)	—	(39,126)	39,126	—
Contributions	68,142	—	503,970	—	503,970	17,788	521,758
Distributions	—	—	(67,180)	—	(67,180)	(11,840)	(79,020)
Accretion of redeemable non-controlling interests	24,837	—	(24,837)	—	(24,837)	—	(24,837)
Establishment and acquisition of non-controlling interests	41,277	—	—	—	—	1,511,034	1,511,034

Balance at December 31, 2016	$140,669	$—	$687,446	$(88,164)	$599,282	$1,533,895	$2,133,177
Comprehensive income (loss)	5,489	—	(61,249)	5,602	(55,647)	(117,408)	(173,055)
Equity-based compensation expense	—	—	60,063	—	60,063	14,191	74,254
Cumulative dividends on preferred equity	—	—	(50,972)	—	(50,972)	50,972	—
Contributions	—	—	1,303,939	—	1,303,939	3,023	1,306,962
Distributions	(7,074)	—	(64,816)	—	(64,816)	(18,671)	(83,487)
Accretion of redeemable non-controlling interests	27,762	—	(27,762)	—	(27,762)	—	(27,762)
Redemption of redeemable non-controlling interests	(19,838)	—	—	—	—	—	—
Redemption of units	—	—	(330,896)	—	(330,896)	—	(330,896)
Establishment and acquisition of non-controlling interests	2,360	—	(112,835)	—	(112,835)	(237,203)	(350,038)
Equity buyback	—	—	(70,211)	—	(70,211)	—	(70,211)
Reversal of prior year accrued distributions	—	—	7,870	—	7,870	—	7,870

Balance at December 31, 2017	$149,368	$—	$1,340,577	$(82,562)	$1,258,015	$1,228,799	$2,486,814
Cumulative transition adjustment of ASU 2016-01 adoption	—	—	(4,566)	4,566	—	—	—
Cumulative transition adjustment of ASC 606 adoption	—	—	14,897	—	14,897	—	14,897
Comprehensive income (loss)	3,807	—	316,545	(16,358)	300,187	(89,048)	211,139
Equity-based compensation expense	—	—	84,105	—	84,105	12,215	96,320
Cumulative dividends on preferred equity	—	—	(57,496)	—	(57,496)	57,496	—
Contributions	—	—	412,682	—	412,682	2,610	415,292
Distributions	(2,894)	—	(39,325)	—	(39,325)	(2,754)	(42,079)
Accretion of redeemable non-controlling interests	(4,315)	—	4,315	—	4,315	—	4,315
Redemption of units	—	—	(344,571)	—	(344,571)	—	(344,571)
Establishment and acquisition of non-controlling interests	9,700	—	(4,143)	—	(4,143)	(1,783)	(5,926)
Discontinued operations and business divestitures	—	—		—	—	(3,031)	(3,031)
Deconsolidation of subsidiary	—	—	93	—	93	1,760	1,853
Reclassification to redeemable equity	—	43,693	(43,693)	—	(43,693)	—	(43,693)

Balance at December 31, 2018	$155,666	$43,693	$1,679,420	$(94,354)	$1,585,066	$1,206,264	$2,791,330

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2016	2017	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(129,130)	$(200,159)	$(463,694)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities of continuing operations:
Depreciation and amortization	175,134	341,144	365,959
Amortization and write-off of original issue discount and deferred financing cost	17,147	25,878	22,239
Amoritization of content costs	14,320	18,217	52,371
Impairment charges	12,207	—	—
Equity-based compensation expense	87,644	153,997	149,138
Change in fair value of contingent liabilities	(3,498)	29,813	(1,768)
Change in fair value of equity investments with and without readily determinable fair value	—	—	(67,318)
Equity (income) loss from affiliates	(95,217)	(81,365)	48,359
Net provision for allowance for doubtful accounts	3,840	2,853	7,200
Net gain on foreign currency transactions	(5,281)	(7,894)	4,257
Distributions from affiliates	30,070	30,589	22,820
Deferred income taxes	14,399	(98,042)	41,359
Other, net	(761)	892	19,225
Changes in operating assets and liabilities — net of acquisitions:
Increase in receivables	(84,318)	(46,938)	(190,877)
(Increase)/decrease in other current assets	(20,754)	4,474	(54,351)
(Increase)/decrease in other assets	(11,895)	342	(272,693)
Increase in deferred costs	(23,423)	(54,074)	(92,875)
(Decrease)/increase in deferred revenue	(24,408)	7,602	259,462
Increase in accounts payable and accrued liabilities	15,094	99,522	234,546
(Decrease)/increase in other liabilities	(8,828)	(10,823)	37,772

Net cash (used in) provided by operating activities from continuing operations	(37,658)	216,028	121,131

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(580,012)	(12,570)	(440,310)
Purchases of property and equipment	(114,216)	(105,084)	(187,882)
(Purchase)/maturity of short-term investment	—	(120,000)	120,000
Investments in affiliates	(13,781)	(14,398)	(68,763)
Proceeds from sale of discontinued operations	—	—	399,177
Other, net	(1,088)	3,307	12,969

Net cash used in investing activities from continuing operations	(709,097)	(248,745)	(164,809)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	422,113	391,091	601,500
Payments on borrowings	(47,789)	(230,458)	(568,292)
Payments under equity buyback	—	(58,693)	(46,246)
Contributions	592,372	1,302,874	425,049
Distributions	(54,278)	(83,811)	(21,700)
Redemption of units	—	(341,128)	(365,881)
Acquisition of redeemable non-controlling interests and non-controlling interests	—	(380,085)	(1,500)
Payments of contingent consideration related to acquisitions	(2,536)	(171,381)	(7,684)
Other, net	(4,987)	(3,864)	(3,630)

Net cash provided by financing activities from continuing operations	904,895	424,545	11,616

DISCONTINUED OPERATIONS:
Net cash provided by operating activities	43,193	48,532	36,544
Net cash used in investing activities	(4,439)	(4,074)	(6,951)
Net cash used in financing activities	(4,000)	—	(64)

Net cash flows provided by discontinued operations	34,754	44,458	29,529
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,258)	4,482	(3,978)

Increase (decrease) in cash, cash equivalents and restricted cash	188,636	440,768	(6,511)
Cash, cash equivalents and restricted cash at beginning of year	258,043	446,679	887,447

Cash, cash equivalents and restricted cash at end of year	$446,679	$887,447	$880,936

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Business and Organization

Endeavor Operating Company, LLC (dba Endeavor) and its subsidiaries (collectively the “Company”) (formerly WME Entertainment Parent, LLC) is a global entertainment, sports and content company.

The Company is owned by WME Holdco, LLC (which is referred to as “Holdco” herein and is principally owned by executive employees of the Company), affiliates of Silver Lake Partners (which are collectively referred to as “Silver Lake Partners” herein), and other investors and executive employees of the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of all wholly-owned subsidiaries and other controlled entities. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated. All intercompany transactions and balances have been eliminated. Non-controlling interest in subsidiaries are reported as a component of equity or temporary equity in the consolidated balance sheets with disclosure of the net income (loss) and comprehensive income (loss) attributable to the Company and the non-controlling interests on the consolidated statements of operations and the consolidated statements of comprehensive (loss) income. The equity method of accounting is used for investments in affiliates and joint ventures where the Company has significant influence over operating and financial policies but not control, usually supported by a shareholding of between 20% and 50% of the voting rights. Investments in which the Company owns less than 20% and does not have significant influence over operating and financial policies are accounted for either at fair value if the fair value is readily determinable or at cost, less impairment, adjusted for subsequent observable price changes if the fair value is not readily determinable.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, the fair value of acquired assets and liabilities associated with acquisitions, the fair value of the Company’s reporting units and the assessment of goodwill, other intangible assets and long-lived assets for impairment, consolidation, investments, redeemable non-controlling interests, the fair value of equity-based compensation, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

Revenue Recognition

The Company’s Entertainment & Sports segment primarily generates revenue through the sale of media rights, sponsorships, ticket sales, subscriptions, pay-per-view and/or royalties. The Company’s Representation segment primarily generates revenue through commissions, fixed fees and/or profit sharing. The Company’s Endeavor X segment primarily generates revenue through fixed fees, profit sharing, subscriptions, ticket sales and hospitality services.

Effective January 1, 2018, the Company adopted FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method to contracts not completed as of January 1, 2018. As a result of applying the new standard, certain components of the Company’s revenue related to licensing of the Company’s intellectual property or commissions earned on royalties related to representing clients in licensing their intellectual property to third parties, will generally result in earlier recognition of revenue compared to historical policies. The adoption did not have a significant impact to the Company’s consolidated financial statements. Prior period amounts have not been adjusted. The adoption of ASC 606 on January 1, 2018 resulted in a cumulative transition adjustment to retained earnings of $14.9 million. For the year ended December 31, 2018, the impact of adopting ASC 606 was an increase to revenue of $1.8 million and an immaterial impact to the provision for income taxes in comparison to applying the previous recognition policies.

Prior to the adoption of ASC 606, revenue was recorded when all of the following criteria were met: (1) persuasive evidence of an arrangement existed; (2) services had been rendered; (3) the amount was fixed or determinable; and (4) collectability was reasonably assured.

Under ASC 606, revenue is recognized when control of the promised goods or services is transferred to the Company’s customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For contracts which have more than one performance obligation, the total contract consideration is allocated based on observable prices or, if standalone selling prices are not readily observable, based on management’s estimate of each performance obligation’s standalone selling price. The variable consideration contained in the Company’s contracts primarily relate to sales or usage-based royalties earned on licensing the Company’s intellectual property and commissions earned on sales or usage-based royalties related to representing its clients, which are recognized in accordance with the sales or usage-based royalty exception under ASC 606. The variability related to these royalties will be resolved in the periods when the licensee generates sales or usage related to the intellectual property license. The following are the Company’s primary sources of revenue.

Representation

The Company earns commissions on its clients’ earnings from their engagements. As part of its client representation business, the Company represents, supports and advocates for its clients in the sourcing, negotiating, and execution of income generating engagements. The Company’s clients include actors, writers, directors, producers, models, photographers, musicians and other creative professionals.

The Company’s promise, as well as its performance obligation, under the Company’s representation arrangements is to achieve a successful engagement for its clients, which is fulfilled when its clients perform in accordance with the terms of their respective engagements. Accordingly, the Company recognizes commission revenue when its client achieves a successful engagement as this is the point in time its client obtains control of its service.

The Company’s clients may receive a fixed fee for their services or receive a combination of a fixed fee and the potential to earn a back-end profit participation. Such back-end profit participation is generally based on the net profitability from the sales or usage of the intellectual property (e.g., an episodic television series or feature film) in which its clients have played a role. The commission the Company receives is calculated based upon the fixed commission rate agreed-upon with the client applied to the client’s earnings for each respective engagement. With respect to arrangements involving a client’s back-end profit participation, the Company’s client’s back-end profit participation and, in turn, the Company’s commission is directly tied to the sales or usage of the intellectual property involving its client. Commission revenue from a client’s back-end participation is recognized during the period the profit participation is generated in accordance with the sales and usage based royalty exception for licenses of intellectual property under ASC 606.

The Company earns packaging revenue by playing an integral role in arranging the creation, development, and/or production of a program that will be exhibited on broadcast, cable, streaming, video-on-demand or similar platforms. In a package, the Company receives payment directly from the studio for representing the project, and the Company foregoes rights to commission from its represented clients on such project. The Company’s fee in a package typically involves (i) a percentage commission on the initial network license fees for each of the episodes produced in a show that is licensed and broadcast and (ii) a profit participation right equal to a percentage of a contractually defined profitability measure. The commission on the initial network license fee is often subject to a fixed dollar cap per episode. The back-end profit participation is a form of contingent compensation payable out of profits (if any) generated by the packaged program.

The Company’s promise, as well as its performance obligation, under packaging arrangements is to achieve a successful engagement for its customer, which is fulfilled when the studio successfully transfers control of each episode of a packaged program to the network. Accordingly, the Company recognize its commission on the initial network license fee when its customer achieves a successful engagement as this is the point in time the Company’s customer obtains control of its service. Commission revenue from participation in back-end profits is directly tied to the sales or usage of the intellectual property licensed by the Company’s customer and is recognized in the period the profit participation is generated in accordance with the sales and usage based royalty exception (based on either statements received or management’s estimate if statements are received on a lag) under ASC 606. Prior to the adoption of ASC 606, package revenue was recognized when the services had been rendered, the amount was fixed or determinable, and collectability was reasonably assured, which generally resulted in recognizing revenue on a lag as statements were received.

Development

Revenue from production services and studio fees for the production and licensing of original content, including television properties, documentaries and films, is recognized when the content becomes available for view or telecast and has been accepted by the customer, namely studios, networks and other service providers. Revenue for license fees that include a royalty is recognized in the period generated following the sales and usage based royalty exception for licenses of functional intellectual property.

Revenue from concept development and advisory services to independent production companies is recognized over the period the services are performed.

Financing income from independent production companies is recognized based on the effective yield of the financing.

Revenue from production services of live entertainment and sporting events is recognized as delivery of the production services are provided associated with the timing of each underlying event. Revenue from production services of editorial video content is recognized when the content is delivered to the customer. Customers for the Company’s production services include broadcast networks, sports federations, independent content producers, and over-the-top service provers among others.

Distribution and Sales

License fee and commission revenue from media and broadcast rights agreements for live entertainment and sporting event programming is recognized when the live event or program has been delivered and is available for broadcast or distribution. Revenue for an event which takes place over multiple days or throughout a season is recognized ratably over the course of the event or season, or in line with an alternative methodology if ratable allocation is not reflective of the estimated relative stand-alone selling price of each event or season. The transaction price for live entertainment and sporting event programming rights is generally based on a fixed license fee. The Company sells such media rights on behalf of clients as well as for owned assets. For sales on behalf of clients, the Company has both arrangements in which it is acting as a sales agent and arrangements in which it is acting as a principal.

•

Client sales – agent: For media rights sales in which the Company is acting as an agent, the Company generally will enter into an agreement with the underlying media rights owner that appoints the Company as the sales agent for the underlying media rights. The sales agency agreements provide the Company with the right to negotiate license agreements between the media rights owner and licensees, generally in return for a sales commission equal to a stated percentage of the license fees. Such commission percentage may vary within a sales agreement based on licensee, territory, and medium of distribution. The Company generally has no entitlement to a commission until the underlying licensee pays the license fee to the media rights owner. As the Company does not obtain control of the underlying media rights prior to negotiating a license agreement, the Company recognizes its sales commission, net of the overall licensee fee, as revenue.

•

Client sales – principal: For media rights sales in which the Company is acting as a principal, the Company generally will enter into an agreement with the underlying media rights owner to license the media rights prior to negotiating license arrangements with customers, primarily broadcasters and other media distributors. Upon licensing the media rights from the rights owner, the Company obtains control of the rights and has the ability to obtain substantially all the remaining economic benefits of the rights. The Company is also obligated to pay the media rights owner the licensee fee regardless of the Company’s ability to monetize the rights. The Company has discretion in negotiating licensee fees with customers and it retains customer credit risk. The Company recognizes the customer license fees gross as revenue and the licensee fee to the underlying media rights owner as direct operating costs.

•

Owned assets: For owned assets, the Company enters into media rights agreements with broadcasters and other distributors for the telecast of certain programming rights the Company produces. The Company’s media rights agreements are generally for multiple years, include a specified amount of programming (both number of events and duration) and contain fixed annual rights fees. The programming under these arrangements can include several performance obligations such as media rights for live event programming, episodic programming, taped programming archives and sponsorship rights at the underlying events. The Company allocates the transaction price across performance obligations based on management’s estimates of the standalone selling price of each performance obligation.

Revenue from pay-per-view programming from owned live sporting events is recorded when the event is aired and is based upon an initial estimate from certain pay-per-view distributors of the number of buys achieved. Pay-per-view programming is distributed through cable, satellite and digital providers to residential and commercial establishments.

Commission revenue from distribution and sales arrangements for television properties, documentaries and films of independent production companies is recognized when the underlying content becomes available for view or telecast and has been accepted by the customer.

Event Management

The Company earns fees from events that it owns, licenses or manages. The Company generates revenue primarily through ticket and participation sales, hospitality sales and sponsorship income, each of which generally represent a distinct performance obligation. The Company allocates the transaction price to all performance obligations contained within an arrangement based upon their relative stand-alone selling price. Revenue is earned and recognized for each performance obligation over the course of the event, or multiple events, in accordance with the pattern of delivery for the particular revenue source. Advance ticket and event participation sales and hospitality sales are recorded as deferred revenue pending the event date. Participation sales relate to fees for individuals registering to participate in an event. Sponsorship income is recognized over the term of the associated event, or events, to which the sponsorship is associated. Revenue from merchandise sales and concessions is recognized when the products are delivered which is generally at point of sale. Where third party vendors provide merchandise sales and concessions, for owned events, and the Company receives a profit participation on such sales, the Company recognizes the profit participation net. Commission revenue for providing ticket and participation sales, hospitality sales or sponsorship sales on behalf of an event owner is recognized net, as we are acting as an agent of the event owner. For these arrangements, the Company recognizes as revenue the stated percentage of commissions due from the event owner (i.e. not the gross ticket sales/earnings from the event itself).

Marketing & Licensing

The Company provides marketing consultancy services to its clients to assist them with managing their brand strategy. This revenue is presented within the “Media production, distribution and content” caption in the disaggregated revenue disclosure (Note 17). Fees are earned and recognized over time as the Company renders services under the terms of consulting agreements. Revenue is recognized over time, based on the number of labor hours incurred or time elapsed based on the Company’s historical practice of transferring similar services to customers.

Licensing revenue is earned based on royalties or commissions from sales of licensed merchandise by the licensee. The nature of the licensing arrangements is typically for logos, trade names, trademarks and related forms of symbolic intellectual property to include in merchandise sales. Revenue is recognized during the period the revenue is generated, following the royalty exception for licenses of symbolic intellectual property, based on either statements received or management’s best estimates if statements are received on a lag. This revenue is presented within the “Talent, brand and IP representation” caption in the disaggregated revenue disclosure (Note 17).

Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to the Company during a given contract period. For arrangements where management expects total royalties will exceed the minimum guarantee, revenue is recognized as the sales or usage occurs. For arrangements where management does not expect the royalties to exceed the minimum guarantee, the minimum guarantee is recognized ratably over the license period for owned intellectual property and ratably over the minimum guarantee payment dates when acting as an agent (such arrangements represent a minority of licensing agreements and are not a material component of licensing revenue). Incremental royalties in excess of the minimum guarantee are recognized as the subsequent sales or usage related to those incremental royalties occurs. Prior to the adoption of ASC 606, revenue was recognized when the services had been rendered, the amount was fixed or determinable and collectability was reasonably assured, which generally resulted in recognizing revenue on a lag as royalty statements were received.

Direct-to-Consumer

The Company’s direct-to-consumer offerings enable the Company to directly engage with consumers beyond traditional forms of distribution. This revenue is presented within the “Events and performance” caption in the disaggregated revenue disclosure (Note 17).

Revenue is generally recognized upon delivery of the offering to the consumer or over the course of an over-the-top distribution platform agreement term.

The Company also owns performance facilities used to train and educate athletes. Revenue derived from performance operations is primarily related to membership fees and tuition based fees (including room and board), which are generally received in advance of the academic year and recorded as deferred revenue. Revenue is recognized ratably over the period of the athletes’ membership or attendance at a facility, as the services provided are substantially the same throughout the service period.

Principal versus Agent

The Company enters into many arrangements that require the Company to determine whether it is acting as a principal or an agent. This determination involves judgment and requires evaluation as to whether the Company controls the goods or services before they are transferred to the customer. As part of this analysis, the Company considers if it is primarily responsible for fulfillment and acceptability of the goods or services, if it has the inventory risk before or after the transfer to the customer, and if the Company has discretion in establishing prices. Prior to the adoption of ASC 606, the Company’s evaluation included considering whether the Company was the primary obligor in an arrangement, set pricing, had discretion in supplier selection and retained credit risk. With respect to the Company’s existing arrangements, the adoption of ASC 606 did not materially change the Company’s determination as to whether it was acting as a principal or an agent.

Direct Operating Costs

Direct operating costs primarily include third-party expenses associated with the production of events and media, operations of the Company’s training and education facilities and media rights fees.

In 2018, costs associated with certain acquired media rights are in excess of revenue related to those rights. The future expected losses on such contracts will be recognized in the consolidated statements of operations over the term of the respective contract.

Selling, General and Administrative

Selling, general and administrative expenses primarily include personnel costs as well as rent, professional service costs and other overhead required to support the Company’s operations and corporate structure.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid money market accounts with original maturities of three months or less at the time of purchase.

Restricted Cash

Restricted cash primarily includes cash held in trust on behalf of clients and has a corresponding liability called deposits received on behalf of clients in the consolidated balance sheets.

Short-term Investment

Short-term investment includes a fixed term deposit with an original maturity in excess of three months.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with various major banks and other high-quality financial institutions. The Company periodically evaluates the relative credit standings of these banks and financial institutions. The Company’s accounts receivable are typically unsecured and concentrations of credit risk with respect to accounts receivable are limited due to the large number of individuals and entities comprising the Company’s client base.

As of December 31, 2017 and 2018, no single customer accounted for 10% or more of the Company’s accounts receivable. For the years ended December 31, 2016, 2017 and 2018, no single customer accounted for 10% or more of the Company’s revenue.

Accounts Receivable

Accounts receivable are recorded at net realizable value. Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on known delinquent activity or disputes and ongoing credit evaluations. Accounts receivable includes unbilled receivables, which are established when revenue is recognized, but due to contractual restraints over the timing of invoicing, the Company does not have the right to invoice the customer by the balance sheet date.

Content Costs

The Company incurs costs to produce and distribute film and television content. These costs include development costs, direct costs of production as well as allocations of overhead and capitalized interest where applicable. The Company capitalizes these costs and includes them in other assets in the consolidated balance sheets. For each project, content costs are amortized and recorded in direct operating expenses in the consolidated statements of operations over the estimated period of ultimate revenue expected to be recognized from exploitation, exhibition or sale. Unamortized content costs are tested for impairment whenever there is an indication that the fair value of the project may be less than its unamortized costs. The impairment test will compare the estimated fair value of the project to the carrying value of the unamortized content costs. Where the unamortized content costs exceed the fair value of the project, the excess is recorded as an impairment charge in the consolidated statements of operations.

Ultimate revenue for feature films includes revenue for up to 10 years from the date of a film’s initial release. For episodic television series, ultimate revenue includes revenue up to 10 years from the delivery of the first episode or 5 years from the most recent episode if still in production, whichever is later. The Company’s estimates of ultimate revenue is based on industry and Company specific trends as well as the historical performance of similar content. These estimates are reviewed at the end of each reporting period. Adjustments, if any, will result in changes to amortization rates.

Deferred Costs

Deferred costs principally relate to payments made to third party vendors in advance of events taking place, upfront contractual payments and prepayments on media and licensing rights fees and advancements for content production or overhead costs. These costs are recognized when the event takes place or over the respective period of the media and licensing rights.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is charged against income over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of property and equipment are as follows:

Buildings	40 years
Leasehold improvements	Lesser of useful life or lease term
Furniture, fixtures, office and other equipment	2-28.5 years
Production equipment	3-5 years
Computer hardware and software	2-5 years

Costs of normal repairs and maintenance are charged to expense as incurred.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses, including management’s estimation of the fair value of any contingent consideration, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statements of operations.

Goodwill

Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. If the Company can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, then the first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Intangible Assets

Intangible assets consist primarily of trade names and customer and client relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of finite-lived intangible assets are as follows:

Trade names	2-20 years
Customers and client relationships	2-22 years
Internally developed technology	2-9 years
Other	2-5 years

For intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value and an impairment loss is recognized for the difference between the fair value and carrying value.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. The Company must then conduct a quantitative analysis if the Company (1) determines that such an impairment is “more likely than not” to exist, or (2) forgoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Investments

For equity method investments, the Company periodically reviews the carrying value of its investments to determine if there has been an other-than-temporary decline in fair value below carrying value. For equity investments without readily determinable fair value, the Company performs a qualitative assessment at each reporting period. A variety of factors are considered when determining if an impairment exists, including, among others, the financial condition and business prospects of the investee, as well as the Company’s investment intent.

The Company has elected the fair value option for its investment in Droga5, LLC (“Droga5”) (Note 8).

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction against the debt, and amortized over the life of the associated debt as a component of interest expense using the effective interest method. Costs incurred with the issuance of the Company’s revolving credit facilities have been deferred and amortized over the term of the facilities as a component of interest expense using the straight-line method. These deferred costs are included in other assets in the consolidated balance sheets.

Fair Value Measurements

The Company accounts for certain assets and liabilities at fair value. Fair value measurements are categorized within a fair value hierarchy, which is comprised of three categories. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The carrying values reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and deposits received on behalf of clients approximate fair value because of the immediate or short-term maturities of these financial instruments.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. These assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment (Notes 7 and 8). The resulting fair value measurements of the assets are considered to be Level 3 measurements.

Distributions to Members

Members of the Company, a limited liability company (“LLC”), are eligible to receive annual distributions based on the distribution priority outlined in the Company’s amended and restated LLC agreement (the “Operating Agreement”). After certain distributions to key executives, members of Holdco are entitled to certain priority distributions. These annual distributions made to members of Holdco are not allocated on a pro-rata basis in accordance with their ownership interest in the Company but rather are determined by the Executive Committee of Holdco (the “Executive Committee”), based on an assessment of the individual members’ service potential or services rendered to the Company and are recognized as compensation costs in selling, general and administrative expenses within the consolidated statements of operations.

After the distributions to Holdco, the Company’s other Class A Common unitholders are entitled to certain “catch up” distributions, which are made in cash, additional Class A Common Units or a combination thereof, as applicable, as set forth in the Operating Agreement. Certain executives of Droga5 have an indirect interest in the Company through their ownership in Holdco.

Non-controlling Interests

Non-controlling interests in consolidated subsidiaries represent the component of equity in consolidated subsidiaries held by third parties. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. In addition, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

Non-controlling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable non-controlling interests. Redeemable non-controlling interests are considered to be temporary equity and are reported in the mezzanine section between total liabilities and members’ equity in the consolidated balance sheets. Redeemable non-controlling interests are recorded at the greater of carrying value, which is adjusted for the non-controlling interests’ share of net income or loss, or estimated redemption value at each reporting period. If the carrying value, after the income or loss attribution, is below the estimated redemption value at each reporting period, the Company accretes the redeemable non-controlling interests to its redemption price.

Warrant Liability

Warrants classified as derivative liabilities are recorded at their fair values at the issuance date and are revalued at each subsequent reporting date. The warrant liability is included in other long-term liabilities in the consolidated balance sheets and the change in fair value is recorded to other (expense) income, net in the consolidated statements of operations.

Equity-Based Compensation

Equity-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company records compensation costs related to its profits units. Equity-based compensation cost is measured at the grant date based on the fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period. Compensation cost for performance-based awards with a performance condition is reassessed each period and recognized based upon the probability that the performance conditions will be achieved. The performance-based awards with a performance condition are expensed when the achievement of performance conditions are probable. The total expense recognized over the vesting period will only be for those awards that ultimately vest. Compensation cost for performance-based awards with a market condition is recognized regardless of the number of units that vest based on the market condition and is recognized on straight-line basis over the estimated service period. Compensation expense is not reversed even if the market condition is not satisfied.

Income Taxes

The Company is a LLC, which is treated as a partnership for U.S. federal and state income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s income, except for the corporate subsidiaries, is subject to tax at the partner level. The Company’s U.S. and foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

The Company’s corporate subsidiaries account for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by the Company in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as the application of tax laws in the jurisdictions in which the Company operates. A valuation allowance is provided when the Company determines that it is “more likely than not” that a portion of a deferred tax asset will not be realized.

ASC 740 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is “more likely than not” to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. To the extent the Company prevails in matters for which a liability for an unrecognized tax benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statements of operations. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheets.

Derivative Instruments and Hedging Activities

Derivative financial instruments are used by the Company in the management of its foreign currency exposures and interest rate risks. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposure on future production expenses denominated in various foreign currencies as well as to economically hedge certain of its foreign currency risks. In addition, the Company enters into interest rate swaps to economically hedge certain of its interest rate risks. The Company evaluates whether its derivative financial instruments qualify for hedge accounting at the inception of the contract. The fair value of the derivative financial instrument is recorded in the consolidated balance sheets. Changes in the fair value of the derivative financial instruments that are designated for hedge accounting are reflected in accumulated other comprehensive income (loss), a separate component of members’ equity, and changes in the fair value of the derivative financial instruments that are not designated for hedge accounting are reflected in the consolidated statements of operations. Gains and losses reflected in accumulated other comprehensive income (loss) are amortized to the consolidated statements of operations on the same basis as the production expenses being hedged.

Foreign Currency

The Company has operations outside of the United States. Therefore, changes in the value of foreign currencies affect the consolidated financial statements when translated into U.S. Dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. Dollars at period end exchange rates as to the assets and liabilities and monthly average exchange rates as to revenue, expenses and cash flows. For these countries, currency translation adjustments are recognized in members’ equity as a component of accumulated other comprehensive income (loss), whereas transaction gains and losses are recognized in other (expense) income, net in the consolidated statements of operations. The Company recognized $(7.3) million, $11.0 million and $(7.6) million of realized and unrealized foreign currency transaction (losses) gains for the years ended December 31, 2016, 2017 and 2018, respectively.

Loss per Share

Basic and diluted net loss per common unit holder is not presented since the ownership structure of the Company is a partnership and distributions of earnings are not made on a pro rata basis within the same class of units.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In August 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). The

guidance amends the hedge accounting model to enable entities to better portray their risk management activities in the financial statements. The update expands an entity’s ability to hedge nonfinancial and financial risk components and reduce complexity in fair value hedges of interest rate risk. The new guidance eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. The new guidance also eases certain documentation and assessment requirements and modifies the accounting for components excluded from the assessment of hedge effectiveness. ASU 2017-12 is effective for public business entities for fiscal years beginning after December 15, 2018 with early adoption permitted. The Company early adopted this new guidance on a modified retrospective basis effective January 1, 2018, with no material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). This update clarifies which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective on a prospective basis for interim and annual reporting periods beginning after December 15, 2017 for all entities, with early adoption permitted. The Company adopted this standard on January 1, 2018 and there was no initial impact that resulted from the adoption of this guidance.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). This update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. ASU 2017-01 is effective for annual and interim periods beginning after December 15, 2017 for public entities and must be applied using a prospective approach. The Company adopted this standard on January 1, 2018 and there was no initial impact that resulted from the adoption of this guidance.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”) with further clarifications made in February 2018 with the issuance of ASU 2018-03, Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2018-03”). These amendments, among other things, require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. The amendments are effective for interim and annual reporting periods beginning after December 15, 2017 for public entities and must be applied using a cumulative effect adjustment recorded in retained earnings as of the beginning of the period of adoption. The Company adopted these amendments effective January 1, 2018 and recorded a cumulative effect adjustment of $4.6 million for its unrealized losses on its available for sale security. Additionally, the Company has elected to apply the “measurement alternative” to its equity investments without readily determinable fair value and record these investments at cost, less impairment, adjusted for subsequent observable price changes.

In March 2016, the FASB issued ASU 2016-09—Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendments in this guidance involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual and interim periods beginning after December 15, 2016 for public companies. The Company adopted ASU 2016-09 effective January 1, 2017. As part of the adoption, the Company implemented a policy of accounting for forfeitures as they occur. The impact to the Company’s consolidated financial statements was not material.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) (“ASU 2016-15”).

This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. Additionally, in November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force) (“ASU 2016-18”) that requires restricted cash to be presented with cash and cash equivalents in the statement of cash flows. ASU 2016-15 and ASU 2016-18 are effective for annual and interim periods beginning after December 15, 2017 for public entities, with early adoption permitted and must be applied using the retrospective approach. The Company early adopted these updates effective January 1, 2017. The adoption of ASU 2016-15 increased net cash used in operating activities of continuing operations and decreased net cash used in investing activities of continuing operations by $0.3 million for the year ended December 31, 2016. For the year ended December 31, 2017, net cash provided by operating activities of continuing operations decreased by $21.9 million, net cash used in investing activities of continuing operations decreased by $1.0 million and net cash provided by financing activities of continuing operations increased by $20.9 million. Upon adoption of ASU 2016-18, the Company now reflects the inclusion and activity of restricted cash balances in its consolidated statements of cash flows.

Recently Issued Accounting Pronouncements

In March 2019, the FASB issued ASU 2019-02, Entertainment—Films—Other Assets—Film Costs (Subtopic 926-20) and Entertainment—Broadcasters—Intangibles—Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials” (“ASU 2019-02”). The amendments in ASU 2019-02 align the accounting for production costs of episodic television series with the accounting for production costs of films. In addition, ASU 2019-02 amends the capitalization, amortization, impairment, presentation and disclosure requirements for entities that produce content in the scope of ASC 926-20 and aligns the impairment guidance for licensees in the scope of ASC 920-350. ASU 2019-02 will be effective for the Company for annual and interim reporting periods beginning after December 15, 2019 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. ASU 2018-17 is effective for annual and interim reporting periods beginning after December 15, 2019 for public entities. Early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Change to the Disclosure Requirement for Fair Value Measurement (“ASU 2018-13”). The update eliminates, adds and modifies certain disclosure requirements for fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019 for all companies with early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its disclosures.

In February 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). The update allows for a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (“Tax Act”). The update also requires certain disclosures about stranded tax effects. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018 for all entities. The Company adopted the standard on January 1, 2019 and did not reclassify the stranded tax effects resulting from the Tax Act, as allowed under ASU 2018-02. As such, there was no impact on its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral (“ASU 2017-11”). This

update applies to issuers of financial instruments with down-round features. It amends (1) the classification of such instruments as liabilities or equity by revising the guidance in ASC 815 on the evaluation of whether instruments or embedded features with down-round provisions must be accounted for as derivative instruments and (2) the guidance on recognition and measurement of the value transferred upon the trigger of a down-round feature for equity-classified instruments by revising ASC 260. ASU 2017-11 is effective for annual and interim reporting periods beginning after December 15, 2018 for public entities. The Company adopted this standard on January 1, 2019 and reclassed its warrant liability of $39.8 million from liability to members’ equity.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). This update simplifies the accounting for goodwill impairments by eliminating step 2 from the goodwill impairment test under ASC 350. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual and any interim impairment tests for periods beginning after December 15, 2019 for public entities and will be applied prospectively. Early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and subsequent amendment to the initial guidance: ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses (collectively, Topic 326). Topic 326 introduces a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. The estimate of expected credit losses will require entities to incorporate considerations of historical information, current information, and reasonable and supportable forecasts, and will generally result in earlier recognition of allowances for losses. Topic 326 is effective for annual and interim reporting periods beginning after December 15, 2019 for public entities and the guidance is to be applied using the modified retrospective approach. Earlier adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which aims to make leasing activities more transparent and comparable and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. This ASU is effective for all interim and annual reporting periods beginning after December 15, 2018 for public entities. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities with an additional (and optional) transition method which would enable entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings. This optional transition method is in addition to the modified retrospective transition approach included in ASU 2016-02. The Company adopted the guidance on January 1, 2019, using a modified retrospective transition approach with the cumulative effect recognized at the date of initial application, whereby comparative prior period financial information and disclosures will not be adjusted to reflect the new standard. The Company elected to use the package of practical expedients that allows us not to reassess: (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases and (iii) initial direct costs for any expired or existing leases. The Company additionally elected to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component. In addition, the new standard provides for an accounting election that permits a lessee to elect not to apply the recognition requirements of Topic 842 to short-term leases by class of underlying asset. The Company adopted this accounting election for all classes of assets. The lease liability and corresponding right-of-use asset that will be recognized in the consolidated balance sheet upon adoption of Topic 842 is approximately $450.0 million and $400.0 million, respectively. The Company does not expect Topic 842 to have a material impact to its consolidated statements of operations.

4.	DISCONTINUED OPERATIONS

In December 2018, the Company completed the merger of the Company’s IMG College business with Atairos Group, Inc.’s Learfield business. The merger of the businesses resulted in the formation of a new entity, Learfield IMG College, of which both the Company and Atairos retained certain ownership. The Company received cash proceeds totaling $149.2 million and a 49% ownership interest in the new entity as a result of the transaction. In connection with the merger, the Company sold approximately 13% of the equity interests in the new combined entity to affiliates of Silver Lake Partners for consideration of $250.0 million. The Company’s remaining ownership interest is 36% and is accounted for as an equity method investment, which is $725.1 million as of December 31, 2018. Learfield IMG College specializes in providing access to licensing and multimedia sponsorship management; fan engagement, ticket sales and professional concessions expertise; branding; campus-wide business and sponsorship development; and venue technology systems to collegiate institutions, conferences and arenas. The results of the IMG College business were previously included in the Company’s Entertainment & Sports segment.

In connection with the transaction, the Company and the new entity entered into a transition services agreement to ensure the orderly transition of the business. The Company will provide ongoing back office, front office, and production/activation services to the new entity for stipulated fees for a period not to exceed two years. Additionally, the Company and the new entity entered into a monitoring agreement by which the Company will provide certain management and advisory services to the new entity for a management fee on a go forward basis.

The following table presents the aggregate carrying amounts of the major classes of assets and liabilities related to the IMG College business as of December 31, 2017 (in thousands):

December 31, 2017
Assets of discontinued operations:
Accounts receivable (net of allowance for doubtful accounts of $449)	$121,965
Deferred costs	13,557
Other current assets	9,951

Current assets of discontinued operations	145,473
Property and equipment, net	15,082
Intangible assets, net	336,842
Goodwill	133,103
Investments	17,570
Other assets	40,721

Long-term assets of discontinued operations	543,318

Total assets of discontinued operations	$688,791

Liabilities of discontinued operations:
Account payable	$170,477
Accrued liabilities	23,037
Deferred revenue	52,282
Other current liabilities	1,448

Current liabilities of discontinued operations	247,244

Long-term liabilities of discontinued operations	2,519

Total liabilities of discontinued operations	$249,763

The following table presents the statements of operations for the discontinued operations of the IMG College business for the years ended December 31, 2016, 2017 and 2018 (in thousands):

	Years Ended December 31,
	2016	2017	2018
Revenue	$517,592	$521,062	$525,292
Operating expenses:
Direct operating costs	361,888	366,049	371,613
Selling, general and administrative expenses (1)	93,787	99,476	136,808
Depreciation and amortization	27,285	26,475	25,561

Total operating expenses	482,960	492,000	533,982

Operating income (loss)	34,632	29,062	(8,690)
Other (expense) income:
Interest expense, net (2)	(7,661)	(6,349)	(6,311)
Other income (expense), net	1	(1,282)	258
Equity earnings of affiliates, net of tax	4,629	5,663	3,898

Income (loss) from discontinued operations before income taxes	31,601	27,094	(10,845)
Gain on sale of discontinued operations	—	—	729,345
Provision for income taxes	787	103	23,502

Income (loss) from discontinued operations, net of tax	30,814	26,991	694,998
(Loss) Income attributable to non-controlling interests	(210)	840	440

Income from discontinued operations	$31,024	$26,151	$694,558

(1)

Selling, general and administrative expenses include transaction costs related to the merger of $0.1 million, $6.4 million and $42.8 million for the years ended December 31, 2016, 2017 and 2018, respectively.

(2)

Interest expense, net includes interest expense related to the payment of $112.0 million made under the Company’s 2014 Credit Facilities in connection with the merger. Total interest costs were determined using the average effective interest rate under the 2014 Credit Facilities and were $7.2 million, $6.3 million and $6.2 million for the years ended December 31, 2016, 2017 and 2018, respectively.

5.	ACQUISITIONS AND DIVESTITURE

2018 ACQUISITIONS

NeuLion

In May 2018, the Company acquired 100% of the outstanding shares of NeuLion, Inc. (“NeuLion”) for a total consideration of $248.9 million in cash. NeuLion is a technology product and service provider specializing in digital video broadcasting and distribution and monetization of live and on-demand content to internet-enabled devices.

The Company incurred $6.0 million in transaction related costs in connection with the acquisition of NeuLion. The costs were expensed as incurred and included in selling, general and administrative expenses in the consolidated statement of operations.

The goodwill for the NeuLion acquisition was assigned to the Endeavor X segment. Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired is 5.1 years.

The results of NeuLion have been included in the consolidated financial statements since the date of acquisition. For the year ended December 31, 2018, NeuLion’s consolidated revenue and net loss included in the consolidated statement of operations from the acquisition date were $39.2 million and $22.2 million, respectively.

One Sixty Over Ninety

In January 2018, the Company acquired 100% of the equity interests of One Sixty Over Ninety ParentCo, LLC (“160over90”) for a total purchase price of $249.3 million, consisting of $242.0 million in cash and $7.3 million of contingent consideration. 160over90 is a branding and marketing service group specializing in the higher education, sports and lifestyle sectors.

The payment of contingent consideration, which will not exceed $10.0 million, is based upon the continuation and subsequent renewal of specified client contracts. Payments are expected to be made at various times through 2021.

The Company incurred $7.8 million in transaction related costs in connection with the acquisition of 160over90. The costs were expensed as incurred and included in selling, general and administrative expenses in the consolidated statement of operations.

The goodwill for the 160over90 acquisition was assigned to the Representation segment. Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is partially deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired is 7.4 years.

The results of 160over90 have been included in the consolidated financial statements since the date of acquisition. For the year ended December 31, 2018, 160over90’s consolidated revenue and net loss included in the consolidated statement of operations from the acquisition date were $49.5 million and $4.5 million, respectively.

Allocations of Purchase Price

The acquisitions were accounted for as business combinations and the fair values of the assets acquired and the liabilities assumed in the business combinations are as follows (in thousands):

	NeuLion	160over90
Cash and cash equivalents	$58,495	$3,757
Accounts receivable	15,196	17,441
Other current assets	780	6,012
Property and equipment	7,213	2,176
Other assets	522	1,916
Intangible assets:
Trade names	6,600	19,300
Customer relationships	9,000	65,100
Internally developed software	36,400	—
Goodwill	164,030	156,056
Accounts payable and accrued expenses	(31,421)	(10,390)
Other current liabilities	(642)	—
Deferred revenue	(7,660)	(2,500)
Other liabilities	(9,625)	(9,610)

Net assets acquired	$248,888	$249,258

Other 2018 Acquisitions

The Company completed three other acquisitions during 2018 for a total purchase price of $19.5 million. The Company recorded $17.9 million of goodwill and intangible assets, of which the weighted average useful life ranges from 1.8 to 4.2 years. These acquisitions were not material in the aggregate.

2017 ACQUISITIONS

The Company completed four acquisitions during 2017 for a total purchase price of $19.8 million. The Company recorded $16.1 million of goodwill and intangible assets, of which the weighted average useful life ranges from 5.0 to 6.3 years. These acquisitions were not material in the aggregate.

2016 ACQUISITIONS

Zuffa

In August 2016, a buyer group that included the Company, affiliates of Silver Lake Partners, affiliates of Kohlberg Kravis Roberts & Co. L.P. (collectively, “KKR”) and certain other investors (including certain existing owners as rollover investors) (the “buyer group”) acquired 100% of the equity interests of Zuffa, LLC (“Zuffa”), the operating company of the Ultimate Fighting Championship (“UFC”), a Mixed Martial Arts (“MMA”) organization. The total purchase price was $4.1 billion, including contingent consideration of $224.4 million. The acquisition was financed through (i) approximately $1.5 billion in new common equity issued to the Company, Silver Lake Partners, KKR and certain other investors by Zuffa Parent, LLC (“Zuffa”), a limited liability company formed in connection with the acquisition which serves as the holding company for the buyer group, (ii) a rollover of common equity valued at $325.0 million by the existing owners, (iii) $360.0 million in new Zuffa preferred equity and (iv) $1.7 billion in net borrowings. The $360.0 million in new Zuffa preferred equity consists of 360,000 preferred units and warrants to purchase 53,087 of Zuffa’s Class A Common Units.

The Company’s portion of the total purchase price was $802.0 million, consisting of $600.0 million in cash and $202.0 million of contingent consideration, which provided the Company an interest of approximately 34% of the outstanding common equity of Zuffa. The Company had a controlling financial interest based on control of the Board. As such, the financial results of Zuffa have been consolidated in the Company’s consolidated financial statements since the acquisition date. See Note 12 regarding the Company’s purchase of additional common ownership interest in the year ended December 31, 2017.

The payment of the contingent consideration, which will not exceed $250.0 million, is based upon achievement of cumulative financial performance with the first payment due no earlier than June 30, 2017 and the second payment due no earlier than December 31, 2018. During the fourth quarter of 2017, the financial performance metric was achieved and payment of the first contingent consideration payment of $175.0 million was made. As of December 31, 2018, the second payment was not triggered but can be triggered at any time after December 31, 2018.

The buyer group incurred total transaction related costs of $57.0 million in connection with the acquisition of Zuffa. Total buyer group transaction related costs were included in selling, general and administrative expenses in the consolidated statement of operations.

The goodwill for the Zuffa acquisition was assigned to the Entertainment & Sports segment. Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired is 11.2 years.

The results of Zuffa have been included in the consolidated financial statements since the date of acquisition. For the year ended December 31, 2016, Zuffa’s consolidated revenue and net loss included in the consolidated statement of operations from the acquisition date were $341.6 million and $101.4 million, respectively.

Frieze and Fusion/IMG Live

In April 2016, the Company acquired 70% of the outstanding shares of Denmark Street Limited (“Frieze”), which is a media and events company that is comprised of four publications: Frieze Magazine, Frieze d/e, Frieze

Masters Magazine, and Frieze Week; three international art fairs: Frieze London, Frieze New York, and Frieze Masters; and a program of courses and talks at Frieze Academy. Also, in April 2016, the Company acquired 100% of the outstanding shares of Fusion Performance Marketing, LLC, a Missouri LLC (“Fusion”), and Havoc Live, LLC, a Missouri LLC (together with Fusion, “Fusion/IMG Live”), which is a company that provides integrated experiential marketing and activation services (including, but not limited to, event planning and production, brand marketing/creative services, digital performance solutions and hospitality/travel), together with all operations and activities related thereto. Total purchase price for these two acquisitions was $89.3 million.

The goodwill for Frieze was assigned to the Entertainment & Sports segment and the goodwill for Fusion/IMG Live was assigned to the Representation segment. The goodwill for Frieze is not deductible for tax purposes. The goodwill for Fusion/IMG Live is deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired for Frieze is 13.8 years. The weighted average life of finite-lived intangible assets acquired for Fusion/IMG Live is 10.0 years.

The results of Frieze and Fusion/IMG Live have been included in the consolidated financial statements since the dates of acquisition. For the year ended December 31, 2016, Frieze’s and Fusion/IMG Live’s consolidated revenue and net income included in the consolidated statement of operations from the acquisition dates were $106.0 million and $3.6 million, respectively.

Allocations of Purchase Price

The acquisitions were accounted for as business combinations and the fair values of the assets acquired and the liabilities assumed in the business combinations are as follows (in thousands):

	Zuffa	Frieze and Fusion/IMG Live
Cash and cash equivalents	$97,600	$8,326
Accounts receivable	64,023	20,848
Deferred costs	—	2,764
Other current assets	10,155	7,260
Property and equipment	60,438	3,837
Other assets	24,139	92
Intangible assets:
Trade names	703,500	21,018
Customer relationships	635,450	22,474
Internally developed software	6,800	—
Goodwill	2,600,421	75,761
Investments	18,900	—
Accounts payable and accrued expenses	(61,916)	(8,528)
Other current liabilities	(967)	—
Deferred revenue	(53,290)	(22,267)
Debt	(1,737,704)	(11,000)
Deferred income taxes	—	(9,302)
Other liabilities	(39,465)	(94)
Redeemable non-controlling interests	(19,430)	(21,847)
Non-controlling interests	(1,506,661)	—

Net assets acquired	$801,993	$89,342

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the Company’s financial results as if the 2016 acquisition of Zuffa had occurred as of the beginning of the prior year. The unaudited pro forma financial information is not necessarily indicative of what the financial results actually would have been had the acquisition been completed on the earlier date. In addition, the unaudited pro forma financial information is not indicative of, nor does it purport to project, the Company’s future financial results. The following unaudited pro forma financial information includes adjustments for property and equipment depreciation, intangible asset amortization, interest expense as a result of the acquisition and transaction costs incurred. The pro forma information does not give effect to any estimated and potential cost savings or other operating efficiencies that could result from the acquisition (in thousands):

Year Ended December 31, 2016
(unaudited)
Revenue	$2,726,363
Net loss attributable to Endeavor Operating Company, LLC	(101,143)

2018 DIVESTITURE

In March 2018, the Company sold its 90% interest in WME BI, LLC, which owned the Viz Explorer business analytics software business, for $7.2 million in cash, a $20.0 million secured promissory note due 2021 and an equity interest in the purchaser. The equity interest in the purchaser is being accounted for as an equity investment without readily determinable fair value. The Company recorded a gain of $18.2 million on the sale, which is included in other (expense) income, net in the consolidated statement of operations.

6.	SUPPLEMENTARY DATA

Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2017	2018
Land	$75,339	$98,961
Buildings and improvements	300,217	379,163
Furniture and fixtures	95,062	119,566
Office, computer, production and other equipment	69,739	80,119
Computer software	59,581	56,236
Construction in progress	27,916	48,262

	627,854	782,307
Less: accumulated depreciation	(180,612)	(216,690)

Total property and equipment, net	$447,242	$565,617

Depreciation of property and equipment, including amortization of leasehold improvements, was $49.0 million $59.5 million and $64.8 million during the years ended December 31, 2016, 2017 and 2018, respectively.

Content Costs

The following table presents the Company’s unamortized content costs (in thousands):

	December 31,
	2017	2018
Licensed program rights, net of accumulated amortization	$6,114	$17,576
Produced programming:
Released, net of accumulated amortization	—	9,333
In production	—	145,727
In development	35,866	11,352

Total content cost	$41,980	$183,988

As of December 31, 2018, 100% of the unamortized costs for completed projects, excluding licensed program rights, are expected to be amortized within one year.

Accrued Liabilities

The following is a summary of accrued liabilities (in thousands):

	December 31,
	2017	2018
Accrued operating expenses	$131,812	$175,690
Payroll, bonuses and benefits	92,189	100,234
Other	69,724	109,475

Total accrued liabilities	$293,725	$385,399

Valuation and Qualifying Accounts

The following table sets forth information about the Company’s valuation and qualifying accounts (in thousands):

Description	Balance at Beginning of Year	Additions/Charged (Credited) to Costs and Expenses	Deductions	Foreign Exchange	Balance at End of Year
Allowance for doubtful accounts
Year ended December 31, 2016	$17,991	$6,004	$(1,772)	$(392)	$21,831
Year ended December 31, 2017	$21,831	$11,594	$(9,263)	$521	$24,683
Year ended December 31, 2018	$24,683	$15,633	$(8,136)	$(297)	$31,883
Deferred tax valuation allowance
Year ended December 31, 2016	$206,482	$(16,980)	$—	$(914)	$188,588
Year ended December 31, 2017	$188,588	$(50,726)	$—	$582	$138,444
Year ended December 31, 2018	$138,444	$70,653	$—	$(577)	$208,520

Supplemental Cash Flow

The Company’s supplemental cash flow information is as follows (in thousands):

	Years Ended December 31,
	2016	2017	2018
Supplemental information:
Cash paid for interest	$172,233	$258,978	$267,658
Cash payments for income taxes	43,023	42,952	46,275
Non-cash investing and financing activities:
Capital expenditures included in accounts payable and accrued liabilities	$11,260	$8,766	$9,563
Financing of property and equipment purchases	13,870	—	—
Contingent consideration provided in connection with acquisitions	229,910	2,530	16,070
Investments in affiliates in other liabilities	—	6,273	—
Establishment and acquisition of redeemable non-controlling interests and non-controlling interests	1,552,311	6,220	—
Accrued member distributions	20,741	13,751	37,514
Accretion of redeemable non-controlling interests	24,837	27,762	(4,315)
Accretion and cumulative dividends on preferred equity	39,126	50,972	57,496
Reversal of prior year accrued distributions	—	7,870	—
Obligation under equity buyback program	—	88,370	—
Note receivable received for business divestiture	—	—	18,039
Investments in affiliates received for discontinued operations and business divestiture	—	—	730,661

7.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying value of goodwill are as follows (in thousands):

	Entertainment & Sports	Representation	Endeavor X	Total
Balance — January 1, 2017	$3,269,519	$352,205	$—	$3,621,724
Acquisitions	4,364	5,937	—	10,301
Foreign currency translation and other	4,868	81	—	4,949

Balance —December 1, 2017	3,278,751	358,223	—	3,636,974	(1)
Acquisitions	526	(156,470)	173,061	330,057
Divestiture	—	(12,159)	—	(12,159)
Foreign currency translation and other	(3,309)	(177)	—	(3,486)

Balance — December 31, 2018	$3,275,968	$502,357	$173,061	$3,951,386	(1)

(1)	Net of accumulated impairment losses of $28.9 million as of December 31, 2017 and 2018.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2017 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trade names	18.1	$836,284	$(72,159)	$764,125
Customer and client relationships	7.0	1,024,367	(378,028)	646,339
Internally developed technology	5.2	40,191	(22,078)	18,113
Other	4.4	41,918	(41,723)	195

		1,942,760	(513,988)	1,428,772

Indefinite-lived:
Trade names		379,696	—	379,696
Owned events		109,212	—	109,212

Total intangible assets		$2,431,668	$(513,988)	$1,917,680

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2018 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trade names	17.8	$860,431	$(121,783)	$738,648
Customer and client relationships	6.7	1,103,116	(612,431)	490,685
Internally developed technology	4.5	62,037	(23,554)	38,483
Other	4.4	41,748	(41,615)	133

		2,067,332	(799,383)	1,267,949

Indefinite-lived:
Trade names		371,740	—	371,740
Owned events		107,690	—	107,690

Total intangible assets		$2,546,762	$(799,383)	$1,747,379

Intangible asset amortization expense was $126.1 million, $281.6 million and $301.2 million for the years ended December 31, 2016, 2017 and 2018, respectively.

Estimated annual intangible amortization for the next five years and thereafter is as follows (in thousands):

Year Ending December 31,
2019	$206,230
2020	164,565
2021	115,930
2022	96,801
2023	88,497
Thereafter	595,926

Total	$1,267,949

Annual Impairment Assessments

During the fourth quarter of 2016, 2017 and 2018, the Company completed its annual impairment review of goodwill and intangibles.

For the year ended December 31, 2016, the Company recorded non-cash impairment charges of $12.2 million in its Entertainment & Sports segment. For the years ended December 31, 2017 and 2018, the Company recorded no impairment charges.

8.	INVESTMENTS

The following is a summary of the Company’s investments (in thousands):

	December 31,
	2017	2018
Fair value method	$286,000	$231,000
Equity method(1)	83,990	821,384
Equity investments without readily determinable fair value	35,818	147,478
Equity investments with readily determinable fair value	6,071	2,369

Total investments	$411,879	$1,202,231

(1)

The book value of two equity method investments exceeded the Company’s percentage ownership share of the underlying net assets by $28.6 million and $10.9 million as of December 31, 2017 and $26.8 million and $6.0 million as of December 31, 2018. These basis differences, primarily resulting from acquisition purchase price step ups on the investments, are accounted for as goodwill, which is not tested for impairment separately. Instead, the investments are tested if there are indicators of an other-than-temporary decline in carrying value.

Fair Value Method – Droga5, LLC

The Company owns a 49% equity interest in Droga5, an independent advertising agency. The Company elected the fair value option for this investment, which otherwise would have been accounted for under the equity method of accounting. The Company elected the fair value option for Droga5 given the initial lack of timely financial information available to the Company. The fair value measurements related to this investment are considered to be Level 3 measurements (Note 10).

The investment in Droga5 has been adjusted to fair value at each balance sheet date, with the corresponding changes in fair value of $106.7 million, $83.5 million and $(39.0) million for the years ended December 31, 2016, 2017 and 2018, respectively, recognized within equity earnings of affiliates in the consolidated statements of operations. During the years ended December 31, 2016, 2017 and 2018, the Company received cash distributions from Droga5 of $22.7 million, $22.5 million and $16.0 million, respectively.

Summarized Financial Information

The following is a summary of financial data for Droga5 (in thousands):

		December 31,
		2017	2018
Current assets		$76,070	$66,594
Non-current assets		33,555	45,726
Current liabilities		52,174	43,385
Non-current liabilities		23,438	36,891

	Years Ended December 31,
	2016	2017	2018
Revenue	$166,815	$195,643	$169,758
Income from operations	48,260	58,052	34,456
Net income	44,081	53,044	29,917

Equity Method Investments

As of December 31, 2017 and 2018, the Company held various investments in non-marketable equity instruments of private companies. The Company’s equity method investments are primarily comprised of Learfield IMG College (Note 4), Sports News Television Limited, HEED, LLC and Ultimate NeV, LLC. The Company’s ownership of its equity method investments range from 10% to 50% as of December 31, 2018.

Summarized Financial Information

The following is a summary of financial data for investments in affiliates accounted for under the equity method of accounting (in thousands):

		December 31,
		2017	2018
Current assets		$94,750	$344,060
Non-current assets		58,315	1,864,733
Current liabilities		75,149	353,294
Non-current liabilities		80,024	721,106

	Years Ended December 31,
	2016	2017	2018
Revenue	$208,892	$157,368	$210,924
Loss from operations	(6,236)	(4,676)	(10,818)
Net loss	(12,910)	(21,642)	(28,863)

Equity Investments without Readily Determinable Fair Value

As of December 31, 2017 and 2018, the Company holds various investments in non-marketable equity instruments of private companies. In 2016, 2017 and 2018, the Company invested $5.1 million, $12.0 million and $43.3 million, respectively, in new investments without readily determinable fair value. The Company completed its qualitative assessment and concluded that its equity investments without readily determinable fair values had a change in fair value of $71.0 million for the year ended December 31, 2018. No such indicators occurred for the year ended December 31, 2017.

Equity Investment with Readily Determinable Fair Value

In April 2017, the Company sold its interest in an equity method investment for restricted common shares in a publicly traded company on the TSX Venture Exchange in Canada and recognized a gain of $10.2 million, which is included in other (expense) income, net in the consolidated statement of operations. As of December 31, 2017 and 2018, this security was valued at $6.1 million and $2.4 million, respectively. Upon the adoption of ASUs 2016-01 and 2018-03 as of January 1, 2018, the equity security is measured at fair value with changes in fair value recorded in other (expense) income, net in the consolidated statement of operations. The Company recorded a $(3.7) million loss due to change in fair value for the year ended December 31, 2018. Additionally, the Company recorded a cumulative effect adjustment of $4.6 million to reclassify accumulated other comprehensive loss to members’ capital for the unrealized losses prior to 2018 previously recorded as a component of other comprehensive loss.

9.	FINANCIAL INSTRUMENTS

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. In addition, the Company enters into interest rate swaps to economically hedge certain of its interest rate risks on its debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions.

As of December 31, 2018, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 12 months from December 31, 2018) (in thousands):

Foreign Currency	Foreign Currency Amount			US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
British Pound Sterling		£72,073	in exchange for	$92,275		£0.78
Canadian Dollar	C$	64,537	in exchange for	$49,313	C$	1.31
Swiss Franc		fr 4,358	in exchange for	$4,455		fr 0.98

For forward exchange contracts designated as cash flow hedges, the Company recognized net losses of $2.4 million in accumulated other comprehensive income (loss) for the year ended December 31, 2018. The Company reclassified losses of $0.2 million into net income for the year ended December 31, 2018. The Company did not hold any forward exchange contracts designated as cash flow hedges in the years ended December 31, 2016 and 2017.

For forward exchange contracts not designated as cash flow hedges, the Company recorded an immaterial loss for the year ended December 31, 2018. There were no gains or losses recorded for the years ended December 31, 2016 and 2017.

In certain circumstances, the Company enters into contracts that are settled in currencies other than the functional or local currencies of the contracting parties. Accordingly, these contracts consist of the underlying operational contract and an embedded foreign currency derivative element. Hedge accounting is not applied to the embedded foreign currency derivative element and changes in their fair value of $0.4 million were included other (expense) income, net in the consolidated statement of operations.

In addition, for the year ended December 31, 2018, the Company entered into an interest rate swap for $40.0 million notional effective November 1, 2018 with a termination date of November 1, 2028. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of 1.62% and USD-LIBOR-BBA, which totaled 3.97% as of December 31, 2018. For the year ended December 31, 2018, the increase in fair value of the swap’s liability position of $2.4 million was included in other (expense) income, net in the consolidated statement of operations. There were no gains or losses recorded for the years ended December 31, 2016 and 2017.

10.	FAIR VALUE MEASUREMENTS

The fair value hierarchy is composed of the following three categories:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

The following table presents, for each of the fair value hierarchy levels, the Company’s assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2017
	Level I	Level II	Level III	Total
Assets:
Investment in Droga5	$—	$—	$286,000	$286,000
Investment in equity security with readily determinable fair value	1,821	4,250	—	6,071

Total	$1,821	$4,250	$286,000	$292,071

Liabilities:
Contingent consideration	$—	$—	$88,090	$88,090
Warrant liability	—	—	20,507	20,507

Total	$—	$—	$108,597	$108,597

	Fair Value Measurements as of December 31, 2018
	Level I	Level II	Level III	Total
Assets:
Investment in Droga5	$—	$—	$231,000	$231,000
Investment in equity security with readily determinable fair value	2,369	—	—	2,369
Foreign currency derivatives	—	3,613	—	3,613

Total	$2,369	$3,613	$231,000	$236,982

Liabilities:
Contingent consideration	$—	$—	$88,950	$88,950
Warrant liability	—	—	39,793	39,793
Interest rate swap	—	2,397	—	2,397
Foreign currency derivatives	—	4,370	—	4,370

Total	$—	$6,767	$128,743	$135,510

There have been no transfers of assets or liabilities between the fair value measurement classifications during the years ended December 31, 2017 and 2018, except for the Company’s marketable security with readily determinable fair value.

Investment in Droga5

The estimated fair value of Droga5 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value was determined by applying an equal weighting between the discounted cash flow method (an income-based approach) and the guideline public company method (a market-based approach). A discount for lack of marketability was also applied in determining the fair value. The valuation process depends on the Company’s expectations of inherently uncertain, future events and circumstances that may impact Droga5 and requires several assumptions including but not limited to projected financial results, discount rates, growth rates and valuation multiples. Significant increases (decreases) in growth rates and multiples, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in growth rates and multiples, would result in a significantly higher (lower) fair value measurement. The changes in the fair value of the investment in Droga5 are included in equity earnings of affiliates in the consolidated statements of operations.

Investment in equity security with readily determinable fair value

The estimated fair value of the common shares in the Company’s security with readily determinable fair value is based on observable inputs, which is a Level 1 measurement within the fair value hierarchy. During 2018, the remaining 70% or 2,789,899 of the common shares were transferred from Level 2 to Level 1 as these shares became unrestricted.

Contingent Consideration

The Company has recorded contingent consideration liabilities in connection with certain of its acquisitions, primarily Zuffa in 2016. Contingent consideration is included in current liabilities and other long-term liabilities in the consolidated balance sheet. Changes in fair value are recognized through equity earnings of affiliates for unconsolidated affiliates and selling, general and administrative expenses for consolidated subsidiaries. The estimated fair value of the contingent consideration is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The Zuffa contingent consideration is valued based on the earn-out provisions and payout structure of the transaction agreement. The valuation utilizes a Monte Carlo earnings before interest, tax, depreciation and amortization (“EBITDA”) simulation analysis, which calculates the fair value of expected payments based on assumed EBITDA annual growth rates, time to payoff and discount rates. Significant increases (decreases) in EBITDA annual growth rates, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in EBITDA annual growth rates, would result in a significantly higher (lower) fair value measurement. The change in fair value associated with the Zuffa contingent consideration of $4.6 million, $25.6 million and $2.8 million was recognized in selling, general and administrative expenses in the consolidated statements of operations for the years ended December 31, 2016, 2017 and 2018, respectively. Additionally, during the fourth quarter of 2017, the financial performance metric was achieved triggering the first contingent consideration payment of $175.0 million.

The changes in the fair value of contingent consideration were as follows (in thousands):

	Years Ended December 31,
	2017	2018
Balance at January 1	$247,705	$88,090
Acquisitions	2,530	16,070
Payments	(192,282)	(13,223)
Change in fair value	29,614	(1,768)
Foreign currency translation	523	(219)

Balance at December 31	$88,090	$88,950

Warrant Liability

In connection with the acquisition of Zuffa in 2016, Zuffa issued warrants to purchase 53,087 of Zuffa Parent’s Class A Common Units in conjunction with Zuffa’s issuance of preferred units. These warrants are classified as liabilities due to the warrant having a down-round adjustment feature. The Company used the Black-Scholes option pricing model to estimate the fair value of the warrants at December 31, 2017 and 2018, which is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company is required to make certain assumptions with respect to selected model inputs. Expected volatility is based on comparable publicly traded companies’ stock movements. The expected life of the warrants represents the period of time that the warrants are expected to be outstanding. The risk free interest rate is based on the U.S. treasury yield curve in effect at the time of grant. The expected volatility, the expected life, the risk free interest rate and the expected dividend yield used at December 31, 2017 were 35%, 4 years, 2.09% and 0.0%, respectively, while those used at December 31, 2018 were 35%, 3 years, 2.46% and 0.0%, respectively. The increase in fair value of the warrant liability of $6.4 million and $19.3 million for the years ended December 31, 2017 and 2018, respectively, were recognized as an expense in other (expense) income, net in the consolidated statements of operations.

Foreign Currency Derivatives

The Company classifies its foreign currency derivatives within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (Note 9). As of December 31, 2018, the Company had $3.6 million in other current assets and $4.4 million in other current liabilities recorded in the consolidated balance sheet related to the Company’s use of foreign currency derivatives. No amounts were recorded as of December 31, 2017.

Interest rate swap

The Company classifies its interest rate swap within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (Note 9). The fair value of the swap was $2.4 million as of December 31, 2018, and was included in other long-term liabilities in the consolidated balance sheet. No amounts were recorded as of December 31, 2017.

11.	DEBT

The following is a summary of outstanding debt (in thousands):

	December 31,
	2017	2018
2014 Credit Facilities:
First Lien Term Loan (due May 2021)	$2,474,867	$2,649,062
Second Lien Term Loan	300,000	—
Zuffa Credit Facilities:
Zuffa First Lien Term Loan (due August 2023)	1,460,747	1,442,304
Zuffa Second Lien Term Loan (due August 2024)	425,000	425,000
Other debt (3.08%- 10.50% Notes due at various dates through 2028)	25,888	214,884

Total principal	4,686,502	4,731,250
Unamortized discount	(19,882)	(24,734)
Unamortized issuance costs	(79,075)	(64,503)

Total debt	4,587,545	4,642,013
Less: current portion	(35,047)	(97,928)

Total long-term debt	$4,552,498	$4,544,085

2014 Credit Facilities

On May 6, 2014, the Company entered into a credit agreement (the “2014 Credit Facilities”) in connection with the acquisition of IMG. The 2014 Credit Facilities consist of (i) a first lien secured term loan credit agreement that provides for a seven-year $1.9 billion term loan at an annual interest rate of LIBOR+ 4.25% (with a LIBOR floor of 1%) (the “First Lien Term Loan”) and a five-year $100.0 million revolving credit facility at an annual interest rate of LIBOR + 2.25% (the “Revolving Credit Facility”) and (ii) an eight-year second lien credit agreement that provides for a $450.0 million secured term loan at LIBOR + 7.25% (with a LIBOR floor of 1%) (the “Second Lien Term Loan”). The Company incurred deferred financing costs in connection with the 2014 Credit Facilities of $68.0 million, which were recorded as a contra liability in the consolidated balance sheets.

Commencing on September 30, 2014, the First Lien Term Loan includes 1% principal amortization that is payable in equal quarterly installments, with any remaining balance payable on the final maturity date of May 6, 2021. The Second Lien Term Loan is due on the final maturity date of May 6, 2022. Amounts under the

Revolving Credit Facility are available to be borrowed and re-borrowed until its termination on May 6, 2019. As of December 31, 2017 and 2018, there was no outstanding balance under the Revolving Credit Facility. The Revolving Credit Facility accrues a commitment fee of 0.375-0.5% (0.25-0.5% after giving effect to the amendment in 2017) per annum on the unused balance.

In June and November 2016, the Company entered into incremental term loans of $300.0 million and $100.0 million, respectively, under the First Lien Term Loan as permitted by its 2014 Credit Facilities. The Company incurred aggregate financing costs in connection with these incremental term loans of approximately $4.7 million, which were recorded as a contra liability in the consolidated balance sheets. These incremental term loans have the same terms and conditions as the First Lien Term Loan.

In February 2017, the Company completed a refinancing of the First Lien Term Loan (the “Amended First Lien Term Loan”) reducing the annual interest rate 100 basis points to LIBOR + 3.25% (with a LIBOR floor of 1%). The Amended First Lien Term Loan maintains the same maturity date of May 6, 2021 and includes 1% principal amortization that is payable in equal quarterly installments, with any remaining balance payable at final maturity. With the exception of the new interest rate, the Amended First Lien Term Loan has similar terms and conditions to the First Lien Term Loan.

Additionally, in March 2017, the Company entered into an incremental term loan of $250.0 million under the Amended First Lien Term Loan as permitted by its 2014 Credit Facilities. The Company incurred financing costs in connection with this incremental term loan of approximately $2.4 million, which are recorded as a contra liability in the consolidated balance sheets. This incremental term loan has the same terms and conditions as the Amended First Lien Term Loan. Proceeds of $150.0 million were used to pay down a portion of the Second Lien Term Loan under the 2014 Credit Facilities.

In connection with the 2017 refinancing and the pay down, the Company wrote off an aggregate of approximately $2.1 million of unamortized debt discount and unamortized debt issuance costs, which are recorded to interest expense, net in the consolidated statement of operations.

In May 2018, the Company completed a refinancing of the First Lien Term Loan and Second Lien Term Loan (the “Amended First Lien Term Loan”), which resulted in increased borrowings of $306.4 million under the First Lien Term Loan and payment in full of the $300.0 million principal balance under the Second Lien Term Loan. The annual interest rate under the Amended First Lien Term Loan was reduced by 50 basis points to LIBOR + 2.75% and the maturity date of the Amended First Lien Term Loan was extended to May 18, 2025. The Amended First Lien Term Loan includes 1% principal amortization that is payable in equal quarterly installments, with any remaining balance payable at final maturity. With the exception of the new interest rate, the Amended First Lien Term Loan has similar terms and conditions to the First Lien Term Loan. Third-party transaction costs of $16.8 million were expensed.

Additionally, in May 2018, the Company completed a refinancing of the Revolving Credit Facility (the “Amended Revolving Credit Facility”) increasing amounts available for borrowing from $100.0 million to $200.0 million and extending the maturity date to May 18, 2023. Under the Amended Revolving Credit Facility, the First Lien Leverage Ratio requirements for achieving the best applicable revolver interest rate were adjusted from no more than 3.25-to-1 to no more than 4.0-to-1. With the exception of the revised interest rate requirements, the Amended Revolving Credit Facility has similar terms and covenants to the original Revolving Credit Facility.

The amended 2014 Credit Facilities contain a financial covenant that requires the Company to maintain a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA, as defined in the credit agreement, of no more than 7.5-to-1. The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings on the Revolving Credit Facility plus outstanding letters of credit exceeding $50.0 million that are not cash collateralized exceeds thirty-five percent (thirty percent prior to the refinancing completed in May 2018) of the total Revolving Commitments as measured on a quarterly basis, as defined in the credit agreement.

These covenants did not apply as of December 31, 2017 or 2018, as the Company did not utilize greater than thirty percent and thirty-five percent, respectively, of the borrowing capacity.

The Company had outstanding letters of credit under the 2014 Credit Facilities totaling $38.4 million and $35.9 million as of December 31, 2017 and 2018, respectively.

Zuffa Credit Facilities

In connection with the 2016 Zuffa acquisition, Zuffa entered into a first lien credit agreement (the “Zuffa First Lien Credit Agreement”) and a second lien credit agreement (the “Zuffa Second Lien Credit Agreement”; together the “Zuffa Credit Facilities”).

The Zuffa First Lien Credit Agreement consists of (i) a seven year secured term loan with an aggregate principal amount of $1.4 billion (the “Zuffa First Lien Term Loan”) and (ii) a five year secured revolving credit facility in an aggregate principal amount of up to $150.0 million, letters of credit in an aggregate face amount not in excess of $40.0 million and swingline loans in an aggregate principal amount not in excess of $15.0 million (collectively, the “Zuffa Revolving Credit Facility”). The Zuffa Second Lien Credit Agreement consists of an eight year secured term loan with an aggregate principal amount of $425.0 million (the “Zuffa Second Lien Term Loan”).

The Zuffa First Lien Term Loan bears interest at a rate of LIBOR + 4.0% (with a LIBOR floor of 1%). Commencing on December 31, 2016, the Zuffa First Lien Term Loan includes 1% principal amortization that is payable in quarterly installments with any remaining balance payable on the final maturity date of August 18, 2023. The Zuffa Second Lien Term Loan bears interest at the rate of LIBOR + 7.5% (with a LIBOR floor of 1%) and is payable and due on the final maturity date of August 18, 2024. Amounts under the Zuffa Revolving Credit Facility are available to be borrowed and re-borrowed until its termination on August 18, 2021. As of December 31, 2017 and 2018, there was no outstanding balance under the Zuffa Revolving Credit Facility. The Zuffa Revolving Credit Facility accrues a commitment fee of 0.25-0.5% per annum on the unused balance. The Zuffa Credit Facilities are secured by liens on substantially all of the assets of Zuffa.

Zuffa incurred financing costs in connection with the Zuffa Credit Facilities of approximately $54.7 million, which were recorded as a contra liability of $51.2 million and as a deferred cost of $3.5 million in the consolidated balance sheets.

In February 2017, Zuffa completed a refinancing of the Zuffa First Lien Term Loan (the “Amended Zuffa First Lien Term Loan”) reducing the annual interest rate 75 basis points to LIBOR + 3.25% (with a LIBOR floor of 1%). The Zuffa Amended First Lien Term loan maintains the same maturity date of August 18, 2023 and includes 1% principal amortization that is payable in quarterly installments, with any remaining balance payable at final maturity. With the exception of the new interest rate, the Amended Zuffa First Lien Term Loan has similar terms and conditions to the Zuffa First Lien Term Loan.

Additionally, in April 2017, Zuffa entered into an incremental $100.0 million term loan under the Zuffa First Lien Term Loan as permitted by the Zuffa Credit Facilities. This incremental term loan has the same terms and conditions as the Zuffa First Lien Term Loan.

The Zuffa Credit Facilities contain a financial covenant that requires Zuffa to maintain a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA as defined in the credit agreement of no more than 7-to-1 and of no more than 6.5-to-1 beginning on December 31, 2018. Zuffa is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings under the Zuffa Revolving Credit Facility plus outstanding letters of credit exceeding $10.0 million that are not cash collateralized exceeds thirty percent of the capacity of the Zuffa Revolving Credit Facility as measured on a quarterly basis, as defined in the credit agreement.

These covenants did not apply as of December 31, 2017 or 2018, as Zuffa did not utilize greater than thirty percent of the borrowing capacity.

At December 31, 2017 and 2018, Zuffa had no outstanding letters of credit under the Zuffa Credit Facilities.

Other debt

Receivables Purchase Agreement

In December 2018, IMG Media Limited (“IMG UK”) entered into a three year agreement to license certain sports broadcast rights to a customer. It also entered into an arrangement to monetize amounts invoiced under the agreement by transferring them to a third party on a nonrecourse basis. As IMG UK retained continuing involvement in the delivery of the invoiced services, the transferred amounts represent a sale of future revenue and were classified as debt. As of December 31, 2018, the debt outstanding under the arrangement was $115.2 million. The debt is accounted for under the effective interest method with principal reductions recognized as the Company performs under the rights agreement.

Endeavor Content Capital Facility

In June 2018, Endeavor Content Capital, LLC (“Endeavor Content Capital”), entered into a senior secured five-year $75.0 million revolving credit facility (the “Content Capital Facility”). The Content Capital Facility has an accordion feature to expand up to $250.0 million and matures on June 15, 2023.

The Content Capital Facility is being used by Endeavor Content Capital to finance the investment in and acquisition, development, production and exploitation of theatrical motion picture projects, television, digital programming and other associated projects. The Content Capital Facility is secured by a security interest in each respective financed project, a guaranty by the guarantor subsidiaries of Endeavor Content Capital, a pledge of any equity securities of associated investments, and a pledge of the equity in Endeavor Content Capital. Additionally, under the terms of the Content Capital Facility, the Company is required to hedge its foreign currency exposures on future production expenses denominated in foreign currencies.

As of December 31, 2018, Endeavor Content Capital has $5.9 million of borrowings outstanding and no letters of credit under the Content Capital Facility.

Zuffa Secured Commercial Loans

In October 2018, Zuffa entered into two loan agreements totaling $40.0 million to finance the purchase of a building and its adjacent land (“Zuffa Secured Commercial Loans”). The Zuffa Secured Commercial Loans have identical terms except one loan is secured by a deed of trust for the Zuffa’s headquarters building and underlying land in Las Vegas and the other loan is secured by a deed of trust for the newly acquired building and its adjacent land, also located in Las Vegas. The Zuffa Secured Commercial Loans bear interest at a rate of LIBOR + 1.62% (with a LIBOR floor of 0.88%) and principal amortization of 4% is payable in monthly installments with any remaining balance payable on the final maturity date of November 1, 2028.

The Zuffa Secured Commercial Loans contain a financial covenant that requires Zuffa to maintain a Debt Service Coverage Ratio of consolidated debt to Adjusted EBITDA as defined in the loan agreements of no more than 1.15-to-1 as measured on an annual basis. As of December 31, 2018, Zuffa was in compliance with its financial debt covenant under the Zuffa Secured Commercial Loans.

Debt Maturities

The Company will be required to repay the following principal amounts in connection with its debt obligations (in thousands):

Years Ending December 31,
2019	$113,822
2020	100,786
2021	66,310
2022	46,573
2023	1,420,241
Thereafter	2,983,518

Total	$4,731,250

2014 Credit Facilities and Zuffa Credit Facilities

The 2014 Credit Facilities and the Zuffa Credit Facilities restrict the ability of certain subsidiaries of the Company to make distributions and other payments to the Company. These restrictions do include exceptions for, among other things, (1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to maintain parent entities, (4) other specific allowable situations and (5) a general restricted payment basket. As of December 31, 2017, Endeavor Operating Company, LLC holds cash of $291.2 million, short term deposits of $120.0 million and liabilities for prior acquisition consideration and equity buyback of $63.4 million and $88.0 million, respectively. As of December 31, 2018, Endeavor Operating Company, LLC holds cash of $0.2 million; liabilities for prior acquisition consideration, equity buyback and accrued distributions of $65.9 million, $43.5 million and $37.5 million, respectively; and liabilities and redeemable equity for unit put rights of $68.5 million. Otherwise, Endeavor Operating Company, LLC has no material separate cash flows or assets or liabilities other than the investments in its subsidiaries. All its business operations are conducted through its operating subsidiaries; it has no material independent operations. Endeavor Operating Company, LLC has no other material commitments or guarantees. As a result of the restrictions described above, substantially all of the subsidiaries’ net assets are effectively restricted in their ability to be transferred to Endeavor Operating Company, LLC.

As of December 31, 2017 and 2018, the Company’s 2014 Credit Facilities and Zuffa’s Credit Facilities had an estimated fair value of $4.7 billion and $4.2 billion, respectively. The estimated fair values of the Company’s 2014 Credit Facilities and Zuffa’s Credit Facilities are based on quoted market values for the debt. Since the 2014 Credit Facilities and Zuffa’s Credit Facilities do not trade on a daily basis in an active market, fair value estimates are based on market observable inputs based on quoted market prices and borrowing rates currently available for debt with similar terms and average maturities, which are classified as Level 2 under the fair value hierarchy.

12.	MEMBERS’ EQUITY

Pursuant to the terms of the Operating Agreement, the business and affairs of the Company are managed, operated, and controlled by a board of directors (the “Board”). Subject to the terms of the Operating Agreement, all voting power and management rights of the Company are vested in the Board. The Company has three principal classes of membership interests outstanding: Common Units (Class A), Profits Units and Investment Incentive Units. Other than the rights of Holdco and Silver Lake Partners to appoint the members of the Board (subject to certain ownership thresholds), the owners of the membership interests generally do not have voting rights.

As of December 31, 2017 and 2018, 100 Investment Incentive Units were issued and outstanding and held by Holdco, and represent preference amounts that would be allocated to Investment Incentive unitholders in a sale of certain investments. No income has been allocated in respect of these Investment Incentive Units, as there have been no material sales of such investments underlying such Investment Incentive Units.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely attributable to the Company, and no member shall be personally obligated for any such debt, obligation or liability of the Company.

Common Units

The Company had 2,055,292,793 and 2,120,552,920 Class A Common Units issued and outstanding as of December 31, 2017 and 2018, respectively (including units that were issued effective first quarter of 2018 and 2019 in respect of certain distributions relating to 2017 and 2018, respectively). The Class A Common Units are held by Holdco, Silver Lake Partners, and other investors. The Class A Common Units have no par value assigned to them.

During the years ended December 31, 2016, 2017 and 2018, the Company issued Class A Common Units for cash investments as follows (dollar amounts in thousands):

	Years Ended December 31,
	2016	2017	2018
Class A Common Units issued	234,540,961	508,214,778	170,160,524
Cash contributions	$481,750	$1,264,081	$425,000

During the years ended December 31, 2016, 2017 and 2018, total costs incurred for the equity issuances were $6.8 million, $3.2 million and $12.3 million, respectively, which were netted against the proceeds received.

In June 2018, the Company repurchased and cancelled 127,978,520 Class A Common Units from an investor for a total price of $319.6 million, which was based on the fair value of the units.

Additionally, during the year ended December 31, 2017, the Company repurchased and cancelled 142,213,654 vested Class A Common Units and Profits Units from certain senior executives for an aggregate purchase price of $330.0 million, which was based on the fair value of the units. Of the total units repurchased, 55,520,912 were Class A Common Units.

Profits Units

The Company has 317,336,645 and 315,115,621 Profits Units issued and outstanding as of December 31, 2017 and 2018, respectively. Other than certain Profits Units held by key executives, Profits Units are not entitled to participate in operating distributions unless otherwise elected by the Board. Certain Profits Units are designated as Catch-Up Profits Units and are entitled to certain “catch up” distributions once the distribution threshold applicable to such Catch-Up Profits Units has been met. All Profits Units have no par value assigned to them.

As noted above, the Company repurchased 142,213,654 vested Class A Common Units and Profits Units from certain senior executives during the year ended December 31, 2017. Of the total units repurchased, 86,692,742 were Profits Units.

Non-controlling Interests

During the year ended December 31, 2017, the Company purchased additional common ownership interests in Zuffa by, both directly and indirectly, purchasing the Class B Common Units of certain existing equity holders of Zuffa for $373.7 million, which included the Company exercising its call option to purchase a portion of a rollover seller’s Class B Common Units for $18.8 million (Note 13). These transactions were accounted for as equity transactions with non-controlling interests and accordingly, no gain or loss was recognized in the Company’s consolidated statement of operations. The carrying amount of the respective non-controlling interest was adjusted to reflect the change in ownership interest. The difference between the fair value of the consideration paid and the amount by which the non-controlling interests was adjusted, which total $112.8 million, was recognized in the Company’s members’ equity. After giving effect to these transactions, the Company’s common ownership interest in Zuffa is 50.1%.

As part of the acquisition of Zuffa in August 2016, Zuffa issued preferred equity in the form of Class P Units. The holders of Class P Units are entitled to a cumulative distribution at an annual rate of 13.0%, payable quarterly in arrears by compounding to the liquidation preference (the “preferred return”). The holders of the Class P Units have the option after the fifth anniversary to switch the rate of the preferred return from the fixed rate of 13.0% to a floating rate of 10.0% plus the five year treasury rate. The fixed rate of 13.0% and the fixed portion of the floating rate of 10.0% increases incrementally by 1.0% after the seventh anniversary, 1.0% after the eighth anniversary and 0.5% after the ninth anniversary. After the third, fourth and fifth anniversary, Zuffa may elect to redeem any or all of the outstanding Class P Units at an amount per unit equal to the then current liquidation preference plus a redemption premium of 105%, 102.5%, and 100%, respectively. During the period from acquisition to December 31, 2016 and for the years ended December 31, 2017 and 2018, the Company recorded the cumulative preferred return of $17.3 million, $51.0 million and $57.5 million, respectively, to members’ equity in the consolidated balance sheets.

Equity Buyback

During the year ended December 31, 2017, the Company completed a unit buyback, which was approved by the Board. The buyback included a repurchase of 103,551,945 total vested Class A Common Units and Profits Units for $149.0 million, which was based on the fair value of the units. The Company recorded $70.2 million to equity and $69.6 million to equity-based compensation expense during the year ended December 31, 2017. The payments under the unit buyback were primarily paid in three equal installments with payments made in March 2017, first quarter of 2018 and first quarter of 2019. As of December 31, 2018, the Company’s short-term liability for the remaining third payment due under the unit buyback was $43.5 million, which was recorded as other current liabilities in the consolidated balance sheet.

13.	REDEEMABLE NON-CONTROLLING INTERESTS

China

In June 2016, the Company received a contribution of $75.0 million from third parties in a newly formed subsidiary of the Company that was formed to expand the Company’s existing business in China. Costs incurred for this contribution were $6.9 million and were recognized as a reduction of the proceeds. This contribution gave the non-controlling interests holders approximately 34% ownership of the subsidiary. The holders of the non-controlling interests have the right to put their investment to the Company at any time following the sixth anniversary of the investment for fair market value. As of December 31, 2017 and 2018, the estimated redemption value was $123.0 million and $118.3 million, respectively.

In March 2018, the Company entered into an agreement for an additional contribution in its existing subsidiary in China. The total additional contribution is $125.0 million, of which $12.5 million is the Company’s funding obligation and $112.5 million is the existing non-controlling interests’ funding obligation. This contribution will be funded if and when called by the board of directors of the subsidiary; however, if the full funding has not been called by September 2019, any remaining portion of the $125.0 million investment will be funded at that time.

Zuffa

In July 2018, the Company received a contribution of $9.7 million by third parties (the “Russia Co-Investors”) in a newly formed subsidiary of the Company (the “Russia Subsidiary”) that was formed to expand the Company’s existing business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this contribution provide the Russia Co- Investors with a put option to sell their ownership in the Russia Subsidiary five years and six months after the consummation of the contribution. The purchase price of the put option is the greater of the total investment amount, defined as the Russia Co-Investors’ cash contributions less cash distributions, or fair value. As of December 31, 2018, the estimated redemption value was $9.7 million.

In connection with the acquisition of Zuffa in 2016, the terms of the Zuffa operating agreement provided a rollover seller with a put option to sell $15.0 million of their ownership of Zuffa’s Class B Common Units two years after the consummation of the purchase agreement. The Company also had a call option to buy this ownership one year after the consummation of the purchase agreement. The purchase price of the options was equal to $15.0 million plus a 15% annual internal rate of return for the put option and a 25% internal rate of return for the call option. In August 2017, the Company exercised its call option for $18.8 million (Note 12).

Frieze

In connection with the acquisition of Frieze in 2016, the terms of the agreement provide the sellers with a put option to sell their remaining 30% interest after fiscal year 2020. The Company also has a call option to buy the remaining 30% interest after fiscal year 2020 or upon termination of employment of the sellers who continued to be employees of Frieze after the acquisition. The price of the put and call option is equal to Frieze’s prior year’s EBITDA multiplied by 7.5, which is estimated at $16.4 million and $15.9 million as of December 31, 2017 and 2018, respectively.

14.	EQUITY-BASED COMPENSATION

The Board grants various awards to certain employees and service providers for their time and commitment to the Company. The awards are designed to share in the equity value appreciation of the Company and are granted under various plans either directly by the Company, a Company subsidiary or indirectly through various management holdco entities. Awards granted are in the form of common units, profits units or an equivalent to a profits unit (membership interest or phantom unit) that corresponds to common units or profits units as applicable. Additionally, the boards of certain consolidated subsidiaries grant awards through plans in the form of profits units or phantom units that corresponds to profits units, designed to share in the equity value appreciation of each respective subsidiary.

The following table summarizes the Company’s plans, entities and awards authorized as of December 31, 2018:

Plan	Entities	Awards	Total Units Authorized As of December 31, 2018
Management Awards	WME Iris Management Holdco, LLC WME Iris Management Holdco II, LLC WME Iris Management III Holdco, LLC WME Iris Management IV Holdco, LLC WME Iris Management V Holdco, LLC	Profits Units & Phantom Units	348,176,864
SCP Awards	WME IMG SCP, LLC	Profits Units & Phantom Units	20,763,316
WME Holdco Awards	WME Holdco, LLC	Membership Units, Profits Units & Phantom Units	665,247,103
UFC Management Awards	UFC Management Holdco, LLC	Profits Units & Phantom Units	216,254

Equity-based compensation by plan and total amounts included in selling, general and administrative expenses were as follows (in thousands):

	Years Ended December 31,
	2016	2017	2018
Management Awards	$24,979	$36,325	$41,853
SCP Awards	11,925	11,785	203
WME Holdco Awards	35,159	94,944	95,491
UFC Management Awards	16,116	13,345	11,107
Other various subsidiaries awards	—	846	1,190

Total equity-based compensation expense(1)	$88,179	$157,245	$149,844

(1)	Includes $0.5 million, and $3.2 million, and $0.7 million of expense from discontinued operations for the years ended December 31, 2016, 2017 and 2018, respectively.

During the years ended December 31, 2016, 2017 and 2018, the Company modified certain award agreements primarily for the acceleration of vesting of units and adjustment to the Company’s optional repurchase price. The Company recorded additional equity-based compensation expense of $5.1 million, $2.3 million and $65.3 million, respectively, for these modifications.

The terms of each award, including vesting, forfeiture and repurchase terms, are fixed by the Board. Key grant terms include the following: (a) time-based vesting over two to five year period or fully vested at grant; (b) certain vesting acceleration upon the Company’s attainment of certain equity value thresholds and a qualifying sale transaction and (c) no repurchase or optional repurchase by the Company of all or part of any vested interests retained following termination of employment or service for 50% to 100% of fair market value. Terms of some awards granted also include performance-based vesting at graduated levels upon the Company’s attainment of certain EBITDA thresholds as measured on certain dates or of certain equity value thresholds as measured upon certain events.

The Company estimates the fair value of each award on the date of grant using a Black-Scholes option pricing model. Management is required to make certain assumptions with respect to selected model inputs. Expected volatility is based on comparable publicly traded companies’ stock movements. The expected life represents the period of time that the respective awards are expected to be outstanding. The risk free interest rate is based on the U.S. treasury yield curve in effect at the time of grant. The key assumptions used for units granted in the years ended December 31, 2016, 2017 and 2018 are as follows:

	Risk-free Interest Rate	Expected Volatility	Expected Life (in years)	Expected Dividend Yield
Management, SCP & WME Holdco Awards
Year Ended December 31, 2016	0.61%-1.50%	40%-45%	1 to 5	0%
Year Ended December 31, 2017	0.86%-2.04%	40%-50%	1 to 5	0%
Year Ended December 31, 2018	1.99%-2.94%	35%-37.5%	1 to 5	0%
UFC Management Awards
Year Ended December 31, 2016	2.10%	40%	5	0%
Year Ended December 31, 2017	1.82%-2.10%	35%-40%	4.25 to 5	0%

The following table summarizes the award activity for the year ended December 31, 2018:

	Time Vested Management		Performance Vested Management		Time Vested SCP		Time Vested WME Holdco		Time Vested UFC
	Units	Value*	Units	Value*	Units	Value*	Units	Value*	Units	Value*
Outstanding at January 1, 2018	220,284,435	$0.45	100,767,854	$0.22	20,763,316	$0.43	324,243,301	$0.71	216,254	$268.16
Granted	18,452,819	$0.45	—	$—	—	$—	—	$—	—	$—
Exercised	—	$—	—	$—	—	$—	—	$—	—	$—
Forfeited or expired	(12,939,449)	$0.13	(5,773,473)	$0.09	(397,464)	$0.43	(16,289,721)	$1.01	—	$—

Outstanding at December 31, 2018	225,797,805	$0.47	94,994,381	$0.23	20,365,852	$0.43	307,953,580	$0.70	216,254	$268.16

Expected to vest at December 31, 2018	225,797,805	$0.47	90,071,217	$0.24	20,365,852	$0.43	307,953,580	$0.70	216,254	$268.16

*	Weighted average grant date fair value

As of December, 31, 2018, total unrecognized compensation cost for unvested awards and the related remaining weighted average period for expensing is summarized below:

	Unrecognized Compensation Costs (in thousands)	Period Remaining (in years)
Management Awards	$47,808	2.4
WME Holdco Awards	2,380	1.0
UFC Management Awards	17,790	2.0
Various subsidiaries awards	2,210	1.0-4.0

During 2018, the Company entered into arrangements with certain senior executives, whereby these individuals can elect to sell vested equity interests to the Company for payments up to $68.5 million. These rights are exercisable in January 2021. The Company has applied modification accounting as these put rights amended previously issued equity interests that were initially classified as liabilities and equity. The equity interests that were originally classified as equity have been reclassed to temporary equity, the mezzanine section between total liabilities and members’ equity on the consolidated balance sheet, because the exercise of the put option is outside the Company’s control. The fair value of the put rights as of December 31, 2018 totaled $68.5 million, with $24.8 million recorded in other long-term liabilities and $43.7 million recorded in redeemable equity.

15.	EMPLOYEE BENEFITS

Qualified Retirement Plan

The Company sponsors a profit-sharing plan with a 401(k) feature (the “WME IMG Profit Sharing and 401(k) Plan”, or the “Plan”) for eligible employees of the Company. Employees are eligible to begin making 401(k) elective deferrals into the Plan after 3 months of service. Under the Plan, the Company may also make discretionary profit-sharing contributions to the Plan. The Company is not required to make discretionary profit-sharing contributions in any year. Employees may be eligible to receive profit-sharing contributions after completing 2 years of service with the Company, provided the employee is employed on the last day of the plan year. In addition, certain non-U.S. employees are covered by defined contribution government sponsored and administered programs. Contribution charges for the profit-sharing and defined contribution plans, which approximates actual cash contributions made, were $12.4 million, $13.4 million and $16.8 million during the years ended December 31, 2016, 2017 and 2018, respectively.

16.	INCOME TAXES

The Company is a LLC, which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s U.S. and foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Act. The primary impact of the Tax Act is the reduction in the corporate income tax rate from 35% to 21% effective January 1, 2018. The Company recorded a net deferred tax benefit of $5.4 million for the year ended December 31, 2017 related to the Tax Act.

Loss from continuing operations before income taxes and equity earnings (losses) of affiliates includes the following components (in thousands):

	Years Ended December 31,
	2016	2017	2018
United States	$(272,722)	$(367,518)	$(285,918)
Foreign	65,328	56,170	(41,182)

Total	$(207,394)	$(311,348)	$(327,100)

The income tax provision (benefit) consists of the following (in thousands):

	Years Ended December 31,
	2016	2017	2018
Current:
U.S. federal, state, and local	$(167)	$11,865	$11,322
Foreign	30,081	56,680	35,554

Total current	29,914	68,545	46,876
Deferred:
U.S. federal, state, and local	(5,179)	(92,327)	27,636
Foreign	(7,782)	(6,042)	13,723

Total deferred	(12,961)	(98,369)	41,359

Total provision for (benefit from) income taxes	$16,953	$(29,824)	$88,235

The Company’s effective tax rate for the years ended December 31, 2016, 2017 and 2018 was (8.2%), 9.6% and (27.0%), respectively. The effective income tax rate based on the actual provision shown in the consolidated statements of operations differs from the U.S. statutory federal income tax rate as follows (in thousands):

	Years Ended December 31,
	2016	2017	2018
U.S. federal statutory income tax rate	35%	35%	21%
Income tax benefit at U.S. federal statutory rate	$(72,588)	$(108,972)	$(68,691)
Partnership loss not deductible for tax	81,611	109,458	65,115
Tax impact of foreign operations	(2,376)	(10,119)	(20,162)
Permanent differences	16,836	34,754	4,911
Deferred impact of federal tax rate change	—	(5,360)	—
Worthless stock deduction	—	—	(8,773)
Investment in partnership	—	—	27,376
UK hybrid limitation	—	12,075	25,555
Withholding tax	14,310	31,293	27,382
Foreign tax credit, net of expiration	(3,962)	(21,657)	2,004
Impact of intercompany adjustments	(6,069)	—	—
Corporate joint venture	8,600	—	—
Dual consolidated loss recapture	17,812	—	—
Valuation allowance	(35,496)	(76,475)	16,826
Unrecognized tax benefits	(4,135)	4,208	4,658
U.S. state and local taxes	1,677	1,843	11,194
Other	733	(872)	840

Total provision for (benefit from) income taxes	$16,953	$(29,824)	$88,235

Principal components of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2017	2018
Deferred tax assets:
Allowance for doubtful accounts	$1,606	$2,122
Compensation and severance	6,523	7,860
Net operating loss, capital loss and tax credits carried forward	171,751	216,240
Property and equipment	6,794	10,772
Currency translation adjustments	5,008	9,229
Other	9,240	7,969

Total gross deferred tax assets	200,922	254,192
Less valuation allowance	(138,444)	(208,520)

Total deferred tax assets	62,478	45,672
Deferred tax liabilities:
Intangible assets	(92,453)	(90,077)
Investments	(8,197)	(49,406)
Loss contracts	—	(16,669)
Other	(7,727)	(5,220)

Total gross deferred tax liabilities	(108,377)	(161,372)

Net deferred tax liabilities	$(45,899)	$(115,700)

Of the $45.9 million and $115.7 million of deferred tax liabilities as of December 31, 2017 and 2018, $52.4 million and $117.2 million, respectively, were recorded in other long-term liabilities and $6.5 million and $1.5 million, respectively, were recorded in other assets in the consolidated balance sheets.

As of December 31, 2017 and 2018, the Company had federal net operating loss carryforwards of $205.8 million and $352.0 million, respectively, of which $341.6 million expire in years 2022 through 2037 and $11.4 million have an indefinite carryforward period. The Company also had $3.9 million and no federal capital loss carryforwards as of December 31 2017 and 2018, respectively. In addition, as of December 31, 2017 and 2018, the Company has foreign tax credit carryforwards of $112.6 million and $110.5 million, respectively, which expire in years 2019 through 2028. As of December 31, 2017 and 2018, the Company has foreign net operating losses of $27.4 million and $80.8 million, respectively, which expire over various time periods ranging from 5 years to no expiration and foreign capital loss carryforwards of $9.7 million and $9.2 million, respectively, which have no expiration. As of December 31, 2017 and 2018, the Company also has state net operating losses which will generate a tax benefit of $11.9 million and $17.4 million, respectively, and expire in years 2019 through 2038.

During 2017, the Company reversed net valuation allowances of $50.2 million, primarily related to the Company’s assessment of the realizability of its net U.S. deferred tax assets, exclusive of deferred tax liabilities on indefinite-lived intangibles. During 2018, the Company increased its valuation allowance by $70.1 million. Of the $50.2 million and $(70.1) million, respectively, net valuation allowance movement in 2017 and 2018, $76.5 million and $(16.8) million were recorded in the current year provision for income taxes, $(0.6) million and $0.6 million were recorded in other comprehensive loss, and $(25.7) million and $(53.9) million were recorded as a result of acquisitions in 2017 and 2018.

Due to the Company’s structure, the portion of unremitted earnings of non-U.S. corporate subsidiaries, which are deemed to be indefinitely reinvested outside of the U.S., are not significant to the consolidated financial statements.

As of December 31, 2017 and 2018, the Company had unrecognized tax benefits of $18.8 million and $22.8 million, respectively, of which $16.9 million and $21.8 million would affect the Company’s effective tax rate upon resolution of the uncertain tax positions, respectively. As of December 31, 2017 and 2018, the Company had recorded the gross amount of interest related to unrecognized tax benefits of $1.5 million and $1.8 million, respectively. During 2018, the Company increased the amount of unrecognized tax benefits by $9.7 million during the year of which $8.8 million was recorded through the tax provision and $0.9 million was recorded through purchase accounting. The balance decreased by $5.6 million related to the expiration of related statute of limitations. The Company is not aware of any items during the next twelve-month period that would materially change the amount of gross unrecognized tax benefits recorded as of December 31, 2018.

The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. As of December 31, 2018, with few exceptions, the Company is subject to review by U.S. federal taxing authorities for the years 2009 through 2018 and is no longer subject to examination by state and local and foreign income tax authorities for periods prior to 2012.

17.	REVENUE

The following table presents the Company’s revenue disaggregated by primary revenue sources for the year ended December 31, 2018 (in thousands):

	Years Ended December 31, 2018
	Entertainment & Sports	Representation	Endeavor X	Total
Media rights	$917,720	$—	$—	$917,720
Media production, distribution and content	200,447	284,737	66,466	551,650
Events and performance	1,154,778	—	—	1,154,778
Talent, brand and IP representation	—	1,021,886	—	1,021,886
Eliminations	—	—	—	(32,556)

Total	$2,272,945	$1,306,623	$66,466	$3,613,478

There was no revenue recognized from performance obligations satisfied in prior periods.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of December 31, 2018 (in thousands) and their expected timing of revenue recognition. The transaction price related to these future obligations does not include any variable consideration.

Years Ending December 31,
2019	$1,363,038
2020	1,282,879
2021	725,849
2022	435,053
2023	409,267
Thereafter	484,146

$4,700,232

Contract Liabilities

The Company records deferred revenue when cash payments are received or due in advance of its performance. The Company’s deferred revenue balance primarily relates to advance payments received related to advertising and sponsorship agreements, event advanced ticket sales and performance tuition. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the consolidated balance sheets.

The following table presents the Company’s contract liabilities as of December 31, 2017 and 2018 (in thousands):

Description	Balance at Beginning of Year	Additions	Deductions	Foreign Exchange	Balance at End of Year
Deferred revenue - current	$235,966	$1,441,465	$(1,182,310)	$(12,075)	$483,046
Deferred revenue - noncurrent	$800	$4,302	$(1,113)	$188	$4,177

18.	SEGMENT INFORMATION

As of December 31, 2017 and 2018, the Company has three operating and reportable segments: Entertainment & Sports, Representation and Endeavor X. The Company also reports the results for the

“Corporate and other” group. The reportable segments are separately managed because each requires different competencies and strategies. Segment information is prepared on the same basis that our chief operating decision maker manages the segments, evaluates financial results and makes key operating decisions.

Entertainment & Sports consists of providing services to a diverse portfolio of live events annually, including in the sports, fashion, culinary, arts and lifestyle categories. The Company owns and operates many of these events and operates other events on behalf of third parties. The Entertainment & Sports segment includes the results of UFC and Professional Bull Riders. The Company also owns and operates the IMG Academy, an academic and sports training institution. Additionally, the Company produces and distributes sports video programming.

Representation consists of providing services to a diverse group of talent across entertainment, sports and fashion, including actors, directors, writers, athletes, models, musicians and other artists, in a variety of mediums, such as film, television, art, books and live events. The Company’s brand representation business provides brand strategy, digital marketing, public relations, activation, research and insights and experiential marketing services to various brands. Also, the Company provides intellectual property licensing services to a large portfolio of entertainment, sports and corporate brands. Additionally, the Company provides development, financing, sales and advisory services for television properties, documentaries and films, as well as production services for non-scripted entertainment.

Endeavor X is a portfolio of digitally focused businesses offering direct-to-consumer and business-to-business offerings, which includes streaming services and strategic investments including investments in early stage ventures.

Corporate and other primarily consists of overhead, personnel costs and costs associated with corporate initiatives that are not fully allocated to the segments. Such expenses include compensation and other benefits for corporate office employees, rent, professional fees related to internal control compliance and monitoring, financial statement audits and legal, information technology and insurance that is managed through the Company’s corporate office.

The profitability measure employed by the Company’s chief operating decision maker for allocating resources and assessing operating performance is Adjusted EBITDA. EBITDA is generally adjusted for equity-based compensation; merger, acquisition and earn-outs; certain legal costs; restructuring, severance and impairment charges; a non-cash fair value adjustment and certain other items. All segments follow the same accounting policies as described in Note 2. Revenue by geographic area is based on the location of the legal entity that sells the services.

Asset information by segment is not provided to the Company’s chief operating decision maker as that information is not used in the determination of resource allocation or in assessing the performance of the Company’s segments. A significant portion of the Company’s assets represent goodwill and intangible assets arising from business combinations.

Summarized financial information for the Company’s reportable segments is shown in the following tables (in thousands):

Revenue

	Years Ended December 31,
	2016	2017	2018
Entertainment & Sports	$1,470,909	$1,989,079	$2,272,945
Representation	895,050	1,035,832	1,306,623
Endeavor X	1,001	350	66,466
Eliminations	—	(5,145)	(32,556)

Total consolidated revenue	$2,366,960	$3,020,116	$3,613,478

Reconciliation of segment profitability

	Years Ended December 31,
	2016	2017	2018
Entertainment & Sports	$341,032	$467,193	$439,484
Representation	219,155	239,274	335,226
Endeavor X	(25,347)	(18,896)	(45,312)
Corporate and other	(179,695)	(171,468)	(178,312)

Adjusted EBITDA	355,145	516,103	551,086
Reconciling items:
Equity losses of affiliates	11,519	2,214	9,397
Interest expense, net	(197,707)	(261,226)	(277,200)
Depreciation and amortization	(175,134)	(341,144)	(365,959)
Equity-based compensation expense	(87,644)	(153,997)	(149,138)
Merger, acquisition and earn-out costs	(75,525)	(55,202)	(66,577)
Certain legal costs	481	(21,292)	(26,677)
Restructuring, severance and impairment	(26,502)	(12,313)	(38,363)
Fair value adjustment – equity investments	—	—	67,318
Other	(12,027)	15,509	(30,987)

Loss from continuing operations before income taxes and equity earnings of affiliates	$(207,394)	$(311,348)	$(327,100)

Revenue by geographic area

	Years Ended December 31,
	2016	2017	2018
United States	$1,675,184	$2,292,322	$2,543,925
United Kingdom	455,843	485,268	823,524
Rest of world	235,933	242,526	246,029

Total revenue	$2,366,960	$3,020,116	$3,613,478

Long-lived assets by geographic area

	December 31,
	2017	2018
United States	$381,454	$496,629
United Kingdom	57,636	58,809
Rest of world	8,152	10,179

Total long-lived assets	$447,242	$565,617

19.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office facilities, equipment and vehicles. Future annual rental commitments under non-cancelable operating leases for the years ending December 31 are as follows (in thousands):

2019	$84,434
2020	76,748
2021	73,838
2022	73,407
2023	73,186
Thereafter	299,699

$681,312

Lease expense was $64.7 million, $80.7 million and $83.8 million for the years ended December 31, 2016, 2017 and 2018, respectively, and was classified within selling, general and administrative expenses in the consolidated statements of operations.

Other Guarantees and Commitments

The following is a summary of the Company’s annual commitments under certain guaranteed agreements as of December 31, 2018 (in thousands):

	Payments due by period
	Total	2019	2020-2021	2022-2023	After 2023
Purchase/guarantee agreements	$4,133,352	$1,132,040	$1,875,990	$716,527	$408,795
Payment to members/employees	349,006	167,704	164,769	15,845	688

Total	$4,482,358	$1,299,744	$2,040,759	$732,372	$409,483

Purchase/Guarantee Agreements

The Company routinely enters into purchase or guarantee arrangements for event, media or other representation rights as well as for advancements for content production or overhead costs with various organizations. Subsequent to December 31, 2018, the Company’s commitments increased $45.6 million as a result of entering into new arrangements and amending certain existing agreements.

Payments to members/employees

Certain members receive guaranteed payments from the Company under contracts through 2024. These payments are made through periodic draws and annual profit-sharing contributions. The Company is also obligated to a substantial number of its employees under employment agreements that expire at various dates through 2023. Subsequent to December 31, 2018, the Company has made additional annual commitments under guaranteed payment contracts to members and increased its commitments under employment agreements by $125.8 million.

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, including those discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

An employee of the Company is one of several individuals and entities named in a complaint by India’s Director of Enforcement (“DE”), initially filed in January 2015, alleging violations of the Foreign Exchange Management Act (“FEMA”). The complaint alleges that the employee participated as an advisor in a series of transactions in 2009 that were completed by and on behalf of a client, the Board of Control for Cricket in India (the “BCCI”), and that contravened two provisions of FEMA. The subject transactions were pursued under the direction and control of one of the BCCI’s board members. The Company is not alleged to have possessed any funds improperly or to have made or received any of the payments that are alleged to have violated FEMA. The Company is cooperating with the DE’s investigation which, at present, is in its early stages.

In July 2017, the Italian Competition Authority issued a decision opening an investigation into alleged breaches of competition law in Italy, involving inter alia IMG, and relating to bidding for certain media rights of the Serie A and Serie B football leagues. In April 2018, the European Commission conducted on-site inspections at a number of companies that are involved with sports media rights, including the Company. The inspections are a part of an ongoing investigation into the sector and into potential violations of certain antitrust laws that may have taken place within it. The Company is currently investigating these matters and is cooperating with regulators with respect to their investigations. The Company may be subject in the future to civil, regulatory and other claims with respect to these matters.

Zuffa has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California between December 2014 and March 2015 by a total of eleven former UFC fighters. The complaints in the five lawsuits are substantially identical. Each alleges that Zuffa violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional MMA bouts and monopolizing the alleged market for elite professional MMA Fighters’ services. Plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. The Company believes the lawsuits are meritless and therefore intends to defend itself vigorously against the allegations in the complaints.

20.	RELATED PARTY TRANSACTIONS

The Company has the following total related party transactions as of December 31, 2017 and 2018 and for the years ended December 31, 2016, 2017 and 2018 (in thousands):

	December 31,
	2017	2018
Other current assets	$11,072	$56,288
Other assets	—	1,400
Other current liabilities	3,608	10,632

	Years Ended December 31,
	2016	2017	2018
Revenue	$23,344	$31,809	$21,782
Direct operating costs	9,726	14,068	6,543
Selling, general and administrative expenses	313	3,307	11,887

As of December 31, 2018, the Company has an equity-method investment in EuroLeague Ventures S.A. (“EuroLeague”), a related party. The Company is paid a management fee to compensate it for representation and technical services it provides to EuroLeague in relation to the distribution of media rights. The Company also provides production services to EuroLeague for an additional fee. For the years ended December 31, 2016, 2017 and 2018, the Company recognized revenue of $2.5 million, $12.5 million and $15.8 million, respectively. In addition, the Company procures a license for gaming rights from EuroLeague. For the years ended December 31, 2016, 2017 and 2018, the Company recognized direct operating costs of $1.4 million, $3.4 million and $2.6 million, respectively. At December 31, 2017 and 2018, the Company had a receivable of $1.6 million and $5.9 million, respectively, and a payable of $2.6 million and $3.1 million, respectively.

Prior to December 31, 2017, the Company had an equity-method investment in PGA European Tour Productions Ltd. (“ETP”), a related party. Effective as of December 31, 2017, the Company sold its 50% interest in ETP to PGA European Tour (“PGAET”). The Company and PGAET also entered into a 20 year agreement effective January 1, 2018 in which ETP engaged the Company to produce and deliver audio-visual content in respect of certain PGAET events, to act as a sales and marketing agent for certain PGAET and ETP media rights and to provide certain betting-related services to the PGAET and ETP. Prior to the sale, the Company was paid a management fee to compensate it for production and distribution services it provided to ETP for the PGAET. In addition, any costs incurred by the Company on behalf of ETP were recharged to and fully reimbursed by ETP. For the years ended December 31, 2016 and 2017, the Company recognized revenue of $15.4 million and $14.5 million, respectively. In addition, the Company procured production services from ETP. For the years ended December 31, 2016 and 2017, the Company recognized direct operating costs of $2.9 million and $3.8 million, respectively.

The Company has a contingent consideration liability pertaining to Zuffa (Note 10), of which $6.3 million and $6.6 million is due to an officer of Zuffa as of December 31, 2017 and 2018, respectively.

As of December 31, 2018, the Company has an equity-method investment in Learfield IMG College (Note 4), in which Learfield IMG College owes the Company $39.7 million for a working capital adjustment from the merger.

21.	SUBSEQUENT EVENTS

Subsequent events were evaluated through April 3, 2019, the date the consolidated financial statements were originally issued, and April 30, 2019, as it relates to the sale of Droga5 and the amendment of the Zuffa First Lien Credit Agreement and Revolving Credit Facility.

In January 2019, the Company issued and sold 160,151,081 Class A Common Units to certain current investors for total capital contributions of $470.0 million. Additionally, the Company repurchased and cancelled 160,151,081 Class A Common Units from an investor for a total price of $475.0 million.

In March 2019, Zuffa redeemed 23,070.97 vested Profits Units from a senior executive for an aggregate purchase price of $24.4 million, which was based on the fair value of the units.

In March 2019, the Company extended a contract with The Walt Disney Company’s Direct-to-Consumer and International segment and ESPN (“ESPN”) for the exclusive license to media rights in the United States by two years making the revised term of the agreement January 1, 2019 to December 31, 2025. The Company also entered into a new contract where ESPN becomes the exclusive distributor of residential pay-per-view events in the United States through their direct-to-consumer subscription streaming service ESPN+ for a fixed license fee. The term of this agreement is April 1, 2019 to December 31, 2025.

In March 2019, the Company and other owners of Droga5 signed a definitive agreement to sell their interests in Droga5 to Accenture LLP for approximately $233 million, subject to customary adjustments such as working capital adjustments. The sale closed on April 30, 2019, and at closing, the Company received cash consideration of $206.8 million, which amount is subject to customary (but upward only) post-closing adjustments, including for the release of escrows.

In April 2019, the Company amended the Zuffa First Lien Credit Agreement to incur $435.0 million of additional term loans and to extend the maturity to April 29, 2026. In addition, the Company amended the Zuffa Revolving Credit Facility to increase the revolving commitments by $12.8 million and to extend the maturity to April 29, 2024. The proceeds of the additional term loans were used to repay in full the $425.0 million Zuffa Second Lien Term Loan.

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2018	June 30, 2019	Pro Forma as of June 30, 2019
			(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$768,080	$830,936	$753,247
Restricted cash	112,856	220,804
Accounts receivable (net of allowance for doubtful accounts of $31,883 and $32,234, respectively)	734,725	806,917
Deferred costs	180,090	132,416
Other current assets	150,548	165,230

Total current assets	1,946,299	2,156,303	2,078,614

Property and equipment, net	565,617	602,518
Operating lease right-of-use assets	—	399,981
Intangible assets, net	1,747,379	1,640,241
Goodwill	3,951,386	3,932,437
Investments	1,202,231	920,179
Other assets	252,220	351,935

Total assets	$9,665,132	$10,003,594	$9,925,905

LIABILITIES, REDEEMABLE INTERESTS AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$508,544	$451,686	$
Accrued liabilities	385,399	324,329
Current portion of long-term debt	97,928	107,685	112,335
Current portion of operating lease liabilities	—	49,904
Deferred revenue	483,046	713,620
Deposits received on behalf of clients	113,605	218,542
Other current liabilities	196,267	159,601

Total current liabilities	1,784,789	2,025,367	2,030,017

Long-term debt	4,544,085	4,491,586	4,946,936
Long-term operating lease liabilities	—	410,670
Other long-term liabilities	345,569	307,840

Total liabilities	6,674,443	7,235,463	7,695,463

Commitments and contingencies (Note 18)

Redeemable non-controlling interests	155,666	151,301
Redeemable equity	43,693	43,693

Members’ Equity:
Members’ capital	1,679,420	1,473,972	1,454,739
Accumulated other comprehensive loss	(94,354)	(127,115)

Total Endeavor Operating Company, LLC members’ equity	1,585,066	1,346,857	1,327,624
Nonredeemable non-controlling interests	1,206,264	1,226,280	707,824

Total members’ equity	2,791,330	2,573,137	2,035,448

Total liabilities, redeemable interests and equity and members’ equity	$9,665,132	$10,003,594	$9,925,905

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2018	2019
Revenue	$1,500,863	$2,048,552

Operating expenses:
Direct operating costs	649,300	1,085,919
Selling, general and administrative expenses	803,472	808,916
Depreciation and amortization	180,893	143,353

Total operating expenses	1,633,665	2,038,188

Operating (loss) income from continuing operations	(132,802)	10,364

Other (expense) income:
Interest expense, net	(134,739)	(142,084)
Other expense, net	(310)	(42,302)

Loss from continuing operations before income taxes and equity losses of affiliates	(267,851)	(174,022)
Provision for (benefit from) income taxes	92,938	(8,777)

Loss from continuing operations before equity losses of affiliates	(360,789)	(165,245)
Equity losses of affiliates, net of tax	(41,410)	(50,051)

Loss from continuing operations, net of tax	(402,199)	(215,296)
Loss from discontinued operations, net of tax	(73,413)	(5,000)

Net loss	(475,612)	(220,296)
Net loss attributable to non-controlling interests	(71,118)	(27,718)

Net loss attributable to Endeavor Operating Company, LLC	$(404,494)	$(192,578)

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2018	2019
Net loss	$(475,612)	$(220,296)

Other comprehensive income, net of tax:
Change in unrealized gains/losses on cash flow hedges:
Unrealized (losses) gains on forward foreign exchange contracts	(175)	586
Unrealized losses on interest rate swaps	—	(37,229)
Foreign currency translation adjustments	(6,847)	2,714

Total comprehensive loss, net of tax	(482,634)	(254,225)
Less: Comprehensive loss attributable to non-controlling interests	(71,118)	(27,718)

Comprehensive loss attributable to Endeavor Operating Company, LLC	$(411,516)	$(226,507)

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF REDEEMABLE

INTERESTS AND MEMBERS’ EQUITY

(In thousands)

(unaudited)

	Six Months Ended June 30, 2018
	Redeemable Non-controlling Interests	Redeemable Equity	Members’ Capital	Accumulated Other Comprehensive (Loss) Income	Total Endeavor Operating Company, LLC Members’ Equity	Nonredeemable Non-controlling Interests	Total Members’ Equity
Balance at January 1, 2018	$149,368	$—	$1,340,577	$(82,562)	$1,258,015	$1,228,799	$2,486,814
Cumulative transition adjustment of ASU 2016-01 adoption	—	—	(4,566)	4,566	—	—	—
Cumulative transition adjustment of ASC 606 adoption	—	—	14,897	—	14,897	—	14,897
Comprehensive loss	(468)	—	(404,494)	(7,022)	(411,516)	(70,650)	(482,166)
Equity-based compensation expense	—	—	49,850	—	49,850	5,763	55,613
Cumulative dividends on preferred equity	—	—	(27,836)	—	(27,836)	27,836	—
Contributions	—	—	411,870	—	411,870	573	412,443
Distributions	(441)	—	(319,777)	—	(319,777)	(647)	(320,424)
Accretion of redeemable non-controlling interests	1,702	—	(1,702)	—	(1,702)	—	(1,702)
Redemption of units	—	—	(3,217)		(3,217)		(3,217)
Establishment and acquisition of non-controlling interests	—	—	(5,838)	—	(5,838)	(88)	(5,926)
Business divestiture	—	—		—	—	(2,000)	(2,000)
Reclassification to redeemable equity	—	33,798	(33,798)	—	(33,798)	—	(33,798)

Balance at June 30, 2018	$150,161	$33,798	$1,015,966	$(85,018)	$930,948	$1,189,586	$2,120,534

	Six Months Ended June 30, 2019
	Redeemable Non-controlling Interests	Redeemable Equity	Members’ Capital	Accumulated Other Comprehensive (Loss) Income	Total Endeavor Operating Company, LLC Members’ Equity	Nonredeemable Non-controlling Interests	Total Members’ Equity
Balance at January 1, 2019	$155,666	$43,693	$1,679,420	$(94,354)	$1,585,066	$1,206,264	$2,791,330
Cumulative transition adjustment of ASU 2017-11 adoption	—	—	12,175	—	12,175	27,618	39,793
Comprehensive loss	(6,438)	—	(192,578)	(33,929)	(226,507)	(21,280)	(247,787)
Equity-based compensation expense	—	—	10,428	—	10,428	26,563	36,991
Cumulative dividends on preferred equity	—	—	(31,614)	—	(31,614)	31,614	—
Contributions	—	—	470,000	—	470,000	587	470,587
Distributions	—	—	—	—	—	(13,017)	(13,017)
Accretion of redeemable non-controlling interests	2,073	—	(2,073)	—	(2,073)	—	(2,073)
Redemption of units	—	—	(471,786)	—	(471,786)	(24,358)	(496,144)
Non-controlling interests for a sale of a business	—	—	—	1,168	1,168	(7,711)	(6,543)

Balance at June 30, 2019	$151,301	$43,693	$1,473,972	$(127,115)	$1,346,857	$1,226,280	$2,573,137

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2018	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(402,199)	$(215,296)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Depreciation and amortization	180,893	143,353
Amortization and write-off of original issue discount and deferred financing cost	11,575	12,210
Amortization of content costs	10,544	11,703
Equity-based compensation expense	88,908	45,447
Change in fair value of contingent liabilities	2,494	2,600
Change in fair value of equity investments with and without readily determinable fair values	4,250	7,283
Change in fair value of financial instruments	8,585	13,330
Equity losses of affiliates	41,410	50,051
Net provision (benefit) for allowance for doubtful accounts	106	351
Net loss (gain) on foreign currency transactions	2,086	(2,187)
(Gain) loss on disposal and impairment of assets	(666)	18,682
Distributions from affiliates	12,030	19,343
Income taxes	67,408	(13,277)
Other, net	(15,308)	6,276
Changes in operating assets and liabilities - net of acquisitions:
Increase in receivables	(75,307)	(70,182)
(Increase)/decrease in other current assets	(64,190)	21,006
Increase in other assets	(70,856)	(119,214)
(Increase)/decrease in deferred cost	(75,484)	48,124
Increase in deferred revenue	182,277	236,889
Increase/(decrease) in accounts payable and accrued liabilities	64,768	(85,496)
Increase in other liabilities	135,535	130,816

Net cash provided by operating activities from continuing operations	108,859	261,812

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(432,673)	(16,097)
Purchases of property and equipment	(74,443)	(69,994)
Maturity of short-term investment	120,000	—
Proceeds from sale of assets	7,003	207,784
Investments in affiliates	(63,455)	(14,571)
Other, net	6,259	3,701

Net cash (used in) provided by investing activities from continuing operations	(437,309)	110,823

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	364,188	461,562
Payments on borrowings	(337,633)	(514,408)
Payments under equity buyback	(46,246)	(44,014)
Contributions	413,250	470,587
Distributions	(14,972)	(49,064)
Redemption of units	(246,788)	(508,997)
Acquisition of non-controlling interests	(1,500)	—
Payments of contingent liabilities related to acquisitions	(6,326)	(3,501)
Payments of deferred initial public offering costs	—	(8,551)
Other, net	(1,532)	(110)

Net cash provided by (used in) financing activities from continuing operations	122,441	(196,496)

DISCONTINUED OPERATIONS:
Net cash used in operating activities	(67,505)	(5,000)
Net cash used in investing activities	(2,616)	—
Net cash used in financing activities	(64)	—

Net cash flows used in discontinued operations	(70,185)	(5,000)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,758)	(335)

(Decrease) increase in cash, cash equivalents and restricted cash	(277,952)	170,804
Cash, cash equivalents and restricted cash at beginning of year	887,447	880,936

Cash, cash equivalents and restricted cash at end of period	$609,495	$1,051,740

See accompanying notes to consolidated financial statements

ENDEAVOR OPERATING COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	DESCRIPTION OF BUSINESS

Business and Organization

Endeavor Operating Company, LLC (dba Endeavor) and its subsidiaries (collectively the “Company”) (formerly WME Entertainment Parent, LLC) is a global entertainment, sports and content company.

The Company is owned by WME Holdco, LLC (which is referred to as “Holdco” herein and is principally owned by executive employees of the Company), affiliates of Silver Lake Partners (which are collectively referred to as “Silver Lake Partners” herein), and other investors and executive employees of the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission for reporting interim financial information and should be read in conjunction with the Company’s consolidated financial statements and accompanying footnotes for the year ended December 31, 2018. The interim consolidated financial statements as of June 30, 2019 and for the six months ended June 30, 2018 and 2019 are unaudited; however, in the opinion of management, such interim consolidated financial statements reflect all adjustments, consisting solely of normal and recurring adjustments, necessary for a fair statement of its financial position, results of operations and cash flows for the interim periods presented.

Unaudited Pro Forma Balance Sheet Information

As part of the acquisition of Zuffa in 2016, Zuffa issued $360.0 million of preferred equity in the form of Class P Units. The holders of Class P Units are entitled to a cumulative distribution at an annual rate of 13.0%, payable quarterly in arrears by accumulating and compounding to the liquidation preference. After the third, fourth and fifth anniversary, the Company may elect to redeem any or all of the outstanding Class P Units at an amount per unit equal to the then current liquidation preference, plus a redemption premium of 105%, 102.5% and 100%, respectively. On September 11, 2019, the Company commenced a redemption of all of the Class P Units for aggregate consideration of approximately $537.7 million. The Company financed the redemption of the Class P Units, together with fees and expenses related thereto, with $465.0 million of incremental first lien term loans under its Zuffa Credit Facilities and $77.7 million of cash on hand (the “Preferred Equity Redemption”), which included financing costs of $5.0 million. This has been reflected in the unaudited pro forma balance sheet as a reduction in cash of $77.7 million, an increase in long term debt of $460.0 million, of which $4.7 million was reflected in current liabilities, and a reduction in nonredeemable non-controlling interests of $518.5 million.

The financing for the incremental first lien term loans under the Zuffa Credit Facilities and the Preferred Equity Redemption closed on September 18, 2019.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, the fair value of acquired assets and liabilities associated with acquisitions, the fair value of the Company’s reporting units and the assessment of goodwill, other intangible assets and long-lived assets for impairment, consolidation, investments, redeemable non-controlling interests, the fair value of equity-based compensation, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In February 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). The update allows for a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (“Tax Act”). The update also requires certain disclosures about stranded tax effects. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018 for all entities. The Company adopted the standard on January 1, 2019 and did not reclassify the stranded tax effects resulting from the Tax Act, as allowed under ASU 2018-02. As such, there was no impact on its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral (“ASU 2017-11”). This update applies to issuers of financial instruments with down-round features. It amends (1) the classification of such instruments as liabilities or equity by revising the guidance in ASC 815 on the evaluation of whether instruments or embedded features with down-round provisions must be accounted for as derivative instruments and (2) the guidance on recognition and measurement of the value transferred upon the trigger of a down-round feature for equity-classified instruments by revising ASC 260. ASU 2017-11 is effective for annual and interim reporting periods beginning after December 15, 2018 for public entities. The Company adopted this standard on January 1, 2019 and reclassed its warrant liability of $39.8 million from liability to members’ equity by recording a cumulative transition adjustment of $12.2 million to retained earnings (members’ capital) and $27.6 million to nonredeemable non-controlling interests.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which aims to make leasing activities more transparent and comparable and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. This ASU is effective for all interim and annual reporting periods beginning after December 15, 2018 for public entities. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities with an additional (and optional) transition method which would enable entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings. This optional transition method is in addition to the modified retrospective transition approach included in ASU 2016-02. The Company adopted the guidance on January 1, 2019. See Note 17 for additional information on the Company’s adoption.

Recently Issued Accounting Pronouncements

In March 2019, the FASB issued ASU 2019-02, Entertainment—Films—Other Assets—Film Costs (Subtopic 926-20) and Entertainment—Broadcasters—Intangibles—Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”). The amendments in ASU 2019-02 amends the capitalization, amortization, impairment, presentation and disclosure requirements for entities that produce content in the scope of ASC 926-20 and aligns the impairment guidance for licensees in the scope of ASC 920-350. ASU 2019-02 will be effective for the Company for annual and interim reporting periods beginning after December 15, 2019 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance on Variable Interest Entities (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. ASU 2018-17 is effective for annual and interim reporting periods beginning after December 15, 2019 for public entities. Early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Change to the Disclosure Requirement for Fair Value Measurement (“ASU 2018-13”). The update eliminates, adds and modifies certain disclosure requirements for fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019 for all companies with early adoption permitted. The Company is currently evaluating the effect of the updated standard on its disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). This update simplifies the accounting for goodwill impairments by eliminating step 2 from the goodwill impairment test under ASC 350. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual and any interim impairment tests for periods beginning after December 15, 2019 for public entities and will be applied prospectively. Early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and subsequently issued amendments to the initial guidance: ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and ASU 2019-05, Financial Instruments – Credit Losses: Targeted Transition Relief (collectively, Topic 326). Topic 326 introduces a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. The estimate of expected credit losses will require entities to incorporate considerations of historical information, current information, and reasonable and supportable forecasts, and will generally result in earlier recognition of allowances for losses. Topic 326 is effective for annual and interim reporting periods beginning after December 15, 2019 for public entities and the guidance is to be applied using the modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

4.	DISCONTINUED OPERATIONS

In December 2018, the Company completed the merger of the Company’s IMG College business with Atairos Group, Inc.’s Learfield business. The merger of the businesses resulted in the formation of a new entity, Learfield IMG College, of which both the Company and Atairos retained certain ownership. The Company received cash proceeds totaling $149.2 million and a 49% ownership interest in the new entity as a result of the transaction. In connection with the merger, the Company sold approximately 13% of the equity interests in the new combined entity to affiliates of Silver Lake Partners for consideration of $250.0 million. The Company’s remaining ownership interest is 36% and is accounted for as an equity method investment, which was $725.1 million as of December 31, 2018 and $705.9 million as of June 30, 2019. For the six months ended June 30, 2019, Learfield IMG College had a pre-tax loss of $60.2 million.

The Company’s share of the net loss of Learfield IMG College for the six months ended June 30, 2019 was $19.2 million and is recognized within equity losses of affiliates in the consolidated statement of operations. Learfield IMG College specializes in providing access to licensing and multimedia sponsorship management; fan engagement, ticket sales and professional concessions expertise; branding; campus-wide business and sponsorship development; and venue technology systems to collegiate institutions, conferences and arenas. The results of the IMG College business were previously included in the Company’s Entertainment & Sports segment.

In connection with the transaction, the Company and the new entity entered into a transition services agreement to ensure the orderly transition of the business. The Company will provide ongoing back office, front office, and production/activation services to the new entity for stipulated fees for a period not to exceed two years. Additionally, the Company and the new entity entered into a monitoring agreement by which the Company will provide certain management and advisory services to the new entity for a management fee on a go forward basis.

The following table presents the statement of operations for the discontinued operations of the IMG College business for the six months ended June 30, 2018 (in thousands):

Six Months Ended June 30, 2018
Revenue	$154,980
Operating expenses:
Direct operating costs	110,263
Selling, general and administrative expenses(1)	76,252
Depreciation and amortization	12,902

Total operating expenses	199,417

Operating loss	(44,437)
Other (expense) income:
Interest expense, net(2)	(3,337)
Other income, net	17
Equity earnings of affiliates, net of tax	1,603

Loss from discontinued operations before income taxes	(46,154)
Provision for income taxes	(27,259)

Loss from discontinued operations, net of tax	(73,413)
Loss attributable to non-controlling interests	(279)

Loss from discontinued operations	$(73,134)

(1)	Selling, general and administrative expenses include transaction costs related to the merger of $29.1 million for the six months ended June 30, 2018.
(2)

Interest expense, net includes interest expense related to the payment of $112.0 million made under the Company’s 2014 Credit Facilities in connection with the merger. Total interest costs were determined using the average effective interest rate under the 2014 Credit Facilities and were $3.2 million for the six months ended June 30, 2018.

5.	SUPPLEMENTARY DATA

Content Costs

The following table presents the Company’s unamortized content costs, which are included in other assets in the consolidated balance sheets (in thousands):

	December 31, 2018	June 30, 2019
Licensed program rights, net of accumulated amortization	$17,576	$16,756
Produced programming:
Released, net of accumulated amortization	9,333	8,896
In production	145,727	248,940
In development	11,352	14,154

Total content costs	$183,988	$288,746

Accrued Liabilities

The following is a summary of accrued liabilities (in thousands):

	December 31, 2018	June 30, 2019
Accrued operating expenses	$175,690	$191,361
Payroll, bonuses and benefits	100,234	85,983
Other	109,475	46,985

Total accrued liabilities	$385,399	$324,329

Supplemental Cash Flow

The Company’s supplemental cash flow information is as follows (in thousands):

	Six Months Ended June 30,
	2018	2019
Supplemental information:
Cash paid for interest	$154,770	$157,300
Cash payments for income taxes	25,800	19,764

Non-cash investing and financing activities:
Capital expenditures included in accounts payable and accrued liabilities	$12,987	$9,231
Deferred initial public offering costs included in accounts payable and accrued liabilities	—	8,258
Contingent consideration provided in connection with acquisitions	11,726	—
Accretion of redeemable non-controlling interests	1,702	2,073
Cumulative dividends on preferred equity	27,836	31,614
Accrued redemption of units included in accrued liabilities and other current liabilities	77,907	2,205
Receivable received for business divestiture and sale of assets	18,039	10,699
Investment in affiliates received for business divestiture	5,582	—

6.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying value of goodwill are as follows (in thousands):

	Entertainment & Sports	Representation	Endeavor X	Total
Balance — December 31, 2018	$3,275,968	$502,357	$173,061	$3,951,386
Foreign currency translation and other	(141)	(13,558)	(5,250)	(18,949)

Balance — June 30, 2019	$3,275,827	$488,799	$167,811	$3,932,437

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2018 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trade names	17.8	$860,431	$(121,783)	$738,648
Customer and client relationships	6.7	1,103,116	(612,431)	490,685
Internally developed technology	4.5	62,037	(23,554)	38,483
Other	4.4	41,748	(41,615)	133

		2,067,332	(799,383)	1,267,949

Indefinite-lived:
Trade names		371,740	—	371,740
Owned events		107,690	—	107,690

Total intangible assets		$2,546,762	$(799,383)	$1,747,379

The following table summarizes information relating to the Company’s identifiable intangible assets as of June 30, 2019 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trade names	17.8	$860,375	$(147,277)	$713,098
Customer and client relationships	6.7	1,099,801	(687,244)	412,557
Internally developed technology	4.5	62,114	(29,929)	32,185
Other	4.3	45,030	(41,994)	3,036

		2,067,320	(906,444)	1,160,876

Indefinite-lived:
Trade names		371,398	—	371,398
Owned events		107,967	—	107,967

Total intangible assets		$2,546,685	$(906,444)	$1,640,241

Intangible asset amortization expense was $147.7 million and $110.8 million for the six months ended June 30, 2018 and 2019, respectively.

7.	INVESTMENTS

The following is a summary of the Company’s investments (in thousands):

	December 31, 2018	June 30, 2019
Fair value method	$231,000	$—
Equity method	821,384	770,021
Equity investments without readily determinable fair values	147,478	147,330
Equity investments with readily determinable fair values	2,369	2,828

Total investments	$1,202,231	$920,179

Fair Value Method—Droga5, LLC

As of December 31, 2018, the Company owned a 49% equity interest in Droga5, LLC (“Droga5”), an independent advertising agency. In April 2019, the Company sold its 49% equity interest in Droga5 for total consideration of $217.5 million, of which the Company received $206.8 million of cash at closing with the remaining balance subject to customary post-closing adjustments, including for the release of escrows.

The investment in Droga5 has been adjusted to fair value at each balance sheet date, with the corresponding changes in fair value of $(33.1) million and $(3.7) million for the six months ended June 30, 2018 and 2019, respectively, recognized within equity losses of affiliates in the consolidated statements of operations. During the six months ended June 30, 2018 and 2019, the Company received cash distributions from Droga5 of $8.9 million and $9.8 million, respectively.

Equity Method Investments

As of December 31, 2018 and June 30, 2019, the Company held various investments in non-marketable equity instruments of private companies. As of June 30, 2019, the Company’s equity method investments are primarily comprised of Learfield IMG College (Note 4), Sports News Television Limited, and Ultimate NeV, LLC. The Company’s ownership of its equity method investments range from 10% to 50% as of June 30, 2019.

In June 2019, (i) the members of one of the Company’s equity method investments approved the liquidation and dissolution of such investment and (ii) the Company agreed to exit another equity method investment. As a result, the Company recorded an impairment charge of $25.1 million for the six months ended June 30, 2019, which has been recorded in equity losses of affiliates in the consolidated statement of operations.

Equity Investments without Readily Determinable Fair Values

As of December 31, 2018 and June 30, 2019, the Company holds various investments in non-marketable equity instruments of private companies. The Company completed its qualitative assessment and concluded no material changes in the fair value of its equity investments without readily determinable fair values for the six months ended June 30, 2018. For the six months ended June 30, 2019, the Company recorded an impairment of $5.6 million for one of its equity investments without readily determinable fair values due to uncertainty in its ability to continue as a going concern. In addition, the Company impaired its notes receivable due from this same investment of $19.4 million. The total impairment charge of $25.0 million was recorded in other expense, net in the consolidated statement of operations.

Equity Investments with Readily Determinable Fair Values

The Company has four investments in publicly traded companies. As of December 31, 2018 and June 30, 2019, the Company’s equity investments with readily determinable fair values were valued at $2.4 million and $2.8 million, respectively. The Company recorded losses of $4.3 million and $1.2 million due to the change in fair value for the six months ended June 30, 2018 and 2019, respectively, which have been recorded in other expense, net in the consolidated statements of operations. See Note 9 for additional information regarding fair value measurements for these equity investments.

8.	FINANCIAL INSTRUMENTS

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. In addition, the Company enters into interest rate swaps to economically hedge certain of its interest rate risks on its variable rate debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions.

As of June 30, 2019, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 12 months from June 30, 2019) (in thousands):

Foreign Currency	Foreign Currency Amount			US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
British Pound Sterling		£58,009	in exchange for	$74,725		£0.78
Canadian Dollar	C$	32,655	in exchange for	$24,690	C$	1.32
Euro		€120,000	in exchange for	$136,400		€0.88
Swedish Krona	kr	26,900	in exchange for	$3,042	kr	8.84
Swiss Franc	fr	2,017	in exchange for	$2,051	fr	0.98
Japanese Yen		¥110,000	in exchange for	$1,028		¥106.99
Singapore Dollar	S$	3,900	in exchange for	$2,874	S	$ 1.36

For forward foreign exchange contracts designated as cash flow hedges, the Company recognized (losses) gains of $(0.2) million and $0.6 million in accumulated other comprehensive loss and did not reclassify any gains or losses into net loss for the six months ended June 30, 2018 and 2019, respectively.

For forward foreign exchange contracts not designated as cash flow hedges, the Company recorded a net gain of $0.2 million and $0.5 million in other expense, net in the consolidated statements of operations for the six months ended June 30, 2018 and 2019, respectively.

In certain circumstances, the Company enters into contracts that are settled in currencies other than the functional or local currencies of the contracting parties. Accordingly, these contracts consist of the underlying operational contract and an embedded foreign currency derivative element. Hedge accounting is not applied to the embedded foreign currency derivative element and decreases in their fair value of $8.9 million and $14.4 million were included in other expense, net in the consolidated statements of operations for the six months ended June 30, 2018 and 2019, respectively.

In addition, the Company has entered into interest rate swaps for portions of its variable interest bearing debt. In October 2018, the Company entered into a swap for $40.0 million notional effective November 1, 2018 with a termination date of November 1, 2028. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of 1.62% and USD-LIBOR-BBA, which totaled 3.97% as of December 31, 2018. The Company did not elect hedge accounting at inception and thus, changes in fair value were recognized in other expense, net in the consolidated statement of operations. On May 1, 2019, the Company designated this interest rate swap as a cash flow hedge and thus, changes subsequent to this date are recognized in accumulated other comprehensive loss. For the six months ended June 30, 2019, $0.5 million of the total increase in fair value of the swap’s liability position, which represents the change in fair value prior to the hedge designation of the swap on May 1, 2019, was included in other expense, net in the consolidated statement of operations. The remaining $1.5 million of the increase in fair value of the swap’s liability position was included in accumulated other comprehensive loss. There were no gains or losses recorded for the six months ended June 30, 2018.

In May 2019, the Company entered into $1.5 billion in interest rate hedges to swap a portion of its 2014 Credit Facilities from floating interest expense to fixed. The 2014 Credit Facilities pay interest based on LIBOR + 2.75%. The LIBOR portion of the facility has been fixed at a coupon of 2.12% for 5 years commencing from June 2019 until June 2024. The Company elected hedge accounting at inception. For the six months ended June 30, 2019, the Company recorded losses of $35.7 million in accumulated other comprehensive income. There were no gains or losses recorded for the six months ended June 30, 2018.

9.	FAIR VALUE MEASUREMENTS

The fair value hierarchy is composed of the following three categories:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

The following table presents, for each of the fair value hierarchy levels, the Company’s assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2018
	Level I	Level II	Level III	Total
Assets:
Investment in Droga5	$—	$—	$231,000	$231,000
Investments in equity securities with readily determinable fair values	2,369	—	—	2,369
Foreign currency derivatives	—	3,613	—	3,613

Total	$2,369	$3,613	$231,000	$236,982

Liabilities:
Contingent consideration	$—	$—	$88,950	$88,950
Warrant liability	—	—	39,793	39,793
Interest rate swap	—	2,397	—	2,397
Foreign currency derivatives	—	4,370	—	4,370

Total	$—	$6,767	$128,743	$135,510

	Fair Value Measurements as of June 30, 2019
	Level I	Level II	Level III	Total
Assets:
Investments in equity securities with readily determinable fair values	$2,828	$—	$—	$2,828
Foreign currency derivatives	—	839	—	839

Total	$2,828	$839	$—	$3,667

Liabilities:
Contingent consideration	—	$—	$87,832	$87,832
Interest rate swaps	—	40,181	—	40,181
Foreign currency derivatives	—	10,284	—	10,284

Total	$—	$50,465	$87,832	$138,297

There have been no transfers of assets or liabilities between the fair value measurement classifications during the six months ended June 30, 2019.

Investment in Droga5

The estimated fair value of Droga5 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. As of December 31 2018, the fair value was determined by applying an equal weighting between the discounted cash flow method (an income-based approach) and the guideline public company method (a market-based approach). A discount for lack of marketability was also applied in determining the fair value.

Investments in Equity Securities with Readily Determinable Fair Values

The estimated fair value of the Company’s equity securities with readily determinable fair values is based on observable inputs in an active market, which is a Level 1 measurement within the fair value hierarchy.

Contingent Consideration

The Company has recorded contingent consideration liabilities in connection with its acquisitions, primarily Zuffa Parent, LLC (“Zuffa”) in 2016. Contingent consideration is included in current liabilities and other long-term liabilities in the consolidated balance sheets. Changes in fair value are recognized in selling, general and administrative expenses. The estimated fair value of the contingent consideration is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The Zuffa contingent consideration is valued based on the earn-out provisions and payout structure of the transaction agreement. The valuation utilizes a Monte Carlo earnings before interest, tax, depreciation and amortization (“EBITDA”) simulation analysis, which calculates the fair value of expected payments based on assumed EBITDA annual growth rates, time to payoff and discount rates. Significant increases (decreases) in EBITDA annual growth rates, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in EBITDA annual growth rates, would result in a significantly higher (lower) fair value measurement. The change in fair value associated with the Zuffa contingent consideration of $1.5 million and $1.8 million was recognized in selling, general and administrative expenses in the consolidated statements of operations for the six months ended June 30, 2018 and 2019, respectively. As of June 30, 2019, the financial performance metric for the second payment, which is $75.0 million, was achieved. Payment is expected to be made during the quarter ending September 30, 2019.

The changes in the fair value of contingent consideration were as follows (in thousands):

Balance at December 31, 2018	$88,950
Payments	(3,718)
Change in fair value	2,600
Foreign currency translation	—

Balance at June 30, 2019	$87,832

Foreign Currency Derivatives

The Company classifies its foreign currency derivatives within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (Note 8). As of December 31, 2018 and June 30, 2019, the Company had $3.6 million and $0.8 million in other current assets, respectively, $4.4 million and $6.6 million in other current liabilities and none and $3.7 million in other long-term liabilities, respectively, recorded in the consolidated balance sheets related to the Company’s foreign currency derivatives.

Interest Rate Swap

The Company classifies its interest rate swaps within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (Note 8). The fair value of the swap was $2.4 million and $40.2 million as of December 31, 2018 and June 30, 2019, respectively, and was included in other long-term liabilities in the consolidated balance sheets.

Warrant Liability

In connection with the acquisition of Zuffa, Zuffa issued warrants to purchase 53,087 of Zuffa Parent’s Class A Common Units in conjunction with Zuffa’s issuance of preferred units. These warrants were classified as liabilities as of December 31, 2018 due to the warrants having a down-round adjustment feature. The Company used the Black-Scholes option pricing model to estimate the fair value of the warrants which is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The change in fair value of the warrant liability of $0.3 million for the six months ended June 30, 2018 was recognized as an expense in other (expense) income, net in the consolidated statement of operations. Upon the adoption of ASU 2017-11 (Note 3), the Company reclassified the warrant liability from liability to members’ equity by recording a cumulative transition adjustment of $12.2 million to retained earnings (members’ capital) and $27.6 million to nonredeemable non-controlling interests.

10.	DEBT

The following is a summary of outstanding debt (in thousands):

	December 31, 2018	June 30, 2019
2014 Credit Facilities:
First Lien Term Loan (due May 2025)	$2,649,062	$2,635,187
Zuffa Credit Facilities:
Zuffa First Lien Term Loan (due April 2026)	1,442,304	1,868,811
Zuffa Second Lien Term Loan (was due August 2024)	425,000	—
Other debt (3.08%-10.50% Notes due at various dates through 2028)	214,884	176,075

Total principal	4,731,250	4,680,073
Unamortized discount	(24,734)	(24,100)
Unamortized issuance costs	(64,503)	(56,702)

Total debt	4,642,013	4,599,271
Less: current portion	(97,928)	(107,685)

Total long-term debt	$4,544,085	$4,491,586

2014 Credit Facilities

The financial debt covenants of the 2014 Credit Facilities did not apply as of December 31, 2018 and June 30, 2019, as the Company did not utilize greater than thirty-five percent of the borrowing capacity.

The Company had outstanding letters of credit under the 2014 Credit Facilities totaling $35.9 million and $34.0 million as of December 31, 2018 and June 30, 2019, respectively.

Zuffa Credit Facilities

In April 2019, the Company amended the Zuffa First Lien Credit Agreement to incur $435.0 million of additional term loans and to extend the maturity to April 29, 2026. In addition, the Company amended the

Zuffa Revolving Credit Facility to increase the revolving commitments by $12.8 million and to extend the maturity to April 29, 2024. The proceeds of the additional term loans were used to repay in full the $425.0 million Zuffa Second Lien Term Loan. In connection with the amendment and pay down, the Company wrote off approximately $3.0 million of unamortized debt discount and unamortized debt issuance costs, which are recorded to interest expense, net in the consolidated statement of operations.

The financial debt covenants of the Zuffa Credit Facilities did not apply as of December 31, 2018 and June 30, 2019, as Zuffa did not utilize greater than thirty percent of the borrowing capacity.

Zuffa had outstanding letters of credit under the Zuffa Credit Facilities totaling $10.0 million as of June 30, 2019. As of December 31, 2018, there were no outstanding letters of credit.

Other Debt

Receivables Purchase Agreement

As of December 31, 2018 and June 30, 2019, the debt outstanding under the arrangement was $115.2 million and $78.8 million, respectively.

Endeavor Content Capital Facility

As of December 31, 2018 and June 30, 2019, Endeavor Content Capital had $5.9 million and $3.0 million, respectively, of borrowings outstanding and no outstanding letters of credit under the Content Capital Facility.

Zuffa Secured Commercial Loans

As of December 31, 2018 and June 30, 2019, Zuffa was in compliance with its financial debt covenant under the Zuffa Secured Commercial Loans.

2014 Credit Facilities and Zuffa Credit Facilities

The 2014 Credit Facilities and the Zuffa Credit Facilities restrict the ability of certain subsidiaries of the Company to make distributions and other payments to the Company. These restrictions do include exceptions for, among other things, (1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to maintain parent entities, (4) other specific allowable situations and (5) a general restricted payment basket. As of December 31, 2018, Endeavor Operating Company, LLC held cash of $0.2 million; liabilities for prior acquisition consideration, equity buyback and accrued distributions of $65.9 million, $43.5 million and $37.5 million, respectively; and liabilities and redeemable equity for unit put rights of $68.5 million. As of June 30, 2019, Endeavor Operating Company, LLC held cash of $1.0 million; liabilities for prior acquisition consideration of $67.5 million; and liabilities and redeemable equity for unit put rights of $68.5 million. Otherwise, Endeavor Operating Company, LLC has no material separate cash flows or assets or liabilities other than the investments in its subsidiaries. All its business operations are conducted through its operating subsidiaries; it has no material independent operations. Endeavor Operating Company, LLC has no other material commitments or guarantees. As a result of the restrictions described above, substantially all of the subsidiaries’ net assets are effectively restricted in their ability to be transferred to Endeavor Operating Company, LLC.

As of December 31, 2018 and June 30, 2019, the Company’s 2014 Credit Facilities and Zuffa’s Credit Facilities had an estimated fair value of $4.2 billion and $4.4 billion, respectively. The estimated fair values of the Company’s 2014 Credit Facilities and Zuffa’s Credit Facilities are based on quoted market values for the debt. Since the 2014 Credit Facilities and Zuffa’s Credit Facilities do not trade on a daily basis in an active market, fair value estimates are based on market observable inputs based on quoted market prices and borrowing rates currently available for debt with similar terms and average maturities, which are classified as Level 2 under the fair value hierarchy.

11.	MEMBERS’ EQUITY

Common Units

The Company had 2,120,552,920 and 2,115,407,872 Class A Common Units issued and outstanding as of December 31, 2018 and June 30, 2019, respectively (for 2018, including units that were issued effective first quarter of 2019 in respect of certain distributions relating to 2018). The Class A Common Units are held by Holdco, Silver Lake Partners, and other investors. The Class A Common Units have no par value assigned to them.

In January 2019, the Company issued and sold 160,151,081 Class A Common Units to certain current investors for total capital contributions of $470.0 million. Additionally, the Company repurchased and cancelled 160,151,081 Class A Common Units from an investor for a total price of $475.0 million. The incremental $5.0 million payment was recorded to other expense, net in the consolidated statement of operations for the six months ended June 30, 2019.

Profits Units

The Company had 315,115,621 and 310,129,004 Profits Units issued and outstanding as of December 31, 2018 and June 30, 2019, respectively. Other than certain Profits Units held by key executives, Profits Units are not entitled to participate in operating distributions unless otherwise elected by the Board. Certain Profits Units are designated as Catch-Up Profits Units and are entitled to certain “catch up” distributions once the distribution threshold applicable to such Catch-Up Profits Units has been met. All Profits Units have no par value assigned to them.

12.	REDEEMABLE NON-CONTROLLING INTERESTS

China

In June 2016, the Company received a contribution of $75.0 million from third parties in a newly formed subsidiary of the Company that was formed to expand the Company’s existing business in China. Costs incurred for this contribution were $6.9 million and were recognized as a reduction of the proceeds. This contribution gave the non-controlling interests holders approximately 34% ownership of the subsidiary. The holders of the non-controlling interests have the right to put their investment to the Company at any time following the sixth anniversary of the investment for fair market value. As of December 31, 2018 and June 30, 2019, the estimated redemption value was $118.3 million and $115.9 million, respectively.

Zuffa

In July 2018, the Company received a contribution of $9.7 million from third parties (the “Russia Co-Investors”) in a newly formed subsidiary of the Company (the “Russia Subsidiary”) that was formed to expand the Company’s existing business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this contribution provide the Russia Co-Investors with a put option to sell their ownership in the Russia Subsidiary five years and six months after the consummation of the contribution. The purchase price of the put option is the greater of the total investment amount, defined as the Russia Co-Investors’ cash contributions less cash distributions, or fair value. As of December 31, 2018 and June 30, 2019, the estimated redemption value was $9.7 million.

Frieze

In connection with the acquisition of Frieze in 2016, the terms of the agreement provide the sellers with a put option to sell their remaining 30% interest after fiscal year 2020. The Company also has a call option to buy the remaining 30% interest after fiscal year 2020 or upon termination of employment of the sellers who continued to be employees of Frieze after the acquisition. The price of the put and call option is equal to Frieze’s prior year’s EBITDA multiplied by 7.5. As of December 31, 2018 and June 30, 2019, the estimated redemption value was $15.9 million and $9.1 million, respectively.

13.	EQUITY-BASED COMPENSATION

In March 2019, Zuffa redeemed 23,070.97 vested Zuffa Profits Units from a senior executive for an aggregate purchase price of $24.4 million, which was based on the fair value of the units.

In March 2019, the Company issued equity-based compensation awards in the Company and in Zuffa to a senior executive (each a “Future Incentive Award”). The Future Incentive Awards are each based on achievement of various equity value thresholds of the Company and of Zuffa. The senior executive has a right to earn these awards through the term of his employment agreement, which expires on December 31, 2028.

Upon achieving the first equity value threshold of the Company, the senior executive will receive Catch-Up Profits Units (as defined in the award agreement) with a notional value equal to $25.0 million or restricted stock or restricted stock units valued at $28.0 million if an initial public offering (“IPO”) of the Company has occurred. For subsequent equity value thresholds of the Company, the senior executive will receive awards with a notional value equal to $12.5 million or, if an IPO of the Company has occurred, $14.0 million. Upon achieving each of the Zuffa equity value thresholds, the senior executive will receive awards as defined in the agreement with a notional value equal to $12.5 million or, if an IPO of Zuffa has occurred, $14.0 million. Upon achievement of each equity value threshold, the award will be granted with one third of the award vesting on the grant date, one third on the first anniversary of the grant date and the remaining one third on the second anniversary of the grant date. The Company used a Monte Carlo simulation model to determine the fair value and the derived service periods of these Future Incentive Awards. For the six months ended June 30, 2019, the Company recorded $6.7 million in equity-based compensation with a corresponding long-term liability in its consolidated balance sheet. In June 2019, the first Zuffa equity value threshold was met and the Company granted Zuffa profits units equal to a notional value of $12.5 million.

14.	INCOME TAXES

The Company is a LLC, which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s U.S. and foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

In accordance with ASC Topic 740, Income Taxes, each interim period is considered integral to the annual period and tax expense is generally determined using an estimate of the annual effective income tax rate (“AETR”). The Company would record income tax expense each quarter using the estimated AETR to provide for income taxes on a current year-to-date basis, adjusted for discrete items, if any, that are considered in the relevant period. Due to the Company’s structure and because the Company’s projected 2019 income tax expense is relatively fixed, a small change in the projected income can produce a significant variance in the estimated AETR. Based upon this, using the AETR in the current quarter would not provide a meaningful result. Therefore, in accordance with the authoritative guidance for accounting for income taxes in interim periods, the Company computed its income tax provision for the six months ended June 30, 2019 based upon the actual effective tax rate for those periods. Pursuant to ASC 740, the Company computed its income tax provision for the six months ended June 30, 2018 based upon the AETR.

The provision for (benefit from) income taxes for the six months ended June 30, 2018 and 2019 is $92.9 million and $(8.8) million, respectively, based on pretax losses from continuing operations of $267.9 million and $174.0 million, respectively. The effective tax rate is 34.7% and (5.0%) for the six months ended June 30, 2018 and 2019, respectively. The effective tax rate between the periods differs primarily from the amount of projected pretax income (loss) for each period and the amount of such income (loss) that is not subject to tax due to the Company’s tax structure. Any tax balances reflected on the June 30, 2019 balance sheet would be adjusted accordingly to reflect the actual financial results as of December 31, 2019.

The Company’s effective tax rate differs from the U.S. federal statutory rate primarily due to partnership income not subject to income tax, state and local income taxes, withholding taxes in foreign jurisdictions that are not based on net income and income subject to tax in foreign jurisdictions which differ from the U.S. federal statutory income tax rate and the relative amount of income earned in those jurisdictions.

As of December 31, 2018 and June 30, 2019, the Company had unrecognized tax benefits of $22.8 million and $22.7 million, respectively, for which we are unable to make a reasonable and reliable estimate of the period in which these liabilities will be settled with the respective tax authorities.

15.	REVENUE

The following table presents the Company’s revenue disaggregated by primary revenue sources for the six months ended June 30, 2018 and 2019 (in thousands):

	Six Months Ended June 30, 2018
	Entertainment & Sports	Representation	Endeavor X	Total
Media rights	$336,698	$—	$—	$336,698
Media production, distribution and content	84,610	117,327	12,777	214,714
Events and performance	489,426	—	—	489,426
Talent, brand and IP representation	—	465,131	—	465,131
Eliminations	—	—	—	(5,106)

Total	$910,734	$582,458	$12,777	$1,500,863

	Six Months Ended June 30, 2019
	Entertainment & Sports	Representation	Endeavor X	Total
Media rights	$688,203	$—	$—	$688,203
Media production, distribution and content	99,163	134,876	57,443	291,482
Events and performance	545,731	—	—	545,731
Talent, brand and IP representation	—	553,466	—	553,466
Eliminations	—	—	—	(30,330)

Total	$1,333,097	$688,342	$57,443	$2,048,552

In the six months ended June 30, 2018 and 2019, there was no revenue recognized from performance obligations satisfied in prior periods.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of June 30, 2019 (in thousands). The transaction price related to these future obligations does not include any variable consideration.

Years Ending December 31,
Remainder of 2019	$911,958
2020	1,732,878
2021	1,141,271
2022	778,201
2023	721,490
Thereafter	1,833,062

$7,118,860

Contract Liabilities

The Company records deferred revenue when cash payments are received or due in advance of its performance. The Company’s deferred revenue balance primarily relates to advance payments received related to advertising and sponsorship agreements, event advanced ticket sales and performance tuition. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the consolidated balance sheets.

The following table presents the Company’s contract liabilities as of December 31, 2018 and June 30, 2019 (in thousands):

Description	December 31, 2018	Additions	Deductions	Foreign Exchange	June 30, 2019
Deferred revenue - current	$483,046	$833,347	$(603,696)	$923	$713,620
Deferred revenue - noncurrent	$4,177	$6,461	$(226)	$(3)	$10,409

16.	SEGMENT INFORMATION

As of June 30, 2019, the Company has three reportable segments: Entertainment & Sports, Representation and Endeavor X. The Company also reports the results for the “Corporate and other” group. The profitability measure employed by the Company’s chief operating decision maker for allocating resources and assessing operating performance is Adjusted EBITDA. Segment information is presented consistently with the basis described in the Company’s December 31, 2018 audited consolidated financial statements. Summarized financial information for the Company’s reportable segments is shown in the following tables (in thousands):

Revenue

	Six Months Ended June 30,
	2018	2019
Entertainment & Sports	$910,734	$1,333,097
Representation	582,458	688,342
Endeavor X	12,777	57,443
Eliminations	(5,106)	(30,330)

Total consolidated revenue	$1,500,863	$2,048,552

Reconciliation of segment profitability

	Six Months Ended June 30,
	2018	2019
Entertainment & Sports	$170,847	$187,626
Representation	140,311	175,031
Endeavor X	(15,167)	(27,387)
Corporate and other	(89,369)	(85,595)

Adjusted EBITDA	206,622	249,675
Reconciling items:
Equity losses of affiliates	8,353	27,134
Interest expense, net	(134,739)	(142,084)
Depreciation and amortization	(180,893)	(143,353)
Equity-based compensation expense	(88,908)	(45,447)
Merger, acquisition and earn-out costs	(37,980)	(26,134)
Certain legal costs	(16,487)	(9,810)
Restructuring, severance and impairment	(4,308)	(32,010)
Fair value adjustment - equity investments	(4,250)	(7,283)
Other	(15,261)	(44,710)

Loss from continuing operations before income taxes and equity losses of affiliates	$(267,851)	$(174,022)

17.	LEASES

The Company adopted ASC Topic 842, Leases (“ASC 842”) on January 1, 2019, using a modified retrospective transition approach with the cumulative effect recognized at the date of initial application, whereby comparative prior period financial information and disclosures were not adjusted to reflect the new standard. As such, the Company recognized upon adoption a right-of-use asset of $403.2 million (net of deferred rent, which was previously included in other long-term liabilities) and a corresponding lease liability of $463.7 million in the consolidated balance sheet. The Company elected to use the package of practical expedients that allows the Company not to reassess: (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases and (iii) initial direct costs for any expired or existing leases. In addition, the Company elected to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component and elected not to apply the recognition requirements of ASC 842 to short-term leases to all classes of underlying assets.

The Company has operating leases, in which the Company is the lessee, primarily for real estate property for offices around the world. The right-of-use asset and lease liability are measured at the present value of the future minimum lease payments, with the right-of-use asset being subject to adjustments such as initial direct costs, prepaid lease payments and lease incentives. Due to the rate implicit in each lease not being readily determinable, the Company uses its incremental collateralized borrowing rate to determine the present value of the lease payments. The Company’s operating leases have lease terms, which range from one year to 16 years.

Lease cost for operating leases totaled $36.4 million for the six months ended June 30, 2019 and was classified within selling, general and administrative expenses in the consolidated statement of operations.

The following table presents information on the Company’s operating leases for the six months ended June 30, 2019 (in thousands):

Six Months Ended June 30, 2019
Cash paid for amounts included in the measurement of operating lease liabilities	$35,510
Right-of-use assets obtained in exchange for operating lease obligations	$21,747
Weighted average remaining lease term (in years)	8.0
Weighted average discount rate	6.0%

The following table reconciles the undiscounted cash flows for the operating leases as of June 30, 2019 to the operating lease liabilities recorded in the consolidated balance sheet (in thousands):

Years Ending December 31,
Remainder of 2019	$36,800
2020	74,785
2021	70,653
2022	68,639
2023	66,699
Thereafter	294,934

Total future minimum lease payments	612,510
Less: imputed interest	(151,936)

Present value of future minimum lease payments	460,574
Less: current portion of operating lease liabilities	(49,904)

Long-term operating lease liabilities	$410,670

Future annual rental commitments under operating leases as of December 31, 2018 for the years ending December 31 are as follows (in thousands):

2019	$84,434
2020	76,748
2021	73,838
2022	73,407
2023	73,186
Thereafter	299,699

$681,312

As of June 30, 2019, the Company has additional operating leases that have not yet commenced with future minimum lease payments of approximately $5.1 million that will commence in 2019 with lease terms of 2 to 11 years.

18.	COMMITMENTS AND CONTINGENCIES

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, including those discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

An employee of the Company is one of several individuals and entities named in a complaint by India’s Director of Enforcement (“DE”), initially filed in January 2015, alleging violations of the Foreign Exchange Management Act (“FEMA”). The complaint alleges that the employee participated as an advisor in a series of transactions in 2009 that were completed by and on behalf of a client, the Board of Control for Cricket in India (the “BCCI”), and that contravened two provisions of FEMA. The subject transactions were pursued under the direction and control of one of BCCI’s board members. The Company is not alleged to have possessed any funds improperly or to have made or received any of the payments that are alleged to have violated FEMA. The Company is cooperating with the DE’s investigation which, at present, is in its early stages.

In July 2017, the Italian Competition Authority (“ICA”) issued a decision opening an investigation into alleged breaches of competition law in Italy, involving inter alia IMG, and relating to bidding for certain media rights of the Serie A and Serie B football leagues. In April 2018, the European Commission conducted on-site inspections at a number of companies that are involved with sports media rights, including the Company. The inspections were part of an ongoing investigation into the sector and into potential violations of certain antitrust laws that may have taken place within it. The Company investigated these ICA matters, as well as other regulatory compliance matters. In May 2019, the ICA completed its investigation and fined the Company approximately EUR 0.3 million. As part of its decision, the ICA acknowledged the Company’s cooperation and ongoing compliance efforts since the investigation commenced. In July 2019, Torino F.C. S.p.A. (“Torino”), A.C.F. Fiorentina S.p.A. (“Fiorentina”) and A.C. Chievo – Verona S.R.L. (“Chievo”, and together with Torino and Fiorentina, the “Plaintiffs”) each filed separate claims against IMG and certain other unrelated parties in the Court of Milan, Italy, alleging that IMG engaged in anti-competitive practices with regard to bidding for certain media rights of the Serie A and Serie B football leagues. The Plaintiffs seek relief from all defendants in the aggregate in the amounts of EUR 167.8 million, EUR 241.6 million and EUR 145.2 million in damages, respectively, and also seek a precautionary restriction on assets in the amounts of up to EUR 110.1 million, EUR 152.8 million and EUR 81.1 million, respectively, to apply on an interim basis and remain in place until a final determination on the merits is reached, along with attorneys’ fees and costs in relation to each claim. In September 2019, the Serie A football league sought to intervene in the interim restriction on assets proceedings commenced by Fiorentina, in order to challenge the club’s standing to assert its claim against IMG. The league has not filed a claim for damages against IMG, but in its main claim has sought a precautionary restriction on IMG assets in the amount of up to EUR 152.8 million, in lieu of (and not in addition to) the precautionary restriction sought by Fiorentina. If the league’s main claim is unsuccessful and the Court of Milan instead grants a precautionary restriction on IMG assets in favor of Fiorentina, as a subordinate claim the league has requested that it also be granted a precautionary restriction on IMG assets for each of the clubs in the league. The league may similarly intervene in the asset restriction proceedings commenced by Torino and Chievo. The Company intends to defend against these and any related claims, and management believes that the Company has meritorious defenses to these claims, including the absence of standing of the clubs, and the absence of actual damage. The Company may also be subject to regulatory and other claims and actions with respect to these ICA and other regulatory matters. Any judgment entered against the Company or settlement entered into, including with respect to claims or actions brought by other parties, could materially and adversely impact the Company’s business, financial condition and results of operations.

Zuffa has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California between December 2014 and March 2015 by a total of eleven former UFC fighters. The complaints in the five lawsuits are substantially identical. Each alleges that Zuffa violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional MMA bouts and monopolizing the alleged market for elite professional MMA Fighters’ services. Plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. The Company believes the lawsuits are meritless and therefore intends to defend itself vigorously against the allegations in the complaints.

19.	RELATED PARTY TRANSACTIONS

The Company has the following related party transactions as of December 31, 2018 and June 30, 2019 and for the six months ended June 30, 2018 and 2019 (in thousands):

	December 31, 2018	June 30, 2019
Other current assets	$56,288	$23,980
Other assets	1,400	1,400
Other current liabilities	10,632	16,257

	Six Months Ended June 30,
	2018	2019
Revenue	$11,499	$11,886
Direct operating costs	2,340	2,635
Selling, general and administrative expenses	10,069	3,290
Other expense, net	—	1,750

As of June 30, 2019, the Company has an equity-method investment in EuroLeague Ventures S.A. (“EuroLeague”), a related party. The Company is paid a management fee to compensate it for representation and technical services it provides to EuroLeague in relation to the distribution of media rights. The Company also provides production services to EuroLeague for an additional fee. For the six months ended June 30, 2018 and 2019, the Company recognized revenue of $9.4 million and $9.4 million, respectively. In addition, the Company procures a license for gaming rights from EuroLeague. For the six months ended June 30, 2018 and 2019, the Company recognized direct operating costs of $1.7 million and $1.6 million, respectively. As of December 31, 2018 and June 30, 2019, the Company had a receivable of $5.9 million and $7.3 million, respectively, and a payable of $3.1 million and $2.8 million, respectively.

The Company has a contingent consideration liability pertaining to Zuffa (Note 9), of which $6.6 million and $6.7 million is due to an officer of Zuffa as of December 31, 2018 and June 30, 2019, respectively.

The Company has an equity-method investment in Learfield IMG College (Note 4), in which Learfield IMG College owes the Company $39.7 million and $8.5 million as of December 31, 2018 and June 30, 2019, respectively, and the Company owes Learfield IMG College $6.5 million as of June 30, 2019. The amount due to the Company as of December 31, 2018 was primarily for a working capital adjustment from the merger and was received in 2019. The Company also is paid a fee for the monitoring agreement entered into in connection with the merger. For the six months ended June 30, 2019, the Company recognized other income of $1.8 million.

20.	SUBSEQUENT EVENTS

Subsequent events were evaluated through August 26, 2019, the date the interim consolidated financial statements were originally issued, and September 26, 2019, as it relates to the Zuffa preferred equity in the form of Class P Units and the Zuffa Credit Facilities (see Note 2), as well as the ICA and other regulatory matters (see Note 18).

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors and Members of

Zuffa Parent, LLC:

We have audited the accompanying consolidated financial statements of Zuffa Parent, LLC and its subsidiaries (the “Company”), which comprise the consolidated statement of operations, comprehensive income, members’ deficit, and cash flows for the period from January 1, 2016 through August 17, 2016 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company’s operations and its cash flows for the period from January 1, 2016 through August 17, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company was acquired by a buyer group that includes WME Entertainment Parent, LLC (“WME”), affiliates of Silver Lake Partners (“SLP”), affiliates of Kohlberg Kravis Roberts & Co. L.P. (collectively, “KKR”) and certain other investors (including certain existing owners as rollover investors). Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

March 31, 2017

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

Period from January 1, 2016 through August 17, 2016
Revenue (including related party revenues of $1,225)	$360,875
Operating expenses:
Cost of revenue	207,086
Selling, general and administrative expenses (including related party expenses of $6,522)	76,888
Acquisition transaction costs	37,162
Depreciation and amortization	4,807

Total operating expenses	325,943

Operating income	34,932
Other expense:
Interest expense, net	13,110
Other income, net	(1,531)

Income before income taxes and equity losses of affiliates	23,353
Provision for income taxes expense	6,320

Income before equity losses of affiliates	17,033
Equity losses of affiliates, net of tax	1,513

Net income	$15,520

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands)

Period from January 1, 2016 through August 17, 2016
Net income	$15,520
Other comprehensive income, net of tax;
Foreign currency translation adjustments, net of tax	(94)

Total comprehensive income, net of tax	$15,426

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ DEFICIT

(In thousands)

	Members’ Deficit	Accumulated Other Comprehensive Loss	Total Members’ Deficit
Balance as of January 1, 2016 (as previously reported)	$(313,089)	$(1,298)	$(314,387)
Prior period correction (see Note 2)	(920)	—	(920)

Balance as of January 1, 2016 (as revised)	$(314,009)	$(1,298)	$(315,307)

Comprehensive income (loss)	15,520	(94)	15,426
Changes in receivables from members	275	—	275
Distributions	(63,343)	—	(63,343)
Unit-based compensation expense	397	—	397

Balance at August 17, 2016	$(361,160)	$(1,392)	$(362,552)

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Period from January 1, 2016 through August 17, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,807
Benefit for allowance for doubtful accounts	(1,083)
Write-off of obsolete inventory	1,311
Equity losses from affiliates	1,513
Amortization of television and film costs	19,033
Amortization of deferred financing cost	332
Amortization of debt discount	246
Unit-based compensation expense	397
Loss on sale or disposal of assets	36
Deferred income taxes	365
Decrease in swap fair value	(1,442)
Other, net	147
Changes in operating assets and liabilities:
Decrease in accounts receivable	24,723
Other current assets	(1,224)
Increase in other noncurrent assets	(25,246)
Increase in accounts payable	31,774
Decrease in accrued liabilities	(11,117)
Increase in other current liabilities	2,630
Increase in deferred revenue	41,872
Decrease in other noncurrent liabilities	(3,146)

Net cash provided by operating activities	101,448

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, buildings and equipment	(16,766)
Capitalized software development costs	(856)
Investments in affiliates	(800)

Net cash used in investing activities	(18,422)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for financing costs	(1,226)
Change in receivable from members	275
Payments on borrowings	(2,398)
Distributions to members	(63,343)

Net cash used in financing activities	(66,692)

Effects of exchange rate movements on cash	(94)
Increase in cash and cash equivalents	16,240
Cash and cash equivalents, beginning of period	19,347

Cash and cash equivalents, end of period	$35,587

Supplemental information:
Cash paid for interest	$11,910
Cash payment for income taxes	$131
Non-cash investing and financing activities:
Capital expenditures included in current liabilities	$5,332

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Zuffa Parent, LLC and its subsidiaries (collectively the “Company”, “Zuffa”, or “we”) is an integrated media and entertainment company, principally engaged in the development, production, sales and marketing of media and consumer products featuring the Ultimate Fighting Championship® (UFC®) and related brands. Zuffa Parent, LLC was formed on July 27, 2016, is headquartered in Las Vegas, Nevada and wholly-owns Zuffa, LLC, which is the operating entity for the Ultimate Fighting Championship.

On August 18, 2016, a buyer group that includes WME Entertainment Parent, LLC (“WME”), affiliates of Silver Lake Partners (“SLP”), affiliates of Kohlberg Kravis Roberts & Co. L.P. (collectively, “KKR”) and certain other investors (including certain existing owners as rollover investors) (the “buyer group”) acquired 100% of the equity interests of Zuffa (see Note 13). The acquisition was accounted for as a business combination in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with WME deemed the accounting acquirer. These consolidated financial statements reflect the operating results and cash flows of Zuffa for the period from January 1, 2016 through August 17, 2016, which relates to the accounting period preceding the acquisition of Zuffa on August 18, 2016.

In connection with the acquisition, the Company recognized acquisition transaction costs of $37.2 million for the period from January 1, 2016 through August 17, 2016, which are included in acquisition transaction costs in the consolidated statement of operations. Transaction related costs include certain professional fees, employee bonuses and other contractual amounts payable to third parties resulting from the change in control. Compensation expense related to the accelerated vesting of equity awards as a result of change in control of $0.2 million is included in selling, general and administrative expenses in the consolidated statement of operations. Additionally, certain equity awards were cash-settled contemporaneously with closing of the acquisition for $402.2 million. As a result, the cash settlement is included in the allocation of the purchase price and opening balance sheet on August 18, 2016 (see Note 7).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of the Company and all wholly-owned, majority-owned and controlled subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by ASC Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition and related accounts receivable, the fair value of equity-based compensation, investments, income taxes, contingencies, the fair value of the Company’s reporting unit and the assessment of goodwill, other intangible assets and long-lived assets for impairment.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

Correction of an Error

Subsequent to issuance of the 2015 consolidated financial statements, management of the Company determined that certain revenue transactions related to FIGHT PASS had been incorrectly recognized upon billing during fiscal year 2015, rather than deferred and recognized over the relevant subscription period. This error resulted in an overstatement of fiscal year 2015 revenue and cost of revenue of $2.8 million and $0.4 million, respectively, and an understatement of deferred revenue and other current assets of $2.8 million and $0.4 million, respectively, as of December 31, 2015. In addition, management determined that certain deferred taxes related to a foreign entity had not been correctly recognized as of December 31, 2015. This error resulted in an overstatement of fiscal year 2015 income tax expense and an understatement of other noncurrent assets of $1.5 million as of December 31, 2015. The net effect of these errors amounted to an overstatement of fiscal year 2015 net income of $0.9 million, which management has concluded is not material to the Company’s previously issued 2015 consolidated financial statements. Accordingly, the opening balance in the accompanying consolidated statement of members’ deficit has been revised to correct the cumulative effect of these errors in members’ deficit as of January 1, 2016.

Revenue Recognition

Revenue is recognized when there is persuasive evidence of an agreement or arrangement, fees are fixed or determinable, services have been rendered and collectability is reasonably assured. The following are the primary sources of revenue earned by the Company:

Pay-Per-View Programming

Revenue from the Company’s pay-per-view programming are recorded when the event is aired and are based upon its initial estimate of the number of buys achieved. This initial estimate is based on preliminary buy information received from certain pay-per-view distributors. Subsequent adjustments to the buys are recognized in the period new information is received, which is generally up to 120 days subsequent to the live event. Pay-per-view programming is distributed through cable, satellite and digital providers to residential and commercial establishments. The Company’s customer is the cable, satellite, and certain digital providers on residential buys and the Company records its percentage of the revenue share arrangement. For other residential buys through digital providers, the Company recognizes the amount paid by the end customer. On commercial buys, the Company recognizes the amount paid by the establishment less amounts due to the cable or satellite provider.

Media Rights

Rights fees received from distributors of our television programs are recorded when the television programs are delivered to the distributor and made available for telecast, the license fees are fixed or determinable, and collectability is reasonably assured. The Company’s media rights are sold in contracts, which are typically multiyear arrangements with multiple content elements whereby the annual contractual amount is allocated based on the Company’s assessment of the relative fair value of each content element that qualifies as a separate unit of accounting. The Company’s domestic media rights license is with Fox Broadcasting Company and Fox Cable Networks, Inc. and with various other customers for international media rights.

Subscription Video

The Company owns and operates its own over-the-top (“OTT”) platform FIGHT PASS that engages customers through a software as a service (“SaaS”) subscription based model. Memberships are offered to customers for one month, six month and twelve month access to FIGHT PASS. Revenue for FIGHT PASS is recognized ratably over each paid monthly membership period and revenue is deferred for six and twelve month membership’s when paid in advance. Revenue recognition for new members begins when the free-trial, which ranges from seven to thirty days, is completed. The Company recognizes revenue gross of third party distributor commissions and fees as the Company is the primary obligor in the arrangement.

Live Event

Live event revenue consists of ticket, VIP packages and merchandise sales for events at third-party venues and is recognized when the event occurs. Revenue for ticket and merchandise sales collected in advance of the event are recorded as deferred revenue until the event occurs. The Company recognizes revenue gross of third party commissions and fees as the Company is the primary obligor in the arrangement. The Company presents taxes assessed by governmental authorities related to ticket revenue on a gross basis when imposed concurrent with a revenue-producing transaction. Such ticket taxes aggregated $4.4 million during the period from January 1, 2016 through August 17, 2016 and are included in cost of revenue in the consolidated statement of operations.

Sponsorships

The Company’s sponsorship revenue includes internet and print advertising, arena and octagon signage, on-air announcements, special appearances by fighters and other forms of advertisement. Customer contracts for advertising and sponsorship rights are generally comprised of multiple elements that involve the allocation of the arrangement consideration to the underlying deliverables on a relative selling price basis. The Company uses its best estimate of stand-alone selling price to allocate arrangement consideration as the deliverables under customer contracts are infrequently sold on a stand-alone basis either by the Company or other third parties. After allocating revenue to each deliverable, the Company records sponsorship revenue when the promotional service is delivered.

Licensing

Revenue is derived from licensing the Company’s logos, trade names, trademarks and related intellectual property to third party manufacturers and distributors of branded merchandise. Revenue is earned based on sales of licensed merchandise by the licensee and generally recognized when royalty statements are received from the licensee and collectability is reasonably assured. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to the Company during a given contract year.

Multiple-Deliverable Transactions

The Company has various types of multiple-deliverable arrangements. The timing of revenue recognition for each deliverable is dependent upon meeting the revenue recognition criteria for the respective deliverable.

The Company allocates revenue to each deliverable within the arrangement based on its relative selling price. For deliverables in an arrangement, the Company does not have vendor specific objective evidence (“VSOE”) of selling price as it typically does not sell the same or similar deliverables regularly on a stand-alone basis. Absent VSOE the Company considers whether third party evidence (“TPE”) is available; however, in most instances TPE is not available. Therefore, most multiple-element transactions’ stand-alone selling price is derived by identifying management’s best estimate. The Company’s process for determining its estimated selling prices for deliverables without VSOE or TPE involves management’s judgment and considers multiple factors including company specific and market specific factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors considered by the Company in developing a best estimate of selling price include, but are not limited to, prices charged for similar deliverables, the Company’s ongoing pricing strategy and policies, and consideration of pricing of similar deliverables sold in other multiple-deliverable agreements.

Nonmonetary Transactions

The Company enters into nonmonetary transactions that involve the exchange of goods and services, such as advertising and promotional benefits, for other goods or services. The Company receives certain promotional time on broadcast television through provisions of contracts held by the Company. The availability and use of the promotional time is generally restricted under these agreements and limited to promotion of the Company. The Company believes that the estimated value of this promotional time is not determinable and, accordingly, the Company has not recorded any amounts in its consolidated financial statements for use of this promotional time.

Cost of Revenue

Cost of revenue primarily includes venue, production, commissions and direct costs with certain third party content affiliates and distributors, technology costs to operate FIGHT PASS, direct costs with sales agents, event specific marketing, and athlete costs related to our live events.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash on deposit with banks maintained by major U.S. financial institutions and foreign banks as well as highly liquid money market accounts with original maturities of three months or less at the time of purchase.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with various major banks and other high-quality financial institutions. The Company periodically evaluates the relative credit standings of these banks and financial institutions. The Company’s accounts receivable are typically unsecured and a significant portion relates to trade receivables for pay-per-view events from the various pay-per-view distributors, who collect and remit payments to the Company from individual cable system operators, satellite system operators and commercial location operators as well as large broadcast and cable television networks with whom we license content. Significant portions of trade receivables also relate to third party venues.

For the period from January 1, 2016 through August 17, 2016, one customer accounted for approximately 20.2% and another customer accounted for approximately 10.0% of the Company’s revenue.

Accounts Receivable, Net

Accounts receivable are recorded at net realizable value. Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on known delinquent activity or disputes and ongoing credit evaluations.

Inventory

Inventory consists of merchandise to be sold at live events and by retail wholesalers. Inventory is stated at the lower of cost (determined based on standard-costs which approximates the first-in, first-out (“FIFO”) method) or net realizable value. The valuation of inventories requires management to make market estimates assessing the quantities and the prices at which management believes the inventory can be sold.

Film and Television Costs

The Company capitalizes film and television costs, including direct negative costs incurred in the physical production of the film. From time to time, the Company also acquires film libraries to distribute exclusively through its FIGHT PASS subscription network. The Company also licenses film libraries for distribution exclusively through its FIGHT PASS subscription network. The Company amortizes film and television costs, including acquired and licensed libraries, to cost of revenue in the consolidated statement of operations. Generally, amortization is recorded using the individual film forecast computation method, which amortizes such costs using the ratio of the current period’s revenue to the estimated total remaining gross revenue from all sources (“ultimate revenue”). The Company produces live sports content that has a limited life to sell in secondary markets. As such, the Company recognizes all of the revenue associated with film and television costs when the programs are delivered and made available for telecast in the initial market resulting in simultaneously expensing all of the related film and television costs. The Company acquires and licenses film libraries and distributes exclusively through its FIGHT PASS subscription network. Acquired and licensed films are recorded when the cost of the film is known and the film has been delivered to the Company. Acquired and licensed film libraries are amortized straight-line over the shorter of the license term or the estimated period of use, which is currently five years.

Capitalized film and television costs are subject to impairment testing when certain triggering events are identified. If the fair value of a production were to fall below its unamortized cost, an adjustment would be recorded by which the unamortized capitalized costs exceed the production’s fair value. There were no write-downs of unamortized cost to fair value recorded during the period from January 1, 2016 through August 17, 2016.

Property, Buildings and Equipment

Property, buildings and equipment are carried at historical cost, less accumulated depreciation and adjusted for impairment charges. Costs of normal repairs and maintenance are charged to expense as incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. Assets held for sale are measured at the lower of carrying amount or estimated fair value less cost to sell. The estimated useful lives of property, buildings and equipment are as follows:

Years
Buildings and improvements	Lesser of 35 years or lease term
Furniture and fixtures	5
Office, computer and other equipment	3 - 7
Computer software	3

Capitalized Software Costs

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software. Costs incurred in the preliminary project stage are expensed. All direct external costs incurred to develop internal use software during the development stage are capitalized and amortized using the straight-line method over the useful lives which range from two to five years. Costs such as maintenance and training are expensed as incurred.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired entity over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

Intangible assets consist primarily of trade names, noncompete agreements and broadcast and digital media contracts. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of finite-lived intangible assets are as follows:

Years
Trade names	7 - 11.5
Noncompete agreements	3 - 7
Broadcast and digital media contracts	2 - 7

During the period from January 1, 2016 through August 17, 2016, the Company did not incur costs to renew or extend the term of acquired intangible assets.

Impairment of Long-Lived Assets

In assessing the recoverability of the Company’s long-lived assets, the Company must make estimates and assumptions regarding future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to its long-lived assets.

Goodwill

Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. The Company consists of a single reporting unit. If the Company can support the conclusion that it is not more likely than not that the fair value of its reporting unit is less than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for its reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment then the first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of its reporting unit with its carrying amount, including goodwill. If the carrying amount of its reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be determined in a business combination.

Finite-Lived Intangible Assets

For intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value and an impairment loss is recognized for the difference between the fair value and carrying value.

Investments

Investments in companies in which the Company owns 50% or less equity interest and where it exercises significant influence over the operating and financial policies of the investee are accounted for using the equity method of accounting. The Company’s proportionate share of the net income or loss of the equity method investments is included in equity losses of affiliates in the consolidated statement of operations. Dividends received reduce the carrying value of the investment. The excess of the cost of the investment over the Company’s proportionate share of the fair value of the net assets of the investee at the acquisition date is recognized as goodwill and included in the carrying amount of the investment. Goodwill in equity method investments is not amortized. The Company periodically reviews the carrying value of these investments to determine if there has been an other-than-temporary decline in carrying value. A variety of factors are considered when determining if a decline in carrying value is other-than-temporary, including, among others, the financial condition and business prospects of the investee, as well as the Company’s intent with regards to the investment.

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction against the debt, and amortized over the life of the associated debt as a component of interest expense using the effective interest method. Costs incurred with the issuance of the Company’s revolving credit facilities have been deferred and amortized over the term of the facilities as a component of interest expense using the straight-line method.

Fair Value Measurements

GAAP defines fair value, establishes a framework to measure fair value and expands disclosures about fair value measurements. Fair value is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a fair value hierarchy in order to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is composed of the following three categories:

Level 1- Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3- Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as of October 1 for goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

Derivative Instruments and Hedging Activities

The Company uses interest rate swaps to assist in managing interest costs incurred on its current borrowings. The Company does not use derivatives for trading or speculative purposes. The Company recognizes the interest rate swaps at fair value as either assets or liabilities.

The accounting for changes in fair value (i.e., gains or losses) of the interest rate swap agreements depends on whether they have been designated and qualify as part of a hedging relationship and the type of hedging relationship. Additionally, the difference between amounts received and paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or an addition to, interest expense as incurred over the life of the swap.

The Company’s interest rate swaps do not qualify for hedge accounting. Accordingly, the Company recognizes the change in fair value associated with its interest rate swaps as a gain or loss in its consolidated statement of operations in the period of change. The fair value of interest-rate swaps is determined using an income approach based on the term and notional amount of the swap, discount rates interpolated based on relevant swap curves, the rate on the fixed leg of the swap of 2.223% and a credit value adjustment to consider the likelihood of the Company’s nonperformance.

Members’ Deficit

In the consolidated statement of members’ deficit, changes in the members’ equity balances related to contributions, distributions, changes in receivables from members, unit-based compensation expense and allocations of comprehensive income were specifically listed in the reconciliation of beginning and ending balances.

Members’ liabilities are limited to the amount of capital contributed or committed.

Equity-Based Compensation

Equity-based compensation awards related to the Company’s Participation Interest Plan and Appreciation Interest Plan are accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation (“ASC 718-10”). The Company records compensation costs related to its profit units. Equity-based compensation cost is measured at the grant date based on the fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period. The total expense recognized over the vesting period will only be for those awards that ultimately vest.

Advertising Costs

Advertising costs are expensed in the period the event, commercial or campaign is first presented and is recorded to cost of revenue or selling, general and administrative expenses in the consolidated statement of operations. The Company incurred advertising costs of $33.1 million for the period from January 1, 2016 through August 17, 2016.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.

Income Taxes

The Company is a LLC which is treated as a partnership for U.S. federal and state income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s income is subject to tax at the partner level. The Company’s foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

The Company’s corporate subsidiaries account for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by the Company in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as application of tax laws in the jurisdictions in which the Company operates. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of a deferred tax asset will not be realized.

ASC Topic 740-10-40, Income Taxes prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. To the extent the Company prevails in matters for which a liability for an unrecognized tax benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statement of operations.

Foreign Currency Translations and Transactions

The financial position and results of operations of the Company’s foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each balance sheet date, except for certain investment and equity accounts which are translated at historical exchange rates. Statement of operations accounts are translated at average exchange rates in effect during each financial period. Foreign currency translation adjustments are included in accumulated other comprehensive income as a component of members’ deficit. Foreign currency gains and losses related to intercompany transactions are classified in accumulated other comprehensive income if settlement is not planned or anticipated in the foreseeable future. Gains or losses related to intercompany transactions where settlement is anticipated, or those that result from the remeasurement of receivables and payables denominated in currencies other than the functional currency of an entity, are included in other expense, net in the consolidated statement of operations. The Company recognized $0.1 million of net realized and unrealized foreign currency transaction gains for the period from January 1, 2016 through August 17, 2016.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive loss, net of tax. Other comprehensive loss, net of tax, refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of members’ deficit but are excluded from net income. The Company’s other comprehensive loss, net of tax, consists primarily of foreign currency translation adjustments that result from the consolidation of its foreign entities.

Recently Issued Accounting Pronouncements

In August 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments,” which addresses eight specific cash flow issues and is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for interim and annual periods beginning after December 15, 2017, which for the Company will be effective for the fiscal year beginning January 1, 2018, with early adoption permitted. The amendments in the ASU should be applied using a retrospective transition method to each period presented. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. The estimate of expected credit losses will require entities to incorporate considerations of historical information, current information, and reasonable and supportable forecasts. ASU 2016-13 is effective for annual and interim reporting periods beginning after December 15, 2019, and the guidance is to be applied using the modified-retrospective approach. Earlier adoption is permitted for annual and interim reporting periods beginning after December 15, 2018. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments in this guidance involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. In addition to those simplifications, the amendments eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. This should not result in a change in practice because the guidance that is being superseded was never effective. The amendments in this guidance are effective for annual periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017. Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the effect of the updated standard on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, “Investments—Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting”. The amendments eliminate the requirement to retroactively adopt the equity method of accounting when a change in ownership occurs. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investment and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. This new guidance is effective for annual and interim reporting periods beginning after December 15, 2016 which for the Company will be effective for the fiscal year beginning January 1, 2017. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842),” which will supersede the existing guidance for lease accounting. This new standard will require lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The new standard requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the right-of-use asset, and for operating leases, the lessee would recognize a straight-line total lease expense. The new guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years, which for the Company will be effective for the fiscal year beginning January 1, 2019, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this new standard on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income (other than those accounted for under equity method of accounting). Under the new guidance, entities will no longer be able to recognize unrealized holding gains and losses on equity securities classified today as available-for-sale in other comprehensive income, and they will no longer be able to use the cost method of accounting for equity securities that do not have readily determinable fair values. However, entities will be able to elect to record equity investments without readily determinable fair values at cost, less impairment, and plus or minus subsequent adjustments for observable price changes. The guidance for classifying and measuring investments in debt securities and loans is not impacted. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, which for the Company is effective for the fiscal year beginning January 1, 2018, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this new standard on its consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory,” which requires all inventory to be measured at the lower of cost and net realizable value, except for inventory that is accounted for using the LIFO or the retail inventory method, which will be measured under existing accounting standards. The new guidance must be applied on a prospective basis and is effective for fiscal years beginning after December 15, 2016, which for the Company will be effective for the fiscal year beginning January 1, 2017, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this new standard on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation—Amendments to the Consolidation Analysis.” This standard modified the evaluation of whether certain limited partnerships and legal entities are variable interest entities, eliminated the presumption that the general partner should consolidate a limited partnership, affected the consolidation analysis of reporting entities that are involved with variable interest entities, and provided a scope exception from consolidation for entities with interests in legal entities that are similar to money market funds. This standard is effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. This guidance is effective for our fiscal year beginning January 1, 2017 and for interim periods beginning January 1, 2018. The Company is currently evaluating the impact of the adoption of this new standard on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). which supersedes existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle, and will require companies to use more judgment and make more estimates than under the current guidance. The Company expects that these judgments and estimates will include identifying performance obligations in the customer contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In addition, the FASB has issued ASU 2015-14 “Deferral of the Effective Date”, ASU 2016-08, “Principle versus Agent Considerations,” ASU 2016-10, “Identifying Performance Obligations and Licensing,” and ASU 2016-12, “Narrow Scope Improvements and Practical Expedients,” all of which clarify certain implementation guidance in ASU 2014-09. This standard along with the subsequent clarifications issued are effective for annual and interim reporting periods beginning after December 15, 2017. Early adoption is permitted to the original effective date for annual reporting periods beginning after December 15, 2016. The standard allows an entity to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. The Company is currently evaluating the implementation approach and the impact of adoption of this new standard, along with subsequent clarifying guidance, on the Company’s consolidated financial statements and related disclosures.

3.	DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation of property, buildings and equipment was $2.2 million during the period from January 1, 2016 through August 17, 2016.

Amortization of intangible assets was $2.6 million during the period from January 1, 2016 through August 17, 2016.

4.	EQUITY LOSSES OF AFFILIATES

Ultimate NEV, LLC

The Company has a 50%-owned joint venture to develop and operate UFC®-branded fitness gyms and manufacture, create, own and market retail home fitness and related products. Zuffa accounts for this investment under the equity method of accounting and recognized equity losses of $1.3 million and made contributions of $0.8 million during the period from January 1, 2016 through August 17, 2016.

Fight, LLC

On February 20, 2013, the Company entered into a 50%-owned joint venture to develop and operate a website on the promotion of mixed-martial arts. Zuffa accounts for this investment under the equity method of accounting and recognized equity losses of less than $0.1 million during the period from January 1, 2016 through August 17, 2016.

UG Clubs, LLC

On June 19, 2014, the Company entered into a 50%-owned joint venture to develop and operate nine fitness gyms. Zuffa recognized equity losses of $0.2 million during the period from January 1, 2016 through August 17, 2016.

5.	DEBT

On March 18, 2014, Zuffa completed a refinancing of its senior secured credit facility with a syndicate of banks led by Deutsche Bank Trust Company Americas, replacing an existing term loan of principal $450.0 million with a term loan of principal $479.5 million (the “Credit Facility”). The refinanced term loan maintains the same maturity date of February 25, 2020 as the previous term loan and has an interest rate of 3.00% plus a LIBOR floor of 0.75%, for a total of 3.75% as of August 17, 2016. Zuffa is required to make quarterly principal reduction payments on the refinanced term loan equal to 0.25% of the initial amount of the term loan. Principal payments of $2.4 million were made during the period from January 1, 2016 through August 17, 2016. The refinanced term loan was not issued at a discount; however, Zuffa’s previous term loans prior to refinancing included original issue discounts. The Company records debt discounts as a reduction of the related debt and amortizes the discount to interest expense over the term of the agreement using the straight-line method, which approximates the effective interest method. Amortization of debt discount was $0.2 million during the period from January 1, 2016 through August 17, 2016.

As part of its Credit Facility, Zuffa has a $60.0 million capacity revolver, which matures February 25, 2018 and has an interest rate of 2.50% plus LIBOR for amounts drawn, for a total of 3.00% as of August 17, 2016. Zuffa is required to pay a commitment fee equal to 0.25% per annum on the unused portion of the revolver. During the period from January 1, 2016 through August 17, 2016, Zuffa paid $0.1 million in unused commitment fees which is included in interest expense in the consolidated statement of operations.

In connection with the refinancing and previous debt transactions, Zuffa incurred direct and incremental costs that have been capitalized as deferred financing costs and are being amortized to interest expense over the term of their respective agreements using the straight-line method, which approximates the effective interest method. Amortization of deferred financing costs was $0.3 million during the period from January 1, 2016 through August 17, 2016.

All of Zuffa’s debt has variable interest rate or rates that the Company believes approximate current market rates and, accordingly, the carrying value is a reasonable estimate of fair value. The Credit Facility is secured by substantially all of the Zuffa’s assets. As of August 17, 2016, management believes that Zuffa is in compliance with the covenants and other provisions governing the Credit Facility.

6.	MEMBERS’ CAPITAL

Net income of Zuffa is allocated to the Members in accordance with the provisions of the Zuffa Amended and Restated Limited Liability Company Operating Agreement (the “Operating Agreement”). The allocation of profits and losses is based on a number of factors including the unreturned capital contributions and income and losses previously allocated. Zuffa may, at management’s discretion, reimburse its Members, through distributions, for any income tax obligations resulting from profits realized in excess of accumulated losses previously allocated to the Members. No Member is liable for the repayment, satisfaction or discharge of any Zuffa liabilities in excess of the balance of the Member’s capital account.

7.	EQUITY-BASED COMPENSATION

Effective March 1, 2006, Zuffa adopted the Zuffa Participation Interest Plan (the “PIP” or the “Plan”) to attract, retain and motivate certain officers and employees of Zuffa to align their interests with those of the owners of Zuffa through the granting of participation interests. The Plan was amended on December 31, 2008 primarily to update defined terms and certain conditions in the original agreement.

Participants in the Plan are granted a Participation Interest (“PI”), which has a vesting period of four to five years depending on the award. The PI has graded vesting whereby 20% - 25% vests on each anniversary date of the award. The PI is used to calculate two separate benefits that participants receive under the Plan.

Firstly, participants who are actively employed by Zuffa on December 31 of any calendar year are entitled to an annual bonus (the “annual bonus”), which is calculated as the factor of:

1)	Zuffa’s adjusted net income;

2)	the employee’s PI; and

3)	the employee’s vested percentage.

Accruals for the future obligation related to the annual bonus are included in selling, general and administrative expense in the consolidated statement of operations.

Additionally, participants are entitled to a second benefit upon occurrence of a termination or liquidity event, which causes a simultaneous curtailment of the annual bonus component of the Plan described in the preceding paragraph. A termination event results from a participant’s death, disability, termination with cause, termination without cause or voluntary termination. A liquidity event results from a change in ownership of Zuffa or a change in ownership of a substantial portion of the assets of Zuffa. This benefit (hereafter referred to as the “PIP award”) is calculated as the factor of:

1)	the fair market value of Zuffa as of the termination or liquidity event date;

2)	the employee’s PI;

3)	the employee’s vested percentage; and

4)	the percentage (which can range from 25% - 100%) of the PI payable due to the type of termination or liquidity event.

The PIP award is due in five equal annual installments on each of the five anniversary dates of the event. On May 25, 2012, Zuffa amended certain provisions of the PIP. Under the terms of the modification, participants are no longer entitled to the cash settlement feature upon a termination event, but instead are due an equity interest in Zuffa. The amendment caused the PIP awards to qualify for equity accounting treatment whereas prior to the amendment liability accounting treatment was necessary.

Calculation of the fair value of the PIP award requires the use of external valuation specialists as well as management estimates. The equity interest granted for PIP awards upon a termination or liquidity event, as defined, is a function of Zuffa’s fair market value as determined at the termination date and the PI percentage due based on the type of termination or liquidity event. A recognized valuation methodology (which considered both the “Income Approach” and “Market Approach”) was utilized to arrive at the fair value of Zuffa. Information published by the Social Security Administration was used to estimate the probabilities of death or disability. Information published by Strategy Business and the Pittsburgh Post-Gazette was utilized to quantify probabilities of voluntary and involuntary termination. Taking the above information into consideration, probability-weighted scenarios are used for each potential termination event.

All of these factors are incorporated into the ultimate calculation of the fair value of the equity as of August 17, 2016.

Under equity accounting, awards are fair valued on the grant date and amortized to compensation expense over the vesting period as the requisite service is rendered. Compensation expense is not recognized for awards that do not vest because service conditions are not satisfied.

Compensation expense of $0.1 million was recorded pursuant to the PIP Plan during the period from January 1, 2016 through August 17, 2016.

Effective August 31, 2012, Zuffa adopted the Zuffa Appreciation Interest Plan (the “MP Plan”), which shares the same purpose and features of the PIP Plan with two exceptions:

1)	There is not an annual bonus component; and

2)

The award component functions as an appreciation right whereby the award only has value on the termination date to the extent the fair value of the equity of Zuffa exceeds the base value in the participant’s award agreement.

The fair value of MP awards is calculated in a manner consistent with the PIP awards and also qualifies for equity accounting treatment. Zuffa incurred $0.3 million of compensation expense, including accelerated vesting expense of $0.2 million related to the change in control, during the period from January 1, 2016 through August 17, 2016 pursuant to the MP Plan.

In connection with the acquisition and related change in control, all unvested equity awards became vested under the terms of the original awards. As such, there is no unrecognized compensation expense related to non-vested equity awards. The PIP and MP equity awards were cash-settled contemporaneously with closing of the acquisition for $402.2 million. As a result, the cash settlement is included in the allocation of the purchase price and opening balance sheet on August 18, 2016.

8.	EMPLOYEE BENEFIT PLANS

Zuffa sponsors a 401(k) defined contribution plan covering substantially all of its employees. Under this plan, participants are allowed to make contributions based on a percentage of their salaries, subject to a statutorily prescribed annual limit. Zuffa makes matching contributions of 50% of each participant’s contributions, up to 4% of eligible compensation (maximum 2% matching contribution). Zuffa may also make additional discretionary contributions to the 401(k) plan. Employer matching contributions to the 401(k) plan during the period from January 1, 2016 through August 17, 2016 were $0.5 million.

9.	DERIVATIVE INSTRUMENTS

On February 20, 2013 and later amended April 10, 2013, Zuffa entered into a swap with Deutsche Bank for $225.0 million notional with a termination date of February 20, 2017. The swap requires the Company to pay a fixed rate of 2.223% and receive the greater of i) USD-LIBOR and ii) 1.0%, which was 1.0% as of August 17, 2016.

The interest rate swap does not qualify for hedge accounting; therefore, the changes in fair value are recognized as a gain or loss in the consolidated statement of operations in the period of change.

During the period from January 1, 2016 through August 17, 2016, the decrease in the fair value of the swap liability of $1.4 million was recorded as a gain in other expense, net in the consolidated statement of operations.

10.	INCOME TAXES

The Company is a LLC which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

Income before income taxes includes the following components for the period from January 1, 2016 through August 17, 2016 (in thousands):

United States	$24,404
Foreign	(1,051)

Total	$23,353

The income tax provision consists of the following for the period from January 1, 2016 through August 17, 2016 (in thousands):

Current:
U.S. federal, state, and local	$124
Foreign	6,173

Total Current	6,297
Deferred:
U.S. federal, state, and local	—
Foreign	23

Total Deferred	23

Total provision for income taxes	$6,320

The effective income tax rate based on the actual provision shown in the consolidated statement of operations differs from the U.S. statutory federal income tax rate as follows for the period from January 1, 2016 through August 17, 2016 (in thousands):

U.S. statutory federal income tax of 35%	$8,173
Partnership income not deductible for tax	(8,541)
Tax impact of foreign operations	6,204
Valuation allowance	360
U.S. state and local taxes at partnership level	124

Total provision for income taxes	$6,320

ASC 740 requires that a valuation allowance be recorded against deferred tax assets when it is more likely than not that some or all of a company’s deferred tax assets will not be realized based upon available positive and negative evidence. After reviewing all available positive and negative evidence as of August 17, 2016, the Company recorded a valuation allowance against foreign deferred tax assets of $2.2 million. For the year ended August 17, 2016, the Company recorded an increase in valuation allowance of $0.3 million. Of this amount, $0.4 million was recorded in the current period provision for income taxes and $(0.1) million was recorded in other comprehensive loss.

Due to the Company’s structure, the portion of unremitted earnings of non-U.S. subsidiaries (controlled foreign corporations), which are deemed to be indefinitely reinvested outside of the U.S., are not significant to the consolidated financial statements.

The Company is regularly audited by domestic and foreign taxing authorities. Audits may result in tax assessments in excess of amounts claimed and the payment of additional taxes. The Company believes that its tax return positions comply with applicable tax law and that it has adequately provided for reasonably foreseeable assessments of additional taxes. Additionally, the Company believes that any assessments in excess of the amounts provided for will not have a material adverse impact in the consolidated financial statements.

The Company is subject to taxation in various state and foreign jurisdictions. During 2016, the Company concluded an examination with the Internal Revenue Service for the 2011 and 2012 tax years. Therefore, as of December 31, 2016, the Company is subject to review by U.S. federal taxing authorities for the years 2013 through 2016. With few exceptions, the Company is generally not subject to examination by state and local and foreign income tax authorities for periods prior to 2013.

11.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has certain commitments, including various non-cancelable operating leases for offices and equipment. Future annual rental commitments under non-cancelable operating leases are as follows (in thousands):

For the year ending December 31:
2016 Remaining	$474
2017	1,406
2018	789
2019	520
2020	213
2021	78
Thereafter	62

$3,542

Rent expense under non-cancelable operating leases totaled $1.1 million during the period from January 1, 2016 through August 17, 2016.

Film Commitments

Film commitments include amounts related to the acquisition and licensing of film content where the Company has entered into an agreement to obtain future films, but has not paid for or received the films yet. Future minimum payments for the years ending December 31, 2017 through 2021 and thereafter under the agreements described above are as follows (in thousands):

For the year ending December 31:
2016 Remaining	$5,236
2017	6,146
2018	4,684
2019	3,497
2020	3,422
2021	448
Thereafter	—

$23,433

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. Except for those claims noted below for which the Company has recorded liabilities for losses determined to be probable and estimable, it is the belief of management that the ultimate outcome of these matters will not materially affect the Company’s financial position, results of operations or cash flows.

Zuffa has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California between December 16, 2014 and March 20, 2015 by a total of eleven former UFC fighters: Le et al. v. Zuffa, LLC, 5:14-cv-05484 EJD; Vasquez et al. v. Zuffa, LLC, 5:14-cv-05591 EJD; Vera et al. v. Zuffa, LLC, 14-cv-05621 EJD; Ruediger et al. v. Zuffa, LLC, 5:14-cv-00521 EJD; Kingsbury et al. v. Zuffa, LLC, 3:15-cv-01324.

The complaints in the five lawsuits are substantially identical. Each alleges that Zuffa violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional mixed martial arts (“MMA”) bouts and monopolizing the alleged market for elite professional MMA Fighters’ services. The plaintiffs in all five cases seek to represent the same two putative classes: (1) a “bout class” of all current and former UFC fighters who have competed in MMA bouts taking place or broadcast in the United States from December 16, 2010 through the present, and (2) an “identity class” of all current and former UFC fighters whose identity was “expropriated or exploited” by Zuffa from December 16, 2010 through the present. Plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. On June 2, 2015, the court granted Zuffa’s motion to transfer all five cases to the United States District court for the District of Nevada, where the cases are now pending. On September 25, 2015, the District Court denied Zuffa’s motion to dismiss the complaints. The Company believes the lawsuits are meritless and therefore intends to defend itself vigorously against the allegations in the complaints.

A former Brazilian sponsor Cervejaria Petrópolis, responsible for commercializing TNT energy drink in Brazil, filed a lawsuit against the Company’s wholly owned Brazilian company, Zuffa Eventos Esportivos Brasil LTDA, based on an alleged breach of a purported exclusivity clause contained in a sponsorship agreement and requested damages and costs. In July 2016 the lower court award was issued, dismissing all claims. The plaintiff appealed and UFC answered on October 24th. UFC believes the lawsuit is meritless and the lower court has found in its favor; therefore, UFC intends to continue to defend itself during the appellate process. However, based on the advice of Brazilian external counsel in 2015 the Company concluded it was probable and reasonably estimable the Company will incur contractual penalties resulting in reserving $0.3 million in 2015 and as of August 17, 2016 the Company has maintained this amount in accrued liabilities in the consolidated balance sheet as the advice of Brazilian external counsel is unchanged from their original assessment.

The Company is involved in various other legal matters arising in the normal course of business. In the opinion of the Company, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

12.	RELATED PARTY TRANSACTIONS

From time to time, the Company enters into transactions in the normal course of business with parties related to the members. Members and their related parties were reimbursed $0.2 million by the Company for costs incurred by such parties on the Company’s behalf during the period from January 1, 2016 through August 17, 2016. The Company was reimbursed $0.5 million by the members and their related parties for costs incurred by the Company on the members behalf during the period from January 1, 2016 through August 17, 2016.

The Company leases an aircraft owned by certain Members and leases an associated aircraft hangar. Charges of $5.9 million for the period from January 1, 2016 through August 17, 2016 are included in selling, general and administrative expenses in the consolidated statement of operations. The Company is charged management fees for services provided by affiliates of the Members, including payments to one of the Members for services provided to the Company. Charges for management fees of $0.3 million for the period from January 1, 2016 through August 17, 2016 are included in selling, general and administrative expenses in the consolidated statement of operations.

On October 1, 2014, the Company issued a $0.8 million promissory note to a senior executive. The promissory note is forgiven by 25% at each of the four anniversary dates until maturity on October 1, 2018 based on the employee’s service to the Company. In accordance with ASC 710, the Company recognizes expense as the employee fulfills the service obligation over the four years. The Company recorded expense of $0.1 million during the period from January 1, 2016 through August 17, 2016, which is included in selling, general and administrative expenses in the consolidated statement of operations.

The Company receives payments from a related party for the closed circuit feed to pay-per-view events. Revenue during the period from January 1, 2016 through August 17, 2016 was $0.1 million and the Company incurred charges of $0.2 million related to lodging and meeting expenses with the same related party.

The Company recognized revenue of $1.1 million for royalties earned from licensing its tradename to Ultimate NEV, LLC during the period from January 1, 2016 through August 17, 2016.

13.	SUBSEQUENT EVENTS

Subsequent events were evaluated through March 31, 2017, which is the date the consolidated financial statements were available for issuance.

On August 18, 2016, a buyer group consisting of WME, SLP, KKR and certain other investors (including existing owners as rollover investors) acquired 100% of the equity interests of the Company. The total purchase price was $4.1 billion which includes contingent consideration of $224.4 million with the Company responsible for $22.4 million of the contingent consideration. The remaining $202.0 million of contingent consideration is the obligation of WME. The acquisition was financed through (i) approximately $1.5 billion in new Zuffa common equity issued to WME, SLP, KKR and certain other investors, (ii) a rollover of common equity valued at $325.0 million by the existing owners of Zuffa, (iii) $360.0 million in new Zuffa preferred equity and (iv) $1.7 billion in net borrowings. A portion of the proceeds from the acquisition were used to pay off in full the Credit Facility and interest rate swap liability on August 18, 2016.

In January 2017, the Company completed a transaction for land held for sale with a carrying value of $2.5 million, which was sold for approximately the same amount.

In connection with the acquisition, the Company entered into a First Lien Credit Agreement and a Second Lien Credit Agreement (together the “New Credit Facilities”).

The First Lien Credit Agreement consists of (i) a seven-year secured term loan with an aggregate principal amount of $1,375.0 million (the “First Lien Term Loan”) and (ii) a five-year secured revolving credit facility in an aggregate principal amount of up to $150.0 million (the “Revolving Credit Facility”). The Second Lien Credit Agreement consists of an eight-year secured term loan with an aggregate principal amount of $425.0 million (the “Second Lien Term Loan”).

The First Lien Term Loan bears interest at a rate of LIBOR + 4.0% (with a LIBOR floor of 1%). The First Lien Term Loan includes 1% principal amortization that is payable in quarterly installments with any remaining balance payable on the final maturity date of August 18, 2023. The Second Lien Term Loan bears interest at the rate of LIBOR + 7.5% (with a LIBOR floor of 1%) and is payable and due on the final maturity date of August 18, 2024. Amounts under the Revolving Credit Facility are available to be borrowed and re-borrowed until its termination on August 18, 2021. The Revolving Credit Facility accrues a commitment fee of 0.50% per annum on the unused balance. The New Credit Facilities are secured by liens on substantially all of the assets of Zuffa.

In February 2017, Zuffa completed a refinancing of the First Lien Term Loan (the “Amended First Lien Term Loan”) reducing the annual interest rate 75 basis points to LIBOR + 3.25% (with a LIBOR floor of 1%). The Amended First Lien Term Loan maintains the same maturity date of August 18, 2023 and includes 1% principal amortization that is payable in quarterly installments, with any remaining balance payable at final maturity. With the exception of the new interest rate, the Amended First Lien Term Loan has similar terms and conditions to the First Lien Term Loan.

The Company completed an analysis to determine whether these refinancings met the criteria to be accounted for as a modification or an extinguishment. The Amended First Lien Term Loan are comprised of a syndicate of lenders, and the analysis required a comparison of debt cash flows on a lender by lender basis prior to and subsequent to the refinancings. Those lenders participating in the syndication prior to and subsequent to the refinancings will be treated as a modification or extinguishment. Those lenders participating in the syndication prior to but not subsequent to the refinancings will be treated as an extinguishment. Those lenders participating in the syndication subsequent to but not prior to the refinancings will be treated as new borrowings.

INDEPENDENT AUDITORS’ REPORT

To the Members

Droga5, LLC

We have audited the accompanying consolidated financial statements of Droga5, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Droga5, LLC and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information shown on pages 26 to 29 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Friedman LLP

March 19, 2019

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$31,107,949	$34,731,637
Investment at fair value	150,619	—
Accounts receivable from creative and marketing services, net	18,751,959	19,103,587
Accounts receivable from production projects	9,414,183	11,412,922
Earned unbilled creative fees	1,790,337	6,056,147
Work in process	2,560,506	2,945,320
Prepaid expenses and other current assets	2,818,476	1,684,145
Due from affiliates	—	135,662

Total current assets	66,594,029	76,069,420
Property and equipment—at cost, less accumulated depreciation and amortization	45,468,250	31,980,491
Security deposits	68,874	800,494
Investments at cost	70,204	113,061
Deferred tax assets	118,200	661,147

	$112,319,557	$109,624,613

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$13,721,870	$15,195,414
Deferred income from production projects	19,551,709	26,566,102
Deferred income from creative and marketing services	2,816,258	5,279,832
Loans payable, current	5,139,928	3,097,179
Capital lease obligations, current	1,049,460	1,338,508
Deferred rent, current	1,105,766	696,505

Total current liabilities	43,384,991	52,173,540
Loans payable, less current maturities	18,045,190	11,026,505
Capital lease obligations, less current maturities	2,596,727	972,184
Deferred rent, less current portion	16,249,517	11,388,229
Deferred tax liabilities	—	51,400

	80,276,425	75,611,858

Commitments and contingencies
Equity
Droga5, LLC members’ equity	32,444,665	34,287,073
Noncontrolling interest	(401,533)	(274,318)

	32,043,132	34,012,755

	$112,319,557	$109,624,613

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2018	2017
Revenues, net of reimbursable costs	$169,757,534	$195,643,430

Operating expenses
General and administrative	24,701,816	23,222,350
Personnel costs	105,616,463	110,357,706
Depreciation and amortization	4,983,729	4,011,524

	135,302,008	137,591,580

Income from operations	34,455,526	58,051,850

Other expenses
Interest expense, net	(1,204,415)	(937,448)
Other expense, net	(1,403,252)	(1,573,006)

	(2,607,667)	(2,510,454)

Income before income taxes	31,847,859	55,541,396

Income taxes
Current	1,479,239	2,431,906
Deferred	451,933	65,380

	1,931,172	2,497,286

Net income	29,916,687	53,044,110
Noncontrolling interest in loss	151,167	145,619

Net income attributable to Droga5, LLC	$30,067,854	$53,189,729

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018	2017
Net income	$29,916,687	$53,044,110

Other comprehensive income (loss)
Foreign currency translation adjustment	(18,024)	(99,160)
Unrealized gain on investment	107,762	—

	89,738	(99,160)

Comprehensive income	30,006,425	52,944,950
Net loss attributable to noncontrolling interest	151,167	145,619
Foreign currency translation adjustment attributable to noncontrolling interest	—	8,017

Comprehensive income attributable to Droga5, LLC	$30,157,592	$53,098,586

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Droga5, LLC			Noncontrolling Interest
		Accumulated						Retained
		Other						Earnings
		Comprehensive		Ordinary Shares		Common Stock		(Accumulated		Total
	Equity	Income (Loss)	Total	Shares	Amount	Shares	Amount	Deficit)	Total	Equity
Balance, January 1, 2017	$32,425,668	$(21,147)	$32,404,521	30	$—	204	$188	$58,165	$58,353	$32,462,874
Distributions	(51,200,000)	—	(51,200,000)	—	—	(204)	(188)	(194,881)	(195,069)	(51,395,069)
Net income (loss)	53,189,729	—	53,189,729	—	—	—	—	(145,619)	(145,619)	53,044,110
Foreign currency translation adjustment	—	(107,177)	(107,177)	—	—	—	—	8,017	8,017	(99,160)

Balance, December 31, 2017	34,415,397	(128,324)	34,287,073	30	—	—	—	(274,318)	(274,318)	34,012,755
Distributions	(32,000,000)	—	(32,000,000)	—	—	—	—	—	—	(32,000,000)
Issuance of share capital	—	—	—	5,445	23,952	—	—	—	23,952	23,952
Net income (loss)	30,067,854	—	30,067,854	—	—	—	—	(151,167)	(151,167)	29,916,687
Foreign currency translation adjustment	—	(18,024)	(18,024)	—	—	—	—	—	—	(18,024)
Unrealized gain on investment	—	107,762	107,762	—	—	—	—	—	—	107,762

Balance, December 31, 2018	$32,483,251	$(38,586)	$32,444,665	5,475	$23,952	-0-	$-0-	$(425,485)	$(401,533)	$32,043,132

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net income	$29,916,687	$53,044,110
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization—property and equipment	4,983,729	4,011,524
Amortization of deferred financing costs	63,195	59,799
Loss on disposal of equipment	29,804	—
Provision for doubtful accounts	136,351	3,600
Deferred rent expense	5,270,549	(413,076)
Deferred tax provision	480,870	65,380
Foreign currency loss	19,476	173,654
Changes in assets and liabilities
Accounts receivable	2,014,924	1,752,523
Earned unbilled creative fees	4,265,810	(5,150,884)
Work in process	(37,329)	87,347
Prepaid expenses and other current assets	(1,171,765)	(507,238)
Due from affiliates	135,662	(111)
Security deposits	728,640	126,194
Accounts payable and accrued expenses	(1,892,462)	(282,543)
Deferred income	(8,950,802)	1,962,593

Net cash provided by operating activities	35,993,339	54,932,872

Cash flows from investing activities
Acquisition of property and equipment	(14,803,642)	(3,863,643)
Net proceeds from sale of assets	7,647	—

Net cash used in investing activities	(14,795,995)	(3,863,643)

Cash flows from financing activities
Principal payments of capital lease obligations	(1,534,490)	(1,277,905)
Net proceeds from (payments of) loans payable	8,998,239	(1,898,688)
Distributions to former minority owners	—	(195,531)
Distributions to members	(32,000,000)	(51,200,000)

Net cash used in financing activities	(24,536,251)	(54,572,124)

Effect of foreign currency exchange rate changes on cash	(284,781)	(7,768)

Net decrease in cash and cash equivalents	(3,623,688)	(3,510,663)
Cash and cash equivalents, beginning of year	34,731,637	38,242,300

Cash and cash equivalents, end of year	$31,107,949	$34,731,637

Supplemental cash flow disclosures
Interest paid	$1,276,331	$867,393
Income taxes paid	2,530,075	1,579,575
Noncash investing activities
Property and equipment acquisitions financed by capital leases	2,869,985	—
Property and equipment included in accounts payable and accrued expenses	923,553	—

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - ORGANIZATION AND NATURE OF BUSINESS

Droga5, LLC (“Droga5”), a limited liability company organized pursuant to the laws of Delaware, is owned 49% by WME Dragon Holdings, LLC and 51% by David5, LLC (“David5”). It operates as an advertising agency for marketers of prestigious, image-driven products and brands. The operations of Droga5 originally began in 2006 in New York, New York. Based on the operating agreement, Droga5 shall continue in perpetuity unless sooner dissolved and its affairs wound up as provided in the operating agreement.

In accordance with a transaction agreement dated August 29, 2013 (the “Agreement”), Droga5 increased its investment ownership in Droga5 Pty Ltd. (“Droga5 Australia”), an entity organized in Australia in November 2007, resulting in a 79.6% ownership. Droga5 decided to discontinue the operations of Droga5 Australia in September 2015 and operations fully ceased in early 2016. In December 2017, all final liquidating distributions had been made to the minority shareholders of Droga5 Australia, representing 20.4% ownership. In December 2018, Droga5 Australia formally entered into liquidation.

In April 2013, David5 organized Droga5 UK Ltd. (“Droga5 UK”) in London to operate as an expansion of the New York agency. Droga5 UK is effectively 97% owned by Droga5. All of the profits and losses are allocated to Droga5 until its initial investment is recovered. David5 wholly owns a production company, Droga5 Studios, LLC (“Studios”), which is nearly exclusively used by Droga5 and its subsidiaries.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

On December 6, 2018, Droga5 Australia formally entered into a liquidation wherein the accounts of Droga5 Australia are being managed by third party liquidators. As a result of this action, Droga5 ceases to have control of Droga5 Australia, and therefore, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation”, the subsidiary must be deconsolidated from the consolidated financial statements. In 2016, upon ceasing operations, a corresponding cumulative translation adjustment was released into net income (loss) from discontinued operations. Since then, translation adjustments pertaining to the current year’s activity have been released into net income (loss) from discontinued operations. References to assets, liabilities and net income (loss) of discontinued operations and noncontrolling interest related to Droga5 Australia have been retrospectively eliminated.

Accordingly, the accompanying consolidated financial statements include the accounts of Droga5, its wholly owned subsidiaries, D5 Global Holdings, LLC (“D5 GH”) and D5 Ventures I, LLC, and its majority-owned subsidiary, Droga5 UK, as well as its affiliate, Studios (collectively, the “Company”). All intercompany transactions have been eliminated in consolidation.

Variable Interest Entities

Accounting principles generally accepted in the United States of America (“GAAP”) require a company that holds a variable interest in an entity to consolidate the entity if the company’s interest in the variable interest entity (“VIE”) is such that it holds a controlling financial interest. In such cases, the company is the primary beneficiary of the VIE.

It was determined that Studios is a VIE and that Droga5 is the primary beneficiary. The management of Droga5 is also the management of Studios. Studios provides production services for Droga5, and through agreements between the two companies Droga5 has the right to receive benefits from Studios. Summarized financial information for Studios is presented in Note 11.

Noncontrolling Interest

GAAP requires that noncontrolling (or minority) interests in subsidiaries, affiliates and VIEs be reported in the equity section of a company’s consolidated balance sheet. In addition, the amounts attributable to the net income of the subsidiaries, affiliates or VIEs are reported separately in the consolidated statements of income, comprehensive income and changes in equity for the periods presented.

Comprehensive Income

The Company follows ASC Topic 220, “Reporting Comprehensive Income”, in recognizing the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statement of equity, except those due to investments by members, and distributions to members, including adjustments to minimum pension liabilities, accumulated foreign currency translations, and unrealized gains or losses on marketable securities.

Foreign Currency Translation

The functional currency of Droga5 UK is the Great British Pound (“GBP”) while the reporting currency of Droga5 is the U.S. dollar. All asset and liability accounts of Droga5 UK are translated at the year-end exchange rate. Revenues and expenses are translated at the average rates of exchange during the year. Translation gains or losses are recorded as a component of accumulated other comprehensive income in the consolidated statements of changes in equity.

Foreign currency transactions are translated into U.S. dollars using the fixed exchange rates in effect at the time of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of income.

Foreign Exchange Gains (Losses)

The Company has intercompany loans in place between Droga5 and Droga5 UK. The intercompany loans outstanding are not expected to be repaid in the foreseeable future and the funding advanced is of a long-term investment nature. Therefore, all unrealized foreign exchange gains or losses arising on the intercompany loans are recognized in other comprehensive income or loss until repayment of the intercompany loans becomes foreseeable.

Use of Estimates

Management uses estimates and assumptions in preparing the consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Significant estimates include estimated earnings on contracts in progress and the collectability of accounts receivable. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash balances in banks in the United States are insured by the Federal Deposit Insurance Corporation subject to certain limitations. The Company maintains cash balances that, at times, may exceed these limitations. For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. An account is considered past due based on contractual terms. At December 31, 2018 and 2017, the allowance for doubtful accounts was approximately $200,000.

Work in Process

Work in process consists principally of production costs incurred on behalf of customers which have not yet been billed. Such amounts are billed to customers at various times over the course of the production process.

Investments

The Company has investments in certain privately held companies representing less than a 20% ownership interest wherein the Company is not able to exercise significant influence over the investee. The Company follows ASC Topic 320, “Investments—Debt and Equity Securities”, regarding readily determinable fair value. Accordingly, these investments are accounted for under the cost method. During 2018, one of the Company’s investees had an initial public offering in a foreign market. Prior to that time, the investment was valued using the cost method, totaling approximately $43,000. Since that time, this investment is accounted for under the fair value method and is considered available for sale. As a result, an unrealized net gain of approximately $108,000 was recorded as other comprehensive income for the year ended December 31, 2018.

Based on management’s evaluations of all investments, no impairment charge was deemed necessary at December 31, 2018 and 2017.

Amortization of Deferred Financing Costs

Financing costs incurred in connection with the loans payable (see Note 4) are reported net of accumulated amortization, as a direct reduction of the loan payable to which such costs relate. Amortization of these financing costs is reported as a component of interest expense, net and is computed using the effective interest method over the terms of the respective loans.

Deferred Income

Deferred income from creative and marketing services consists of receipts of funds in advance of services rendered. Deferred income from production consists of billings in excess of costs on production projects.

Revenue Recognition

Revenues are primarily derived from fees for creative advertising and marketing services as well as fee-based production work based on customer agreements. Revenue for these services is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured, and services have been rendered. Based on the terms of the agreement, fees for these services are recognized when the service is performed in accordance with the agreement or proportionately over the term of the contract.

Revenue is recorded as the net amount of gross billings less pass-through expenses charged to a customer. In most cases, the amount that is billed to customers significantly exceeds the amount of revenue that is earned and reflected in the consolidated statements of income because of various pass-through expenses, such as production costs. Although the Company may bear credit risk with respect to the production activities, the arrangements with the customers are such that they act as an agent on their behalf, and the third-party suppliers are deemed to be the primary obligor. Accordingly, costs incurred with third-party suppliers are excluded from revenue.

Depreciation

Depreciation is computed using the straight-line method over the following estimated useful asset lives:

Furniture and fixtures	—	7 years
Computer equipment	—	3-5 years
Computer software	—	3-5 years
Automobiles	—	7 years

Leasehold improvements are amortized over the shorter of their useful lives or the term of the respective leases.

Rent Expense

The leases for the Company’s offices, as well as leases for certain computer equipment, are classified as operating leases in accordance with the provisions of FASB ASC Topic 840, “Leases”. One of these provisions requires the recognition of scheduled rent increases, rent concessions and lease incentives on a straight-line basis over the lease term. Rent expense for the years ended December 31, 2018 and 2017 includes deferred rent and lease incentives of approximately $2,166,000 and $(413,000), respectively.

In connection with a lease entered into for office space in New York, the landlord agreed to reimburse the Company for certain leasehold improvements, as defined in the agreement. During the year ended December 31, 2018, the landlord agreed to reimburse the Company up to approximately $3,088,000 for additional office space. Previously, the landlord reimbursed approximately $9,819,000 for existing office space. The reimbursement from the landlord is considered a lease incentive and, accordingly, is recorded as deferred rent and amortized as reductions to rent expense over the lease term. By December 31, 2018, the Company had incurred leasehold improvement costs in excess of the maximum to be reimbursed by the landlord.

Income Taxes

Droga5 and Studios are not taxpaying entities for federal and state income tax purposes and, accordingly, no provision has been made for such income taxes. The members’ allocable shares of the taxable income or loss are reportable on their income tax returns.

Droga5 is subject to New York City unincorporated business tax. Provisions are made for certain other state and local business taxes.

Droga5 UK is subject to foreign income taxes based on the applicable tax rates enacted in Great Britain for the respective periods.

Deferred Income Taxes

Deferred income taxes are recognized for temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. Deferred income taxes represent the future tax consequences of those differences that will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

The Company elected to early adopt FASB Accounting Standards Update (“ASU”) No. 2016-01, “Financial Instruments—Overall: Subtopic 825-10”, for the year ended December 31, 2017. This ASU reconsiders the recognition and measurement of financial assets and financial liabilities. One of the provisions eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost. This ASU is effective for nonpublic companies for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The provision for the discontinuation of fair value disclosures for financial instruments measured at amortized cost by nonpublic entities was permitted to be early adopted for financial statements ready for issuance as early as January 5, 2016. Aside from this provision and another provision regarding the presentation of financial liabilities for which the fair value option is elected, early adoption of the other amendments in this ASU is not permitted for nonpublic companies.

In accordance with GAAP, certain entities are required to disclose the fair values of specified financial instruments for which it is practicable to estimate those values. Included in investments at cost on the consolidated balance sheets are warrants that the Company holds for a privately held company, with a cost basis of approximately $45,000. Based on a recent unaudited valuation provided by the investee, the fair value of the warrants is estimated at approximately $900,000 and $800,000 as of December 31, 2018 and 2017, respectively. As the valuation inputs are based on unobservable inputs, the valuation is classified as Level 3 in the fair value hierarchy discussed below.

Included in investment at fair value on the consolidated balance sheets are shares of a company which was initially listed on a foreign stock exchange during 2018. Accordingly, the valuation became classified as Level 1 in the fair value hierarchy discussed below.

GAAP defines fair value, provides guidance for measuring fair value and requires certain disclosures utilizing a fair value hierarchy which is categorized into three levels based on the inputs to the valuation techniques used to measure fair value.

The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:

Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect management’s own assumptions.

Recent Authoritative Guidance

In February 2016, the FASB issued ASC 842, “Leases”, which replaces the existing guidance in ASC 840, “Leases.” ASC 842 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 for public companies and 2019 for non-public entities. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset, and for operating leases the lessee would recognize a straight-line total lease expense. Management is currently evaluating the impact of adoption on the Company’s consolidated financial position and results of operations.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: Topic 606.” This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition”, and most industry-specific guidance.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2017 for public companies and 2018 for non-public entities. Management is evaluating the effect, if any, on the Company’s financial position and results of operations.

Presentation of VAT Tax

Value added tax (“VAT”) is a consumption tax to which most goods and services provided by businesses in the United Kingdom (“UK”) are subject. Droga5 UK’s revenue is subject to VAT. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant UK tax authorities.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications have no effect on total assets, total liabilities, and net income.

Subsequent Events

These consolidated financial statements were approved by management and available for issuance on March 19, 2019.

3 - PROPERTY AND EQUIPMENT

Property and equipment consists of:

	December 31,
	2018	2017
Furniture and fixtures	$3,675,973	$3,671,954
Leasehold improvements	42,750,145	27,818,728
Computer equipment	12,724,509	9,404,141
Computer software	1,099,542	1,095,867
Automobiles	110,307	110,307

	60,360,476	42,100,997
Less—Accumulated depreciation and amortization	14,892,226	10,120,506

	$45,468,250	$31,980,491

The cost of furniture and fixtures and computer equipment held under active capital leases at December 31, 2018 and 2017 was approximately $6,896,000 and $4,958,000, respectively, and related accumulated depreciation was approximately $1,176,000 and $1,154,000, respectively. At December 31, 2018 and 2017, the Company wrote off assets totaling approximately $121,000 and $1,500,000, respectively, that were fully depreciated and no longer in service.

Depreciation and amortization expense for the years ended December 31, 2018 and 2017 was approximately $4,984,000 and $4,012,000, respectively.

4 - LOANS PAYABLE

The Company has a credit facility with City National Bank with the following features:

(a)

Revolving line of credit amended in March 2018 from a maximum of $9,000,000 to a maximum of $6,000,000, bearing interest at the floating prime rate (5.50% at December 31, 2018). The line can be used for working capital and general corporate purposes and was amended in January 2019 to mature on March 31, 2019. At December 31, 2018 and 2017, there was no outstanding balance under the line of credit.

(b)	Multiple Disbursement Term Loan (“MDTL”) for $8,500,000, bearing interest at the floating prime rate (5.50% at December 31, 2018) plus 0.125%, with a floor of 2.50%. Proceeds from the MDTL were used to finance leasehold improvements. The MDTL has a maturity date of July 31, 2021, and requires monthly principal payments of approximately $101,000, which commenced on August 31, 2014. At December 31, 2018 and 2017, approximately $3,137,000 and $4,351,000, respectively, was outstanding.

(c)

Standby letter of credit of approximately $5,916,000, as security deposit required by Droga5’s New York office lease. The letter of credit can be automatically renewed until the final expiration date of December 31, 2029.

(d)

Additional Term Loan (“ATL”) of $5,000,000, bearing interest at the floating prime rate (5.50% at December 31, 2018) plus 0.125%. The ATL expires on February 28, 2022, and requires monthly principal payments of approximately $60,000, which commenced on March 31, 2015. Proceeds from the ATL were used to finance leasehold improvements. At December 31, 2018 and 2017, approximately $2,262,000 and $2,976,000, respectively, was outstanding on this loan.

(e)

2016 Multiple Disbursement Term Loan (“2016 MDTL”) of $3,500,000 effective January 2016, bearing interest at the floating prime rate (5.50% at December 31, 2018) plus 0.125% and maturing on July 31, 2023, requiring monthly principal payments of approximately $42,000, which commenced on August 31, 2016. Proceeds from the 2016 MDTL were used to finance leasehold improvements. At December 31, 2018 and 2017, approximately $2,292,000 and $2,792,000, respectively, was outstanding on the 2016 MDTL.

(f)

2016-2 Multiple Disbursement Term Loan (“2016-2 MDTL”) with availability of $5,000,000 effective July 2016 of which approximately $3,705,000 was utilized, bearing interest at the floating prime rate (5.50% at December 31, 2018) plus 0.125% and maturing on April 30, 2024, requiring monthly principal payments of approximately $56,000 beginning on May 31, 2017. Proceeds from the 2016-2 MDTL were used to finance leasehold improvements. At December 31, 2018 and 2017, approximately $3,566,000 and $4,235,000, respectively, was outstanding on the 2016-2 MDTL.

(g)

2018-1 Multiple Disbursement Term Loan (“2018-1 MDTL”) with availability of $1,535,000 effective March 2018 of which approximately $1,467,000 was utilized, bearing interest at the floating prime rate (5.50% at December 31, 2018) plus 0.125%. Proceeds from the 2018-1 MDTL were used to finance leasehold improvements. The 2018-1 MDTL has a maturity date of October 31, 2025, and required monthly interest-only payments until principal payments of approximately $17,000 commenced on November 30, 2018. At December 31, 2018, approximately $1,431,000 was outstanding.

(h)

2018-2 Multiple Disbursement Term Loan (“2018-2 MDTL”) of $11,000,000, effective March 2018, bearing interest at the floating prime rate (5.50% at December 31, 2018) plus 0.125%. Proceeds from the 2018-2 MDTL were used to finance leasehold improvements. The 2018-2 MDTL has a maturity date of October 31, 2024 and required monthly interest-only payments until principal payments of approximately $153,000 commenced on November 30, 2018. At December 31, 2018, approximately $10,694,000 was outstanding.

Borrowings under the above facility as of December 31, 2018 and 2017 are collateralized by the assets of the Company and are guaranteed by David5, D5 Ventures I, LLC, and D5 Global Holdings, LLC. Additionally, an individual member of David5 has provided a limited guarantee for up to $5,000,000.

The credit agreement contains several covenants, including those regarding total leverage, fixed charge, tangible net worth, net income, and minimum liquidity, as well as restrictions on any additional indebtedness, and various other restrictions.

The composition of the Company’s short- and long-term loans payable is approximately as follows:

	December 31,
	2018	2017
Loans payable	$23,382,000	$14,354,000
Deferred financing costs	(197,000)	(230,000)

	23,185,000	14,124,000
Less—Current maturities	5,140,000	3,097,000

Loans payable, less current maturities	$18,045,000	$11,027,000

Interest expense on the loans payable totaled approximately $1,059,000 and $711,000 for the years ended December 31, 2018 and 2017, respectively. Amounts charged to interest expense related to debt issuance costs totaled approximately $63,000 and $60,000 for the years ended December 31, 2018 and 2017, respectively.

Approximate future annual principal payments on the loans payable outstanding as of December 31, 2018 are as follows:

Year Ending December 31,
2019	$5,140,000
2020	5,140,000
2021	4,634,000
2022	3,330,000
2023	3,003,000
Thereafter	2,135,000

$23,382,000

5 - CAPITAL LEASE OBLIGATIONS

Capital lease obligations are payable to various financial institutions in monthly installments ranging from approximately $6,000 to $60,000, including interest at rates of up to 6% per year. The obligations mature through September 2022 and are collateralized by the underlying furniture and equipment.

Approximate future minimum payments are as follows:

Year Ending December 31,
2019	$1,225,000
2020	1,228,000
2021	718,000
2022	870,000

4,041,000
Less—Amount representing interest	395,000

Present value of net minimum lease payments	3,646,000
Less—Current maturities	1,049,000

Noncurrent capital lease obligations	$2,597,000

Interest expense on the capital leases was approximately $113,000 and $152,000 for the years ended December 31, 2018 and 2017, respectively.

6 - INCOME TAXES

The composition of Droga5’s deferred tax assets and liabilities is approximately as follows:

	December 31,
	2018	2017
Deferred tax assets
Allowance for doubtful accounts	$8,000	$8,000
Deferred rent	261,000	172,000
Defined contribution plan contingency	48,000	—
Other	7,000	10,000

Total gross deferred tax assets	324,000	190,000
Deferred tax liabilities
Noncurrent
Property and equipment	(206,000)	(241,000)

Net deferred tax assets (liabilities)	$118,000	$(51,000)

The composition of Droga5 UK’s deferred tax assets is approximately as follows:

	December 31,
	2018	2017
Deferred tax assets
Net operating loss (“NOL”) carryforwards	$1,326,000	$826,000
Deferred rent	713,000	—

Total gross deferred tax assets	2,039,000	826,000
Valuation allowance	(2,039,000)	(165,000)

Total deferred tax assets, net of valuation	$-0-	$661,000

At December 31, 2018, Droga5 UK has NOL carryforwards of approximately GBP 5,197,000 (approximately $6,632,000) with no expiration date. The Company’s valuation allowance increased approximately $1,874,000 and $165,000 for the years ended December 31, 2018 and 2017, respectively.

7 - CONCENTRATIONS

Major Customers

Revenues and accounts receivable in excess of 10% from major customers for the year ended December 31, 2018 are as follows:

Customer	Percent of Total Revenues	Percent of Total AR
A	21%	16%
B	N/A	16%
C	N/A	15%

Revenues and accounts receivable in excess of 10% from major customers for the year ended December 31, 2017 are as follows:

Customer	Percent of Total Revenues	Percent of Total AR
A	15%	26%
B	12%	N/A
C	N/A	12%

Foreign Operations

Total assets from operations in Great Britain represented approximately 8% and 6% of total net assets at December 31, 2018 and 2017, respectively. Revenues from operations in Great Britain represented approximately 5% of total revenues for each of the years ended December 31, 2018 and 2017.

8 - DEFINED CONTRIBUTION PLANS

Employees of Droga5 and Studios are covered under a defined contribution plan which qualifies under Section 401(k) of the Internal Revenue Code (the “Code”). The plan permits employees to voluntarily contribute up to the maximum allowed under the Code.

Droga5 and Studios match 100% of the first 3% of eligible employee contributions, and 50% of the next 2% of eligible employee contributions. For the years ended December 31, 2018 and 2017, contributions were approximately $2,419,000 and $2,058,000, respectively. Droga5 UK has a defined contribution pension plan for certain employees. The plan permits employees to voluntarily contribute. In 2018 and 2017, Droga5 UK contributed 1% to 8% of employees’ total salary. For the years ended December 31, 2018 and 2017, Droga5 UK’s contributions were approximately $158,000 and $111,000, respectively.

9 - RELATED PARTY TRANSACTIONS

Amounts due from affiliates arise from operating transactions and are noninterest-bearing and payable on demand.

Droga5 and Studios provided services for an affiliate of one of the members. Revenues from this affiliate for the years ended December 31, 2018 and 2017 were approximately $46,000 and $399,000, respectively. Accounts payable to the affiliate as of December 31, 2018 were approximately $14,000. Accounts receivable and deferred income from the affiliate as of December 31, 2017 were approximately $39,000 and $13,000, respectively. Work in process for the affiliate as of December 31, 2017 was approximately $205,000.

10 - COMMITMENTS AND CONTINGENCIES

Leases

Droga5 UK replaced its previous office space in 2018. The lease for the new office space commenced March 13, 2018 and expires March 12, 2028.

The Company is obligated under multiple leases for its office space and certain equipment for use in its offices that expire on various dates through September 30, 2029. Office leases include scheduled rent increases and concessions. Scheduled rent increases are recognized on a straight-line basis over the lease term. Concessions and lease incentives are recorded as deferred rent and are amortized to rent expense on a straight-line basis over the lease term. Total rent paid, including additional rent payments for certain operating costs, was approximately $7,452,000 and $6,875,000 for the years ended December 31, 2018 and 2017, respectively.

Approximate minimum future annual lease payments under noncancelable leases are as follows:

Year Ending December 31,
2019	$8,208,000
2020	9,214,000
2021	9,526,000
2022	9,618,000
2023	9,684,000
Thereafter	57,824,000

$104,074,000

Litigation Contingencies

The Company is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, management estimates that none of these claims or proceedings, individually or in the aggregate, will have a material effect on the Company’s financial position or results of operations, although such estimates can change in the future.

In June 2014, a complaint was filed against the Company alleging trademark infringement. The complainant was seeking unspecified damages, attorney’s fees, costs and punitive damages. A settlement to resolve the matter was reached in July 2017 for $6,800,000, of which Droga5 paid approximately $2,300,000, Droga5’s insurance carrier paid $3,400,000, and approximately $1,100,000 was paid by an affiliate also named in the suit. The portion paid by Droga5 is included within other expense, net, for the year ended December 31, 2017 on the consolidated statements of income.

Defined Contribution Plan Contingency

Management is aware of operational failures with respect to the defined contribution plan for Droga5 related to the controls surrounding both enrollment and the employer discretionary match for plan years 2015 through 2018. The Company is in the process of determining the effect of these failures and shall be submitting a Voluntary Correction Program with Service Approval Application pursuant to the Internal Revenue Service Employee Plans Compliance Resolution Systems as outlined in Revenue Procedure 2018-52, setting forth the corrective action to be taken by the Company with respect to the plan’s operational failures. As a result of these failures, the Company is required to calculate and remit corrective contributions and related lost earnings. Management and legal counsel are currently assessing the magnitude of these operational failures and, based on application of ASC 450, “Contingencies”, has determined a loss is both probable and estimable. At December 31, 2018, the Company has accrued the minimum amount in the range of loss totaling $1,200,000, which is included in other expense, net in the accompanying consolidated statements of income.

11 - VARIABLE INTEREST ENTITY

Summarized financial information of Studios is presented below:

	December 31,
	2018	2017
Current assets	$5,827,000	$5,911,000
Total assets	6,154,000	6,389,000
Current liabilities	6,579,000	6,664,000
Total liabilities	6,579,000	6,664,000
Equity deficiency	(425,000)	(274,000)

The net revenues of Studios for the years ended December 31, 2018 and 2017 were approximately $9,711,000 and $10,826,000, respectively. The net loss for the years ended December 31, 2018 and 2017 was approximately $151,000 and $146,000, respectively.

All intercompany balances and transactions have been eliminated in consolidation.

12 - NONCONTROLLING INTERESTS

Included in noncontrolling interests (“NCI”) are the minority interests in Droga5 UK not owned by Droga5 and 100% of Studios, the variable interest entity (see Note 11). No income or loss was allocated to the Droga5 UK noncontrolling interests in accordance with the allocations to shareholders indicated in the Articles of Association amended March 29, 2018 (the “Articles”).

Accordingly, the composition of the net loss attributable to noncontrolling interests for the years ended December 31, 2018 and 2017 is entirely attributable to Studios, totaling $151,167 and $145,619, respectively.

The composition of NCI as reported in the consolidated balance sheets is as follows:

	December 31,
	2018	2017
Studios—100%	$(425,485)	$(274,318)
Droga5 UK	23,952	—

Total deficiency attributable to NCI	$(401,533)	$(274,318)

The composition of the Droga5 UK noncontrolling equity interests is as follows as of December 31, 2018:

	Ordinary Shares
	Issued and Outstanding	Amount
Class B nonvoting, par value $0.0128	3,000	$38
Voting, par value $0.0012	300	—
Class C voting, par value $0.638	2,175	1,388
Additional paid-in capital	—	22,526

	5,475	$23,952

The composition of the Droga5 UK noncontrolling equity interests is as follows as of    December 31, 2017:

	Ordinary Shares
	Issued and Outstanding	Amount
Voting, par value $0.012	30	$—

As of December 31, 2018, D5 GH owned 9,700 shares of the 10,000 authorized and issued ordinary shares and all 6,700 authorized and issued preference shares. As of December 31, 2017, D5 GH owned 970 shares of the 1,000 authorized and issued ordinary shares and all 10 authorized and issued preference shares. Various members of Droga5 UK management own ordinary B shares, ordinary shares and ordinary C shares.

The preference shareholder, D5 GH, has no voting rights. Ordinary B shareholders are not entitled to receive notice of, attend or speak at a general meeting of Droga5 UK or to vote on resolutions. All ordinary shareholders have one vote per each ordinary share held. Ordinary C shareholders are entitled to receive notice of, attend and speak at general meetings of Droga5 UK and to vote on resolutions based on one vote per share held.

As per the Articles, once a shareholder loan totaling approximately $3,122,000 is deemed to be repaid in full, then the preference shareholder is entitled to receive all of the profits available for distribution from Droga5 UK on a pari passu pro rata basis, as defined in the Articles, up to $921,000. After the preference shareholder has received such distributions, the ordinary B shareholders are then entitled to distributions, followed by ordinary shareholders, based on allocations prescribed in the Articles. Ordinary C shareholders are not entitled to distributions.

SUPPLEMENTARY INFORMATION

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES

	Year Ended December 31,
	2018	2017
Rent and utilities	$9,618,161	$6,461,973
Information technology	3,822,171	4,026,017
Marketing and promotion	2,767,931	2,417,282
Travel and entertainment	2,480,519	3,373,133
Professional fees	2,138,497	2,496,065
Office supplies and expenses	1,035,643	1,055,647
Insurance	946,591	823,249
Recruitment fees	789,175	1,900,246
Professional development	650,098	200,211
Provision for doubtful accounts	136,351	3,600
Dues and subscriptions	91,845	32,635
Charitable contributions	73,376	108,598
Sales and use taxes	48,152	112,462
Bank fees	23,455	18,913
Foreign currency loss	19,476	173,654
Miscellaneous	60,375	18,665

	$24,701,816	$23,222,350

See Independent Auditors’ Report.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

	December 31, 2018
	Droga5, LLC	Droga5 UK	Droga5 Studios	Eliminations/ Adjustments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$27,378,445	$1,235,580	$2,493,924	$—	$31,107,949
Investment at fair value	150,619	—	—	—	150,619
Accounts receivable from creative and marketing services, net	17,632,377	1,119,582	—	—	18,751,959
Accounts receivable from production projects	13,369,485	2,521,062	445,597	(6,921,961)	9,414,183
Earned unbilled creative fees	1,548,106	—	242,231	—	1,790,337
Work in process	992,778	1,513,698	54,329	(299)	2,560,506
Prepaid expenses and other current assets	2,549,045	210,402	59,029	—	2,818,476
Due from affiliates	6,460,889	—	2,531,406	(8,992,295)	—
Due from subsidiaries	3,229,484	—	—	(3,229,484)	—

Total current assets	73,311,228	6,600,324	5,826,516	(19,144,039)	66,594,029
Property and equipment—at cost, less accumulated depreciation and amortization	43,312,007	1,828,985	327,258	—	45,468,250
Security deposits	17,680	51,194	—	—	68,874
Investments in subsidiaries	(7,537,922)	—	—	7,537,922	—
Investments at cost	70,204	—	—	—	70,204
Deferred tax assets	118,200	—	—	—	118,200

	$109,291,397	$8,480,503	$6,153,774	$(11,606,117)	$112,319,557

LIABILITIES AND EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued expenses	$14,329,231	$8,442,277	$118,371	$(9,168,009)	$13,721,870
Deferred income from production projects	16,757,320	2,802,842	—	(8,453)	19,551,709
Deferred income from creative and marketing services	2,077,575	738,683	—	—	2,816,258
Loans payable, current	5,139,928	—	—	—	5,139,928
Capital lease obligations, current	1,049,460	—	—	—	1,049,460
Deferred rent, current	1,105,766	—	—	—	1,105,766
Due to affiliate	—	—	6,460,889	(6,460,889)	—
Due to parent	—	2,807,679	—	(2,807,679)	—

Total current liabilities	40,459,280	14,791,481	6,579,260	(18,445,030)	43,384,991
Loans payable, less current maturities	18,045,190	—	—	—	18,045,190
Capital lease obligations, less current maturities	2,596,727	—	—	—	2,596,727
Deferred rent, less current portion	15,536,443	713,074	—	—	16,249,517

	76,637,640	15,504,555	6,579,260	(18,445,030)	80,276,425
Commitments and contingencies
Equity (deficiency)	32,653,757	(7,024,052)	(425,486)	6,838,913	32,043,132

	$109,291,397	$8,480,503	$6,153,774	$(11,606,117)	$112,319,557

See Independent Auditors’ Report.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2018
	Droga5, LLC	Droga5 UK	Droga5 Studios	Eliminations/ Adjustments	Consolidated
Revenues, net of reimbursable costs	$151,814,421	$8,232,419	$9,710,694	$—	$169,757,534
Operating expenses
General and administrative	19,993,720	3,297,897	1,410,199	—	24,701,816
Personnel costs	89,784,101	7,531,541	8,300,821	—	105,616,463
Depreciation and amortization	4,580,443	247,320	155,966	—	4,983,729

	114,358,264	11,076,758	9,866,986	—	135,302,008

Income (loss) from operations	37,456,157	(2,844,339)	(156,292)	—	34,455,526

Other income (expenses)
Equity in losses of subsidiaries	(3,557,923)	—	—	3,557,923	—
Interest income (expense), net	(1,165,741)	(43,799)	5,125	—	(1,204,415)
Other expense, net	(1,373,448)	(29,804)	—	—	(1,403,252)

	(6,097,112)	(73,603)	5,125	3,557,923	(2,607,667)

Income (loss) before income taxes	31,359,045	(2,917,942)	(151,167)	3,557,923	31,847,859

Income taxes
Current	1,479,239	—	—	—	1,479,239
Deferred expense (benefit)	(169,600)	621,533	—	—	451,933

	1,309,639	621,533	—	—	1,931,172

Net income (loss)	30,049,406	(3,539,475)	(151,167)	3,557,923	29,916,687
Noncontrolling interest in loss	—	—	—	151,167	151,167

Net income (loss) attributable to Droga5, LLC	30,049,406	(3,539,475)	(151,167)	3,709,090	30,067,854

Other comprehensive income (loss)
Foreign currency translation adjustment	—	307,547	—	(325,571)	(18,024)
Unrealized gain on investment	107,762	—	—	—	107,762

	107,762	307,547	—	(325,571)	89,738

Comprehensive income (loss)	$30,157,168	$(3,231,928)	$(151,167)	$3,383,519	$30,157,592

See Independent Auditors’ Report.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATING SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES

	Year Ended December 31, 2018
	Droga5, LLC	Droga5 UK	Droga5 Studios	Consolidated
Rent and utilities	$7,222,791	$1,667,836	$727,534	$9,618,161
Information technology	3,302,218	175,865	344,088	3,822,171
Marketing and promotion	2,339,270	425,044	3,617	2,767,931
Travel and entertainment	1,956,543	448,424	75,552	2,480,519
Professional fees	1,940,983	195,485	2,029	2,138,497
Office supplies and expenses	710,612	150,641	174,390	1,035,643
Insurance	839,931	32,822	73,838	946,591
Recruitment fees	689,771	93,404	6,000	789,175
Professional development	623,843	25,055	1,200	650,098
Provision for doubtful accounts	136,351	—	—	136,351
Dues and subscriptions	26,553	63,689	1,603	91,845
Charitable contributions	73,242	134	—	73,376
Sales and use taxes	47,827	—	325	48,152
Bank fees	8,620	14,812	23	23,455
Foreign currency loss	19,476	—	—	19,476
Miscellaneous	55,689	4,686	—	60,375

	$19,993,720	$3,297,897	$1,410,199	$24,701,816

See Independent Auditors’ Report.

INDEPENDENT AUDITORS’ REPORT

To the Members

Droga5, LLC

We have audited the accompanying consolidated financial statements of Droga5, LLC and Subsidiaries (a New York corporation), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Droga5, LLC and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information shown on pages 25 to 28 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Friedman LLP

February 28, 2018

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$34,815,136	$38,242,300
Accounts receivable from creative and marketing services, net	19,103,587	23,609,795
Accounts receivable from production projects	11,412,922	8,328,177
Earned unbilled creative fees	6,056,147	905,263
Work in process	2,945,320	2,547,710
Prepaid expenses and other current assets	1,597,244	1,154,124
Due from affiliates	135,662	135,551
Current assets of discontinued operations	3,877	720

Total current assets	76,069,895	74,923,640
Property and equipment—at cost, less accumulated depreciation and amortization	31,980,491	32,089,406
Security deposits	800,494	924,193
Investments at cost	113,061	113,061
Deferred tax assets	661,147	735,200

	$109,625,088	$108,785,500

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$15,195,414	$15,014,708
Deferred income from production projects	26,566,102	22,815,119
Deferred income from creative and marketing services	5,279,832	6,384,636
Loans payable, current	3,097,179	2,845,239
Capital lease obligations, current	1,338,508	1,332,992
Deferred rent, current	696,505	696,505
Current liabilities of discontinued operations	475	1,783

Total current liabilities	52,174,015	49,090,982
Loans payable, less current maturities	11,026,505	13,117,334
Capital lease obligations, less current maturities	972,184	2,255,605
Deferred rent, less current portion	11,388,229	11,801,305
Deferred tax liabilities	51,400	57,400

	75,612,333	76,322,626

Commitments and contingencies
Equity
Droga5, LLC members’ equity	34,287,073	32,404,521
Noncontrolling interests	(274,318)	58,353

	34,012,755	32,462,874

	$109,625,088	$108,785,500

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2017	2016
Revenues, net of reimbursable costs	$195,643,430	$166,814,943

Operating expenses
General and administrative	23,222,350	22,776,794
Personnel costs	110,357,706	92,924,943
Depreciation and amortization	4,011,524	2,853,330

	137,591,580	118,555,067

Income from operations	58,051,850	48,259,876

Other expenses
Interest expense	(937,448)	(686,552)
Other expense, net	(1,601,695)	(677,500)

	(2,539,143)	(1,364,052)

Income before income taxes	55,512,707	46,895,824

Income taxes
Current	2,431,906	2,225,554
Deferred taxes (benefit)	65,380	(695,400)

	2,497,286	1,530,154

Net income from continuing operations	53,015,421	45,365,670
Discontinued operations
Net income (loss) from discontinued operations	28,689	(1,284,906)

Net income	53,044,110	44,080,764
Noncontrolling interest in loss	145,619	358,998

Net income attributable to Droga5, LLC	$53,189,729	$44,439,762

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2017	2016
Net income	$53,044,110	$44,080,764
Other comprehensive loss
Foreign currency translation adjustment	(99,160)	(155,215)

Comprehensive income	52,944,950	43,925,549
Net loss attributable to noncontrolling interest	145,619	358,998
Foreign currency translation adjustment attributable to noncontrolling interest	8,017	3,626

Comprehensive income attributable to Droga5, LLC	$53,098,586	$44,288,173

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Droga5, LLC			Noncontrolling Interest
		Accumulated Other Comprehensive		Common Stock		Retained Earnings (Accumulated	Accumulated Other Comprehensive		Total
	Equity	Loss	Total	Shares	Amount	Deficit)	Income (Loss)	Total	Equity
Balance, January 1, 2016	$29,885,906	$(1,018,591)	$28,867,315	204	$188	$417,163	$(299,962)	$117,389	$28,984,704
Distributions	(41,900,000)	—	(41,900,000)	—	—	—	—	—	(41,900,000)
Net income (loss)	44,439,762	—	44,439,762	—	—	(358,998)	—	(358,998)	44,080,764
Foreign currency translation adjustment	—	(158,841)	(158,841)	—	—	—	3,626	3,626	(155,215)
Reclassification of cumulative translation adjustment	—	1,156,285	1,156,285	—	—	—	296,336	296,336	1,452,621

Balance, December 31, 2016	32,425,668	(21,147)	32,404,521	204	188	58,165	—	58,353	32,462,874
Distributions	(51,200,000)	—	(51,200,000)	(204)	(188)	(194,881)	—	(195,069)	(51,395,069)
Net income (loss)	53,189,729	—	53,189,729	—	—	(145,619)	—	(145,619)	53,044,110
Foreign currency translation adjustment	—	(107,177)	(107,177)	—	—	8,017	—	8,017	(99,160)

Balance, December 31, 2017	$34,415,397	$(128,324)	$34,287,073	-0-	$-0-	$(274,318)	$-0-	$(274,318)	$34,012,755

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net income	$53,044,110	$44,080,764
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization—property and equipment	4,011,524	2,853,330
Provision for doubtful accounts	3,600	2,549
Deferred rent expense	(413,076)	141,474
Deferred tax provision (benefit)	65,380	(695,400)
Foreign currency loss	173,654	16,690
Changes in assets and liabilities
Accounts receivable	1,752,524	(10,503,385)
Earned unbilled creative fees	(5,150,884)	5,099,257
Work in process	87,347	(230,706)
Prepaid expenses and other current assets	(419,270)	261,294
Due from affiliates	(111)	—
Security deposits	126,194	(780)
Accounts payable and accrued expenses	(282,543)	601,652
Deferred income	1,962,593	6,306,594
Due from member	—	116,856

Net cash provided by continuing operations	54,961,042	48,050,189
Net cash provided by (used in) discontinued operations	(4,470)	1,513,592

Net cash provided by operating activities	54,956,572	49,563,781

Cash flows from investing activities
Acquisition of property and equipment	(3,863,643)	(8,565,745)

Cash flows from financing activities
Principal payments of capital lease obligations	(1,277,905)	(1,102,980)
Net proceeds from (payments of) loans payable	(1,838,889)	5,067,720
Distributions to members	(51,200,000)	(41,900,000)

Net cash used in continuing operations	(54,316,794)	(37,935,260)
Net cash used in discontinued operations	(195,531)	—

Net cash used in financing activities	(54,512,325)	(37,935,260)

Effect of foreign currency exchange rate changes on cash	(7,768)	(386,563)

Net increase (decrease) in cash and cash equivalents	(3,427,164)	2,676,213
Cash and cash equivalents, beginning of year	38,242,300	35,566,087

Cash and cash equivalents, end of year	$34,815,136	$38,242,300

Supplemental cash flow disclosures
Interest paid	$867,393	$575,758
Income taxes paid	1,579,575	2,015,739
Noncash investing activities
Property and equipment acquisitions financed by capital leases	—	3,705,218
Property and equipment acquisitions provided as lease incentive	—	3,241,142
Property and equipment included in accounts payable and accrued expenses	—	458,224

See notes to consolidated financial statements.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1—ORGANIZATION AND NATURE OF BUSINESS

Droga5, LLC (“Droga5”), a limited liability company organized pursuant to the laws of Delaware, is owned 49% by WME Dragon Holdings, LLC and 51% by David5, LLC (“David5”). It operates as an advertising agency for marketers of prestigious, image-driven products and brands. The operations of Droga5 originally began in 2006 in New York, New York. Based on the operating agreement, Droga5 shall continue in perpetuity unless sooner dissolved and its affairs wound up as provided in the operating agreement.

In accordance with a transaction agreement dated August 29, 2013 (the “Agreement”), Droga5 increased its investment ownership in Droga5 Pty Ltd. (“Droga5 Australia”), an entity organized in Australia in November 2007, resulting in a 79.6% ownership. In September 2015, Droga5 decided to discontinue the operations of Droga5 Australia and began winding down its business. Accordingly, the operations of Droga5 Australia have been presented as discontinued operations in the accompanying consolidated financial statements (see Note 11). Operations fully ceased in early 2016. In December 2017, all final liquidating distributions had been made to the minority shareholders of Droga5 Australia, representing 20.4% ownership. Droga5 had not received its full proportional share of final distributions by December 31, 2017 and, accordingly, bears all risk of loss associated with the final liquidation. At December 31, 2017, Droga5 effectively owns 100% of Droga5 Australia (see Note 11).

In April 2013, David5 organized Droga5 UK Ltd. (“Droga5 UK”) in London to operate as an expansion of the New York agency. Droga5 UK is effectively 97% owned by Droga5. All of the profits and losses are allocated to Droga5 until its initial investment is recovered. David5 wholly owns a production company, Droga5 Studios, LLC (“Studios”), which is exclusively used by Droga5 and its subsidiaries.

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Droga5, its wholly owned subsidiaries, D5 Global Holdings, LLC and D5 Ventures I, LLC, and its majority-owned subsidiaries, Droga5 Australia (whose operations ceased in early 2016) and Droga5 UK, as well as its affiliate, Studios (collectively, the “Company”). All intercompany transactions have been eliminated in consolidation.

Variable Interest Entities

Accounting principles generally accepted in the United States of America (“GAAP”) require a company that holds a variable interest in an entity to consolidate the entity if the company’s interest in the variable interest entity (“VIE”) is such that it holds a controlling financial interest. In such cases, the company is the primary beneficiary of the VIE.

It was determined that Studios is a VIE and that Droga5 is the primary beneficiary. The management of Droga5 is also the management of Studios. Studios provides production services for Droga5, and through agreements between the two companies Droga5 has the right to receive benefits from Studios. Summarized financial information for Studios is presented in Note 12.

Noncontrolling Interests

GAAP requires that noncontrolling (or minority) interests in subsidiaries, affiliates and VIEs be reported in the equity section of a company’s consolidated balance sheet. In addition, the amounts attributable to the net income of the subsidiaries, affiliates or VIEs are reported separately in the consolidated statements of income, comprehensive income and changes in equity for the periods presented.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Comprehensive Income

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 220, “Reporting Comprehensive Income”, in recognizing the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statement of equity, except those due to investments by members, and distributions to members, including adjustments to minimum pension liabilities, accumulated foreign currency translations, and unrealized gains or losses on marketable securities.

Foreign Currency Translation

The functional currencies of Droga5 Australia and Droga5 UK are the Australian dollar and the Great British Pound (“GBP”), respectively, while the reporting currency of Droga5 is the U.S. dollar. All asset and liability accounts of Droga5 Australia and Droga5 UK are translated at the year-end exchange rate. Revenues and expenses are translated at the average rates of exchange during the year. Translation gains or losses are recorded as a component of accumulated other comprehensive income in the consolidated statements of changes in equity.

Foreign currency transactions are translated into U.S. dollars using the fixed exchange rates in effect at the time of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of income.

Foreign Exchange Gains (Losses)

The Company has intercompany loans in place between Droga5 and Droga5 UK. The intercompany loans outstanding are not expected to be repaid in the foreseeable future and the funding advanced is of a long-term investment nature. Therefore, all unrealized foreign exchange gains or losses arising on the intercompany loans are recognized in other comprehensive income or loss until repayment of the intercompany loans becomes foreseeable.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Significant estimates include estimated earnings on contracts in progress and the collectability of accounts receivable. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash balances in banks in the United States are insured by the Federal Deposit Insurance Corporation subject to certain limitations. The Company maintains cash balances that, at times, may exceed these limitations. For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collection have

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

been exhausted and the potential for recovery is considered remote. An account is considered past due based on contractual terms. At December 31, 2017 and 2016, the allowance for doubtful accounts was approximately $200,000.

Work in Process

Work in process consists principally of production costs incurred on behalf of customers which have not yet been billed. Such amounts are billed to customers at various times over the course of the production process.

Investments

Investments where the Company is not able to exercise significant influence over the investee and in which the Company has less than a 20% ownership interest are accounted for under the cost method. The Company’s investments consist of certain privately held companies accounted for under the cost method. Based on management’s evaluations, no impairment charge was deemed necessary at December 31, 2017 and 2016.

Amortization of Deferred Financing Costs

Financing costs incurred in connection with the loans payable (see Note 4) have been capitalized and are being expensed utilizing the effective interest rate method over the term of the respective loans.

Deferred Income

Deferred income from creative and marketing services consists of receipts of funds in advance of services rendered. Deferred income from production consists of billings in excess of costs on production projects.

Revenue Recognition

Revenues are primarily derived from fees for creative advertising and marketing services based on customer agreements. Based on the terms of the agreement, revenue is realized when the service is performed in accordance with the agreement or proportionately over the term of the contract.

Revenue is recorded as the net amount of gross billings less pass-through expenses charged to a customer. In most cases, the amount that is billed to customers significantly exceeds the amount of revenue that is earned and reflected in the consolidated statements of income because of various pass-through expenses, such as production costs. Although the Company may bear credit risk with respect to the production activities, the arrangements with the customers are such that they act as an agent on their behalf, and the third-party suppliers are deemed to be the primary obligor. Accordingly, costs incurred with third-party suppliers are excluded from revenue.

Depreciation

Depreciation is computed using the straight-line method over the following estimated useful asset lives:

Furniture and fixtures	—	7 years
Computer equipment	—	5-7 years
Computer software	—	3-5 years
Automobiles	—	7 years

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Leasehold improvements are amortized over the shorter of their useful lives or the term of the respective leases.

Rent Expense

The leases for the Company’s offices, as well as leases for certain computer equipment, are classified as operating leases in accordance with the provisions of FASB ASC Topic 840, “Leases”. One of these provisions requires the recognition of scheduled rent increases, rent concessions and lease incentives on a straight-line basis over the lease term. Rent expense for the years ended December 31, 2017 and 2016 includes deferred rent and construction reimbursements of approximately $(413,000) and $141,000, respectively.

In connection with a lease entered into for office space in New York, the landlord agreed to reimburse the Company for certain leasehold improvements, as defined in the agreement. During the year ended December 31, 2016, the landlord agreed to reimburse the Company approximately $3,241,000 for two additional floors. Previously, the landlord agreed to a reimbursement of up to approximately $6,578,000. The reimbursement from the landlord is considered a lease incentive and, accordingly, is recorded as deferred rent and amortized as reductions to rent expense over the lease term. By December 31, 2016, the Company had incurred leasehold improvement costs in excess of the maximum to be reimbursed by the landlord.

Income Taxes

Droga5 and Studios are not taxpaying entities for federal and state income tax purposes and, accordingly, no provision has been made for such income taxes. The members’ allocable shares of the taxable income or loss are reportable on their income tax returns.

Droga5 is subject to New York City unincorporated business tax. Provisions are made for certain other state and local business taxes.

Droga5 Australia and Droga5 UK are subject to foreign income taxes based on the applicable tax rates enacted in Australia and Great Britain, respectively, for the respective periods.

Deferred Income Taxes

Deferred income taxes are recognized for temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. Deferred income taxes represent the future tax consequences of those differences that will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

In accordance with GAAP, certain entities are required to disclose the fair values of specified financial instruments for which it is practicable to estimate those values. Included in investments at cost on the consolidated balance sheets are warrants that the Company holds for a privately held company, with a cost basis of approximately $45,000. Based on a recent valuation provided by the investee, the fair value of the warrants is estimated at approximately $800,000 as of December 31, 2017 and 2016. As the valuation inputs are based on unobservable inputs, the valuation is classified as Level 3 in the fair value hierarchy discussed below.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GAAP defines fair value, provides guidance for measuring fair value and requires certain disclosures utilizing a fair value hierarchy which is categorized into three levels based on the inputs to the valuation techniques used to measure fair value.

The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs that reflect management’s own assumptions.

Recent Authoritative Guidance

In February 2016, the FASB issued ASC 842, “Leases”, which replaces the existing guidance in ASC 840, “Leases.” ASC 842 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 for public companies and 2019 for non-public entities. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset, and for operating leases the lessee would recognize a straight-line total lease expense. Management is currently evaluating the impact of adoption on the Company’s consolidated financial position and results of operations.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall: Subtopic 825-10.” This ASU reconsiders the recognition and measurement of financial assets and financial liabilities. One of the provisions eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost. This ASU is effective for nonpublic companies for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The provision for the discontinuation of fair value disclosures for financial instruments measured at amortized cost by nonpublic entities is permitted to be early adopted for financial statements ready for issuance as early as January 5, 2016. The Company has elected to early adopt ASU 2016-01 for the year ended December 31, 2017.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: Topic 606.” This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition”, and most industry-specific guidance.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2017 for public companies and 2018 for non-public entities. Management is evaluating the effect, if any, on the Company’s financial position and results of operations.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of VAT Tax

Value added tax (“VAT”) is a consumption tax to which most goods and services provided by businesses in the United Kingdom (“UK”) are subject. Droga5 UK’s revenue is subject to VAT. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant UK tax authorities.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications have no effect on total assets, total liabilities, and net income.

Subsequent Events

These consolidated financial statements were approved by management and available for issuance on February 28, 2018.

3—PROPERTY AND EQUIPMENT

Property and equipment consists of:

	December 31,
	2017	2016
Furniture and fixtures	$3,671,954	$3,683,830
Leasehold improvements	27,377,139	26,648,708
Computer equipment	10,012,640	7,924,696
Computer software	928,957	1,306,084
Automobiles	110,307	110,307

	42,100,997	39,673,625
Less—Accumulated depreciation and amortization	10,120,506	7,584,219

	$31,980,491	$32,089,406

The cost of furniture and fixtures and computer equipment held under capital leases at December 31, 2017 and 2016 was approximately $5,550,000 and related accumulated depreciation was approximately $1,746,000 and $951,000, respectively. At December 31, 2017, the Company wrote off assets totaling approximately $1,500,000 that were fully depreciated and no longer in service.

Depreciation and amortization expense for the years ended December 31, 2017 and 2016 was approximately $4,012,000 and $2,853,000, respectively.

4—LOANS PAYABLE

The Company has a credit facility with City National Bank with the following features:

(a)

Revolving line of credit amended in January 2016 from a maximum of $7,000,000 to a maximum of $9,000,000, bearing interest at the floating prime rate (4.50% at December 31, 2017). The line can be used for working capital and general corporate purposes. At December 31, 2017 and 2016, there was no outstanding balance under the line of credit.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4—LOANS PAYABLE

(b)

Multiple Disbursement Term Loan (“MDTL”) for $8,500,000, bearing interest at the floating prime rate (4.50% at December 31, 2017) plus 0.125%, with a floor of 2.50%. Proceeds from the MDTL were used to finance leasehold improvements. The MDTL has a maturity date of July 31, 2021, and requires monthly principal payments of approximately $101,000, which commenced on August 31, 2014. At December 31, 2017 and 2016, approximately $4,351,000 and $5,565,000, respectively, was outstanding.

(c)

Standby letter of credit of approximately $3,937,000, as security deposit required by Droga5’s New York office lease. The letter of credit can be automatically renewed until the final expiration date of December 31, 2029. Effective January 2018, the standby letter of credit increased to approximately $5,916,000 through December 31, 2018.

(d)

Additional Term Loan (“ATL”) of $5,000,000, bearing interest at the floating prime rate (4.50% at December 31, 2017) plus 0.125%. The ATL expires on February 28, 2022, and requires monthly principal payments of approximately $60,000, which commenced on March 31, 2015. Proceeds from the ATL were used to finance leasehold improvements. At December 31, 2017 and 2016, approximately $2,976,000 and $3,690,000, respectively, was outstanding on this loan.

(e)

2016 Multiple Disbursement Term Loan (“2016 MDTL”) of $3,500,000 effective January 2016, bearing interest at the floating prime rate (4.50% at December 31, 2017) plus 0.125% and maturing on July 31, 2023, requiring monthly principal payments of approximately $42,000, which commenced on August 31, 2016. Proceeds from the 2016 MDTL were used to finance leasehold improvements. At December 31, 2017 and 2016, approximately $2,792,000 and $3,292,000, respectively, was outstanding on the 2016 MDTL.

(f)

2016-2 Multiple Disbursement Term Loan (“2016-2 MDTL”) of $5,000,000 effective July 2016, bearing interest at the floating prime rate (4.50% at December 31, 2017) plus 0.125% and maturing on April 30, 2024, requiring monthly principal payments of approximately $56,000 beginning on May 31, 2017. Proceeds from the 2016-2 MDTL were used to finance leasehold improvements. At December 31, 2017 and 2016, approximately $4,235,000 and $3,705,000, respectively, was outstanding on the 2016-2 MDTL.

Borrowings under the above facility as of December 31, 2017 are collateralized by the assets of the Company and are guaranteed by David5. Additionally, an individual member of David5 has provided a limited guarantee for up to $5,000,000.

The credit agreement contains several covenants, including those regarding total leverage, fixed charge, tangible net worth, net income, and minimum liquidity, as well as restrictions on any additional indebtedness, and various other restrictions.

The composition of the Company’s short- and long-term loans payable is approximately as follows:

	December 31,
	2017	2016
Loans payable	$14,354,000	$16,252,000
Deferred financing costs	(230,000)	(290,000)

	14,124,000	15,962,000
Less—Current maturities	3,097,000	2,845,000

Loans payable, less current maturities	$11,027,000	$13,117,000

Interest expense on the loans payable totaled approximately $711,000 and $498,000 for the years ended December 31, 2017 and 2016, respectively. Amounts charged to interest expense related to debt issuance

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4—LOANS PAYABLE

costs totaled approximately $60,000 and $59,000 for the years ended December 31, 2017 and 2016, respectively.

Approximate future annual principal payments on the loans payable outstanding as of December 31, 2017 are as follows:

Year Ending December 31,
2018	$3,097,000
2019	3,097,000
2020	3,097,000
2021	2,592,000
2022	1,288,000
Thereafter	1,183,000

$14,354,000

5—CAPITAL LEASE OBLIGATIONS

Capital lease obligations are payable to various financial institutions in monthly installments ranging from approximately $6,000 to $39,000, including interest at rates of up to 6% per year. The obligations mature through September 2020 and are collateralized by the underlying furniture and equipment.

Approximate future minimum payments are as follows:

Year Ending December 31,
2018	$1,412,000
2019	507,000
2020	510,000

2,429,000
Less—Amount representing interest	118,000

Present value of net minimum lease payments	2,311,000
Less—Current maturities	1,339,000

Noncurrent capital lease obligations	$972,000

Interest expense on the capital leases was approximately $152,000 and $122,000 for the years ended December 31, 2017 and 2016, respectively.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6—INCOME TAXES

The composition of Droga5’s deferred tax assets and liabilities is approximately as follows:

	December 31,
	2017	2016
Deferred tax assets
Allowance for doubtful accounts	$8,000	$8,000
Deferred rent	172,000	162,000
Other	10,000	22,000

Total gross deferred tax assets	190,000	192,000
Deferred tax liabilities
Noncurrent
Property and equipment	(241,000)	(249,000)

Net deferred tax liabilities	$(51,000)	$(57,000)

The composition of Droga5 UK’s deferred tax assets is approximately as follows:

	December 31,
	2017	2016
Deferred tax assets
Net operating loss (“NOL”) carryforwards	$826,000	$735,000

Total gross deferred tax assets	826,000	735,000
Valuation allowance	(165,000)	—

Total deferred tax assets, net of valuation	$661,000	$735,000

At December 31, 2017, Droga5 UK has NOL carryforwards of approximately GBP 3,060,000 (approximately $4,132,000) with no expiration date. The Company’s valuation allowance increased approximately $165,000 for the year ended December 31, 2017 and decreased approximately $614,000 for the year ended December 31, 2016.

7—CONCENTRATIONS

Major Customers

Amounts due from two customers represented approximately 26% and 12% of accounts receivable as of December 31, 2017. Revenue from two customers represented approximately 27% of total revenue for the year ended December 31, 2017. Amounts due from three customers represented approximately 16%, 15% and 14% of accounts receivable as of December 31, 2016. Revenue from two customers represented approximately 17% and 13% of total revenue for the year ended December 31, 2016.

Foreign Operations

Net assets from operations in Great Britain represented approximately 6% of total net assets at December 31, 2017 and 2016. Revenues from operations in Great Britain represented approximately 5% and 4% of total revenues for the years ended December 31, 2017 and 2016, respectively.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8—DEFINED CONTRIBUTION PLANS

Employees of Droga5 and Studios are covered under a defined contribution plan which qualifies under Section 401(k) of the Internal Revenue Code (the “Code”). The plan permits employees to voluntarily contribute up to the maximum allowed under the Code.

Droga5 and Studios match 100% of the first 3% of eligible employee contributions, and 50% of the next 2% of eligible employee contributions. For the years ended December 31, 2017 and 2016, contributions were approximately $2,058,000 and $1,787,000, respectively. Droga5 UK has a defined contribution pension plan for certain employees. The plan permits employees to voluntarily contribute. In 2017, Droga5 UK contributed 1% to 8% of employees’ total salary. In 2016, Droga5 UK contributed 3% to 8% of employees’ total salary. For the years ended December 31, 2017 and 2016, Droga5 UK’s contributions were approximately $111,000 and $106,000, respectively.

9—RELATED PARTY TRANSACTIONS

Amounts due from affiliates arise from operating transactions and are noninterest-bearing and payable on demand.

Droga5 and Studios provided services for an affiliate of one of the members. Revenues from this affiliate for the years ended December 31, 2017 and 2016 were approximately $399,000 and $741,000, respectively. Accounts receivable from the affiliate as of December 31, 2017 and 2016 were approximately $39,000 and $600,000, respectively. Work in progress for the affiliate as of December 31, 2017 and 2016 was approximately $205,000 and $159,000, respectively. Deferred income from the affiliate was approximately $13,000 and $100,000 at December 31, 2017 and 2016, respectively.

10—COMMITMENTS AND CONTINGENCIES

Leases

The Company is obligated under multiple leases for its office space and certain equipment for use in its offices that expire on various dates through September 30, 2029. In February 2016 and October 2016, the Company amended one of the office leases to include additional space, which commenced on October 11, 2016. The office leases include scheduled rent increases and concessions. Scheduled rent increases are recognized on a straight-line basis over the lease term. Concessions and lease incentives are recorded as deferred rent and are amortized to rent expense on a straight-line basis over the lease term. Total rent paid, including additional rent payments for certain operating costs, was approximately $6,875,000 and $5,685,000 for the years ended December 31, 2017 and 2016, respectively.

On May 31, 2017, Droga5 UK entered into a lease to replace its existing office space. The commencement date and base rent are contingent upon completion of alterations to the space by the lessor. Alterations are ongoing as of the date of this report. Effective January 18, 2018, Droga5 UK entered into an agreement to extend its current office space lease, originally expiring February 10, 2018, through June 10, 2018.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10—COMMITMENTS AND CONTINGENCIES

Approximate minimum future annual lease payments under noncancelable leases are as follows:

Year Ending December 31,
2018	$7,487,000
2019	8,102,000
2020	8,300,000
2021	8,338,000
2022	8,492,000
Thereafter	61,726,000

$102,445,000

Employment Contracts

The Company is committed under multiple employment agreements expiring either upon termination or no earlier than August 2018, with automatic extensions thereafter. Pursuant to these agreements, at December 31, 2017, the Company agrees to pay base annual salaries of approximately $7,932,000.

Contingencies

The Company is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, management estimates that none of these claims or proceedings, individually or in the aggregate, will have a material effect on the Company’s financial position or results of operations, although such estimates can change in the future.

In June 2014, a complaint was filed against the Company alleging trademark infringement. The complainant was seeking unspecified damages, attorney’s fees, costs and punitive damages. A settlement to resolve the matter was reached in July 2017 for $6,800,000, of which Droga5 paid approximately $2,300,000, Droga5’s insurance carrier paid $3,400,000, and approximately $1,100,000 was paid by an affiliate also named in the suit. The portion paid by Droga5 is included within other expense, net on the consolidated statements of income.

11—DISCONTINUED OPERATIONS

The composition of the current assets and current liabilities from the discontinued operations of Droga5 Australia was approximately as follows:

	December 31,
	2017	2016
ASSETS
Current assets
Prepaid expenses and other current assets	$4,000	$1,000

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$500	$2,000

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11—DISCONTINUED OPERATIONS

The table below summarizes the approximate results of Droga5 Australia’s discontinued operations:

	Year Ended December 31,
	2017	2016
Revenues, net of reimbursable costs	$—	$8,000

Operating expenses (income)
General and administrative	15,000	(151,000)
Personnel costs	—	(1,000)

	15,000	(152,000)

Income (loss) from operations	(15,000)	160,000

Other income (expenses)
Interest income	6,000	8,000
Reclassification of cumulative translation adjustment	38,000	(1,453,000)

	44,000	(1,445,000)

Income (loss) before income taxes	29,000	(1,285,000)
Income taxes	—	—

Net income (loss) from discontinued operations	$29,000	$(1,285,000)

In connection with the cessation of operations and substantial liquidation of Droga5 Australia in 2016, and in accordance with ASC 830-30, “Foreign Currency Matters—Translation of Financial Statements”, the cumulative foreign currency translation adjustment was released into loss from discontinued operations during 2016. Accordingly, any resulting foreign currency translation for each successive year is released into income (loss) from discontinued operations.

12—VARIABLE INTEREST ENTITY

Summarized financial information of Studios is presented below:

	December 31,
	2017	2016
Current assets	$5,911,000	$76,000
Total assets	6,389,000	474,000
Current liabilities	6,664,000	603,000
Total liabilities	6,664,000	603,000
Equity deficiency	(274,000)	(129,000)

The net revenues of Studios for the years ended December 31, 2017 and 2016 were approximately $10,826,000 and $8,350,000, respectively. The net loss for the years ended December 31, 2017 and 2016 was approximately $146,000 and $97,000, respectively.

All intercompany balances and transactions have been eliminated in consolidation.

DROGA5, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13—NONCONTROLLING INTERESTS

Included in noncontrolling interests are the minority interest in Droga5 Australia not owned by Droga5 and 100% of Studios, the variable interest entity (see Note 12). In December 2017, all final liquidating distributions had been made to the minority shareholders of Droga5 Australia, representing 20.4% ownership. Droga5 received a portion of its final liquidating distributions but management determined final payment would be contingent upon final liquidation, anticipated to occur subsequent to year-end. As such, Droga5 had not received its full proportional share of final distributions by December 31, 2017 and, accordingly, bears all risk of loss associated with final liquidation. At December 31, 2017, Droga5 effectively owns 100% of Droga5 Australia.

The composition of the net loss attributable to noncontrolling interests (“NCI”) is as follows:

	Year Ended December 31,
	2017	2016
Studios—100%	$145,619	$96,877
Droga5 Australia	—	262,121

Total net loss attributable to NCI	$145,619	$358,998

The composition of noncontrolling interests as reported in the consolidated balance sheets is as follows:

	December 31,
	2017	2016
Studios—100%	$(274,318)	$(128,699)
Droga5 Australia	—	187,052

Total equity (deficiency) attributable to NCI	$(274,318)	$58,353

SUPPLEMENTARY INFORMATION

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES

	Year Ended December 31,
	2017	2016
Rent and utilities	$6,461,973	$5,825,794
Information technology	4,026,017	3,530,796
Travel and entertainment	3,373,133	4,228,099
Professional fees	2,496,065	2,324,489
Marketing and promotion	2,417,282	2,388,828
Recruitment fees	1,900,246	2,375,529
Office supplies and expenses	1,055,647	924,149
Insurance	823,249	717,166
Professional development	200,211	170,055
Foreign currency loss	173,654	16,690
Sales and use taxes	112,462	64,877
Charitable contributions	108,598	112,506
Dues and subscriptions	32,635	33,552
Bank fees	18,913	38,044
Provision for doubtful accounts	3,600	2,549
Miscellaneous	18,665	23,671

	$23,222,350	$22,776,794

See Independent Auditors’ Report.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

	December 31, 2017
	Droga5, LLC	Droga5 Australia	Droga5 UK	Droga5 Studios	Eliminations/ Adjustments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$33,696,371	$83,499	$890,658	$144,608	$—	$34,815,136
Accounts receivable from creative and marketing services, net	18,181,606	—	1,075,611	—	(153,630)	19,103,587
Accounts receivable from production projects	13,325,148	—	1,613,164	—	(3,525,390)	11,412,922
Earned unbilled creative fees	4,997,185	—	—	1,058,962	—	6,056,147
Work in process	1,800,032	—	1,131,681	17,523	(3,916)	2,945,320
Prepaid expenses and other current assets	1,280,765	—	238,437	78,042	—	1,597,244
Due from affiliates	6,509,895	—	—	4,611,661	(10,985,894)	135,662
Due from subsidiaries	3,229,484	—	—	—	(3,229,484)	—
Current assets of discontinued operations	—	3,877	—	—	—	3,877

Total current assets	83,020,486	87,376	4,949,551	5,910,796	(17,898,314)	76,069,895
Property and equipment—at cost, less accumulated depreciation and amortization	30,936,952	—	564,860	478,679	—	31,980,491
Security deposits	746,320	—	54,174	—	—	800,494
Investments in subsidiaries	(3,979,999)	—	—	—	3,979,999	—
Investments at cost	113,061	—	—	—	—	113,061
Deferred tax assets	—	—	661,147	—	—	661,147

	$110,836,820	$87,376	$6,229,732	$6,389,475	$(13,918,315)	$109,625,088

LIABILITIES AND EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued expenses	$18,149,078	$—	$4,978,796	$247,067	$(8,179,527)	$15,195,414
Deferred income from production projects	24,584,981	—	1,981,121	—	—	26,566,102
Deferred income from creative and marketing services	5,122,563	—	114,775	42,494	—	5,279,832
Loans payable, current	3,097,179	—	—	—	—	3,097,179
Capital lease obligations, current	1,338,508	—	—	—	—	1,338,508
Deferred rent, current	696,505	—	—	—	—	696,505
Due to affiliate	—	—	—	6,374,233	(6,374,233)	—
Due to parent	—	—	2,971,098	—	(2,971,098)	—
Current liabilities of discontinued operations	—	475	—	—	—	475
Total current liabilities	52,988,814	475	10,045,790	6,663,794	(17,524,858)	52,174,015
Loans payable, less current maturities	11,026,505	—	—	—	—	11,026,505
Capital lease obligations, less current maturities	972,184	—	—	—	—	972,184
Deferred rent, less current portion	11,388,229	—	—	—	—	11,388,229
Deferred tax liabilities	51,400	—	—	—	—	51,400

	76,427,132	475	10,045,790	6,663,794	(17,524,858)	75,612,333
Commitments and contingencies
Equity (deficiency)	34,409,688	86,901	(3,816,058)	(274,319)	3,606,543	34,012,755

	$110,836,820	$87,376	$6,229,732	$6,389,475	$(13,918,315)	$109,625,088

See Independent Auditors’ Report.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2017
	Droga5, LLC	Droga5 Australia	Droga5 UK	Droga5 Studios	Eliminations/ Adjustments	Consolidated
Revenues, net of reimbursable costs	$175,391,005	$—	$9,426,524	$10,825,901	$—	$195,643,430

Operating expenses
General and administrative	19,597,585	—	2,285,176	1,339,589	—	23,222,350
Personnel costs	93,738,168	—	7,132,703	9,486,835	—	110,357,706
Depreciation and amortization	3,766,195	—	100,233	145,096	—	4,011,524

	117,101,948	—	9,518,112	10,971,520	—	137,591,580

Income (loss) from operations	58,289,057	—	(91,588)	(145,619)	—	58,051,850

Other expenses
Equity in losses of subsidiaries	(1,774,854)	—	—	—	1,774,854	—
Interest expense, net	(922,797)	—	(14,651)	—	—	(937,448)
Other expense, net	(1,601,695)	—	—	—	—	(1,601,695)

	(4,299,346)	—	(14,651)	—	1,774,854	(2,539,143)

Income (loss) before income taxes	53,989,711	—	(106,239)	(145,619)	1,774,854	55,512,707

Income taxes
Current	2,431,906	—	—	—	—	2,431,906
Deferred taxes (benefit)	(6,000)	—	71,380	—	—	65,380

	2,425,906	—	71,380	—	—	2,497,286

Net income (loss) from continuing operations	51,563,805	—	(177,619)	(145,619)	1,774,854	53,015,421
Discontinued operations
Net income from discontinued operations	—	28,689	—	—	—	28,689

Net income (loss)	51,563,805	28,689	(177,619)	(145,619)	1,774,854	53,044,110
Noncontrolling interest in loss	—	—	—	—	145,619	145,619

Net income (loss) attributable to Droga5, LLC	51,563,805	28,689	(177,619)	(145,619)	1,920,473	53,189,729
Other comprehensive loss
Foreign currency translation	—	—	(469,853)	—	370,693	(99,160)

Comprehensive income (loss)	$51,563,805	$28,689	$(647,472)	$(145,619)	$2,291,166	$53,090,569

See Independent Auditors’ Report.

DROGA5, LLC AND SUBSIDIARIES

CONSOLIDATING SCHEDULES OF GENERAL AND ADMINISTRATIVE EXPENSES

	Year Ended December 31, 2017
	Droga5, LLC	Droga5 UK	Droga5 Studios	Consolidated
Rent and utilities	$4,840,605	$924,581	$696,787	$6,461,973
Information technology	3,610,933	136,026	279,058	4,026,017
Travel and entertainment	2,829,671	451,051	92,411	3,373,133
Professional fees	2,349,453	145,800	812	2,496,065
Marketing and promotion	2,128,734	286,833	1,715	2,417,282
Recruitment fees	1,776,090	124,156	—	1,900,246
Office supplies and expenses	697,390	134,184	224,073	1,055,647
Insurance	756,507	25,122	41,620	823,249
Professional development	189,395	10,518	298	200,211
Foreign currency loss	173,654	—	—	173,654
Sales and use taxes	111,937	—	525	112,462
Charitable contributions	107,258	1,340	—	108,598
Dues and subscriptions	7,110	23,300	2,225	32,635
Bank fees	—	18,848	65	18,913
Provision for doubtful accounts	3,600	—	—	3,600
Miscellaneous	15,248	3,417	—	18,665

	$19,597,585	$2,285,176	$1,339,589	$23,222,350

See Independent Auditors’ Report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following sets forth the expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the Class A common stock registered hereby. Other than the SEC registration fee, the Exchange listing fee and the FINRA filing fee, the amounts set forth below are estimates:

SEC registration fee	$86,326
Exchange listing fee	295,000
FINRA filing fee	107,339
Printing expenses	1,305,000
Accounting fees and expenses	11,846,054
Legal fees and expenses	7,188,606
Transfer agent fees and expenses	15,000
Miscellaneous	351,846

Total	21,180,171

Item 14.	Indemnification of Directors and Officers.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation will also provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and by-laws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) for any transaction from which the director derived an improper personal benefit.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The underwriting agreement for this offering will provide that each underwriter severally agrees to indemnify and hold harmless our Company, each of our directors, each of our officers who signs the registration statement, and each person who controls our Company within the meaning of the Securities Act but only with respect to written information relating to such underwriter furnished to our Company by or on behalf of such underwriter specifically for inclusion in the documents referred to in the foregoing indemnity. The underwriting agreement for this offering will also provide for customary contribution by the underwriters of us and our officers, directors and control persons for certain liabilities arising under the Securities Act or otherwise.

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 15.	Recent Sales of Unregistered Securities.

In January 2019, in connection with its formation, the registrant sold 1,000 shares of our Class A common stock to Endeavor Operating Company, LLC, for an aggregate consideration of $5,000. The shares of common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

In connection with the reorganization transactions, we will issue an aggregate of 109,894,366 shares of our Class A common stock to certain of our pre-IPO investors. The shares of Class A common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

In connection with the reorganization transactions, we will issue an aggregate of 115,634,242 shares of our Class X common stock to the members of Endeavor Operating Company (other than Endeavor Manager). The shares of Class X common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

In connection with the reorganization transactions, we will issue an aggregate of 11,882,475 shares of our Class X common stock to the members of Endeavor Manager (other than Endeavor Group Holdings). The shares of Class X common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

In connection with the reorganization transactions, we will issue an aggregate of 176,895,712 shares of our Class Y common stock to certain members of Endeavor Operating Company (other than Endeavor Manager) and certain of our pre-IPO investors. The shares of Class Y common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16.	Exhibits and Financial Statement Schedules.

Some of the agreements included as exhibits to this registration statement contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

3.1**	Certificate of Incorporation of Endeavor Group Holdings, Inc., as in effect prior to the consummation of this offering.

3.2**	Form of Amended and Restated Certificate of Incorporation of Endeavor Group Holdings, Inc., to be in effect upon the consummation of this offering.

3.3**	By-laws of Endeavor Group Holdings, Inc., as in effect prior to the consummation of this offering.

3.4**	Form of Amended and Restated By-laws of Endeavor Group Holdings, Inc., to be in effect upon the consummation of this offering.

4.1**	Specimen Stock Certificate.

5.1**	Opinion of Latham & Watkins LLP as to legality of the Class A common stock.

10.1**	First Lien Credit Agreement dated as of May 6, 2014, among WME IMG Holdings, LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, Iris Merger Sub, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank, Barclays Bank PLC, as syndication agent and Royal Bank of Canada and Deutsche Bank AG New York Branch, as co-documentation agents.

10.2**	First Incremental Term Facility Amendment dated as of June 10, 2016, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and the initial Additional Term B Lenders.

10.3**	Second Incremental Term Facility Amendment dated as of November 10, 2016, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and the initial Second Additional Term B Lenders.

10.4**	First Refinancing Amendment, dated as of February 9, 2017, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.5**	Third Incremental Term Facility Amendment, dated as of March 1, 2017, among WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and the initial Third Additional Term B Lenders.

Exhibit Number	Description

10.6**	Amendment No. 5, dated as of May 18, 2018 among WME IMG Holdings LLC, WME IMG, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank.

10.7**	First Lien Credit Agreement dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto, Goldman Sachs Bank USA, as administrative agent, collateral agent, swingline lender and issuing bank, Deutsche Bank Securities Inc., as syndication agent, and Goldman Sachs Bank USA, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and KKR Capital Markets LLC as co-documentation agents.

10.8**	First Refinancing Amendment, dated as of February 21, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.

10.9**	First Lien Incremental Term Facility Amendment, dated as of April 25, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent and the initial First Additional Term B Lender.

10.11**	Third Amendment dated as of March 26, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.

10.12**	Fourth Amendment dated April 29, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.

10.13**	Form of Indemnification Agreement.

10.14**	Form of Stockholders Agreement by and among Endeavor Group Holdings, Inc. and the stockholders named therein.

10.15**	Form of Registration Rights Agreement.

10.16**	Form of Tax Receivable Agreement by and among Endeavor Group Holdings, Inc. and the Post-IPO TRA Holders.

10.17**	Form of Amended and Restated Limited Liability Company Agreement of Endeavor Operating Company, LLC.

10.18**	Form of Amended and Restated Limited Liability Company Agreement of Endeavor Manager, LLC.

10.19**†	Second Amended and Restated Limited Liability Company Agreement of Zuffa Parent, LLC, dated as of August 18, 2016.

10.20**	Endeavor Group Holdings, Inc. 2019 Incentive Award Plan.

10.21**	Form of Nonqualified Option Award Agreement under the Endeavor Group Holdings, Inc. 2019 Incentive Award Plan.

10.22**	Form of Restricted Stock Unit Award under the Endeavor Group Holdings, Inc. 2019 Incentive Award Plan.

10.23**	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the Endeavor Group Holdings, Inc. 2019 Incentive Award Plan.

10.24**	Second Amended and Restated Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Ariel Emanuel, dated March 13, 2019.

10.25**	Second Amended and Restated Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Patrick Whitesell, dated March 13, 2019.

10.26**	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Jason Lublin, dated July 2, 2019.

10.27**	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Mark Shapiro, dated July 2, 2019.

10.28**	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Seth Krauss, dated July 2, 2019.

Exhibit Number	Description

10.29**	Term Employment Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Christian Muirhead, dated June July 2, 2019.

10.30**	Term Employment Agreement by and between WME IMG, LLC and Kerry Chandler, dated October 9, 2018.

10.31**	Restrictive Covenant Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Ariel Emanuel, dated March 13, 2019.

10.32**	Restrictive Covenant Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC and Patrick Whitesell, dated March 13, 2019.

10.33**	Future Incentive Units Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Ariel Emanuel and solely for purposes of Section 1 and 4, WME Iris Management Holdco II, LLC, WME Iris Management V Holdco, LLC and WME Holdco, LLC, dated March 13, 2019.

10.34**	Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Patrick Whitesell and solely for purposes of Section 1 and 3, WME Iris Management Holdco II, LLC, WME Iris Management V Holdco, LLC, WME Holdco and LLC, dated March 13, 2019.

10.35**	Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Jason Lublin, WME Iris Management Holdco II, LLC, WME Iris Management IV Holdco, LLC and WME Holdco, LLC, dated July 2, 2019.

10.36**	Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Mark Shapiro, WME Iris Management Holdco, LLC, WME Iris Management Holdco II, LLC and WME Iris Management IV Holdco, LLC, dated July 2, 2019.

10.37**	Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Seth Krauss, WME Iris Management Holdco, LLC, WME Iris Management IV Holdco, LLC and WME Iris Management V Holdco, LLC, dated July 2. 2019.

10.38**	Equity Award Agreement by and among Endeavor Operating Company, LLC, Endeavor Group Holdings, Inc., Christian Muirhead, WME Iris Management IV Holdco, LLC and WME Holdco, LLC, dated July 2, 2019.

10.39**†	Award Agreement, by and between Zuffa Parent, LLC and Ariel Emanuel, dated March 13, 2019, as amended.

10.40**	Letter Agreement, by and between Zuffa Parent, LLC and Ariel Emanuel, dated April 1, 2019.

10.41**	Award Agreement, by and between Zuffa Parent, LLC and Patrick Whitesell, dated November 15, 2016.

10.42**	Award Agreement, by and between Zuffa Parent, LLC and Patrick Whitesell, dated December 16, 2016.

10.43**	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Jason Lublin, dated December 16, 2016.

10.44**	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Mark Shapiro, dated December 16, 2016.

10.45**	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Seth Krauss, dated February 6, 2017.

10.46**	Management Unit Award Agreement, by and between UFC Management Holdco LLC and Christian Muirhead, dated December 16, 2016.

10.47**	Non-Employee Director Compensation Policy.

10.48**	Form of Class B Unit Award Agreement, by and between Endeavor China Direct, LLC and Grantee.

10.49**	Form of Profits Interest Award Agreement, by and between WME IMG China, LP and Grantee.

10.50**	Fifth Amendment dated September 18, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sach Bank USA, as administrative agent, and the lenders party thereto.

21.1**	Subsidiaries of Endeavor Group Holdings, Inc.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

Exhibit Number	Description

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Deloitte & Touche LLP, independent auditors.

23.4	Consent of Friedman LLP, independent registered public accounting firm.

23.5**	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement).

23.6	Consent of James Kahan.

23.7	Consent of Kristina Salen.

24.1**	Powers of Attorney (included on signature page of this Part II).

**	Previously filed.
†

Portions of this exhibit (indicated by asterisks therein) have been omitted, as the Company has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Company if publically disclosed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 26, 2019.

ENDEAVOR GROUP HOLDINGS, INC.

By	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 26, 2019, by the following persons in the capacities indicated.

Signature	Title

/s/ Ariel Emanuel Ariel Emanuel	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Jason Lublin Jason Lublin	Chief Financial Officer (Principal Financial Officer)

/s/ William Fullerton William Fullerton	Global Controller and Chief Accounting Officer (Principal Accounting Officer)

* Patrick Whitesell	Executive Chairman and Director

* Egon Durban	Director

* Stephen Evans	Director

*By:	/s/ Jason Lublin
Jason Lublin
Attorney-in-fact